UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Knoll, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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To the shareholders of Herman Miller, Inc. and the stockholders of Knoll, Inc.
TRANSACTION PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Shareholders and Stockholders:
On April 19, 2021, Herman Miller, Inc. (which we refer to as “Herman Miller”), Heat Merger Sub, Inc., a wholly owned subsidiary of Herman Miller (which we refer to as “Merger Sub”), and Knoll, Inc. (which we refer to as “Knoll”) entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”), pursuant to which, subject to approval by Herman Miller shareholders and Knoll stockholders and the satisfaction or (to the extent permitted by law) waiver of other specified closing conditions, at the completion of the merger, Merger Sub will merge with and into Knoll, with Knoll surviving the merger and becoming a subsidiary of Herman Miller. As a result of the merger, Knoll will no longer be a publicly-held company. Following the merger, Knoll common stock will be delisted from the New York Stock Exchange (which we refer to as the “NYSE”) and deregistered under the Securities Exchange Act of 1934. The common stock of Herman Miller is traded on the NASDAQ Global Select Market (which we refer to as the “NASDAQ”) under the symbol “MLHR.” The common stock of Knoll is traded on the NYSE under the symbol “KNL.”
If the merger is completed, each share of Knoll common stock (other than any excluded shares, converted shares, dissenting shares and shares subject to Knoll option awards, Knoll restricted stock awards and Knoll PSU awards (each as defined in the accompanying joint proxy statement/prospectus)) will be converted into the right to receive 0.32 fully paid and nonassessable shares of Herman Miller common stock (with, if applicable, cash in lieu of fractional shares) and $11.00 in cash, without interest (which we refer to, collectively, as the “merger consideration”), less any applicable withholding taxes. For more details on the merger consideration, see “The Merger Agreement—Merger Consideration.”
The market value of Herman Miller common stock at the time of completion of the merger could be greater than, less than or the same as the market value of Herman Miller common stock on the date of the accompanying joint proxy statement/prospectus and/or the date of the Herman Miller and Knoll special meetings. We cannot predict the amount of any change in value, as the market price of shares of Herman Miller common stock may fluctuate based on the perceived values of the common stock of Herman Miller in anticipation of the merger, and it may not be possible to estimate the market value of Herman Miller common stock.
Based on the current number of shares of Knoll common stock outstanding, Herman Miller expects to issue approximately 16.3 million shares of Herman Miller common stock to holders of Knoll common stock and pay approximately $560 million in cash to holders of Knoll common stock in the aggregate in the merger. Based on the current number of shares of Knoll common stock outstanding, and the current number of shares of Herman Miller common stock outstanding, we estimate that, immediately following completion of the merger, former holders of Knoll common stock will own approximately 22% of the common stock of the combined company, excluding equity-based awards that converted into Herman Miller awards pursuant to the terms of the merger agreement, and pre-merger holders of Herman Miller common stock will own approximately 78% of the common stock of the combined company.
In connection with the consummation of the merger and pursuant to the Stock Purchase Agreement, dated April 19, 2021, between Herman Miller and Furniture Investments Acquisitions S.C.S., the holder of all of the outstanding shares of Knoll preferred stock (which we refer to as the “preferred stock purchase agreement”), Herman Miller will acquire all of the outstanding shares of Knoll preferred stock for approximately $253 million in cash in the aggregate. As a result of the consummation of the transactions contemplated by the merger agreement and by the preferred stock purchase agreement, Knoll will become a wholly owned subsidiary of Herman Miller.
Each of Herman Miller and Knoll is holding a special meeting of its shareholders and stockholders, respectively, to vote on the proposals necessary to complete the merger. In light of the ongoing coronavirus (COVID-19) pandemic, each of the Herman Miller special meeting and the Knoll special meeting will be held in a virtual meeting format only, via live webcast, without a physical meeting location. Please be sure to follow instructions found on your proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email.
Information about each meeting, the merger and the other business to be considered by shareholders and stockholders at each special meeting is contained in the accompanying joint proxy statement/prospectus. Any shareholder or stockholder entitled to attend and vote at the applicable special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s or stockholder’s behalf. Such proxy need not be a holder of Herman Miller common stock or Knoll common stock. We urge you to read the accompanying joint proxy statement/prospectus and the annexes and documents incorporated by reference carefully. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 33.
Your vote is very important regardless of the number of shares of Herman Miller common stock or Knoll capital stock that you own. The merger cannot be completed without (1) the adoption of the merger agreement by the affirmative vote of a majority of the outstanding shares of Knoll common stock and the outstanding shares of Knoll preferred stock (voting as a single class with the Knoll common stock, on an as-converted basis) and (2) the approval of the issuance of Herman Miller common stock to Knoll stockholders in connection with the merger by the affirmative vote of a majority of shares of Herman Miller common stock entitled to vote thereon and present via the Herman Miller special meeting website or represented by proxy at the Herman Miller special meeting.
Whether or not you plan to attend the Herman Miller special meeting or the Knoll special meeting, please submit your proxy as soon as possible to make sure that your shares are represented at the applicable meeting.

Andrea R. Owen President and Chief Executive Officer Herman Miller, Inc.	Andrew B. Cogan Chairman and Chief Executive Officer Knoll, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in the accompanying joint proxy statement/prospectus or the securities to be issued in connection with the merger or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying joint proxy statement/prospectus is dated June 11, 2021, and is first being mailed to shareholders of Herman Miller and stockholders of Knoll on or about June 11, 2021.

HERMAN MILLER, INC.
855 East Main Avenue
Zeeland, Michigan 49464
NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD VIRTUALLY VIA THE INTERNET ON JULY 13, 2021
To the Shareholders of Herman Miller, Inc.:
We are pleased to invite you to attend a special meeting of the shareholders of Herman Miller, Inc. (which we refer to as the “Herman Miller special meeting”) held virtually via the Internet on July 13, 2021 at 10:00 a.m., Eastern Time, to consider and vote on the following proposals:
1.
Approval of the Herman Miller Share Issuance. To approve the issuance of Herman Miller common stock, par value $0.20 per share, to Knoll stockholders in connection with the merger contemplated by the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of April 19, 2021, by and among Herman Miller, Inc., Heat Merger Sub, Inc. and Knoll, Inc. (which we refer to as the “Herman Miller share issuance proposal”); and

2.
Adjournment of the Herman Miller Special Meeting. To adjourn the Herman Miller special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Herman Miller special meeting to approve the Herman Miller share issuance proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Herman Miller shareholders (which we refer to as the “Herman Miller adjournment proposal”).

Herman Miller will transact no other business at the Herman Miller special meeting, except such business as may properly be brought before the Herman Miller special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Herman Miller special meeting.
The Herman Miller board of directors (which we refer to as the “Herman Miller Board”), has fixed the close of business on June 7, 2021 as the record date for the Herman Miller special meeting (which we refer to as the “Herman Miller record date”). Only Herman Miller shareholders of record at that time are entitled to receive notice of, and to vote at, the Herman Miller special meeting or any adjournment or postponement thereof. The list of Herman Miller shareholders entitled to vote at the Herman Miller special meeting will be made available for inspection during the Herman Miller special meeting via the Herman Miller special meeting website at www.virtualshareholdermeeting.com/MLHR2021SM. Herman Miller is commencing its solicitation of proxies on or about June 11, 2021. Herman Miller will continue to solicit proxies until the date of the Herman Miller special meeting.
Completion of the merger is conditioned upon, among other things, approval of the Herman Miller share issuance proposal by the Herman Miller shareholders, which requires the affirmative vote of a majority of shares of Herman Miller common stock entitled to vote thereon and present via the Herman Miller special meeting website or represented by proxy at the Herman Miller special meeting.
Immediately prior to and subject to the occurrence of the effective time of the merger, Herman Miller will acquire all outstanding shares of Knoll preferred stock from Investindustrial for consideration of approximately $253 million in cash pursuant to the preferred stock purchase agreement.
The Herman Miller Board unanimously approved and declared advisable the transactions contemplated by the merger agreement and the preferred stock purchase agreement, including the merger, the preferred stock purchase and the Herman Miller share issuance, and determined that the merger agreement, the preferred stock purchase agreement and the transactions contemplated thereby, including the merger, the preferred stock purchase and the Herman Miller share issuance, are advisable and fair to and in the best interests of Herman Miller and its shareholders, and unanimously recommends that Herman Miller shareholders vote:
•	“FOR” the Herman Miller share issuance proposal; and
•	“FOR” the Herman Miller adjournment proposal.

The Herman Miller shareholder proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.
PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE HERMAN MILLER SPECIAL MEETING VIA THE HERMAN MILLER SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.
Submitting a proxy will not prevent you from voting at the Herman Miller special meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Herman Miller common stock who is present at the Herman Miller special meeting may vote via the Herman Miller special meeting website, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the Herman Miller special meeting in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the bank, broker or other nominee.
The Herman Miller special meeting will be held virtually on July 13, 2021, beginning promptly at 10:00 a.m., Eastern Time. You will be able to listen, vote, and submit questions from any remote location that has Internet connectivity. There will be no physical location. You may participate online by logging in at www.virtualshareholdermeeting.com/MLHR2021SM and entering the 16-digit control number included on your proxy card, or on the instructions that accompanied your proxy materials. For additional information regarding the Herman Miller special meeting, please see the section entitled “The Herman Miller Special Meeting” beginning on page 144 of the joint proxy statement/prospectus accompanying this notice.
The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the Herman Miller special meeting. We urge you to carefully read this joint proxy statement/prospectus, including any documents incorporated by reference herein, and the annexes in their entirety. If you have any questions concerning either of the proposals in this notice, the merger or the joint proxy statement/prospectus, would like additional copies or need help voting your shares of Herman Miller common stock, please contact Herman Miller’s proxy solicitor:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
(800) 322-2885
Banks and Brokers: (212) 929-5500
Email: proxy@mackenziepartners.com

Your vote is very important regardless of the number of shares of Herman Miller common stock that you own. The votes cast in favor of the Herman Miller share issuance proposal must exceed the aggregate of votes cast against the Herman Miller share issuance proposal and abstentions. We encourage each shareholder to vote at your earliest convenience, by visiting www.proxyvote.com online, by calling (within the U.S. or Canada) toll-free at 1 (800) 690-6903; or by signing and returning your proxy card. You may also vote at the meeting online by visiting www.virtualshareholdermeeting.com/MLHR2021SM and following the instructions. Regardless of whether you expect to attend the virtual meeting online, please vote your shares in one of the ways listed above.

BY ORDER OF THE HERMAN MILLER, INC. BOARD OF DIRECTORS,

Jacqueline H. Rice
Jacqueline H. Rice General Counsel and Corporate Secretary Herman Miller, Inc.

KNOLL, INC.
1235 Water Street
East Greenville, Pennsylvania 18041
NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD VIRTUALLY VIA THE INTERNET ON JULY 13, 2021
To the Stockholders of Knoll, Inc.:
We are pleased to invite you to attend a special meeting of stockholders of Knoll, Inc. (which we refer to as “Knoll”) held virtually via the Internet on July 13, 2021, at 8:30 a.m., Eastern Time, to consider and vote on the following proposals:
1.
Adoption of the Merger Agreement. To adopt the Agreement and Plan of Merger, dated as of April 19, 2021 (which, as it may be amended from time to time, we refer to as the “merger agreement”), among Herman Miller, Inc., Heat Merger Sub, Inc. (which we refer to as “Merger Sub”) and Knoll (which we refer to as the “Knoll merger proposal”);

2.
Knoll Merger-Related Compensation. To approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to Knoll’s named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement (which we refer to as the “Knoll non-binding compensation advisory proposal”); and

3.
Adjournment of the Knoll Special Meeting. To adjourn the Knoll special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Knoll special meeting to approve the Knoll merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Knoll stockholders (which we refer to as the “Knoll adjournment proposal”).

In light of the ongoing COVID-19 pandemic, the Knoll special meeting will be held in a virtual meeting format only, via live webcast, and there will not be a physical meeting location. You will be able to attend the Knoll special meeting online and to vote your shares electronically at the meeting by visiting www.meetingcenter.io/228735283 (which we refer to as the “Knoll special meeting website”). The password for the meeting is KNL2021.
Knoll stockholder approval of the Knoll merger proposal is required to complete the merger between Merger Sub and Knoll, as contemplated by the merger agreement. Knoll stockholders will also be asked to approve the Knoll non-binding compensation advisory proposal and the Knoll adjournment proposal. Knoll will transact no other business at the Knoll special meeting. The record date for the Knoll special meeting has been set as June 7, 2021. Only Knoll stockholders of record as of the close of business on such record date are entitled to notice of, and to vote at, the Knoll special meeting via the Knoll special meeting website or any adjournments and postponements of the Knoll special meeting. The list of Knoll stockholders entitled to vote at the Knoll special meeting will be made available for inspection during the Knoll special meeting via the Knoll special meeting website at www.meetingcenter.io/228735283. For additional information regarding the Knoll special meeting, see the section entitled “The Knoll Special Meeting” beginning on page 150 of the joint proxy statement/prospectus accompanying this notice.
The Knoll Board of Directors (other than Mr. Ardagna who recused himself from determinations relating to the transactions contemplated by the merger agreement due to his affiliation with Investindustrial Advisors Limited and its affiliates) unanimously recommends that you vote “FOR” the Knoll merger proposal, “FOR” the Knoll non-binding compensation advisory proposal and “FOR” the Knoll adjournment proposal.

The Knoll stockholder proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus. If you have any questions concerning the proposals in this notice, the merger or the joint proxy statement/prospectus, would like additional copies or need help voting your shares of Knoll capital stock, please contact Knoll’s proxy solicitor:
Kingsdale Advisors
745 Fifth Avenue, 5th Floor, New York, NY 10151
North American Toll Free Phone:
1 (866) 581-1514
Email: contactus@kingsdaleadvisors.com
Call Collect Outside North America: (416) 867-2272
PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE KNOLL SPECIAL MEETING VIA THE KNOLL SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

Your vote is very important regardless of the number of shares of Knoll capital stock that you own. Approval of the Knoll merger proposal by the Knoll stockholders is a condition to the merger and requires the affirmative vote of the holders of a majority of the outstanding shares of Knoll common stock and Knoll preferred stock, on an as-converted basis, voting as a single class. Knoll stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the Internet. Simply follow the instructions provided on the enclosed proxy card. Abstentions, failure to submit a proxy or vote via the Knoll special meeting website and broker non-votes will have the same effect as a vote “AGAINST” the Knoll merger proposal.

BY ORDER OF THE KNOLL, INC. BOARD OF DIRECTORS,

Michael A. Pollner Senior Vice President, Chief Administrative Officer, General Counsel & Secretary Knoll, Inc.

REFERENCES TO ADDITIONAL INFORMATION
The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Herman Miller and Knoll from other documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. For a listing of the documents incorporated by reference into the accompanying joint proxy statement/prospectus, see “Where You Can Find More Information.”
You can obtain any of the documents incorporated by reference into the accompanying joint proxy statement/prospectus by requesting them in writing or by telephone as follows:
For Herman Miller Shareholders: Herman Miller, Inc. 855 East Main Avenue Zeeland, Michigan 49464 Attention: Investor Relations (616) 654-3000 investor@hermanmiller.com	For Knoll Stockholders: Knoll, Inc. 1235 Water Street East Greenville, Pennsylvania 18041 Attention: Investor Relations (215) 679-7991 Investor_Relations@knoll.com
To receive timely delivery of the documents in advance of the Herman Miller special meeting and the Knoll special meeting, you should submit your request no later than July 6, 2021.
You may also obtain any of the documents incorporated by reference into the accompanying joint proxy statement/prospectus without charge through the Securities and Exchange Commission website at www.sec.gov. In addition, you may obtain copies of documents filed by Herman Miller with the SEC on Herman Miller’s Internet website at https://investors.hermanmiller.com/sec-filings or by contacting Herman Miller’s Investor Relations department at investor@hermanmiller.com or by calling (616) 654-3000. You may also obtain copies of documents filed by Knoll with the SEC on Knoll’s Internet website at https://knoll.gcs-web.com/sec-filings or by contacting Knoll’s Investor Relations at Investor_Relations@knoll.com or by calling (215) 679-7991.
We are not incorporating the contents of the websites of the SEC, Herman Miller, Knoll or any other entity or any other website into the accompanying joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into the accompanying joint proxy statement/prospectus at these websites only for your convenience.
i

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Herman Miller (File No. 333-256401), constitutes a prospectus of Herman Miller under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of common stock, par value $0.20 per share, of Herman Miller to be issued to Knoll stockholders pursuant to the merger agreement. This document also constitutes a joint proxy statement of each of Herman Miller and Knoll under Section 14(a) of the Securities Exchange Act of 1934. It also constitutes a notice of meeting with respect to the Knoll special meeting, at which Knoll stockholders will be asked to consider and vote upon the Knoll merger proposal and certain other proposals, and it constitutes a notice of meeting with respect to the Herman Miller special meeting, at which Herman Miller shareholders will be asked to consider and vote upon the Herman Miller share issuance proposal.
Herman Miller has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Herman Miller and Heat Merger Sub, Inc., and Knoll has supplied all such information relating to Knoll.
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Herman Miller and Knoll have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated as of the date set forth above on the cover page of this joint proxy statement/prospectus, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Herman Miller shareholders or Knoll stockholders nor the issuance by Herman Miller of shares of Herman Miller common stock pursuant to the merger agreement will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
Unless otherwise indicated or as the context otherwise requires, all references in this joint proxy statement/prospectus to:
•	“BofA Securities” refers to BofA Securities, Inc.
•	“cash consideration” refers to $11.00 in cash, without interest, per share of Knoll common stock
•	“Code” refers to the Internal Revenue Code of 1986, as amended
•
“converted shares” refers to shares of Knoll common stock owned by any direct or indirect subsidiary of Knoll or Herman Miller (other than Merger Sub) immediately prior to the effective time of the merger

•	“debt financing” refers to the debt financing incurred or intended to be incurred pursuant to the debt commitment letter
•	“DGCL” refers to the General Corporation Law of the State of Delaware
•
“dissenting shares” refers to shares of Knoll common stock or Knoll preferred stock, as applicable, issued and outstanding immediately prior to the effective time of the merger and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL and not effectively withdrawn or lost such holder’s rights to appraisal

•
“equity award exchange ratio” refers to the sum of (1) the exchange ratio, and (2) the quotient (rounded to four decimal places) of (a) the cash consideration, divided by (b) the Herman Miller share price

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended
•	“exchange agent” refers to Computershare Trust Company, N.A.
•	“exchange ratio” refers to 0.32 shares of Herman Miller common stock per share of Knoll common stock (with, if applicable, cash in lieu of fractional shares)

•
“excluded shares” refers to shares of Knoll common stock held by Knoll as treasury shares or by Herman Miller or Merger Sub immediately prior to the effective time of the merger (in each case, not held on behalf of third parties)

•	“GAAP” refers to accounting principles generally accepted in the United States
•	“Goldman Sachs” refers to Goldman Sachs & Co. LLC
•	“Herman Miller” refers to Herman Miller, Inc., a Michigan corporation
•
“Herman Miller adjournment proposal” refers to the proposal to adjourn the Herman Miller special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Herman Miller special meeting to approve the Herman Miller share issuance proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Herman Miller shareholders

•	“Herman Miller Board” refers to the Herman Miller board of directors
•	“Herman Miller common stock” refers to the common stock of Herman Miller, $0.20 par value per share
•	“Herman Miller PSU award” refers to an award of performance-based vesting restricted stock units relating to Herman Miller common stock
•	“Herman Miller record date” refers to June 7, 2021
•	“Herman Miller restricted stock award” refers to an award of restricted common stock of Herman Miller
•	“Herman Miller RSU award” refers to an award of time-based vesting restricted stock units relating to Herman Miller common stock
•	“Herman Miller share issuance proposal” refers to the proposal that Herman Miller shareholders approve the issuance of Herman Miller common stock to Knoll stockholders in connection with the merger
•
“Herman Miller share price” refers to the volume-weighted average price per share of Herman Miller common stock for the five consecutive trading days ending the two trading days prior to the closing date as reported by Bloomberg, L.P.

•	“Herman Miller shareholder” or “Herman Miller shareholders” refers to one or more holders of Herman Miller common stock, as applicable
•
“Herman Miller shareholder approval” refers to the affirmative vote of a majority of shares of Herman Miller common stock entitled to vote thereon and present via the Herman Miller special meeting website or represented by proxy at the Herman Miller special meeting in favor of the Herman Miller share issuance proposal

•	“Herman Miller special meeting” refers to the virtual special meeting of Herman Miller shareholders to consider and vote upon the Herman Miller share issuance proposal
•	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended
•
“Investindustrial” refers to Furniture Investments Acquisitions S.C.S., the holder of all of the outstanding shares of Knoll preferred stock and, as the context requires, certain of its affiliates, including Investindustrial Advisors Limited

•	“IRS” refers to the Internal Revenue Service
•	“Knoll” refers to Knoll, Inc., a Delaware corporation
•
“Knoll adjournment proposal” refers to the proposal to adjourn the Knoll special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Knoll special meeting to approve the Knoll merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Knoll stockholders

•	“Knoll Board” refers to the Knoll board of directors
•	“Knoll capital stock” refers to the Knoll common stock and Knoll preferred stock, collectively
•	“Knoll common stock” refers to the common stock of Knoll, $0.01 par value per share
•	“Knoll merger proposal” refers to the proposal that Knoll stockholders adopt the merger agreement
•
“Knoll non-binding compensation advisory proposal” refers to the proposal that Knoll stockholders approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to Knoll’s named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement

•	“Knoll option award” refers to an award of stock options to purchase Knoll common stock
•	“Knoll preferred stock” refers to the shares of Series A Convertible Preferred Stock of Knoll, $1.00 par value per share
•	“Knoll PSU award” refers to an award of performance-based vesting restricted stock units relating to Knoll common stock
•	“Knoll record date” refers to June 7, 2021
•	“Knoll restricted stock award” refers to an award of unvested restricted shares of Knoll common stock
•	“Knoll stockholder” or “Knoll stockholders” refers to one or more holders of Knoll common stock or Knoll preferred stock, as applicable
•
“Knoll stockholder approval” refers to the affirmative vote of a majority of the outstanding shares of Knoll common stock and the outstanding shares of Knoll preferred stock (voting as a single class with the Knoll common stock, on an as-converted basis) in favor of the Knoll merger proposal

•
“Knoll stock plans” refers to Knoll’s (a) 2021 Stock Incentive Plan, (b) Amended and Restated 2018 Stock Incentive Plan, (c) Amended and Restated 2013 Stock Incentive Plan and (d) Amended and Restated 2010 Stock Incentive Plan

•	“Knoll special meeting” refers to the virtual special meeting of Knoll stockholders to consider and vote upon the Knoll merger proposal and related matters
•	“MBCA” refers to the Michigan Business Corporation Act
•	“merger” refers to the merger of Merger Sub with and into Knoll, with Knoll being the surviving corporation in the merger
•	“merger agreement” refers to the Agreement and Plan of Merger, dated as of April 19, 2021, by and among Herman Miller, Merger Sub and Knoll
•	“merger consideration” refers to the right of Knoll stockholders to receive the exchange ratio and the cash consideration
•	“Merger Sub” refers to Heat Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Herman Miller
•	“NASDAQ” refers to the NASDAQ Global Select Market
•	“NYSE” refers to the New York Stock Exchange
•
“preferred stock purchase” refers to the acquisition by Herman Miller of all of the shares of Knoll preferred stock held by Investindustrial immediately prior to, and conditioned upon the occurrence of, the effective time of the merger

•
“preferred stock purchase agreement” refers to the Stock Purchase Agreement, dated as of April 19, 2021, by and between Herman Miller and Furniture Investments Acquisitions S.C.S., an Investindustrial entity

•	“preferred stock purchase price” refers to $1,496.12 per share of Knoll preferred stock, in cash, without interest

•	“SEC” refers to the Securities and Exchange Commission
•	“Securities Act” refers to the Securities Act of 1933, as amended
•	“voting agreement” refers to the Voting and Support Agreement, dated as of April 19, 2021, by and between Herman Miller and Furniture Investments Acquisitions S.C.S., an Investindustrial entity
•	“we”, “our” and “us” refer to Herman Miller and Knoll, collectively
v

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS
The following questions and answers briefly address some commonly asked questions about the merger, the merger agreement, the preferred stock purchase agreement, the transactions contemplated by the merger agreement and the preferred stock purchase agreement, the Herman Miller special meeting and the Knoll special meeting. They may not include all the information that is important to Herman Miller shareholders and Knoll stockholders. Herman Miller shareholders and Knoll stockholders should carefully read this entire joint proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference herein.
Q:	What is the merger?
A:
Herman Miller, Merger Sub and Knoll have entered into a merger agreement. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Under the merger agreement, subject to satisfaction or (to the extent permitted by law) waiver of the conditions set forth in the merger agreement and described in this joint proxy statement/prospectus, in each case prior to the completion of the merger, Merger Sub will merge with and into Knoll, with Knoll continuing as the surviving corporation and a wholly owned subsidiary of Herman Miller. As a result of the merger, Knoll will no longer be a publicly-traded company. Following the merger, Knoll common stock will be delisted from the NYSE and deregistered under the Exchange Act. The common stock of Herman Miller is traded on the NASDAQ under the symbol “MLHR.” The common stock of Knoll is traded on the NYSE under the symbol “KNL.”

Q:	Why am I receiving these materials?
A:
You are receiving this joint proxy statement/prospectus to help you decide how to vote your shares of Herman Miller common stock or Knoll capital stock with respect to the Herman Miller share issuance proposal or the Knoll merger proposal, respectively, and other matters to be considered at the virtual special meetings.

The transactions contemplated by the merger agreement and the preferred stock purchase agreement, including the merger and the preferred stock purchase, cannot be completed unless, among other things: (1) Herman Miller shareholders approve the issuance of Herman Miller common stock to Knoll stockholders in connection with the merger at the Herman Miller special meeting, and (2) Knoll stockholders adopt the merger agreement at the Knoll special meeting.
This joint proxy statement/prospectus constitutes both a joint proxy statement of Herman Miller and Knoll and a prospectus of Herman Miller. It is a joint proxy statement because each of the Herman Miller Board and the Knoll Board is soliciting proxies from its shareholders and stockholders, respectively. It is a prospectus because Herman Miller will issue shares of its common stock in exchange for outstanding shares of Knoll common stock in the merger. Information about the Herman Miller special meeting, the Knoll special meeting, the merger, the merger agreement, the preferred stock purchase agreement and the other business to be considered by Herman Miller shareholders at the Herman Miller special meeting and Knoll stockholders at the Knoll special meeting is contained in this joint proxy statement/prospectus. Herman Miller shareholders and Knoll stockholders should read this information carefully and in its entirety. The enclosed voting materials allow Herman Miller shareholders and Knoll stockholders to vote their shares by proxy without attending the applicable special meeting.
Q:	What will Knoll stockholders receive in the merger?
A:
If the merger is completed, each outstanding share of Knoll common stock (other than any excluded shares, converted shares, dissenting shares and shares subject to certain Knoll equity awards held by employees) will be converted into the merger consideration, which is the right to receive (i) $11.00 per share in cash, without interest and (ii) 0.32 shares of Herman Miller common stock, with, if applicable, cash in lieu of fractional shares, less any applicable withholding taxes. The merger consideration is described in more detail in “The Merger Agreement—Merger Consideration.”

Q:	How will I receive the merger consideration to which I am entitled?
A:
If you hold physical share certificates of Knoll common stock, you will be sent a letter of transmittal and instructions as soon as practicable after the effective time of the merger describing how you may exchange your shares of Knoll common stock for the merger consideration. Upon surrender to the exchange agent of your certificates of Knoll common stock together with a completed and executed letter of transmittal, and any other customary documents as may be reasonably required by the exchange agent, the exchange agent will forward to you the shares of Herman Miller common stock (which will be in uncertificated book-entry form) and cash to which you are entitled. If you hold your shares of Knoll common stock in uncertificated book-entry form, you are not required to take any specific actions to exchange your shares of Knoll common stock, and after the completion of the merger, such shares will be automatically exchanged for the merger consideration. For more information on the documentation you are required to deliver to the exchange agent, see the section entitled “The Merger Agreement—Conversion of Shares; Exchange of Certificates.”
Q:	What respective percentage of the outstanding stock of Herman Miller will Herman Miller shareholders and Knoll stockholders hold immediately following the completion of the merger?
A:
Based on the number of shares of Herman Miller common stock and Knoll common stock outstanding as of June 7, 2021, and the exchange ratio, we estimate that, immediately following the completion of the merger, pre-merger holders of Herman Miller common stock will own approximately 78%, and former holders of Knoll common stock will own approximately 22%, of the common stock of Herman Miller. The exact ownership percentages of Herman Miller shareholders and Knoll stockholders in Herman Miller immediately following the merger will depend on the number of shares of Herman Miller common stock and Knoll common stock issued and outstanding immediately prior to the merger.

Q:	Who will serve on the board of directors of the combined company following the merger?
A:	The composition of the Herman Miller Board will not change upon the closing of the merger.
Q:	Will the market value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?
A:
Yes. Although the merger consideration that holders of Knoll common stock will receive is fixed, the market value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of merger based upon the trading price of shares of Herman Miller common stock. Any fluctuation in the trading price of shares of Herman Miller common stock after the date of this joint proxy statement/prospectus will change the market value of the shares of Herman Miller common stock that holders of Knoll common stock will receive as part of the merger consideration.

Q:	When do Herman Miller and Knoll expect to complete the transactions contemplated by the merger agreement and preferred stock purchase agreement?
Herman Miller and Knoll are working to complete the transactions contemplated by the merger agreement and preferred stock purchase agreement as soon as practicable. We currently expect that the merger and preferred stock purchase will be completed within one week from the date of the special meetings, if Herman Miller shareholder approval and Knoll stockholder approval are obtained and subject to the satisfaction or permitted waiver of other closing conditions. Neither Herman Miller nor Knoll can predict, however, the actual date on which the transactions will be completed because they are subject to conditions beyond each company’s control, including obtaining the necessary regulatory approvals.
See “The Merger Agreement—Conditions to the Merger” and “The Preferred Stock Purchase Agreement—Conditions to Completion of the Preferred Stock Purchase.”
Q:	What are the preferred stock purchase agreement and the voting agreement?
A:
On April 19, 2021, in connection with entering into the merger agreement, Herman Miller entered into the preferred stock purchase agreement and the voting agreement with Furniture Investments Acquisitions S.C.S., an Investindustrial entity. The preferred stock purchase agreement provides for the acquisition by Herman Miller of all outstanding shares of Knoll preferred stock from Investindustrial for consideration of approximately $253 million in cash, immediately prior to and subject to the occurrence of the effective time of the merger. The voting agreement provides, among other things, that Investindustrial will vote the shares of Knoll preferred stock in favor of the Knoll merger proposal.

Q:	What matters will be considered at each of the special meetings?
A:	Herman Miller shareholders are being asked to vote on the following proposals:
○
Approval of the Herman Miller Share Issuance. To vote on a proposal to approve the issuance of Herman Miller common stock, par value $0.20 per share, to Knoll stockholders in connection with the merger agreement (which we refer to as the “Herman Miller share issuance proposal”); and

○
Adjournment of the Herman Miller Special Meeting. To vote on a proposal to approve the adjournment of the Herman Miller special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Herman Miller special meeting to approve the Herman Miller share issuance proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Herman Miller shareholders (which we refer to as the “Herman Miller adjournment proposal”).

Knoll stockholders are being asked to vote on the following proposals:
○
Adoption of the Merger Agreement. To vote on a proposal to adopt the merger agreement, which is further described in the section entitled “The Merger Agreement,” and a copy of which merger agreement is attached as Annex A to this joint proxy statement/prospectus (which we refer to as the “Knoll merger proposal”);

○
Knoll Non-Binding Compensation Advisory Proposal. To vote on a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements that may be paid or become payable to Knoll’s named executive officers in connection with the merger (which we refer to as the “Knoll non-binding compensation advisory proposal”); and

○
Adjournment of the Knoll Special Meeting. To vote on a proposal to approve the adjournment of the Knoll special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Knoll special meeting to approve the Knoll merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Knoll stockholders (which we refer to as the “Knoll adjournment proposal”).

Approval of the Herman Miller share issuance proposal by Herman Miller shareholders and approval of the Knoll merger proposal by Knoll stockholders are required for completion of the merger.
Q:	What vote is required to approve each proposal at the Herman Miller special meeting?
A:
The Herman Miller share issuance proposal: The affirmative vote of a majority of shares of Herman Miller common stock entitled to vote thereon and present via the Herman Miller special meeting website or represented by proxy at the Herman Miller special meeting is required to approve the Herman Miller share issuance proposal.

Herman Miller adjournment proposal: The affirmative vote of a majority of the shares of Herman Miller common stock present via the Herman Miller special meeting website or represented by proxy at the Herman Miller special meeting, whether or not a quorum is present is required to approve the Herman Miller adjournment proposal.
Q:	What vote is required to approve each proposal at the Knoll special meeting?
A:
The Knoll merger proposal: The affirmative vote of a majority of the outstanding shares of Knoll common stock and the outstanding shares of Knoll preferred stock (voting as a single class with the Knoll common stock, on an as-converted basis) is required to approve the Knoll merger proposal.

The Knoll non-binding compensation advisory proposal: The affirmative vote of holders of a majority of the votes entitled to be cast by the stockholders who are present or represented by proxy at the Knoll special meeting is required to approve the Knoll non-binding compensation advisory proposal.
The Knoll adjournment proposal: The affirmative vote of holders of a majority of the votes entitled to be cast by the Knoll stockholders who are present via the Knoll special meeting website or represented by proxy at the Knoll special meeting, whether or not a quorum is present, is required to approve the Knoll adjournment proposal.

Q:	Why are Knoll stockholders being asked to consider and vote on a proposal to approve, by advisory (non-binding) vote, the Knoll merger-related executive compensation?
A:
Under SEC rules, Knoll is required to seek an advisory (non-binding) vote with respect to the compensation that may be paid or become payable to its named executive officers that is based on, or otherwise relates to, the merger.

Q:	What happens if the Knoll non-binding compensation advisory proposal is not approved?
A:
Approval of the Knoll non-binding compensation advisory proposal is not a condition to completion of the merger, and because the vote on the Knoll non-binding compensation advisory proposal is advisory only, it will not be binding on Knoll. Accordingly, if the merger is approved and the other conditions to closing are satisfied or waived, the merger will be completed even if the Knoll non-binding compensation advisory proposal is not approved. If the Knoll merger proposal is approved and the Herman Miller share issuance proposal is approved and the merger is completed, the Knoll merger-related compensation will be payable to Knoll’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Knoll non-binding compensation advisory proposal.

Q:	Do any of Herman Miller’s or Knoll’s directors or executive officers have interests in the merger that may differ from those of Herman Miller shareholders or Knoll stockholders?
A:
Certain of Knoll’s directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of Knoll stockholders generally. The Knoll Board was aware of the interests of Knoll’s directors and executive officers, and the Knoll Board considered such interests, among other matters, when it approved the merger agreement and in making its recommendations to its shareholders and stockholders. For more information regarding these interests, see the section entitled “The Merger—Interests of Knoll’s Directors and Executive Officers in the Merger.”

Q:	How many votes do I have?
A:
Each Herman Miller shareholder is entitled to one vote for each share of Herman Miller common stock held of record as of the Herman Miller record date. Each holder of Knoll common stock is entitled to one vote for each share of Knoll common stock held of record as of the Knoll record date. Each holder of Knoll preferred stock is entitled to one vote for each share of Knoll common stock underlying each share of Knoll preferred stock held of record as of the Knoll record date, which is equivalent to 59.7 votes per share of Knoll preferred stock.

As of the close of business on the Herman Miller record date, there were 59,029,165 shares of Herman Miller common stock outstanding. As of the close of business on the Knoll record date, there were 49,440,762 shares of Knoll common stock outstanding (excluding shares of restricted stock that are not entitled to vote) and 169,165 shares of Knoll preferred stock outstanding. As summarized below, there are some important distinctions between shares held of record and those owned beneficially in street name.
Q:	What constitutes a quorum for the Herman Miller special meeting?
A:
The presence, via the Herman Miller special meeting website or by proxy, of holders of Herman Miller shares that are outstanding and entitled to cast a majority of the votes at the Herman Miller special meeting will constitute a quorum for the transaction of business at the Herman Miller special meeting. Abstentions (which are described below) will count for the purpose of determining the presence of a quorum for the transaction of business at the Herman Miller special meeting.

Q:	What constitutes a quorum for the Knoll special meeting?
A:
The presence, via the Knoll special meeting website or by proxy, of the holders of a majority of the outstanding shares of Knoll common stock and the outstanding shares of Knoll preferred stock (voting as a single class with the Knoll common stock, on an as-converted basis), at the Knoll special meeting will constitute a quorum for the transaction of business at the Knoll special meeting. Abstentions (which are described below) will count for the purpose of determining the presence of a quorum for the transaction of business at the Knoll special meeting.

Q:	How does the Herman Miller Board recommend that Herman Miller shareholders vote?
A:	The Herman Miller Board unanimously recommends that Herman Miller shareholders vote: “FOR” the Herman Miller share issuance proposal and “FOR” the Herman Miller adjournment proposal.
Q:	How does the Knoll Board recommend that Knoll stockholders vote?
A:
The Knoll Board (other than Mr. Ardagna who recused himself from determinations relating to the transactions contemplated by the merger agreement due to his affiliation with Investindustrial) unanimously recommends that Knoll stockholders vote: “FOR” the Knoll merger proposal, “FOR” the Knoll non-binding compensation advisory proposal and “FOR” the Knoll adjournment proposal.

Q:	Why did the Herman Miller Board approve the transactions contemplated by the merger agreement and the preferred stock purchase agreement, including the merger and the preferred stock purchase?
A:
For information regarding the Herman Miller Board’s reasons for approving the transactions contemplated by the merger agreement and the preferred stock purchase agreement, including the merger and the preferred stock purchase, and recommending that Herman Miller shareholders approve the Herman Miller share issuance proposal, see the section entitled “The Merger—Herman Miller Board’s Recommendation and Reasons for the Transactions.”

Q:	Why did the Knoll Board approve the merger agreement and the transactions contemplated by the merger agreement, including the merger?
A:
For information regarding the Knoll Board’s reasons for approving and recommending adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, see the section entitled “The Merger—Knoll Board’s Recommendation and Reasons for the Merger.”

Q:	What if I hold shares in both Herman Miller and Knoll?
A:
If you hold shares of both Herman Miller common stock and Knoll capital stock, you will receive two separate packages of proxy materials. A vote cast as a holder of Herman Miller common stock will not count as a vote cast as a holder of Knoll capital stock, and a vote cast as a holder of Knoll capital stock will not count as a vote cast as a holder of Herman Miller common stock. Therefore, please submit separate proxies for your shares of Herman Miller common stock and your shares of Knoll capital stock.

Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the Herman Miller special meeting or Knoll special meeting, as applicable. Please follow the instructions set forth on the Herman Miller proxy card or the Knoll proxy card, as applicable, or on the voting instruction form provided by the record holder if your shares are held in the name of your bank, broker or other nominee.

If you are a Knoll stockholder, please do not submit your stock certificates at this time. If the merger is completed, you will receive instructions for surrendering your stock certificates in exchange for shares of Herman Miller common stock from the exchange agent.
Q:	Does my vote matter?
A:
Yes. The transactions cannot be completed unless the Herman Miller share issuance proposal is approved by the affirmative vote of a majority of shares of Herman Miller common stock entitled to vote thereon and present via the Herman Miller special meeting website or represented by proxy at the Herman Miller special meeting and the Knoll merger proposal is approved by the affirmative vote of a majority of the outstanding shares of Knoll common stock and the outstanding shares of Knoll preferred stock (voting as a single class with the Knoll common stock, on an as-converted basis).

Q:	How do I vote?
A:
If you are a shareholder of record of Herman Miller as of the Herman Miller record date of June 7, 2021, you are entitled to receive notice of, and cast a vote at, the Herman Miller special meeting via the Herman

Miller special meeting website. If you are a stockholder of record of Knoll as of the Knoll record date of June 7, 2021, you are entitled to receive notice of, and cast a vote at, the Knoll special meeting via the Knoll special meeting website. Each holder of Herman Miller common stock is entitled to cast one vote on each matter properly brought before the Herman Miller special meeting for each share of Herman Miller common stock that such holder owned of record as of the Herman Miller record date. Each holder of Knoll common stock is entitled to cast one vote on each matter properly brought before the Knoll special meeting for each share of Knoll common stock that such holder owned of record as of the Knoll record date. Each share of Knoll preferred stock held as of the close of business on the record date is entitled to approximately 59.7 votes on an as-converted basis. You may submit your proxy before the Herman Miller special meeting or the Knoll special meeting in one of the following ways:
•	Telephone Voting—use the toll-free number shown on your proxy card;
•	Via the Internet—visit the website shown on your proxy card to vote via the Internet; or
•	Voting by Mail—complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.
If you are a shareholder or stockholder of record, you may also attend the Herman Miller special meeting via the Herman Miller special meeting website or attend the Knoll special meeting via the Knoll special meeting website, as applicable, and cast your vote at the applicable special meeting.
If your shares are held in “street name,” through a bank, broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders or stockholders who wish to vote at the Herman Miller special meeting or the Knoll special meeting will need to obtain a “legal proxy” form from their bank, broker or other nominee.
Q:	What is the difference between holding shares as a shareholder or stockholder of record and as a beneficial owner?
A:
You are a “shareholder or stockholder of record” if your shares are registered directly in your name with Herman Miller’s and Knoll’s transfer agent, Computershare Trust Company, N.A. (which we refer to as “Computershare”). As the shareholder or stockholder of record, you have the right to vote at the Herman Miller special meeting or the Knoll special meeting via the Herman Miller special meeting website or the Knoll special meeting website, as applicable. You may also vote before the Herman Miller special meeting or the Knoll special meeting, as applicable, by Internet, telephone or mail, as described in the notice and above under the heading “How do I vote?” You are deemed to beneficially own shares in “street name” if your shares are held by a bank, broker or other nominee. Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. If you beneficially own your shares, you are invited to attend the Herman Miller special meeting or Knoll special meeting via the Herman Miller special meeting website or the Knoll special meeting website, as applicable; however, you may not attend or vote your shares at the Herman Miller special meeting or the Knoll special meeting, as applicable, unless you register with Computershare in advance and obtain a “legal proxy” from your bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the Herman Miller special meeting or the Knoll special meeting, as applicable.

Q:	If my shares are held in “street name” by a bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?
A:
If your shares are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Herman Miller or Knoll, as applicable, or by voting at the Herman Miller special meeting or Knoll special meeting, as applicable, unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Your bank, broker or other nominee is obligated to provide you with a voting instruction card for you to use.

Banks, brokers or other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on ‘‘routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at each of the Herman Miller special meeting and the Knoll special meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the bank, broker or other nominee does not have discretionary voting power.
If you are a beneficial owner of Herman Miller shares and you do not instruct your bank, broker or other nominee on how to vote your shares:
•	your bank, broker or other nominee may not vote your shares on the Herman Miller share issuance proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal; and
•	your bank, broker or other nominee may not vote your shares on the Herman Miller adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.
If you are a beneficial owner of Knoll shares and you do not instruct your bank, broker or other nominee on how to vote your shares:
•	your bank, broker or other nominee may not vote your shares on the Knoll merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal;
•
your bank, broker or other nominee may not vote your shares on the Knoll non-binding compensation advisory proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal; and

•	your bank, broker or other nominee may not vote your shares on the Knoll adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.
Q:	May I attend the Herman Miller special meeting or the Knoll special meeting?
A:	You or your authorized proxy may attend the Herman Miller special meeting if you were a registered or beneficial shareholder of Herman Miller common stock as of the Herman Miller record date.
You or your authorized proxy may attend the Knoll special meeting if you were a registered or beneficial holder of Knoll capital stock as of the Knoll record date.
Q:	When and where will each of the Herman Miller special meeting and Knoll special meeting take place? What must I bring to attend the Herman Miller special meeting or the Knoll special meeting?
A:
The Herman Miller special meeting will be held virtually via the Internet at 10:00 a.m., Eastern Time, on July 13, 2021. The Herman Miller special meeting will be held solely via live webcast, and there will not be a physical meeting location. Herman Miller shareholders will be able to attend the Herman Miller special meeting online and vote their shares electronically during the meeting by visiting the Herman Miller special meeting website. If you choose to attend the Herman Miller special meeting and vote your shares via the Herman Miller special meeting website, you will need the 16-digit control number included on your proxy card. If you are a beneficial owner of Herman Miller common stock but not the shareholder of record of such shares of Herman Miller common stock, you will need to obtain a control number from your broker, bank or other nominee holder of record giving you the right to vote the shares.

The Knoll special meeting will be held virtually via the Internet at 8:30 a.m., Eastern Time, on July 13, 2021. The Knoll special meeting will be held solely via live webcast, and there will not be a physical meeting location. Knoll stockholders will be able to attend the Knoll special meeting online and vote their shares electronically during the meeting by visiting the Knoll special meeting website. If you choose to attend the Knoll special meeting and vote your shares via the Knoll special meeting website, you will need the 15-digit control number included on your proxy card. If you are a beneficial owner of Knoll capital stock but not the holder of record of such shares of Knoll capital stock, you will need to obtain a control number from your broker, bank or other nominee holder of record giving you the right to vote the shares.

Q:	What if I fail to vote or abstain?
A:
For purposes of the Herman Miller special meeting, an abstention occurs when a Herman Miller shareholder attends the Herman Miller special meeting and does not vote or returns a proxy with an “abstain” instruction.

○
Herman Miller share issuance proposal: An abstention will have the same effect as a vote cast “AGAINST” the Herman Miller share issuance proposal. If a Herman Miller shareholder is not present at the Herman Miller special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

○
Herman Miller adjournment proposal: An abstention will have the same effect as a vote cast “AGAINST” the Herman Miller adjournment proposal. If a Herman Miller shareholder is not present at the Herman Miller special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

For purposes of the Knoll special meeting, an abstention occurs when a Knoll stockholder attends the Knoll special meeting and does not vote or returns a proxy with an “abstain” instruction.
○
Knoll merger proposal: An abstention will have the same effect as a vote cast “AGAINST” the Knoll merger proposal. If a Knoll stockholder is not present at the Knoll special meeting and does not respond by proxy, it will have the same effect of a vote cast “AGAINST” such proposal.

○
Knoll non-binding compensation advisory proposal: An abstention will have the same effect as a vote cast “AGAINST” the Knoll non-binding compensation advisory proposal. If a Knoll stockholder is not present at the Knoll special meeting and does not respond by proxy, it will have no effect on the outcome of Knoll the non-binding compensation advisory proposal.

○
Knoll adjournment proposal: An abstention will have the same effect as a vote cast “AGAINST” the Knoll adjournment proposal. If a Knoll stockholder is not present at the Knoll special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

Q:	What will happen if I return my proxy or voting instruction card without indicating how to vote?
A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Herman Miller common stock or Knoll capital stock represented by your proxy will be voted as recommended by the Herman Miller Board or the Knoll Board, as applicable, with respect to that proposal.

Q:	May I change or revoke my vote after I have delivered my proxy or voting instruction card?
A:
Yes. If you are a record holder, you may change or revoke your vote before your proxy is voted at the Herman Miller special meeting or the Knoll special meeting, as applicable, as described herein. You may do this in one of the following four ways:

•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;

•	by sending a notice of revocation to the corporate secretary of Herman Miller or Knoll, as applicable;
•	by sending a completed proxy card bearing a later date than your original proxy card; or
•	by attending the Herman Miller special meeting or the Knoll special meeting, as applicable, and voting your shares.
If you choose any of the first three methods, you must take the described action no later than the beginning of the Herman Miller special meeting or the Knoll special meeting, as applicable.
If your shares are held in an account at a bank, broker or other nominee or through a Herman Miller or Knoll employee savings plan and you have delivered your voting instruction card or otherwise given instruction on how to vote your shares to your bank, broker or other nominee or your applicable plan administrator, you should contact your bank, broker or other nominee or your applicable plan administrator to change your vote.

Q:	What are the material U.S. federal income tax consequences of the merger?
A:
The receipt of merger consideration in exchange for shares of Knoll common stock pursuant to the merger agreement generally will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. holder (as defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) will generally recognize gain or loss equal to the difference, if any, between (i) the sum of the cash and the fair market value of the Herman Miller common stock received in the merger and (ii) the U.S. holder’s adjusted tax basis in the Knoll common stock surrendered in exchange therefor. Non-U.S. holders (as defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) that receive the merger consideration pursuant to the merger may be subject to U.S. withholding tax with respect to any cash received.

For a more detailed description of the U.S. federal income tax consequences of the merger, see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” The tax consequences of the merger to a particular holder of Knoll common stock will depend on such holder’s particular facts and circumstances. Holders of Knoll common stock should consult their own tax advisors to determine the specific tax consequences of the merger to them, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any non-U.S. tax laws.
Q:	Where can I find the voting results of the Herman Miller special meeting and the Knoll special meeting?
A:	Within four business days following certification of the final voting results, each of Herman Miller and Knoll intends to file the final voting results with the SEC on a Current Report on Form 8-K.
Q:	What are my rights if I do not support the merger as a Knoll stockholder?
A:
Pursuant to Section 262 of the DGCL, holders of Knoll capital stock who hold their shares through the effective time of the merger, who do not vote their shares in favor of adoption of the merger agreement and who comply fully with and properly demand appraisal for their shares under the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law, have the right to seek appraisal of the fair value of their shares of Knoll capital stock, as determined by the Delaware Court of Chancery, if the merger is completed. The “fair value” of shares of Knoll capital stock as determined by the Delaware Court of Chancery may be more than, less than, or equal to the value of the consideration that Knoll stockholders may otherwise be entitled to receive under the terms of the merger agreement and the preferred stock purchase agreement, as applicable. Knoll stockholders should also be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Holders of Knoll capital stock who wish to preserve any appraisal rights they may have must so advise Knoll by submitting a written demand for appraisal prior to the vote to adopt the merger agreement and approve the transactions contemplated thereby, and must otherwise follow fully the procedures prescribed by Section 262 of the DGCL.

All of the outstanding shares of Knoll preferred stock are held by Investindustrial. Under the voting agreement, Investindustrial has irrevocably and unconditionally waived, and agreed not to exercise, all appraisal rights under Section 262 of the DGCL (and any other appraisal, dissenters’ or similar rights) related to the transactions contemplated by the merger agreement with respect to the Knoll capital stock subject to the voting agreement, to the fullest extent permitted by law.
For more information, see the section entitled “Appraisal Rights.”
Q:	Are holders of Herman Miller common stock entitled to appraisal rights?
A:	No. Holders of Herman Miller common stock are not entitled to appraisal rights under the DGCL. For more information, see the section entitled “Appraisal Rights.”
Q:	What happens if I sell my shares of Herman Miller common stock after the Herman Miller record date but before the Herman Miller special meeting?
A:
The Herman Miller record date for the Herman Miller special meeting (the close of business on June 7, 2021) is earlier than the date of the Herman Miller special meeting and earlier than the date that the merger and preferred stock purchase are expected to be completed. If you sell or otherwise transfer your shares of Herman Miller common stock after the Herman Miller record date but before the date of the Herman Miller special meeting, you will retain your right to vote at the Herman Miller special meeting.
Q:	What happens if I sell my shares of Knoll capital stock after the Knoll record date but before the Knoll special meeting?
A:
The Knoll record date for the Knoll special meeting (the close of business on June 7, 2021) is earlier than the date of the Knoll special meeting and earlier than the date that the merger and preferred stock purchase are expected to be completed. If you sell or otherwise transfer your shares of Knoll capital stock after the Knoll record date but before the date of the Knoll special meeting, you will retain your right to vote at the Knoll special meeting. However, you will not have the right to receive the consideration to be received by Knoll stockholders pursuant to the merger agreement or the preferred stock purchase agreement, as applicable. In order to receive such consideration, you must hold your shares through completion of the transactions.

Q:
Are there any risks that I should consider in deciding whether to vote in favor of the Herman Miller share issuance proposal or the Knoll merger proposal, or the other proposals to be considered at the Herman Miller special meeting or the Knoll special meeting, as applicable?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 33. You also should read and carefully consider the risk factors of Herman Miller and Knoll contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	Whom should I contact if I have any questions about the proxy materials or voting?
If you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed Herman Miller proxy card or Knoll proxy card, as applicable, you should contact MacKenzie Partners, Inc. (which we refer to as “MacKenzie Partners”), the proxy solicitation agent for Herman Miller, at 1407 Broadway, 27th Floor, New York, New York 10018, (800) 322-2885, (212) 929-5500 (Banks and Brokers) or by email at proxy@mackenziepartners.com, or Kingsdale Advisors (which we refer to as “Kingsdale”), the proxy solicitation agent for Knoll, at 1 (866) 581-1514 (toll free in North America), (416) 867-2272 (collect call outside North America), or by email at contactus@kingsdaleadvisors.com, as applicable.

SUMMARY
This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. Herman Miller and Knoll urge you to read carefully this joint proxy statement/prospectus in its entirety, including the annexes. Additional, important information, which Herman Miller and Knoll also urge you to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”
The Parties (page 43)
Herman Miller, Inc.
Herman Miller was incorporated in Michigan in 1905. Herman Miller’s purpose is design for the good of humankind. To this end, Herman Miller researches, designs, manufactures and distributes interior furnishings for environments where people live, learn, work, heal and play and provides related services that support organizations and individuals all over the world. Through research, Herman Miller seeks to understand, define and clarify customer needs and problems existing in its markets and to design products, systems and services that serve as innovative solutions to those needs and problems.
Herman Miller’s family of brands includes Herman Miller®, Design Within Reach®, Geiger®, Maharam®, Nemschoff®, Colebrook Bosson Saunders®, naughtone®, Maars® Living Walls and HAY®. Herman Miller products are sold primarily through the following channels: independent and owned contract furniture dealers, direct contract sales, retail studios, e-commerce platforms and direct-mail catalogs.
Herman Miller’s principal executive offices are located at 855 East Main Avenue, Zeeland, Michigan 49464, and its telephone number is (616) 654-3000. Herman Miller’s website address is www.hermanmiller.com. Information contained on Herman Miller’s website does not constitute part of this joint proxy statement/prospectus. Herman Miller’s stock is publicly traded on the NASDAQ, under the ticker symbol “MLHR.” Additional information about Herman Miller is included in documents incorporated by reference in this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”
Knoll, Inc.
Knoll designs, manufactures, markets and sells high-end commercial and residential furniture, lighting, accessories, textiles, fine leathers and designer felt for the workplace and residential markets, as well as modern outdoor furniture. Knoll works with clients to create inspired modern interiors. Knoll’s design-driven businesses share a reputation for high-quality and sophistication, offering a diversified product portfolio that endures throughout evolving trends and performs throughout business cycles. Knoll’s products are targeted at the middle to upper-end of the market where it reaches customers primarily through a broad network of independent dealers and distribution partners, its direct sales force, its showrooms, and its online presence.
Knoll focuses on two distinct markets, commercial and residential. Knoll targets commercial workplace clients through its direct sales force that is focused on furnishing offices by working with independent dealers, designers, architects and decorators. Knoll serves residential consumers directly and through “to the trade” specifiers including designers and architects, through Knoll’s online marketspace, retail shops and showrooms.
Knoll’s principal executive offices are located at 1235 Water Street, East Greenville, Pennsylvania 18041 and its telephone number is (215) 679-7991. Knoll’s website address is www.Knoll.com. Information contained on Knoll’s website does not constitute part of this joint proxy statement/prospectus. Knoll’s stock is publicly traded on the NYSE, under the ticker symbol “KNL.” Additional information about Knoll is included in documents incorporated by reference in this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”
Heat Merger Sub, Inc.
Heat Merger Sub, Inc., a wholly owned subsidiary of Herman Miller, is a Delaware corporation incorporated on April 16, 2021, for the purpose of effecting the merger. Heat Merger Sub, Inc. has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Heat Merger Sub, Inc. are located at 855 East Main Avenue, Zeeland, Michigan 49464, and its telephone number is (616) 654-3000.

The Transactions (page 44)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. The terms and conditions of the preferred stock purchase are contained in the preferred stock purchase agreement, a copy of which is attached as Annex E to this joint proxy statement/prospectus. We encourage you to read the merger agreement and the preferred stock purchase agreement carefully and in their entirety, as they are the legal documents that govern the transactions contemplated by the merger agreement and the preferred stock purchase agreement.
On April 19, 2021, Herman Miller, Merger Sub and Knoll entered into the merger agreement, which provides that, subject to the terms and conditions of the merger agreement and in accordance with the DGCL, Merger Sub will merge with and into Knoll, with Knoll continuing as the surviving corporation. Subject to the terms and conditions of the preferred stock purchase agreement, immediately prior to the effective time of the merger, Herman Miller will acquire all of the Knoll preferred stock from Investindustrial. As a result of these transactions, Knoll will become a wholly owned subsidiary of Herman Miller.
Merger Consideration (page 111)
At the effective time of the merger, each share of Knoll common stock that is issued and outstanding immediately prior to the completion of the merger (other than any excluded shares, converted shares, dissenting shares and shares subject to Knoll option awards, Knoll restricted stock awards and Knoll PSU awards) will be converted into the right to receive (a) $11.00 in cash, without interest and (b) 0.32 shares of Herman Miller common stock, with cash in lieu of any fractional shares of Herman Miller common stock, less applicable withholding taxes. The market value of Herman Miller common stock at the time of completion of the merger could be greater than, less than or the same as the market value of Herman Miller common stock on the date of this joint proxy statement/prospectus. We urge you to obtain current market quotations for the shares of common stock of Herman Miller and Knoll.
For more details on the exchange ratio, see “The Merger Agreement—Merger Consideration.”
Treatment of Knoll Equity Awards (page 112)
Knoll Option Awards
At the effective time of the merger, each outstanding and unexercised Knoll option, whether or not vested, will be canceled in consideration for the right to receive, within five business days following the effective time of the merger, an amount in cash, without interest and less applicable withholding taxes, equal to the product obtained by multiplying (i) the excess, if any, of the value of the merger consideration over the exercise price per share of such Knoll option immediately prior to the effective time of the merger by (ii) the number of shares of Knoll common stock subject to each such Knoll option immediately prior to the effective time of the merger. For purposes of the preceding sentence, the value of the merger consideration equals the sum of (i) the cash consideration and (ii) the product obtained by multiplying (x) the exchange ratio by (y) the Herman Miller share price.
Knoll Restricted Stock Awards
At the effective time of the merger, each outstanding Knoll restricted stock award granted pursuant to the Knoll stock plans (other than Knoll restricted stock awards held by non-employee directors of Knoll) will be converted into an award of restricted common stock of Herman Miller in respect of the number of whole shares of Herman Miller common stock equal to the product, rounded to the nearest whole number of shares, of (i) the total number of shares of Knoll common stock subject to such Knoll restricted stock award multiplied by (ii) the equity award exchange ratio, with such converted award subject to substantially the same terms and conditions as applied to the corresponding Knoll restricted stock award immediately prior to the effective time of the merger (including any performance-based vesting conditions).
Treatment of Knoll Restricted Stock Awards Held by Non-Employee Directors
At the effective time of the merger, each outstanding Knoll restricted stock award granted pursuant to the Knoll stock plans held by a non-employee director of Knoll will fully vest and be converted into the right to receive the merger consideration in respect of each share of Knoll common stock subject to such Knoll restricted stock award immediately prior to the effective time of the merger, together with payment of any dividend equivalents that are accrued but unpaid as of the effective time of the merger pursuant to the terms of such Knoll restricted stock award.
Knoll PSU Awards
At the effective time of the merger, each outstanding Knoll PSU award (other than specified Knoll PSU awards and Knoll PSU Awards held by former employees) granted pursuant to the Knoll stock plans will be converted into a Herman Miller restricted stock unit award in respect of that number of whole shares of Herman Miller common stock equal to the product (rounded to the nearest whole number of shares) of (i) the total number of shares of Knoll common stock subject to such Knoll PSU award immediately prior to the effective time of the merger (determined by deeming the performance goals to be achieved at 100%) multiplied by (ii) the equity award exchange ratio, with such converted award subject to substantially the same terms and conditions as applied to the corresponding Knoll PSU award immediately prior to the effective time of the merger (excluding, however, any performance-based vesting conditions).
For additional information with respect to treatment of Knoll equity awards, please see “The Merger Agreement—Treatment of Knoll Equity Awards.”
Recommendation of the Herman Miller Board (page 144)
After careful consideration of various factors described in “The Merger—Herman Miller Board’s Recommendation and Reasons for the Transactions,” the Herman Miller Board unanimously determined that the merger agreement, the preferred stock purchase agreement and the transactions contemplated thereby (including the merger, the preferred stock purchase and the Herman Miller share issuance) are advisable and fair to and in the best interests of Herman Miller and its shareholders, and the Herman Miller Board unanimously recommends that holders of Herman Miller common stock vote:
•	“FOR” the Herman Miller share issuance proposal; and
•	“FOR” the Herman Miller adjournment proposal.
Recommendation of the Knoll Board (page 150)
After careful consideration of various factors described in the section entitled “The Merger—Knoll Board’s Recommendation and Reasons for the Merger” beginning on page 71, the Knoll Board (other than Mr. Ardagna who recused himself from determinations relating to the transactions contemplated by the merger agreement due to his affiliation with Investindustrial) unanimously determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are fair to and in the best interests of Knoll and its stockholders, and unanimously recommends that Knoll stockholders vote:
•	“FOR” the Knoll merger proposal;
•	“FOR” the Knoll non-binding compensation advisory proposal; and
•	“FOR” the Knoll adjournment proposal.
Opinion of Herman Miller’s Financial Advisor (page 77)
Goldman Sachs delivered its oral opinion, subsequently confirmed in writing, to the Herman Miller Board that, as of April 19, 2021, and based upon and subject to the factors and assumptions set forth therein, the merger consideration and the preferred stock purchase price, taken in the aggregate, were fair from a financial point of view to Herman Miller.
The full text of the written opinion of Goldman Sachs, dated April 19, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Herman Miller Board in connection with its consideration of the transactions contemplated by the merger agreement and the preferred stock purchase agreement. Goldman Sachs’ opinion is not a recommendation as to how any holder of Herman Miller common stock should vote with respect to the Herman Miller share issuance proposal or any other matter.

Pursuant to an engagement letter between Herman Miller and Goldman Sachs, Herman Miller has agreed to pay Goldman Sachs a transaction fee of $15 million, $3 million of which became payable at announcement of the transactions contemplated by the merger agreement and the preferred stock purchase agreement, and the reminder of which is contingent upon consummation of such transactions.
This summary is qualified in its entirety by reference to the full text of such opinion. For additional information, see Annex B and the section entitled “The Merger—Opinion of Goldman Sachs, Herman Miller’s Financial Advisor.”
Opinion of Knoll’s Financial Advisor (page 84)
On April 18, 2021, at a meeting of the Knoll Board held to evaluate the merger, BofA Securities, Knoll’s financial advisor, delivered to the Knoll Board an oral opinion, which was confirmed by delivery of a written opinion dated April 19, 2021, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in BofA Securities’ written opinion, the consideration to be received in the merger by holders of the Knoll eligible shares (as defined in the section entitled “The Merger— Opinion of BofA Securities, Knoll’s Financial Advisor”) was fair, from a financial point of view, to such holders.
The full text of BofA Securities’ written opinion to the Knoll Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The summary of BofA Securities’ opinion included in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of BofA Securities’ written opinion. BofA Securities delivered its opinion to the Knoll Board for the benefit and use of the Knoll Board (in its capacity as such) in connection with and for purposes of its evaluation of the merger. BofA Securities’ opinion does not address any other terms or other aspects or implications of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Knoll or in which Knoll might engage or as to the underlying business decision of Knoll to proceed with or effect the merger. BofA Securities’ opinion does not address any other aspect of the merger and does not express any opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.
Knoll has agreed to pay BofA Securities for its services in connection with the merger an aggregate fee, which is estimated, based on the information available as of the date of announcement of the merger, to be approximately $23 million, $1 million of which was payable upon delivery of its opinion and the remainder of which is payable upon the closing of the merger.
See the section entitled “The Merger—Opinion of BofA Securities, Knoll’s Financial Advisor” beginning on page 84.
Interests of Knoll’s Directors and Executive Officers in the Merger (page 100)
The directors and executive officers of Knoll have interests in the merger that are different from, or in addition to, the interests of stockholders of Knoll generally. The members of the Knoll Board were aware of, and considered, these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the stockholders of Knoll adopt the merger agreement.
See the sections entitled “The Merger—Interests of Knoll’s Directors and Executive Officers in the Merger” and “The Merger Agreement—Covenants and Agreements—Indemnification, Exculpation and Insurance” for a more detailed description of these interests.
Information about the Herman Miller Special Meeting (page 144)
Date, Time, Place and Purpose of the Herman Miller Special Meeting
The Herman Miller special meeting to consider and vote upon the Herman Miller share issuance proposal and related matters will be held on July 13, 2021 at 10:00 a.m., Eastern Time.
At the Herman Miller special meeting, Herman Miller shareholders will be asked to consider and vote upon the Herman Miller share issuance proposal and the Herman Miller adjournment proposal.

Herman Miller Record Date and Quorum
You are entitled to receive notice of, and to vote at, the Herman Miller special meeting if you are an owner of record of shares of Herman Miller common stock as of the close of business on June 7, 2021 the Herman Miller record date. On the Herman Miller record date, there were 59,029,165 shares of Herman Miller common stock outstanding and entitled to vote. Herman Miller shareholders will have one vote on the Herman Miller share issuance proposal for each share of Herman Miller common stock owned by such shareholders on the Herman Miller record date.
The Herman Miller bylaws provide that the holders of Herman Miller shares that are outstanding and entitled to cast a majority of the votes at the Herman Miller special meeting will constitute a quorum for the transaction of business at the Herman Miller special meeting.
Vote Required
The Herman Miller share issuance proposal requires the affirmative vote of a majority of shares of Herman Miller common stock entitled to vote thereon and present via the Herman Miller special meeting website or represented by proxy at the Herman Miller special meeting. If a Herman Miller shareholder present at the Herman Miller special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” such proposal. If a Herman Miller shareholder is not present at the Herman Miller special meeting and does not respond by proxy or does not provide his, her or its bank, broker or other nominee with instructions, as applicable, it will have no effect on the vote count for such proposal.
The Herman Miller adjournment proposal requires the affirmative vote of a majority of the shares of Herman Miller common stock present via the Herman Miller special meeting website or represented by proxy at the Herman Miller special meeting, whether or not a quorum is present. If a Herman Miller shareholder present at the Herman Miller special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” such proposal. If a Herman Miller shareholder is not present at the Herman Miller special meeting and does not respond by proxy or does not provide his, her or its bank, broker or other nominee with instructions, as applicable, it will have no effect on the vote count for such proposal.
Proxies and Revocations
Any Herman Miller shareholder of record entitled to vote at the Herman Miller special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed Herman Miller proxy card in the accompanying prepaid reply envelope or may vote during the Herman Miller special meeting via the Herman Miller special meeting website. If your shares of Herman Miller common stock are held in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how to vote your shares of Herman Miller common stock using the instructions provided by your bank, broker or other nominee. If your shares of common stock are held through a Herman Miller employee savings plan, you should instruct your plan trustee on how to vote your shares of common stock using the instructions provided by your trustee.
If you are a record holder, you may change or revoke your vote before your proxy is voted at the Herman Miller special meeting as described herein. You may do this in one of the following four ways: (1) by logging onto the Internet website specified on your Herman Miller proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your Herman Miller proxy card, in each case, if you are eligible to do so; (2) by delivering a notice of revocation to the Corporate Secretary of Herman Miller; (3) by delivering a completed Herman Miller proxy card bearing a later date than your original Herman Miller proxy card; or (4) by attending the Herman Miller special meeting and voting via the Herman Miller special meeting website. If you choose any of the first three methods, you must take the described action no later than the beginning of the Herman Miller special meeting.
Information about the Knoll Special Meeting (page 150)
Date, Time, Place and Purpose of the Knoll Special Meeting
The Knoll special meeting to consider and vote upon the Knoll merger proposal and related matters will be held on July 13, 2021 at 8:30 a.m., Eastern Time. Knoll stockholders will be able to attend the Knoll special meeting online and vote their shares electronically during the meeting by visiting www.meetingcenter.io/228735283 (which we refer to as the “Knoll special meeting website”). The password for the meeting is KNL2021.
The purpose of the Knoll special meeting is to consider and vote on the Knoll merger proposal, the Knoll non-binding compensation advisory proposal and, if necessary, the Knoll adjournment proposal. Approval of the Knoll merger proposal is a condition to the obligations of Knoll and Herman Miller to complete the merger. The obligations of Knoll and Herman Miller to complete the merger are not conditioned upon approval of the Knoll non-binding compensation advisory proposal or the Knoll adjournment proposal.
Knoll Record Date and Quorum
Only stockholders of record as of the close of business on June 7, 2021, the record date for the Knoll special meeting, are entitled to notice of, and to vote at, the Knoll special meeting via the Knoll special meeting website or any adjournment or postponement of the Knoll special meeting.
As of the close of business on the record date, there were 49,440,762 shares of Knoll common stock issued and outstanding and entitled to vote at the Knoll special meeting and 169,165 shares of Knoll preferred stock issued and outstanding and entitled to vote at the Knoll special meeting. Each share of Knoll common stock that you held as of the close of business on the record date entitles you to one vote. Each share of preferred stock is entitled to approximately 59.7 votes on an as-converted basis.
A quorum of Knoll stockholders is necessary for Knoll to hold a valid meeting. The presence at the Knoll special meeting, via the Knoll special meeting website or by proxy, of the holders of a majority of the outstanding shares of Knoll common stock and the outstanding shares of Knoll preferred stock (voting as a single class with the Knoll common stock, on an as-converted basis) constitutes a quorum.
Vote Required
Approval of the Knoll merger proposal requires the affirmative vote of a majority of the outstanding shares of Knoll common stock and the outstanding shares of Knoll preferred stock (voting as a single class with the Knoll common stock, on an as-converted basis). Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Knoll merger proposal. Failure to vote on the Knoll merger proposal will have the same effect as a vote “AGAINST” the Knoll merger proposal.
Approval of the Knoll non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the votes entitled to be cast by the stockholders who are present via the Knoll special meeting website or represented by proxy at the Knoll special meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of the vote.
Approval of the Knoll adjournment proposal requires the affirmative vote of holders of a majority of the votes entitled to be cast by the Knoll stockholders who are present via the Knoll special meeting website or represented by proxy at the Knoll special meeting, whether or not a quorum is present, is required to approve the Knoll adjournment proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of the vote.
Proxies and Revocations
Any Knoll stockholders of record entitled to vote at the Knoll special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed Knoll proxy card in the accompanying prepaid reply envelope or may vote at the Knoll special meeting via the Knoll special meeting website. Knoll stockholders who hold their shares in “street name” by a broker, bank or other nominee should refer to the proxy card, voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares.
If you are a stockholder of record of Knoll, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the meeting as described herein. You may do this in one of the following four ways: (1) submit a new proxy card bearing a later date; (2) vote again by phone or the Internet at a later time; (3) provide signed written notice before the meeting to the Knoll Secretary at Knoll, Inc.,

c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041 stating that you are revoking your proxy; or (4) attend the Knoll special meeting and vote your shares via the Knoll special meeting website. Please note that your attendance at the meeting via the Knoll special meeting website will not alone serve to revoke your proxy; instead, you must vote your shares via the Knoll special meeting website. If you choose any of the first three methods, you must take the described action no later than the beginning of the Knoll special meeting.
Voting by Herman Miller Directors and Executive Officers (page 145)
As of the close of business on June 7, 2021, the most recent practicable date for which such information was available, directors and executive officers of Herman Miller and their affiliates owned and were entitled to vote 574,102 shares of Herman Miller common stock, or less than 1% of the shares of common stock outstanding on that date. It is currently expected that Herman Miller’s directors and executive officers will vote their shares of Herman Miller common stock in favor of each of the proposals to be considered at the Herman Miller special meeting, although none of them have entered into any agreements obligating them to do so. For information with respect to Herman Miller common stock owned by directors and executive officers of Herman Miller, please see the section entitled “Herman Miller Beneficial Ownership Table.”
Voting by Knoll Directors and Executive Officers (page 151)
As of the close of business on June 7, 2021, the most recent practicable date for which such information was available, Knoll directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 10,850,255 shares of Knoll common stock (including shares of Knoll preferred stock on an as-converted basis), or approximately 18.22% of the total voting power of the holders of Knoll capital stock as of June 7, 2021 voting as a single class, with the holders of Knoll preferred stock voting on an as-converted basis. As of such date, Investindustrial owned 169,165 shares of Knoll preferred stock, and was entitled to vote 10,099,402 shares of Knoll common stock on an as-converted basis, or approximately 16.96% of the total voting power of the holders of Knoll capital stock voting as a single class, with the holders of Knoll preferred stock voting on an as-converted basis, as of June 7, 2021. Pursuant to the voting agreement, Investindustrial has agreed to, among other things, vote all of its shares of Knoll preferred stock in favor of the Knoll merger proposal. Excluding Investindustrial’s shares of Knoll preferred stock, the remaining Knoll directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 750,853 shares of Knoll common stock, or approximately 1.23% of the total voting power of the holders of Knoll capital stock voting as a single class, with the holders of Knoll preferred stock voting on an as-converted basis, as of June 7, 2021.
Knoll currently expects that all of its directors and executive officers will vote their shares “FOR” the Knoll merger proposal, “FOR” the Knoll non-binding compensation advisory proposal and “FOR” the Knoll adjournment proposal, although none of them have entered into any agreements obligating them to do so. For information with respect to Knoll stock owned by directors and executive officers of Knoll, please see the section entitled “Knoll Beneficial Ownership Table.”
Debt Financing (page 105)
Herman Miller’s obligation to complete the transaction is not contingent on the receipt by Herman Miller of any financing. Herman Miller estimates that it will need approximately $1.5 billion in order to pay amounts due under the merger agreement and the preferred stock purchase agreement and to pay related fees and transaction costs in connection therewith. Herman Miller anticipates that the funds needed to pay the foregoing amount will be derived from a combination of cash on hand and borrowings under new credit facilities described below and/or alternative financing obtained in lieu thereof.
In connection with the execution of the merger agreement, Herman Miller entered into a commitment letter on April 19, 2021 with Goldman Sachs Bank USA (which we refer to as the “initial debt commitment letter”), which was amended, restated and superseded in its entirety by an amended and restated commitment letter entered into by Herman Miller on May 4, 2021 with Goldman Sachs Bank USA, Wells Fargo, National Association, and Wells Fargo Securities, LLC, which was amended, restated and superseded in its entirety by a second and amended and restated commitment letter entered into by Herman Miller on May 15, 2021 (we refer to such second amended and restated commitment letter as the “debt commitment letter”) with Goldman Sachs Bank USA, Wells Fargo, National Association, Wells Fargo Securities, LLC, Citizens Bank, National Association,

JPMorgan Chase Bank, N.A., KeyBanc Capital Markets Inc., KeyBank National Association, PNC Capital Markets LLC, PNC Bank, National Association, The Huntington National Bank, Truist Bank, and Truist Securities, Inc. (which we refer to collectively as the “commitment parties”), pursuant to which the commitment parties have committed to provide, subject to the terms and conditions set forth therein and the related fee letters, Herman Miller with $1,750 million in aggregate principal amount of senior secured financing, consisting of a senior secured term loan “B” facility in an aggregate principal amount of $725 million, a senior secured term loan “A” facility in an aggregate principal amount of $300 million and a senior secured revolving credit facility in an aggregate principal amount of $725 million (which we refer to together as the “senior secured facilities”). The availability of the senior secured facilities is subject to certain terms and conditions. For information with respect to the debt commitment letter and the senior secured facilities, please see the section entitled “The Merger—Debt Financing.”
Regulatory Approvals (page 105)
Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (which we refer to as the “Antitrust Division”), and the United States Federal Trade Commission (which we refer to as the “FTC”), and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. Herman Miller and Knoll each filed their respective HSR Act notification forms on May 3, 2021. The applicable waiting period under the HSR Act expired at 11:59 p.m., Eastern Time, on June 2, 2021.
Neither Herman Miller nor Knoll is aware of any material governmental approvals or actions that are required for completion of the merger other than as described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance that a challenge to the merger on antitrust or other regulatory grounds will not be made or, if such a challenge is made, that it would not be successful.
See “The Merger—Regulatory Approvals.”
Conditions to the Merger (page 133)
In addition to the approval of the Herman Miller share issuance proposal and the Knoll merger proposal, completion of the merger is subject to the satisfaction (or waiver, to the extent permitted by applicable law) of a number of conditions including:
•
Any waiting period (or any agreed upon extension of any waiting period or commitment not to consummate the merger for any period of time) applicable to the merger under the HSR Act must have expired or been terminated, and any authorization or consent from any other governmental entity required to be obtained with respect to the merger as set forth on the Herman Miller disclosure letter must have been obtained and remain in full force and effect, in each case without the imposition, individually or in the aggregate, of a burdensome condition;

•
The absence of any order, decree, ruling, injunction or law (whether temporary, preliminary or permanent) issued by a governmental authority of competent jurisdiction restraining, enjoining, making illegal or otherwise prohibiting the consummation of the merger or imposing, individually or in the aggregate, a burdensome condition (any such order, decree, ruling, injunction law or other action, a “relevant legal restraint”);

•
The effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order or pending or threatened in writing proceedings seeking a stop order relating to such registration statement;

•	The authorization for listing on the NASDAQ of the shares of Herman Miller common stock issuable pursuant to the merger, subject to official notice of issuance;
•	The accuracy of certain representations and warranties of Knoll or Herman Miller, as applicable, set forth in the merger agreement;

•
The performance and compliance by Knoll or Herman Miller and Merger Sub, as applicable, in all material respects, of all agreements and covenants required to be performed or complied with by them under the merger agreement on or prior to the effective time of the merger; and

•	The receipt of an officer’s certificate of Herman Miller or Knoll, as applicable, confirming the satisfaction of certain conditions.
For a more complete description of the conditions to the merger, see “The Merger Agreement—Conditions to the Merger.”
Timing of the Transactions (page 106)
The parties expect the merger and the preferred stock purchase to be completed within one week from the date of the special meetings, if Herman Miller shareholder approval and Knoll stockholder approval are obtained and subject to the satisfaction or permitted waiver of other closing conditions. Neither Herman Miller nor Knoll can predict, however, the actual date on which the merger and the preferred stock purchase will be completed because the merger is subject to conditions beyond each company’s control, including obtaining necessary regulatory approvals. For a more complete description of the conditions to the merger, see “The Merger Agreement—Conditions to the Merger.”
Ownership of Herman Miller after the Merger
Based on the number of shares of Herman Miller common stock and Knoll common stock outstanding as of June 7, 2021, and the exchange ratio, we estimate that, immediately following completion of the merger, former holders of Knoll common stock will own approximately 22% and pre-merger holders of Herman Miller common stock will own approximately 78% of the common stock of Herman Miller. The exact ownership percentages of Herman Miller shareholders and Knoll stockholders in Herman Miller immediately following the merger will depend on the number of shares of Herman Miller common stock and Knoll common stock outstanding immediately prior to the merger.
No Solicitation; Change of Recommendation (page 122)
As more fully described in this joint proxy statement/prospectus and in the merger agreement, and subject to the exceptions summarized below, Herman Miller and Knoll have each agreed not to, and to cause their respective controlled affiliates and its and their respective directors and officers not to, and use its reasonable best efforts to cause its and their other representatives not to, directly or indirectly:
•
solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute an “alternative transaction” (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation of Alternative Transactions”) (other than discussions solely to clarify whether any proposal or offer constitutes an alternative transaction); or

•
participate in any discussions or negotiations, or knowingly cooperate with any person (or group of persons) with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an alternative transaction (other than to state that the terms of this provision prohibit such discussions or negotiations or discussions solely to clarify whether such proposal or offer constitutes an alternative transaction).

Notwithstanding these restrictions, the merger agreement provides that, at any time prior to obtaining the Knoll stockholder approval or Herman Miller shareholder approval, as applicable, the Knoll Board or Herman Miller Board, as applicable, determines in good faith (after consultation with its outside counsel and financial advisors) that any such proposal that did not result from a breach of the non-solicitation obligations set forth in the merger agreement (other than any breach that is immaterial in scope and effect) constitutes or would reasonably be expected to lead to a “superior proposal” (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation of Alternative Transactions”), subject to compliance with the non-solicitation obligations set forth in the merger agreement (other than any non-compliance that is immaterial in scope and effect), Knoll or Herman Miller, as applicable, its controlled affiliates and its and their representatives, in each case as applicable, may (1) furnish information with respect to itself and its affiliates to the person (or group of persons) making such proposal (and its representatives) (provided that all such information has previously been made available to the other party or is made available to the other party prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing confidentiality terms no less restrictive in any material respect than the terms of the confidentiality agreement between Herman Miller and Knoll and that does not prohibit compliance with the terms of the non-solicitation obligations in the merger agreement, and (2) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its representatives.
As more fully described in this joint proxy statement/prospectus and in the merger agreement, and subject to the exceptions summarized below, Herman Miller and Knoll have each agreed not to:
•
withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to the other party, the recommendation of the Herman Miller Board or Knoll Board to approve the Herman Miller share issuance proposal and the Knoll merger proposal, respectively;

•	approve or recommend, or propose publicly to approve or recommend, any alternative transaction;
•
fail to include in this joint proxy statement/prospectus the recommendation of the Herman Miller Board or Knoll Board to approve the Herman Miller share issuance proposal and the Knoll merger proposal, respectively; or

•
fail to, within 10 business days after the commencement of a tender or exchange offer relating to shares of Herman Miller common stock or Knoll capital stock, as applicable, recommend rejection of such tender or exchange offer or to reaffirm the Herman Miller Board or Knoll Board recommendation to approve the Herman Miller share issuance proposal and the Knoll merger proposal, respectively.

Notwithstanding the above, the merger agreement provides that, in the event that Herman Miller or Knoll, prior to obtaining the required approval of its stockholders, determines in good faith (after consultation with its outside counsel and financial advisors) that it has received a superior proposal that was not solicited, initiated, knowingly encouraged or knowingly facilitated or otherwise procured in violation of the non-solicitation obligations set forth in the merger agreement (other than any violation that is immaterial in scope and effect), the Herman Miller Board or Knoll Board may change its recommendation or terminate the merger agreement if certain conditions are satisfied. The merger agreement further provides that, other than in connection with an alternative transaction or superior proposal, the Herman Miller Board or the Knoll Board may, prior to obtaining the required approval of its shareholders or stockholders, as applicable, in response to an “intervening event” (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—Changes in Board Recommendations”), take any action prohibited by the first and third bullets above if certain conditions are satisfied.
For a more complete description of the limitations on the solicitation of transaction proposals from third parties and the ability of the Herman Miller Board or the Knoll Board, as applicable, to change its respective recommendation with respect to the transaction or terminate the merger agreement in order to enter into an alternative transaction, see “The Merger Agreement—Covenants and Agreements—No Solicitation of Alternative Transactions” and “The Merger Agreement—Covenants and Agreements—Changes in Board Recommendations.”
Termination of the Merger Agreement (page 135)
The merger agreement may be terminated by mutual written consent of Knoll and Herman Miller at any time before the completion of the merger. In addition, the merger agreement may be terminated by either Knoll or Herman Miller:
•
if a relevant legal restraint permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the merger has become final and nonappealable, so long as the terminating party has not breached any obligation under the merger agreement in any material respect that has proximately caused or resulted in such action or event;

•
if the merger has not been consummated on or before the “end date” (as defined in the section entitled “The Merger Agreement—Termination”); provided that the right to terminate the merger agreement under this bullet point will not be available to a party whose breach of any obligation under the merger agreement in any material respect has proximately caused or resulted in the failure of the merger to occur on or before the end date; or

•
if (i) the Knoll stockholders do not approve the Knoll merger proposal upon a vote taken at the Knoll special meeting (or, if the Knoll special meeting has been adjourned or postponed in accordance with the merger agreement, at the final adjournment or postponement thereof) or (ii) the Herman Miller shareholders do not approve the Herman Miller share issuance proposal upon a vote taken at the Herman Miller special meeting (or, if the Herman Miller special meeting has been adjourned or postponed in accordance with the merger agreement, at the final adjournment or postponement thereof).

In addition, the merger agreement may be terminated by Herman Miller:
•
if there has been a breach by the Knoll of any of its representations, warranties, covenants or agreements set forth in the merger agreement such that the closing conditions relating to accuracy of Knoll’s representations or warranties or Knoll’s performance of covenants would not be satisfied, subject to certain limitations;

•
prior to the approval of the Knoll merger proposal by Knoll stockholders, if the Knoll Board has effected a recommendation change (whether or not such recommendation change is permitted by the merger agreement); or

•
at any time prior to the receipt of approval of the Herman Miller share issuance proposal by Herman Miller shareholders, in order for Herman Miller to enter into a definitive agreement with respect to a superior proposal to the extent permitted by, and subject to the applicable terms and conditions of, the merger agreement; provided that prior to or substantially concurrently with such termination, Herman Miller pays or causes to be paid to Knoll the Herman Miller termination fee.

Further, the merger agreement may be terminated by Knoll:
•
if there has been a breach by Herman Miller of any of its representations, warranties, covenants or agreements set forth in the merger agreement such that the closing conditions relating to accuracy of Herman Miller’s representations or warranties or Herman Miller’s performance of covenants would not be satisfied, subject to certain limitations;

•
prior to approval of the Herman Miller share issuance proposal by the Herman Miller shareholders, if the Herman Miller Board has effected a recommendation change (whether or not such recommendation change is permitted by the merger agreement); or

•
at any time prior to approval of the Knoll merger proposal by the Knoll stockholders, in order for Knoll to enter into a definitive agreement with respect to a superior proposal to the extent permitted by, and subject to the applicable terms and conditions of, the merger agreement; provided that prior to or substantially concurrently with such termination Knoll pays or causes to be paid to Herman Miller the Knoll termination fee.

In the event of termination of the merger agreement, the merger agreement (other than certain provisions as set forth in the merger agreement) will become void and of no effect with no liability on the part of any party to the merger agreement or any of its representatives or affiliates (other than the obligation of a party to pay a termination fee or no vote fee, if applicable), subject to certain limitations. For additional information, see the section entitled “The Merger Agreement—Termination.”
Termination Payments (page 136)
Termination Fee Payable by Knoll
The merger agreement provides for payment of a termination fee by Knoll to Herman Miller of $43 million in connection with a termination of the merger agreement under the following circumstances:
•
Herman Miller terminates the merger agreement due to a “Knoll recommendation change” (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—Changes in Board Recommendations”);

•
either Herman Miller or Knoll terminates the merger agreement due to Knoll stockholder approval not being obtained at a time when Herman Miller had the right to terminate the merger agreement due to a Knoll recommendation change;

•	Knoll terminates the merger agreement to enter into a definitive agreement with respect to a superior proposal; or
•
(i) (A) Herman Miller or Knoll terminates the merger agreement due to Knoll stockholder approval not being obtained, and on or before the date of the Knoll stockholders meeting a Knoll alternative transaction was publicly announced or publicly disclosed and had not been publicly withdrawn at least four business days prior to the Knoll stockholders meeting or (B) Herman Miller or Knoll terminates the merger agreement due to the merger not having been consummated prior to the end date and following the execution of the merger agreement and on or before the date of any such termination a Knoll alternative transaction was publicly announced or publicly disclosed or otherwise communicated to the Knoll Board and not withdrawn at least four business days prior to the date of such termination and (ii) within 12 months after the date of such termination, Knoll or any of its subsidiaries enters into a definitive agreement with respect to a Knoll alternative transaction or consummates a Knoll alternative transaction (with any reference in the definition of Knoll alternative transaction to “20%” deemed to be a reference to “50%”).

Termination Fee Payable by Herman Miller
The merger agreement provides for payment of a termination fee by Herman Miller to Knoll of $74 million in connection with a termination of the merger agreement under the following circumstances:
•
Knoll terminates the merger agreement due to a “Herman Miller recommendation change” (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—Changes in Board Recommendations”);

•
either Herman Miller or Knoll terminates the agreement due to Herman Miller shareholder approval not being obtained at a time when Knoll had the right to terminate the merger agreement due to a Herman Miller recommendation change;

•	Herman Miller terminates the merger agreement to enter into a definitive agreement with respect to a superior proposal; or
•
(i) (A) Herman Miller or Knoll terminates the merger agreement due to Herman Miller shareholder approval not being obtained, and on or before the date of the Herman Miller shareholders meeting a Herman Miller alternative transaction was publicly announced or publicly disclosed and had not been publicly withdrawn at least four business days prior to the Herman Miller shareholders meeting or (B) Herman Miller or Knoll terminates the merger agreement due to the merger not having been consummated prior to the end date and following the execution of the merger agreement and on or before the date of any such termination a Herman Miller alternative transaction was publicly announced or publicly disclosed or otherwise communicated to the Herman Miller Board and not withdrawn at least four business days prior to the date of such termination and (ii) within 12 months after the date of such termination, Herman Miller or any of its subsidiaries enters into a definitive agreement with respect to a Herman Miller alternative transaction or consummates a Herman Miller alternative transaction (with any reference in the definition of Herman Miller alternative transaction to “20%” deemed to be a reference to “50%”).

Knoll No Vote Payment
The merger agreement requires Knoll to pay Herman Miller the Knoll no vote payment of $7.5 million if either Knoll or Herman Miller terminates the merger agreement due to Knoll stockholder approval of the Knoll merger proposal not being obtained upon a vote at the Knoll stockholders meeting (other than in a circumstance where the Knoll termination fee is payable). In no event will Herman Miller be entitled to receive more than one payment of the Knoll no vote payment. If Herman Miller receives the Knoll termination fee, then Herman Miller will not be entitled to also receive the Knoll no vote payment. Upon the payment of any Knoll termination fee, any previously paid Knoll no vote payment will be credited against the amount of such termination fee.

Herman Miller No Vote Payment
The merger agreement requires Herman Miller to pay Knoll the Herman Miller no vote payment of $15 million if either Knoll or Herman Miller terminates the merger agreement due to Herman Miller shareholder approval of the Herman Miller share issuance proposal not being obtained upon a vote at the Herman Miller shareholders meeting (other than in a circumstance where the Herman Miller termination fee is payable). In no event will Knoll be entitled to receive more than one payment of the Herman Miller no vote payment. If Knoll receives the Herman Miller termination fee, then Knoll will not be entitled to also receive the Herman Miller no vote payment. Upon the payment of any Herman Miller termination fee, any previously paid Herman Miller no vote payment will be credited against the amount of such termination fee.
For a more complete description of each party’s termination rights and the related termination payment obligations, see “The Merger Agreement—Termination” and “The Merger Agreement—Termination Payments and Expenses.”
Appraisal Rights (page 197)
Under the DGCL, if the merger is completed, record holders of Knoll capital stock who do not vote in favor of the Knoll merger proposal and who otherwise properly exercise and perfect their appraisal rights will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of capital stock, in lieu of receiving the merger consideration. The “fair value” could be higher or lower than, or the same as, the merger consideration. The relevant provisions of the DGCL are included as Annex F to this proxy statement/prospectus. Knoll stockholders are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising and perfecting the right to seek appraisal, Knoll stockholders who are considering exercising and perfecting that right are encouraged to seek the advice of legal counsel. Failure to comply strictly with these provisions may result in loss of the right of appraisal.
All of the outstanding shares of Knoll preferred stock are held by Investindustrial. Under the voting agreement, Investindustrial has irrevocably and unconditionally waived, and agreed not to exercise, all appraisal rights under Section 262 of the DGCL (and any other appraisal, dissenters’ or similar rights) related to the transactions contemplated by the merger agreement with respect to the Knoll capital stock subject to the voting agreement, to the fullest extent permitted by law.
For a more complete description of Knoll stockholders’ appraisal rights, see “Appraisal Rights” beginning on page 197.
Voting Agreement (page 140)
Concurrently with the execution of the merger agreement, Furniture Investments Acquisitions S.C.S., an Investindustrial entity, entered into a voting and support agreement (which we refer to as the “voting agreement”), with Herman Miller, pursuant to which, among other things, and subject to the terms and conditions of the voting agreement, Investindustrial has agreed to vote all of the shares of Knoll preferred stock beneficially owned by it, and any shares of Knoll common stock beneficially owned by it at the time of the Knoll special meeting, in favor of the Knoll merger proposal. The voting agreement terminates upon certain events, including a Knoll recommendation change and the termination of the merger agreement in accordance with its terms.
Investindustrial beneficially owns all of the outstanding shares of Knoll preferred stock, representing approximately 16.96% of the total aggregate voting power of the shares of Knoll capital stock issued and outstanding as of the record date for the Knoll special meeting.
For a more detailed description of the voting agreement, see the section entitled “The Voting Agreement.”
Preferred Stock Purchase Agreement (page 142)
Concurrently with the execution of the merger agreement, Herman Miller and Furniture Investments Acquisitions S.C.S., an Investindustrial entity, entered into a stock purchase agreement (which we refer to as the “preferred stock purchase agreement”), pursuant to which, among other things, and subject to the terms and conditions of the preferred stock purchase agreement, Herman Miller has agreed to purchase all of the shares of

Knoll preferred stock held by Investindustrial immediately prior to, and conditioned upon the occurrence of, the effective time of the merger for $1,496.12 per share of Knoll preferred stock, in cash, without interest. The preferred stock consideration represents an equivalent price per share of $25.06 for each share of Knoll common stock underlying each share of Knoll preferred stock as of the date of execution of the preferred stock purchase agreement.
Under the terms of the preferred stock purchase agreement, Investindustrial has agreed not to transfer, sell, dispose of, encumber, or exercise any conversion rights with respect to, any shares of Knoll preferred stock held by it, whether held as of the date of the preferred stock purchase agreement or subsequently acquired.
For a more detailed description of the preferred stock purchase agreement, see the section entitled “The Preferred Stock Purchase Agreement.”
Material U.S. Federal Income Tax Consequences of the Merger (page 106)
The receipt of merger consideration in exchange for shares of Knoll common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. holder (as defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) will generally recognize gain or loss equal to the difference, if any, between (i) the sum of the cash and the fair market value of the Herman Miller common stock received in the merger and (ii) the U.S. holder’s adjusted tax basis in the Knoll common stock surrendered in exchange therefor. Non-U.S. holders (as defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) that receive the merger consideration pursuant to the merger may be subject to U.S. withholding tax with respect to any cash received.
For a more detailed description of the U.S. federal income tax consequences of the merger, see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” The tax consequences of the merger to a particular holder of Knoll common stock will depend on such holder’s particular facts and circumstances. Holders of Knoll common stock should consult their own tax advisors to determine the specific tax consequences of the merger to them, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any non-U.S. tax laws.
Accounting Treatment (page 109)
Herman Miller and Knoll prepare their respective financial statements in accordance with GAAP. The transaction will be accounted for in accordance with FASB ASC Topic 805, Business Combinations, with Herman Miller considered as the acquiror and Knoll as the acquiree. Accordingly, consideration to be given by Herman Miller to complete the transaction with Knoll will be allocated to the identifiable tangible and intangible assets acquired and liabilities assumed of Knoll based on their estimated fair values as of the date of the completion of the transaction, with any excess merger consideration being recorded as goodwill.
Litigation Relating to the Merger (page 110)
As of June 9, 2021, two lawsuits had been filed in the United States District Court for the Southern District of New York and one lawsuit had been filed in the United States District Court for the District of New Jersey, each in connection with the merger.
On May 27, 2021, Shiva Stein, a purported Knoll stockholder, filed a complaint, Stein v. Knoll, Inc. et al., C.A. No. 1:21-cv-4759, in the United States District Court for the Southern District of New York, against Knoll and the members of the Knoll Board (which we refer to as the “Stein lawsuit”). The Stein lawsuit alleges claims under Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder contending, among other things, that the registration statement on Form S-4 filed by Herman Miller on May 24, 2021 in connection with the merger is inaccurate or misleading, including in respect of the disclosures concerning the analyses performed by Knoll’s financial advisor in support of its fairness opinion. Among other relief, the Stein lawsuit seeks injunctive relief, including enjoining the merger unless and until the defendants disclose the allegedly omitted material information, rescinding the merger in the event the defendants consummate the merger (or awarding rescissory damages), damages, and an award of attorneys’ and experts’ fees and expenses.
On June 8, 2021, David Gatto Jr., also a purported Knoll stockholder, filed a complaint, Gatto v. Knoll, Inc. et al., C.A. No. 2:21-cv-12287, in the United States District Court for the District of New Jersey, against Knoll and the members of the Knoll Board (which we refer to as the “Gatto lawsuit”). In addition to allegations, claims and relief sought that are substantially similar to those in the Stein lawsuit, the Gatto lawsuit alleges that the registration statement on Form S-4 filed by Herman Miller on May 24, 2021 in connection with the merger omits material information concerning the sales process leading up to the merger and potential conflicts of interest involving Knoll’s financial advisor.
On June 9, 2021, Marc Waterman, also a purported Knoll stockholder, filed a complaint, Waterman v. Knoll, Inc. et al., C.A. No. 1:21-cv-05119, in the United States District Court for the Southern District of New York, against Knoll, the members of the Knoll Board, Herman Miller and Merger Sub (which we refer to as the “Waterman lawsuit”). The allegations, claims, and relief sought in the Waterman lawsuit are substantially similar to those in the Stein lawsuit and Gatto lawsuit.
For additional information, see the section entitled “The Merger—Litigation Relating to the Merger.”
Rights of Knoll Stockholders Will Change as a Result of the Merger (page 177)
Knoll stockholders will have different rights once they become Herman Miller shareholders due to differences between the organizational documents of Herman Miller and Knoll. These differences are described in more detail under “Comparison of the Rights of Herman Miller Shareholders and Knoll Stockholders.”
Risk Factors (page 33)
You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should carefully consider the risks that are described in the section entitled “Risk Factors.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HERMAN MILLER
The following table presents selected historical consolidated financial data for Herman Miller as of and for the fiscal years ended May 30, 2020, June 1, 2019, June 2, 2018, June 3, 2017, May 28, 2016 and as of and for the nine months ended February 27, 2021 and February 29, 2020. The statement of operations data and cash flow data for the years ended May 30, 2020, June 1, 2019 and June 2, 2018 and the balance sheet data as of May 30, 2020 and June 1, 2019 have been obtained from Herman Miller’s audited consolidated financial statements incorporated by reference in Herman Miller’s Annual Report on Form 10-K for the year ended May 30, 2020, which is incorporated by reference into this joint proxy statement/prospectus. The statement of operations data for the years ended June 3, 2017 and May 28, 2016 and the balance sheet data as of June 2, 2018, June 3, 2017 and May 28, 2016 have been derived from Herman Miller’s audited consolidated financial statements for such years, which have not been incorporated by reference into this joint proxy statement/prospectus. The financial data as of and for the nine months ended February 27, 2021 and the statement of comprehensive income data and cash flow data for the nine months ended February 29, 2020 have been derived from Herman Miller’s unaudited condensed consolidated financial statements included in Herman Miller’s Quarterly Report on Form 10-Q for the quarter ended February 27, 2021, which is incorporated by reference into this joint proxy statement/prospectus. The balance sheet data as of February 29, 2020 has been derived from Herman Miller’s unaudited condensed consolidated financial statements for such quarter, which have not been incorporated by reference into this joint proxy statement/prospectus.
The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Herman Miller’s Annual Report on Form 10-K for the year ended May 30, 2020 and Herman Miller’s Quarterly Report on Form 10-Q for the nine months ended February 27, 2021, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information.”
	Nine Months Ended		Fiscal
(In millions, except ratio and per share data)	2/27/2021	2/29/2020	2020	2019	2018	2017	2016
Operating Results
Net sales	$1,843.6	$2,010.8	$2,486.6	$2,567.2	$2,381.2	$2,278.2	$2,264.9
Gross margin	725.2	744.9	910.7	929.9	873.0	864.2	874.2
Selling, general, and administrative(1)	451.7	514.5	669.7	649.5	621.0	592.9	585.6
Impairment charges	—	—	205.4	—	—	7.1	—
Design and research	52.0	57.4	74.0	76.9	73.1	73.1	77.1
Operating earnings (loss)	221.5	173.0	(38.4)	203.5	178.9	191.1	211.5
Earnings (loss) before income taxes and equity income	219.3	196.0	(13.4)	195.1	168.1	177.6	196.6
Net earnings (loss)	169.5	163.9	(14.4)	160.5	128.7	124.1	137.5
Net cash provided by operating activities	260.1	191.8	221.8	216.4	166.5	202.1	210.4
Net cash (used in) investing activities	(42.9)	(171.3)	(168.1)	(165.0)	(62.7)	(116.3)	(80.8)
Net cash (used in) provided by financing activities	(287.3)	(69.8)	244.0	(91.9)	2.5	(74.6)	(106.5)
Depreciation and amortization	64.8	59.7	79.5	72.1	66.9	58.9	53.0
Capital expenditures	42.8	56.5	69.0	85.8	70.6	87.3	85.1
Common stock repurchased plus cash dividends paid	24.3	62.3	63.0	93.5	88.9	63.1	49.0
Share and Per Share Data
Earnings (loss) per share-diluted	$2.80	$2.78	$(0.15)	$2.70	$2.12	$2.05	$2.26
Cash dividends declared per share	0.38	0.63	0.63	0.79	0.72	0.68	0.59
Book value per share at period end(2)	14.41	14.23	10.94	12.23	11.22	9.84	8.76
Market price per share at period end	38.35	34.21	23.02	35.49	32.85	32.70	31.64
Weighted average shares outstanding-diluted	59.2	59.3	58.9	59.4	60.3	60.6	60.5

	Nine Months Ended		Fiscal
(In millions, except ratio and per share data)	2/27/2021	2/29/2020	2020	2019	2018	2017	2016
Financial Condition
Total assets	$2,054.9	$1,985.8	$2,053.9	$1,569.3	$1,479.5	$1,306.3	$1,235.2
Working capital(3)	368.6	130.2	403.8	215.2	231.6	106.2	90.5
Interest-bearing debt and related swap agreements(4)	336.0	287.8	558.8	282.8	265.1	197.8	221.9
Stockholders’ equity	850.1	836.8	643.0	719.2	664.8	587.7	524.7
Total capital(5)	1,186.1	1,124.6	1,201.8	1,002.0	929.9	785.5	746.6
(1)	Selling, general, and administrative expenses include restructuring expenses in years that are applicable.
(2)	Calculated as total stockholders’ equity divided by common shares of stock outstanding.
(3)	Calculated using current assets less current liabilities.
(4)	Amounts shown include the fair market value of the Company’s interest rate swap arrangement(s).
(5)	Calculated as interest-bearing debt and related swap agreements plus stockholders’ equity.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF KNOLL
The following table presents selected historical consolidated financial data for Knoll as of and for the fiscal years ended December 31, 2020, 2019, 2018, 2017 and 2016 and as of and for the three months ended March 31, 2021 and March 31, 2020. The statement of operations data and cash flow data for the years ended December 31, 2020, 2019, 2018 and the balance sheet data as of December 31, 2020 and 2019 have been obtained from Knoll’s audited consolidated financial statements included in Knoll’s Current Report on Form 8-K dated May 12, 2021, which is incorporated by reference into this joint proxy statement/prospectus. The statement of operations data for the fiscal years ended December 31, 2017 and 2016 and the balance sheet data as of December 31, 2018, 2017, 2016 have been derived from Knoll’s audited consolidated financial statements for such years, which have not been incorporated by reference into this joint proxy statement/prospectus. The financial data as of and for the three months ended March 31, 2021 and the statement of operations data and cash flow data for the three months ended March 31, 2020 have been obtained from Knoll’s unaudited condensed consolidated financial statements included in Knoll’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which is incorporated by reference into this joint proxy statement/prospectus. The balance sheet data as of March 31, 2020 has been derived from Knoll’s unaudited condensed consolidated financial statements for such quarter, which have not been incorporated by reference into this joint proxy statement/prospectus.
The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Knoll's Current Report on Form 8-K dated May 12, 2021, Knoll’s Annual Report on Form 10-K for the year ended December 31, 2020 and Knoll’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein.” See the section entitled “Where You Can Find More Information.”
	Three Months Ended		Fiscal
(in millions, except ratio and per share data)	3/31/2020	3/31/2021	2020	2019	2018	2017	2016
Operating Results
Sales	$340.0	$264.2	$1,236.4	$1,428.1	$1,302.3	$1,132.9	$1,164.3
Gross profit	122.3	95.7	442.7	549.0	481.5	414.6	446.0
Selling, general, and administrative expenses(1)	110.9	93.4	401.3	412.7	366.3	317.8	315.5
Impairment charges	0.0	0.9	1.4	6.5	0.0	16.3	0.0
Operating profit	11.4	2.3	27.6	129.8	115.2	80.5	130.5
Income before income tax expenses(benefit)	7.0	(1.7)	6.9	90.9	98.2	78.6	127.5
Net earnings (loss)	10.9	(1.9)	7.7	67.5	73.3	80.2	82.1
Net earnings (loss) available to common stockholders	10.9	(3.8)	4.4	67.5	73.3	80.2	82.1
Share and Per Share Data
Earnings per share:
Basic	$0.22	$(0.08)	$0.09	$1.38	$1.51	$1.66	$1.71
Diluted	$0.22	$(0.08)	$0.09	$1.36	$1.49	$1.63	$1.68
Cash dividends declared per share	0.17	0.06	0.33	0.66	0.60	0.60	0.60
Weighted average shares
Basic	49.0	49.3	49.1	48.8	48.7	48.4	48.1
Diluted	49.7	49.3	49.5	49.5	49.2	49.2	48.9
Financial Condition
Working capital(2)	215.7	72.0	108.4	50.6	58.8	55.2	54.4
Total assets	$1,496.3	$1,451.3	$1,453.1	$1,357.9	$1,226.9	$861.0	$858.6
Total long-debt, including current portion	606.3	283.8	309.8	446.0	461.1	191.0	218.4
Total liabilities	$1,092.6	$847.9	$840.2	$930.3	$840.4	$502.3	$549.1
Total equity	403.7	436.5	447.8	427.6	386.5	358.7	309.5
(1)	Selling, general, and administrative expenses include restructuring expenses in years that are applicable.
(2)	Calculated using current assets less current liabilities.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The following table shows selected unaudited pro forma combined financial information about the financial condition and results of operations of the combined company after giving effect to the transactions as described in the section entitled “Unaudited Pro Forma Combined Financial Information.” The selected unaudited pro forma combined balance sheet data as of February 27, 2021 give effect to the transactions as if they occurred on February 27, 2021. The selected unaudited pro forma combined statement of operations data for the year ended May 30, 2020 and for the nine months ended February 27, 2021 give effect to the transactions as if they occurred on June 2, 2019, the first day of Herman Miller’s 2020 fiscal year.
The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma combined financial information of the combined company appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes to the pro forma financial information. Additionally, the unaudited pro forma combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The summary unaudited pro forma condensed combined financial information set forth below has been presented for informational purposes only and is not necessarily indicative of what the combined financial condition or results of operations actually would have been had the transaction been completed as of the dates indicated. In addition, the summary unaudited pro forma condensed combined financial information presented below does not purport to project the combined financial condition or operating results for any future period.
The assumptions underlying the pro forma adjustments are described in greater detail in the section entitled “Notes to Unaudited Pro Forma Combined Financial Information.” In addition, the pro forma financial information was based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of Herman Miller and Knoll for the applicable periods, which have been incorporated in this joint proxy statement/prospectus by reference. See the sections entitled “Unaudited Pro Forma Combined Financial Information” and “Where You Can Find More Information” for additional information.
(In millions, except per share amounts)	Twelve Months Ended May 30, 2020	Nine Months Ended February 27, 2021
Consolidated Statement of Operations Data
Total net sales	$3,808.7	$2,715.4
Total costs and expenses	$3,836.0	$2,567.5
Net (loss) earnings	$(27.3)	$147.9
Net earnings per common share:
Basic net (loss) earnings per share	$(0.29)	$1.92
Diluted net (loss) earnings per share	$(0.29)	$1.88
(In millions)	As of February 27, 2021
Consolidated Balance Sheet Data
Cash and cash equivalents	$146.9
Total assets	$4,377.6
Total short and long-term debt	$1,277.7
Total liabilities	$2,750.0
Total redeemable noncontrolling interest	$59.1
Total stockholders’ equity	$1,568.5

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
The following table summarizes selected historical per share information of Herman Miller and Knoll and unaudited pro forma combined per share information giving effect to the merger as contemplated in the merger agreement.
The unaudited pro forma income from continuing operations per share for the year ended May 30, 2020 reflects the transactions as if they had occurred on June 2, 2019. The book value per share reflects the transactions as if they had occurred on February 27, 2021. The information in the table is based on, and should be read together with, the historical financial information of Herman Miller and Knoll which is incorporated by reference in this joint proxy statement/prospectus and the financial information contained under “Unaudited Pro Forma Combined Financial Information,” “Selected Historical Financial Data—Selected Historical Consolidated Financial Data of Herman Miller” and “Selected Historical Financial Data—Selected Historical Consolidated Financial Data of Knoll.” See the section entitled “Where You Can Find More Information.”
The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the transactions had been completed as of the dates indicated or will be realized upon the completion of the transactions. The summary pro forma information is preliminary, based on initial estimates of the fair value of assets acquired (including intangible assets) and liabilities assumed, and is subject to change as more information regarding the fair values is obtained, which changes could be materially different than the initial estimates.
	Herman Miller 12 Months Ended 5/30/2020		Knoll 12 Months Ended 6/30/2020
	Historical	Pro Forma Condensed Combined	Historical	Pro Forma Equivalent(i)
Basic net (loss) earnings per share	$(0.15)	$(0.29)	$0.59	$(0.09)
Diluted net (loss) earnings per share	(0.15)	(0.29)	0.58	(0.09)
Book value per share	10.94	N/A	7.98	N/A
Dividends per share(ii)	0.63	0.63	0.55	N/A
	Herman Miller 9 Months Ended 2/27/21		Knoll 9 Months Ended 3/31/21
	Historical	Pro Forma Condensed Combined	Historical	Pro Forma Equivalent(i)
Basic net earnings (loss) per share	$2.81	$1.92	$(0.01)	$0.61
Diluted net earnings (loss) per share	2.80	1.88	(0.01)	0.60
Book value per share	14.41	N/A	8.59	N/A
Dividends per share(ii)	0.38	0.38	0.18	N/A
(i)	The Knoll unaudited pro forma equivalent data was calculated using an exchange ratio of 0.32. The exchange ratio does not include the cash consideration.
(ii)
The pro forma dividends per share are based solely on Herman Miller’s historical dividends. The dividend per share for the combined company will be determined by the Herman Miller Board following the completion of the transaction.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus, and the documents to which Herman Miller and Knoll refer you to in this joint proxy statement/prospectus, may include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to future events and anticipated results of operations and business strategies, statements regarding the merger, including the anticipated benefits of the merger, the anticipated impact of the merger on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the merger, and the anticipated closing date for the proposed transaction and other aspects of operations or operating results. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined company or the price of Herman Miller or Knoll common stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the parties’ control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to:
•
the impact of public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets;

•
the effect of the announcement of the merger on the ability of Herman Miller or Knoll to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Herman Miller or Knoll does business, or on Herman Miller’s or Knoll’s operating results and business generally;

•	risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;
•	the outcome of any legal proceedings related to the merger;
•	the ability of the parties to consummate the transactions contemplated by the merger agreement and preferred stock purchase agreement on a timely basis or at all;
•	the satisfaction of the conditions precedent to consummation of the proposed transactions, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner;
•	the ability of Herman Miller to successfully integrate Knoll’s operations;
•	the ability of Herman Miller to implement its plans, forecasts and other expectations with respect to Herman Miller’s business after the completion of the transactions and realize expected synergies;
•	business disruptions following the merger;
•	the ability to realize the anticipated benefits of the merger, including the possibility that the expected benefits from the merger will not be realized within the expected time period;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement or the preferred stock purchase agreement;
•	the amount of the costs, fees, expenses and charges related to the transactions;
•	unknown liabilities;
•	the impact of foreign currency exchange rate and interest rate fluctuations on Herman Miller’s or Knoll’s results;
•	the effect of general economic and market conditions;
•	the willingness of Herman Miller’s or Knoll’s customers to undertake capital expenditures;
•	the types of products purchased by Herman Miller’s and Knoll’s customers;
•	the competitive nature of the market in which the parties participate;

•	the availability and pricing of raw materials;
•	Herman Miller’s ability to locate new retail studios, negotiate favorable lease terms for new and existing locations and implement our studio portfolio transformation;
•	the financial strength of Herman Miller’s or Knoll’s dealers and the financial strength of their customers;
•	Herman Miller’s or Knoll’s ability to integrate and benefit from acquisitions and investments;
•	the success of newly-introduced products;
•	changes in future tax legislation or interpretation of current tax legislation;
•	the pace and level of government procurement; and
•	the outcome of pending litigation or governmental audits or investigations.
All of the forward-looking statements Herman Miller and Knoll make in this joint proxy statement/prospectus are qualified by the information contained or incorporated by reference herein, including the information contained in this section and the information detailed in Herman Miller’s Annual Report on Form 10-K for the fiscal year ended May 30, 2020 and Herman Miller’s Quarterly Reports on Form 10-Q for the quarterly periods ended August 29, 2020, November 28, 2020 and February 27, 2021, Current Reports on Form 8-K and other filings Herman Miller makes with the SEC, which are incorporated herein by reference, and in Knoll’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Knoll’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, Current Reports on Form 8-K and other filings Knoll makes with the SEC, which are incorporated herein by reference. For additional information, see the sections entitled “Risk Factors” and “Where You Can Find More Information.”
Except as required by law, neither Herman Miller nor Knoll undertakes or assumes any obligation to update any forward-looking statements, whether as a result of new information or to reflect subsequent events or circumstances or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

RISK FACTORS
Risks Related to the Transactions
The merger is subject to conditions, some or all of which may not be satisfied, on a timely basis or at all. Failure to complete the merger could have material adverse effects on Herman Miller and Knoll.
The completion of the merger is subject to a number of conditions, including the receipt of the Herman Miller shareholder approval and the Knoll stockholder approval and receipt of certain regulatory approvals, which make the completion and timing of the merger uncertain. See the section entitled “The Merger Agreement—Conditions to the Merger” for a more detailed discussion. The failure to satisfy all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring at all. There can be no assurance that the conditions to the completion of the merger will be satisfied or waived or that the merger will be completed.
If the merger is not completed, each of Herman Miller and Knoll may be materially adversely affected and, without realizing any of the benefits of having completed the merger, will be subject to a number of risks, including the following:
•	the market price of Herman Miller common stock or Knoll common stock could decline;
•	each of Herman Miller and Knoll could owe a termination fee or no vote payment to the other party in specified circumstances;
•
if the merger agreement is terminated and the Herman Miller Board or the Knoll Board seeks another business combination, Herman Miller shareholders or Knoll stockholders, as applicable, cannot be certain that Herman Miller or Knoll, as applicable, will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that the other party has agreed to in the merger agreement;

•
time and resources, financial and other, committed by Herman Miller’s and Knoll’s management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities;

•	Herman Miller or Knoll may experience negative reactions from the financial markets or from its customers, suppliers, dealers or employees; and
•	Herman Miller and Knoll will each be required to pay its costs relating to the merger, such as legal, accounting, financial advisory and printing fees, whether or not the merger is completed.
In addition, if the merger is not completed, each of Herman Miller and Knoll could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against such party to perform its obligations under the merger agreement. Any of these risks could materially and adversely impact Herman Miller’s or Knoll’s ongoing business, financial condition, financial results and stock price.
Similarly, delays in the completion of the merger could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with delay and uncertainty about completion of the merger and could materially and adversely impact Herman Miller’s and Knoll’s ongoing business, financial condition, financial results and stock price following the completion of the merger.
The merger is subject to the expiration or termination of the applicable waiting period under the HSR Act and the receipt of any required approvals, consents or clearances from certain regulatory authorities that may impose conditions that could have an adverse effect on Herman Miller, Knoll or the combined company or, if not obtained, could prevent completion of the merger.
Before the merger may be completed, any applicable waiting period (and any extension thereof) under the HSR Act relating to the completion of the merger must have expired or been terminated and any authorization or consent from a governmental authority required to be obtained with respect to the merger pursuant to the terms of the merger agreement must have been obtained, in each case, without the imposition of a burdensome condition. The applicable waiting period under the HSR Act expired at 11:59 p.m., Eastern Time, on June 2, 2021. The terms and conditions of the authorizations and consents that are granted, if any, may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business or may materially delay the completion of the merger.

Under the merger agreement, Herman Miller and Knoll have agreed to use their respective reasonable best efforts to obtain such authorizations and consents, and each of Herman Miller and, if requested by Herman Miller, Knoll, has agreed to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority so as to enable the completion of the merger as promptly as practicable. However, Herman Miller’s and Knoll’s obligations to take such actions are subject to limitations, including that Herman Miller will not be required to commit to or effect any action that, individually or in the aggregate, would or would reasonably be expected to have a materially adverse impact on Herman Miller and its subsidiaries after giving effect to the merger (calculated as if Herman Miller and its subsidiaries from and after the effective time of the merger were collectively the same size as Knoll and its subsidiaries prior to the effective time of the merger). For a more detailed description of Herman Miller’s and Knoll’s obligations to obtain required regulatory authorizations and approvals, see the section entitled “The Merger Agreement—Covenants and Agreements—Efforts to Complete the Merger.”
In addition, at any time before or after the completion of the merger, and notwithstanding the termination of applicable waiting periods, the applicable U.S. or foreign regulatory authorities or any state attorney general could take any action under antitrust or applicable foreign investment laws as such party deems necessary or desirable in the public interest. Such action could include, among other things, seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. In addition, in some circumstances, a third party could initiate a private action challenging, seeking to enjoin, or seeking to impose conditions on the merger. Herman Miller and Knoll may not prevail and may incur significant costs in defending or settling any such action. For a more detailed description of the regulatory review process, see the section entitled “The Merger—Regulatory Approvals.”
There can be no assurance that the conditions to the completion of the merger set forth in the merger agreement relating to applicable regulatory laws will be satisfied.
The merger agreement contains provisions that limit Herman Miller’s and Knoll’s ability to pursue alternatives to the merger, could discourage a potential competing transaction counterparty of Herman Miller or Knoll from making a favorable alternative transaction proposal, and provide that, in specified circumstances, each of Herman Miller and Knoll would be required to pay a termination fee.
The merger agreement contains provisions that make it more difficult for each of Herman Miller and Knoll to be acquired by, or enter into certain combination transactions with, a third party. Subject to certain exceptions, the merger agreement contains certain provisions that restrict each of Herman Miller’s and Knoll’s ability to, among other things, solicit, initiate or knowingly encourage, or take any other action to facilitate any alternative transaction, or participate in any discussions or negotiations, or cooperate in any way with any person, with respect to any “alternative transaction.” In addition, following receipt by either Herman Miller or Knoll of any alternative transaction proposal that constitutes a “superior proposal,” the other party will have an opportunity to offer to modify the terms of the merger agreement before the Herman Miller Board or the Knoll Board, as applicable, may withdraw or qualify its recommendation with respect to the Herman Miller share issuance proposal or the Knoll merger proposal, as applicable, in favor of such superior proposal, or terminate the merger agreement in order to enter into a definitive agreement with respect to the superior proposal as described further under “The Merger Agreement—Covenants and Agreements—Changes in Board Recommendations” and “The Merger Agreement—Termination.”
These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in Herman Miller or Knoll or pursuing an alternative transaction from considering or proposing such a transaction.
In some circumstances, upon termination of the merger agreement, Knoll would be required to pay a termination fee of $43 million or make a no vote payment of $7.5 million to Herman Miller, and in some circumstances, upon termination of the merger agreement, Herman Miller would be required to pay a termination fee of $74 million or make a no vote payment of $15 million to Knoll, each as contemplated by the merger agreement. For further discussion, see the section entitled “The Merger Agreement—Termination—Termination Payments and Expenses.”
If the merger agreement is terminated and either of Herman Miller or Knoll determines to seek another business combination transaction, Herman Miller or Knoll may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

The merger consideration is fixed and will not be adjusted. Because the market price of Herman Miller common stock may fluctuate, Knoll stockholders cannot be sure of the market value of the stock consideration they will receive in exchange for their shares of Knoll common stock in connection with the merger.
In connection with the merger, each share of Knoll common stock issued and outstanding immediately prior to the effective time of the merger (other than any excluded shares, converted shares, dissenting shares and shares subject to Knoll option awards, Knoll restricted stock awards and Knoll PSU awards) will be converted into the right to receive (a) $11.00 in cash, without interest, and (b) 0.32 shares of Herman Miller common stock (with, if applicable, cash in lieu of fractional shares). Accordingly, the market value of the stock consideration that holders of Knoll common stock will receive will vary based on the price of Herman Miller common stock at the time such holders receive the merger consideration. The market price of Herman Miller common stock may decline after the date of this joint proxy statement/prospectus or after you exchange your shares at the closing.
A decline in the market price of Herman Miller common stock could result from a variety of factors beyond Herman Miller’s control, including, among other things, the possibility that Herman Miller may not achieve the expected benefits of the acquisition of Knoll as rapidly or to the extent anticipated, Herman Miller’s business may not perform as anticipated following the closing, the effect of Herman Miller’s acquisition of Knoll on Herman Miller’s financial results may not meet the expectations of Herman Miller, financial analysts or investors, or the addition and integration of Herman Miller’s business may be unsuccessful, may take longer or be more disruptive than anticipated, as well as numerous factors affecting Herman Miller and its businesses that are unrelated to Knoll.
If the merger is completed, there will be a lapse of time between each of the date of this joint proxy statement/prospectus, the date on which Herman Miller shareholders vote to approve the Herman Miller share issuance proposal at the Herman Miller special meeting, the date on which Knoll stockholders vote to approve the Knoll merger proposal as the Knoll special meeting, and the date on which Knoll stockholders entitled to receive the merger consideration actually receive the merger consideration. The market value of shares of Herman Miller common stock may decline during and after these periods as a result of a variety of factors, and consequently, at the time Knoll stockholders must decide whether to approve the merger proposal, they will not know the actual market value of any merger consideration they will receive when the merger is completed. The actual value of any merger consideration received by Knoll stockholders at the completion of the merger will depend on the market value of the shares of Herman Miller common stock at that time.
You are urged to obtain current market quotations for shares of Knoll common stock and for shares of Herman Miller common stock.
Herman Miller may be unable to successfully integrate the businesses of Herman Miller and Knoll and realize the anticipated benefits of the merger.
The success of the merger will depend, in part, on Herman Miller’s ability to successfully combine and integrate the businesses of Herman Miller and Knoll, which currently operate as independent public companies, and realize the anticipated benefits, including synergies, cost savings, innovation opportunities and operational efficiencies, from the merger, in a manner that does not materially disrupt existing customer, payer, dealer, supplier, employee and other stakeholder relations nor result in decreased revenues due to losses of, or decreases in orders by, customers and payers. If Herman Miller is unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, and the value of Herman Miller common stock may decline.
The integration of the two companies may result in material challenges, including, without limitation:
•
the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management’s attention to the merger and related integration work;

•	managing a larger and more complex combined business;
•
maintaining employee morale, retaining key management and other employees and the possibility that the integration process and potential organizational changes may adversely impact the ability to maintain employee relationships;

•
retaining existing business and operational relationships, including customers, dealers, suppliers, employees and other counterparties, as may be impacted by contracts containing consent and/or other provisions that may be triggered by the merger, and attracting new business and operational relationships;

•	the integration process not proceeding as expected, including due to a possibility of faulty assumptions or expectations regarding the integration process or Herman Miller’s or Knoll’s operations;
•	consolidating corporate, administrative and compliance infrastructures and eliminating duplicative operations;
•	coordinating geographically separate organizations, including in international markets with differing business, legal and regulatory climates;
•	unanticipated issues in integrating information technology, communications and other systems; and
•	unforeseen expenses, costs, liabilities or delays associated with the merger or the integration.
Many of these factors will be outside of Herman Miller’s control, and any one of them could result in delays, increased costs, decreases in the amount of expected revenues or synergies and diversion of management’s time and energy, which could materially affect Herman Miller’s financial position, results of operations and cash flows.
Due to legal restrictions, Herman Miller and Knoll are currently permitted to conduct only limited planning for the integration of the two companies following the merger and have not yet determined the exact nature of how the businesses and operations of the two companies will be combined after the merger. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized on a timely basis, if at all.
If the merger is completed, Knoll stockholders will receive shares of Herman Miller common stock as part of the merger consideration and will accordingly become Herman Miller shareholders. Herman Miller shareholders have different rights than Knoll stockholders.
Upon consummation of the merger, Knoll stockholders will receive shares of Herman Miller common stock as part of the merger consideration and will accordingly become Herman Miller shareholders. Following the completion of the merger, Knoll will be part of a larger company, so decisions affecting Knoll may be made in respect of the larger combined business as a whole rather than the Knoll business individually. For a discussion of the businesses of Herman Miller and Knoll and of some important factors to consider in connection with those businesses, see the section entitled “The Parties to the Merger” and the documents incorporated by reference in the section entitled “Where You Can Find More Information,” including, in particular, in the sections entitled “Risk Factors” in Herman Miller’s Annual Report on Form 10-K for the year ended May 30, 2020 and Quarterly Report on Form 10-Q for the quarter ended February 27, 2021 and Knoll’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.
In addition, holders of shares of Herman Miller common stock will have rights as Herman Miller shareholders that differ from the rights they had as Knoll stockholders before the merger. For a comparison of the rights of Herman Miller shareholders to the rights of Knoll stockholders, see the section entitled “Comparison of the Rights of Herman Miller Shareholders and Knoll Stockholders.”
Each party is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.
In connection with the pendency of the merger, it is possible that some customers, suppliers, dealers and other persons with whom Herman Miller and/or Knoll has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Herman Miller or Knoll, as the case may be, as a result of the merger or otherwise, which could negatively affect Herman Miller’s or Knoll’s respective revenues, earnings and/or cash flows, as well as the market price of Herman Miller common stock or Knoll common stock, regardless of whether the merger is completed.
Under the terms of the merger agreement, each of Herman Miller and Knoll is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness, pay dividends, incur capital expenditures or settle claims. Such limitations could adversely affect each of Herman Miller’s and Knoll’s business and operations prior to the completion of the merger.
Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the merger. For further discussion, see the section entitled “The Merger Agreement—Covenants and Agreements—Conduct of Business.”
Knoll stockholders will be forfeiting all rights with respect to their shares of Knoll common stock other than the right to receive the merger consideration, including the right to participate directly in any earnings or future growth of Knoll.
If the merger is completed, Knoll stockholders will cease to have any equity interest in Knoll and will not participate in its earnings or any future growth, except indirectly through ownership of Herman Miller shares received as part of the merger consideration.
Knoll stockholders will have a reduced ownership and voting interest in Herman Miller as compared to their ownership and voting interest in Knoll and will exercise less influence over management.
Currently, Knoll stockholders have the right to vote in the election of the Knoll Board and the power to approve or reject any matters requiring stockholder approval under Delaware law and Knoll’s certificate of incorporation and bylaws. Upon completion of the merger, each Knoll stockholder who receives shares of Herman Miller common stock in the merger will become a shareholder of Herman Miller with a percentage ownership of Herman Miller that is smaller than the Knoll stockholder’s current percentage ownership of Knoll. Based on the number of outstanding shares of Herman Miller common stock and shares of Knoll common stock as of June 7, 2021 and the exchange ratio, after the merger, Knoll stockholders are expected to become owners of approximately 22% of the outstanding shares of Herman Miller common stock.
Consequently, even if all former Knoll stockholders voted together on all matters presented to Herman Miller shareholders from time to time, the former Knoll stockholders would exercise significantly less influence over Herman Miller after the completion of the merger relative to their influence over Knoll prior to the completion of the merger, and thus would have a less significant impact on the approval or rejection of future Herman Miller proposals submitted to a shareholder vote.
The merger may not be accretive, and may be dilutive, to Herman Miller’s earnings per share, which may negatively affect the market price of Herman Miller common stock.
In connection with the completion of the merger, based on the number of outstanding shares of Knoll common stock as of June 7, 2021, Herman Miller could issue up to approximately 16.3 million shares of Herman Miller common stock (not including shares issuable in connection with Knoll equity awards). The issuance of these new shares of Herman Miller common stock could have the effect of depressing the market price of Herman Miller common stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, Herman Miller’s earnings per share could cause the price of shares of Herman Miller common stock to decline or increase at a reduced rate.
There can be no assurance that Herman Miller will be able to secure the funds necessary to complete the transactions contemplated by the merger agreement and the preferred share purchase agreement, in a timely manner or at all.
Herman Miller anticipates that a portion of the funds needed to complete the transactions contemplated by the merger agreement and the preferred share purchase agreement will be derived from the debt financing. To this end, Herman Miller has entered into the debt commitment letter containing commitments as of the date of this joint proxy statement/prospectus for a senior secured term loan “B” facility in an aggregate principal amount of $725 million, a senior secured term loan “A” facility in an aggregate principal amount of $300 million and a senior secured revolving credit facility in an aggregate principal amount of $725 million. However, as of the date of this joint proxy statement/prospectus, neither Herman Miller nor any of its subsidiaries has entered into definitive agreements for the debt financing (or other financing arrangements in lieu thereof), and the obligation of the lenders to provide the debt financing under the debt commitment letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be available when required.

In the event that the debt financing contemplated by the debt commitment letter is not available, there is a risk that other financing may not be available on acceptable terms, in a timely manner or at all. Although Herman Miller’s obligation to consummate the merger is not conditioned upon consummation of the debt financing, if Herman Miller is unable to obtain the debt financing, the merger may be delayed or not completed, in which case Herman Miller would be in breach of its obligations under the merger agreement. See the section entitled “The Merger Agreement—Financing Obligations” beginning on page 131 of this joint proxy statement/prospectus for more information.
The definitive documentation that will govern the indebtedness to be incurred in connection with the merger is expected to contain various covenants that impose restrictions on Herman Miller and certain of its subsidiaries that may affect their ability to operate their businesses.
The definitive documentation that will govern the indebtedness expected to be incurred in connection with the merger and preferred stock purchase is expected to contain various affirmative and negative covenants that will, subject to certain significant exceptions, restrict the ability of Herman Miller and certain of its subsidiaries to, among other things, incur liens on their property, incur additional indebtedness, enter into sale and lease-back transactions, make loans, advances or other investments, make non-ordinary course asset sales, declare or pay dividends or make other distributions with respect to equity interests, and/or merge or consolidate with any other person or sell or convey certain of its assets to any one person, among other things. In addition, the definitive documentation governing the indebtedness expected to be incurred in connection with the transactions is expected to contain a financial maintenance covenant that will require Herman Miller to maintain a certain leverage ratio at the end of each fiscal quarter. The ability of Herman Miller and its subsidiaries to comply with these provisions may be affected by events beyond their control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate Herman Miller’s repayment obligations under the definitive documentation.
In connection with the merger, Herman Miller will incur significant additional indebtedness, which could adversely affect Herman Miller, including by decreasing Herman Miller’s business flexibility, and will increase its interest expense.
The consolidated long-term debt of Herman Miller as of February 27, 2021 was approximately $327 million. Herman Miller’s pro forma long-term debt as of February 27, 2021, after giving effect to the merger and the anticipated incurrence and extinguishment of indebtedness in connection therewith, will be approximately $1.3 billion. Herman Miller will have substantially increased indebtedness following completion of the merger in comparison to that of Herman Miller on a recent historical basis, which could have the effect, among other things, of reducing Herman Miller’s flexibility to respond to changing business and economic conditions and increasing Herman Miller’s interest expense. Herman Miller will also incur various costs and expenses associated with such indebtedness. The amount of cash required to pay interest on Herman Miller’s increased indebtedness levels following completion of the merger and thus the demands on Herman Miller’s cash resources will be greater than the amount of cash flows required to service the indebtedness of Herman Miller prior to the transaction. The increased levels of indebtedness following completion of the merger could also reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages for Herman Miller relative to other companies with lower debt levels. If Herman Miller does not achieve the expected benefits and cost savings from the merger, or if the financial performance of the combined company does not meet current expectations, then Herman Miller’s ability to service its indebtedness may be adversely impacted.
In addition, Herman Miller may be required to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. Herman Miller’s ability to arrange additional financing will depend on, among other factors, Herman Miller’s financial position and performance, as well as prevailing market conditions and other factors beyond Herman Miller’s control. Herman Miller cannot assure you that it will be able to obtain additional financing on terms acceptable to Herman Miller or at all.
Completion of the merger may trigger change in control or other provisions in certain agreements to which Knoll is a party.
The completion of the merger may trigger change in control and other provisions in certain agreements to which Knoll is a party. If Herman Miller and Knoll are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages or equitable remedies. Even if Herman Miller and Knoll are able to negotiate consents or waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Knoll.
Uncertainties associated with the merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company following completion of the merger.
Herman Miller and Knoll are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Each company’s success until the merger and Herman Miller's success after the completion of the merger will depend in part upon the ability of Herman Miller and Knoll to retain certain key management personnel and employees. Prior to the completion of the merger, current and prospective employees of Herman Miller and Knoll may experience uncertainty about their roles following the completion of the merger, which may have an adverse effect on the ability of each of Herman Miller and Knoll to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company, after the completion of the merger, will be able to attract or retain key management personnel and other key employees to the same extent that Herman Miller and Knoll have previously been able to attract or retain their own employees.
The unaudited pro forma condensed combined financial information and unaudited prospective financial information in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following completion of the merger. Future results of Herman Miller or Knoll may differ, possibly materially, from the unaudited pro forma condensed combined financial information and unaudited prospective financial information presented in this joint proxy statement/prospectus.
The unaudited pro forma condensed combined financial statements and unaudited prospective financial information contained in this joint proxy statement/prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and does not represent the actual financial position or results of operations of Herman Miller and Knoll prior to the merger or that of the combined company following the merger for several reasons. Specifically, the unaudited pro forma condensed combined financial statements do not reflect the effect of any potential divestitures that may occur prior to or subsequent to the completion of the merger, integration costs or any changes in Herman Miller’s debt to capitalization ratio following the completion of the merger. For additional information, see the section entitled “Selected Unaudited Pro Forma Combined Financial Statements.” In addition, the merger and post-merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the merger or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by Herman Miller. The actual financial positions and results of operations of Herman Miller and Knoll prior to the merger and that of the combined company following the merger may be different, possibly materially, from the unaudited pro forma condensed combined financial statements or unaudited prospective financial information included in this joint proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial statements and forecasted financial information included in this joint proxy statement/prospectus may not prove to be accurate and may be affected by other factors. Any significant changes in the market price of Herman Miller’s common stock may cause a significant change in the purchase price used for Herman Miller’s accounting purposes and the unaudited pro forma financial statements contained in this joint proxy statement/prospectus.
Lawsuits have been filed against Knoll, the members of the Knoll Board, Herman Miller and Merger Sub in connection with the merger, and additional lawsuits arising out of the merger may be filed in the future. There can be no assurance that any of the defendants will be successful in the outcome of the pending or any potential future lawsuits. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin the completion of the merger.
As of June 9, 2021, two lawsuits had been filed in the United States District Court for the Southern District of New York and one lawsuit had been filed in the United States District Court for the District of New Jersey, each in connection with the merger.

On May 27, 2021, Shiva Stein, a purported Knoll stockholder, filed a complaint, Stein v. Knoll, Inc. et al., C.A. No. 1:21-cv-4759, in the United States District Court for the Southern District of New York, against Knoll and the members of the Knoll Board (which we refer to as the “Stein lawsuit”). The Stein lawsuit alleges claims under Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder contending, among other things, that the registration statement on Form S-4 filed by Herman Miller on May 24, 2021 in connection with the merger is inaccurate or misleading, including in respect of the disclosures concerning the analyses performed by Knoll’s financial advisor in support of its fairness opinion. Among other relief, the Stein lawsuit seeks injunctive relief, including enjoining the merger unless and until the defendants disclose the allegedly omitted material information, rescinding the merger in the event the defendants consummate the merger (or awarding rescissory damages), damages, and an award of attorneys’ and experts’ fees and expenses.
On June 8, 2021, David Gatto Jr., also a purported Knoll stockholder, filed a complaint, Gatto v. Knoll, Inc. et al., C.A. No. 2:21-cv-12287, in the United States District Court for the District of New Jersey, against Knoll and the members of the Knoll Board (which we refer to as the “Gatto lawsuit”). In addition to allegations, claims and relief sought that are substantially similar to those in the Stein lawsuit, the Gatto lawsuit alleges that the registration statement on Form S-4 filed by Herman Miller on May 24, 2021 in connection with the merger omits material information concerning the sales process leading up to the merger and potential conflicts of interest involving Knoll’s financial advisor.
On June 9, 2021, Marc Waterman, also a purported Knoll stockholder, filed a complaint, Waterman v. Knoll, Inc. et al., C.A. No. 1:21-cv-05119, in the United States District Court for the Southern District of New York, against Knoll, the members of the Knoll Board, Herman Miller and Merger Sub (which we refer to as the “Waterman lawsuit”). The allegations, claims, and relief sought in the Waterman lawsuit are substantially similar to those in the Stein lawsuit and Gatto lawsuit.
Knoll and Herman Miller believe that the Stein lawsuit, Gatto lawsuit and Waterman lawsuit are without merit. For additional information, see the section entitled “The Merger—Litigation Relating to the Merger.”
The opinion of Herman Miller’s financial advisor and the opinion of Knoll’s financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.
Herman Miller and Knoll have received opinions from Goldman Sachs and BofA Securities, respectively, in connection with the merger (and, with respect to the opinion from Goldman Sachs, the preferred stock purchase), but have not obtained updated opinions from either financial advisor as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of Herman Miller or Knoll, general market and economic conditions and other factors that may be beyond the control of Herman Miller or Knoll, and on which each party’s financial advisor’s opinion was based, may significantly alter the value of Herman Miller or Knoll or the prices of the shares of Herman Miller common stock or of the shares of Knoll common stock by the time the merger is completed. The opinions do not speak as of the time the transactions will be completed or as of any date other than the date of such opinions. Because Herman Miller and Knoll do not currently anticipate asking their respective financial advisor to update its opinion, the opinions will not address the fairness of the merger consideration or the preferred stock purchase consideration, as applicable, from a financial point of view at the time the merger is completed. The Herman Miller Board’s recommendation that Herman Miller shareholders vote “FOR” approval of the Herman Miller share issuance proposal, and the Knoll Board’s recommendation that Knoll stockholders vote “FOR” approval of the Knoll merger proposal, however, are made as of the date of this joint proxy statement/prospectus.
For a description of the opinions that Herman Miller and Knoll received from their respective financial advisor, see the sections entitled “The Merger—Opinion of Goldman Sachs, Herman Miller’s Financial Advisor” and “The Merger—Opinion of BofA Securities, Knoll’s Financial Advisor.” A copy of the opinion of Goldman Sachs, Herman Miller’s financial advisor, is attached as Annex B to this joint proxy statement/prospectus and a copy of the opinion of BofA Securities, Knoll’s financial advisor, is attached as Annex C to this joint proxy statement/prospectus, and each is incorporated by reference herein in its entirety.
Herman Miller and Knoll will incur significant costs in connection with the transactions contemplated by the merger agreement and the preferred stock purchase agreement, which may be in excess of those anticipated by Herman Miller or Knoll.
Each of Herman Miller and Knoll has incurred and expects to continue to incur a number of non-recurring fees and costs associated with negotiating and completing the transactions, combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the merger and include, among others, the preferred stock purchase, employee retention costs, fees paid to financial, legal, strategic and accounting advisors, severance and benefit costs, proxy solicitation costs and filing fees.
Herman Miller and Knoll will also incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Herman Miller and Knoll will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although Herman Miller and Knoll each expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Herman Miller and Knoll to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.
The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Herman Miller following the completion of the transactions.
Many of these costs will be borne by Herman Miller or Knoll even if the transactions are not completed.
Knoll’s executive officers and directors have interests in the merger that may be different from, or in addition to, Knoll’s stockholders’ interests.
When considering the recommendation of the Knoll Board that the Knoll stockholders approve the Knoll merger proposal, Knoll stockholders should be aware that the directors and executive officers of Knoll have certain interests in the merger that may be different from, or in addition to, the interests of such stockholders. The Knoll Board was aware of the interests of Knoll’s directors and executive officers, and the Knoll Board considered such interests, among other matters, when it approved the merger agreement and in making its recommendations to Knoll’s stockholders. Additional interests of the directors and executive officers of Knoll include the treatment in the merger of Knoll option awards, Knoll restricted stock awards and Knoll PSU awards held by these directors and/or executive officers, as applicable, certain severance payments and other benefits that Knoll executive officers are entitled to receive upon a qualifying termination of employment following the completion of the merger, and indemnification and insurance for current and former directors and executive officers. See the section entitled “The Merger—Interests of Knoll’s Directors and Executive Officers in the Merger” for a more detailed description of these interests. As a result of these interests, these directors (as applicable) and executive officers might be more likely to support and to vote in favor of the proposals described in this joint proxy statement/prospectus than if they did not have these interests. Knoll stockholders should consider whether these interests might have influenced these directors (as applicable) and executive officers to recommend adopting the merger agreement.
As of the close of business on June 7, 2021, the most recent practicable date for which such information was available, Knoll directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 10,850,255 shares of Knoll common stock (including shares of Knoll preferred stock on an as-converted basis), or approximately 18.22% of the total voting power of the holders of Knoll capital stock as of June 7, 2021 voting as a single class, with the holders of Knoll preferred stock voting on an as-converted basis. As of such date, Investindustrial owned 169,165 shares of Knoll preferred stock, and was entitled to vote 10,099,402 shares of Knoll common stock on an as-converted basis, or approximately 16.96% of the total voting power of the holders of Knoll capital stock voting as a single class, with the holders of Knoll preferred stock voting on an as-converted basis, as of June 7, 2021. Pursuant to the voting agreement, Investindustrial has agreed to, among other things, vote all of its shares of Knoll preferred stock in favor of the Knoll merger proposal. Excluding Investindustrial’s shares of Knoll preferred stock, the remaining Knoll directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 750,853 shares of Knoll common stock, or approximately 1.23% of the total voting power of the holders of Knoll capital stock voting as a single class, with the holders of Knoll preferred stock voting on an as-converted basis as of June 7, 2021.
Risks Related to Herman Miller’s Business
You should read and consider the risk factors specific to Herman Miller’s business that will also affect the combined company after the closing. These risks are described in Herman Miller’s Annual Report on Form 10-K for the fiscal year ended May 30, 2020 and its Quarterly Reports on Form 10-Q for the quarterly periods ended

August 29, 2020, November 28, 2020 and February 27, 2021, which are incorporated by reference into this document, and in other documents that are incorporated by reference into this document. For additional information, see the section entitled “Where You Can Find More Information.”
Risks Related to Knoll’s Business
You should read and consider the risk factors specific to Knoll’s business that will also affect the combined company after the closing. These risks are described in Knoll’s Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, which are incorporated by reference into this document, and in other documents that are incorporated by reference into this document. For additional information, see the section entitled “Where You Can Find More Information.”

THE PARTIES TO THE MERGER
Herman Miller, Inc.
Herman Miller was incorporated in Michigan in 1905. Herman Miller’s purpose is design for the good of humankind. To this end, Herman Miller researches, designs, manufactures and distributes interior furnishings for environments where people live, learn, work, heal and play and provides related services that support organizations and individuals all over the world. Through research, Herman Miller seeks to understand, define and clarify customer needs and problems existing in its markets and to design products, systems and services that serve as innovative solutions to those needs and problems.
Herman Miller’s family of brands includes Herman Miller®, Design Within Reach®, Geiger®, Maharam®, Nemschoff®, Colebrook Bosson Saunders®, naughtone®, Maars® Living Walls and HAY®. Herman Miller products are sold primarily through the following channels: independent and owned contract furniture dealers, direct contract sales, retail studios, e-commerce platforms and direct-mail catalogs.
Herman Miller’s principal executive offices are located at 855 East Main Avenue, Zeeland, Michigan 49464, and its telephone number is (616) 654-3000. Herman Miller’s website address is www.hermanmiller.com. Information contained on Herman Miller’s website does not constitute part of this joint proxy statement/prospectus. Herman Miller’s stock is publicly traded on the NASDAQ, under the ticker symbol “MLHR.” Additional information about Herman Miller is included in documents incorporated by reference in this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”
Knoll, Inc.
Knoll designs, manufactures, markets and sells high-end commercial and residential furniture, lighting, accessories, textiles, fine leathers and designer felt for the workplace and residential markets, as well as modern outdoor furniture. Knoll works with clients to create inspired modern interiors. Knoll’s design-driven businesses share a reputation for high-quality and sophistication, offering a diversified product portfolio that endures throughout evolving trends and performs throughout business cycles. Knoll’s products are targeted at the middle to upper-end of the market where it reaches customers primarily through a broad network of independent dealers and distribution partners, its direct sales force, its showrooms, and its online presence.
Knoll focuses on two distinct markets, commercial and residential. Knoll targets commercial workplace clients through its direct sales force that is focused on furnishing offices by working with independent dealers, designers, architects and decorators. Knoll serves residential consumers directly and through “to the trade” specifiers including designers and architects, through Knoll’s online marketspace, retail shops and showrooms.
Knoll’s principal executive offices are located at 1235 Water Street, East Greenville, Pennsylvania 18041 and its telephone number is (215) 679-7991. Knoll’s website address is www.Knoll.com. Information contained on Knoll’s website does not constitute part of this joint proxy statement/prospectus. Knoll’s stock is publicly traded on the NYSE, under the ticker symbol “KNL.” Additional information about Knoll is included in documents incorporated by reference in this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”
Heat Merger Sub, Inc.
Heat Merger Sub, Inc., a wholly owned subsidiary of Herman Miller, is a Delaware corporation incorporated on April 16, 2021 for the purpose of effecting the merger. Heat Merger Sub, Inc. has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Heat Merger Sub, Inc. are located at 855 East Main Avenue, Zeeland, Michigan 49464, and its telephone number is (616) 654-3000.

THE MERGER
The following is a discussion of the merger between Herman Miller and Knoll. The description of the merger agreement in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A, and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement in its entirety. This section is not intended to provide you with any factual information about Herman Miller or Knoll. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Herman Miller and Knoll make with the SEC that are incorporated by reference into this joint proxy statement/prospectus, as described in the section entitled “Where You Can Find More Information.”
Background of the Transactions
The following is a summary of the events leading up to, including the key meetings, negotiations, discussions and actions between Knoll and Herman Miller and their respective advisors that preceded, the public announcement of the merger.
The Herman Miller Board and members of Herman Miller management regularly evaluate the strategic opportunities that might be available to Herman Miller, with a view towards enhancing shareholder value. As part of this ongoing process, Herman Miller has evaluated and considered from time to time various potential strategic transactions with other participants in Herman Miller’s industry.
As part of the Knoll Board’s ongoing efforts to strengthen Knoll’s business and enhance stockholder value, the Knoll Board and management regularly review and assess Knoll’s performance, strategy, financial position, leverage, opportunities and risks in light of current business and economic conditions, and developments in the industries in which Knoll participates, across a range of scenarios and potential future industry developments. These regular reviews have included evaluation of a variety of potential strategic combinations and acquisition opportunities. As part of these reviews, the Knoll Board has considered various factors, including potential cost and revenue synergies, product and geographic diversification, integration with operations and sales and marketing channels, asset quality, execution risk and likelihood of being value enhancing for Knoll’s stockholders. In connection with these reviews, the Knoll Board has received periodic updates from management and certain of its advisors regarding the general landscape of mergers and acquisitions, potential acquirers and acquisition candidates.
As part of its reviews and periodic assessments, the Knoll Board has discussed with management from time to time the status of the workplace and home furniture industries, including the secular decline in the workplace furniture industry in recent years. The workplace furniture industry had benefitted from a nearly two-decade expansion prior to 2000 without a down year. However, the workplace market has experienced a steady secular decline since 2001, punctuated by intermittent cyclical peaks and valleys, as the space allocated to office workers has compressed and furniture sales per office worker have declined due to changes in work processes, technology and real estate costs. The Knoll Board and management considered that certain innovations in Knoll’s product offerings helped expand Knoll’s reach into the office furniture industry, but could not offset the impact of the ongoing secular downtrend on Knoll’s sales and earnings.
From time to time, as part of Knoll’s long-standing efforts to expand its business in Europe and its residential furniture portfolio, senior executives of Knoll, including Andrew Cogan, the Chairman and Chief Executive Officer of Knoll, have had informal and preliminary conversations about potential strategic opportunities with senior executives of other companies in the furniture and design industry and also financial sponsors. These included conversations that Mr. Cogan had from time to time with representatives of Investindustrial. Mr. Cogan first became acquainted with Investindustrial in 2015 in connection with Knoll’s evaluation of a business subsequently acquired by Investindustrial. Periodic discussions regarding Knoll’s and Investindustrial’s shared interest in creating a global design-led furniture business continued over the years. Mr. Cogan updated the Knoll Board regarding these interactions with representatives of Investindustrial and other companies and financial sponsors during regularly scheduled and special meetings of the Knoll Board.
In January 2019, Mr. Cogan and Jeffrey Harris, the lead director of the Knoll Board, met in New York with representatives of Investindustrial and another financial sponsor (“Sponsor A”). Investindustrial and Sponsor A submitted a written proposal to acquire Knoll through a jointly controlled entity (“Company A”) in an all-cash transaction. During February 2019, the Knoll Board held several meetings with members of Knoll management and representatives of Goldman Sachs, who Knoll management preliminarily had requested advise Knoll in connection with its evaluation of certain strategic alternatives, in attendance. Based on discussions among the Knoll Board, Knoll management and representatives of Goldman Sachs, and preliminary financial analyses performed by Goldman Sachs, the Knoll Board determined that there was compelling logic behind a business combination of Knoll and Company A, but that the offer from Investindustrial and Sponsor A was lower than Knoll’s perceived intrinsic value. At the direction of the Knoll Board, Messrs. Harris and Cogan made a non-binding counterproposal to the representatives of Investindustrial and Sponsor A for Knoll to instead acquire Company A in an all-stock transaction. Following a meeting in Milan, Italy on February 25, 2019, Investindustrial and Sponsor A rejected Knoll’s counterproposal but expressed their continued interest in a business combination of Knoll and Company A. As authorized by the Knoll Board, Messrs. Harris and Cogan continued the dialogue with representatives of Investindustrial and Sponsor A over the following weeks. These discussions resulted in two further written proposals from Investindustrial and Sponsor A for the acquisition of Knoll by Company A in an all-cash transaction. During special meetings of the Knoll Board, at which members of Knoll senior management and representatives of Goldman Sachs and Sullivan & Cromwell LLP (which we refer to as “Sullivan & Cromwell”), Knoll’s outside legal counsel, were in attendance, the Knoll Board considered the proposals. Representatives of Goldman Sachs reviewed with the Knoll Board Goldman Sachs’s preliminary financial analyses of the proposals from Investindustrial and Sponsor A. The Knoll Board also considered whether to solicit other potentially interested acquirers. The Knoll Board’s consensus was that the potential leak and other risks associated with such solicitations were not warranted given the low likelihood that any other party would pay a higher value for Knoll than that proposed by Investindustrial and Sponsor A and that no third party had approached Knoll with a proposal regarding a potential acquisition of Knoll in the previous 10 years. The Knoll Board ultimately determined to move forward with negotiations with Investindustrial and Sponsor A on the basis of the second revised written proposal. However, prior to an exclusivity agreement being executed, the Knoll Board learned that Sponsor A had not obtained internal approval with respect to the second revised proposal delivered to Knoll. The Knoll Board determined in April 2019 that it was in the best interests of Knoll and its stockholders to terminate discussions with Investindustrial and Sponsor A with respect to a transaction with Company A.
In March 2020, at the outset of the COVID-19 pandemic, the Knoll Board began considering various financial scenarios, including with respect to Knoll’s leverage, liquidity, operating expenses and capital expenses in light of the significant impact of the pandemic on Knoll’s manufacturing operations, customers and revenues and the trading price of Knoll’s common stock. Throughout March and April 2020, the Knoll Board and senior management recognized that the pandemic was accelerating secular trends that might permanently alter the workplace and residential furniture industries. During this time, the Knoll Board split its focus between implementing mitigation techniques to ensure the safety of Knoll employees and considering and implementing measures to address Knoll’s worsening profitability and cash flow resulting from the pandemic, including, among other things, implementing employee furloughs and reducing employee benefits, modifying payment terms to incentivize faster payments by dealers, reducing the amount of Knoll’s quarterly dividend and the Knoll Board members agreeing to take director compensation in shares in lieu of cash.
On April 6, 2020, the Knoll Board convened a regular meeting, with members of Knoll senior management in attendance. At the meeting, among other things, Mr. Cogan provided an update to the Knoll Board regarding Knoll’s current operations in the context of the COVID-19 pandemic. Mr. Cogan and Charles Rayfield, Knoll’s Chief Financial Officer, reviewed with the Knoll Board various financial scenarios and measures taken to reduce operating expenses and capital expenses to date, including management’s downside scenario model which indicated that Knoll could be in an uncomfortable liquidity position and in violation of the financial covenants contained in Knoll’s credit agreement later that year as a result of the pandemic’s impact on, among other things, Knoll’s operations and worsening demand in Knoll’s workplace business. Knoll management also reviewed with the Knoll Board an analysis of dealer collections, which showed that collections were dragging out as a result of dealers requesting extended payment terms during the pandemic, thereby lengthening the total time for Knoll’s sales to convert to cash and further worsening Knoll’s liquidity position.
On April 12, 2020, Mr. Cogan received a telephone call from a representative of Investindustrial, informing Mr. Cogan that Investindustrial had purchased approximately 4% of the outstanding shares of Knoll’s common stock and that Investindustrial continued to believe in Knoll’s strategy. Further, the representative of Investindustrial indicated to Mr. Cogan that Investindustrial had interest in being a source of financing for Knoll if the need were to arise. Mr. Cogan promptly informed Mr. Harris of this conversation.
On April 21, 2020, the Knoll Board convened a regular meeting, with members of Knoll senior management and representatives of Goldman Sachs in attendance. At the meeting, among other things, Mr. Cogan reviewed with the Knoll Board management’s then-current business outlook and some of the measures taken to date in response to the COVID-19 pandemic. Mr. Cogan also informed the Knoll Board of Investindustrial’s statement that it had recently purchased approximately 4% of the outstanding shares of Knoll’s common stock. Mr. Rayfield then reviewed with the Knoll Board various financial scenarios, including the financial covenants under Knoll’s credit agreement in the context of each of the different planning scenarios. Under the downside scenario, Knoll was projected to be in sustained breach of the net leverage covenant under Knoll’s credit agreement beginning in the third quarter of 2020. Representatives of Goldman Sachs then reviewed with the Knoll Board various alternatives to address Knoll’s potential liquidity issues, including approaching the administrative agent under Knoll’s credit agreement regarding an amendment to, and limited waiver of, the financial covenants contained therein, suspending the Knoll dividend, and raising additional capital through one of various financing options presented by representatives of Goldman Sachs. The meeting concluded with the members of the Knoll Board determining to take director compensation in shares in lieu of cash for at least the remainder of calendar year 2020 in an effort to help preserve Knoll’s liquidity.
On April 23, 2020, the Knoll Board convened a special meeting, with members of Knoll senior management in attendance. At the meeting, Mr. Cogan provided a more detailed update to the Knoll Board regarding the conversation he had with the representative of Investindustrial on April 12th. Mr. Cogan reminded the Knoll Board that Investindustrial indicated it had claimed to have purchased approximately 4% of the outstanding shares of Knoll’s common stock and that it continued to believe in Knoll’s strategy and had interest in being a source of financing for Knoll if the need arose in the future. There had not been any specific transaction proposed by Investindustrial at that time and, therefore, the discussion was preliminary and preparatory. The Knoll Board discussed whether to engage a financial advisor in order to be prepared if Investindustrial were to submit a proposal that the Knoll Board desired to consider, with the consensus being that proposals should be requested from each of Goldman Sachs and BofA Securities.
Following the April 23, 2020 board meeting, Knoll management solicited proposals from each of Goldman Sachs and BofA Securities to act as financial advisor in connection with the Knoll Board’s evaluation of potential strategic alternatives.
On May 5, 2020, the Knoll Board convened a regular meeting, with members of Knoll senior management in attendance. At the meeting, among other things, Mr. Cogan provided an update to the Knoll Board regarding the business’s condition and Knoll management’s then-current strategic thinking, including in light of actions being taken by competitors to address the impact of the pandemic. Mr. Rayfield then provided an update to the Knoll Board regarding the various financial planning scenarios discussed at the prior regular meeting, including that the downside scenario appeared to be the most likely outcome. Mr. Rayfield also explained that, given Knoll’s worsening financial condition and as a result of management’s projection that Knoll would breach certain financial covenants in Knoll’s credit agreement later that year, Knoll’s independent auditors planned to include a going concern warning in Knoll’s upcoming quarterly report. Mr. Rayfield then summarized for the Knoll Board the cash management measures taken by Knoll to date, including a reduction in the amount of the Knoll dividend, reductions in capital expenditures, alternative dealer payment terms to incentivize faster payments, extending the payment terms of Knoll’s accounts payable, negotiated rent deferrals, and suspension of Knoll’s matching of employee contributions under Knoll’s retirement savings plan.
On May 17, 2020, Knoll retained BofA Securities pursuant to an engagement letter between Knoll and BofA Securities. Goldman Sachs and Knoll did not enter into an engagement letter, and Knoll did not pay any fees to Goldman Sachs for any of its abovementioned advice to Knoll.
On June 4, 2020, the Knoll Board convened a regular meeting, with members of Knoll senior management and representatives of BofA Securities in attendance. At the meeting, among other things, Mr. Cogan provided a business update to the Knoll Board and also discussed the potential amendment to Knoll’s credit agreement. Representatives of BofA Securities then reviewed with the Knoll Board illustrative terms of the proposed credit agreement amendment, including proposed amendments to pricing terms, financial covenants and other negative covenants. Representatives of BofA Securities then reviewed Knoll’s capital structure, liquidity and leverage, and presented various capital raising alternatives to the Knoll Board, including an additional term loan, a high yield bond, a convertible debt instrument, a broad equity offering, and a private placement equity investment. Mr. Cogan also informed the Knoll Board that there had not been any further outreach from Investindustrial since the phone call of April 12th. A representative of BofA Securities then reviewed certain considerations regarding a potential financing transaction with Investindustrial. A discussion ensued among the members of the Knoll Board regarding pros and cons associated with the different capital raising strategies discussed, with the consensus being that a potential convertible debt instrument or a private placement equity investment were the most attractive alternatives. The Knoll Board also discussed the strategy for approaching Investindustrial. The meeting concluded with the Knoll Board directing management to work with BofA Securities on an amendment to Knoll’s credit agreement and a potential convertible debt offering. The Knoll Board also directed Mr. Harris to reach out to Investindustrial and inquire of their continued interest in an investment in Knoll.
Shortly following the meeting of the Knoll Board on June 4th, Mr. Harris had a conversation by telephone with a representative of Investindustrial during which the representative indicated to Mr. Harris that Investindustrial was interested in consummating a potential financing transaction with Knoll and that Investindustrial planned to submit a proposal soon. The representative of Investindustrial also indicated to Mr. Harris that Investindustrial was flexible regarding the size and structure of the potential investment and that it would be open to listening to terms Knoll wished to propose.
On June 8, 2020, the Knoll Board convened a special meeting, with members of Knoll senior management and representatives of BofA Securities in attendance. At the meeting, Mr. Harris updated the Knoll Board that Investindustrial was interested in a potential financing transaction and was working on a proposal to submit for the Knoll Board’s consideration. Representatives of BofA Securities then reviewed with the Knoll Board an updated overview of pricing terms to consider proposing in connection with the potential credit agreement amendment and an updated analysis regarding the capital raising alternatives being considered, namely a potential convertible debt offering and a potential private placement transaction with Investindustrial. A discussion ensued among the members of the Knoll Board regarding the terms of a potential convertible debt offering and the potential private placement transaction with Investindustrial, including, among other things, the amount of the financing in each case, the applicable coupon or dividend, the proposed conversion premium, and certain governance matters related to the potential equity investment by Investindustrial. Representatives of BofA Securities also reviewed with the Knoll Board an illustrative dual-track process timeline for simultaneously progressing both capital raising alternatives. After discussing the options in detail, including the pros and cons associated with each, the Knoll Board directed management and Mr. Harris to prepare a term sheet to send to Investindustrial for a potential private placement transaction based on the terms discussed at the meeting. The Knoll Board agreed that Knoll would continue to work on the potential convertible debt offering and credit agreement amendment in parallel.
Following the meeting of the Knoll Board on June 8th, Mr. Harris delivered to representatives of Investindustrial the term sheet prepared by Knoll management for a potential private placement transaction. The term sheet proposed a $175 million purchase by Investindustrial of a Knoll convertible preferred security, the terms of which would include, among other things, a quarterly dividend payable in cash or in kind at Knoll’s option for two years and in cash thereafter, a right to convert at any time, certain call and redemption rights of Knoll, certain redemption rights of Investindustrial, registration rights, and one additional member being added to the Knoll Board who would be designated by Investindustrial so long as it held 50% of the amount of the preferred security initially purchased.
On June 10, 2020, representatives of Investindustrial delivered to Knoll a counterproposal to the Knoll proposal, which included, among other things, a preferred quarterly dividend that would be paid prior to any dividends to common stockholders, participation on an as-converted basis with dividends paid to common stockholders in excess of a specified threshold, and certain changes to the redemption rights of Knoll and Investindustrial.
Later that day, the Knoll Board convened a special meeting, with members of Knoll senior management and representatives of BofA Securities in attendance. At the meeting, Mr. Harris updated the Knoll Board on the counterproposal delivered by Investindustrial, which was discussed in detail by the Knoll Board. Mr. Harris also informed the Knoll Board that Investindustrial was willing to move quickly to consummate the potential financing transaction. Representatives of BofA Securities reviewed with the Knoll Board certain considerations relevant to determining whether the private sale to Investindustrial of a preferred equity security or the potential convertible debt offering should be pursued. The Knoll Board considered, (i) on the one hand, the benefits associated with the potential private placement transaction with Investindustrial, including that (a) Knoll would not be adding additional debt to its already significantly leveraged balance sheet, (b) the equity security would not be treated as debt for purposes of the financial covenants in Knoll’s credit agreement, thereby likely obviating the need for an amendment to the credit agreement, (c) Investindustrial’s operating expertise and capabilities and familiarity with Knoll’s business would provide value to Knoll beyond the injection of capital, and (d) there would be speed and certainty if Knoll pursued the potential transaction with Investindustrial given Investindustrial’s limited due diligence requirements and willingness to move on an expedited timeline, and (ii) on the other hand, the negative considerations associated with the potential private placement transaction with Investindustrial as compared to the potential convertible debt offering, including (x) an inability to hedge the conversion premium in a similar way that a public convertible note could be hedged, (y) the governance rights, including a seat on the Knoll Board, that Investindustrial would require and (z) that Investindustrial would become a large shareholder with significant influence. The Knoll Board also considered BofA Securities’s analyses regarding the impact of a potential convertible debt instrument on Knoll’s public common stock and the deteriorating market for the convertible debt option, which was a significant concern of the Knoll Board. After further extensive discussion, the Knoll Board determined that a private sale to Investindustrial of a preferred equity security would be the most beneficial capital raising opportunity for Knoll and its stockholders. The Knoll Board also considered whether to approach any other potentially interested sources of financing regarding the contemplated transaction, with the consensus being that a transaction with Investindustrial would be most beneficial to Knoll given the speed and certainty such a transaction would bring, Investindustrial’s understanding of Knoll’s business and the value it could deliver to Knoll as a strategic partner and large shareholder relative to a financial sponsor unfamiliar with Knoll’s business and management team, and the low likelihood that any third party would be willing to provide financing on more beneficial terms. The meeting concluded with the Knoll Board authorizing Mr. Harris and Knoll management to negotiate the terms of the potential private placement transaction with Investindustrial further within the parameters discussed at the meeting.
Following further discussions and negotiations between representatives of Investindustrial and the Knoll Board and their respective advisors to finalize definitive investment documentation, and completion of Investindustrial’s due diligence, Knoll entered into an investment agreement with Investindustrial on June 22, 2020, pursuant to which Knoll subsequently issued and sold to Investindustrial 164,000 shares of Knoll’s Series A Convertible Preferred Stock, par value $1.00 per share (which we refer to as the “Knoll preferred stock”) for an aggregate purchase price of $164 million, which amount was downsized from the initial $175 million proposed. The Knoll Board believed the investment by Investindustrial fortified Knoll’s balance sheet and enhanced Knoll’s ability to continue to execute its strategic plan in the face of an uncertain macroeconomic environment, and also explore future strategic opportunities should they arise. Pursuant to the terms of the investment agreement, Knoll increased the size of its board as of the closing date of the investment by Investindustrial in order to elect an individual designated by Investindustrial to fill the resulting vacancy. Knoll and Investindustrial also entered into a registration rights agreement.
On July 21, 2020, the sale to Investindustrial of shares of Knoll preferred stock closed.
During July through October 2020, the Knoll Board continued to focus on Knoll’s response to the COVID-19 pandemic, Knoll’s strategy in light of the industry outlook and the management of Knoll’s financial position.
On October 12, 2020, the Herman Miller Board held a regularly scheduled meeting, with representatives of Herman Miller management and representatives of Goldman Sachs, Herman Miller’s long-time financial advisor, in attendance for portions of the meeting. Members of Herman Miller management and representatives of Goldman Sachs presented a financial analysis of a potential acquisition of Knoll by Herman Miller. Following discussion, the Herman Miller Board requested that Herman Miller management attempt to ascertain whether Knoll would be open to exploring a transaction in order to determine whether Herman Miller should devote additional resources to consideration of the acquisition. The Herman Miller Board discussed the establishment of an ad hoc subcommittee of the Herman Miller Board (the “Herman Miller Subcommittee”) to consider matters relating to a potential acquisition of Knoll, to discuss related matters with Herman Miller management and to facilitate communication with the remaining members of the Herman Miller Board, in each case between meetings of the Herman Miller Board and during the preliminary exploration of a transaction. In early November, the Herman Miller Subcommittee was constituted.
On October 20, 2020, in connection with their engagement by Herman Miller, Goldman Sachs provided Herman Miller with a letter disclosing certain of its investment banking relationships with Knoll and Investindustrial. The members of the Goldman Sachs team advising Herman Miller did not include any of the same individuals that had provided preliminary advice to Knoll during 2019 or 2020.
Accordingly, on November 5, 2020, a representative of Goldman Sachs contacted Mr. Cogan by telephone to discuss the willingness of the Knoll Board to consider a proposal for a business combination of Herman Miller and Knoll. Mr. Cogan responded that Knoll was not currently for sale, but that the Knoll Board would of course listen to any proposals that Herman Miller might present. Mr. Cogan promptly informed Mr. Harris of this conversation.
On November 13, 2020, the Knoll Board convened a special meeting, with members of Knoll senior management in attendance. At the meeting, Mr. Cogan updated the Knoll Board regarding his discussion with the representative of Goldman Sachs. After a preliminary discussion of the benefits of and hurdles to a potential combination of Herman Miller and Knoll, the Knoll Board unanimously agreed to request that BofA Securities conduct preliminary financial analyses pursuant to the existing engagement letter between Knoll and BofA Securities. Given the prior discussions between Investindustrial and Knoll with respect to a potential acquisition of Knoll, the Knoll Board requested that Roberto Ardagna, the director designated by Investindustrial, abstain from sharing with Investindustrial the preliminary information discussed at the board meeting about a potential business combination of Herman Miller and Knoll, and Mr. Ardagna agreed to abstain from sharing any such information. Mr. Ardagna also recused himself from all future meetings of the Knoll Board related to the potential combination of Knoll and Herman Miller.
Also on November 13, 2020, the Herman Miller Subcommittee met, with representatives of Herman Miller management, Goldman Sachs and Boston Consulting Group (“BCG”), an advisor to Herman Miller, in attendance, to further discuss the strategic rationale for the potential transaction, review potential deal terms, and discuss financial analyses related to the potential transaction. On November 18, 2020, Andi Owen, the President and Chief Executive Officer of Herman Miller, contacted Mr. Cogan by telephone to discuss a potential business combination of Knoll and Herman Miller. Ms. Owen indicated to Mr. Cogan that she had great respect for Knoll and that she believed there was compelling strategic logic to bring the two companies together given their complementary product portfolios, similar digital initiatives, and shared commitment to design, and the need for structural change given secular, industry and macroeconomic trends. No specific terms of a transaction were discussed at this time. Mr. Cogan promptly informed Mr. Harris of this conversation.
On November 30, 2020, the members of the Knoll Board other than Mr. Ardagna (who had recused himself, as noted above) convened a special meeting, with members of Knoll senior management in attendance. At the meeting, Mr. Cogan updated the Knoll Board regarding his discussion with Ms. Owen. The Knoll Board and senior management also discussed the preliminary financial analyses that BofA Securities had undertaken since the prior board meeting regarding Knoll and Herman Miller based on forecasts prepared by Sidoti & Company, LLC, an analyst firm that follows both Knoll and Herman Miller (which we refer to as “Sidoti”), and additional potentially interested parties and their respective ability to make a competitive offer for an acquisition of Knoll. The Knoll Board engaged in an extensive discussion of, among other things, Knoll’s business, current industry and market conditions, Knoll’s valuation, potential transaction structures and potential synergies in a transaction. There was no specific offer then currently pending from Herman Miller and, therefore, the discussion was preliminary and preparatory. The Knoll Board told Mr. Cogan that it was supportive of these discussions and asked Mr. Cogan to continue to keep the Knoll Board apprised of any material developments, including through Mr. Harris.
On December 1, 2020, at a regularly scheduled meeting of the Knoll Board at which Knoll management was in attendance, the Knoll Board approved the Knoll 2021 financial and operating plan, including the financial projections included therein.
On December 7, 2020, the Herman Miller Subcommittee met, with members of Herman Miller management and representatives of Goldman Sachs, BCG, and Herman Miller’s outside counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) in attendance. The attendees reviewed and discussed strategic options that might be available to Herman Miller, including the potential acquisition of Knoll, reviewed financial analyses of the potential transaction, and discussed matters relating to the businesses of each of Herman Miller and Knoll that might be relevant to a potential combination of the two, including integration matters. The attendees discussed potential consideration that might be offered to Knoll in any transaction, including whether consideration consisting solely of Herman Miller common stock or of a mix of Herman Miller common stock and cash would be most beneficial to Herman Miller and/or attractive to Knoll, and options to structure a potential exchange ratio for the stock component of the consideration. The Herman Miller Subcommittee met again on December 9, 2020, with members of Herman Miller management in attendance, to further review financial and strategic information related to a potential transaction with Knoll and to discuss options that might be available for the treatment of the outstanding Knoll preferred stock in connection with any such transaction.
On December 11, 2020, the Herman Miller Board held a special meeting, with members of Herman Miller management and representatives of Goldman Sachs, BCG and Wachtell Lipton in attendance. Management and Herman Miller’s advisors presented an overview of the analyses that had been conducted to date on the potential acquisition of Knoll, including the strategic rationale, information about Knoll’s business derived from public information, and potential synergies that might result. The parties also discussed options for the treatment of the Knoll preferred stock in a transaction. Following discussion, the Herman Miller Board requested that additional analysis be conducted on the potential to structure a transaction to include a combination of cash and Herman Miller common stock, and approved management approaching Knoll with a non-binding proposal for an acquisition of Knoll in exchange for consideration of no greater than 0.50 shares of Herman Miller common stock per share of Knoll common stock (with the specific exchange ratio to be proposed to be set following further discussions by the Herman Miller Subcommittee), based on an assumption that the Knoll preferred stock would receive all cash consideration. The Herman Miller Subcommittee met on December 17, 2020, with members of Herman Miller management in attendance, and, following discussion of additional financial and strategic options relating to a potential transaction, approved the making of a non-binding proposal to Knoll for a transaction at an exchange ratio of 0.50 shares of Herman Miller common stock per share of Knoll common stock.
On December 18, 2020, Mr. Cogan and Ms. Owen spoke by telephone to discuss exploring further a potential business combination of Herman Miller and Knoll. Ms. Owen indicated to Mr. Cogan that she viewed the potential business combination as a great opportunity for both companies and that she expected the potential transaction to yield significant synergies for the combined company. Mr. Cogan promptly informed Mr. Harris of this conversation.
Later that day, Ms. Owen delivered a non-binding written proposal to Mr. Cogan for the acquisition of Knoll, which provided for a fixed exchange ratio of 0.50 Herman Miller shares of common stock per Knoll share of common stock, representing an implied value of $17.61 per Knoll share based on the closing share price of Herman Miller’s common stock on December 17, 2020, a premium of approximately 25.7% to the December 17, 2020 closing price of Knoll’s common stock, a premium of approximately 26.9% to the 30-day volume-weighted average price of Knoll’s shares of common stock, and an implied enterprise value for Knoll of approximately $1.42 billion. The proposal indicated that the consideration would consist entirely of Herman Miller stock, and that Knoll common stockholders would own approximately 30% of the combined company, assuming that Knoll’s preferred stock would be redeemed for approximately $219 million in cash. The proposal further indicated that Herman Miller believed the proposed business combination would have estimated annual run rate synergies in the range of $80 to $100 million resulting from, among other things, procurement benefits, rationalization of the combined company’s manufacturing and the reduction of duplicative operating expenses and corporate costs. The proposal also indicated that a transaction would be subject to a period of mutual due diligence and mutually acceptable documentation.
On December 21, 2020, the members of the Knoll Board other than Mr. Ardagna convened a special meeting, which was attended by members of Knoll senior management and a representative of Sullivan & Cromwell. The representative of Sullivan & Cromwell reviewed with the Knoll Board its fiduciary duties in connection with its consideration of any potential sale transaction, including Herman Miller’s proposal. The representative of Sullivan & Cromwell also advised Knoll management to not engage in any discussions with Herman Miller or its representatives regarding employment or executive compensation unless and until specifically authorized to do so by the Knoll Board. During the meeting, Mr. Cogan updated the Knoll Board regarding his discussions with Ms. Owen and the written proposal received from Ms. Owen the same day.

Mr. Cogan reviewed some of the synergies considerations he had discussed with Ms. Owen and how those considerations related to the proposal submitted by Herman Miller. A discussion ensued among the members of the Knoll Board, including regarding BofA Securities’ preliminary financial analyses that had been provided to the Knoll Board prior to the receipt of Herman Miller’s December 18th proposal letter. The consensus of the Knoll Board was that the proposal from Herman Miller understated the fair value of Knoll. After discussing the matter further in an executive session, the Knoll Board authorized Mr. Harris to respond to Herman Miller’s proposal in writing on the Knoll Board’s behalf, consistent with the Knoll Board’s discussions.
On December 28, 2020, Mr. Harris delivered to Ms. Owen a letter stating that Knoll appreciated the hard work and analysis underlying the December 18th proposal from Herman Miller, but that after consideration the Knoll Board concluded that its sense of the fair value of Knoll was sufficiently distant from the economic terms set out in the proposal letter such that it would not be productive to engage in further discussions at that time. Ms. Owen promptly shared the letter with the members of the Herman Miller Subcommittee.
On January 8, 2021, a representative of Goldman Sachs contacted Mr. Harris by telephone to discuss the letter sent by Mr. Harris on December 28th. The representative of Goldman Sachs reiterated to Mr. Harris that Herman Miller saw a strong opportunity for meaningful synergies that could be realized in a business combination of Knoll and Herman Miller. Mr. Harris thanked the representative of Goldman Sachs and emphasized that the Knoll Board was open-minded to considering strategic alternatives, but that Knoll was not going to engage in further discussions without a compelling price, given that the Knoll Board was not looking to sell the company and had full confidence in Knoll’s senior management to continue delivering value to Knoll stockholders. Mr. Harris indicated that while the Knoll Board was not proposing a price, he thought Herman Miller should be aware that the Knoll Board was unlikely to find a price not in the $20+ per share range to be sufficiently compelling. The representative of Goldman Sachs indicated that he would confer with his client further.
On January 14, 2021, the Herman Miller Board held a regularly scheduled meeting, with members of Herman Miller management in attendance. Ms. Owen provided the directors with an update on the status of discussions with Knoll, including Knoll’s response to the December 18th proposal letter and the subsequent discussions with Goldman Sachs. It was agreed that management would discuss potential next steps further with the Herman Miller Subcommittee prior to further outreach to Knoll.
On January 26, 2021, the Herman Miller Subcommittee met, with members of Herman Miller management in attendance. Based on feedback from Knoll, members of management provided analyses of the potential for a transaction in which Herman Miller would acquire Knoll for a mix of stock and cash (including the potential to acquire the Knoll preferred stock either for cash or for equity), and management’s view as to the value that Herman Miller would be required to offer in order for Knoll to agree to engage. The management representatives reviewed detailed financial information with the Herman Miller Subcommittee, including potential options to finance the cash portion of the purchase price. Following discussion, the Herman Miller Subcommittee approved Herman Miller management approaching Knoll with a revised non-binding proposal for a cash and stock transaction, subject to an agreed limit that management would not exceed prior to further discussion with the Herman Miller Subcommittee or the Herman Miller Board.
On February 1, 2021, Ms. Owen delivered a revised non-binding proposal to Mr. Harris for the acquisition of Knoll, which provided for $11.00 in cash and 0.32 Herman Miller shares of common stock per share of Knoll common stock, representing an implied value of $21.96 per Knoll share of common stock based on the closing share price of Herman Miller’s common stock on January 29, 2021, a premium of approximately 46.8% to the January 29, 2021 closing price of Knoll’s shares of common stock, a premium of approximately 46.9% to the 30-day volume-weighted average price of Knoll’s common stock, and an implied enterprise value for Knoll of approximately $1.65 billion. The proposal indicated that Knoll common stockholders would own approximately 22% of the combined company, that Knoll’s preferred stock would be redeemed for approximately $219 million in cash, and that Herman Miller believed the proposed business combination would have estimated run rate synergies in the range of $80 to $100 million for the reasons described in Herman Miller’s December 18th proposal. The proposal also indicated that Herman Miller was prepared to move expeditiously to complete mutual due diligence and reach a mutually acceptable definitive agreement.
On February 4, 2021, the members of the Knoll Board other than Mr. Ardagna convened a special meeting, which was attended by members of Knoll senior management and representatives of Sullivan & Cromwell and

BofA Securities. The representatives of Sullivan & Cromwell reminded the members of the Knoll Board of their fiduciary duties in the context of a potential business combination, and also discussed with the Knoll Board certain process and substantive issues in the context of an unsolicited offer to acquire Knoll. During the meeting, Messrs. Harris and Cogan updated the Knoll Board on Herman Miller’s February 1st cash and stock proposal. Representatives of BofA Securities also reviewed in detail with the Knoll Board, among other things, its preliminary financial analyses of Knoll and Herman Miller based on the Knoll forecasts prepared by Knoll management and forecasts for Herman Miller based on analyst estimates from Sidoti and Thompson Research Group, the other analyst firm that follows both Knoll and Herman Miller (which we refer to as “street forecasts”), an overview of other potentially interested acquirers and illustrative analyses of their respective ability to make a competitive bid for an acquisition of Knoll based on public information, and potential next steps. The disclosure letter delivered by BofA Securities to the Knoll Board earlier that day regarding certain of BofA Securities’ relationships with Herman Miller, Knoll and Investindustrial was also discussed. After discussing various topics, including financial projections, valuation considerations, risks to the business during a sale process, potential leaks and related employee retention issues, mutual due diligence, timing of a potential transaction and stockholder approval considerations, the Knoll Board determined that it would be in the best interests of Knoll and its stockholders to continue engaging in discussions with Herman Miller regarding a potential transaction. The Knoll Board directed Mr. Harris to communicate to representatives of Goldman Sachs that Knoll was willing to move forward with discussions in order to develop a better understanding of Herman Miller’s rationale for the proposed transaction, including anticipated synergies, but that the Knoll Board did not view the economic terms in Herman Miller’s February 1st proposal as sufficient.
On February 10, 2021, Mr. Harris contacted the representative of Goldman Sachs by telephone to convey the Knoll Board’s position. During the call, Mr. Harris made clear to the representative of Goldman Sachs that the Knoll Board would need to develop a better understanding of the anticipated synergies resulting from a potential business combination in order for the Knoll Board to properly evaluate Herman Miller’s proposal. Mr. Harris and the representative of Goldman Sachs accordingly agreed to seek to schedule a discussion the following week among members of the Knoll and Herman Miller teams to further discuss Herman Miller’s strategic rationale for, and the anticipated synergies resulting from, a business combination with Knoll. Following this discussion, representatives of Sullivan and Cromwell sent a draft confidentiality agreement, including a “standstill” provision, to representatives of Wachtell Lipton.
On February 16, 2021, the Herman Miller Subcommittee met, with members of Herman Miller management in attendance. Members of Herman Miller management updated the members of the Herman Miller Subcommittee on Knoll’s response to the most recent transaction proposal, including the upcoming planned meeting, and the attendees discussed potential responses to Knoll, and the scope and format of information to be shared and the approach the Herman Miller attendees would employ at the meeting with Knoll.
On February 25, 2021, Messrs. Harris and Cogan, along with several other members of the Knoll Board, met with Ms. Owen, other representatives of Herman Miller and representatives of Goldman Sachs through a video teleconference to further discuss a potential business combination, including Herman Miller’s strategic rationale for a business combination with Knoll, overall industry trends and synergies expected to result from a business combination of Knoll and Herman Miller. The meeting ended with the parties agreeing they would each go back to their respective boards to continue considering a potential transaction, but with no firm commitment regarding next steps.
On February 26, 2021, the members of the Knoll Board other than Mr. Ardagna convened a special meeting, which was attended by members of Knoll senior management and representatives of Sullivan & Cromwell, to discuss the status of conversations with Herman Miller. The Knoll Board discussed Herman Miller’s February 1st proposal, including the pros and cons of a potential transaction in light of the industry outlook. Mr. Cogan reviewed with the Knoll Board the cost and revenue synergies, opportunities and challenges he saw in the proposed business combination with Herman Miller. The Knoll Board discussed management’s standalone five-year business plan and Knoll’s standalone value. The Knoll Board also discussed BofA Securities’ preliminary financial analyses of Knoll based on Knoll management’s five-year business plan, of Herman Miller based on street forecasts for Herman Miller, and of the combined company based on Knoll management’s five-year business plan and street forecasts for Herman Miller, and BofA Securities’ analysis regarding the willingness and ability of Investindustrial to make a competitive bid for the acquisition of Knoll. Further, the Knoll Board discussed Herman Miller’s ability and potential willingness to increase its offer price, and the fact that the Knoll Board viewed Herman Miller’s proposal as not reflecting the best offer on an implied deal equity value basis that Herman Miller could put forward in light of the synergies contemplated to result from the proposed business combination. A further discussion among the members of the Knoll Board ensued regarding the possibility of leaks and management distraction and the preference to move quickly to minimize those risks, mutual due diligence, the timing and pros and cons of potentially contacting other potential bidders, the requirement for Herman Miller and Knoll stockholder approval of the transaction, and financing and regulatory risks. Representatives of Sullivan & Cromwell responded to questions from the Knoll Board regarding timing and process, transaction structure and potential material merger agreement terms. The Knoll Board also discussed the likelihood that Herman Miller would require a voting agreement with Investindustrial, which held approximately 21% of the total voting power of Knoll capital stock voting as a single class (with Investindustrial voting its shares of Knoll preferred stock on an as-converted basis). After further discussing the BofA Securities overview of additional potentially interested acquirers, including the illustrative analysis of Investindustrial’s ability to pay, the Knoll Board determined that no potential acquirers other than Investindustrial should be solicited at that time in light of various considerations, including the Knoll Board’s belief as to (i) the low likelihood of significant interest in a transaction with Knoll by alternative strategic counterparties that would be willing to provide Knoll stockholders with greater value than the proposed business combination with Herman Miller, given the anticipated synergies in a business combination with Herman Miller, (ii) the risk of jeopardizing a compelling proposal from Herman Miller if Knoll contacted other potential acquirers other than Investindustrial in regards to a potential business combination, and (iii) the significant risk of potential leaks if Knoll or its representatives were to contact other potential bidders. The meeting concluded with the Knoll Board authorizing and directing Messrs. Harris and Cogan and Michael Pollner, SVP, Chief Administrative Officer & General Counsel of Knoll, to work with Sullivan & Cromwell to prepare a term sheet of material merger agreement terms to be sent to Herman Miller which addressed the issues discussed at the meeting, and to also work with representatives of BofA Securities to develop a Knoll price counterproposal to Herman Miller’s February 1st price proposal. Consistent with the Knoll Board’s discussion at the meeting, the Knoll Board directed that the Knoll price counterproposal seek for Knoll even more of the synergies value expected to result from the potential transaction than the substantial synergies value already reflected in Herman Miller’s February 1st proposal.
From February 27, 2021 to March 1, 2021, Messrs. Cogan, Harris and Pollner worked with representatives of Sullivan & Cromwell and BofA Securities to draft a term sheet regarding a potential business combination of Knoll and Herman Miller.
On March 2, 2021, as authorized by the Knoll Board, Mr. Harris contacted a representative of Goldman Sachs by telephone to discuss Herman Miller’s February 1st proposal. Mr. Harris indicated to the representative of Goldman Sachs that the Knoll Board viewed the proposal as not reflecting the best offer that Herman Miller could put forward in light of the synergies contemplated to result from the proposed business combination. Mr. Harris also explained that the Knoll Board did not want to engage in transaction negotiations and assume the associated risks, including distraction of Knoll management and potential negative impact on employee and customer relationships in the event of a leak, unless the value to Knoll stockholders was sufficiently compelling. Mr. Harris informed the representative of Goldman Sachs that Knoll would be delivering a term sheet reflecting Knoll’s counterproposal, and would expect Herman Miller’s response to address the points raised in the term sheet.
Later that day, Mr. Harris delivered the term sheet prepared by Knoll and Sullivan & Cromwell, with input from BofA Securities, to a representative of Goldman Sachs, which included a non-binding counter-proposal of $13.00 in cash and 0.35 shares of Herman Miller common stock per share of Knoll common stock as the consideration to be paid by Herman Miller, representing an implied value of $27.12 per Knoll share of common stock based on the closing share price of Herman Miller’s common stock on March 1, 2021, a premium of approximately 59.6% to the March 1, 2021 closing price of Knoll’s shares of common stock, a premium of approximately 69.8% to the 30-day volume-weighted average price of Knoll’s common stock, and an implied enterprise value for Knoll of approximately $1.91 billion. The term sheet also included additional terms that the Knoll Board considered to be especially important with respect to a potential transaction with Herman Miller, including: (i) the absence of a financing condition, (ii) mutual non-solicitation provisions that would be subject to customary “fiduciary out” exceptions, (iii) reciprocal match rights, (iv) a termination fee payable in certain circumstances by (A) Herman Miller in an amount equal to 2.5% of Herman Miller’s equity value at signing and (B) Knoll in an amount equal to 2.5% of Knoll’s implied deal equity value at signing, (v) a requirement for Herman Miller to pay Knoll an amount in cash equal to 1.0% of Herman Miller’s equity value at signing if the merger agreement were terminated as a result of a failure to obtain the requisite approval of Herman Miller’s stockholders, (vi) a requirement for Knoll to reimburse Herman Miller for expenses in an amount up to $5 million if the merger agreement were terminated as a result of a failure to obtain the requisite approval of Knoll’s stockholders and (vii) a requirement that two members of the Knoll Board join the Herman Miller Board at the time of closing of a transaction. The term sheet also indicated that the parties would sign a definitive agreement two weeks thereafter and that Investindustrial’s shares of preferred stock would be redeemed for cash, as previously indicated in Herman Miller’s proposal letters.
On March 5, 2021, the Herman Miller Subcommittee met, with members of Herman Miller management in attendance, to consider Knoll’s response and proposal as embodied in the March 2nd term sheet, and discuss potential next steps. Ms. Owen updated the members of the Subcommittee with respect to the recent discussions between Herman Miller and Knoll, including Mr. Harris’s statement that Knoll would be willing to move forward with discussions subject to an increased offer and a satisfactory response to the March 2nd term sheet. The members of Herman Miller management discussed with the members of the Herman Miller Subcommittee potential responses to Knoll, including financial analyses of a potential proposal range in response to Knoll’s proposal of $13.00 in cash and 0.35 shares of Herman Miller common stock per share of Knoll common stock. The members of the Herman Miller Subcommittee concluded in executive session that the Herman Miller Subcommittee would not support Herman Miller making a proposal that exceeded the terms of the February 1st proposal.
On March 8, 2021, a representative of Goldman Sachs contacted Mr. Harris and informed him that Herman Miller was unwilling to increase the economic terms of its proposal, but that Herman Miller generally agreed with the procedural framework and certain of the other non-economic terms proposed in the Knoll term sheet. The representative of Goldman Sachs also told Mr. Harris that Herman Miller believed its February 1st offer had become more valuable in light of recent increases in Herman Miller’s stock price.
On March 9, 2021, the members of the Knoll Board other than Mr. Ardagna convened a special meeting to discuss Mr. Harris’s conversation with the representative of Goldman Sachs, with members of Knoll senior management in attendance. At the meeting, Mr. Harris informed the Knoll Board that Herman Miller was unwilling to increase the economic terms of its proposal. A discussion ensued among the members of the Knoll Board regarding valuations, cost and revenue synergies, Knoll’s standalone options, Knoll’s office business and the current state of the workplace market as a whole, next steps and potential negotiating strategies. After further discussion, the Knoll Board directed Mr. Cogan to reach out to Ms. Owen to attempt to assess how far apart the parties were regarding the economic terms of a potential business combination and to indicate that the Knoll Board may be willing to consider economic terms that were between the February 1st terms proposed by Herman Miller and Knoll’s March 2nd counter-proposal.
On March 10, 2021, Mr. Cogan contacted Ms. Owen. After discussing conceptually what Mr. Cogan and Ms. Owen each believed was required to produce a successful value-creating transaction for both companies’ stockholders, Mr. Cogan conveyed to Ms. Owen the Knoll Board’s position that it may be willing to consider economic terms for a potential business combination that were between the February 1st terms proposed by Herman Miller and Knoll’s March 2nd counter-proposal.
On March 12, 2021, following discussions with members of the Herman Miller Subcommittee, Ms. Owen contacted Mr. Cogan by telephone to discuss the reaction of the Herman Miller Subcommittee, on behalf of the Herman Miller Board, to the conversation Ms. Owen and Mr. Cogan had on March 10th. Mr. Cogan promptly informed Mr. Harris of this conversation.
Later that day, Ms. Owen delivered a revised non-binding written proposal to Mr. Cogan. The revised proposal provided for $11.50 in cash and 0.33 shares of Herman Miller common stock per share of Knoll common stock, representing an implied value of $25.35 per Knoll share of common stock based on the closing share price of Herman Miller’s common stock on March 11, 2021, a premium of approximately 38.9% to the March 11, 2021 closing price of Knoll’s shares of common stock, a premium of approximately 54.1% to the 30-day volume-weighted average price of Knoll’s common stock, and an implied enterprise value for Knoll of approximately $1.82 billion.
Later that day, the members of the Knoll Board other than Mr. Ardagna convened a special meeting to discuss Herman Miller’s revised proposal, with members of Knoll senior management and representatives of Sullivan & Cromwell in attendance. During the meeting, Mr. Cogan updated the Knoll Board regarding his conversation with Ms. Owen and the revised written proposal received from Herman Miller. A discussion ensued among the members of the Knoll Board, with the consensus being that it would be in the best interests of Knoll and Knoll’s stockholders to move forward with negotiations with Herman Miller on the terms proposed. The Knoll Board instructed Mr. Cogan to contact Ms. Owen and convey the Knoll Board’s willingness to engage further on the expedited timeline previously suggested. The Knoll Board also discussed the timing and process for approaching Investindustrial, both to solicit whether Investindustrial might be interested in acquiring Knoll and, to the extent it was not, its willingness to support a potential business combination of Knoll and Herman Miller by entering into a voting agreement with Herman Miller. The Knoll Board also discussed the risks of a transaction agreement not being executed and the transaction not closing even if one were executed, the importance of retaining Knoll management and employees through the negotiation and closing of a transaction, and the importance of change-in-control, retention and severance provisions applicable to Knoll’s key employees. The Knoll Board then directed the Compensation Committee of the Knoll Board to consider the treatment of equity compensation awards and other retention and severance matters in the potential transaction and directed Knoll management to work with representatives of Sullivan & Cromwell to prepare a term sheet to be sent to Herman Miller setting out key proposals regarding the treatment of equity compensation awards and other change-in-control, retention and severance matters.
That evening, following the Knoll Board meeting, Mr. Cogan contacted Ms. Owen to convey that the Knoll Board was willing to move forward with discussions on the basis of Herman Miller’s March 12th proposal and on the expedited timeline previously suggested.
Over the following two days, representatives of Sullivan & Cromwell, at the direction of the Knoll Board, negotiated the terms of the mutual confidentiality agreement with representatives of Wachtell Lipton, which included a mutual “standstill” provision.
On March 13, 2021, Mr. Cogan sent a message to Ms. Owen regarding finalization of the confidentiality agreement, the importance to the Knoll Board of both sides getting aligned on the high level terms of a transaction beyond price before moving forward to negotiation of a definitive agreement, and the timing of exchanging due diligence request lists.
Also on March 13, 2021, Knoll management, at the direction of the Knoll Board, delivered to Herman Miller a term sheet setting out key compensation and benefits proposals that had been developed with representatives of Sullivan & Cromwell, including the treatment of equity compensation awards and other change-in-control, retention and severance matters in the potential transaction.
On March 14, 2021, Mr. Cogan and Ms. Owen spoke regarding finalizing the confidentiality agreement and timing of Herman Miller’s due diligence request list. Ms. Owen told Mr. Cogan that Herman Miller would send its due diligence request list to Knoll later that day and that she expected Herman Miller would be able to send Knoll and its representatives comments on the transaction term sheet by mid-week. Mr. Cogan reiterated to Ms. Owen that no confidential information would be shared until the parties were sufficiently aligned on the high level terms contained in both the transaction and compensation and benefits term sheets previously delivered to Herman Miller. The timeline for a transaction was discussed, with both Mr. Cogan and Ms. Owen agreeing that early to mid-April would be the desired timing for signing a definitive agreement. Mr. Cogan promptly informed Mr. Harris of this conversation.
Later that day, Herman Miller and Knoll executed the confidentiality agreement. Following execution of the confidentiality agreement, representatives of Wachtell Lipton sent a due diligence request list and a preliminary transaction timeline to representatives of Sullivan & Cromwell.
On March 16, 2021, the Herman Miller Subcommittee met, with members of Herman Miller management in attendance, to discuss the recent communications with Knoll and its representatives, the elements of the term sheets that had been delivered by Knoll, and discuss potential next steps, including with respect to negotiations with Knoll, the due diligence process, and future communications to the Herman Miller Board. Following discussion, the attendees aligned on a planned response to Knoll.
On March 16, 2021, Ms. Owen sent a message to Mr. Cogan indicating that Wachtell Lipton would shortly be delivering to Sullivan & Cromwell a revised draft of the transaction term sheet. Ms. Owen also indicated that she understood getting aligned on the terms of the treatment of equity compensation awards and other change-in-control, retention and severance matters in the potential transaction was important to the Knoll Board, and that it would be helpful if Mr. Cogan could provide further details regarding its proposed terms in the compensation and benefits term sheet.
Later that day, representatives of Wachtell Lipton delivered a revised transaction term sheet to representatives of Sullivan & Cromwell. The revised transaction term sheet indicated, among other things, that (i) Herman Miller expected Investindustrial to enter into a voting agreement, (ii) Herman Miller agreed to the absence of any financing condition, (iii) Herman Miller agreed to the inclusion of mutual non-solicitation provisions subject to customary “fiduciary out” exceptions, (iv) the amount of the termination fees payable in certain circumstances proposed by Herman Miller would be (A) in the case of a termination fee payable by Herman Miller, 3.5% of Herman Miller’s equity value at signing and (B) in the case of a termination fee payable by Knoll, 3.5% of Knoll’s implied deal equity value at signing, (v) there would be no fees payable by either party as a result of the failure by such party to obtain the required approval of such party’s stockholders in the absence of events relating to an alternative transaction that would trigger a termination fee, (vi) no Knoll directors would be added to the Herman Miller Board and (vii) the parties would seek to announce the transaction during the first week of April.
On March 17, 2021, the Compensation Committee of the Knoll Board convened a meeting, which was attended by members of Knoll senior management and representatives of Sullivan & Cromwell. At the meeting, the members of the Compensation Committee discussed Knoll’s current equity plans and the change-in-control provisions contained therein. There was a discussion regarding severance arrangements being considered and retention and incentive considerations associated with the potential treatment of equity incentive awards and existing severance arrangements. There was also a discussion regarding change-in-control severance arrangements applicable to Knoll’s peers, including Herman Miller, and the Compensation Committee’s desire to align severance with market benchmarks and Herman Miller practice.
Later that day, representatives of Sullivan & Cromwell and Wachtell Lipton discussed the revised transaction term sheet delivered by representatives of Wachtell Lipton on March 16th.
On March 18, 2021, representatives of Sullivan & Cromwell, at the direction of the Knoll Board, sent a counterproposal regarding certain terms contained in the transaction term sheet to representatives of Wachtell Lipton. In particular, the counterproposal provided that the termination fees payable in certain circumstances would be, in the case of a termination fee payable by Herman Miller, 2.8% of Herman Miller’s equity value at signing, and, in the case of a termination fee payable by Knoll, 2.8% of Knoll’s implied deal equity value at signing, and also that Herman Miller would be obligated to pay $20 million to Knoll in the event that Herman Miller failed to obtain the required approval of its stockholders.
Also on March 18, 2021, Mr. Cogan sent a message to Ms. Owen indicating that he understood the two sides were close to agreement on the term sheet.
Later that evening, the members of the Knoll Board other than Mr. Ardagna convened a special meeting, which was attended by members of senior management of Knoll and representatives of Sullivan & Cromwell and BofA Securities. At the outset of the meeting, Mr. Cogan briefly discussed Herman Miller’s recently reported quarterly financial results. Representatives of Sullivan & Cromwell then updated the Knoll Board on the status of negotiations with Herman Miller regarding the term sheets and that a confidentiality agreement had been negotiated and signed. Mr. Cogan then reviewed with the Knoll Board management’s five-year business plan for Knoll, including financial projections, which, after extensive discussion regarding the overall plan and individual segment portions of the plan, was unanimously approved and adopted by the Knoll Board (with Mr. Ardagna having recused himself). Representatives of BofA Securities then reviewed with the Knoll Board Herman Miller’s March 12th proposal, including various illustrative valuation metrics and a review of the evolution of the proposed transaction terms to date, and preliminary financial analyses of Knoll based on Knoll management’s five-year business plan, of Herman Miller based on street forecasts for Herman Miller, and of the combined company based on Knoll management’s five-year business plan and street forecasts for Herman Miller. The representatives of BofA Securities also reviewed with the Knoll Board other potentially interested acquirers and a detailed illustrative analysis of their respective ability to make a competitive proposal for an acquisition of Knoll. A discussion then ensued among the members of the Knoll Board regarding transaction timing, the other potentially interested acquirers discussed by the representatives of BofA Securities, and the pros and cons of soliciting such other potential acquirers, including the strategy for approaching Investindustrial. The Knoll Board directed Messrs. Harris and Cogan to reach out to Investindustrial the following week to inquire as to its interest in an acquisition of Knoll or, alternatively, its willingness to support the potential transaction with Herman Miller. The Knoll Board reconfirmed its previous determination that no other potential acquirers should be solicited because, in addition to the reasons previously discussed, the Knoll Board also believed there would be a post-signing opportunity for other potentially interested acquirers to approach Knoll given the “fiduciary out” provisions that the parties agreed to in the transaction term sheet.
Notwithstanding the few remaining open points in the term sheet, the Knoll Board determined to move forward with a mutual due diligence process.
On March 19, 2021, Mr. Cogan contacted Ms. Owen to discuss the Knoll Board’s need, as part of the mutual due diligence process, for a better understanding of the synergies Herman Miller anticipated to result from the potential transaction in order for the Knoll Board to better understand the economic terms proposed by Herman Miller on March 12th. Mr. Cogan and Ms. Owen agreed to arrange a teleconference among the senior management teams of Knoll and Herman Miller and representatives of BCG, Goldman Sachs and BofA Securities in order to facilitate the Knoll Board’s development of a better understanding of the synergies Herman Miller anticipated to result from the potential transaction.
Beginning the weekend of March 20 and 21, 2021, Herman Miller and Knoll made available to each other in virtual data rooms various documents for mutual due diligence review, including financial projections prepared by management of Knoll and Herman Miller, respectively. Management teams from each of Knoll and Herman Miller and the parties’ respective advisors reviewed the materials provided in the virtual data rooms and had a significant number of due diligence discussions on an ongoing basis. Knoll and Herman Miller and their respective legal advisors also analyzed the regulatory approvals that would be required in connection with the potential transaction.
On March 22, 2021, Messrs. Harris and Cogan spoke by telephone with representatives of Investindustrial to inform them that Knoll was evaluating a potential stock and cash transaction in which there would be expected to be significant synergies and that the Knoll Board (with Mr. Ardagna having recused himself) had unanimously determined to move forward with negotiating the terms of a definitive agreement. Messrs. Harris and Cogan did not identify Herman Miller or the specific price or other terms of the potential transaction. Messrs. Harris and Cogan also inquired as to Investindustrial’s interest in making a proposal to acquire Knoll.
On March 23, 2021, Mr. Harris again spoke with representatives of Investindustrial by telephone regarding Investindustrial’s interest in acquiring Knoll or, alternatively, its willingness to support the potential transaction currently being considered by the Knoll Board. The representatives of Investindustrial told Mr. Harris that it would be difficult to submit a bid competitive with the bid of a strategic industry player that would realize significant synergies as a result of the transaction, but that Investindustrial, as Knoll’s largest shareholder, would be supportive of the potential transaction being considered by the Knoll Board if it were consistent with Investindustrial’s view of Knoll’s fair value. The representatives of Investindustrial inquired as to the identity of the potential acquirer, but Mr. Harris indicated that Investindustrial would need to enter into a confidentiality agreement prior to more specific information being shared. Mr. Harris also indicated to the representatives of Investindustrial that Investindustrial’s entry into a voting agreement was a condition of the potential acquirer to entry into definitive agreements providing for the transaction.
Also on March 23, 2021, representatives of Goldman Sachs and BofA Securities had a discussion regarding the process for addressing outstanding priority due diligence requests of each party and desired timing regarding announcement of the potential transaction.
On March 24, 2021, the Compensation Committee of the Knoll Board convened a meeting, which was attended by members of Knoll senior management and representatives of Sullivan & Cromwell. At the meeting, the members of the Compensation Committee discussed the treatment of equity incentive awards and severance arrangements in connection with the potential transaction and the desire to keep the Knoll management team and other key employees in place through the closing of the potential transaction.
On March 25, 2021, representatives of Goldman Sachs and BofA Securities had a discussion regarding additional due diligence requests submitted by both parties and process and timing for exchanging materials responsive to such requests.

Also on March 25, 2021, representatives of Sullivan & Cromwell and Wachtell Lipton had a preliminary discussion regarding the financing components of the potential transaction, including Herman Miller’s proposal that Knoll’s currently outstanding indebtedness would be paid off in connection with the potential transaction, Herman Miller’s proposed transaction debt financing and the anticipated capital structure of the combined company going forward.
On March 26, 2021, Knoll entered into a confidentiality agreement with Investindustrial in order to engage in more detailed discussions regarding Investindustrial’s potential interest in an acquisition of Knoll or, alternatively, its willingness to support the potential transaction being considered by the Knoll Board. Following entry into the confidentiality agreement and obtaining Herman Miller’s approval, Knoll disclosed Herman Miller’s identity and details regarding the proposed terms of the potential transaction to Investindustrial.
On the same day, as part of the ongoing due diligence effort, the senior management teams of Herman Miller and Knoll spoke, with representatives of Goldman Sachs and BofA Securities in attendance, to further discuss Knoll’s long-term business plan, a summary of which had previously been made available in Knoll’s virtual data room. Two days following the meeting, Knoll management, at the request of Herman Miller, made available in Knoll’s virtual data room a document containing a quarterly breakdown of Knoll’s actual financial results for fiscal year 2020 and quarterly forecasts for Knoll’s fiscal year 2021, the latter of which did not reflect an update to the Knoll five-year business plan previously adopted by the Knoll Board, but provided a view of recent business performance relative to the Knoll long-term business plan to provide Herman Miller with additional information in connection with Herman Miller’s ongoing due diligence review of Knoll. The quarterly forecasts provided by Knoll management indicated that Knoll’s sales for the first two fiscal quarters of 2021 were expected to be lower than projected in the Knoll five-year business plan previously adopted by the Knoll Board, but that Knoll was on track to meet or slightly outperform the Adjusted EBITDA projection for fiscal year 2021 contained in the Knoll five-year business plan.
On March 28, 2021, representatives of Goldman Sachs and BofA Securities had a follow-up discussion by telephone regarding the additional due diligence requests submitted by both parties and the anticipated timing for exchanging materials responsive to such requests.
On March 29, 2021, the senior management teams of Herman Miller and Knoll spoke, with representatives of Goldman Sachs and BofA Securities in attendance, to further discuss Herman Miller’s long-term business plan, a summary of which had also previously been made available in Herman Miller’s virtual data room.
Also on March 29, 2021, Herman Miller entered into a confidentiality agreement with Investindustrial in order to engage directly with Investindustrial regarding the treatment of Investindustrial’s shares of preferred stock in connection with a potential transaction with Knoll and the willingness of Investindustrial to enter into a voting agreement with Herman Miller to support the potential transaction.
On March 30, 2021, the executive committee of the Herman Miller Board met, with members of Herman Miller management and representatives of BCG in attendance. The attendees reviewed the status of discussions with Knoll, including the progress of the due diligence effort, status of draft transaction agreements, and potential strategies for engagement with Investindustrial with respect to the voting commitment and the treatment of its shares of Knoll preferred stock in a potential transaction. In addition, the attendees discussed the compensation-related proposals that had been made by Knoll, and agreed on a responsive counterproposal to be made to Knoll.
Also on March 30, 2021, representatives of Sullivan & Cromwell and BofA Securities and members of Knoll senior management discussed the merits and feasibility of structuring the potential merger in order to provide for tax-free treatment of the stock portion of the merger consideration. During the meeting, Knoll management requested that BofA Securities conduct an analysis regarding the Knoll stockholder base and the cost basis of the shares held by Knoll’s stockholders in order to provide a view to Knoll management as to whether structuring the potential transaction in this way would provide material, incremental value to Knoll stockholders.
Also on March 30, 2021, representatives of Sullivan & Cromwell and Wachtell Lipton discussed Herman Miller’s feedback on the key proposals contained in the compensation and benefits term sheet initially delivered by representatives of Sullivan & Cromwell on March 13th.

On March 31, 2021, the senior management teams of Herman Miller and Knoll spoke with representatives of BCG, with representatives of Goldman Sachs and BofA Securities also in attendance, to discuss Herman Miller’s and Knoll’s cost structures and business initiatives in order for BCG to continue developing its existing synergies analysis.
On April 1, 2021, following introductions by Mr. Cogan, a representative of Goldman Sachs spoke with a representative of Investindustrial in order to begin direct discussions between the advisors to Herman Miller and Investindustrial regarding the treatment of Investindustrial’s shares of Knoll preferred stock in connection with the potential transaction and the willingness of Investindustrial to enter into a voting agreement with Herman Miller to support the transaction. The representatives of Investindustrial and Goldman Sachs discussed the currently proposed transaction consideration, with the representative of Goldman Sachs conveying Herman Miller’s strong view that any consideration to be paid for the Knoll preferred stock would need to be fixed at signing, and that Herman Miller was unwilling to enter into a transaction in which Investindustrial either retained flexibility to decide to convert its Knoll preferred stock into Knoll common stock or would receive cash consideration in an amount that could vary between signing and closing. In addition, the representative of Goldman Sachs stressed the importance to Herman Miller of maintaining an appropriate mix of cash and stock consideration in the overall transaction, taking into account both the consideration to the Knoll common stock and to the Knoll preferred stock.
Also on April 1, 2021, representatives of Wachtell Lipton provided an initial draft of the merger agreement to representatives of Sullivan & Cromwell that was generally consistent with the terms contained in the term sheets. The draft merger agreement delivered by Wachtell Lipton included a marketing period for Herman Miller to be able to obtain and syndicate debt financing. The initial draft of the merger agreement also contemplated that Herman Miller would enter into a voting agreement with Investindustrial and structured the transaction as a taxable reverse triangular merger. The draft merger agreement did not include proposed figures for termination fees or the payment to be made by each party to the other if the requisite approval of its stockholders were not obtained. The draft merger agreement also included feedback on Knoll’s key compensation and benefits proposals consistent with prior discussions between representatives of Sullivan & Cromwell and Wachtell Lipton. From this point until the merger agreement was finalized, the parties negotiated the terms of the merger agreement, including with respect to the items described in this paragraph, consistent with the authorizations and parameters provided by the Knoll Board and Herman Miller Board.
Also on April 1, 2021, a representative of Goldman Sachs spoke with a representative of Investindustrial regarding the potential transaction. The representative of Investindustrial indicated Investindustrial’s reluctance to commit to a voting and support arrangement, despite believing that the deal was generally attractive to Knoll stockholders, and indicating that Investindustrial’s preference would be to receive Herman Miller capital stock (potentially in the form of a newly issued preferred instrument) in exchange for their Knoll investment. The representative of Goldman Sachs communicated Herman Miller’s strong view that unanimous support from the Knoll Board, and the support of Investindustrial in its capacity as a Knoll stockholder, was a prerequisite to entry into any transaction. Further, the representative of Goldman Sachs communicated that Herman Miller was very focused on limiting the dilution to existing Herman Miller shareholders by maintaining the overall mix of cash and stock consideration in the transaction, which had been modeled assuming that the Knoll preferred stock would be receiving cash consideration, and that any change in that assumption would require an adjustment to the merger consideration being offered to holders of Knoll common stock. The parties agreed to consider their discussions at a later date.
From April 1, 2021 until the execution of the merger agreement on April 19, 2021, the parties and their respective legal and financial advisors exchanged numerous drafts of, and engaged in numerous discussions and negotiations concerning the terms of, the merger agreement. Significant areas of discussion and negotiation included the scope and degree of reciprocity of the representations, warranties and covenants, including the interim operating restrictions and the “no shop” provisions, the terms governing Herman Miller’s proposed debt financing process, including whether the merger agreement would provide for a marketing period or an “inside date” concept (and if an inside date, the appropriate date), provisions relating to the regulatory approval process and associated conditions to closing the transaction, and the circumstances under which either party would be permitted to terminate the merger agreement and the termination-related fees payable in connection therewith. Documentary and other due diligence, including legal due diligence discussions, by both parties also continued in parallel with the negotiation of the transaction documentation.

On April 2, 2021, as previously agreed, the senior management teams of Herman Miller and Knoll spoke with representatives of BCG, with representatives of Goldman Sachs and BofA Securities also in attendance, to review in detail BCG’s cost synergies analysis.
Later that day, as a follow-up meeting to the March 26th session, the senior management teams of Herman Miller and Knoll spoke, with representatives of Goldman Sachs, BCG and BofA Securities in attendance, to further discuss Knoll’s business plan and financial projections as part of the ongoing due diligence effort.
On April 5, 2021, representatives of Sullivan & Cromwell and Wachtell Lipton discussed the terms of the merger agreement and their respective clients’ areas of focus. A representative from Wachtell Lipton reaffirmed Herman Miller’s continued belief that the previously expressed timing was achievable, and also provided an update regarding Herman Miller’s ongoing discussions with Investindustrial.
Also on April 5, 2021, a representative of Lazard Ltd. (“Lazard”), financial advisor to Investindustrial, spoke with a representative of Goldman Sachs regarding Investindustrial’s desire to have the ability to convert their ownership of Knoll capital stock into Herman Miller preferred stock (in whole or in part) in connection with a potential acquisition of Knoll by Herman Miller, and the suggestion that the merger consideration to be paid to holders of Knoll common stock could be adjusted in order to maintain the overall mix of cash and Herman Miller stock to be paid by Herman Miller for a 100% acquisition of Knoll. The representative of Lazard indicated that it was not consistent with Investindustrial’s business model to own significant amounts of common stock in a company at which it did not have any board representation or management influence, and accordingly that Investindustrial would not be interested in receiving the contemplated mix of merger consideration. The representative of Goldman Sachs informed the representative of Lazard that Herman Miller was unlikely to find such a proposal acceptable, given the anticipated terms of a preferred stock instrument and Herman Miller’s other options to raise capital, and expressed reservations that Knoll would agree to any adjustment to the overall merger consideration as suggested by Lazard. The parties agreed to speak again.
Later that day, the members of the Knoll Board other than Mr. Ardagna convened a special meeting, with Knoll senior management and representatives of Sullivan & Cromwell and BofA Securities in attendance. Mr. Cogan updated the Knoll Board on the status of discussions with Herman Miller and the diligence completed to date, including with respect to transaction synergies. Representatives of BofA Securities reviewed with the Knoll Board (i) preliminary financial analyses of Herman Miller’s March 12th proposal, of Knoll based on the projections for Knoll prepared by Knoll management, of Herman Miller based on the projections for Herman Miller prepared by Herman Miller management and reviewed and adopted by Knoll management, and of the combined company based on the projections prepared by management of each company, (ii) a summary of the key findings following (A) the due diligence sessions regarding each of Knoll’s and Herman Miller’s long-term plans and (B) BCG’s validation of the amount of anticipated transaction synergies through further diligence and stress testing, (iii) an analysis of the anticipated annual run rate transaction synergies as affirmed by Knoll management, (iv) a comparison of Knoll’s and Herman Miller’s long-term plans and key considerations related thereto, and (v) an updated overview of other potentially interested acquirers. Mr. Harris then updated the Knoll Board regarding discussions he had had with representatives of Investindustrial, explaining that Investindustrial had completed an analysis of an acquisition of Knoll, but concluded that it would be unable to make a competitive offer in light of the Herman Miller proposal. However, Investindustrial was willing to support a potential transaction with Herman Miller if the terms were acceptable. Following a detailed discussion, the Knoll Board again reaffirmed its determination that no other potentially interested acquirers should be solicited for the reasons previously discussed. A representative of Sullivan & Cromwell then summarized for the Knoll Board the then-current proposed terms of the merger agreement, which remained subject to negotiation. The Knoll Board discussed the priorities that it wished to be reflected in the terms of the merger agreement and authorized management and Sullivan & Cromwell to further negotiate the terms of the merger agreement within the parameters discussed.
On April 6, 2021, representatives of BofA Securities informed representatives of Knoll and Sullivan & Cromwell that, based on their review of publicly available information regarding the Knoll stockholder base and the cost basis of the shares held by Knoll’s largest stockholders, pursuing a transaction structured to provide for tax-free treatment of the stock portion of the merger consideration would not provide much incremental value to most of Knoll’s stockholders given the amount of cash consideration included in Herman Miller’s proposal (which would be taxable in any transaction structure, to the extent of any gain), the estimated cost basis of the shares held by Knoll’s stockholders and the fact that many of Knoll’s largest stockholders were large institutional investors who are likely tax insensitive.
Also on April 6, 2021, representatives of Goldman Sachs and BofA Securities spoke regarding the due diligence requests that remained outstanding and the process and anticipated timing for delivering materials responsive to such requests in order for both sides to complete their due diligence.
On April 7, 2021, representatives of Wachtell Lipton delivered to representatives of Sullivan & Cromwell a draft form of the voting agreement that Herman Miller proposed to enter into with Investindustrial.
On April 8, 2021, a representative of Goldman Sachs spoke with a representative of Investindustrial regarding the potential transaction. The representative of Investindustrial reiterated Investindustrial’s continued interest in receiving a Herman Miller preferred stock instrument in exchange for their Knoll capital stock, and again suggested a potential adjustment to the per share mix of cash and stock being offered to the holders of Knoll common stock in order to hold the overall percentage of stock consideration constant. The representative of Goldman Sachs indicated that he did not believe that the issuance of preferred stock consideration would be of interest to Herman Miller, but would confirm with Herman Miller. The parties discussed whether, if a preferred stock investment was not available, the parties would consider the payment of cash consideration equal to the “see-through” value of the merger consideration, rather than a mix of cash and Herman Miller common stock in order to support a transaction. The representative of Investindustrial indicated that such an offer would be of interest to Investindustrial if acceptable to Herman Miller.
Also on April 8, 2021, the Herman Miller Board held a special meeting, with members of Herman Miller management and representatives of Goldman Sachs, BCG and Wachtell Lipton in attendance. The Herman Miller management representatives reviewed with the directors the current status of the due diligence process and their view based on their review of Knoll to date, including the impact on the synergies that it was anticipated could be achieved in the potential transaction. The attendees discussed concerns that due to Knoll’s internal projections and other diligence findings that would increase integration costs above what the Herman Miller team had expected or otherwise limit the achievable synergies in unanticipated ways, the currently contemplated transaction terms might exceed the value that Herman Miller should be willing to pay for the acquisition of Knoll. In addition, the attendees discussed other matters relating to the financial terms of the transaction, including recent trends in the trading prices of each of Knoll common stock and Herman Miller common stock. The Herman Miller Board agreed that the Herman Miller Subcommittee had fulfilled its function and would not continue to meet.
On April 9, 2021, representatives of Sullivan & Cromwell sent representatives of Wachtell Lipton revised drafts of the merger agreement and voting agreement, and representatives of Sullivan & Cromwell and Wachtell Lipton also exchanged drafts of their respective client’s disclosure letters.
On April 10, 2021, a representative of Goldman Sachs spoke with a representative of Lazard regarding potential terms for an acquisition of Investindustrial’s Knoll capital stock in connection with a transaction between Herman Miller and Knoll. The representative of Lazard communicated Investindustrial’s continued interest in receiving preferred stock of Herman Miller in any transaction, either in exchange for their Knoll preferred stock or both their Knoll preferred stock and Knoll common stock. The representative of Goldman Sachs agreed to convey Investindustrial’s preference to Herman Miller.
On April 12, 2021, representatives of Wachtell Lipton sent revised drafts of the merger agreement and voting agreement to representatives of Sullivan & Cromwell.
Also on April 12, 2021, representatives of Goldman Sachs and BofA Securities spoke regarding treatment of Investindustrial’s shares of Knoll preferred stock in the merger.
During the evening on April 12, 2021, the Compensation Committee of the Knoll Board convened a meeting, which was attended by members of Knoll senior management and representatives of Sullivan & Cromwell, to discuss the status of negotiations regarding the treatment of equity awards and other retention and severance matters in connection with the potential transaction. The Compensation Committee recommended that the Knoll Board (i) approve the treatment of equity compensation awards and other retention and severance matters as revised through negotiations between representatives of Sullivan & Cromwell and Wachtell Lipton and

(ii) adopt the proposed management continuity plan to provide change-in-control severance upon certain qualifying terminations to incentivize key employees to remain with Knoll during the pendency of the merger and any transition period or beyond, subject in each case to approval by the Knoll Board of the merger agreement and the transactions contemplated thereby.
On April 13, 2021, the Herman Miller Board held a regularly scheduled meeting, with members of Herman Miller management in attendance. The management representatives reviewed with the directors the current status of discussions with Knoll, including the progress of due diligence and negotiations around the draft transaction agreements, as well as the status of discussions with Investindustrial. The attendees engaged in a detailed discussion regarding the results of Herman Miller’s due diligence of Knoll to date, including the impact on value and anticipated synergies that might be achieved in a potential transaction, as well as trends in the trading prices of Herman Miller common stock and Knoll common stock. Based on the results of the due diligence review to date, and meaningful differences uncovered relative to Herman Miller’s prior expectations, the attendees discussed the need to reduce the proposed transaction consideration below the then-currently contemplated levels, along with potential counterproposals to make to Knoll and strategic considerations for the conversation with Knoll. The Herman Miller Board authorized the communication to Knoll of the requirement for a price reduction, and to engage in further negotiations with Knoll regarding merger consideration within a specified range.
On the morning of April 14, 2021, Ms. Owen sent a message to Mr. Cogan indicating that the Herman Miller Board was concerned because certain valuation assumptions made by Herman Miller had not been not supported by due diligence. Ms. Owen also stated that she had directed a representative of Goldman Sachs to contact Mr. Harris that morning to discuss the situation further and that she was optimistic that the parties could find a path forward. Mr. Cogan promptly informed Mr. Harris of the message from Ms. Owen.
Later that morning, a representative of Goldman Sachs contacted Mr. Harris and explained to Mr. Harris that Herman Miller’s estimates regarding Knoll’s short-term cash flows, timing of synergies resulting from the proposed business combination and certain other matters differed from the actual findings of Herman Miller’s due diligence, including the cost of purchasing Knoll’s outstanding preferred stock, which had changed based on subsequent changes in the deal consideration and trading prices of Herman Miller common stock and Knoll common stock. The representative of Goldman Sachs also explained that the Herman Miller Board was focused on the fact that as a result of stock price changes since Herman Miller’s March 12th proposal, both the implied price per share and premium to be paid to Knoll stockholders had increased significantly. The March 12th proposal for $11.50 in cash and 0.33 Herman Miller shares of common stock per Knoll share implied a value of $25.84 per Knoll share of common stock based on the closing share price of Herman Miller’s common stock on April 13, 2021 and a premium of approximately 57.0% based on the closing price of Knoll’s shares of common stock on April 13, 2021 (reflecting an increase of $0.49 in implied value and 18.1% in implied premium since the March 12th proposal). The representative of Goldman Sachs stated that, to reflect Herman Miller’s due diligence findings and the movements in Herman Miller’s and Knoll’s stock prices, an equitable downward adjustment to Herman Miller’s March 12th proposal would be $3.20 per share. The representative of Goldman Sachs noted, however, that Herman Miller would not be proposing a full $3.20 per share price reduction.
Also on April 14, 2021, a representative of Goldman Sachs spoke with a representative of Lazard regarding potential terms for the acquisition of the Knoll preferred stock in connection with a transaction between Herman Miller and Knoll, discussing the possibility of agreeing to a fixed cash price per share of Knoll preferred stock, to be calculated based on the implied value of the cash and stock consideration to be paid per share of Knoll common stock as calculated at the time of entry into a merger agreement. The representative of Goldman Sachs expressed Herman Miller’s view that a price discount of approximately 2% to that value would be appropriate, representing a proxy for the amount of transaction costs and/or price discounts that Investindustrial would otherwise be required to incur in order to monetize its existing investment in Knoll. The representative of Lazard noted Investindustrial’s objection to the concept of any discount, noting that if Investindustrial were to agree to this price construct it would be giving up the potential to benefit from any increase in the value of Herman Miller or Knoll common stock between signing and closing of the potential transaction (although they would also be protected from the parallel risk of a decrease in value). The representative of Lazard communicated Investindustrial’s interest in including the shares of Knoll common stock owned by Investindustrial in the purchase arrangement, and the representative of Goldman Sachs agreed to convey the request to Herman Miller.
Later that day, the members of the Knoll Board other than Mr. Ardagna convened a special meeting, which was attended by members of senior management of Knoll and representatives of Sullivan & Cromwell and BofA

Securities. During the meeting, Mr. Harris updated the Knoll Board on his conversation with the representative of Goldman Sachs earlier that day. A representative of Sullivan & Cromwell also summarized for the Knoll Board the revised draft of the merger agreement that was received on April 12th. The members of the Knoll Board agreed that many of the changes reflected in the revised draft of the merger agreement received on April 12th were unacceptable. A discussion ensued among the members of the Knoll Board regarding the potential transaction and if or how the Knoll Board should respond to Herman Miller’s intention to submit a revised proposal. After extensive discussion, the Knoll Board, by unanimous vote of all directors present, determined that Knoll should close access to its data room immediately and cease negotiations with Herman Miller. The Knoll Board instructed management and representatives of Sullivan & Cromwell to deliver a letter to Herman Miller requesting that its representatives return or destroy all information provided by or on behalf of Knoll to Herman Miller in accordance with the terms of the confidentiality agreement entered into by Knoll and Herman Miller. The Knoll Board members agreed that if Herman Miller made a new proposal, the Knoll Board would consider it at that time. The Knoll Board directed Mr. Harris to respond to Goldman Sachs that Knoll and its representatives were ceasing participation in any negotiations and that Knoll would be shutting down its virtual data room.
Later that evening, Mr. Harris emailed representatives of Goldman Sachs to convey the Knoll Board’s position that Knoll would not be engaging in any further negotiations and that Herman Miller and its representatives would no longer have access to Knoll’s virtual data room. Mr. Harris suggested to the representative of Goldman Sachs that if Herman Miller reverted to the economic terms in its March 12th proposal letter that there could be a path forward to reaching a deal, but that the Knoll Board had no desire to debate the appropriateness of Herman Miller’s assumptions regarding Knoll’s short-term cash flow projections that were not validated or movements in Herman Miller’s stock price since the March 12th proposal, particularly in the context of a transaction of such size with transformative long-term economics for Herman Miller. Mr. Harris reiterated that, as Knoll had communicated since the outset of negotiations, Knoll was not looking for a buyer and would only consider a potential transaction if the process would be expedited with minimal distraction for the Knoll Board and Knoll management and if the value to Knoll’s stockholders was sufficiently compelling, and that nothing had changed in that regard.
On the morning of April 15, 2021, a representative of Goldman Sachs delivered to Mr. Harris a revised non-binding proposal for $9.45 in cash and 0.33 shares of Herman Miller common stock per share of Knoll common stock, representing an implied value of $24.15 per Knoll share of common stock based on the closing share price of Herman Miller’s common stock on April 14, 2021, a premium of approximately 41.9% to the April 14, 2021 closing price of Knoll’s shares of common stock, a premium of approximately 40.9% to the 30-day volume-weighted average price of Knoll’s common stock, and an implied enterprise value for Knoll of approximately $1.77 billion. Mr. Harris, after discussing the revised proposal with members of the Knoll Board, reiterated to the representative of Goldman Sachs that the Knoll Board was not willing to renegotiate economic terms and did not find the revised proposal to be acceptable. The Knoll Board, through Mr. Harris, also directed Mr. Cogan to reach out to Ms. Owen to reiterate the Knoll Board’s previously stated position and convey the Knoll Board’s disappointment with Herman Miller’s attempt to renegotiate price at the last minute.
Also on April 15, 2021, a representative of Investindustrial contacted a representative of Goldman Sachs to inform him that Investindustrial would not be supportive of an acquisition of Knoll by Herman Miller at the price proposed by Herman Miller earlier that day, but would be supportive of such a transaction on the previously discussed terms.
Following receipt of the revised proposal from Herman Miller and pursuant to the Knoll Board’s instructions, Mr. Cogan contacted Ms. Owen to discuss the status of negotiations, with Mr. Cogan informing Ms. Owen that the revised proposal delivered earlier that day was not acceptable to the Knoll Board. Mr. Cogan also explained to Ms. Owen that the back and forth had not been received well by the Knoll Board. Ms. Owen indicated that she would discuss the matter further with the Herman Miller Board and revert to Mr. Cogan.
Throughout the day, Ms. Owen engaged with members of the Herman Miller Board to discuss a revised proposal. Later that day, Ms. Owen contacted Mr. Cogan to deliver a revised non-binding proposal for $11.00 in cash and 0.32 Herman Miller shares of common stock per Knoll share, representing an implied value of $25.01 per Knoll share of common stock based on the closing price of Herman Miller’s common stock on April 15, 2021, a premium of approximately 47.7% to the April 15, 2021 closing price of Knoll’s shares of common stock, a premium of approximately 46.1% to the 30-day volume-weighted average price of Knoll’s common stock, and an implied enterprise value for Knoll of approximately $1.82 billion. Ms. Owen indicated to Mr. Cogan that this was Herman Miller’s “best and final” offer. Mr. Cogan promptly informed Mr. Harris of the revised proposal.
On the evening of April 15, 2021, the members of the Knoll Board other than Mr. Ardagna convened a special meeting, which was attended by members of senior management of Knoll and representatives of Sullivan & Cromwell and BofA Securities. The Knoll Board discussed the further revised proposal from Herman Miller for $11.00 in cash and 0.32 Herman Miller shares of common stock per Knoll share of common stock. The Knoll Board also discussed, among other things, the history of negotiations with Herman Miller and the proposals delivered to date, the status of Herman Miller’s negotiations with Investindustrial, the enterprise value for Knoll implied by the offer currently on the table in the context of the many valuation discussions the Knoll Board had engaged in while considering a potential business combination with Herman Miller, and the projections received from Herman Miller, including with respect to anticipated synergies. After extensive discussion, the Knoll Board agreed, by unanimous vote of all directors present, that acceptance of the revised proposal for $11.00 in cash and 0.32 Herman Miller shares of common stock per Knoll share was in the best interests of Knoll and its stockholders. The Knoll Board also determined that Knoll’s willingness to move forward should be conditioned on reverting to the draft of the merger agreement that representatives of Sullivan & Cromwell delivered to representatives of Wachtell Lipton on April 9, 2021 as the working draft in addition to Herman Miller promptly completing its remaining due diligence and satisfying Knoll’s outstanding reverse due diligence requests. The Knoll Board also again discussed the possibility of soliciting additional bids from other parties that might have interest in consummating a transaction with Knoll, with the consensus being that other potential acquirers would not be solicited for the reasons previously discussed, and that Knoll should proceed to finalizing definitive documentation with Herman Miller as soon as possible. The Knoll Board instructed Knoll management, with the assistance of Knoll’s advisors, to continue to work towards completion of any remaining diligence items and towards finalizing the merger agreement, discussions with Investindustrial and Herman Miller’s debt financing commitment papers once received.
Also on the evening of April 15, 2021, following the Knoll Board meeting, Mr. Cogan contacted Ms. Owen by telephone to inform her of the Knoll Board’s decision and that Knoll would be willing to proceed on the conditions the Knoll Board had discussed. At the same time, Mr. Harris sent an email to representatives of Investindustrial to provide an update on the status of negotiations between Knoll and Herman Miller.
On April 16, 2021, representatives of Wachtell Lipton and Sullivan & Cromwell continued to negotiate the terms of the Investindustrial voting agreement, including Knoll’s position that the voting agreement needed to terminate upon a change in the Knoll Board’s recommendation for Knoll stockholders to vote in favor of the adoption of the merger agreement with Herman Miller.
Also on April 16, 2021, a representative of Goldman Sachs spoke with a representative of Lazard regarding Investindustrial’s request that Herman Miller purchase Investindustrial’s shares of Knoll common stock for all cash consideration. The representative of Goldman Sachs informed the representative of Lazard that Herman Miller was not willing to entertain this possibility.
Following further discussions with representatives of Sullivan & Cromwell, representatives of Wachtell Lipton sent representatives of Sullivan & Cromwell drafts of the commitment letter, term sheet and fee letters related to its proposed debt financing in connection with the transaction and sent the draft voting agreement (which included the termination provision proposed by Knoll) and a draft preferred stock purchase agreement to Investindustrial’s outside legal counsel, Kirkland & Ellis LLP (which we refer to as “Kirkland & Ellis”), and to Sullivan & Cromwell. Later that same day, representatives of Wachtell Lipton also confirmed to representatives of Sullivan & Cromwell that Herman Miller would only proceed with a transaction at the then-currently contemplated mix of cash and stock per share of Knoll common stock if Investindustrial’s shares of Knoll preferred stock were acquired for cash at a fixed, agreed price, in order to limit dilution to Herman Miller shareholders and provide Herman Miller with certainty regarding the funds that would be required to complete the transaction. A representative of Wachtell Lipton also indicated to representatives of Sullivan & Cromwell that Herman Miller may be receptive to inclusion of an “inside date” concept in the merger agreement, in lieu of the marketing period previously proposed by Herman Miller, which would prohibit the closing of the merger (unless otherwise agreed by the parties) prior to a certain specified date in order to provide Herman Miller sufficient time to obtain and syndicate its planned debt financing.

On April 17, 2021, Mr. Cogan and Ms. Owen discussed the status of merger agreement negotiations. Mr. Cogan and Ms. Owen agreed that their respective counsel should work cooperatively to finalize the terms of the merger agreement as soon as possible within the parameters discussed by the Knoll Board and Herman Miller Board, respectively, in order to remain on the timeline discussed.
Also on April 17, 2021, BofA Securities delivered an updated draft disclosure letter regarding certain of its relationships with Knoll, Herman Miller and Investindustrial to the Knoll Board.
Also on April 17, 2021, a representative of Goldman Sachs spoke with a representative of Lazard, during which conversation the representative of Lazard conveyed Investindustrial’s disappointment with Herman Miller’s refusal to either offer Investindustrial the option to acquire Herman Miller preferred stock in a transaction, or to include the Knoll common stock held by Investindustrial in the proposed purchase under the preferred stock purchase agreement. Accordingly, the representative of Lazard informed the representative of Goldman Sachs that Investindustrial remained unwilling to entertain the concept of a discount to the purchase price that would otherwise be implied by the common stock consideration in the merger. The representative of Goldman Sachs conveyed Herman Miller’s position that a purchase price per share of Knoll preferred stock based on an implied price of $25.06 per underlying share of Knoll common stock (based on Herman Miller’s five-day volume weighted average price of $43.94 per share, as compared to $25.18 per share of Knoll common stock, the value based on the closing price of Herman Miller common stock on April 16, 2021) was the maximum amount that Herman Miller was prepared to pay.
Later that day, the members of the Knoll Board other than Mr. Ardagna convened a special meeting, which was attended by members of senior management of Knoll and representatives of Sullivan & Cromwell and BofA Securities. At the meeting, Messrs. Cogan and Rayfield presented to the Knoll Board an analysis of Herman Miller’s five-year business plan, including a comparison against Knoll’s plan and key risks identified in each. Knoll management reconfirmed to the Knoll Board its adoption of the Herman Miller five-year business plan and the $80 to $100 million of estimated annual run rate cost synergies projected to be realized by the combined company by Herman Miller and its advisors. The Knoll Board also discussed potential negative revenue synergies, offsetting positive synergies, and Knoll’s enterprise value, both historically and as implied by Herman Miller’s latest offer. Representatives of BofA Securities then reviewed with the Knoll Board certain key takeaways from the synergies discussions with BCG, including a breakdown of estimated cost synergies by category and a summary of the stress testing applied to validate BCG’s synergy analysis.
On the evening of April 17, 2021, representatives of Sullivan & Cromwell received a revised draft of the merger agreement from representatives of Wachtell Lipton. The material open issues in the revised draft included: (i) the timing and specifics of the previously discussed inside date concept, (ii) the scope and degree of reciprocity of the representations, warranties and covenants included in the merger agreement, including the interim operating covenants, (iii) the terms of the covenant of Knoll to cooperate and assist Herman Miller with obtaining its debt financing, (iv) certain of the terms contained in the non-solicitation provisions, including the parties’ obligations to one another with respect to considering alternative transactions, and (v) whether the closing of the transactions contemplated by the proposed preferred stock purchase agreement between Herman Miller and Investindustrial would be a condition to the closing of the merger. The revised draft of the merger agreement reflected a resolution of various other issues, however, including Herman Miller’s acceptance of Knoll’s latest proposals of (i) a termination fee payable in certain circumstances (A) by Herman Miller in an amount equal to 2.75% of Herman Miller’s equity value at signing and (B) by Knoll in an amount equal to 2.75% of Knoll’s implied deal equity value at signing, and (ii) a fee to be paid by Herman Miller or Knoll to the other if such party’s requisite stockholder approval were not obtained, (A) in the case of Herman Miller, of $15 million and, (B) in the case of Knoll, of $7.5 million.
On the morning of April 18, 2021, the members of the Knoll Board other than Mr. Ardagna convened a special meeting, which was attended by members of senior management of Knoll and representatives of Sullivan & Cromwell. At the meeting, a representative of Sullivan & Cromwell reviewed with the Knoll Board a previously provided summary of the terms of the merger agreement, including treatment of Knoll equity incentive awards, representations and warranties and interim operating covenants, deal protection provisions and termination rights of each party. The representative of Sullivan & Cromwell also reviewed with the Knoll Board the voting agreement and the preferred stock purchase agreement Herman Miller proposed to enter into with Investindustrial, antitrust filings anticipated to be required and the registration statement/joint proxy the parties would file after signing the merger agreement.

Later that day, representatives of Sullivan & Cromwell delivered to representatives of Wachtell Lipton a revised draft of the merger agreement that, consistent with prior discussions with the Knoll Board, among other revisions, included certain changes to the non-solicitation provision for each party, the covenant of Knoll to cooperate and assist Herman Miller with obtaining its debt financing, the inside date and the conditions to closing of the merger, including removal of the closing condition that required the transactions contemplated by the preferred stock purchase agreement between Herman Miller and Investindustrial to be consummated. Representatives of Wachtell Lipton delivered to representatives of Sullivan & Cromwell revised drafts of the voting agreement and preferred stock purchase agreement which reflected certain changes made as a result of further discussions with representatives of Kirkland & Ellis.
Also on April 18, 2021, Mr. Harris had a conversation by telephone with a representative of Investindustrial to discuss finalizing the voting agreement. The representative of Investindustrial also raised the possibility of the purchase price to be paid by Herman Miller for Investindustrial’s shares of Knoll preferred stock not being fixed at the time of execution of the merger agreement and preferred stock purchase agreement.
Also on April 18, 2021, representatives of Kirkland & Ellis delivered revised drafts of the Investindustrial voting agreement and the preferred stock purchase agreement to Wachtell Lipton, and informed Wachtell Lipton that Investindustrial believed there continued to be an open commercial point regarding the possibility of Investindustrial retaining the right to convert the shares of Knoll preferred stock to Knoll common stock in connection with the closing of the merger. Representatives of Investindustrial and of Herman Miller (including representatives of Lazard and Goldman Sachs, respectively), engaged in additional discussions throughout the course of the day, and reached agreement on the proposed forms of voting agreement and preferred stock purchase agreement.
On the evening of April 18, 2021, the Herman Miller Board convened a special meeting, which was attended by representatives of Goldman Sachs and Wachtell Lipton and members of Herman Miller management, to discuss and deliberate on the proposed transactions, and to receive presentations from Herman Miller’s management and advisors. Members of Herman Miller senior management reviewed the current status of negotiations and anticipated next steps, and reviewed the rationale for the transactions and the results of the due diligence review of Knoll. Representatives of Wachtell Lipton reviewed the directors’ fiduciary duties and presented a detailed summary of the terms of the draft merger agreement, the draft preferred stock purchase agreement, the draft voting agreement and the proposed transaction financing. Representatives of Goldman Sachs made a financial presentation and reviewed Goldman Sachs’ financial analyses with respect to the potential transactions. Goldman Sachs rendered for the benefit of the Herman Miller Board its oral opinion, subsequently confirmed in writing, on April 19, 2021 that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Goldman Sachs as set forth in the written opinion, the aggregate consideration to be paid by Herman Miller for the shares of Knoll common stock and Knoll preferred stock pursuant to the merger agreement and the preferred stock purchase agreement was fair, from a financial point of view, to Herman Miller. See “—Opinion of Goldman Sachs, Herman Miller’s Financial Advisor” beginning on page 77 for more information. After discussions, including as to the matters discussed below in the section entitled “—Herman Miller Board’s Recommendation and Reasons for the Transactions” beginning on page 67, the Herman Miller Board, by unanimous vote of all of its members, in each case subject to satisfactory finalization of the transaction agreements, (1) determined that the merger agreement, the preferred stock purchase agreement and the transactions contemplated thereby, including but not limited to the merger, the preferred stock purchase and the share issuance were fair to, and in the best interests of, Herman Miller and the Herman Miller shareholders, (2) approved and declared advisable the merger agreement, the preferred stock purchase agreement and the transactions contemplated thereby, including the merger, the preferred stock purchase and the share issuance, (3) directed that the Herman Miller share issuance be submitted to the Herman Miller shareholders for their approval and adoption and (4) resolved to recommend that the Herman Miller shareholders vote in favor of the Herman Miller share issuance.
Also on the evening of April 18, 2021, the members of the Knoll Board other than Mr. Ardagna convened a special meeting, which was attended by representatives of Sullivan & Cromwell and BofA Securities and members of Knoll senior management. The Chair of the Compensation Committee of the Knoll Board and representatives of Sullivan & Cromwell provided an update on treatment of equity incentive awards under the merger agreement and other compensation matters, including the management continuity plan that had been recommended for adoption by the Compensation Committee of the Knoll Board. A representative of Sullivan & Cromwell provided an update on discussions with representatives of Wachtell Lipton and Kirkland & Ellis regarding the merger agreement and agreements to be entered into between Herman Miller and Investindustrial in connection with entry into a merger agreement. Representatives of Sullivan & Cromwell then reviewed with the Knoll Board its fiduciary duties and previously provided materials summarizing the terms of the merger agreement. Representatives of BofA Securities also reviewed with the Knoll Board their financial analyses with respect to the proposed merger summarized below under “—Opinion of BofA Securities, Knoll’s Financial Advisor” and, upon the request of the Knoll Board, rendered its oral opinion, which was subsequently confirmed in writing on April 19, 2021, and which is attached to this joint proxy statement/prospectus as Annex C, to the effect that, as of such date and based on and subject to the limitations, qualifications and assumptions and other matters described in such opinion, the consideration to be received by the holders of eligible shares in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders.
During the meeting, Mr. Pollner also reviewed Knoll’s legal due diligence review of Herman Miller, as summarized in the materials previously provided to the Knoll Board. Following discussion, including in an executive session, and after carefully considering the proposed terms of the transaction with Herman Miller, and taking into consideration the matters discussed during that meeting and prior meetings of the Knoll Board and the factors described below under “—Knoll Board’s Recommendation and Reasons for the Merger,” the Knoll Board by the unanimous vote of all directors present: (i) declared the merger agreement and the transactions contemplated thereby, including the merger, fair to, and in the best interests of Knoll and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and (iii) recommended that Knoll stockholders vote in favor of the adoption of the merger agreement and the transactions contemplated thereby, including the merger, and approve and/or adopt such other matters that are submitted for their approval and/or adoption in connection with the merger agreement. In addition, the Knoll Board adopted the management continuity plan to incentivize key employees to remain with Knoll during the pendency of the merger, any transition period or beyond, as recommended by the Compensation Committee of the Knoll Board.
Following the Herman Miller and Knoll Board meetings and further discussions between representatives of Wachtell Lipton and Sullivan & Cromwell, representatives of Wachtell Lipton delivered a revised draft of the merger agreement to representatives of Sullivan & Cromwell which reflected resolution of certain open issues. A representative of Wachtell Lipton also confirmed to representatives of Sullivan & Cromwell that Herman Miller was not willing to accept certain risks associated with a transaction structure that might potentially provide tax-free treatment for the stock portion of the consideration under which Knoll would not survive the merger, and therefore Herman Miller required that the structure of the proposed transaction be a reverse triangular merger in which the stock portion of the merger consideration paid to Knoll stockholders would be taxable for U.S. federal income tax purposes (along with the cash portion of the merger consideration, which would be taxable under all available transaction structures). Representatives of Sullivan & Cromwell continued to engage in discussions with representatives of Wachtell Lipton throughout the night of April 18th and into the early morning on April 19, 2021 to resolve the final open issues relating to the merger agreement.
For additional information regarding the final terms of the merger agreement, see the section entitled “The Merger Agreement” and a copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.
Early in the morning on April 19, 2021, Knoll and Herman Miller executed the definitive merger agreement and Herman Miller and Investindustrial executed the voting agreement and the preferred stock purchase agreement. Also concurrently with the execution of the merger agreement, Herman Miller entered into the debt financing commitment letter and related fee letters with Goldman Sachs Bank USA. Later that morning, prior to the commencement of trading on the New York Stock Exchange and NASDAQ, Knoll and Herman Miller issued a joint press release announcing the merger.
Herman Miller Board’s Recommendation and Reasons for the Transactions
In reaching its decision to approve, and declare advisable, the merger agreement, the preferred stock purchase agreement, and the transactions contemplated thereby, including the Herman Miller share issuance, and to recommend that Herman Miller shareholders approve the Herman Miller share issuance proposal, the Herman Miller Board considered a variety of factors that it believed weighed positively in favor of the merger agreement, the preferred stock purchase agreement, and the transactions contemplated thereby. These factors included the following, which are not necessarily listed in order of importance:
•
the highly complementary product portfolios of Herman Miller and Knoll and the expectation that, following the closing of the transactions, the combined company will be better positioned to address the evolving needs of consumers;

•
the perceived risks Herman Miller is currently exposed to and the assessment of such risks by the Herman Miller Board, taking into account, among other things, its review of potential strategic options with the assistance of Herman Miller management and Herman Miller’s advisors;

•	the current competitive landscape within the furniture industry, including the competitive advantages of companies with significant scale and diversity across both home and office business lines;
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the value creation potential that is expected to be accelerated and greatly enhanced by the merger compared to Herman Miller on a standalone basis, by increasing Herman Miller’s competitive strengths across both home and office offerings;

•
the expectation that the merger will accelerate Herman Miller’s digital and technology transformation in both the home and office channels, which will help Herman Miller meet the highest level of manufacturing excellence, customer sales and service, and user experience;

•	the belief that the integration of the two companies can be accomplished with minimal friction due in part to the limited overlap in Herman Miller’s and Knoll’s respective top customers and dealers;
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the expectation that the combined company will create additional growth opportunities by leveraging the respective strengths and networks of each business, which are expected to create long-term stockholder value, new opportunities for employees, and enhanced product choice for customers;

•
the expectation that the merger will be accretive to Herman Miller’s adjusted cash earnings per share within one year of the completion of the merger, with more than $100 million of run-rate cost synergies expected within two years of the completion of the merger, through SG&A, supply chain, procurement and logistics savings;

•	the expected generation of strong revenue synergies across the combined company through enhanced scale, cross-selling and digital and e-commerce opportunities;
•	the complementary cultures of Herman Miller and Knoll, including a shared commitment to design, innovation, operational excellence, sustainability and social good;
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the fact that the merger agreement and the preferred stock purchase agreement each provides for fixed consideration and that no adjustment will be made as a result of possible changes in the market price of Herman Miller’s common stock prior to closing, providing greater certainty to Herman Miller regarding the anticipated financial benefits of the transactions;

•	the ability of Herman Miller to continue to pay its regular quarterly dividends to its shareholders under the terms of the merger agreement;
•
the oral opinion of Goldman Sachs delivered to the Herman Miller Board, which was confirmed by delivery of a written opinion, dated April 19, 2021, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Goldman Sachs, the aggregate consideration to be paid by Herman Miller for the shares of Knoll common stock and Knoll preferred stock pursuant to the merger agreement and the preferred stock purchase agreement were fair, from a financial point of view, to Herman Miller, as described in greater detail in the section entitled “The Merger—Opinion of Goldman Sachs, Herman Miller’s Financial Advisor.” The full text of the written opinion of Goldman Sachs, dated April 19, 2021, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Goldman Sachs in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus;

•	the Herman Miller Board’s view that the terms and conditions of the merger agreement, the preferred stock purchase agreement and the transactions contemplated by such agreements, including the representations, warranties, covenants, closing conditions and termination provisions, are comprehensive and favorable to completing the transactions;
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the ability of the Herman Miller Board to change its recommendation that Herman Miller shareholders vote in favor of the Herman Miller share issuance proposal or of Herman Miller to terminate the merger agreement in order to enter into a definitive agreement with respect to an alternative proposal, subject to compliance with the terms and conditions of the merger agreement and the payment of the Herman Miller termination fee;

•
the ability under the merger agreement of the Herman Miller Board, subject to certain conditions, to change its recommendation that Herman Miller shareholders vote in favor of the Herman Miller share issuance proposal in response to an intervening event;

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the limitations imposed in the merger agreement on the solicitation or consideration by Knoll of alternative proposals, and the fact that in the event of a termination of the merger agreement arising from a Knoll recommendation change or Knoll accepting a superior proposal, Knoll would be required to pay Herman Miller a termination fee of $43 million, as described under “The Merger Agreement—Termination” and “The Merger Agreement—Termination Payments and Expenses”;

•
the requirement that Knoll pay Herman Miller the Knoll no vote payment of $7.5 million if the merger agreement is terminated as a result of the Knoll merger proposal not being approved by the requisite vote of Knoll stockholders;

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the termination provisions contained in the merger agreement, including the fact that the Herman Miller Board believed that the termination fee it would have to pay Knoll in specified circumstances of $74 million is reasonable in light of, among other things, the benefits of the merger to Herman Miller shareholders, the typical size of such fees in similar transactions and the likelihood that such a fee would not preclude or unreasonably restrict the emergence of alternative transaction proposals;

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the outside date under the merger agreement, taking into account the automatic extension of the initial outside date to January 19, 2022 in specified circumstances (as more fully described in the section entitled “The Merger Agreement—Termination”), which is expected to allow for sufficient time to complete the merger;

•
the likelihood that the parties would complete the merger, taking into account the limited list of regulatory approvals required to complete the merger and the commitments made by Herman Miller and Knoll to obtain applicable consents and approvals under regulatory laws;

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the Herman Miller Board’s and Herman Miller senior management’s familiarity with the business operations, strategy, earnings and prospects of each of Herman Miller and Knoll, taking into account the due diligence review of Knoll conducted by Herman Miller;

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the fact that the merger agreement and the preferred stock purchase agreement were the product of arm’s-length negotiations and contained terms and conditions that are, in the Herman Miller Board’s view, favorable to Herman Miller and its shareholders;

•
the fact that the merger agreement and the stock purchase agreement were unanimously approved by the Herman Miller Board, which is comprised of a majority of independent directors who are not affiliated with Knoll and are not employees of Herman Miller or any of its subsidiaries, and which received advice from Herman Miller’s financial and legal advisors in evaluating, negotiating and recommending the terms of the merger agreement; and

•	the fact that the merger is subject to the approval of the Herman Miller share issuance proposal by Herman Miller shareholders.
The Herman Miller Board also considered a number of uncertainties, risks and other factors in its deliberations concerning the merger, the Herman Miller share issuance, the preferred stock purchase and the other transactions contemplated by the merger agreement and the preferred stock purchase agreement, including the following, which are not necessarily listed in order of importance:
•	the fact that the nominal value of the merger consideration payable to Knoll stockholders will increase if the price of Herman Miller’s common stock increases prior to the completion of the merger;

•	the costs involved in connection with entering into and completing the transactions, including costs to achieve expected synergies and costs associated with integration;
•
the challenges inherent in the combination of two businesses of the size and scope of Herman Miller and Knoll, including the risks that integration costs may be greater than anticipated, that it may be difficult to retain key employees, and that management’s attention might be diverted toward integration matters for an extended period of time;

•	the risks that the anticipated synergies might not be realized, on the anticipated timeline or at all;
•
the amount of the merger consideration, which, based on the closing price of $44.30 per share of Herman Miller common stock on NASDAQ on April 16, 2021 represented aggregate value of approximately $25.06 per share of Knoll common stock, or a premium of approximately 45% to the closing price of Knoll common stock on April 16, 2021 (and the related premium implied by the purchase price per share of Knoll preferred stock pursuant to the preferred stock purchase agreement);

•
the effects of and changes in general competitive, economic, political and market conditions, including the potential long-term negative impact of the COVID-19 pandemic on the contract furniture segment;

•	the fact that the incurrence of debt financing in connection with the merger will increase Herman Miller’s financial leverage, and may reduce Herman Miller’s operational flexibility;
•
the fact that, under specified circumstances, Herman Miller may be required to pay a $74 million termination fee or a $15 million no vote payment in the event the merger agreement is terminated, and the effect this could have on Herman Miller;

•
the ability of the Knoll Board to change its recommendation that Knoll stockholders vote in favor of the Knoll merger proposal or of Knoll to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, subject to compliance with the terms and conditions of the merger agreement and the payment of the Knoll termination fee;

•
the risk that the $43 million Knoll termination fee that may be required to be paid to Herman Miller in the event the merger agreement is terminated under specified circumstances may not be sufficient to compensate Herman Miller for the harm it might suffer as a result of such termination;

•
the fact that the market price of Herman Miller common stock could be affected by many factors if the merger agreement were terminated, including: (1) the reason or reasons for such termination and whether such termination resulted from factors adversely affecting Herman Miller, (2) the possibility that, as a result of the termination of the merger agreement, possible transaction partners may consider Herman Miller to be a less attractive transaction partner and (3) the possible sale of Herman Miller common stock by short-term investors following an announcement that the merger agreement was terminated;

•
the risk of diverting Herman Miller senior management’s focus and resources from other operational matters while working to implement the acquisition of Knoll and other challenges inherent in combining two companies;

•
the restrictions in the merger agreement on Herman Miller’s conduct of business prior to the completion of the merger, which could delay or prevent Herman Miller from undertaking business opportunities that may arise, or taking other actions with respect to its operations that the Herman Miller Board and management might believe were appropriate or desirable;

•	the fact that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied;
•
the fact that the completion of the merger requires the receipt of regulatory approvals, which may take a significant period of time to obtain or may not be obtained, or may not be obtained without the imposition of terms and conditions that exceed the limitations that Herman Miller and Knoll agreed to in the merger agreement or would otherwise adversely affect the business and financial results of the combined company;

•	the fact that the consummation of the merger is not conditioned on the consummation of the preferred stock purchase;
•	the risk that the Herman Miller shareholders do not approve the Herman Miller share issuance proposal and/or the Knoll stockholders do not approve the Knoll merger proposal;
•	the dilution to current Herman Miller shareholders as the result of the issuance of additional shares of Herman Miller common stock in connection with the merger;
•
the impact of the announcement, pendency or completion of the merger, or the failure to complete the merger, on Herman Miller’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management and other personnel), customers and dealers;

•	the risk of litigation, injunctions or other legal proceedings related to the transactions contemplated by the merger agreement;
•	the risk that the potential benefits of the transactions may not be fully or even partially achieved, or may not be achieved within the expected time frame; and
•	various other risks of the type and nature described under “Risk Factors,” and the matters described under “Cautionary Note Regarding Forward-Looking Statements.”
This discussion of the information and factors considered by the Herman Miller Board in reaching its conclusions and recommendation includes the principal factors considered by the Herman Miller Board, but is not intended to be exhaustive and may not include all of the factors considered by the Herman Miller Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement and the preferred stock purchase agreement, and the complexity of these matters, the Herman Miller Board did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve and declare advisable the merger agreement, the preferred stock purchase agreement and the transactions contemplated thereby, including the merger, the Herman Miller share issuance and the preferred stock purchase, and to make its recommendation to Herman Miller shareholders. Rather, the Herman Miller Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of Herman Miller’s management and Herman Miller’s advisors, as well as the directors’ individual experiences and expertise. In addition, individual members of the Herman Miller Board may have assigned different weights to different factors.
The Herman Miller Board unanimously determined that the merger agreement, the preferred stock purchase agreement and the transactions contemplated thereby, including the merger, the Herman Miller share issuance and the preferred stock purchase, were fair to and in the best interests of Herman Miller and its shareholders and approved and declared advisable the merger agreement, the preferred stock purchase agreement and the transactions contemplated thereby, including the merger, the Herman Miller share issuance and the preferred stock purchase. Accordingly, the Herman Miller Board unanimously recommends that Herman Miller shareholders vote “FOR” the Herman Miller share issuance proposal at the Herman Miller special meeting.
Knoll Board’s Recommendation and Reasons for the Merger
By unanimous vote of the members of the Knoll Board present (including all directors other than Mr. Ardagna who recused himself from determinations relating to the transactions contemplated by the merger agreement due to his affiliation with Investindustrial), the Knoll Board, at a meeting held on April 18, 2021, (a) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Knoll and Knoll’s stockholders, (b) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and (c) resolved to recommend that the Knoll stockholders vote in favor of the adoption of the merger agreement and the transactions contemplated thereby, including the merger, and approve and/or adopt such other matters that are submitted for their approval and/or adoption in connection with the merger agreement. The Knoll Board recommends that Knoll stockholders vote “FOR” the Knoll merger proposal.

In the course of reaching its determination and recommendation, the Knoll Board met numerous times to consider a potential transaction with Herman Miller, including in executive session, and consulted with Knoll’s senior management, outside legal counsel and financial advisors. In recommending that Knoll stockholders vote their shares of Knoll stock in favor of adoption of the merger agreement and the transactions contemplated thereby, including the merger, the Knoll Board also considered a number of factors, including the following factors (not necessarily in order of relative importance) which the Knoll Board viewed as being generally positive or favorable in coming to its determination and recommendation:
•	Value and nature of the consideration to be received in the merger by Knoll’s stockholders.
•
Use of equity in the merger. The mixed stock and cash consideration enables Knoll’s stockholders to have a significant ownership position in the combined company (expected to be approximately 22% of the combined company) and participate in the value and opportunities of the combined company after the merger, including dividends, synergies, stock buybacks and expected future growth.

•	Use of cash in the merger. The cash component of the merger consideration will provide Knoll stockholders immediate liquidity and certainty of value.
•
Capital return. The Knoll Board’s belief that the combined company will have significant financial flexibility to continue Herman Miller’s dividend payments and its capital return philosophy. Like Knoll, Herman Miller has historically paid a quarterly dividend ($0.1875 per share for the most recently completed quarter), reflecting a commitment to returning capital to stockholders.

•
Premium. The Knoll Board’s belief that the increased merger consideration which Knoll was able to obtain as a result of negotiations with Herman Miller was the highest price per share that Herman Miller was willing to pay. The merger consideration of $11.00 in cash and 0.32 shares of Herman Miller common stock for each share of Knoll common stock represents a 46.1% premium to the closing price of Knoll’s common stock on April 16, 2021, which was the last trading day prior to public reports with respect to the merger (based on the closing price of Herman Miller’s common stock on April 16, 2021), and values Knoll at approximately $1.85 billion in enterprise value, which is a level that Knoll has only traded at for approximately 36 days since first going public in 2004. Moreover, the stock portion of the merger consideration is a fixed number of shares of Herman Miller common stock per share of Knoll common stock, which affords Knoll stockholders the opportunity to benefit from any increase in the trading price of Herman Miller common stock between the announcement and completion of the merger.

•
Herman Miller stock. The Knoll Board’s belief that the shares of Herman Miller common stock that will be delivered to Knoll stockholders as part of the merger consideration are a highly attractive currency that will benefit in the near and long term from the combination’s significant synergies described in more detail below.

•	Benefits of a combined company.
•
Industry leader. The Knoll Board’s belief that the business combination of Knoll and Herman Miller will create the pre-eminent leader in modern design at a time of unprecedented disruption in the home and office sectors. The combined company will have a presence across over 100 countries worldwide, a global dealer network, and global multi-channel e-commerce capabilities.

•
Scale. The Knoll Board’s expectation that the increased scale of the combined company following the merger will, among other benefits, drive growth and profitability by providing material cost savings, reducing cash flow volatility, further diversifying the combined company’s business, allowing the combined company to realize efficiencies to boost profitability in the workplace market, and allowing the combined company to better utilize existing digital investments and capture greater returns therefrom, each of which are benefits that the Knoll Board believed would be difficult for either company to achieve on its own. The Knoll Board also considered the current competitive landscape within the furniture industry and the competitive advantages of companies with significant scale and diversity across both home and office business lines.

•
Industry and macroeconomic trends. The current and prospective competitive climate in the office furniture industry in which Herman Miller and Knoll both operate, as well as the financial condition of the U.S. and global economy in general and the impact that such macroeconomic trends have had and could potentially continue to have on Knoll’s results and operations.

•
Synergies. The Knoll Board’s expectation that the merger will result in Knoll stockholders being able to participate in approximately $90 million of estimated run-rate cost synergies expected within two years of the completion of the merger resulting from, among other things, supply chain optimization, procurement and logistics benefits, rationalization of the combined company’s manufacturing footprint and the reduction of duplicative corporate costs. The Knoll Board expects that bringing together Herman Miller and Knoll will generate significant revenue synergies across the combined business through enhanced scale, cross-selling, and digital and e-commerce opportunities.

•
Strong pro forma balance sheet. The expectation that, following the merger, Herman Miller will have a strong financial and credit profile given Herman Miller’s current modest leverage and the fact that the combined company will have a more diverse asset base and even stronger balance sheet.

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Improved cost of capital. The Knoll Board’s expectation that the size of the combined company will lead to a lower cost of capital and that the combined company will have a greater ability to fund major projects and sustain and maximize returns to stockholders over time than Knoll currently has on a standalone basis. The Knoll Board believes that the combined company could also be eligible for inclusion in additional major indexes, which the Knoll Board believes could increase the combined company’s market value.

•
Shared values. Herman Miller and Knoll share core values of commitment to design, innovation, operational excellence, sustainability and social good, and the combined workforce is expected to continue to increase efficiency and deliver stockholder value.

•
Employee opportunities and retention. The Knoll Board’s belief that the merger will present increased career and growth opportunities for Knoll associates which will help attract and retain talent and mitigate risks relating to attrition of employees, enabling the combined company to outcompete peers and deliver stockholder value.

•
Superior alternative to other transactions potentially available to Knoll. Following consultation with Knoll’s management and financial advisors regarding the synergies and value creation opportunities presented by the merger, the Knoll Board believed it was unlikely an alternative strategic counterparty would be willing to engage in a transaction that would provide Knoll stockholders with greater value, including the opportunity to benefit from cost synergies and future value creation as stockholders of the combined company, than is being provided in connection with the merger.

•
Superior alternative to continuation of standalone Knoll. The Knoll Board considered Knoll’s business, prospects and other strategic opportunities and the risks of remaining as a standalone public company. Based on these considerations, the Knoll Board believed the value offered to Knoll’s stockholders pursuant to the merger agreement would be more favorable to Knoll’s stockholders than the potential value that might reasonably be expected to result from remaining an independent public company.

•
Receipt of fairness opinion and presentation from BofA Securities. The Knoll Board considered the financial analyses reviewed and discussed with representatives of BofA Securities, as well as the oral opinion of BofA Securities rendered to the Knoll Board on April 18, 2021, which opinion was subsequently confirmed by delivery of a written opinion dated April 19, 2021, as to, as of such date and based on and subject to the limitations, qualifications and assumptions and other matters described in such written opinion, the fairness, from a financial point of view, of the consideration to be received by the holders of eligible shares in the merger pursuant to the merger agreement, to such holders.

•
Opportunity to receive alternative acquisition proposals. The Knoll Board considered the terms of the merger agreement related to the Knoll Board’s ability to respond to unsolicited acquisition proposals and determined that third parties would be unlikely to be unduly deterred from making a competing proposal by the provisions of the merger agreement, including because the Knoll Board may, under certain circumstances, furnish information or enter into discussions in connection with a competing proposal. In this regard, the Knoll Board considered that:
•
subject to its compliance with the merger agreement, the Knoll Board can change its recommendation to Knoll stockholders with respect to the adoption of the merger agreement prior to the adoption of the merger agreement by Knoll stockholders if the Knoll Board determines in good faith (after consultation with its financial advisors and outside legal advisors) that, with respect to a superior proposal or an intervening event, the failure to take such action would be inconsistent with the Knoll Board’s fiduciary duties; and

•
while the merger agreement contains a termination fee of $43 million, representing approximately 2.75% of Knoll’s implied deal equity value at signing based on the merger consideration, that Knoll would be required to pay to Herman Miller in certain circumstances, including if Herman Miller terminates the merger agreement in connection with a change in the Knoll Board’s recommendation to stockholders with respect to adoption of the merger agreement or if Knoll terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, the Knoll Board believed that this fee is reasonable in light of the circumstances and the overall terms of the merger agreement, consistent with fees and provisions in comparable transactions and not preclusive of other offers.

•
Likelihood of completion and terms of the merger agreement. The Knoll Board considered the likelihood of completion of the merger to be significant, in light of, among other things, the belief that, in consultation with Knoll’s legal advisors, the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties, covenants (including the restrictions on Herman Miller’s ability to solicit competing proposals and issue additional shares of Herman Miller common stock, and the level of the commitment by Herman Miller to obtain applicable regulatory approvals) and conditions to closing and the circumstances under which the merger agreement may be terminated, are reasonable. Moreover, the Knoll Board considered the receipt of an executed commitment letter from Herman Miller’s source of debt financing for the merger for an aggregate amount sufficient to cover the cash portion of the merger consideration, the purchase of the shares of Knoll preferred stock held by Investindustrial and refinancing of the parties’ existing indebtedness, the terms and conditions of the commitment, and the absence of a financing condition in the merger agreement, which the Knoll Board believes increases the likelihood of the merger being completed. Further, the Knoll Board considered the relative ease of integrating Knoll and Herman Miller given the complementarity of the two businesses and the limited overlap in Knoll’s and Herman Miller’s respective top customers and dealers, which the Knoll Board believed further increased the likelihood of successful completion of the merger.

•
Limitations on Herman Miller’s ability to solicit or consider alternative proposals. The Knoll Board considered the limitations imposed in the merger agreement on the solicitation or consideration by Herman Miller of alternative proposals, and the fact that in the event of a termination of the merger agreement arising from a Herman Miller recommendation change or Herman Miller accepting a superior proposal, Herman Miller would be required to pay Knoll a termination fee of $74 million, as described under “The Merger Agreement—Termination” and “The Merger Agreement—Termination Payments and Expenses.”

•
Herman Miller no vote payment. The Knoll Board considered the requirement that Herman Miller pay Knoll the Herman Miller no vote payment of $15 million if the merger agreement is terminated as a result of Herman Miller shareholder approval of the Herman Miller share issuance proposal not being obtained.

The Knoll Board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):
•
Transacting during a downturn in the furniture industry. The Knoll Board considered that the merger with Herman Miller will occur at a time when the stock prices of office furniture companies, including Knoll, are depressed compared to recent historic prices.

•
Continuing influence. The Knoll Board considered that members of Knoll senior management may not have sufficient influence at or be employed by the combined company to create value or that the methods they used to achieve success at Knoll cannot successfully be applied to create value for the combined company’s larger portfolio. The Knoll Board also considered that no members of the Knoll Board will serve on the board of the combined company.

•
Possible failure to achieve synergies. The Knoll Board considered the potential challenges and difficulties in integrating the operations of Knoll and Herman Miller and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated benefits of the merger, including potential revenue synergies across the combined business, might not be realized or might take longer to realize than expected.

•
Integration risks. The Knoll Board considered the risks and challenges inherent in the combination of two businesses of the size, scope and complexity of Knoll and Herman Miller, including the potential for unforeseen difficulties in integrating operations, systems and employees and the potential impact of such difficulties on employees and relationships with existing and prospective customers, distribution partners, suppliers and other third parties.

•
Fixed exchange ratio. The Knoll Board considered that, because a portion of the merger consideration is based on a fixed exchange ratio rather than a fixed value, Knoll stockholders bear the risk of a decrease in the trading price of Herman Miller common stock during the pendency of the merger. The Knoll Board also considered the fact that the merger agreement does not provide Knoll with a collar or a value-based termination right.

•
Cash consideration. The Knoll Board considered that a portion of the merger consideration being paid in cash would prevent Knoll stockholders from realizing the benefit of any increase in the trading price of Herman Miller common stock during the pendency of the merger.

•	Tax considerations. The Knoll Board considered that receipt of the merger consideration will be a taxable transaction for Knoll stockholders for U.S. federal income tax purposes.
•
Risks associated with the pendency of the merger. The Knoll Board considered the risks and contingencies relating to the announcement and pendency of the merger (including the likelihood of litigation or other opposition brought by or on behalf of Knoll stockholders or Herman Miller stockholders challenging the merger and the other transactions contemplated by the merger agreement) and the risks and costs to Knoll if the completion of the merger is not accomplished in a timely manner or if the merger does not close at all, including potential employee attrition, the impact on Knoll’s relationships with third parties and the effect termination of the merger agreement may have on the trading price of Knoll common stock and Knoll’s operating results. The Knoll Board also considered the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger, which may delay or prevent Knoll from pursuing business opportunities that may arise or preclude actions that would be advisable if Knoll were to remain an independent company.

•
Interim operating covenants. The Knoll Board considered the restrictions on the conduct of Knoll’s and its subsidiaries’ businesses during the period between the execution of the merger agreement and the completion of the merger as set forth in the merger agreement.

•	Herman Miller’s use of debt financing. The Knoll Board considered the increase in Herman Miller’s indebtedness that is expected to result from the merger and the related financing transactions.
•
Absence of “market check” activities. The Knoll Board considered that Knoll decided not to engage in a competitive bid process or other broad solicitation of interest due to the risks associated with seeking to engage in discussions with potential additional alternate transaction counterparties as described above under “—Background of the Merger”.

•
Herman Miller change of recommendation or termination for a superior proposal; Herman Miller shareholder vote. The Knoll Board considered the right of the Herman Miller Board to (i) change its recommendation to Herman Miller stockholders in certain circumstances and (ii) terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, in each case subject to certain conditions. The Knoll Board also considered that, even if the merger agreement is approved by Knoll stockholders, Herman Miller’s stockholders may not approve the Herman Miller issuance proposal, which is a condition of the merger. The Knoll Board also considered the risk that the $74 million Herman Miller termination fee or the $15 million Herman Miller no vote payment that may be required to be paid to Knoll in the event the merger agreement is terminated under specified circumstances may, in each case, not be sufficient to compensate Knoll for the harm it might suffer as a result of such termination.
•
Competing proposals; termination fees; expense reimbursement. The Knoll Board considered the possibility that a third party may be willing to enter into a strategic combination with Knoll on terms more favorable than the merger. In connection therewith, the Knoll Board considered the terms of the merger agreement relating to no shop covenants and termination fees, and the potential that such provisions might deter alternative bidders that might have been willing to submit a superior proposal to Knoll. The Knoll Board also considered that, under specified circumstances, Knoll may be required to make a payment to Herman Miller in the event the merger agreement is terminated and the effect this could have on Knoll, including:

•
the possibility that the $43 million termination fee could discourage other potential parties from making a competing offer; although the Knoll Board believed that the termination fee amount is reasonable and will not unduly deter any other party that might be interested in making a competing proposal;

•
if the merger is not consummated, Knoll will pay its own expenses incident to preparing for and entering into and carrying out its obligations under the merger agreement and the transactions contemplated thereby, unless the merger agreement is terminated under specific circumstances where a fee would become payable by Herman Miller to Knoll; and

•	the requirement that if the merger agreement is terminated as a result of the failure to obtain approval of Knoll stockholders, Knoll will be obligated to pay Herman Miller $7.5 million.
•
Interests of Knoll directors and executive officers. The Knoll Board considered that Knoll’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of Knoll stockholders. For more information about such interests, see below under the heading “—Interests of Knoll’s Directors and Executive Officers in the Merger.”

•	Merger costs. The Knoll Board considered the costs associated with the completion of the merger, including management’s time and energy and potential opportunity cost.
•
Regulatory approval. The Knoll Board considered that the merger and the related transactions require regulatory approval to complete such transactions and the risk that the applicable governmental entities may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approval.

•	Other risks. The Knoll Board considered risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
The Knoll Board believed that, overall, the potential benefits of the merger to Knoll stockholders outweighed the risks and uncertainties of the merger.
The foregoing discussion of factors considered by the Knoll Board in reaching its conclusions and recommendation includes the principal factors considered by the Knoll Board, but is not intended to be exhaustive and may not include all of the factors considered by the Knoll Board, but includes the material factors considered by the Knoll Board. In light of the variety of factors considered in connection with its evaluation of the merger, the Knoll Board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determinations and recommendations. Rather, the Knoll Board viewed its decisions as being based on the totality of the factors and information it considered. Moreover, each member of the Knoll Board (other than Mr. Ardagna who recused himself from determinations relating to the transactions contemplated by the merger agreement due to his affiliation with Investindustrial) applied his or her own personal business judgment to the process and may have given different weight to different factors. The Knoll Board based its recommendation on the totality of the information presented.

Opinion of Goldman Sachs, Herman Miller’s Financial Advisor
Goldman Sachs delivered its oral opinion, subsequently confirmed in writing, to the Herman Miller Board that, as of April 19, 2021, and based upon and subject to the factors and assumptions set forth therein, the merger consideration and preferred stock purchase price, in the aggregate, were fair from a financial point of view to Herman Miller.
The full text of the written opinion of Goldman Sachs, dated April 19, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Herman Miller Board in connection with its consideration of the transactions contemplated by the merger agreement and the preferred stock purchase agreement. Goldman Sachs’ opinion is not a recommendation as to how any holder of Herman Miller common stock should vote with respect to the Herman Miller share issuance proposal, or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the merger agreement;
•	the preferred stock purchase agreement;
•	annual reports to shareholders and Annual Reports on Form 10-K of Herman Miller for the five fiscal years ended May 30, 2020 and Knoll for the five fiscal years ended December 31, 2020;
•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Herman Miller and Knoll;
•	certain publicly available research analyst reports for Herman Miller and Knoll;
•	certain other communications from Herman Miller and Knoll to their respective stockholders;
•	certain internal financial analyses and forecasts for Knoll prepared by its management; and
•
certain internal financial analyses and forecasts for Herman Miller, stand-alone and pro forma for the transactions, as prepared by the management of Herman Miller and approved for Goldman Sachs’ use by Herman Miller (which we refer to as “Herman Miller forecasts”), and certain financial analyses and forecasts for Knoll, as prepared by the management of Herman Miller and approved for Goldman Sachs’ use by Herman Miller (which we refer to as the “Herman Miller-adjusted Knoll forecasts”), including certain operating synergies projected by the management of Herman Miller to result from the transactions, as approved for Goldman Sachs’ use by Herman Miller (which we refer to as “Herman Miller synergies”). The Herman Miller forecasts are summarized in the section entitled “Certain Unaudited Prospective Financial Information—Certain Herman Miller Unaudited Prospective Financial Information” beginning on page 94 of this joint proxy statement/prospectus. The Herman Miller-adjusted Knoll forecasts are summarized in the section entitled “Certain Unaudited Prospective Financial Information—Certain Knoll Unaudited Prospective Financial Information” beginning on page 96 of this joint proxy statement/prospectus.

Goldman Sachs also held discussions with members of the senior managements of Herman Miller and Knoll regarding their assessment of the past and current business operations, financial condition and future prospects of Knoll and with the senior management of Herman Miller regarding their assessment of the past and current business operations, financial condition and future prospects of Herman Miller and the strategic rationale for, and the potential benefits of, the transactions; reviewed the reported price and trading activity for the shares of Herman Miller common stock and the shares of Knoll common stock; compared certain financial and stock market information for Herman Miller and Knoll with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the office and residential furniture manufacturing industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with Herman Miller’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Herman Miller’s consent that the Herman Miller forecasts, including the Herman Miller synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Herman Miller. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Herman Miller or Knoll or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions will be obtained without any adverse effect on Herman Miller or Knoll or on the expected benefits of the transactions in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger and preferred stock purchase will be consummated on the terms set forth in the merger agreement and the preferred stock purchase, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Herman Miller to engage in the transactions or the relative merits of the transactions as compared to any strategic alternatives that may be available to Herman Miller; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to Herman Miller, as of the date of Goldman Sachs’ written opinion, of the merger consideration and the preferred stock purchase price. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement, the preferred stock purchase agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or the preferred stock purchase agreement or entered into or amended in connection with the transactions, including, the fairness of the merger consideration or the preferred stock purchase price, by itself, to Herman Miller, the allocation of the amount or form of merger consideration and the preferred stock purchase price among the shares of Knoll common stock or Knoll preferred stock, or the fairness of the transactions to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of Herman Miller; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Herman Miller or Knoll, or any class of such persons in connection with the transactions, whether relative to the merger consideration or the preferred stock purchase price. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it, as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Knoll common stock, shares of Knoll preferred stock or shares of Herman Miller common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Herman Miller or Knoll or the transactions, or as to the impact of the transactions on the solvency or viability of Herman Miller or Knoll or the ability of Herman Miller or Knoll to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Herman Miller Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 16, 2021, the last trading day before the public announcement of the transactions and is not necessarily indicative of current market conditions. For additional information on the Herman Miller forecasts and the Herman Miller-adjusted Knoll forecasts, please see the sections entitled “Certain Unaudited Prospective Financial Information—Certain Herman Miller Unaudited Prospective Financial Information” and “Certain Unaudited Prospective Financial Information—Certain Knoll Unaudited Prospective Financial Information.”
Historical Stock Trading Analysis
Goldman Sachs first calculated $25.18 as the implied value of the per share merger consideration by adding $11.00, the cash portion of the per share merger consideration, to $14.18, the implied value of the equity portion of the per share merger consideration, which was calculated by multiplying $44.30, the closing trading price per share of Herman Miller common stock on April 16, 2021, by the exchange ratio of 0.32.
This analysis indicated that the implied value of the per share merger consideration represented:
•	a premium of 46.1% based on the closing price of $17.23 per share of Knoll common stock on April 16, 2021;
•	a premium of 47.1% based on the volume-weighted average price of $17.12 per share of Knoll common stock for the 30-day period ended April 16, 2021; and
•	a discount of 11.0% based on the highest intraday trading price of $28.30 per share of Knoll common stock over the two-year period ended April 16, 2021.
Illustrative Discounted Cash Flow Analysis of Knoll
Using the Herman Miller-adjusted Knoll forecasts but excluding the Herman Miller synergies, Goldman Sachs performed an illustrative discounted cash flow analysis on Knoll. Using discount rates ranging from 8.5% to 10%, reflecting estimates of Knoll’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2020 (i) estimates of unlevered free cash flow for Knoll for the fiscal years 2021 through 2025 as reflected in the Herman Miller-adjusted Knoll forecasts and (ii) a range of illustrative terminal values for Knoll, which were calculated by applying multiples ranging from 8.5x to 9.5x to a terminal year estimate of earnings before interest, taxes, depreciation and amortization (burdened by stock-based compensation expense) (which we refer to as “EBITDA”) for the preceding twelve months (which we refer to as “LTM EBITDA”) for Knoll, as reflected in the Herman Miller-adjusted Knoll forecasts (which analysis implied terminal year perpetuity growth rates ranging from 2.6% to 4.5%). Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal value to LTM EBITDA multiple range for Knoll was derived by Goldman Sachs using its professional judgment and taking into account, among other things, LTM EBITDA multiples implied by the historical trading prices of Knoll common stock. Goldman Sachs derived ranges of illustrative enterprise values for Knoll by adding the ranges of present values it derived above. Goldman Sachs then subtracted, from the range of illustrative enterprise values it derived for Knoll, the net debt of Knoll as of December 31, 2020, as provided to Goldman Sachs by the management of Herman Miller, to derive a range of illustrative equity values for Knoll. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Knoll (inclusive of common stock from conversion of preferred equity), as provided to Goldman Sachs by the management of Herman Miller, to derive a range of illustrative present values per share ranging from $19.20 to $23.19.
Using the Herman Miller-adjusted Knoll forecasts and the Herman Miller synergies, Goldman Sachs also performed an illustrative discounted cash flow analysis on Knoll. Using discount rates ranging from 8.5% to 10%, reflecting estimates of Knoll’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2020 (i) estimates of unlevered free cash flow for Knoll for the fiscal years 2021 through 2025 as reflected in the Herman Miller-adjusted Knoll forecasts and the Herman Miller synergies and (ii) a range of illustrative terminal values for Knoll, which were calculated by applying multiples ranging from 8.5x to 9.5x to a terminal year estimate of LTM EBITDA for Knoll, as reflected in the Herman Miller forecasts and the Herman Miller synergies (which analysis implied terminal year perpetuity growth rates ranging from 1.7% to 3.7%). Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal value to LTM EBITDA multiple range for Knoll was derived by Goldman Sachs using its professional judgment and taking into account, among other things, LTM EBITDA multiples implied by the historical trading prices of Knoll common stock. Goldman Sachs derived ranges of illustrative enterprise values for Knoll by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Knoll the net debt of Knoll as of December 31, 2020, as provided to Goldman Sachs by the management of Herman Miller to derive a range of illustrative equity values for Knoll. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Knoll (inclusive of common stock from conversion of preferred equity), as provided to Goldman Sachs by the management of Herman Miller, to derive a range of illustrative present values per share ranging from $30.07 to $35.85.
Premia Analysis
Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all the all-cash and mixed consideration acquisition transactions announced during the time period from January 1, 2007 through April 16, 2021, involving a US-based public company as the target where the disclosed enterprise values for the transaction were between $1 billion and $5 billion. For the entire period, using publicly available information, Goldman Sachs calculated the average, 25th percentile and 75th percentile premiums of the price paid in each of these transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated an average premium of 41%, a 25th percentile premium of 19% and 75th percentile premium of 45% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 19% to 45% to the undisturbed closing price per share of Knoll common stock of $17.23 as of April 16, 2021, and calculated a range of implied equity values per share of Knoll common stock of $21 to $25 when rounded to the nearest dollar.
In addition, for the entire period, using publicly available information about the same set of transactions, Goldman Sachs calculated the average, 25th percentile and 75th percentile premiums of the price paid in each of these transactions relative to the target’s two-year high stock price prior to announcement of the transaction. This analysis indicated an average discount of 5%, a 25th percentile discount of 11% and 75th percentile premium of 2% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of negative 11% to 2% to the two-year intraday trading high price per share of Knoll common stock of $28.30, and calculated a range of implied equity values per share of Knoll common stock of $25 to $29 when rounded to the nearest dollar.
Selected Precedent Transactions Analysis
Goldman Sachs analyzed certain publicly available information relating to the selected acquisition transactions listed below announced since April 2011 involving targets in the office and residential furniture industry.
Based on information in public filings, press releases and financial media reports relating to the applicable transactions, for each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s publicly disclosed EBITDA over the last four-quarter period ended prior to the announcement of the applicable transaction (“EV/LTM EBITDA multiple”). This analysis indicated an illustrative range of EV/LTM EBITDA multiples of 11.5x to 15.6x and a median of 13.5x.
Selected Transactions
Announcement Date	Target	Acquirer
February 5, 2014	Poltrona Frau S.p.A.	Haworth, Inc.*
March 30, 2015	Norcraft Companies, Inc.	Fortune Brands Home & Security
October 16, 2016	Fantastic Holdings	Steinhoff International
December 21, 2017	Muuto	Knoll, Inc.
May 23, 2018	Ekornes ASA	Qumei Home Furnishing Group
June 7, 2018	HAY A/S	Herman Miller, Inc.
*	Acquired 58.6% interest
While none of the selected transactions or target companies in the selected transactions are directly comparable to the merger or Knoll, the selected transactions, in Goldman Sachs’ professional judgment, involved target companies with operations that, for the purposes of this analysis, may be considered similar to certain of Knoll’s results, market size and service profile.
Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the selected transactions and its professional judgment, Goldman Sachs applied a reference range of enterprise value to LTM EBITDA multiples of 11.5x to 15.6x to Knoll’s LTM EBITDA as of year-end 2020, as provided to Goldman Sachs by the management of Herman Miller, to derive a range of implied enterprise values for Knoll. Goldman Sachs subtracted, from this range of implied enterprise values, Knoll’s net debt as of December 31, 2021, as provided to Goldman Sachs by the management of Herman Miller, and divided by the fully diluted shares outstanding (inclusive of common stock from conversion of preferred equity), as provided to Goldman Sachs by the management of Herman Miller, to derive a reference range of implied values per share of Knoll common stock of $17 to $24 when rounded to the nearest dollar.
Illustrative Discounted Cash Flow Analysis of Herman Miller
Using the Herman Miller forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis for Herman Miller on a stand-alone basis. Using discount rates ranging from 8.5% to 10.0%, reflecting estimates of Herman Miller’s weighted average cost of capital, Goldman Sachs discounted to present value as of February 27, 2021 (i) estimates of unlevered free cash flow for Herman Miller from February 28, 2021 through May 31, 2026 provided to Goldman Sachs by Herman Miller management as described in the section entitled “Certain Unaudited Prospective Financial Information—Certain Herman Miller Unaudited Prospective Financial Information” and (ii) a range of illustrative terminal values for Herman Miller, which were calculated by applying multiples ranging from 8.5x to 9.5x to a terminal year estimate of LTM EBITDA for Herman Miller, as reflected in the Herman Miller forecasts (which analysis implied terminal year perpetuity growth rates ranging from 0.9% to 3.1%). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal value to LTM EBITDA multiple range for Herman Miller was derived by Goldman Sachs using its professional judgment and taking into account, among other things, LTM EBITDA multiples implied by the historical trading prices of Herman Miller common stock. Goldman Sachs derived ranges of illustrative enterprise values for Herman Miller by adding the ranges of present values it derived above. Goldman Sachs then subtracted, from the range of illustrative enterprise values it derived for Herman Miller, the net debt of Herman Miller as of February 27, 2021, as provided to Goldman Sachs by the management of Herman Miller, to derive a range of illustrative equity values for Herman Miller. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Herman Miller common stock, as provided to Goldman Sachs by the management of Herman Miller, to derive a range of illustrative present values per share of Herman Miller common stock ranging from $55.95 to $64.53.
Using the Herman Miller forecasts and the Herman Miller synergies, Goldman Sachs also performed an illustrative discounted cash flow analysis for Herman Miller pro forma for the transaction (after giving effect to the Herman Miller synergies). Using discount rates ranging from 8.5% to 10.0%, reflecting estimates of Herman Miller’s pro forma weighted average cost of capital, Goldman Sachs discounted to present value as of February 27, 2021 (i) estimates of unlevered free cash flow for Herman Miller pro forma for the transaction from February 28, 2021 through May 31, 2026, as reflected in the Herman Miller forecasts and the Herman Miller synergies, and (ii) a range of illustrative terminal values for Herman Miller, which were calculated by applying multiples ranging from 8.5x to 9.5x to a terminal year estimate of LTM EBITDA for Herman Miller on a pro forma basis, as reflected in the Herman Miller forecasts (which analysis implied terminal year perpetuity growth rates ranging from 1.3% to 3.4%). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company pro forma for the transaction, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal value to LTM EBITDA multiple range for Herman Miller on a pro forma basis was derived by Goldman Sachs using its professional judgment and taking into account, among other things, LTM EBITDA multiples implied by the historical trading prices of Herman Miller common stock and Knoll common stock. Goldman Sachs derived ranges of illustrative pro forma enterprise values for Herman Miller by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative pro forma enterprise values it derived for Herman Miller the pro forma net debt of Herman Miller as of February 27, 2021, as provided to Goldman Sachs by the management of Herman Miller, to derive a range of pro forma illustrative equity values for Herman Miller. Goldman Sachs then divided the range of illustrative equity values it derived by the pro forma number of fully diluted outstanding shares of Herman Miller common stock, as provided to Goldman Sachs by the management of Herman Miller, to derive a range of illustrative present values per share of Herman Miller common stock pro forma for the transaction. This analysis indicated a range of illustrative present values per share of Herman Miller common stock pro forma for the transaction ranging from $56.91 to $68.26.
Illustrative Present Value of Future Share Price Analysis of Herman Miller
Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of Herman Miller common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future EBITDA, estimated future net debt, and its enterprise value to the estimated next twelve months’ EBITDA (which we refer to as “NTM EBITDA”) multiple (enterprise value divided by NTM EBITDA, which we refer to as “EV/NTM EBITDA multiple”). Goldman Sachs first calculated the implied enterprise values for Herman Miller as of the fiscal year ends May 30, 2022, May 30, 2023 and May 30, 2024 by applying a range of multiples EV/NTM EBITDA multiples to NTM EBITDA of Herman Miller on a stand-alone basis for the fiscal years ended May 30, 2022, May 30, 2023 and May 30, 2024 as reflected in the Herman Miller forecasts. This illustrative range of EV/NTM EBITDA multiples, ranging from 7.5x to 8.5x, was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account undisturbed and historical trading data and historical EV/NTM EBITDA multiples for Herman Miller. Goldman Sachs then subtracted, from the range of illustrative enterprise values it derived for Herman Miller, the net debt of Herman Miller as of the applicable dates, as reflected in the Herman Miller forecasts, to derive a range of illustrative equity values for Herman Miller as of the applicable dates. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Herman Miller common stock as of the applicable dates, as reflected in the Herman Miller forecasts, to derive a range of illustrative implied values per share of Herman Miller common stock. Goldman Sachs then discounted the implied values per share of Herman Miller common stock back to February 27, 2021, using an illustrative discount rate of 11.5%, reflecting an estimate of Herman Miller’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then added to such implied present values the cumulative dividends per share of Herman Miller common stock estimated to be paid by Herman Miller for each of the fiscal years 2022 to 2024 in the Herman Miller forecasts, and as discounted to February 27, 2021, using an illustrative discount rate of 11.5%, reflecting an estimate of Herman Miller’s cost of equity. This analysis resulted in a range of implied present values of $43.37 to $52.81 per share of Herman Miller common stock.
Goldman Sachs also performed an illustrative analysis of the implied present value of the future value per share of Herman Miller common stock pro forma for the transaction (including the Herman Miller synergies). Goldman Sachs first calculated the implied enterprise values of Herman Miller pro forma for the transaction as of the fiscal years ended May 30, 2022, May 30, 2023 and May 30, 2024 by applying a range of EV/NTM EBITDA multiples to NTM EBITDA of Herman Miller on a pro forma basis for the fiscal years ended May 30, 2022, May 30, 2023 and May 30, 2024 as reflected in the Herman Miller forecasts (excluding the costs projected to be incurred to realize the Herman Miller synergies) and the Herman Miller synergies. This illustrative range of EV/NTM EBITDA multiples, ranging from 7.5x to 8.5x, was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account undisturbed and historical trading data and historical EV/NTM EBITDA multiples for Herman Miller and Knoll. Goldman Sachs then subtracted, from the range of illustrative enterprise values it derived for Herman Miller, the net debt of Herman Miller on a pro forma basis as of the applicable dates, as reflected in the Herman Miller forecasts and the Herman Miller synergies, to derive a range of illustrative equity values for Herman Miller on a pro forma basis as of the applicable dates. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Herman Miller common stock on a pro forma basis as of the applicable dates, as reflected in the Herman Miller forecasts, to derive a range of illustrative implied values per share of Herman Miller common stock on a pro forma basis. Goldman Sachs then discounted the implied values per share of Herman Miller common stock on a pro forma basis back to February 27, 2021, using an illustrative discount rate of 11.5%, reflecting an estimate of Herman Miller’s cost of equity on a pro forma basis. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then added to such implied present values the cumulative dividends per share of Herman Miller common stock on a pro forma basis estimated to be paid by Herman Miller for each of the fiscal years 2022 to 2024 in the Herman Miller forecasts, and as discounted to February 27, 2021, using an illustrative discount rate of 11.5%, reflecting an estimate of Herman Miller’s cost of equity on a pro forma basis. This analysis resulted in a range of implied present values of $42.20 to $57.11 per share of Herman Miller common stock pro forma for the transactions.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Herman Miller or Knoll or the contemplated transactions.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Herman Miller Board as to the fairness from a financial point of view to Herman Miller of the merger consideration and the preferred stock purchase price. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Herman Miller, Knoll, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The merger consideration was determined through arm’s-length negotiations between Herman Miller and Knoll, the preferred stock purchase price was determined through arms-length negotiations between Herman Miller and Investindustrial, and both the merger consideration and the preferred stock purchase price were approved by the Herman Miller Board. Goldman Sachs provided advice to Herman Miller during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Herman Miller or the Herman Miller Board or that any specific amount of consideration constituted the only appropriate consideration for the transactions.
As described below, Goldman Sachs’ opinion to the Herman Miller Board was one of many factors taken into consideration by the Herman Miller Board making its determination to approve the merger agreement, the preferred stock purchase agreement and the transactions contemplated thereby, including the merger and the preferred stock purchase. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this joint proxy statement/prospectus.
Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Herman Miller, Knoll, any of their respective affiliates and third parties, including Investindustrial and its portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the merger agreement and the preferred stock purchase agreement. Goldman Sachs acted as financial advisor to Herman Miller in connection with, and participated in certain of the negotiations leading to, Herman Miller’s entry into the merger agreement and the preferred stock purchase agreement. At the request of Herman Miller, at the time of the execution of the merger agreement, an affiliate of Goldman Sachs entered into financing commitments and agreements to provide Herman Miller with a term loan facility and revolving credit facility in connection with consummation of the transactions, in each case subject to the terms of such commitments and agreements and pursuant to which such affiliate expects to receive compensation. The actual amount of aggregate fees received and to be received by Goldman Sachs and its affiliates in connection with the term loan facility and revolving credit facility will depend upon, among other things, the aggregate amount and form of debt financing incurred by Herman Miller and the issuance costs for such debt financing. Herman Miller estimates that Goldman Sachs and its affiliates will in the aggregate receive approximately $6 million in fees in connection with the debt financing. This estimate is based on various assumptions, including that Herman Miller will incur the full amount of the permanent debt financing contemplated by the commitment and not another form of permanent financing. Goldman Sachs has provided certain financial advisory and/or underwriting services to Herman Miller and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation. During the two year period ended April 19, 2021, Goldman Sachs has not recognized any compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Herman Miller, Knoll and/or their respective affiliates. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Investindustrial and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as a bookrunner for an offering by Aston Martin Lagonda Global holdings plc, a portfolio company of Investindustrial, of Senior Secured Notes Due April 2022 and Senior Delayed Draw Notes Due April 2022 (aggregate principal amount $250 millions) in September 2019; a bookrunner for a private placement by Polynt-Reichhold Group, a portfolio company of Investindustrial, of a Term Loan B (aggregate principal amount $60 million) in March 2020; and a bookrunner for an initial public offering of 40,250,000 units of Investindustrial Acquisition Corp., an affiliate of Investindustrial, in November 2020. During the two year period ended April 19, 2021, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Investindustrial and/or its affiliates and portfolio companies of approximately $4.5 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Herman Miller, Knoll, Investindustrial and their respective affiliates and, as applicable, portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Investindustrial from time to time and may have invested in limited partnership units of affiliates of Investindustrial from time to time and may do so in the future.
The Herman Miller Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated November 24, 2020, Herman Miller engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. The engagement letter between Herman Miller and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $15 million, $3 million of which became payable at announcement of the transactions, and the remainder of which is contingent upon consummation of the transactions. In addition, Herman Miller has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Opinion of BofA Securities, Knoll’s Financial Advisor
Knoll retained BofA Securities to act as its financial advisor in connection with the merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Knoll selected BofA Securities to act as Knoll’s financial advisor in connection with the merger on the basis of BofA Securities’ experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Knoll and its business.
On April 18, 2021, at a meeting of the Knoll Board held to evaluate the merger, BofA Securities delivered to the Knoll Board an oral opinion, which was confirmed by delivery of a written opinion dated April 19, 2021, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in BofA Securities’ written opinion, the consideration to be received in the merger by holders of Knoll common stock (excluding any (i) shares held in treasury by Knoll or held by Herman Miller or Merger Sub (in each case, other than shares held on behalf of third parties), (ii) shares held by any direct or indirect subsidiary of Knoll or Herman Miller, (iii) shares with respect to which the holders thereof have properly exercised appraisal rights pursuant to Section 262 of the DGCL and (iv) awards of restricted Knoll common stock) (such shares of Knoll common stock, the “Knoll eligible shares”) was fair, from a financial point of view, to such holders.

The full text of BofA Securities’ written opinion to the Knoll Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of BofA Securities’ written opinion. BofA Securities delivered its opinion to the Knoll Board for the benefit and use of the Knoll Board (in its capacity as such) in connection with and for purposes of its evaluation of the merger. BofA Securities’ opinion does not address any other terms or other aspects or implications of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Knoll or in which Knoll might engage or as to the underlying business decision of Knoll to proceed with or effect the merger. BofA Securities’ opinion does not address any other aspect of the merger and does not express any opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.
In connection with rendering its opinion, BofA Securities, among other things:
(1)	reviewed certain publicly available business and financial information relating to Knoll and Herman Miller;
(2)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of Knoll furnished to or discussed with BofA Securities by the management of Knoll, including the financial analyses and forecasts for Knoll prepared by Knoll management (which we refer to as the “Knoll forecasts”), which are summarized in the section entitled “Certain Unaudited Prospective Financial Information—Certain Knoll Unaudited Prospective Financial Information” beginning on page 96 of this joint proxy statement/prospectus);

(3)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of Herman Miller furnished to or discussed with BofA Securities by the management of Herman Miller, including the Herman Miller forecasts, as summarized in the section titled “Certain Unaudited Prospective Financial Information—Certain Herman Miller Unaudited Prospective Financial Information” beginning on page 94 of this joint proxy statement/prospectus);

(4)
reviewed certain estimates as to the amount and timing of cost savings (as defined and summarized in the section titled “Certain Unaudited Prospective Financial Information—Certain Knoll Unaudited Prospective Financial Information” beginning on page 96 of this joint proxy statement/prospectus) anticipated by the management of Knoll to result from the merger;

(5)
discussed the past and current business, operations, financial condition and prospects of Knoll with members of senior managements of Knoll, and discussed the past and current business, operations, financial condition and prospects of Herman Miller with members of senior managements of Knoll and Herman Miller;

(6)	reviewed the potential pro forma financial impact of the merger on the future financial performance of Herman Miller, including the potential effect on Herman Miller’s estimated earnings per share;
(7)
reviewed the trading histories for Knoll common stock and Herman Miller common stock and a comparison of such trading histories with the trading histories of other companies BofA Securities deemed relevant;

(8)	compared certain financial and stock market information of Knoll and Herman Miller with similar information of other companies BofA Securities deemed relevant;
(9)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;
(10)
reviewed a draft dated April 18, 2021 of the merger agreement (which we refer to as the “draft agreement”), a draft dated April 12, 2021 of the voting agreement and a draft dated April 16, 2021 of the initial debt commitment letter, and certain related documents; and

(11)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Securities and has relied upon the assurances of the managements of Knoll and Herman Miller that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Knoll forecasts and the cost savings, BofA Securities was advised by Knoll, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Knoll as to the future financial performance of Knoll. With respect to the Herman Miller forecasts, BofA Securities was advised by Herman Miller, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Herman Miller as to the future financial performance of Herman Miller, and, based on the assessment of the management of Knoll that the Herman Miller forecasts reflect the best currently available estimates and good faith judgments of the management of Knoll as to the future financial performance of Herman Miller, BofA Securities relied, at the direction of Knoll and with its consent, on the Herman Miller forecasts for purposes of its opinion. BofA Securities also relied, at the direction of Knoll, on the assessments of the management of Knoll as to Herman Miller’s ability to achieve cost savings and was advised by Knoll, and assumed, with the consent of Knoll, that the cost savings would be realized in the amounts and at the times projected. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Knoll or Herman Miller, nor did BofA Securities make any physical inspection of the properties or assets of Knoll or Herman Miller. BofA Securities did not evaluate the solvency or fair value of Knoll or Herman Miller under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of Knoll, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Knoll, Herman Miller or the contemplated benefits of the merger. BofA Securities also assumed, at the direction of Knoll, that (i) Herman Miller would obtain financing in accordance with the terms set forth in the initial debt commitment letter, (ii) all of the outstanding shares of the Knoll preferred stock would be purchased by Herman Miller from Investindustrial for an aggregate purchase price of $253 million in cash simultaneously with the closing of the merger, and (iii) the final executed merger agreement would not differ in any material respect from the draft agreement reviewed by BofA Securities.
BofA Securities expressed no view or opinion as to any terms or other aspects of the merger (other than the consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Securities was not requested to and did not solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Knoll. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Knoll eligible shares and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party, including without limitation the Knoll preferred stock. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation or other consideration to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Knoll or in which Knoll might engage or as to the underlying business decision of Knoll to proceed with or effect the merger. BofA Securities did not express any opinion as to what the value of the Herman Miller common stock actually will be when issued or the prices at which the Knoll common stock or Herman Miller common stock will trade at any time, including following announcement or consummation of the merger. In addition, BofA Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.
BofA Securities’ opinion was necessarily based on financial, economic, monetary, market, tax and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. While the credit, financial and stock markets have been experiencing unusual volatility, BofA Securities expressed no opinion or view as to any potential effects of such volatility on Knoll, Herman Miller or the merger. It should be understood that subsequent developments may affect BofA Securities’ opinion, and BofA Securities does not have any obligation to update, revise, or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.
The discussion set forth below in “—Summary of Material Financial Analyses of Knoll,” “—Summary of Material Financial Analyses of Herman Miller” and “—Summary of Material Pro Forma Financial Analyses,” beginning on page 87 represents a brief summary of the material financial analyses presented by BofA Securities to the Knoll Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.
Summary of Material Financial Analyses of Knoll
Selected Publicly Traded Companies Analysis
BofA Securities reviewed publicly available financial and stock market information of the following five selected publicly traded companies in the furniture industry:
	EV/EBITDA		Price/EPS
Company	2021E	2022E	2021E	2022E
RH	22.5x	20.2x	30.9x	27.7x
Herman Miller, Inc.	8.0x	7.5x	14.4x	13.2x
HNI Corporation	9.6x	8.0x	20.6x	17.2x
Steelcase Inc.	13.1x	9.3x	56.2x	24.9x
Kimball International, Inc.	11.1x	8.2x	22.1x	14.3x
BofA Securities reviewed, among other things, the estimated enterprise value (“EV”) for each selected company, as a multiple of Wall Street analyst consensus estimates of calendar years 2021 and 2022 earnings before interest, taxes, depreciation and amortization (“EBITDA”), in each case burdened by stock-based compensation expense (such multiples are referred to in this section as “2021E EV/EBITDA” and “2022E EV/EBITDA”). BofA Securities also reviewed the closing price per share for each selected company as of April 16, 2021, as a multiple of Wall Street analyst consensus estimates of calendar year 2021 and 2022 earnings per share (“EPS”) for the applicable company (such multiples are referred to in this section as “2021E Price/EPS” and “2022E Price/EPS”). Financial data of the selected companies were derived from their public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of April 16, 2021.
The overall low to high 2021E EV/EBITDA multiples observed for the selected companies were 8.0x to 22.5x (with a mean of 12.9x and a median of 11.1x). The overall low to high 2022E EV/EBITDA multiples observed for the selected companies were 7.5x to 20.2x (with a mean of 10.6x and a median of 8.2x). Based on BofA Securities’ review of the 2021E EV/EBITDA and 2022E EV/EBITDA multiples for the selected companies and on its professional judgment and experience, BofA Securities applied a multiple reference range of 8.0x to 13.5x to Knoll management’s estimated calendar year 2021E Adjusted EBITDA as reflected in the Knoll forecasts (and burdened for stock-based compensation expense), and a multiple reference range of 7.5x to 10.5x to Knoll management’s estimated calendar year 2022E Adjusted EBITDA as reflected in the Knoll forecasts (and burdened for stock-based compensation expense) to calculate a range of indicative enterprise values from which BofA Securities subtracted Knoll’s net debt as of December 31, 2020, as reflected in Knoll public filings, and dividing the result by a number of fully-diluted shares of Knoll common stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of Knoll) to arrive at a range of indicative equity values per share of Knoll common stock (rounded to the nearest $0.25).
The overall low to high 2021E Price/EPS multiples observed for the selected companies were 14.4x to 56.2x (with a mean of 28.8x and median of 22.1x). The overall low to high 2022E Price/EPS multiples observed for the selected companies were 13.2x to 27.7x (with a mean of 19.4x and median of 17.2x). Based on BofA Securities’ review of the Price/EPS multiples for the selected companies and on its professional judgment and experience, BofA Securities applied a 2021E Price/ EPS multiple reference range of 20.0x to 30.0x to Knoll management’s estimates of calendar year 2021E Adjusted Diluted EPS as reflected in the Knoll forecasts, and a 2022E Price/EPS multiple reference range of 15.0x to 25.0x to Knoll management’s estimates of calendar year 2022E Adjusted Diluted EPS as reflected in the Knoll forecasts to calculate implied equity value reference ranges per share of Knoll common stock (rounded to the nearest $0.25).
This analysis indicated the following approximate implied equity value reference ranges per share of Knoll common stock, as compared to the implied value of the consideration, calculated by adding the $11.00 in cash consideration to $14.18, the implied value of the 0.320 of a share of Herman Miller common stock included in the consideration based on the $44.30 closing price of the Herman Miller common stock on April 16, 2021 (“implied consideration value”):
Implied Equity Value Reference Range Per Share of Knoll Common Stock
	EV/EBITDA	Price/EPS	Implied Consideration Value
2021E	$5.75 - $13.00(1)	$8.75 - $13.25	$25.18
2022E	$12.00 - $18.50(2)	$14.75 - $24.75
(1)
In its presentation to the Knoll Board on April 18, 2021, BofA Securities inadvertently omitted certain shares of Knoll restricted stock from its calculation when performing this analysis and derived a range of indicative equity values per share of Knoll common stock (rounded to the nearest $0.25) of $6.00 to $13.25.

(2)
In its presentation to the Knoll Board on April 18, 2021, BofA Securities inadvertently omitted certain shares of Knoll restricted stock from its calculation when performing this analysis and derived a range of indicative equity values per share of Knoll common stock (rounded to the nearest $0.25) of $12.25 to $19.00.

No selected publicly traded company used in this analysis is identical or directly comparable to Knoll. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics (reflected, among other things, in differences in historical trading levels of these companies) and other factors that could affect the public trading or other values of the companies to which Knoll was compared.
Selected Precedent Transactions Analysis
BofA Securities reviewed, to the extent publicly available, financial information relating to the following six selected transactions involving acquisitions of publicly traded furniture companies since 2014.
Date Announced	Target	Acquiror	TV/LTM EBITDA
October 2019	HAY A/S	Herman Miller, Inc.	13.8x
October 2018	iGuzzini Illuminazione S.p.A	Fagerhult Group	10.8x
May 2018	Ekornes	QuMei Home Furnishings	11.6x
December 2017	Muuto	Knoll, Inc.	14.5x
May 2016	Generation Brands Holdings, Inc.	AEA Investors	10.5x
February 2014	Poltrana Frau Group	Haworth Inc.	15.1x
For each of these transactions, BofA Securities reviewed the transaction values for each transaction based on the merger consideration paid to the shareholders of the target company in the selected transactions (with full transaction value implied for transactions when less than 100% was acquired), as multiples of estimates of the target company’s EBITDA (burdened by stock-based compensation), for the last twelve months for the year in which the applicable transaction was announced, and based on publicly available information at that time (such multiples are referred to in this section as “TV/LTM EBITDA”). The overall low to high TV/LTM EBITDA multiples of the target companies in the selected transactions were 10.5x to 15.1x (with a mean of 12.7x and a median of 12.7x).
Based on BofA Securities’ review of the TV/LTM EBITDA multiples for the selected transactions and on its professional judgment and experience, BofA Securities applied a TV/LTM EBITDA multiple reference range of 10.5x to 15.0x to Knoll management’s estimate of Knoll’s LTM Adjusted EBITDA as of March 31, 2021, as reflected in the Knoll forecasts (and burdened for stock-based compensation), to calculate a range of implied enterprise values for Knoll. BofA Securities then calculated an implied equity value reference range per share of Knoll common stock (rounded to the nearest $0.25) by subtracting from this range of implied enterprise values Knoll’s net debt as of December 31, 2020, as reflected in Knoll public filings and dividing the result by a number of fully-diluted shares of Knoll common stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of Knoll). This analysis indicated the following approximate implied equity value reference ranges per share of Knoll common stock (rounded to the nearest $0.25), as compared to the implied consideration value:
Implied Equity Value Reference Range Per Share of Knoll Common Stock	Implied Consideration Value
$11.75 - $19.00(1)	$25.18
(1)
In its presentation to the Knoll Board on April 18, 2021, BofA Securities inadvertently omitted certain shares of Knoll restricted stock from its calculation when performing this analysis and derived a range of indicative equity values per share of Knoll common stock (rounded to the nearest $0.25) of $12.00 to $19.25.

No selected precedent transaction used in this analysis or the applicable business or target company is identical or directly comparable to Knoll or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics, market conditions and other factors that could affect the acquisition or other values of the companies or transactions to which Knoll and the merger were compared.
Discounted Cash Flow Analysis
BofA Securities performed a discounted cash flow analysis of Knoll to calculate a range of implied present values per share of Knoll common stock utilizing estimates of the standalone, unlevered, after-tax free cash flows Knoll was expected to generate over the period from December 31, 2020 through December 31, 2025 based on the estimates provided to BofA Securities by Knoll management as described in the section entitled “Certain Unaudited Prospective Financial Information—Certain Knoll Unaudited Prospective Financial Information.” BofA Securities calculated a terminal value for Knoll by applying a selected range of perpetuity growth rates of 2.00% to 2.50%, based on BofA Securities’ professional judgment and experience, to Knoll’s normalized free cash flows in the terminal year. BofA Securities then calculated implied equity value reference ranges per share of Knoll common stock (rounded to the nearest $0.25) by deducting from this range of present values, Knoll’s net debt as of December 31, 2020, as reflected in Knoll public filings and dividing the result by a number of fully-diluted shares of Knoll common stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of Knoll). The cash flows were discounted to present value as of December 31, 2020, utilizing mid-year discounting convention, and using a discount rate range of 7.50% to 9.75%, which was based on an estimate of Knoll’s weighted average cost of capital derived using the capital asset pricing model. This analysis indicated the following approximate implied equity value reference range per share of Knoll common stock (rounded to the nearest $0.25), as compared to the implied consideration value:
Implied Equity Value Reference Range Per Share of Knoll Common Stock	Implied Consideration Value
$14.75 - $25.75	$25.18
Other Factors
BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things the following:
•	52-Week Trading Range. BofA Securities reviewed the trading range of the shares of Knoll common stock for the 52-week period ended April 16, 2021, which was $9.15 to $18.54.
•
Wall Street Analysts Price Targets. BofA Securities reviewed certain publicly available equity research analyst price targets from two analysts for the shares of Knoll common stock available as of April 16, 2021, and noted that the range of such price targets (discounted by one year at Knoll’s cost of equity of approximately 10.0% and rounded to the nearest $0.25) was $12.75 to $15.50.

•
Premium. BofA Securities observed that the merger consideration represented a 46.1% premium to the closing price of Knoll’s common stock on April 16, 2021, which was the last trading day prior to public reports with respect to the merger.

Summary of Material Financial Analyses of Herman Miller
Selected Publicly Traded Companies Analysis.
BofA Securities reviewed publicly available financial and stock market information of the following five selected publicly traded companies in the furniture industry:
	EV/EBITDA		Price/EPS
Company	2021E	2022E	2021E	2022E
RH	22.5x	20.2x	30.9x	27.7x
Knoll, Inc.	13.7x	9.7x	29.5x	15.7x
HNI Corporation	9.6x	8.0x	20.6x	17.2x
Steelcase Inc.	13.1x	9.3x	56.2x	24.9x
Kimball International, Inc.	11.1x	8.2x	22.1x	14.3x
BofA Securities reviewed, among other things, the estimated enterprise value (“EV”) for each selected company, as a multiple of Wall Street analyst consensus estimates of calendar years 2021 and 2022 earnings before interest, taxes, depreciation and amortization (“EBITDA”), in each case burdened by stock-based compensation expense (such multiples are referred to in this section as “2021E EV/EBITDA” and “2022E EV/EBITDA”). BofA Securities also reviewed the closing price per share for each selected company as of April 16, 2021, as a multiple of Wall Street analyst consensus estimates of calendar year 2021 and 2022 earnings per share (“EPS”) for the applicable company (such multiples are referred to in this section as “2021E Price/EPS” and “2022E Price/EPS”). Financial data of the selected companies were derived from their public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of April 16, 2021.
The overall low to high 2021E EV/EBITDA multiples observed for the selected companies were 9.6x to 22.5x (with a mean of 14.0x and a median of 13.1x). The overall low to high 2022E EV/EBITDA multiples observed for the selected companies were 8.0x to 20.2x (with a mean of 11.1x and a median of 9.3x). Based on BofA Securities’ review of the 2021E EV/EBITDA and 2022E EV/EBITDA multiples for the selected companies and on its professional judgment and experience, BofA Securities applied a multiple reference range of 8.0x to 13.5x to Herman Miller management’s estimated calendar year 2021E Adjusted EBITDA as reflected in the Herman Miller forecasts (and burdened for stock-based compensation expense), and a multiple reference range of 7.5x to 10.5x to Herman Miller management’s estimated calendar year 2022E Adjusted EBITDA as reflected in the Herman Miller forecasts (and burdened for stock-based compensation expense) to calculate a range of indicative enterprise values from which BofA Securities subtracted Herman Miller’s net debt as of December 31, 2020, as provided by the management of Knoll, to arrive at a range of indicative equity values per share of Herman Miller common stock (rounded to the nearest $0.25).
The overall low to high 2021E Price/EPS multiples observed for the selected companies were 20.6x to 56.2x (with a mean of 31.9x and median of 29.5x). The overall low to high 2022E Price/EPS multiples observed for the selected companies were 14.3x to 27.7x (with a mean of 20.0x and median of 17.2x). Based on BofA Securities’ review of the Price/EPS multiples for the selected companies and on its professional judgment and experience, BofA Securities applied a 2021E Price/ EPS multiple reference range of 20.0x to 30.0x to the estimates of calendar year 2021E Adjusted EPS provided to BofA Securities by Knoll management as described in the section entitled “Certain Unaudited Prospective Financial Information—Certain Herman Miller Unaudited Prospective Financial Information” and a 2022E Price/EPS multiple reference range of 15.0x to 25.0x to the estimates of calendar year 2022E Adjusted EPS provided to BofA Securities by Knoll management as described in the section entitled “Certain Unaudited Prospective Financial Information—Certain Herman Miller Unaudited Prospective Financial Information” to calculate implied equity value reference ranges per share of Herman Miller common stock (rounded to the nearest $0.25).

This analysis indicated the following approximate implied equity value reference ranges per share of Herman Miller common stock, as compared to the closing price of the Herman Miller common stock on April 16, 2021 of $44.30:
Implied Equity Value Reference Range Per Share of Herman Miller Common Stock
	EV/EBITDA	Price/EPS
2021E	$43.75 - $73.50	$59.50 - $89.25
2022E	$43.50 - $60.75	$49.25 - $82.00
No selected publicly traded company used in this analysis is identical or directly comparable to Herman Miller. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics (reflected, among other things, in differences in historical trading levels of these companies) and other factors that could affect the public trading or other values of the companies to which Herman Miller was compared.
Discounted Cash Flow Analysis
BofA Securities performed a discounted cash flow analysis of Herman Miller to calculate a range of implied present values per share of Herman Miller common stock utilizing estimates of the standalone, unlevered, after-tax free cash flows Herman Miller was expected to generate over the period from December 31, 2020 through December 31, 2025 based on the estimates provided to BofA Securities by Knoll management as described in the section entitled “Certain Unaudited Prospective Financial Information—Certain Herman Miller Unaudited Prospective Financial Information.” BofA Securities calculated a terminal value for Herman Miller by applying a selected range of perpetuity growth rates of 2.00% to 2.50%, based on BofA Securities’ professional judgment and experience, to Herman Miller’s normalized free cash flows in the terminal year. BofA Securities then calculated implied equity value reference ranges per share of Herman Miller common stock (rounded to the nearest $0.25) by deducting from this range of present values Herman Miller’s net debt as of December 31, 2020, as provided by the management of Knoll, and dividing the result by a number of fully-diluted shares of Herman Miller common stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of Knoll). The cash flows were discounted to present value as of December 31, 2020, utilizing mid-year discounting convention, and using a discount rate range of 8.25% to 10.75%, which was based on an estimate of Herman Miller’s weighted average cost of capital derived using the capital asset pricing model. This analysis indicated the following approximate implied equity value reference range per share of Herman Miller common stock (rounded to the nearest $0.25), as compared to the closing price of the Herman Miller common stock on April 16, 2021 of $44.30:
Implied Equity Value Reference Range Per Share of Herman Miller Common Stock
$49.25 - $73.75
Other Factors
BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things the following:
•	52-Week Trading Range. BofA Securities reviewed the trading range of the shares of Herman Miller common stock for the 52-week period ended April 16, 2021, which was $18.51 to $44.54.
•
Wall Street Analysts Price Targets. BofA Securities reviewed certain publicly available equity research analyst price targets from three analysts for the shares of Herman Miller common stock available as of April 16, 2021, and noted that the range of such price targets (discounted by one year at Herman Miller’s cost of equity of approximately 9.5% and rounded to the nearest $0.25) was $36.50 to $50.25.

Summary of Material Pro Forma Financial Analyses
Has/Gets Analysis
BofA Securities performed a Has/Gets Analysis to calculate the theoretical change in value for holders of Knoll common stock resulting from the merger based on a comparison of (i) the pro forma ownership by holders of Knoll common stock of Herman Miller giving effect to the transaction, and (ii) the 100% ownership by holders of Knoll common stock of the Knoll common stock on a stand-alone basis.
For purposes of this analysis, BofA Securities calculated a range of implied values per share of Herman Miller common stock giving effect to the merger by adding the ranges of implied equity values derived by BofA Securities for each of Knoll and Herman Miller on a stand-alone basis as of December 31, 2020, as described under “Summary of Material Financial Analyses of Knoll—Discounted Cash Flow Analysis” and under “Summary of Material Financial Analyses of Herman Miller—Discounted Cash Flow Analysis” and ranges of implied present values of the estimated cost savings calculated by BofA Securities as of December 31, 2020 (by applying a discount rate range of 8.25% to 10.75% to the estimated cost savings (less the cost to achieve the cost savings and cash taxes thereon) over the period from December 31, 2020 through December 31, 2025, and a range of terminal values for the cost savings calculated by applying a perpetuity growth rate of 0% to the estimated after-tax cost savings in the terminal year), deducting the additional amount of debt expected to be incurred by Herman Miller in connection with the merger and dividing the result by the estimated number of fully diluted shares of Herman Miller common stock expected to be outstanding after giving effect to the merger.
BofA Securities calculated a range of total implied pro forma value to be received per share of Knoll common stock in the merger by multiplying the range of implied values per share of Herman Miller common stock on a pro forma basis after giving effect to the merger by 0.320 and adding to the result the $11.00 in cash consideration per share of Knoll common stock. BofA Securities then compared the approximate implied equity value reference range per share of Knoll common stock it calculated on a stand-alone basis as described under “Summary of Material Financial Analyses of Knoll—Discounted Cash Flow Analysis” to the range of total implied pro forma value to be received per share of Knoll common stock in the merger, in each case rounded to the nearest $0.25. The comparison yielded the following:
Per Share Equity Value Reference Ranges for Holders of Knoll Common Stock
Stand-Alone	Pro-Forma
$14.75 - $25.75	$28.25 - $32.25
Miscellaneous
As noted above, the discussion set forth above in “—Summary of Material Financial Analyses of Knoll” “—Summary of Material Financial Analyses of Herman Miller” and “—Summary of Material Pro Forma Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to the Knoll Board in connection with its opinion, and is not a comprehensive description of all analyses undertaken or factors considered by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.
In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Knoll and Herman Miller. The estimates of the future performance of Knoll and Herman Miller in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, to the holders of Knoll eligible shares of the consideration, to be received by such holders in the transaction and were provided to the Knoll Board in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of Knoll or Herman Miller.
The type and amount of consideration payable in the merger was determined through negotiations between Knoll and Herman Miller, rather than by any financial advisor, and was approved by the Knoll Board. The decision to enter into the merger agreement was solely that of the Knoll Board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Knoll Board in its evaluation of the merger and should not be viewed as determinative of the views of the Knoll Board or management or any other party with respect to the merger or the consideration.
Knoll has agreed to pay BofA Securities for its services in connection with the merger an aggregate fee, which is estimated, based on the information available as of the date of announcement of the merger, to be approximately $23 million, $1 million of which was payable upon delivery of its opinion and the remainder of which is payable upon the closing of the merger. Knoll also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any of its affiliates, its and their respective directors, officers, employees and agents and each other person controlling BofA Securities or any of its affiliates, against certain liabilities, including liabilities under the federal securities laws, arising out of BofA Securities’ engagement.
BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Knoll, Herman Miller and certain of their respective affiliates.
BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Knoll and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as capital markets advisor to Knoll in connection with a private placement of convertible debt securities, (ii) having acted or acting as administrative agent, co-lead arranger and joint-bookrunner for, and as a lender (including a swing line and letter of credit lender) to Knoll, and (iii) having provided or providing certain foreign exchange trading and treasury management services to Knoll. From April 1, 2019 through March 31, 2021, BofA Securities and its affiliates derived aggregate revenues from Knoll and certain of its affiliates of approximately $7.5 million for corporate and/or investment banking services.
In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Herman Miller and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender under Herman Miller’s revolving credit facility and (ii) having provided or providing certain foreign exchange trading and treasury management services to Herman Miller. From April 1, 2019, through March 31, 2021, BofA Securities and its affiliates derived aggregate revenues from Herman Miller of approximately $1.3 million for corporate and/or investment banking services.

Certain Unaudited Prospective Financial Information
Certain Herman Miller Unaudited Prospective Financial Information
Herman Miller does not, as a matter of course, make long-term projections as to future performance available to the public other than generally providing, on a quarterly basis, estimated ranges of certain expected financial results and operational metrics for the current or impending fiscal year in its regular earnings press releases and other investor materials. Herman Miller avoids making public projections for extended periods due to, among other things, the unpredictability of the underlying assumptions and estimates.
In connection with a possible transaction, the Herman Miller forecasts were provided by Herman Miller management to the Herman Miller Board, Knoll, and Herman Miller’s and Knoll’s respective financial advisors. The Herman Miller forecasts were provided by Herman Miller management to the Herman Miller Board and Knoll in connection with their evaluation of the transactions and also were provided to Herman Miller’s financial advisor, Goldman Sachs, and by Knoll management to Knoll’s financial advisor, BofA Securities, in connection with their respective analyses and opinions described in the sections “—Opinion of Goldman Sachs, Herman Miller’s Financial Advisor” and “—Opinion of BofA Securities, Knoll’s Financial Advisor,” respectively.
The Herman Miller forecasts were prepared by Herman Miller management and are based on numerous estimates and assumptions, including assumptions regarding industry growth, strategic initiatives, foreign exchange rates, inflation and other macro-economic factors. The Herman Miller forecasts were based on information and market factors known to Herman Miller management as of the date of such forecasts. The Herman Miller forecasts (other than the pro forma forecasts) were developed on a standalone basis without giving effect to the transactions, and therefore do not give effect to the merger or any changes to Herman Miller’s operations or strategy that may be implemented after the effective time of the merger if the merger is completed, including potential cost synergies to be realized as a result of the merger or any costs incurred in connection with the merger. Furthermore, the Herman Miller forecasts do not take into account the effect of any failure of the merger to be completed and should not be viewed as accurate or continuing in that context.
The Herman Miller forecasts were not prepared for public disclosure. The inclusion of the Herman Miller forecasts in this joint proxy statement/prospectus does not constitute an admission or representation by Herman Miller or Knoll that the information is material, particularly in light of the inherent risks and uncertainties associated with such forecasted financial information. You should note that the Herman Miller forecasts constitute forward-looking statements. The Herman Miller forecasts reflect numerous estimates and assumptions made by the management of Herman Miller, taking into account information available at the time such information was prepared. The estimates and assumptions underlying the Herman Miller forecasts involve judgments with respect to, among other things, economic, competitive, financial, market and industry conditions and future business decisions and contingencies that may not be realized and that are inherently subject to significant business, economic, competitive, financial, market and industry uncertainties and risks, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Knoll and Herman Miller operate and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus and in the reports that Herman Miller and Knoll file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Herman Miller and Knoll and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions, expected contingencies or estimated results will be realized, and actual results could differ materially from those reflected in the Herman Miller forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the managements of Herman Miller or Knoll could or might have taken during these time periods. The Herman Miller forecasts are not fact and should not be relied upon as being necessarily indicative of actual future results.
No assurances can be given that if the Herman Miller forecasts and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar variables, expectations or assumptions would be used and similar forecasted financial information would be prepared. In addition, the Herman Miller forecasts may not reflect the manner in which the combined company would operate after the merger. Neither Herman Miller nor Knoll has updated the Herman Miller forecasts included in this joint proxy statement/prospectus, and neither Herman Miller nor Knoll undertakes any obligation to update or otherwise revise the Herman Miller forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated circumstances or events, even in the event that any or all of the underlying variables, expectations, assumptions or information are shown to be inappropriate, or to reflect changes in economic, competitive, financial, market or industry conditions.
The summary of the Herman Miller forecasts is included in this joint proxy statement/prospectus to give Herman Miller shareholders and Knoll stockholders access to non-public information that was provided to the Herman Miller Board, Knoll and Herman Miller’s and Knoll’s respective financial advisors in connection with evaluating the transactions contemplated by the merger agreement and the preferred stock purchase agreement, including the merger and the preferred stock purchase. It is not being included in this joint proxy statement/prospectus in order to influence any Herman Miller shareholder or Knoll stockholder as to whether or how such shareholder or stockholder, as applicable, should vote or act with respect to any of the proposals to be presented at the Herman Miller special meeting or the Knoll special meeting or any other matter.
Herman Miller uses certain financial measures in the Herman Miller forecasts that are not in accordance with GAAP as supplemental measures to evaluate operational performance. While Herman Miller believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Herman Miller’s competitors and may not be directly comparable to similarly titled measures of Herman Miller’s competitors. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in forecasts (including the Herman Miller forecasts) provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the Herman Miller forecasts are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Herman Miller Board, Knoll, or Herman Miller’s or Knoll’s respective financial advisors in connection with the transactions. Accordingly, no reconciliation of the financial measures included in the Herman Miller forecasts is provided in this joint proxy statement/prospectus.
The following table presents a summary of the Herman Miller forecasts for Herman Miller’s fiscal years ending 2021 through 2026 (amounts may reflect rounding):
	Fiscal Year (in millions)
	2021	2022	2023	2024	2025	2026
Net sales	$2,429	$2,815	$2,959	$3,161	$3,288	$3,421
Adjusted EBITDA(i)	341	328	373	423	456	475
(i)
Adjusted EBITDA represents earnings (burdened for stock-based compensation expense) before interest expense, income taxes, depreciation and amortization, excluding restructuring costs and other significant items of a non-recurring and/or non-operational nature, and is a non-GAAP financial measure.

The following table presents a summary of the Herman Miller forecasts on a pro forma basis for Herman Miller’s fiscal years 2021 through 2026, created by combining the Herman Miller forecasts with the Herman Miller-adjusted Knoll forecasts, and adjusting the Herman Miller-adjusted Knoll forecasts to align the Knoll fiscal year with the Herman Miller fiscal year (amounts may reflect rounding):
	Fiscal Year (in millions)
	2021	2022	2023	2024	2025	2026
Net sales	$3,589	$4,073	$4,338	$4,661	$4,873	$5,095
Adjusted EBITDA(i)	439	447	550	719	775	807
Unlevered Free Cash Flow(ii)	n.a.(iii)	218	298	403	445	459
(i)
Adjusted EBITDA represents earnings (burdened for stock-based compensation expense) before interest expense, income taxes, depreciation and amortization, excluding restructuring costs and other significant items of a non-recurring and/or non-operational nature, and is a non-GAAP financial measure. Adjusted EBITDA includes $20 million of synergies in fiscal year 2022, $80 million of synergies in fiscal year 2023 and $100 million of synergies thereafter. Adjusted EBITDA further includes $15 million of one-time costs to achieve synergies in fiscal year 2022 and $60 million of one-time costs to achieve synergies in fiscal year 2023.

(ii)
Unlevered Free Cash Flow is defined as Adjusted EBITDA (as defined above) less other non-cash income, capital expenditures, changes in net working capital, restructuring costs and taxes (on an unlevered basis). Unlevered Free Cash Flow includes $20 million of synergies in fiscal year 2022, $80 million of synergies in fiscal year 2023 and $100 million of synergies thereafter. Unlevered Free Cash Flow further includes $15 million of one-time costs to achieve synergies in fiscal year 2022 and $60 million of one-time costs to achieve synergies in fiscal year 2023. This definition does not conform to Herman Miller’s publicly defined and reported free cash flow calculation, which takes into account (i.e., subtracts from cash flow from operations) interest expense but does not take into account (i.e., does not subtract from cash flow from operations) non-operational investing cash flows. Unlevered Free Cash Flow is a non-GAAP financial measure.

(iii)
Estimated Unlevered Free Cash Flow of the combined pro forma entity for its quarter ended May 30, 2021 is $39 million. Unlevered Free Cash Flow of the combined pro forma entity for its fiscal year 2021 was not calculated.

The following table sets forth the estimated amounts of unlevered free cash flow for Herman Miller for the fiscal years ending 2021 through 2026, as calculated by Herman Miller management with the assistance of Herman Miller’s financial advisor, Goldman Sachs, using certain information in the Herman Miller forecasts, which Herman Miller management approved for use by Goldman Sachs for purposes of Goldman Sachs’ financial analyses described in the section entitled “The Merger—Opinion of Goldman Sachs, Herman Miller’s Financial Advisor” (amounts may reflect rounding):
	Fiscal Year (in millions)
	2021	2022	2023	2024	2025	2026
Unlevered Free Cash Flow(i)	n.a.(ii)	176	229	241	274	283
(i)
Unlevered Free Cash Flow is defined as Adjusted EBITDA (as defined above) less other non-cash income, capital expenditures, changes in net working capital, restructuring costs and taxes (on an unlevered basis). This definition does not conform to Herman Miller's publicly defined and reported free cash flow calculation, which takes into account (i.e., subtracts from cash flow from operations) interest expense but does not take into account (i.e., does not subtract from cash flow from operations) non-operational investing cash flows. Unlevered Free Cash Flow is a non-GAAP financial measure.

(ii)	Estimated Unlevered Free Cash Flow of Herman Miller for its quarter ended May 30, 2021 is $25 million. Unlevered Free Cash Flow of Herman Miller for its fiscal year 2021 was not calculated.
The following table sets forth certain financial projections for Herman Miller for the calendar years ending 2021 through 2025 (instead of Herman Miller’s fiscal years), as calculated by Knoll management with the assistance of Knoll’s financial advisor, BofA Securities, based on certain information in the Herman Miller forecasts, which Knoll management approved for purposes of BofA Securities’ financial analyses described in the section entitled “The Merger—Opinion of BofA Securities, Knoll’s Financial Advisor” (amounts may reflect rounding):
	Calendar Year (in millions)
	2021	2022	2023	2024	2025
Unlevered Free Cash Flow(i)	213	207	236	260	279
Adjusted Diluted Earnings Per Share(ii)	2.97	3.28	3.92	4.39	4.65
(i)
Unlevered Free Cash Flow is defined as Adjusted EBITDA (burdened for stock-based compensation expense) less capital expenditures, changes in net working capital and taxes (on an unlevered basis), adjusted to reflect a calendar year instead of Herman Miller’s fiscal year. Unlevered Free Cash Flow is a non-GAAP financial measure.

(ii)
Adjusted Diluted Earnings Per Share represents earnings per share, calculated as net income, excluding restructuring costs and other significant items of a non-recurring and/or a non-operational nature, divided by weighted average diluted shares outstanding, and is a non-GAAP financial measure. The numbers shown in the table above were adjusted to reflect a calendar year instead of Herman Miller’s fiscal year.

Certain Knoll Unaudited Prospective Financial Information
Knoll does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, certain non-public financial forecasts covering multiple years which were prepared by Knoll management and not for public disclosure, were provided to the Knoll Board and Herman Miller in connection with their evaluations of the merger and were also provided to BofA Securities, Knoll’s financial advisor, for its use in advising Knoll and reliance in connection with BofA Securities’ financial analyses and opinion as described in the sections entitled “The Merger—Opinion of BofA Securities, Knoll’s Financial Advisor” and were also provided to Goldman Sachs, Herman Miller’s financial advisor as described in the section entitled “The Merger—Opinion of Goldman Sachs, Herman Miller’s Financial Advisor.”

The summaries of these financial forecasts presented below are not being included in this joint proxy statement/prospectus to influence your decision whether to vote for or against the merger proposal, but are being included because these forecasts were made available to the Knoll Board, Knoll’s financial advisor and Herman Miller and its financial advisor. The Knoll forecasts were prepared by Knoll management. In addition, Knoll management provided to BofA Securities its projection that $90 million in run-rate cost synergies would result from the merger (which we refer to as the “cost savings”), and approved such projection for BofA Securities' use.
The inclusion of this information should not be regarded as an indication that the Knoll Board, Knoll (or any of its affiliates, officers, directors, advisors or other representatives) or any other person considered, or now considers, the Knoll forecasts to be necessarily predictive of actual future events or results of Knoll’s or Herman Miller’s operations and should not be relied upon as such. Knoll management’s internal financial forecasts, upon which the Knoll forecasts were based, are subjective in many respects. There can be no assurance that the Knoll forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The Knoll forecasts cover multiple years and such information by their nature become less predictive with each successive year. As a result, the Knoll forecasts summarized in this joint proxy statement/prospectus should not be relied on as necessarily predictive of actual future events.
In addition, the Knoll forecasts were not prepared with a view toward public disclosure or toward complying with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forecasted financial information. Neither Ernst & Young LLP, Knoll’s independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined or performed any procedures with respect to the Knoll forecasts contained in this joint proxy statement/prospectus, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm to Knoll, Ernst & Young LLP, contained in Knoll’s Current Report on Form 8-K dated May 12, 2021, which is incorporated by reference into this joint proxy statement/prospectus, relates to historical financial information of Knoll, and such report does not extend to the forecasted financial information included below and should not be read to do so.
The Knoll forecasts were based on numerous variables and assumptions that were deemed to be reasonable as of the respective dates when such projections were finalized. However, such assumptions are inherently uncertain and difficult, or impossible, to predict or estimate and most of them are beyond Knoll’s or Herman Miller’s control. Assumptions that were used by Knoll in developing the Knoll forecasts include, but are not limited to: a recovery of the commercial market in 2022; stable growth in the work-from-home and residential markets; normalized sales growth beyond the forecast period; no acquisitions; continued debt repayment consistent with historical activity; ongoing investments in Knoll’s existing entities for maintenance, technology and digital optimization and expansion, new product development and other capital expenditures; and no material fluctuations in interest rate, income tax or outstanding shares assumptions over the forward-looking periods. The Knoll forecasts also reflect assumptions regarding the continuing nature of certain business decisions that, in reality, would be subject to change. The Knoll forecasts were based on information known to Knoll management as of April 18, 2021.
Important factors that may affect actual results and cause the Knoll forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to Knoll’s business (including the ability to achieve strategic goals, objectives and targets), industry performance, the legal and regulatory environment, general business and economic conditions and other factors described in this joint proxy/statement prospectus or described or referenced in Knoll’s filings with the SEC, including Knoll’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected. For more information, see the section entitled “Cautionary Note Regarding Forward-Looking Statements.” In addition, the Knoll forecasts reflect assumptions as to certain business decisions that are subject to change and subjective judgment that is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Knoll forecasts do not reflect revised prospects for Knoll’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Knoll forecasts were prepared.

The Knoll forecasts were developed through Knoll’s customary strategic planning and budgeting process utilizing Knoll management’s best then available estimates and judgments at the time of its preparation. The Knoll forecasts were developed on a standalone basis without giving effect to the merger, and therefore the Knoll forecasts do not give effect to the merger or any changes to the combined company’s operations or strategy that may be implemented after the effective time of the merger if the merger is completed, including potential cost synergies to be realized as a result of the merger, or to any costs incurred in connection with the merger. Furthermore, the Knoll forecasts do not take into account the effect of any failure of the merger to be completed and should not be viewed as accurate or continuing in that context.
Accordingly, there can be no assurance that the Knoll forecasts will be realized or that Knoll’s future financial results will not vary materially from the Knoll forecasts. None of Knoll, Herman Miller nor any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the Knoll forecasts, and none of Knoll, Herman Miller, nor any of their respective affiliates undertakes any obligation to update or otherwise revise or reconcile the Knoll forecasts to reflect circumstances existing or developments and events occurring after the date of the Knoll forecasts or that may occur in the future, even in the event that any or all of the assumptions underlying the Knoll forecasts are not realized or are shown to be inaccurate, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. Knoll does not intend to make available publicly any update or other revision to the Knoll forecasts, except as otherwise required by applicable law. None of Knoll nor any of its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Knoll stockholder or Herman Miller shareholder or any other person regarding the ultimate performance of Knoll or Herman Miller compared to the information contained in the Knoll forecasts or that the Knoll forecasts will be achieved. The inclusion of the forecasted financial information herein should not be deemed an admission or representation by Knoll, its advisors or other representatives or any other person that it is viewed as material information of Knoll or Herman Miller, particularly in light of the inherent risks and uncertainties associated with such forecasts.
In light of the foregoing factors and considering that the special meetings of Knoll stockholders and of Herman Miller shareholders will be held several months after the forecasted financial information was prepared, as well as the uncertainties inherent in the Knoll forecasts, Knoll stockholders and Herman Miller shareholders are cautioned not to place undue, if any, reliance on the information presented in this summary of the Knoll forecasts, and Knoll and Herman Miller urge all Knoll stockholders and Herman Miller shareholders to review Knoll’s most recent SEC filings for a description of Knoll’s reported financial results and Herman Miller’s most recent SEC filings for a description of Herman Miller’s reported financial results.
Knoll uses certain financial measures in the Knoll forecasts that are not in accordance with GAAP as supplemental measures to evaluate operational performance. While Knoll believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Knoll’s competitors and may not be directly comparable to similarly titled measures of Knoll’s competitors. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in forecasts (including the Knoll forecasts) provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the Knoll forecasts are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Knoll board, Herman Miller, or Knoll’s or Herman Miller’s respective financial advisors in connection with the merger. Accordingly, no reconciliation of the financial measures included in the Knoll forecasts is provided in this joint proxy statement/prospectus.

The following table presents a summary of the Knoll forecasts for the fiscal years ending 2021 through 2025 (amounts may reflect rounding):
	Fiscal Year (in millions)
	2021	2022	2023	2024	2025
Sales(i)	1,181	1,326	1,454	1,564	1,614
Adjusted EBITDA(ii)	81	137	185	212	228
Adjusted Diluted Earnings Per Share(iii)	0.44	0.99	1.50	1.79	1.96
(i)	Sales represent sales net of discounts and related items.
(ii)
Adjusted EBITDA represents earnings (burdened for stock-based compensation expense) before interest expense, income taxes, depreciation and amortization, excluding restructuring costs and other significant items of a non-recurring and/or non-operational nature, and is a non-GAAP financial measure.

(iii)
Adjusted Diluted Earnings Per Share represents earnings per share, calculated as net income, excluding restructuring costs and other significant items of a non-recurring and/or a non-operational nature, divided by weighted average diluted shares outstanding, and is a non-GAAP financial measure.

In addition, the following table sets forth certain financial projections for Knoll for Knoll’s fiscal year ending 2021, as approved by management of Herman Miller for use by Goldman Sachs for purposes of Goldman Sachs’ financial analyses described in the section entitled “The Merger—Opinion of Goldman Sachs, Herman Miller’s Financial Advisor” following additional due diligence information being provided to Herman Miller and its advisors subsequent to being provided the Knoll forecasts, in lieu of the financial projections for Knoll for fiscal year 2021 contained in the Knoll forecasts (amounts may reflect rounding). We refer to the combination of (i) the information set forth in the following table with respect to Knoll’s fiscal year ending 2021 and (ii) the Knoll forecasts for the years 2022 through 2025 as the “Herman Miller-adjusted Knoll forecasts”:
Fiscal Year (in millions)
2021
Sales(i)	1,152
Adjusted EBITDA(ii)	87
(i)	Sales represent sales net of discounts and related items.
(ii)
Adjusted EBITDA represents earnings (burdened for stock-based compensation expense) before interest expense, income taxes, depreciation and amortization, excluding restructuring costs and other significant items of a non-recurring and/or non-operational nature, and is a non-GAAP financial measure.

The following table sets forth the estimated amounts of unlevered free cash flow for Knoll for the fiscal years ending 2021 through 2025, as calculated by Knoll management with the assistance of Knoll’s financial advisor, BofA Securities, based on certain information in the Knoll forecasts, which Knoll management approved for purposes of BofA Securities’ financial analyses described in the section entitled “The Merger—Opinion of BofA Securities, Knoll’s Financial Advisor” (amounts may reflect rounding):
	Fiscal Year (in millions)
	2021	2022	2023	2024	2025
Unlevered Free Cash Flow(i)	31	52	71	79	88
(i)
Unlevered Free Cash Flow is defined as Adjusted EBITDA (burdened for stock-based compensation) less other non-cash income, capital expenditures, changes in net working capital, restructuring costs and taxes (on an unlevered basis). Unlevered Free Cash Flow is a non- GAAP financial measure.

The following table sets forth the estimated amounts of unlevered free cash flow for Knoll for the fiscal years ending 2021 through 2025, as calculated by Herman Miller management with the assistance of Herman

Miller’s financial advisor, Goldman Sachs, using certain information in the Knoll forecasts, which Herman Miller management approved for use by Goldman Sachs for purposes of Goldman Sachs’ financial analyses described in the section entitled “The Merger—Opinion of Goldman Sachs, Herman Miller’s Financial Advisor” (amounts may reflect rounding):
	Fiscal Year (in millions)
	2021	2022	2023	2024	2025
Unlevered Free Cash Flow(i)	39	55	74	82	91
(i)
Unlevered Free Cash Flow is defined as Adjusted EBITDA (burdened for stock-based compensation) less other non-cash income, capital expenditures, changes in net working capital, restructuring costs and taxes (on an unlevered basis). Unlevered Free Cash Flow is a non-GAAP financial measure.

KNOLL DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED FINANCIAL AND OPERATING FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL AND OPERATING FORECASTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.
Interests of Knoll’s Directors and Executive Officers in the Merger
The directors and executive officers of Knoll have certain interests in the merger that may be different from, or in addition to, the interests of stockholders of Knoll generally. The members of the Knoll Board were aware of, and considered, these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the stockholders of Knoll adopt the merger agreement. Knoll’s stockholders should take these interests into account in deciding whether to vote “FOR” the Knoll merger proposal. These interests are described in more detail below, and certain of them are quantified within the narrative disclosure and in the section entitled “—Quantification of Potential Payments and Benefits to Knoll’s Named Executive Officers in Connection with the Merger” below. The merger will constitute a “change in control” for purposes of the compensation arrangements described below. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
the relevant price per share of Knoll common stock is $23.56, which is the average closing price per share of Knoll common stock as reported on the NYSE over the first five business days following the first public announcement of the merger on April 19, 2021;

•	the merger occurs on May 18, 2021, which is the assumed completion date of the merger solely for purposes of the disclosure in this section; and
•
each executive officer of Knoll experiences a qualifying termination as defined in the merger agreement or the relevant Knoll plans and agreements, as applicable, on the assumed merger completion date of May 18, 2021 and immediately following the completion of the merger.

As a result of these assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by Knoll’s executive officers and non-employee directors may differ materially from the amounts set forth in this section. For purposes of the discussion in this section, “single trigger” refers to benefits that arise solely as a result of the completion of the merger and “double trigger” refers to benefits that require two conditions, which are the completion of the merger and a qualifying termination of employment on or following the completion of the merger.

Treatment of Knoll Equity Awards
Treatment of Knoll Option Awards
At the effective time of the merger, each outstanding and unexercised Knoll option, whether or not vested, will be canceled in consideration for the right to receive, within five business days following the effective time of the merger, an amount in cash, without interest and less applicable withholding taxes, equal to the product obtained by multiplying (i) the excess, if any, of the value of the merger consideration over the exercise price per share of such Knoll option immediately prior to the effective time of the merger by (ii) the number of shares of Knoll common stock subject to each such Knoll option immediately prior to the effective time of the merger. For purposes of the preceding sentence, the value of the merger consideration equals the sum of (i) the cash consideration and (ii) the product obtained by multiplying (x) the exchange ratio by (y) the Herman Miller share price.
Treatment of Knoll Restricted Stock Awards
At the effective time of the merger, each outstanding Knoll restricted stock award granted under the Knoll stock plans (other than Knoll restricted stock awards held by non-employee directors of Knoll) will be converted into a Herman Miller restricted stock award in respect of the number of whole shares of Herman Miller common stock equal to the product, rounded to the nearest whole number of shares, of (i) the total number of shares of Knoll common stock subject to such Knoll restricted stock award multiplied by (ii) the equity award exchange ratio, with such converted Herman Miller restricted stock award subject to substantially the same terms and conditions as applied to the corresponding Knoll restricted stock award immediately prior to the effective time of the merger (including any performance-based vesting conditions).
Treatment of Knoll Restricted Stock Awards Held by Non-Employee Directors
At the effective time of the merger, each outstanding Knoll restricted stock award granted under the Knoll stock plans held by a non-employee director of Knoll will fully vest and be converted into the right to receive the merger consideration in respect of each share of Knoll common stock subject to such Knoll restricted stock award immediately prior to the effective time of the merger, together with payment of any dividend equivalents that are accrued but unpaid as of the effective time of the merger pursuant to the terms of such Knoll restricted stock award.
Treatment of Knoll PSU Awards Generally
At the effective time of the merger, each outstanding Knoll PSU award (other than specified Knoll PSU awards (none of which are held by Knoll executive officers or directors) and Knoll PSU Awards held by former employees) granted pursuant to the Knoll stock plans will be converted into a Herman Miller RSU award in respect of that number of whole shares of Herman Miller common stock equal to the product (rounded to the nearest whole number of shares) of (i) the total number of shares of Knoll common stock subject to such Knoll PSU award immediately prior to the effective time of the merger (determined by deeming the performance goals to be achieved at 100%) multiplied by (ii) the equity award exchange ratio, with such converted Herman Miller RSU award subject to substantially the same terms and conditions as applied to the corresponding Knoll PSU award immediately prior to the effective time of the merger (excluding, however, any performance-based vesting conditions).
Treatment of Knoll PSU Awards held by Former Employees
At the effective time of the merger, each outstanding Knoll PSU award (other than specified Knoll PSU awards) granted pursuant to the Knoll stock plans that is held by a former employee of Knoll or its affiliates as of immediately prior to the effective time of the merger and that remains eligible to vest by its terms will be canceled and converted into the right to receive, no later than the second regularly scheduled payroll date of Knoll following the effective time of the merger, without interest and less applicable withholding taxes, (i) the merger consideration, in respect of each share of Knoll common stock subject to such Knoll PSU award immediately prior to the effective time of the merger (determined by deeming the performance goals to be achieved at 100% and with the number of shares of Knoll common stock to be prorated to the extent contemplated by the applicable award agreement) and (ii) any dividend equivalents that are accrued but unpaid as of the effective time of the merger pursuant to the terms of such Knoll PSU award.

Potential Double-Trigger Acceleration of Converted Awards
Each converted Herman Miller restricted stock award, Herman Miller RSU award and Herman Miller PSU award held by a Knoll executive officer will be subject to “double-trigger” vesting in the event of a qualifying termination (as such term is defined in the Knoll management continuity plan) within 24 months following the effective time of the merger, with any performance goals deemed achieved at 100% to the extent that the applicable performance period has not been completed prior to the qualifying termination. See “—Knoll Management Continuity Plan” for more information regarding such plan.
See the section entitled “—Quantification of Potential Payments and Benefits to Knoll’s Named Executive Officers in Connection with the Merger” for the estimated value of unvested Knoll equity awards held by Knoll’s named executive officers. Based on the assumptions described above under “—Certain Assumptions”, the estimated aggregate amount that would be realized by the nine Knoll non-employee directors in respect of their unvested Knoll restricted stock awards on a “single trigger” basis is $1,421,940. Based on the assumptions described above under “—Certain Assumptions”, upon a qualifying termination in connection with the merger, the estimated aggregate amount that would be realized by the two Knoll executive officers who are not named executive officers in respect of their unvested Knoll equity awards on a “double trigger” basis is as follows: unvested Knoll restricted stock awards converted into Herman Miller restricted stock awards: $1,123,294; and unvested Knoll PSU awards converted into Herman Miller RSU awards: $726,755.
Knoll Management Continuity Plan
On April 18, 2021, Knoll adopted a management continuity plan pursuant to which Knoll’s executive officers are entitled to payments upon a termination of employment by Knoll or its successor without “cause” or by the executive with “good reason” within 24 months of a change in control. Upon such qualifying termination, the applicable executive is entitled to change in control severance benefits that consist of: (a) a lump sum cash payment equal to two (or three, in the case of the chief executive officer) times the executive’s annual base salary; (b) a lump sum cash payment equal to two (or three, in the case of the chief executive officer) times the greater of (1) the average of the executive’s previous three annual bonus payments or (2) the executive’s target bonus for the fiscal year in which the change of control occurs; (c) healthcare coverage, and disability insurance for the 24 consecutive month period beginning immediately after the date of the executive’s termination; (d) outplacement services up to a maximum of $25,000; and (e) all outstanding awards held by the executive under Knoll’s stock incentive plans that were granted prior to the change in control vesting in full as of the date of the executive’s termination.
Under the management continuity plan, a termination with “cause” means (1) a material breach by the executive officer of those duties and responsibilities which do not differ in any material respect from the duties and responsibilities of the executive officer during the ninety day period immediately prior to a the change of control (as defined under the management continuity plan) (other than as a result of incapacity due to physical or mental illness) which is (A) demonstrably willful and deliberate on the executive officer’s part, (B) committed in bad faith or without reasonable belief that such breach is in best interests of Knoll and (C) not remedied in a reasonable period of time after receipt of written notice from Knoll specifying such breach or (2) the commission by the executive officer of a felony involving moral turpitude. A termination with “good reason” means the occurrence of any one or more of the following without the executive officer’s express written consent: (i) the assignment of duties which are materially different from or inconsistent with the duties, responsibilities and status of the executive officer’s position at any time during the six month period prior to the change of control of Knoll, or which result in a significant reduction in the executive officer’s authority and responsibility as an executive of Knoll or a subsidiary; (ii) a reduction in (1) the executive officer’s annual base salary or salary grade as of the date immediately prior to the change of control, or the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of Knoll, (2) the executive officer’s target bonus as of the date immediately prior to the change of control, or (3) the target value of the executive officer’s equity-based compensation awards under Knoll’s stock incentive plan, as of the date immediately prior to the change of control; (iii) any requirement of Knoll that the executive officer be based at a location in excess of 50 miles from the facility which is the executive officer’s principal business office at the time of the change of control; (iv) the failure of Knoll to obtain a satisfactory agreement from any successor to Knoll to assume and agree to perform the management continuity plan, as contemplated in the management continuity plan; (v) any termination by Knoll of the executive officer’s employment that is other than for cause; or (vi) a reduction of 5% or more in the aggregate benefits provided to the executive officer and the executive officer’s dependents under

Knoll’s employee benefit plans (including, without limitation, retirement, medical, prescription, dental, disability, salary continuance, employee life, group life, and accidental death insurance plans and programs) in which the executive officer is participating immediately prior to such change of control. In order for the executive officer to be eligible for a “good reason” termination, the executive officer must give written notice of the event or circumstance claimed to constitute “good reason” within 90 days after the executive officer first becomes aware of such event or circumstance.
If an event or circumstance exists that would qualify under prong (i) of the “good reason” definition under the management continuity plan, Knoll has 45 days to cure the event or circumstance for executive officers other than the chief executive officer and the chief financial officer, after which period such executive officers may resign for good reason if the event or circumstance has not been cured. The merger is expected to constitute a change in control for purposes of the management continuity plan.
To receive payments under the management continuity plan, the executive officer is obligated to execute an irrevocable release of claims. Under the terms of the management continuity plan, each executive officer is subject to a non-competition covenant prohibiting the executive officer from competing with Knoll and a non-solicitation covenant prohibiting the executive officer from soliciting Knoll’s customers, in each case for 12 months (18 months, in the case of the chief executive officer).
The management continuity plan does not provide for any gross-up with respect to any excise tax imposed by Section 280G of the Code. The management continuity plan provides that in the event that any payment under the plan would be subject to the excise tax, then such payment will either be delivered to the participant in full and be subject to the excise tax or delivered in such amount that no portion of the payment would be subject to the excise tax, whichever results in a greater benefit to the participant on an after-tax basis.
See the section entitled “—Quantification of Potential Payments and Benefits to Knoll’s Named Executive Officers in Connection with the Merger” for the estimated value of severance payments to Knoll’s named executive officers in the event of a qualifying termination under the management continuity plan. Based on the assumptions described above under “—Certain Assumptions”, the estimated aggregate amount of cash severance and the value of continued healthcare coverage that would be realized by the two Knoll executive officers who are not named executive officers on a “double trigger” basis is $2,061,349.
2021 Annual Cash Bonuses
If the merger is completed prior to the date in 2022 that the Knoll 2021 annual cash bonus payments are typically paid in the ordinary course, then Herman Miller will pay to each Knoll employee who participates in the annual cash bonus plans and is either employed through the last day of 2021 or experiences a qualifying termination (as described above under “—Treatment of Knoll Equity Awards” for executive officers) prior to the last day of 2021 an annual cash bonus in respect of calendar year 2021 pursuant to a Knoll annual cash bonus plan with performance deemed achieved at 100% of the target level.
See the section entitled “—Quantification of Potential Payments and Benefits to Knoll’s Named Executive Officers in Connection with the Merger” for the estimated value of 2021 annual cash bonus payments to Knoll’s named executive officers. The 2021 annual cash bonus payments are considered “single trigger” because they would be made if the executive officer remains employed through December 31, 2021 or upon a qualifying termination. Based on the assumptions described above under “—Certain Assumptions”, the estimated aggregate amount of 2021 annual cash bonus payments that would be realized by the two Knoll executive officers who are not named executive officers on a “single trigger” basis is $350,000.
Other New Employment and Compensation Arrangements with Herman Miller
Any executive officers who become officers or employees or who otherwise are retained to provide services to the combined company may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by the combined company. As of the date of this joint proxy statement/prospectus, no new individualized compensation arrangements between such persons and Herman Miller have been established.

Indemnification and Insurance
Under the merger agreement, certain indemnification and insurance rights exist in favor of Knoll’s current and former directors and officers. See “The Merger Agreement—Covenants and Agreements—Indemnification, Exculpation and Insurance” for information about these rights.
Quantification of Potential Payments and Benefits to Knoll’s Named Executive Officers in Connection with the Merger
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Knoll that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and is subject to a non-binding advisory vote of the stockholders of Knoll.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above under “—Certain Assumptions” and in the footnotes to the table, and do not reflect certain compensation actions that may occur after the date hereof and before completion of the merger. The calculations in the table below do not include amounts the Knoll named executive officers were already entitled to receive or vested in as of the date hereof. In addition, these amounts do not attempt to forecast any additional equity or cash award grants, issuances or forfeitures that may occur, or future dividend equivalents that may be accrued, prior to the closing of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Golden Parachute Compensation
Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Other ($)(3)	Total ($)
Andrew B. Cogan	$7,425,600	$11,325,163	$100,269	$18,851,032
Charles W. Rayfield	$1,875,000	$1,491,866	$84,408	$3,451,274
Christopher M. Baldwin	$2,622,000	$1,939,153	$100,269	$4,661,422
Benjamin A. Pardo	$1,613,520	$1,190,204	$75,772	$2,879,496
Michael A. Pollner	$1,575,000	$1,443,757	$81,402	$3,100,159
David L. Schutte(4)	—	$238,898	—	$238,898
(1)
Cash. Consists of the cash severance payments and 2021 annual cash bonus. The cash lump sum severance payments are “double trigger” and become payable only upon a qualifying termination under the terms of the Knoll management continuity plan on or following the completion of the merger (see the section entitled “—Knoll Management Continuity Plan”). The 2021 annual cash bonus payments are considered “single trigger” because they would be made if the named executive officer remains employed through December 31, 2021 or upon a qualifying termination under the terms of the merger agreement on or following the completion of the merger (see the section entitled “—2021 Annual Cash Bonuses”). The estimated amount of each such payment is shown in the following table.

Named Executive Officer	Severance ($)	Bonus ($)	Total ($)
Andrew B. Cogan	$6,364,800	$1,060,800	$7,425,600
Charles W. Rayfield	$1,500,000	$375,000	$1,875,000
Christopher M. Baldwin	$2,122,000	$500,000	$2,622,000
Benjamin A. Pardo	$1,288,520	$325,000	$1,613,520
Michael A. Pollner	$1,300,000	$275,000	$1,575,000
David L. Schutte	—	—	—

(2)
Equity. Amounts shown reflect the estimated value received by the Knoll named executive officers in respect of unvested Knoll restricted stock awards, unvested Knoll options and unvested Knoll PSU awards (as more fully described under “—Treatment of Knoll Equity Awards”). The estimated value of each such benefit is shown in the following table (in the case of Knoll PSU awards, this estimated value assumes that the applicable performance goals are achieved at 100%).

Named Executive Officer	Single Trigger Knoll Option Awards ($)	Double Trigger Knoll Restricted Stock Awards ($)	Single Trigger Knoll PSU Awards (Held by Former Employees) ($)	Double Trigger Knoll PSU Awards ($)	Total ($)
Andrew B. Cogan	$ 280,800	$ 5,522,181	—	$ 5,522,181	$ 11,325,163
Charles W. Rayfield	—	$745,933	—	$745,933	$1,491,866
Christopher M. Baldwin	—	$1,047,619	—	$891,533	$1,939,153
Benjamin A. Pardo	—	$595,102	—	$595,102	$1,190,204
Michael A. Pollner	—	$721,878	—	$721,878	$1,443,757
David L. Schutte	—	—	$ 238,898	—	$238,898
(3)
Other. Amounts shown reflect the value of the applicable multiple of continued medical and disability insurance benefits premiums payable by Knoll to the Knoll named executive officer (and the Knoll named executive officer’s spouse and dependents, as applicable) and outplacement services in the amount of $25,000. Such benefits are “double trigger” and become payable only upon a qualifying termination under the terms of the Knoll management continuity plan.

(4)	Mr. Schutte resigned effective October 16, 2020.
Regulatory Approvals
Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and the statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. Herman Miller and Knoll each filed their respective HSR Act notification forms on May 3, 2021. The applicable waiting period under the HSR Act expired at 11:59 p.m., Eastern Time, on June 2, 2021.
At any time before or after the expiration of the statutory waiting period under the HSR Act, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. Neither Herman Miller nor Knoll is aware of any material governmental approvals or actions that are required for completion of the merger other than as described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance that a challenge to the merger on antitrust or other regulatory grounds will not be made or, if such a challenge is made, that it would not be successful.
Debt Financing
Herman Miller’s obligation to complete the transaction is not contingent on the receipt by Herman Miller of any financing. Herman Miller estimates that it will need approximately $913 million in order to pay amounts due under the merger agreement and the preferred stock purchase agreement and to pay related fees and transaction costs in connection therewith. Herman Miller anticipates that the funds needed to pay the foregoing amount will be derived from a combination of cash on hand and borrowings under new credit facilities described below and/or alternative financing obtained in lieu thereof.
In connection with the execution of the merger agreement, Herman Miller entered into a commitment letter on April 19, 2021 with Goldman Sachs Bank USA (which we refer to as the “initial debt commitment letter”), which was amended, restated and superseded in its entirety by an amended and restated commitment letter entered into by Herman Miller on May 4, 2021 with Goldman Sachs Bank USA, Wells Fargo, National Association, and Wells Fargo Securities, LLC, which was amended, restated and superseded in its entirety by a second and amended and restated commitment letter entered into by Herman Miller on May 15, 2021 (we refer to such second amended and restated commitment letter as the “debt commitment letter”) with Goldman Sachs Bank USA, Wells Fargo, National Association, Wells Fargo Securities, LLC, Citizens Bank, National Association, JPMorgan Chase Bank, N.A., KeyBanc Capital Markets Inc., KeyBank National Association, PNC Capital

Markets LLC, PNC Bank, National Association, The Huntington National Bank, Truist Bank, and Truist Securities, Inc. (which we refer to collectively as the “commitment parties”)pursuant to which the commitment parties have committed to provide, subject to the terms and conditions set forth therein and the related fee letters, Herman Miller with $1,750 million in aggregate principal amount of senior secured financing, consisting of a senior secured term loan “B” facility in an aggregate principal amount of $725 million, a senior secured term loan “A” facility in an aggregate principal amount of $300 million and a senior secured revolving credit facility in an aggregate principal amount of $725 million. Herman Miller expects to enter into definitive documentation for the senior secured facilities or any replacement thereof prior to or concurrently with the consummation of the transactions contemplated by the merger agreement.
Each commitment party’s commitment to provide the senior secured facilities under the debt commitment letter expires on the first to occur of (i) 11:59 p.m., New York City time on the date that is five (5) business days after the “end date” (as defined in the section entitled “The Merger Agreement—Termination”) as it may be extended in accordance with the merger agreement, (ii) the termination by Herman Miller in a signed writing of the merger agreement in accordance with its terms (or Herman Miller’s written confirmation to the commitment banks or public announcement thereof) or (iii) the consummation of the merger without the use of any senior secured facility.
The senior secured facilities will not be available until the earliest of (i) August 6, 2021, (ii) ten (10) business days following the termination or expiration of the waiting period (or any agreed-upon extension of any waiting period or commitment not to consummate the merger for any period of time) applicable to the merger under the HSR Act and (iii) four (4) business days following the date on which a “successful syndication” (as defined in that certain second amended and restated arranger fee letter, dated as of May 15, 2021) shall have occurred. In addition, the availability of the senior secured facilities is conditioned on the consummation of the merger in accordance with the terms and conditions of the merger agreement, the absence of any “company material adverse effect” (as defined in the merger agreement) or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a company material adverse effect, since December 31, 2020, the execution and delivery of final definitive documentation with respect to the senior secured facilities by Herman Miller and the guarantors, the accuracy in all material respects of specified representations made by Knoll in the merger agreement and of specified representations made by Herman Miller and the guarantors to be set forth in the definitive documentation for the senior secured facilities, and certain other conditions.
The definitive documentation governing the senior secured facilities has not been finalized and, accordingly, the actual terms of the senior secured facilities may differ from those described in this joint proxy statement/prospectus.
Timing of the Transactions
The transactions are expected to be completed within one week from the date of the special meetings, if Herman Miller shareholder approval and Knoll stockholder approval are obtained and subject to the satisfaction or permitted waiver of other closing conditions. Neither Herman Miller nor Knoll can predict, however, the actual date on which the merger and the preferred stock purchase will be completed because they are subject to conditions beyond each company’s control, including obtaining necessary regulatory approvals. See “The Merger Agreement—Conditions to the Merger.”
Director and Officer Indemnification
Under the merger agreement, certain indemnification and insurance rights exist in favor of Knoll’s current and former directors and officers. See “The Merger Agreement—Covenants and Agreements—Indemnification, Exculpation and Insurance” for information about these rights.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a general discussion of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each as defined below) of the receipt of the merger consideration in exchange for shares of Knoll common stock pursuant to the merger. This discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, administrative rulings and published positions of the IRS, and judicial decisions, all as in effect as of the date hereof and all of which are subject to change and differing interpretations, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained.
This discussion applies only to holders of Knoll common stock who hold their shares of Knoll common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion is for general information purposes only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances, and it does not apply to holders subject to special rules under the U.S. federal income tax laws (such as, but not limited to, banks or other financial institutions, brokers or dealers in securities or currencies, traders in securities electing to apply a mark-to-market method of accounting, insurance companies, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, S corporations, real estate investment trusts, regulated investment companies or other flow-through entities (and investors therein), tax-exempt entities, individual retirement and other tax-deferred accounts, holders that at any time during the five-year period ending on the date of the merger owned (directly, indirectly or constructively) more than 5% of Knoll common stock, mutual funds, “personal holding companies,” “controlled foreign corporations,” or “passive foreign investment companies,” holders who exercise appraisal rights, holders who hold Knoll common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated or risk reduction transaction, U.S. holders whose functional currency is not the U.S. dollar, holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement, persons subject to the alternative minimum tax, persons subject to special rules applicable to former citizens or residents of the United States, or holders who acquired Knoll common stock pursuant to the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation.
This discussion does not address any state, local or non-U.S. tax consequences, the Medicare contribution tax applicable to net investment income, any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith and any laws, regulations or practices adopted in connection with any such agreement), or the alternative minimum tax, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Knoll common stock, the tax treatment of a partner in such partnership will depend on the status of the partner and the activities of the partnership. Any such partnership or partner in such partnership should consult its own tax advisor regarding the tax consequences of the merger and the receipt of the merger consideration in exchange for shares of Knoll common stock pursuant to the merger.
This discussion is for general information purposes only, and is not intended to constitute a complete description of all tax consequences relating to the merger. Holders of shares of Knoll common stock should consult their own tax advisors as to the specific tax consequences to them of the merger and the receipt of the merger consideration in exchange for shares of Knoll common stock pursuant to the merger, including the applicability and effect of the alternative minimum tax and any U.S. federal, state, local, non-U.S. and other tax laws, in light of their particular circumstances.
Tax Consequences to U.S. Holders
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Knoll common stock that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The receipt of the merger consideration (including any cash in lieu of a fractional share of Herman Miller common stock) in exchange for shares of Knoll common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives the merger consideration (including any cash in lieu of a fractional share of Herman Miller common stock) in exchange for shares of Knoll common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the cash and the fair market value of the shares of Herman Miller common stock received pursuant to the merger and (ii) such U.S. holder’s adjusted tax basis in the shares of Knoll common stock surrendered in exchange therefor. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the surrendered shares of Knoll common stock exceeds one year as of the date of the merger. Long-term capital gains of certain noncorporate U.S. holders, including individuals, may be subject to U.S. federal income taxation at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Knoll common stock at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Knoll common stock.
A U.S. holder’s aggregate tax basis in the Herman Miller common stock received in the merger generally will equal its fair market value as of the effective time of the merger. A U.S. Holder’s holding period for the Herman Miller common stock received in the merger generally will begin on the day after the merger.
Notwithstanding the above, if one or more persons control Knoll and Herman Miller prior to the merger, then Section 304 of the Code may apply to the transaction. For this purpose, “control” generally means actual or constructive ownership of more than 50% of the outstanding stock by vote or value, ownership by all holders that own both Knoll common stock and Herman Miller common stock is aggregated whether or not related, and Herman Miller common stock received in the merger is taken into account. If Section 304 applies to the merger, if a holder of Knoll common stock also actually or constructively owns Herman Miller common stock (other than Herman Miller common stock received pursuant to the merger), instead of recognizing gain or loss as described above in respect of any cash consideration received in the merger, such holder may recognize dividend income up to the amount of such cash consideration depending on the application of the tests set forth in Section 302 of the Code. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, holders of Knoll common stock that also actually or constructively own Herman Miller common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances and any actions that may be taken to mitigate the potential application of such rules (including the desirability of selling their Knoll common stock or Herman Miller common stock prior to the merger).
Tax Consequences to Non-U.S. Holders
For purposes of this discussion, “non-U.S. holder” means a beneficial owner of shares of Knoll common stock that is not a U.S. holder and is not an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
The receipt of the merger consideration (including any cash in lieu of a fractional share of Herman Miller common stock) by non-U.S. holders in exchange for shares of Knoll common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:
•
the gain, if any, on such shares is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment or fixed base in the United States), in which event (A) the non-U.S. holder generally will be subject to U.S. federal income tax in substantially the same manner as if it were a U.S. holder and (B) if the non-U.S. holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments;

•
the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange of shares of Knoll common stock for the merger consideration pursuant to the merger and certain other conditions are met, in which event the non-U.S. holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of shares of Knoll common stock pursuant to the merger, net of certain applicable U.S. capital losses recognized by the non-U.S. holder during the taxable year (if any); or
•
Knoll is or has been a U.S. real property holding corporation (a “USRPHC”), as defined in Section 897 of the Code at any time within the five-year period preceding the merger and certain other conditions are satisfied. Knoll believes that, as of the effective time of the merger, Knoll will not have been a USRPHC at any time within the five-year period ending on the date thereof.

As discussed above under “—Tax Consequences to U.S. Holders,” in certain circumstances, cash consideration received pursuant to the merger by certain holders of Knoll common stock may be treated as a dividend, depending on the application of the tests set forth in Section 302 of the Code. Any amount so treated generally would be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) unless such dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base of the non-U.S. holder in the United States). Accordingly, an applicable withholding agent may withhold at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the entire amount of cash consideration payable to a non-U.S. holder pursuant to the merger. If a withholding agent withholds excess amounts from the cash consideration so payable to a non-U.S. holder, such non-U.S. holder may obtain a refund of any such excess amounts by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules in their particular circumstances, the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax, and any actions that may be taken to mitigate the potential application of such rules (including the desirability of selling their Knoll common stock or Herman Miller common stock prior to the merger).
Information Reporting and Backup Withholding
The receipt of the merger consideration by holders in exchange for shares of Knoll common stock pursuant to the merger may be subject to information reporting and backup withholding. To avoid backup withholding, a U.S. holder should timely complete and return IRS Form W-9, certifying that such U.S. holder is a “United States person” as defined under the Code, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. Certain types of U.S. holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. In general, a non-U.S. holder will not be subject to backup withholding if the non-U.S. holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability if the required information is timely furnished to the IRS.
The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to a particular holder. All holders of Knoll common stock should consult their own tax advisors as to the specific tax consequences of the merger to them, including tax-reporting requirements, and the applicability and effect of any federal, state, local and non-U.S. tax laws.
Accounting Treatment
Herman Miller prepares its financial statements in accordance with GAAP. The transactions will be accounted for as an acquisition of Knoll by Herman Miller under the acquisition method of accounting in accordance with GAAP. Herman Miller will be treated as the acquiror for accounting purposes.
All unaudited pro forma combined financial information contained in this joint proxy statement/prospectus was prepared using the acquisition method of accounting. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the estimated net fair value of Knoll’s assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the estimated net fair value of the assets and liabilities of Knoll as compared to the unaudited pro forma information included in this joint proxy statement/prospectus will have the effect of increasing the goodwill recognized related to the merger.

Litigation Relating to the Merger
As of June 9, 2021, two lawsuits had been filed in the United States District Court for the Southern District of New York and one lawsuit had been filed in the United States District Court for the District of New Jersey, each in connection with the merger.
On May 27, 2021, Shiva Stein, a purported Knoll stockholder, filed a complaint, Stein v. Knoll, Inc. et al., C.A. No. 1:21-cv-4759, in the United States District Court for the Southern District of New York, against Knoll and the members of the Knoll Board (which we refer to as the “Stein lawsuit”). The Stein lawsuit alleges claims under Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder contending, among other things, that the registration statement on Form S-4 filed by Herman Miller on May 24, 2021 in connection with the merger is inaccurate or misleading, including in respect of the disclosures concerning the analyses performed by Knoll’s financial advisor in support of its fairness opinion. Among other relief, the Stein lawsuit seeks injunctive relief, including enjoining the merger unless and until the defendants disclose the allegedly omitted material information, rescinding the merger in the event the defendants consummate the merger (or awarding rescissory damages), damages, and an award of attorneys’ and experts’ fees and expenses.
On June 8, 2021, David Gatto Jr., also a purported Knoll stockholder, filed a complaint, Gatto v. Knoll, Inc. et al., C.A. No. 2:21-cv-12287, in the United States District Court for the District of New Jersey, against Knoll and the members of the Knoll Board (which we refer to as the “Gatto lawsuit”). In addition to allegations, claims and relief sought that are substantially similar to those in the Stein lawsuit, the Gatto lawsuit alleges that the registration statement on Form S-4 filed by Herman Miller on May 24, 2021 in connection with the merger omits material information concerning the sales process leading up to the merger and potential conflicts of interest involving Knoll’s financial advisor.
On June 9, 2021, Marc Waterman, also a purported Knoll stockholder, filed a complaint, Waterman v. Knoll, Inc. et al., C.A. No. 1:21-cv-05119, in the United States District Court for the Southern District of New York, against Knoll, the members of the Knoll Board, Herman Miller and Merger Sub (which we refer to as the “Waterman lawsuit”). The allegations, claims, and relief sought in the Waterman lawsuit are substantially similar to those in the Stein lawsuit and Gatto lawsuit.
Additional lawsuits arising out of the merger may be filed in the future. There can be no assurance that any of the defendants will be successful in the outcome of the pending or any potential future lawsuits. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin the completion of the merger. Knoll and Herman Miller believe that the Stein lawsuit, Gatto lawsuit and Waterman lawsuit are without merit.
NASDAQ Listing; Delisting and Deregistration of Knoll Common Stock
Prior to the completion of the merger, Herman Miller has agreed to take all actions necessary to cause the shares of Herman Miller common stock to be issued in connection with the merger to be approved for listing on the NASDAQ. The listing of the shares of Herman Miller common stock on the NASDAQ, subject to official notice of issuance, is also a condition to completion of the merger.
If the merger is completed, Knoll common stock will cease to be listed on the NYSE and Knoll common stock will be deregistered under the Exchange Act.
Restrictions on Sales of Shares of Herman Miller Common Stock Received in the Merger
All shares of Herman Miller common stock received by Knoll stockholders in the merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for shares of Herman Miller common stock received by any Knoll stockholder who becomes an “affiliate” of the combined company after completion of the merger. This joint proxy statement/prospectus does not cover resales of shares of Herman Miller common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

THE MERGER AGREEMENT
This section describes the material terms of the merger agreement. The descriptions of the merger agreement in this section and elsewhere in this joint proxy statement/prospectus are qualified in their entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to carefully read the entire merger agreement.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary are included solely to provide you with information regarding the terms of the merger agreement, and not to provide you with any factual disclosures about the parties to the merger agreement. Factual disclosures about Herman Miller, Knoll, or any of their respective subsidiaries or affiliates contained in this joint proxy statement/prospectus or in Herman Miller’s or Knoll’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Herman Miller or Knoll, as applicable, contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Herman Miller, Knoll and Merger Sub were made solely for the purposes of the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by Herman Miller, Knoll and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to complete the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the respective disclosure letters that Herman Miller and Knoll delivered to each other in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since April 19, 2021. You should not rely on the merger agreement representations, warranties, covenants or any descriptions thereof as characterizations of the actual state of facts of Herman Miller, Knoll and Merger Sub or any of their respective subsidiaries or affiliates.
Structure of the Merger
The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into Knoll in accordance with the applicable provisions of the DGCL. As a result of the merger, the separate corporate existence of Merger Sub will cease and Knoll will continue its existence as the surviving corporation and a subsidiary of Herman Miller (in such capacity, we sometimes refer to Knoll as the “surviving corporation”). As a result of the preferred stock purchase and the merger, the surviving corporation will become a wholly owned subsidiary of Herman Miller.
At the effective time of the merger, the merger will have the effects set forth in the merger agreement and the applicable provisions of the DGCL and all the property, rights, privileges, powers and franchises of each of Knoll and Merger Sub will vest in the surviving corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Knoll and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the surviving corporation.
Merger Consideration
At the effective time of the merger, by virtue of the merger and without any action on the part of Herman Miller, Merger Sub, Knoll, or any holder of any securities of Herman Miller, Merger Sub or Knoll:
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each share of capital stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and will represent one fully paid and nonassessable share of common stock of the surviving corporation;

•
each share of Knoll common stock issued and outstanding immediately prior to the effective time of the merger (excluding any excluded shares, any converted shares, any dissenting shares and shares subject to Knoll option awards, Knoll restricted stock awards and Knoll PSU awards) will be converted into the right to receive from Herman Miller the merger consideration, consisting of $11.00 in cash, without interest, and 0.32 shares of Herman Miller common stock, less any applicable withholding taxes and with cash in lieu of any fractional shares of Herman Miller common stock; and

•	each share of Knoll preferred stock will remain outstanding.
All such shares of Knoll common stock, when so converted, will cease to be outstanding and will automatically be canceled and cease to exist. Each holder of a share of Knoll common stock that was outstanding immediately prior to the effective time of the merger (excluding any excluded shares, converted shares, dissenting shares and shares subject to Knoll option awards, Knoll restricted stock awards and Knoll PSU awards) will cease to have any rights with respect thereto, except the right to receive the merger consideration, any dividends or other distributions paid with respect to such shares following the effective time of the merger and any cash to be paid in lieu of any fractional shares of Herman Miller common stock.
All excluded shares will automatically be canceled and cease to exist as of the effective time of the merger, and no consideration will be delivered in exchange for excluded shares.
Each converted share will automatically be converted into a number of fully-paid and nonassessable shares of Herman Miller common stock equal to the sum of (A) the exchange ratio and (B) the quotient of the cash consideration divided by the Herman Miller share price, subject to adjustment as described below. Each share of Knoll preferred stock will remain outstanding as a share of Knoll preferred stock immediately following the effective time of the merger, and no consideration will be delivered in exchange therefor.
Fractional Shares
Herman Miller will not issue any fractional shares of Herman Miller common stock in the merger. In lieu of the issuance of any such fractional share, each holder of shares of Knoll common stock exchanged pursuant to the merger who would otherwise be entitled to receive such fractional share will receive, in lieu of such fractional share, an amount in cash (without interest) equal to the product of (i) the volume weighted average price per share of Herman Miller common stock on the NASDAQ as reported by Bloomberg, L.P. for the five consecutive trading days ending the two trading days prior to the closing date by (ii) the fraction of a share (after taking into account all shares of Knoll common stock held by such holder) of Herman Miller common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement.
Treatment of Knoll Equity Awards
Treatment of Knoll Option Awards
At the effective time of the merger, each outstanding and unexercised Knoll option, whether or not vested, will be canceled in consideration for the right to receive, within five business days following the effective time of the merger, an amount in cash, without interest and less applicable withholding taxes, equal to the product obtained by multiplying (i) the excess, if any, of the value of the merger consideration over the exercise price per share of such Knoll option immediately prior to the effective time of the merger by (ii) the number of shares of Knoll common stock subject to each such Knoll option immediately prior to the effective time of the merger. For purposes of the preceding sentence, the value of the merger consideration equals the sum of (i) the cash consideration and (ii) the product obtained by multiplying (x) the exchange ratio by (y) the Herman Miller share price.
Treatment of Knoll Restricted Stock Awards
At the effective time of the merger, each outstanding Knoll restricted stock award granted pursuant to the Knoll stock plans (other than Knoll restricted stock awards held by non-employee directors of Knoll) will be converted into a Herman Miller restricted stock award in respect of the number of whole shares of Herman Miller common stock equal to the product, rounded to the nearest whole number of shares, of (i) the total number of shares of Knoll common stock subject to such Knoll restricted stock award multiplied by (ii) the equity award exchange ratio, with such converted Herman Miller restricted stock award subject to substantially the same terms and conditions as applied to the corresponding Knoll restricted stock award immediately prior to the effective time of the merger (including any performance-based vesting conditions).

Treatment of Knoll Restricted Stock Awards Held by Non-Employee Directors
At the effective time of the merger, each outstanding Knoll restricted stock award granted pursuant to the Knoll stock plans held by a non-employee director of Knoll will fully vest and be converted into the right to receive the merger consideration in respect of each share of Knoll common stock subject to such Knoll restricted stock award immediately prior to the effective time of the merger, together with payment of any dividend equivalents that are accrued but unpaid as of the effective time of the merger pursuant to the terms of such Knoll restricted stock award.
Treatment of Knoll PSU Awards Generally
At the effective time of the merger, each outstanding Knoll PSU award (other than specified Knoll PSU awards and Knoll PSU Awards held by former employees) granted pursuant to the Knoll stock plans will be converted into a Herman Miller RSU award in respect of that number of whole shares of Herman Miller common stock equal to the product (rounded to the nearest whole number of shares) of (i) the total number of shares of Knoll common stock subject to such Knoll PSU award immediately prior to the effective time of the merger (determined by deeming the performance goals to be achieved at 100%) multiplied by (ii) the equity award exchange ratio, with such converted Herman Miller RSU award subject to substantially the same terms and conditions as applied to the corresponding Knoll PSU award immediately prior to the effective time of the merger (excluding, however, any performance-based vesting conditions).
Treatment of Knoll PSU Awards that Are Specified Knoll PSU Awards
At the effective time of the merger, each outstanding Knoll PSU award with performance conditions based on the performance of a specified subsidiary of Knoll (which we refer to as the “specified Knoll PSU awards”), granted pursuant to the Knoll stock plans will be converted into a Herman Miller PSU award in respect of that number of whole shares of Herman Miller common stock equal to the product (rounded to the nearest whole number of shares) of (i) the total number of shares of Knoll common stock subject to such specified Knoll PSU award immediately prior to the effective time of the merger multiplied by (ii) the equity award exchange ratio, with such converted Herman Miller PSU award subject to substantially the same terms and conditions as applied to the corresponding specified Knoll PSU award immediately prior to the effective time of the merger (including, for the avoidance of doubt, any performance-based vesting conditions).
Treatment of Knoll PSU Awards Held by Former Employees
At the effective time of the merger, each outstanding Knoll PSU award (other than specified Knoll PSU awards) granted pursuant to the Knoll stock plans that is held by a former employee of Knoll or its affiliates as of immediately prior to the effective time of the merger and that remains eligible to vest by its terms will be canceled and converted into the right to receive, no later than the second regularly scheduled payroll date of Knoll following the effective time of the merger, without interest and less applicable withholding taxes, (i) the merger consideration, in respect of each share of Knoll common stock subject to such Knoll PSU award immediately prior to the effective time of the merger (determined by deeming the performance goals to be achieved at 100% and with the number of shares of Knoll common stock to be prorated to the extent contemplated by the applicable award agreement) and (ii) any dividend equivalents that are accrued but unpaid as of the effective time of the merger pursuant to the terms of such Knoll PSU award.
Qualifying Termination
In the event a Knoll employee experiences a qualifying termination (as defined in the Knoll disclosure letter) within 12 months following the effective time of the merger, the Herman Miller restricted stock awards, Herman Miller RSU awards and Herman Miller PSU awards will vest in their entirety, with any applicable performance goals being deemed achieved at 100% to the extent the applicable performance period has not been completed prior to the qualifying termination.
Closing and Effectiveness of the Merger
Unless otherwise mutually agreed to in writing between Herman Miller and Knoll, the closing of the merger will take place at 8:00 a.m. New York City time on the later of (i) four business days following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions to closing of the merger (other than any such conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of such conditions at the closing) and (ii) the earliest of (A) August 6, 2021, (B) 10 business days following the termination or expiration of the waiting period (or any agreed upon extension of any waiting period or commitment not to consummate the merger for any period of time) applicable to the merger under the HSR Act (which period will conclude on June 16, 2021, based on the expiration of the waiting period under the HSR Act having occurred at 11:59 p.m. on June 2, 2021) and (C) four business days following the successful syndication (as defined in the documents relating to the debt financing) of the debt financing (subject, in the case of each of subclauses (A), (B) and (C) of this clause (ii), to the satisfaction or (to the extent permitted by applicable law) waiver of all of the conditions to closing of the merger (other than any such conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of such conditions at the closing)). For more information on the conditions to the closing of the merger, please see the section entitled “The Merger Agreement—Conditions to the Merger.” We refer to the date on which the closing of the merger occurs as the “closing date.”
The merger will become effective at the time that the certificate of merger has been duly filed with and accepted by the Secretary of State of the State of Delaware, or at such later time as is agreed in writing between Herman Miller and Knoll and set forth in the certificate of merger.
Conversion of Shares; Exchange of Certificates
The conversion of shares of Knoll common stock (excluding any excluded shares, any converted shares, any dissenting shares and shares subject to Knoll option awards, Knoll restricted stock awards and Knoll PSU awards) into the right to receive the merger consideration will automatically occur at the effective time of the merger.
Certificates
As soon as practicable after the effective time of the merger, but in any event within five business days thereafter, Herman Miller has agreed to cause the exchange agent to send to each record holder of Knoll common stock certificates, as of immediately prior to the effective time of the merger, a notice advising such holders of the effectiveness of the merger and a letter of transmittal and instructions for use in effecting the surrender of Knoll common stock certificates for payment of the merger consideration. Upon surrender to the exchange agent of a Knoll common stock certificate, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the exchange agent, the holder of such Knoll common stock certificate will be entitled to receive in exchange therefor (i) one or more shares of Herman Miller common stock (which will be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Herman Miller common stock, if any, that such holder has the right to receive pursuant to the merger agreement (after taking into account all shares of Knoll common stock then held by such holder), (ii) cash in the amount equal to the cash consideration multiplied by the number of shares of Knoll common stock previously represented by such certificates and (iii) cash in lieu of any fractional shares of Herman Miller common stock and dividends and other distributions on the shares of Herman Miller common stock issuable as merger consideration, as subject to applicable provisions of the merger agreement.
Non-DTC Book-Entry Shares
As soon as practicable after the effective time of the merger, but in any event within five business days thereafter, Herman Miller has agreed to cause the exchange agent to send to each record holder, as of immediately prior to the effective time of the merger, of Knoll book-entry shares not held through DTC (i) a notice advising such holders of the effectiveness of the merger, (ii) a statement reflecting the number of shares of Herman Miller common stock (which will be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Herman Miller common stock, if any, that such holder has the right to receive pursuant to the merger agreement (after taking into account all shares of Knoll common stock then held by such holder), (iii) cash in the amount equal to the cash consideration multiplied by the number of such book-entry shares held by such holder and (iv) cash payable in lieu of any fractional shares of Herman Miller common stock and dividends and other distributions on the shares of Herman Miller common stock issuable as merger consideration, as subject to applicable provisions of the merger agreement.

DTC Book-Entry Shares
With respect to Knoll book-entry shares held through DTC, Herman Miller and Knoll have agreed to cooperate to establish procedures with the exchange agent and DTC to ensure that the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date but in any event within five business days thereafter, upon surrender of the shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the merger consideration, cash in lieu of any fractional shares of Herman Miller common stock and any dividends and other distributions on the shares of Herman Miller common stock issuable as merger consideration (as subject to applicable provisions of the merger agreement), in each case, that DTC has the right to receive.
No Interest
No interest will be paid or accrued on any amount payable for shares of Knoll common stock eligible to receive the merger consideration pursuant to the merger agreement.
Termination of Rights
All merger consideration and any cash in lieu of fractional shares of Herman Miller common stock paid upon the surrender of and in exchange for shares of Knoll common stock eligible to receive the merger consideration in accordance with the terms of the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Knoll common stock. At the effective time of the merger, the stock transfer books of the surviving corporation will be closed immediately, and there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of Knoll common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, Knoll common stock certificates are presented to the surviving corporation for any reason, they will be canceled and exchanged for the merger consideration payable in respect of the Knoll eligible shares previously represented by such certificates, any cash in lieu of any fractional shares of Herman Miller common stock to which the holder is entitled and any dividends or other distributions on the shares of Herman Miller common stock to which the holder is entitled pursuant to the terms of the merger agreement, without any interest thereon.
Lost, Stolen, or Destroyed Certificates
If any Knoll common stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Knoll common stock certificate to be lost, stolen or destroyed and, if reasonably required by the surviving corporation, the posting by such person of a bond in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such Knoll common stock certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed Knoll common stock certificate the merger consideration, any cash in lieu of any fractional shares of Herman Miller common stock to which the holder is entitled and any dividends or other distributions on the shares of Herman Miller common stock issuable as merger consideration to which the holder is entitled.
Governance of the Surviving Corporation
At the effective time of the merger, the certificate of incorporation of Knoll in effect immediately prior to the effective time of the merger will be amended and restated in its entirety as of the effective time of the merger to be in the form set forth in Annex B to the merger agreement, and as so amended will be the certificate of incorporation of the surviving corporation, until duly amended, subject to the provisions of the merger agreement and as provided therein or by applicable law.
Herman Miller and Knoll have agreed to take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation, until duly amended, subject to the provisions of the merger agreement and as provided therein or by applicable law.
Herman Miller and Knoll have agreed to take all necessary action such that from and after the effective time of the merger, the directors of Merger Sub will be the directors of the surviving corporation and the officers of Merger Sub will be the officers of the surviving corporation, and such directors and officers will serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the organizational documents of the surviving corporation.

Withholding Taxes
Herman Miller, Merger Sub, Knoll, the surviving corporation and the exchange agent are entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable law and will pay the amount deducted or withheld to the appropriate taxing authority in accordance with applicable law. To the extent such amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.
Dissenting Shares
To the extent that holders of Knoll capital stock are entitled to appraisal rights under Section 262 of the DGCL, dissenting shares will not be converted into the right to receive the merger consideration, but the holders of such dissenting shares shall be entitled to receive such consideration as will be determined pursuant to Section 262 of the DGCL (it being understood and acknowledged that at the effective time of the merger, such dissenting shares will no longer be outstanding, will automatically be canceled and shall cease to exist and such holder will cease to have any rights with respect thereto other than the right to receive the “fair value” of such dissenting shares as determined in accordance with Section 262 of the DGCL); provided that if any such holder will have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL (whether occurring before, at or after the effective time of the merger), such holder’s shares of Knoll capital stock will be deemed to have been converted as of the effective time of the merger into the right to receive the merger consideration, without any interest thereon, and such shares will not be deemed to be dissenting shares.
All of the outstanding shares of Knoll preferred stock are held by Investindustrial. Under the voting agreement, Investindustrial has irrevocably and unconditionally waived, and agreed not to exercise, all appraisal rights under Section 262 of the DGCL (and any other appraisal, dissenters’ or similar rights) related to the transactions contemplated by the merger agreement with respect to the Knoll capital stock subject to the voting agreement, to the fullest extent permitted by law.
See the section entitled “Appraisal Rights” and Annex F to this joint proxy statement/prospectus.
Representations and Warranties; Material Adverse Effect.
Representations and Warranties
The merger agreement contains customary and, in certain cases, reciprocal, representations and warranties by Knoll and Herman Miller that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or the disclosure letters delivered by Knoll and Herman Miller to each other in connection with the merger agreement, and, in all cases, to the forms, reports, certifications, schedules, statements and documents filed or furnished to the SEC by Knoll or Herman Miller, as applicable, since January 1, 2019 (and publicly available prior to April 19, 2021). These representations and warranties relate to, among other things:
•	organization, good standing and qualification to conduct business;
•	capitalization;
•	corporate authority and approval relating to the merger agreement;
•	the absence of conflicts or violations;
•	required filings or consents with governmental or self-regulatory organizations;
•	filings with the SEC since January 1, 2019 and the financial statements included therein;
•	compliance with the applicable requirements under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002;
•	the conduct of business in the ordinary course of business, consistent with past practice in all material respects, taking into account changes as a result of COVID-19;
•	the absence of certain undisclosed liabilities;

•	compliance with applicable laws, the absence of governmental investigations and the possession of and compliance with licenses and permits necessary for the conduct of business;
•	intellectual property matters;
•	compensation and benefits matters;
•	tax matters;
•	the absence of certain legal proceedings;
•	receipt of financial advisor opinions;
•	the absence of any undisclosed broker’s or finder’s fees;
•	certain material contracts;
•	privacy and data security;
•	insurance;
•	related party transactions;
•	real property;
•	environmental matters;
•	product quality and safety; and
•	the absence of interest in certain entities.
The merger agreement also contains additional representations and warranties by Knoll relating to the following, among other things:
•	labor matters; and
•	inapplicability of anti-takeover laws.
The merger agreement also contains additional representations and warranties by Herman Miller and Merger Sub relating to the following, among other things:
•	ownership of shares of Knoll common stock;
•	the conduct of the business of Merger Sub; and
•	financing.
The representations and warranties will not survive the closing of the merger.
The representations and warranties are, in many cases, subject to “materiality” or “material adverse effect” qualifiers. For purposes of the merger agreement, a “material adverse effect” means, when used with respect to Herman Miller, Knoll or Merger Sub, as applicable, any fact, circumstance, effect, change, event, occurrence or development that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, or operations of such party and its subsidiaries, taken as a whole, except, however, that, with respect to the foregoing clause, no effect (by itself or when aggregated or taken together with any and all other effects) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following will be deemed to be or constitute a material adverse effect or will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur:
•	general economic conditions (or changes in such conditions) or conditions in the global economy generally;
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conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including changes in interest rates and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•	conditions (or changes in such conditions) in the industries or geographical areas where such party and its subsidiaries operate;
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political conditions (or changes in such conditions) or acts of war (whether or not declared), sabotage, civil disobedience, cyberattacks or terrorism (including any escalation or general worsening of any such acts of war, sabotage, civil disobedience, cyberattacks or terrorism);

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earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, pandemics (including the COVID-19 pandemic) or weather conditions, or other force majeure events;

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the announcement, negotiation, execution and delivery of the merger agreement or the pendency or consummation of the merger and the other transactions contemplated by the merger agreement, including any effect on the relationship of Herman Miller or Knoll, or Herman Miller or Knoll subsidiaries, as applicable, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners, governmental entities or other similar relationship relating to the execution and delivery of the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement (other than with respect to any representation or warranty to the extent the express purpose of such representation or warranty is to address the consequences of the execution or delivery of the merger agreement or the announcement or consummation of the merger and the other transactions contemplated by the merger agreement);

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the taking of any action expressly required by the merger agreement (except for certain obligations under the merger agreement to operate in the ordinary course of business consistent with past practice (or similar obligations));

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changes in law or other legal or regulatory conditions, or any COVID-19 measures or the interpretation of any such laws, conditions or COVID-19 measures, or changes in GAAP or other accounting standards;

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any changes in such party’s stock price or the trading volume of such party’s stock, or any failure by such party to meet any analysts’ estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such party or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect, to the extent not otherwise excluded from the definition of material adverse effect);

•	any transaction litigation (as defined in the merger agreement); or
•	with respect to a Knoll material adverse effect or a Herman Miller material adverse effect, the identity of Herman Miller or any of its affiliates or Knoll or any of its affiliates, respectively.
Notwithstanding the foregoing, if such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the first five bullets directly above disproportionately adversely affect such party and its subsidiaries, taken as a whole, as compared to companies operating in the office furniture and residential furnishing industries, then only the incremental disproportionate adverse effect of such effect will be taken into account when determining whether a material adverse effect exists or has occurred.
A “Knoll material adverse effect” means a material adverse effect with respect to Knoll, and a “Herman Miller material adverse effect” means a material adverse effect with respect to Herman Miller.
Covenants and Agreements
Conduct of Business
Each of Herman Miller and Knoll has agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter it delivered to the other party in connection with the merger agreement, any actions required by applicable law, any actions taken (or not taken) in good faith (following prior consultation with the other party and reasonable consideration of the other party’s comments and recommendations) to respond to COVID-19 or COVID-19 measures, or otherwise consented to by the other party in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the effective time of the merger and the termination of the merger agreement, it will, and will cause each of its subsidiaries to, use commercially reasonable efforts to:
•	conduct its business in the ordinary course of business consistent with past practice; and
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preserve substantially intact its present business organization, goodwill and assets to keep available the services of its current officers and employees, and preserve its existing relationships with its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with the applicable party.

In addition, each of Herman Miller and Knoll has further agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter it delivered to the other party in connection with the merger agreement, or otherwise consented to by the other party in writing (which consent will not be unreasonably withheld, delayed or conditioned), and except for actions taken (or not taken) in good faith to respond to the COVID-19 pandemic or COVID-19 measures, until the earlier of the effective time of the merger and the termination of the merger agreement, it will not, and will not permit any of its subsidiaries to:
•
declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, such party or its subsidiaries, except for (i) dividends and distributions by a direct or indirect wholly owned subsidiary of such party to such party or another direct or indirect wholly owned subsidiary of such party and (ii) with respect to Knoll, cash dividends payable to holders of Knoll preferred stock pursuant to the certificate of designations for the Knoll preferred stock (provided that Herman Miller and Knoll are each permitted to pay regular quarterly dividends up to a certain specified amount);

•	split, combine or reclassify any capital stock of, or other equity interests in, such party (and, with respect to Knoll, any of its subsidiaries);
•
purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, such party or any of its subsidiaries, except (i) any transaction involving only wholly owned subsidiaries of such party, (ii) as required by the terms of any capital stock or equity interest of a subsidiary existing and set forth in the applicable disclosure letter, (iii) to satisfy any applicable tax withholding in respect of the vesting, exercise or settlement of equity awards in accordance with their terms or (iv) with respect to Herman Miller, in any transaction that would require an adjustment to the merger consideration and for which such adjustment is made;

•
offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, or otherwise permit to become outstanding, any capital stock of, or other equity interests in, such party or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) the delivery of common stock upon the vesting or exercise of equity awards, (ii) with respect to Knoll, (A) the delivery of Knoll common stock upon the conversion of or dividends payable with respect to the Knoll preferred stock in accordance with the terms of the Knoll preferred stock and as permitted by the merger agreement and the voting agreement and (B) issuances by a wholly owned subsidiary of Knoll of such subsidiary’s capital stock or other equity interests to Knoll or any other wholly owned subsidiary of Knoll of such subsidiary’s capital stock or other equity interests to Knoll or any other wholly owned subsidiary of Knoll and (iii) with respect to Herman Miller, (x) issuances of awards granted under Herman Miller’s stock plans in the ordinary course of business consistent with past practice and (y) issuances of Herman Miller common stock pursuant to Herman Miller’s employee stock purchase plan in the ordinary course of business consistent with past practice;

•
amend or propose to amend the organizational documents of such party or any of such party’s subsidiaries, other than (a) in the case of Knoll’s subsidiaries, ministerial or immaterial changes and (b) in the case of Herman Miller, amendments that would not prevent, materially delay or materially impair the ability of Herman Miller and Knoll to consummate the merger and the other transactions contemplated by the merger agreement or that would not discriminate against holders of Knoll capital stock relative to other stockholders of Herman Miller;

•	change in any material respect their material financial accounting principles, practices or methods, except as required by changes in GAAP or applicable law; or
•	agree or commit to take any action described above.
In addition, Knoll has agreed that, subject to the exceptions described above, until the earlier of the effective time of the merger and the termination of the merger agreement, it will not, and will not permit any of its subsidiaries to:
•
merge, consolidate, combine or amalgamate with any person other than transactions solely between wholly owned subsidiaries of Knoll or acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets, securities, property or business or any corporation, partnership, association or other business organization or division thereof, in each case except for (i) acquisitions for which the consideration (including future payment obligations) is less than $1 million individually or $2 million in the aggregate for all such transactions, (ii) acquisitions of inventory, equipment or other goods in the ordinary course of business consistent with past practice or (iii) capital expenditures;

•
sell, lease, transfer, license, encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, or agree to sell, lease, transfer, license, encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, any portion of its assets or properties (in each case, other than Knoll intellectual property) other than (i) sales, leases or dispositions for which the consideration is less than $2 million in the aggregate; (ii) sales of inventory, equipment or other goods in the ordinary course consistent with past practice; (iii) sales of obsolete assets in the ordinary course of business consistent with past practice or (iv) discontinuations of products that are not material, individually or in the aggregate, to Knoll or its subsidiaries, taken as a whole;

•
authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Knoll or any of its subsidiaries, other than such transactions among wholly owned subsidiaries of Knoll or as expressly permitted pursuant to the merger agreement;

•
make (other than in the ordinary course of business consistent with past practice), change or revoke any material election relating to taxes, change an annual tax accounting period, adopt (other than in the ordinary course of business consistent with past practice) or change any tax accounting method, file any material amended tax return, enter into any closing agreement with respect to material taxes, settle or compromise any material tax claim, audit, assessment or dispute, surrender any right to claim a material refund, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material tax, or take any action which is reasonably likely to result in a material increase in the tax liability of Knoll or its subsidiaries;

•	except as required by applicable law or pursuant to the terms of any Knoll employee benefit plan in effect as of April 19, 2021:
○	grant any increases in the compensation or benefits payable or to be provided to any of its current or former directors, officers, employees or other service providers;
○	take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits;
○	grant any new equity-based awards or amend or modify the terms of any outstanding equity-based awards;
○
pay or award, or commit to pay or award, any cash bonuses or cash incentive compensation (other than the payment of accrued (to the extent required to be accrued in accordance with GAAP) and unpaid bonuses or other cash incentive compensation pursuant to any Knoll employee benefit plan as in effect on April 19, 2021 and in the ordinary course of business consistent with past practice);

○
pay or agree to pay to any current or former director, officer, employee or other service provider any pension, retirement allowance or other benefit not required by the terms of any Knoll employee benefit plan existing as of April 19, 2021;

○	enter into any new, or amend any existing, employment or severance or termination agreement with any current or former director, officer, employee or other service provider;
○
establish any Knoll employee benefit plan which was not in existence prior to April 19, 2021, or amend or terminate any such Knoll employee benefit plan in existence on April 19, 2021, other than de minimis administrative amendments that do not result in increased costs to Knoll;

○
hire or promote any employee or engage any other service provider (who is a natural person) who is (or would be) (i) an executive officer, (ii) at the level of senior vice president or above, and/or (iii) chief executive officer, president or chief financial officer of a business unit;

○
terminate the employment of any employee or other service provider (who is a natural person) who is (i) an executive officer, (ii) at the level of senior vice president or above, and/or (iii) chief executive officer, president or chief financial officer of a business unit, other than for cause;

○	enter into, amend or terminate any collective bargaining agreement or other labor agreement;
○
cause or consummate any “plant closing” or “mass layoff” (in each case as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or other terminations of employees that would create any obligations upon or liabilities for Knoll or any subsidiary of Knoll under the WARN Act or similar state or local Laws);

•
redeem, repurchase, repay, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any indebtedness, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), or create any encumbrances (other than encumbrances permitted by the merger agreement) on any property or assets of Knoll or any of its subsidiaries in connection with any indebtedness, except for (i) the incurrence of any indebtedness solely among Knoll and its wholly owned subsidiaries or solely among wholly owned subsidiaries of Knoll in the ordinary course of business consistent with past practice and so long as there is no financial, tax or other effect of such incurrence that is adverse to Knoll and its subsidiaries, taken as a whole, (ii) guarantees by Knoll of indebtedness of wholly owned subsidiaries of Knoll or guarantees by wholly owned subsidiaries of Knoll of indebtedness of Knoll or any other wholly owned subsidiary of Knoll, which indebtedness is incurred in the ordinary course of business consistent with past practice and in compliance with the merger agreement, (iii) borrowings and repayments with respect to revolving loans borrowed under the Knoll credit agreement (as in effect as of April 19, 2021) in the ordinary course of business, provided that the aggregate principal amount of revolving loans outstanding thereunder does not exceed $165 million at any time and (iv) borrowings and repayments with respect to any capital leases, Knoll credit card accounts and other indebtedness, in each case in the ordinary course of business consistent with past practice not in excess of an aggregate amount equal to $2 million at any time outstanding for all amounts outstanding taken together;

•
other than in the ordinary course of business consistent with past practice, (i) enter into any contract (including by amendment of any contract that is not a Knoll material contract (based on the parameters defined in the merger agreement) such that such contract becomes a Knoll material contract) that would be a Knoll material contract if it were in effect on April 19, 2021 or (ii) modify, amend, terminate or assign, or waive or assign any material rights under, any Knoll material contract, except for expirations of any such Knoll material contracts in the ordinary course of business consistent with past practice in accordance with the terms of such Knoll material contracts;

•	cancel, modify or waive any debts or claims held by Knoll or any of its subsidiaries having in each case a value in excess of $1 million in the aggregate;
•	commence, waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any proceeding (excluding any audit, claim or other proceeding in respect of taxes) other than (i) the settlement of such proceedings involving only the payment of monetary damages by Knoll or any of its subsidiaries of any amount not exceeding $1 million in the aggregate and (ii) such settlements as would not result in any restriction on future activity or conduct or a finding or admission of a violation of law;
•
make or commit to make any capital expenditures in any calendar quarter that exceed the applicable ratable portion of the annual budgeted amount of capital expenditures scheduled to be made in Knoll’s capital expenditure budget, except any such capital expenditures (i) not to exceed $2,500,000 in the aggregate during any quarter or (ii) paid for by any unused portion of the budget for prior quarters;

•	enter into any new line of business, or materially change the types or categories of merchandise sold or offered for sale by Knoll or any of its subsidiaries;
•	materially reduce its amount of insurance coverage or fail to renew or maintain any material existing insurance policies;
•
sell, lease, transfer, assign, license, encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, or agree to sell, lease, transfer, assign, license, encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, or abandon or permit to lapse, any material Knoll intellectual property; other than nonexclusive licenses of Knoll intellectual property entered into in the ordinary course of business consistent with past practice;

•	make any material loans, advances or capital contributions to, or investments in, any other person or entity, other than any wholly owned subsidiary of Knoll; or
•	agree or commit to take any action described above.
In addition, Herman Miller has agreed that, subject to the exceptions described above, until the earlier of the effective time of the merger and the termination of the merger agreement, it will not, and will not permit any of its subsidiaries to:
•
sell, lease, transfer, license, encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, or agree to sell, lease, transfer, license, encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, any portion of its assets or properties, in each case, other than as would not prevent, materially delay or materially impair the ability of the parties to consummate the transactions contemplated by the merger agreement;

•
other than in connection with certain acquisitions by Herman Miller permitted by the merger agreement, (i) merge, consolidate, combine or amalgamate with any person other than transactions solely between wholly owned subsidiaries of Herman Miller or (ii) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or assets of any corporation, partnership, association or other business organization or division thereof;

•	make any material loans, advances or capital contributions to, or investments in, any other person or entity, other than any wholly owned subsidiary of Herman Miller; or
•	agree or commit to take any action described above.
No Solicitation of Alternative Transactions
Herman Miller and Knoll have each agreed not to, and to cause their respective controlled affiliates and its and their respective directors and officers not to, and use its reasonable best efforts to cause its and their other representatives not to, directly or indirectly:
•
solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly facilitate, any inquiries regarding, or the making of, any proposal (other than discussions solely to clarify whether any proposal or offer constitutes an alternative transaction (as defined below)) the consummation of which would involve (1) a transaction or series of transactions pursuant to which any third person (or group of third persons), or the direct or indirect stockholders of such third person (or group of third persons) or the resulting company, acquires or would acquire, directly or indirectly, beneficial ownership of, or would otherwise own or control, directly or indirectly, more than 20% of the outstanding shares of Herman Miller common stock or Knoll capital stock (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% or more of the equity or voting power of Herman Miller or Knoll, as applicable (or the resulting company), (2) a merger, consolidation, share exchange or similar transaction pursuant to which any third person (or group of third persons) acquires or would acquire, directly or indirectly, assets or businesses of Herman Miller or Knoll, as applicable, or their respective subsidiaries, representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Herman Miller or Knoll and their respective subsidiaries taken as a whole, as applicable, (3) any transaction pursuant to which any third person (or group of third persons) acquires or would acquire, directly or indirectly, control of assets (including outstanding equity securities) of Herman Miller or Knoll, as applicable, or their respective subsidiaries, representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Herman Miller or Knoll and their respective subsidiaries taken as a whole, as applicable, or (4) any disposition of assets to a third person (or group of third persons) representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Herman Miller or Knoll and their respective subsidiaries taken as a whole, as applicable, such a transaction being referred to in this joint proxy statement/prospectus as an “alternative transaction”; or
•
participate in any discussions or negotiations, or knowingly cooperate with any person (or group of persons) with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an alternative transaction (other than to state that the terms of this provision prohibit such discussions or negotiations or discussions solely to clarify whether such proposal or offer constitutes an alternative transaction).

Notwithstanding these restrictions, the merger agreement provides that, if, at any time prior to obtaining the Knoll stockholder approval or Herman Miller shareholder approval, as applicable, the Knoll Board or Herman Miller Board, as applicable, determines in good faith (after consultation with its outside counsel and financial advisors) that any such proposal that did not result from a breach of the non-solicitation obligations set forth in the merger agreement (other than any breach that is immaterial in scope and effect) constitutes or would reasonably be expected to lead to a “superior proposal” (as defined below), subject to compliance with the non-solicitation obligations set forth in the merger agreement (other than any non-compliance that is immaterial in scope and effect), Knoll or Herman Miller, as applicable, and its controlled affiliates and its and their representatives may (1) furnish information with respect to itself and its affiliates to the person (or group of persons) making such proposal (and its representatives) (provided that all such information has previously been made available to the other party or is made available to the other party prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing confidentiality terms no less restrictive in any material respect than the terms of the confidentiality agreement between Herman Miller and Knoll and that does not prohibit compliance with the terms of the non-solicitation obligations in the merger agreement, and (2) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its representatives.
The merger agreement also requires each party to (i) promptly, and in any event within 24 hours of receipt thereof, advise the other party in writing of any request for information or proposal relating to an alternative transaction, the material terms and conditions of such request or proposal (including changes thereto) and the identity of the person making such request or proposal, (ii) keep the other party reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a reasonably current basis and (iii) provide to the other party as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between Knoll or Herman Miller, as applicable, or its subsidiaries or any of their representatives, on the one hand, as applicable, and any person making such request or proposal or any of its representatives, on the other hand, in each case that describes or contains any such request or proposal.
For the purposes of the merger agreement, a “superior proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third person (or group of third persons) after April 19, 2021 to enter into an alternative transaction (with all references to 20% in the definition of “alternative transaction” being treated as references to 50% for these purposes) that (1) did not result from a breach of the non-solicitation obligations in the merger agreement (other than any breach that is immaterial in scope and effect), (2) is on terms that the Knoll Board or Herman Miller Board, as applicable, determines in good faith (after consultation with its outside financial advisors and outside legal counsel) to be superior from a financial point of view to the Knoll stockholders or Herman Miller shareholders, as applicable, than the transactions contemplated by the merger agreement, taking into account any changes to the merger agreement that may be proposed by Knoll or Herman Miller in response to such proposal for the other to enter into an alternative transaction, the identity of the person making such proposal to enter into an alternative transaction and such other factors as the Knoll Board or Herman Miller Board, as applicable, considers to be appropriate or relevant, including the timing, likelihood of consummation, and the financial, regulatory, legal and other aspects of such proposal, and (3) is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal, and is not subject to a diligence or financing condition.
Changes in Board Recommendations
Except as permitted by the non-solicitation provisions set forth in the merger agreement, neither the Knoll Board nor Herman Miller Board, as applicable, nor any committee thereof may (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to the other party, its recommendation to adopt the merger and the merger agreement or approve the Herman Miller share issuance, as applicable, (ii) approve or recommend, or propose publicly to approve or recommend, any alternative transaction, (iii) fail to include in this joint proxy statement/prospectus its recommendation to adopt the merger and the merger agreement or approve the Herman Miller share issuance, as applicable, or (iv) fail to, within 10 business days after the commencement of a tender or exchange offer relating to shares of Knoll capital stock or Herman Miller common stock, as applicable, recommend rejection of such tender or exchange offer or to reaffirm its recommendation to adopt the merger and the merger agreement or approve the Herman Miller share issuance, as applicable (any action or failure to act in clauses (i) through (iv) being referred to as a “Knoll recommendation change” or a “Herman Miller recommendation change,” as applicable).
Notwithstanding the foregoing, if, prior to obtaining the Knoll stockholder approval or Herman Miller shareholder approval, the Knoll Board or Herman Miller Board, as applicable, determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that it has received a superior proposal that was not solicited, initiated, knowingly encouraged or knowingly facilitated or otherwise procured in violation of the non-solicitation obligations set forth in the merger agreement (other than any violation that is immaterial in scope and effect), the Knoll Board or Herman Miller Board, as applicable, may effect a recommendation change or terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal if (1) the Knoll Board or Herman Miller Board, as applicable, determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (2) Knoll or Herman Miller, as applicable, has notified the other party in writing that it intends to take such action, (3) Knoll or Herman Miller, as applicable, has provided the other party with a copy of the proposed definitive agreements between Knoll or Herman Miller, as applicable, on the one hand, and the person making such superior proposal, on the other, and the identity of the person making such superior proposal, (4) for a period of four business days following the notice delivered pursuant to clause (2) of this paragraph, Knoll or Herman Miller, as applicable, has discussed and negotiated in good faith and made its representatives available to discuss and negotiate in good faith (in each case to the extent the other party desires to negotiate) with the other party’s representatives any proposed modifications to the terms and conditions of the merger agreement or the transactions contemplated by the merger agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under applicable law of the Knoll Board or Herman Miller Board, as applicable (with any amendment to any material term or condition of any superior proposal requiring a new notice and a new negotiation period that will expire on the later to occur of (a) two business days following delivery of such new notice and (b) the expiration of the original four-business day period described in clause (4) above), and (5) no earlier than the end of such negotiation period, the Knoll Board or Herman Miller Board, as applicable, has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to the merger agreement, that (a) the alternative transaction that is the subject of the notice described in clause (2) above still constitutes a superior proposal and (b) the failure to take such action would still be inconsistent with its fiduciary duties under applicable law.

Neither the Knoll Board nor the Herman Miller Board, nor any committee thereof will cause or permit Knoll or Herman Miller or any of its controlled affiliates, as applicable, to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any alternative transaction (other than a confidentiality agreement otherwise permitted by the merger agreement).
In addition, prior to obtaining the Knoll stockholder approval or Herman Miller shareholder approval, the Knoll Board or the Herman Miller Board, as applicable, may, in response to an “intervening event” (as defined below) (1) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to the other party, its recommendation to adopt the merger and the merger agreement or approve the Herman Miller share issuance, as applicable and/or (2) fail to include in this joint proxy statement/prospectus its recommendation to adopt the merger and the merger agreement or approve the Herman Miller share issuance, as applicable, in each case only if: (i) the Knoll Board or the Herman Miller Board, as applicable, determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; (ii) Knoll or Herman Miller, as applicable, has notified the other party in writing that it intends to effect such a Herman Miller recommendation change or a Knoll recommendation change, as applicable (which notice must include a description of the intervening event and the related relevant facts and circumstances in reasonable detail); (iii) for a period of four business days following the notice delivered pursuant to clause (ii), Knoll or Herman Miller, as applicable, discussed and negotiated in good faith and made its representatives available to discuss and negotiate in good faith (in each case to the extent the other party desires to negotiate) with the other party’s representatives any proposed modifications to the terms and conditions of the merger agreement or the transactions contemplated by the merger agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties of the Knoll Board or the Herman Miller Board, as applicable, under applicable law (with any material change to the relevant facts and circumstances requiring a new notice and a new negotiation period that will expire on the later to occur of (A) two business days following delivery of such new notice and (B) the expiration of the original four-business day period described above in this clause (iii)); and (iv) no earlier than the end of such negotiation period, the Knoll Board or Herman Miller Board, as applicable, determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to the merger agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under applicable law.
For the purposes of the merger agreement, an “intervening event” means an effect that was not known or reasonably foreseeable to the Knoll Board or Herman Miller Board, as applicable, on the date of the merger agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to it on the date of the merger agreement), which effect, becomes known to it prior to the Knoll stockholder approval or Herman Miller shareholder approval, as applicable, being obtained; provided, that in no event will any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an alternative transaction, or any matter relating thereto or consequence thereof, constitute an intervening event.
None of the foregoing restrictions described in this section or the non-solicitation obligations in the merger agreement will prohibit Knoll or Herman Miller from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains a Herman Miller recommendation change or Knoll recommendation change will be subject to the provisions of this section entitled “—Changes in Board Recommendations.”
Efforts to Obtain Required Shareholder or Stockholder Vote
Each of Herman Miller and Knoll has agreed to take all action necessary in accordance with applicable laws and their organizational documents, to duly give notice of, convene and hold (in person or virtually, in accordance with applicable law) a meeting of its shareholders or stockholders for the purpose of obtaining the required approvals under the merger agreement, to be held as promptly as reasonably practicable after the clearance of this joint proxy statement/prospectus by the SEC and after the date on which the registration statement, of which this joint proxy statement/prospectus forms a part, is declared effective by the SEC. Except as permitted in the merger agreement, each of Herman Miller and Knoll has agreed to use reasonable best efforts to solicit proxies in favor of the Herman Miller share issuance proposal and the Knoll merger proposal, respectively, from their shareholders or stockholders, as applicable, and this joint proxy statement/prospectus is required to include the recommendation of each of the Herman Miller Board and Knoll Board.
Each of Herman Miller and Knoll (i) will be required to adjourn or postpone their respective special meeting to the extent necessary to ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to their shareholders or stockholders, or if, as of the time for which its special meeting is scheduled, there are insufficient shares of Herman Miller common stock or Knoll capital stock, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the applicable special meeting, and (ii) may adjourn or postpone its special meeting if, as of the time for which the its special meeting is scheduled, there are insufficient shares of Herman Miller common stock or Knoll capital stock, as applicable, represented (either in person or by proxy) to obtain approval of the Herman Miller share issuance proposal or the Knoll merger proposal, as applicable. Notwithstanding the foregoing, unless otherwise agreed to by Herman Miller and Knoll, neither the Herman Miller special meeting nor the Knoll special meeting may be adjourned or postponed to a date that is more than 10 business days after the date for which the meeting was previously scheduled (though it may be adjourned or postponed every time the circumstances described in clause (i) above exist, and, with the other party’s consent, every time the circumstances described in this clause (ii) exist) or to a date on or after October 15, 2021.
Herman Miller and Knoll are required to cooperate and use their reasonable best efforts to hold the Herman Miller special meeting and the Knoll special meeting on the same day, and to establish the same record date for both the Herman Miller special meeting and the Knoll special meeting.
Efforts to Complete the Merger
Except to the extent that the parties’ obligations are specifically set forth in the merger agreement, Herman Miller and Knoll have agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the merger and the other transactions contemplated by the merger agreement.
Subject to applicable law and certain other exceptions set forth in the merger agreement, Knoll and Herman Miller have each agreed to (and to cause its subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors and officers and such other matters as may be reasonably necessary or advisable in connection with this joint proxy statement/prospectus, the registration statement, of which this joint proxy statement/prospectus forms a part, or any other statement, filing, notice or application made by or on behalf of Herman Miller, Knoll or any of their respective subsidiaries to any third party or any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement.
Other than with respect to filings and notifications made pursuant to antitrust laws, Herman Miller and Knoll have agreed to, as promptly as reasonably practicable following the execution of the merger agreement, prepare and file with the appropriate governmental entities and other third parties and use reasonable best efforts to obtain all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary or advisable in order to consummate the merger and the other transactions contemplated by the merger agreement. However, except as otherwise required by the merger agreement and any authorizations, consents, notifications, certifications, registrations, declarations and filings that are conditions to the consummation of the merger, in no event will either Knoll or Herman Miller or any of their respective affiliates be required to (and Knoll will not, without the prior written consent of Herman Miller) pay any consideration to any third parties or give anything of value to obtain any such person’s authorization, approval, consent or waiver to effectuate the merger and the other transactions contemplated by the merger agreement, other than filing, recordation or similar fees. Herman Miller and Knoll will have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Herman Miller or Knoll, as applicable, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement (including this joint proxy statement/prospectus). None of Herman Miller, Knoll or any of their respective affiliates may agree to any timing agreements, actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the transactions contemplated by the merger agreement without the prior written consent of Knoll or Herman Miller, as applicable (which consent, subject to certain provisions of the merger agreement, may not be unreasonably conditioned, withheld or delayed).
Each of Herman Miller and Knoll has agreed to, in consultation with the other party, use their respective reasonable best efforts to file, as soon as practicable and advisable after the date of the merger agreement (and in the case of their respective filings under the HSR Act, within 10 business days after the date of the merger agreement), all notices, reports and other documents required to be filed by such party under the HSR Act or with any governmental entity set forth on the Herman Miller disclosure letter with respect to the merger and the other transactions contemplated by the merger agreement and the preferred stock purchase agreement, and to submit as promptly as reasonably practicable any additional information requested by such governmental entity, and will not withdraw any such filings or applications without the prior written consent of the other party. Each of Herman Miller and Knoll has agreed to (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents, (ii) promptly inform the other of any such filing, submission or other document and of any communication with or from any governmental entity or any official, representative or staff thereof regarding the transactions contemplated by the merger agreement and the preferred stock purchase agreement, and permit the other to review and discuss in advance, and consider in good faith the views, and secure the participation, of the other in connection with any such filing, submission, document or communication and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a governmental entity or any official, representative or staff thereof or in connection with any proceeding initiated by a governmental entity or private party in respect of any antitrust laws, including promptly notifying the other party of any such investigation, inquiry or proceeding, and consulting in advance before making any presentations or submissions to a governmental entity or any official, representative or staff thereof, or, in connection with any proceeding initiated by a private party in respect of any antitrust laws, to any other person.
In addition, each of Knoll and Herman Miller has agreed to promptly inform and consult with the other in advance of any meeting, conference or communication with any governmental entity or any official, representative or staff thereof, or, in connection with any proceeding by a private party in respect of any antitrust laws, with any other person, and to the extent not prohibited by applicable law or by the applicable governmental entity or other person, not participate or attend any meeting or conference, or engage in any communication, with any governmental entity or any official, representative or staff thereof or such other person in respect of the transactions contemplated by the merger agreement and/or by the preferred stock purchase agreement without the other party unless it reasonably consults with the other party in advance and gives the other party a reasonable opportunity to attend and participate therein, and in the event one party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or communication, keep such party apprised with respect thereto.
Each of Knoll and Herman Miller has agreed to promptly furnish to the other copies of all filings, submissions, correspondence and communications between it and its affiliates and their respective representatives, on the one hand, and any governmental entity or any official, representative or staff thereof (or any other person in connection with any proceeding initiated by a private party in respect of any antitrust laws), on the other hand, with respect to the transactions contemplated by the merger agreement or the preferred stock purchase agreement, and in the case of any written communications with any governmental entity set forth on the Herman Miller disclosure letter, each party will copy the other party on all such written communications. Each of Knoll and Herman Miller may, as it deems advisable and necessary, reasonably designate material provided to the other party as “outside counsel only material,” and also may reasonably redact the material as necessary to (i) remove personally sensitive information, (ii) remove references concerning the valuation of Herman Miller or Knoll and their subsidiaries, as applicable, conducted in connection with the approval and adoption of the merger agreement and the negotiations and investigations leading thereto, (iii) comply with contractual arrangements, (iv) prevent the loss of a legal privilege or (v) comply with applicable law.
The parties have agreed to consult and cooperate in all respects with each other, and consider in good faith the views of the other party with respect to obtaining all consents, approvals, licenses, permits, waivers, orders and authorizations necessary to consummate the transactions contemplated by the merger agreement and the preferred stock purchase agreement, including the merger.

Each of Herman Miller and, if requested by Herman Miller, Knoll, along with their respective subsidiaries and affiliates, has agreed to take any and all actions and steps necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental entity or private party and otherwise to satisfy any closing conditions relating to any antitrust law contained in the merger agreement so as to enable the consummation of the transactions as promptly as practicable, and in any event prior to the end date, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, giving undertakings in lieu or otherwise, to sell, divest, hold separate, lease, license, transfer, dispose of, otherwise encumber or impair or take any other action with respect to Herman Miller’s or any of its affiliates’ ability to own or operate any assets, properties, contracts, businesses or product lines of Herman Miller or any of its affiliates or any assets, properties, contracts, businesses or product lines of Knoll or any of its affiliates (individually or collectively, “remedial actions”) and (ii) in the event that any permanent or preliminary injunction or other decree, order, judgment, writ, stipulation, award or temporary restraining order (an “order”) in any proceeding by or with any governmental entity is entered or becomes reasonably foreseeable to be entered that would make consummation of the transactions unlawful or that would otherwise prevent or delay consummation of the transactions, taking any and all steps necessary to vacate, modify or suspend such order; provided that no party will be required to commit to or effect any remedial action that is not conditioned upon the consummation of the merger. Knoll and Herman Miller will use reasonable best efforts to cooperate with each other and work in good faith to develop the strategy relating to any remedial actions and in connection with the process of effecting (including negotiating or committing to effect) any remedial actions, including any divestiture process and any communications with potential divestiture buyers relating thereto. Notwithstanding anything in the merger agreement to the contrary, Herman Miller is not and will not be required to commit to or effect any sale, divestiture, lease, holding separate pending a sale or other transfer or disposal, or any other remedial action contemplated by this paragraph if any or all such remedial actions, in the aggregate, would or would reasonably be expected to have a material adverse effect on the business, financial condition or operations of Herman Miller and its subsidiaries (including Knoll and its subsidiaries) from and after the effective time of the merger (but, for purposes of determining whether any effect is material, calculated as if Herman Miller and its subsidiaries from and after the effective time of the merger were collectively the same size as Knoll and its subsidiaries prior to the effective time of the merger) (a “burdensome condition”).
Each of Herman Miller and Knoll has agreed that, between the date of the merger agreement and the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms, it will not, and will ensure that none of its subsidiaries will, consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture or other business combination that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by the merger agreement.
Indemnification, Exculpation and Insurance
Herman Miller and the surviving corporation have agreed to, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement or who becomes prior to the effective time of the merger, a director or officer of Knoll or any of its subsidiaries or who acts as a fiduciary under any Knoll employee benefit plan, in each case, when acting in such capacity (an “indemnified person”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual proceeding to which such indemnified person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such person is or was a director, officer or employee of Knoll or any of its subsidiaries, a fiduciary under any Knoll employee benefit plan or is or was serving at the request of Knoll or any of its subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to or at, but not after, the effective time of the merger and whether asserted or claimed prior to, at or after the effective time of the merger (“indemnified liabilities”), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated by the merger agreement, in each case to the fullest extent permitted under applicable law (and Herman Miller and the surviving corporation will, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each indemnified person to the fullest extent permitted under applicable law).
In the event any such claim, action, suit, proceeding or investigation that constitutes transaction litigation (as defined in the merger agreement) is brought or threatened to be brought against any indemnified persons (whether arising before or after the effective time of the merger), (i) the indemnified persons may retain Knoll’s regularly engaged legal counsel or other counsel satisfactory to them, and Herman Miller and the surviving corporation have agreed to pay all reasonable fees and expenses of such counsel for the indemnified persons as promptly as statements therefor are received, and (ii) Herman Miller and the surviving corporation have agreed to use their reasonable best efforts to assist in the defense of any such matter.
For a period of six years from the effective time of the merger, Herman Miller and the surviving corporation will not amend, repeal or otherwise modify any provision in the organizational documents of the surviving corporation or any of its subsidiaries in any manner that would affect (or manage the surviving corporation or its subsidiaries with the intent to or in a manner that would) adversely affect the rights thereunder of any indemnified person (or any employee of Knoll, with respect to periods prior to the effective time of the merger) to indemnification, exculpation and advancement, except to the extent required by applicable law. Herman Miller has agreed to, and will cause the surviving corporation to, fulfill and honor any indemnification, expense advancement or exculpation agreements between Knoll or any of its subsidiaries and any of its directors or officers existing and in effect prior to the date of the merger agreement.
Herman Miller and the surviving corporation will indemnify any indemnified person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in the merger agreement, relating to the enforcement of such indemnified person’s rights under the merger agreement or under any charter, bylaw or contract regardless of whether such indemnified person is ultimately determined to be entitled to indemnification thereunder.
Prior to the closing, Knoll will (and, if Knoll is unable to, Herman Miller and the surviving corporation will) cause to be put in place as of the closing and will fully prepay immediately prior to the closing “tail” insurance policies with a claims period of at least six years from the effective time of the merger (the “tail period”) from an insurance carrier with the same or better credit rating as Knoll’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope and containing terms and conditions at least as favorable as Knoll’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the effective time of the merger. However, in no event will the aggregate cost of the directors’ and officers’ liability insurance exceed during the tail period 300% of the current aggregate annual premium paid by Knoll for such purpose, and if the cost of such insurance coverage exceeds such amount, the surviving corporation has agreed to obtain a policy with the greatest coverage available for a cost not exceeding such amount.
In the event that Herman Miller or the surviving corporation or any of its successors or assignees (i) consolidates with or merges into any other person and neither Herman Miller or the surviving company, as applicable, will be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, Herman Miller has agreed to make proper provisions so that the successors and assigns of Herman Miller or the surviving corporation, as the case may be, will assume the indemnification, insurance coverage and expense advancement obligations set forth in the merger agreement.
Employee Benefits Matters
For the period commencing at the effective time of the merger and ending on the first anniversary of the effective time of the merger (the “continuation period”), each individual who is employed as of the closing date by Knoll or its subsidiaries and who remains employed by Herman Miller or its subsidiaries (including the surviving corporation) (which we refer to as a “continuing employee”) will be provided with the following by Herman Miller for so long as such continuing employee remains employed by either Herman Miller or its subsidiaries:
•	a base salary or wage rate that is no less favorable than was provided to the continuing employee immediately prior to the effective time of the merger;

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target annual cash incentive opportunities and target annual equity incentive opportunities that, in the aggregate, are no less favorable than were provided to the continuing employee immediately prior to the effective time of the merger; provided that Herman Miller may provide cash-based compensation in lieu of equity incentive compensation; and

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employee benefits (excluding defined benefit pension, retiree medical, severance, retention and change in control benefits) that are no less favorable in the aggregate than the employee benefits (excluding defined benefit pension, retiree medical, severance, retention and change in control benefits) provided to the continuing employee immediately prior to the effective time of the merger; provided that Herman Miller may reduce any element of such continuing employee’s compensation, compensation opportunity, or benefits to the extent that such reduction applies on a uniform basis to other similarly situated employees of Herman Miller and is implemented as a result of extraordinary circumstances impacting Herman Miller.

Without limiting the generality of the foregoing, subject to any applicable release of claims requirements, Herman Miller will provide each continuing employee whose employment is involuntarily terminated during the continuation period, severance benefits that are no less favorable than the severance benefits (if any) that would have been payable to such continuing employee under the Knoll benefit plan set forth on the Knoll disclosure letter.
In addition, Herman Miller has agreed:
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to give each continuing employee service credit for such continuing employee’s employment with Knoll and its subsidiaries for purposes of vesting, eligibility and benefit accrual under each applicable Herman Miller benefit plan, to the same extent and for the same purposes that such service was taken into account under a corresponding Knoll benefit plan immediately prior to the closing date, other than with respect to any defined benefit plans, retiree medical benefits, frozen or grandfathered plans or to the extent it would result in a duplication of benefits;

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to, with respect to each continuing employee who becomes eligible to participate in a Herman Miller benefit plan that is a group health plan, (i) cause any pre-existing conditions, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under such Herman Miller benefit plan to be waived with respect to the continuing employees and their eligible dependents to the extent such conditions, periods or requirements were satisfied or waived under a comparable Knoll benefit plan and (ii) to the extent such eligibility commences during the plan year in which the closing date occurs, give each continuing employee credit under such Herman Miller benefit plan for such plan year towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the closing date for which payment has been made under a comparable Knoll benefit plan; and

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if the effective time of the merger occurs prior to the date in 2022 that annual bonus payments in respect of calendar year 2021 are paid to employees of Knoll and its subsidiaries in the ordinary course of business consistent with past practice pursuant to Knoll’s annual cash bonus plans listed on the Knoll disclosure letter (the “annual cash bonus plan,” and any such payment, an “annual cash bonus”), then Herman Miller will pay to each continuing employee who participates in the annual cash bonus plan and (i) remains actively employed through the last day of calendar year 2021 or (ii) experiences a qualifying termination (as defined in the Knoll disclosure letter) of employment prior to the last day of calendar year 2021, an annual cash bonus in respect of calendar year 2021 pursuant to the annual cash bonus plan with performance deemed achieved at 100% of the target level.

If requested in writing by Herman Miller at least five business days prior to the effective time of the merger, Knoll and each of its subsidiaries will adopt resolutions and take all necessary corporate action to terminate each 401(k) plan maintained, sponsored or contributed to by Knoll or any of its subsidiaries, in each case, effective as of the day immediately prior to the closing date, and Knoll will provide Herman Miller with evidence that such Knoll 401(k) plans have been properly terminated, with the form of such termination documents subject to the prior review and comment of Herman Miller (which comments will be considered in good faith by Knoll). To the extent the Knoll 401(k) plans are terminated pursuant to Herman Miller’s request, the continuing employees will be eligible to participate in a 401(k) plan maintained by Herman Miller or one of its subsidiaries on the closing date, and such continuing employees will be entitled to effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of the Internal Revenue Code), including any outstanding loans, to such 401(k) plan maintained by Herman Miller or its subsidiaries.
Dividends
Knoll and Herman Miller have agreed to coordinate to match the record and payment dates for Knoll’s regular quarterly dividends (for any quarter in which Knoll intends to pay a dividend) to the corresponding dates for Herman Miller’s regular quarterly dividends for the applicable quarter (unless Herman Miller will not pay a dividend on any shares of Herman Miller common stock in respect of such quarter).
Other Covenants and Agreements
The merger agreement contains certain other covenants and agreements, including covenants relating to:
•	cooperation between Knoll and Herman Miller in connection with public announcements;
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keeping the other party reasonably informed regarding certain litigation or legal proceedings in relation to the merger agreement, the merger or other transactions contemplated thereby and Knoll (i) giving Herman Miller a reasonable opportunity to participate in defense or settlement of such litigation, and (ii) not ceasing to defend, consenting to the entry of any judgment, settling or offering to settle any such litigation commenced against Knoll without the prior written consent of Herman Miller;

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except with respect to antitrust laws as provided in the merger agreement, providing each other (or their respective counsel) with copies of all filings made with the SEC or any other governmental entity in connection with the merger agreement and the transactions contemplated by the merger agreement;

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taking steps to cause any dispositions of equity securities of Knoll or acquisitions of equity securities of Herman Miller in connection with the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Knoll, or will become subject to such reporting requirements with respect to Herman Miller, to be exempt under Rule 16b-3 under the Exchange Act;

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Herman Miller taking all action necessary to cause the shares of Herman Miller common stock to be issued in connection with the merger to be approved for listing on the NASDAQ prior to the effective time of the merger;

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Knoll cooperating with Herman Miller and using reasonable best efforts to take all actions reasonably necessary, proper or advisable under applicable law and rules and policies of the NYSE to enable the delisting by the surviving corporation of the shares of Knoll common stock from the NYSE and the deregistration of the shares of Knoll common stock under the Exchange Act as promptly as practicable after the effective time of the merger, and in any event no more than 10 days after the effective time of the merger;

•	access to information; and
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not taking any action that would cause the transactions contemplated by the merger agreement to be subject to the requirements imposed by any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable law, and taking all reasonable steps within each party’s control to exempt (or ensure the continued exemption of) the transactions contemplated by the merger agreement from any such takeover law that purports to apply to the merger agreement or the transactions contemplated by the merger agreement.

Financing Obligations
Pursuant to the merger agreement, Herman Miller has agreed to use reasonable best efforts to obtain the debt financing contemplated by the debt commitment letter in an amount, together with any available cash of Herman Miller, Knoll and their respective subsidiaries, sufficient to make all cash payments they are required to make pursuant to the merger agreement and the preferred stock purchase agreement on or prior to the closing of the merger, including by using reasonable best efforts to take certain actions set forth in the merger agreement.
Herman Miller has agreed that it will not, and will not permit Merger Sub to, without the prior written consent of Knoll, permit any amendment or modification to, or any waiver of any provision or remedy under, the debt commitment letter or the definitive agreements with respect to the debt financing if such amendment, modification or waiver (i) adds new or modifies any existing conditions to the consummation of all or any portion of the debt financing, (ii) reduces the aggregate amount of the debt financing, (iii) adversely affects the ability of Herman Miller to enforce its rights against other parties to the debt commitment letter or the definitive agreements with respect to the debt financing as so amended, modified or waived, relative to the ability of Herman Miller to enforce its rights against the other parties to the debt commitment letter or (iv) would otherwise reasonably be expected to prevent or materially delay the ability of Herman Miller to consummate the transactions contemplated by the merger agreement on the closing date pursuant to the terms of the merger agreement. Herman Miller has agreed to promptly deliver to Knoll copies of any such amendments, modifications or waivers (subject to certain exceptions set forth in the merger agreement).
Herman Miller has an obligation, upon written request from Knoll, to keep Knoll reasonably informed of the status of Herman Miller’s efforts to arrange the debt financing. In addition, Herman Miller has agreed to promptly provide notice upon becoming aware of, or receiving written notice with respect to, any material breach of or default under, or any event or circumstance that (with or without notice, lapse of time or both) would reasonably be expected to give rise to any material breach of or default under, the debt commitment letter by any party thereto or any termination, withdrawal or recession of the debt commitment letter (subject to certain exceptions set forth in the merger agreement).
The receipt of the debt financing is not a condition to the closing of the merger.
Financing Cooperation
Knoll has agreed to, and to cause its subsidiaries to, use reasonable best efforts, and to use reasonable best efforts to cause its and their respective representatives, to provide Herman Miller with customary assistance in connection with the arrangement of the debt financing (including any alternative financing in the event any portion of the debt financing under the debt commitment letter becomes unavailable) as is reasonably requested in writing by Herman Miller and does not unreasonably interfere with the business and operations of Knoll and its subsidiaries, taken as a whole, including (in each case as more fully set forth in the merger agreement and subject to qualifications and exceptions set forth therein):
•	using reasonable best efforts to assist with Herman Miller’s preparation of customary confidential information memoranda and lender presentations;
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upon reasonable prior notice and at times and locations to be reasonably and mutually agreed, using reasonable best efforts to cause senior management of Knoll to participate in, and assist with Herman Miller’s preparation of, rating agency presentations, due diligence sessions, drafting sessions and a reasonable number of meetings with prospective lenders and ratings agencies;

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so long as requested at least nine days prior to the closing date, delivering to Herman Miller and its financing entities all documentation and other information reasonably requested by the financing entities required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations (including the PATRIOT Act) at least four business days prior to the closing date;

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(i) delivering to Herman Miller and its financing entities (A) audited consolidated balance sheets and related consolidated statements of operations and comprehensive income and cash flows of Knoll for its most recent three fiscal years ended at least 75 days prior to the closing date and (B) unaudited consolidated balance sheets and related statements of operations and comprehensive income and cash flows of Knoll for its fiscal quarters ended after the close of its most recent fiscal year and at least 40 days prior to the closing date (but excluding the fourth quarter of any fiscal year), and (ii) using reasonable best efforts to deliver to Herman Miller and its financing entities any other information relating to Knoll, its subsidiaries or their businesses customary or reasonably necessary in connection with the debt financing to the extent reasonably requested by Herman Miller;

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informing Herman Miller if Knoll has knowledge (i) of any facts that would likely require the restatement of any financial statements included in the information required by the forth bullet above for such financial statements to comply with GAAP or (ii) that the information provided pursuant to the forth bullet above contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein not materially misleading under the circumstances under which such statements were made;
•	assisting Herman Miller with its preparation of certain pro forma financial information and pro forma financial statements specified in the debt commitment letter;
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using reasonable best efforts to provide customary estimate, forecasts, projections and other forward-looking information regarding the future performance of the business of Knoll and its subsidiaries, in each case to the extent reasonably requested by Herman Miller in connection with the debt financing;

•	using reasonable best efforts to provide customary bank authorization and representation letters;
•	using reasonable best efforts to reasonably facilitate the pledging of collateral and the granting of security interests in respect of the debt financing;
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using reasonable best efforts to cooperate with Herman Miller’s legal counsel in connection with providing customary back-up certificates and factual information regarding any legal opinions that such legal counsel may be required to deliver in connection with the debt financing; and

•	using reasonable best efforts to cooperate with respect to due diligence in connection with the debt financing, to the extent customary and reasonable.
Herman Miller has agreed to (i) promptly upon written request by Knoll reimburse Knoll for all reasonable and documented out-of-pocket costs and expenses and attorney’s fees incurred by Knoll or its subsidiaries in connection with providing the assistance described in this section and (ii) indemnify and hold harmless Knoll, its subsidiaries and their respective directors, officers and employees from and against any and all liabilities, losses, damages, claims, costs, expenses, attorney’s fees, interests, awards, judgments and penalties actually suffered or incurred in connection with the debt financing or any of the assistance described in this section (other than to the extent any of the foregoing arises from (I) the bad faith, gross negligence or willful misconduct of, or breach of the merger agreement by Knoll, its subsidiaries and their respective directors, officers and employees or (II) any information provided by or on behalf of Knoll or any of its subsidiaries that is disclosed and used in a manner consistent with the merger agreement or that Knoll has otherwise consented to).
Conditions to the Merger
Mutual Conditions
The respective obligations of Herman Miller, Knoll and Merger Sub to consummate the merger are subject to the satisfaction at or prior to the closing of the following conditions, any or all of which may be waived jointly by Herman Miller, Knoll and Merger Sub, in whole or in part, to the extent permitted by applicable law:
•	the Herman Miller share issuance proposal and the Knoll merger proposal must have been approved;
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any waiting period (or any agreed upon extension of any waiting period or commitment not to consummate the merger for any period of time) applicable to the merger under the HSR Act must have expired or been terminated, and any authorization or consent from any other governmental entity required to be obtained with respect to the merger as set forth on the Herman Miller disclosure letter must have been obtained and remain in full force and effect, in each case without the imposition, individually or in the aggregate, of a burdensome condition;

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the absence of any order, decree, ruling, injunction or law (whether temporary, preliminary or permanent) issued by a governmental authority of competent jurisdiction restraining, enjoining, making illegal or otherwise prohibiting the consummation of the merger or imposing, individually or in the aggregate, a burdensome condition (any such order, decree, ruling, injunction law or other action, a “relevant legal restraint”);

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the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order or pending or threatened in writing proceedings seeking a stop order relating to such registration statement; and

•	the authorization for listing on the NASDAQ of the shares of Herman Miller common stock issuable pursuant to the merger, subject to official notice of issuance.
Additional Conditions to the Obligations of Herman Miller and Merger Sub
The obligations of Herman Miller and Merger Sub to consummate the merger are subject to the satisfaction at or prior to the effective time of the merger of the following additional conditions, any or all of which may be waived exclusively by Herman Miller, in whole or in part, to the extent permitted by applicable law:
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certain representations and warranties of Knoll set forth in the merger agreement regarding organization, standing and power, capitalization, authority, absence of certain changes or events and absence of certain broker and other fees having been true and correct as of the date of the merger agreement and being true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capitalization, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time must have been so true and correct only as of such date or period of time);

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all other representations and warranties of Knoll set forth in the merger agreement having been true and correct as of the date of the merger agreement and being true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been so true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Knoll material adverse effect”) would not reasonably be expected to have, individually or in the aggregate, a Knoll material adverse effect;

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the performance and compliance by Knoll, in all material respects, of all agreements and covenants required to be performed or complied with by Knoll under the merger agreement on or prior to the effective time of the merger; and

•	receipt of an officer’s certificate of Knoll confirming that the conditions in the bullets above have been satisfied.
Additional Conditions to the Obligations of Knoll
The obligation of Knoll to consummate the merger is subject to the satisfaction at or prior to the effective time of the merger of the following additional conditions, any or all of which may be waived exclusively by Knoll, in whole or in part, to the extent permitted by applicable law:
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certain representations and warranties of Herman Miller and Merger Sub set forth in the merger agreement regarding organization, standing and power, capital structure, authority, absence of certain changes or events and absence of certain broker and other fees having been true and correct as of the date of the merger agreement and being true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time will have been so true and correct only as of such date or period of time);

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all other representations and warranties of Herman Miller and Merger Sub set forth in the merger agreement having been true and correct as the date of the merger agreement and being true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been so true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Herman Miller material adverse effect”) that would not reasonably be expected to have, individually or in the aggregate, a Herman Miller material adverse effect;

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the performance and compliance by Herman Miller and Merger Sub, in all material respects, of all agreements and covenants required to be performed or complied with by them under the merger agreement at or prior to the effective time of the merger; and

•	receipt of an officer’s certificate of Herman Miller confirming that the conditions in the bullets above have been satisfied.
Termination
Termination Rights
Herman Miller and Knoll may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent of Herman Miller and Knoll.
The merger agreement may also be terminated by either Herman Miller or Knoll at any time prior to the effective time of the merger in the following circumstances:
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if a relevant legal restraint permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the merger has become final and nonappealable, so long as the terminating party has not breached any obligation under the merger agreement in any material respect that has proximately caused or resulted in such action or event;

•
if the merger has not been consummated on or before 5:00 p.m. New York City time on October 19, 2021 (such date and time, as it may be extended pursuant to the following proviso, being the “end date”); provided that if as of 5:00 p.m. on October 19, 2021 certain closing conditions relating to antitrust law have not been satisfied, or to the extent permissible, waived, but all other closing conditions have been satisfied or waived (other than any such conditions that by their terms are to be satisfied at the closing, so long as such conditions are reasonably capable of being satisfied if the closing were to occur on October 19, 2021), then the end date will be automatically extended, without any action on the part of any party to the merger agreement, to 5:00 p.m. New York City time on January 19, 2022; provided further that the right to terminate the merger agreement under this bullet point will not be available to a party whose breach of any obligation under the merger agreement in any material respect has proximately caused or resulted in the failure of the merger to occur on or before the end date; or

•
if (i) the Knoll stockholders do not approve the Knoll merger proposal upon a vote taken at the Knoll special meeting (or, if the Knoll special meeting has been adjourned or postponed in accordance with the merger agreement, at the final adjournment or postponement thereof) or (ii) the Herman Miller shareholders do not approve the Herman Miller share issuance proposal upon a vote taken at the Herman Miller special meeting (or, if the Herman Miller special meeting has been adjourned or postponed in accordance with the merger agreement, at the final adjournment or postponement thereof).

In addition, the merger agreement may be terminated by Herman Miller:
•
if there has been a breach by the Knoll of any of its representations, warranties, covenants or agreements set forth in the merger agreement such that the closing conditions relating to accuracy of Knoll’s representations or warranties or Knoll’s performance of covenants would not be satisfied (and such breach is not curable prior to the end date, or if curable prior to the end date, has not been cured within the earlier of (i) 30 days after the giving of notice of such breach by Herman Miller to Knoll or (ii) three business days prior to the end date); provided that the right to terminate the merger agreement described in this bullet point will not be available if Herman Miller is then in breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement such that the closing conditions relating to accuracy of Herman Miller’s representations or warranties or Herman Miller’s performance of covenants would not be satisfied;

•
prior to the approval of the Knoll merger proposal by Knoll stockholders, if the Knoll Board has effected a recommendation change (whether or not such recommendation change is permitted by the merger agreement); or

•
at any time prior to the receipt of approval of the Herman Miller share issuance proposal by Herman Miller shareholders, in order for Herman Miller to enter into a definitive agreement with respect to a Herman Miller superior proposal to the extent permitted by, and subject to the applicable terms and conditions of, the merger agreement; provided that prior to or substantially concurrently with such termination, Herman Miller pays or causes to be paid to Knoll the Herman Miller termination fee.

Further, the merger agreement may be terminated by Knoll:
•
if there has been a breach by Herman Miller of any of its representations, warranties, covenants or agreements set forth in the merger agreement such that the closing conditions relating to accuracy of Herman Miller’s representations or warranties or Herman Miller’s performance of covenants would not be satisfied (and such breach is not curable prior to the end date, or if curable prior to the end date, has not been cured within the earlier of (i) 30 days after the giving of notice of such breach by Knoll to Herman Miller or (ii) three business days prior to the end date); provided that the right to terminate the merger agreement described in this bullet point will not be available if Knoll is then in breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement such that the closing conditions relating to the accuracy of Knoll’s representations and warranties or Knoll’s performance of covenants would not be satisfied;

•
prior to approval of the Herman Miller share issuance proposal by the Herman Miller shareholders, if the Herman Miller Board has effected a recommendation change (whether or not such recommendation change is permitted by the merger agreement); or

•
at any time prior approval of the Knoll merger proposal by the Knoll stockholders, in order for Knoll to enter into a definitive agreement with respect to a superior proposal to the extent permitted by, and subject to the applicable terms and conditions of, the merger agreement; provided that prior to or substantially concurrently with such termination Knoll pays or causes to be paid to Herman Miller the Knoll termination fee.

In the event of termination of the merger agreement, the merger agreement (other than certain provisions as set forth in the merger agreement) will become void and of no effect with no liability on the part of any party to the merger agreement or any of its representatives or affiliates (other than the obligation of a party to pay a termination fee or no vote fee, if applicable). However, except as otherwise expressly provided in the merger agreement, (i) no termination of the merger agreement will relieve any party to the merger agreement of any liability or damages to the other parties resulting from any willful and material breach of the merger agreement or fraud, (ii) certain provisions of the merger agreement will survive the termination of the merger agreement and (iii) the confidentiality agreement between Herman Miller and Knoll will not be affected by a termination of the merger agreement.
Termination Payments and Expenses
Termination Fee Payable by Herman Miller
The merger agreement requires Herman Miller to pay Knoll the Herman Miller termination fee of $74 million, if:
•	Knoll terminates the merger agreement due to a Herman Miller recommendation change;
•
either Herman Miller or Knoll terminates the agreement due to Herman Miller shareholder approval not being obtained at a time when Knoll had the right to terminate the merger agreement due to a Herman Miller recommendation change;

•	Herman Miller terminates the merger agreement to enter into a definitive agreement with respect to a superior proposal; or
•
(i) (A) Herman Miller or Knoll terminates the merger agreement due to Herman Miller shareholder approval not being obtained, and on or before the date of the Herman Miller shareholders meeting a Herman Miller alternative transaction was publicly announced or publicly disclosed and had not been publicly withdrawn at least four business days prior to the Herman Miller shareholders meeting or (B) Knoll or Herman Miller terminates the merger agreement due to the merger not having been consummated prior to the end date and following the execution of the merger agreement and on or before the date of any such termination a Herman Miller alternative transaction was publicly announced or publicly disclosed or otherwise communicated to the Herman Miller Board and not withdrawn at least four business days prior to the date of such termination and (ii) within 12 months after the date of such termination, Herman Miller or any of its subsidiaries enters into a definitive agreement with respect to a Herman Miller alternative transaction or consummates a Herman Miller alternative transaction (with any reference in the definition of Herman Miller alternative transaction to “20%” deemed to be a reference to “50%”).
In no event will Herman Miller be required to pay the termination fee on more than one occasion.
Termination Fee Payable by Knoll
The merger agreement requires Knoll to pay Herman Miller the Knoll termination fee of $43 million if:
•	Herman Miller terminates the merger agreement due to a Knoll recommendation change;
•
either Herman Miller or Knoll terminates the merger agreement due to Knoll stockholder approval not being obtained at a time when Herman Miller had the right to terminate the merger agreement due to a Knoll recommendation change;

•	Knoll terminates the merger agreement to enter into a definitive agreement with respect to a superior proposal; or
•
(i) (A) Herman Miller or Knoll terminates the merger agreement due to Knoll stockholder approval not being obtained, and on or before the date of the Knoll stockholders meeting a Knoll alternative transaction was publicly announced or publicly disclosed and had not been publicly withdrawn at least four business days prior to the Knoll stockholders meeting or (B) Herman Miller or Knoll terminates the merger agreement due to the merger not having been consummated prior to the end date and following the execution of the merger agreement and on or before the date of any such termination a Knoll alternative transaction was publicly announced or publicly disclosed or otherwise communicated to the Knoll Board and not withdrawn at least four business days prior to the date of such termination and (ii) within 12 months after the date of such termination, Knoll or any of its subsidiaries enters into a definitive agreement with respect to a Knoll alternative transaction or consummates a Knoll alternative transaction (with any reference in the definition of Knoll alternative transaction to “20%” deemed to be a reference to “50%”).

In no event will Knoll be required to pay the termination fee on more than one occasion.
Herman Miller No Vote Payment
The merger agreement requires Herman Miller to pay Knoll $15 million (which we refer to as the “Herman Miller no vote payment”) if either Knoll or Herman Miller terminates the merger agreement due to Herman Miller shareholder approval of the Herman Miller share issuance proposal not being obtained upon a vote at the Herman Miller shareholders meeting (other than in a circumstance where the Herman Miller termination fee is payable). In no event will Knoll be entitled to receive more than one payment of the Herman Miller no vote payment. If Knoll receives the Herman Miller termination fee, then Knoll will not be entitled to also receive the Herman Miller no vote payment. Upon the payment of any Herman Miller termination fee, any previously paid Herman Miller no vote payment will be credited against the amount of such termination fee.
Knoll No Vote Payment
The merger agreement requires Knoll to pay Herman Miller $7.5 million (which we refer to as the “Knoll no vote payment”) if either Knoll or Herman Miller terminates the merger agreement due to Knoll stockholder approval of the Knoll merger proposal not being obtained upon a vote at the Knoll stockholders meeting (other than in a circumstance where the Knoll termination fee is payable). In no event will Herman Miller be entitled to receive more than one payment of the Knoll no vote payment. If Herman Miller receives the Knoll termination fee, then Herman Miller will not be entitled to also receive the Knoll no vote payment. Upon the payment of any Knoll termination fee, any previously paid Knoll no vote payment will be credited against the amount of such termination fee.
Expenses
Except as otherwise provided in the merger agreement, whether or not the merger is completed, all expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring the expense.

Amendment and Waiver
Amendment
The merger agreement may be amended in writing at any time; however, after the approval by Knoll stockholders of the Knoll merger proposal or the approval by Herman Miller shareholders of the Herman Miller share issuance proposal, no amendment may be made that requires further approval by Knoll stockholders or Herman Miller shareholders under applicable law unless such further approval is obtained. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
Waiver
At any time prior to the effective time of the merger, Herman Miller and Knoll may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or acts of the other party; (2) waive any inaccuracies in the representations and warranties of the other party; or (3) waive compliance with any of the agreements or conditions of the other party.
Third-Party Beneficiaries
Nothing in the merger agreement, express or implied, is intended to or confers upon any person other than Herman Miller, Knoll and Merger Sub any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement, except:
•	as provided in the merger agreement for indemnification rights, but only from and after the effective time of the merger;
•	for certain financing provisions provided in the merger agreement; and
•
from and after the effective time of the merger, for the right of the holders of Knoll option awards, Knoll restricted stock awards, Knoll PSU awards and specified Knoll PSU awards, to receive the amounts provided for in the merger agreement.

Governing Law; Waiver of Jury Trial
Governing Law
The merger agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the merger agreement, or the negotiation, execution or performance of the merger agreement, are governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
Waiver of Jury Trial
The parties have agreed to waive all rights to trial by jury in any litigation directly or indirectly arising out of or relating to the merger agreement or transactions contemplated thereby.
Enforcement
Herman Miller, Knoll and Merger Sub have agreed that each will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Herman Miller, Knoll and Merger Sub accordingly have agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement.
The monetary remedies and the specific performance remedies set forth in the merger agreement will be the sole and exclusive remedies of (i) Knoll and its subsidiaries against Herman Miller and Merger Sub and any of their respective former, current or future directors, officers, shareholders, representatives or affiliates for any loss suffered as a result of the failure of the merger to be consummated, except in the case of fraud or a willful and material breach of any covenant, agreement or obligation (in which case only Herman Miller and Merger Sub will be liable for damages for such fraud or willful and material breach), and upon payment of such amount, none of Herman Miller or Merger Sub or any of their respective former, current or future directors, officers, stockholders, representatives or affiliates will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except for the liability of Herman Miller in the case of fraud or a willful and material breach of any covenant, agreement or obligation; and (ii) Herman Miller and Merger Sub against Knoll and its subsidiaries and any of their respective former, current or future directors, officers, stockholders, representatives or affiliates for any loss suffered as a result of the failure of the merger to be consummated, except in the case of fraud or a willful and material breach of any covenant, agreement or obligation (in which case only Knoll will be liable for damages for such fraud or willful and material breach), and upon payment of such amount, none of Knoll and its subsidiaries or any of their respective former, current or future directors, officers, stockholders, representatives or affiliates will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except for the liability of Knoll in the case of fraud or a willful and material breach of any covenant, agreement or obligation.

THE VOTING AGREEMENT
Concurrently with the execution of the merger agreement, on April 19, 2021, Herman Miller and Furniture Investments Acquisitions S.C.S., an Investindustrial entity, entered into a voting agreement with respect to all of the shares of Knoll capital stock beneficially owned by Investindustrial. This section describes certain material terms of the voting agreement. The descriptions of the voting agreement in this section and elsewhere in this joint proxy statement/prospectus are qualified in their entirety by reference to the complete text of the voting agreement, a copy of which is attached as Annex D and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. You are encouraged to carefully read the entire voting agreement.
Voting
Investindustrial has agreed, until the earlier to occur of (i) the effective time of the merger, (ii) a Knoll recommendation change and (iii) the date and time the merger agreement is validly terminated pursuant to its terms, which we refer to as the “voting agreement expiration time,” to vote all of the shares of Knoll preferred stock beneficially owned by it and any shares of Knoll common stock beneficially owned by it at the time of the Knoll special meeting (or cause the holder of record on any applicable record date to vote such shares):
•	in favor of the Knoll merger proposal;
•
against any action or agreement that would reasonably be expected to result in a breach of the merger agreement or in certain conditions set forth in the merger agreement not being satisfied on a timely basis; and

•	against any proposal related to a Knoll alternative transaction or any other proposal made in opposition to or in connection with the merger or the transactions contemplated by the merger agreement.
Until the expiration time, at every meeting of Knoll’s stockholders (and at every adjournment or postponement thereof), including the Knoll special meeting, Investindustrial has agreed that it will be represented in person or by proxy at such meeting (or cause the holders of record of any such shares on any applicable record date to be represented in person or by proxy at such meeting) for the shares to be counted as present for purposes of establishing a quorum.
Restrictions on Transfer
Pursuant to the voting agreement, Investindustrial has agreed that, until the expiration time, it will not:
•
offer, sell, assign, encumber, dispose of, loan or otherwise transfer, or enter into any contract, commitment, obligation, arrangement or understanding providing for any of the foregoing with respect to any of its shares of Knoll capital stock subject to the voting agreement;

•
deposit any of its shares of Knoll capital stock subject to the voting agreement into a voting trust or enter into a voting agreement or grant any proxy or power of attorney with respect thereto that is inconsistent with the voting agreement;

•
enter into any hedge, swap or other transaction, contract, commitment, obligation, arrangement or other understanding designed to, or reasonably expected to lead to or result in, a transfer of the economic consequences of such shares; or

•
contract, commit, obligate, arrange or reach an understanding to take any of the actions prohibited by the foregoing clauses, or cause or permit such transfer, in each case, other than any transfer with Herman Miller’s prior written consent.

Non-Solicitation
Investindustrial has agreed not to, and agreed to cause its directors, officers, employees, and to use reasonable efforts to cause its other representatives not to, prior to the expiration time, discuss or negotiate any proposal related to a Knoll alternative transaction with any person other than Herman Miller. In addition, Investindustrial has agreed to be subject to the same non-solicitation obligations as Knoll under the merger agreement. For more information on these non-solicitation obligations, see “The Merger Agreement—Covenants and Agreements—No Solicitation of Alternative Transactions.”

Termination
The voting agreement automatically terminates upon the earlier of: (i) the voting agreement expiration time and (ii) the entry, without the prior written consent of Investindustrial, into any amendment, waiver, modification or other change to any provision of the merger agreement without the prior written consent of Investindustrial that (a) results in a change in the consideration that would be payable to any holder of equity interests in Knoll or changes the mix of the consideration that would be payable in respect of such equity interests or (b) is otherwise adverse in any material respect to Investindustrial.
Herman Miller and Investindustrial may not terminate the voting agreement by mutual consent without the prior written consent of Knoll.

THE PREFERRED STOCK PURCHASE AGREEMENT
Concurrently with the execution of the merger agreement, on April 19, 2021, Herman Miller and Furniture Investments Acquisitions S.C.S., an Investindustrial entity, entered into a stock purchase agreement with respect to all of the shares of Knoll preferred stock beneficially owned by Investindustrial. This section describes certain material terms of the preferred stock purchase agreement. The descriptions of the preferred stock purchase agreement in this section and elsewhere in this joint proxy statement/prospectus are qualified in their entirety by reference to the complete text of the preferred stock purchase agreement, a copy of which is attached as Annex E and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the preferred stock purchase agreement that is important to you. You are encouraged to carefully read the entire preferred stock purchase agreement.
The Preferred Stock Purchase
In connection with the merger, Herman Miller has agreed to purchase all of the shares of Knoll preferred stock held by Investindustrial immediately prior to the effective time of the merger for $1,496.12 per share, in cash, without interest. The preferred stock consideration represents an equivalent price per share of $25.06 for each share of Knoll common stock underlying the shares of Knoll preferred stock as of the date of the preferred stock purchase agreement. Under the terms of the preferred stock purchase agreement, Investindustrial has agreed not to transfer, sell, dispose of, encumber, or exercise any conversion rights with respect to, any shares of Knoll preferred stock held by it, whether held as of the date of the preferred stock purchase agreement or subsequently acquired.
Conditions to Completion of the Preferred Stock Purchase
The respective obligations of Herman Miller and Investindustrial to consummate the transactions contemplated by the preferred stock purchase agreement are subject to the satisfaction, at or prior to the closing of the preferred stock purchase, of the following conditions, any or all of which may be waived by Herman Miller and or Investindustrial, as applicable, to the extent permitted by applicable law:
•
No Injunctions or Restraints. Any governmental entity of competent jurisdiction must not have issued, adopted, enacted or promulgated a relevant legal restraint prohibiting the consummation of the transactions contemplated by the preferred stock purchase agreement;

•	Regulatory Approval. Any waiting period (and any extension thereof) under the HSR Act or any similar law applicable to the preferred stock purchase must have expired or must have been terminated; and
•
Merger Closing. The conditions to the consummation of the merger must have been satisfied or waived in accordance with the merger agreement, and Herman Miller and Knoll must have irrevocably confirmed that they are prepared to consummate the merger simultaneously with the consummation of the preferred stock purchase.

Additional Conditions to the Obligations of Herman Miller
The obligations of Herman Miller to consummate the preferred stock purchase are subject to the satisfaction, at or prior to the closing of the preferred stock purchase, of each of the following additional conditions, any of which may be waived by Herman Miller to the extent permitted by applicable law:
•
the representations and warranties of Investindustrial set forth in the preferred stock purchase agreement must have been true and correct in all material respects as of the date of the preferred stock purchase agreement and must be true and correct in all material respects as of the closing of the preferred stock purchase, as if made at and as of such time (except that representations and warranties that speak as of a specified date or period of time must have been so true and correct only as of such date or period of time);

•
Investindustrial must have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by the preferred stock purchase agreement to be performed or complied with by it prior to the closing of the preferred stock purchase; and

•	Herman Miller must have received from Investindustrial a certificate, signed by an authorized officer of Investindustrial, confirming that the conditions in the bullets above have been satisfied.

Additional Conditions to the Obligations of Investindustrial
The obligations of Investindustrial to consummate the preferred stock purchase are subject to the satisfaction, at or prior to the closing of the preferred stock purchase, of each of the following additional conditions, any of which may be waived by Investindustrial to the extent permitted by applicable law:
•
the representations and warranties of Herman Miller set forth in the preferred stock purchase agreement must have been true and correct in all material respects as of the date of the preferred stock purchase agreement and must be true and correct in all material respects as of the closing of the preferred stock purchase, as if made at and as of such time (except that representations and warranties that speak as of a specified date or period of time must have been so true and correct only as of such date or period of time);

•
Herman Miller must have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by the preferred stock purchase agreement to be performed or complied with by it prior to the closing of the preferred stock purchase; and

•	Investindustrial must have received from Herman Miller a certificate, signed by an authorized officer of Herman Miller, confirming that the conditions in the bullets above have been satisfied.
Termination
The preferred stock purchase agreement will automatically terminate upon the termination of the merger agreement, and may be terminated at any time prior to the closing of the transactions contemplated by the preferred stock purchase agreement by mutual written consent of each of Herman Miller, Knoll and Investindustrial. The preferred stock purchase agreement may be terminated by Investindustrial upon the entry, without the prior written consent of Investindustrial, into any amendment, waiver or modification or other change to any provision of the merger agreement that results in a change in the consideration payable to any holder of Knoll capital stock or changes the mix of the consideration that would be payable in respect of Knoll capital stock or is otherwise adverse in any material respect to Investindustrial.
Expenses and Fees
Under the terms of the preferred stock purchase agreement, each party will pay their respective fees and expenses incurred in connection with the preferred stock purchase, provided that Investindustrial will be responsible for certain taxes payable in connection with the preferred stock purchase. Herman Miller has agreed to reimburse $1.3 million of Investindustrial’s fees and expenses at the closing of the preferred stock purchase.

THE HERMAN MILLER SPECIAL MEETING
This joint proxy statement/prospectus is being provided to Herman Miller shareholders as part of a solicitation of proxies by the Herman Miller Board for use at the Herman Miller special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Herman Miller shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Herman Miller special meeting.
Date, Time and Place
The Herman Miller special meeting will be held virtually via the Herman Miller special meeting website on July 13, 2021 at 10:00 a.m., Eastern Time. Herman Miller shareholders will need the 16-digit control number found on their proxy card in order to access the Herman Miller special meeting website.
Purpose of the Herman Miller Special Meeting
At the Herman Miller special meeting, Herman Miller shareholders will be asked to consider and vote on the following:
1.
Approval of the Herman Miller Share Issuance. To approve the issuance of Herman Miller common stock, par value $0.20 per share, to Knoll stockholders in connection with the merger contemplated by the merger agreement; and

2.
Adjournment of the Herman Miller Special Meeting. To approve the adjournment of the Herman Miller special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Herman Miller special meeting to approve the Herman Miller share issuance proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Herman Miller shareholders.

Completion of the merger is conditioned on, among other things, the approval of the Herman Miller share issuance proposal.
Recommendation of the Herman Miller Board
The Herman Miller Board unanimously approved and declared advisable the transactions contemplated by the merger agreement and the preferred stock purchase agreement, including the merger, the preferred stock purchase and the Herman Miller share issuance, and determined that the merger agreement, the preferred stock purchase agreement and the transactions contemplated thereby, including the merger, the preferred stock purchase and the Herman Miller share issuance are advisable and fair to and in the best interests of Herman Miller and its shareholders. Accordingly, the Herman Miller Board unanimously recommends that Herman Miller shareholders vote:
1.	“FOR” the Herman Miller share issuance proposal; and
2.	“FOR” the Herman Miller adjournment proposal.
Herman Miller shareholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the transactions contemplated by the merger agreement and the preferred stock purchase agreement. For additional information on the recommendation of the Herman Miller Board, see the section entitled “The Merger—Herman Miller Board’s Recommendation and Reasons for the Transactions.”
Herman Miller Record Date; Herman Miller Shareholders Entitled to Vote
Only holders of record of Herman Miller common stock at the close of business on June 7, 2021 will be entitled to notice of, and to vote at, the Herman Miller special meeting or any adjournments or postponements thereof.
As of the close of business on the Herman Miller record date, there were 59,029,165 shares of Herman Miller common stock outstanding and entitled to vote at the Herman Miller special meeting. Each share of Herman Miller common stock outstanding on the Herman Miller record date entitles the holder thereof to one vote on each proposal to be considered at the Herman Miller special meeting. You may vote online or by telephone, or by a properly executed and delivered proxy card. You may also vote at the Herman Miller special meeting online by visiting www.virtualshareholdermeeting.com/MLHR2021SM and following the instructions.
You can revoke your proxy at any time before it is exercised by:
1.	delivering written notice of revocation to the Corporate Secretary of the Herman Miller, 855 East Main Street, P.O. Box 302, Zeeland, Michigan 49464-0302;
2.	submitting another properly completed proxy card that is later dated;
3.	voting by telephone at a subsequent time;
4.	voting online at a subsequent time; or
5.	voting at the Herman Miller special meeting.
Executing your proxy in advance will not limit your right to vote at the Herman Miller special meeting if you decide to attend virtually. If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, or other nominee how to vote their shares.
A complete list of Herman Miller shareholders entitled to vote at the Herman Miller special meeting will be made available for inspection during the Herman Miller special meeting via the Herman Miller special meeting website at www.virtualshareholdermeeting.com/MLHR2021SM.
Voting by Herman Miller’s Directors and Executive Officers
As of the close of business on June 7, 2021, the most recent practicable date for which such information was available, directors and executive officers of Herman Miller and their affiliates owned and were entitled to vote 574,102 shares of Herman Miller common stock, or less than 1% of the shares of common stock outstanding on that date. It is currently expected that Herman Miller’s directors and executive officers will vote their shares of Herman Miller common stock in favor of each of the proposals to be considered at the Herman Miller special meeting, although none of them have entered into any agreements obligating them to do so. For information with respect to Herman Miller common stock owned by directors and executive officers of Herman Miller, please see the section entitled “Herman Miller Beneficial Ownership Table.”
Quorum
The presence at the Herman Miller special meeting of the holders of Herman Miller shares that are outstanding and entitled to cast a majority of the votes at the Herman Miller special meeting will constitute a quorum for the transaction of business at the Herman Miller special meeting.
Abstentions and broker non-votes, if any, will count for the purpose of determining the presence of a quorum for the transaction of business at the Herman Miller special meeting.
Required Vote
The required votes to approve the Herman Miller proposals are as follows:
•
The Herman Miller share issuance proposal requires the affirmative vote of a majority of shares of Herman Miller common stock entitled to vote thereon and present via the Herman Miller special meeting website or represented by proxy at the Herman Miller special meeting.

•
The Herman Miller adjournment proposal requires the affirmative vote of a majority of the shares of Herman Miller common stock present via the Herman Miller special meeting website or represented by proxy at the Herman Miller special meeting, whether or not a quorum is present.

Methods of Voting
Voting of Proxies by Holders of Record
Herman Miller shareholders of record may vote their shares via the Herman Miller special meeting website at the Herman Miller special meeting or by submitting their proxies to vote by mail, by telephone or via the Internet.
Voting via the Herman Miller Special Meeting Website
Shares held directly in your name as a Herman Miller shareholder of record may be voted at the Herman Miller special meeting via the Herman Miller special meeting website. If you choose to virtually attend the Herman Miller special meeting and vote your shares at the meeting via the Herman Miller special meeting website, you will need the 16-digit control number included on your proxy card.
If you are a beneficial holder of Herman Miller common stock, you will need to obtain a specific control number from your broker, bank or other nominee holder of record giving you the right to vote the shares.
Even if you plan to virtually attend the Herman Miller special meeting, the Herman Miller Board recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Herman Miller special meeting.
Voting via the Internet or by Telephone
•	To submit your proxy via the Internet, go to www.proxyvote.com. Have your Herman Miller proxy card in hand when you access the website and then follow the instructions to vote your shares.
•	To submit your proxy by telephone, call 1 (800) 690-6903. Have your Herman Miller proxy card in hand when you call and then follow the instructions to vote your shares.
•	If you vote via the Internet or by telephone, you must do so no later than 11:59 p.m., Eastern Time, on July 12, 2021.
Voting by Mail
As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail.
•
To submit your proxy by mail, simply mark, sign and date your Herman Miller proxy card and return it in the pre-paid envelope that has been provided, or in an envelope addressed to: Herman Miller, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

•	If you vote by mail, your Herman Miller proxy card must be received prior to the closing of the polls at the Herman Miller special meeting.
General
Please be aware that any costs related to voting via the Internet, such as Internet access charges, will be your responsibility.
All properly signed proxies that are timely received and that are not revoked will be voted at the Herman Miller special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the Herman Miller Board.
Treatment of Abstentions; Failure to Vote
For each of the Herman Miller share issuance proposal and the Herman Miller adjournment proposal, if a Herman Miller shareholder present at the Herman Miller special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” such proposal. If a Herman Miller shareholder is not present at the Herman Miller special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

Shares Held in Street Name
If your shares of Herman Miller common stock are held in an account at a bank, broker or other nominee holder of record (i.e., in “street name”), you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a Herman Miller proxy card directly to Herman Miller or by voting virtually at the Herman Miller special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, banks, brokers or other nominees who hold shares of Herman Miller common stock on behalf of their customers may not give a proxy to Herman Miller to vote those shares with respect to the Herman Miller share issuance proposal and the Herman Miller adjournment proposal without specific instructions from their customers, as banks, brokers and other nominees do not have discretionary voting power on these “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.
Therefore, if you are a Herman Miller shareholder and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may not vote your shares on the Herman Miller share issuance proposal or the Herman Miller adjournment proposal, which broker non-votes, if any, will have no effect on the vote count for such proposal.
Attendance and Voting at the Herman Miller Special Meeting
You or your authorized proxy may attend the Herman Miller special meeting if you were a registered or beneficial shareholder of Herman Miller common stock as of the Herman Miller record date.
You may attend and participate in the Herman Miller special meeting online at www.virtualshareholdermeeting.com/MLHR2021SM. You will be able to vote electronically and submit questions during the Herman Miller special meeting on this site. You will need the 16-digit control number that you received with your proxy card to enter and attend the Herman Miller special meeting.
Revocability of Proxies
Any Herman Miller shareholder of record giving a proxy has the power to revoke it. If you are a Herman Miller shareholder of record, you may revoke your proxy before it is voted at the Herman Miller special meeting in any of the following ways:
•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;

•	by delivering a notice of revocation to the corporate secretary of Herman Miller, 855 East Main Street, P.O. Box 302, Zeeland, Michigan 49464-0302;
•	by delivering a completed proxy card bearing a later date than your original proxy card; or
•
by attending the Herman Miller special meeting and voting your shares. Please note that your attendance at the meeting via the Herman Miller special meeting website will not alone serve to revoke your proxy; instead, you must vote your shares via the Herman Miller special meeting website.

If your shares are held in an account at a bank, broker or other nominee and you have delivered your voting instruction card or otherwise given instruction on how to vote your shares to your bank, broker or other nominee or your applicable plan administrator, you should contact your bank, broker or other nominee or your applicable plan administrator to change your vote.
Solicitation of Proxies; Expenses of Solicitation
The Herman Miller Board is soliciting proxies for the Herman Miller special meeting from its shareholders. Herman Miller will bear a portion of the cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this joint proxy statement/prospectus, the Herman Miller proxy card and any additional materials furnished to Herman Miller shareholders. Proxies may be solicited by directors, officers and a small number of Herman Miller’s regular employees by mail, email, in person and by telephone, but such persons will not receive any additional compensation for these activities. Herman Miller has retained MacKenzie Partners, Inc. (which we refer to as “MacKenzie Partners”), a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $35,000 plus reasonable and customary costs and expenses. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Herman Miller common stock of record for beneficial owners for forwarding to such beneficial owners. Herman Miller may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.
Assistance
If you need assistance with voting via the Internet, voting by telephone or completing your Herman Miller proxy card, or have questions regarding the Herman Miller special meeting, please contact MacKenzie Partners, the proxy solicitor for Herman Miller: 1407 Broadway, 27th Floor, New York, New York 10018, (800) 322-2885, (212) 929-5500 (Banks and Brokers) or by email at proxy@mackenziepartners.com.
Your vote is very important regardless of the number of shares of Herman Miller common stock that you own and the matters to be considered at the Herman Miller special meeting are of great importance to the shareholders of Herman Miller. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed Herman Miller proxy card in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed Herman Miller proxy card.
Please vote your shares via the Internet or by telephone, or sign, date and return a Herman Miller proxy card promptly to ensure that your shares can be represented, even if you otherwise plan to attend the Herman Miller special meeting via the Herman Miller special meeting website.
Tabulation of Votes
Herman Miller has appointed Broadridge to serve as the Inspector of Election for the Herman Miller special meeting. Broadridge will independently tabulate affirmative and negative votes and abstentions.
Adjournments
Subject to certain restrictions contained in the merger agreement, the Herman Miller special meeting may be adjourned to allow additional time for obtaining additional proxies. In accordance with Herman Miller’s bylaws, no notice of the time and place of adjourned meetings need be given, except as required by the MBCA. At any adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The Herman Miller Board acting by resolution may postpone and reschedule any previously scheduled meeting of the shareholders.
At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Herman Miller special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

HERMAN MILLER SHAREHOLDER PROPOSALS
Herman Miller Share Issuance Proposal
It is a condition to the completion of the merger that Herman Miller shareholders approve the issuance of shares of Herman Miller common stock in the merger. At the effective time of the merger, each issued and outstanding share of Knoll common stock (other than any excluded shares, converted shares, dissenting shares and shares subject to Knoll option awards, Knoll restricted stock awards and Knoll PSU awards) will be converted into the right to receive (i) $11.00 per share in cash, without interest and (ii) 0.32 shares of Herman Miller common stock, with, if applicable, cash in lieu of fractional shares, less any applicable withholding taxes. For additional information, please see the section entitled “The Merger Agreement—Merger Consideration.”
Under NASDAQ Rule 5635, a NASDAQ-listed company is required to obtain shareholder approval prior to the issuance of shares of common stock in connection with the acquisition of another company if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock or voting power outstanding before such issuance of shares. If the merger is completed pursuant to the merger agreement, Herman Miller expects to issue up to approximately 16.3 million shares of Herman Miller common stock in connection with the merger based on the number of shares of Knoll common stock outstanding as of June 7, 2021. Accordingly, the aggregate number of shares of Herman Miller common stock that Herman Miller will issue in the merger will exceed 20% of the shares of Herman Miller common stock outstanding before such issuance, and for this reason, Herman Miller is seeking the approval of Herman Miller shareholders for the issuance of shares of Herman Miller common stock pursuant to the merger agreement. In the event the Herman Miller share issuance proposal is not approved by Herman Miller shareholders, the merger will not be completed.
In the event the Herman Miller share issuance proposal is approved by Herman Miller shareholders, but the merger agreement is terminated (without the merger being completed) prior to the issuance of shares of Herman Miller common stock pursuant to the merger agreement, Herman Miller will not issue any shares of Herman Miller common stock as a result of the approval of the Herman Miller share issuance proposal.
Approval of the Herman Miller share issuance proposal requires the affirmative vote of a majority of shares of Herman Miller common stock entitled to vote thereon and present via the Herman Miller special meeting website or represented by proxy at the Herman Miller special meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote.
The Herman Miller Board unanimously recommends a vote “FOR” the Herman Miller share issuance proposal.
Herman Miller Adjournment Proposal
The Herman Miller special meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Herman Miller share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Herman Miller shareholders.
Herman Miller is asking its shareholders to authorize the holder of any proxy solicited by the Herman Miller Board to vote in favor of any adjournment of the Herman Miller special meeting to solicit additional proxies if there are not sufficient votes to approve the Herman Miller share issuance or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Herman Miller shareholders.
Approval of the Herman Miller adjournment proposal requires the affirmative vote of a majority of the shares of Herman Miller common stock present via the Herman Miller special meeting website or represented by proxy at the Herman Miller special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of the vote.
The Herman Miller Board unanimously recommends that Herman Miller shareholders approve the Herman Miller adjournment proposal, if necessary.

THE KNOLL SPECIAL MEETING
This joint proxy statement/prospectus is being provided to the Knoll stockholders as part of a solicitation of proxies by the Knoll Board for use at the Knoll special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Knoll stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Knoll special meeting.
Date, Time and Place
The Knoll special meeting will be held virtually via the Knoll special meeting website on July 13, 2021, at 8:30 a.m., Eastern Time. Knoll stockholders will be able to attend the Knoll special meeting online and vote their shares electronically during the meeting by visiting www.meetingcenter.io/228735283 (which we refer to as the “Knoll special meeting website”). The password for the meeting is KNL2021.
Purpose of the Knoll Special Meeting
At the Knoll special meeting, Knoll stockholders will be asked to consider and vote on the following:
1.
Adoption of the Merger Agreement. To adopt the merger agreement, which is further described in the section entitled “The Merger Agreement,” and a copy of which merger agreement is attached as Annex A to this joint proxy statement/prospectus;

2.
Knoll Merger-Related Compensation. To approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to Knoll’s named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement; and

3.
Adjournment of the Knoll Special Meeting. To approve the adjournment of the Knoll special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Knoll special meeting to approve the Knoll merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Knoll stockholders.

Completion of the merger is conditioned on, among other things, the approval of the Knoll merger proposal. Knoll will transact no other business at the Knoll special meeting.
Recommendation of the Knoll Board
The Knoll Board (other than Mr. Ardagna who recused himself from determinations relating to the transactions contemplated by the merger agreement due to his affiliation with Investindustrial) unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of Knoll and its stockholders. Accordingly, the Knoll Board unanimously recommends that Knoll stockholders vote:
1.	“FOR” the Knoll merger proposal;
2.	“FOR” the Knoll non-binding compensation advisory proposal; and
3.	“FOR” the Knoll adjournment proposal.
Knoll stockholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the transactions contemplated by the merger agreement. For additional information on the recommendation of the Knoll Board, see the section entitled “The Merger— Knoll Board’s Recommendation and Reasons for the Merger.”
Knoll Record Date; Knoll Stockholders Entitled to Vote
Only stockholders of record as of the close of business on June 7, 2021, the record date for the Knoll special meeting, are entitled to notice of, and to vote at, the Knoll special meeting via the Knoll special meeting website or any adjournment or postponement of the Knoll special meeting.

As of the close of business on the record date, there were 49,440,762 shares of Knoll common stock issued and outstanding and entitled to vote at the Knoll special meeting and 169,165 shares of Knoll preferred stock issued and outstanding and entitled to vote at the Knoll special meeting. Each share of Knoll common stock that you held as of the close of business on the record date entitles you to one vote. Each share of Knoll preferred stock is entitled to approximately 59.7 votes on an as-converted basis.
A complete list of Knoll stockholders entitled to vote at the Knoll special meeting will be available for inspection at Knoll’s principal place of business during regular business hours for a period of no less than 10 days before the Knoll special meeting at 1235 Water Street, East Greenville, Pennsylvania 18041. If Knoll’s headquarters are closed for health and safety reasons related to the COVID-19 pandemic during such period, the list of Knoll stockholders will be made available for inspection upon request to Knoll’s corporate secretary at 1235 Water Street, East Greenville, Pennsylvania 18041, subject to the satisfactory verification of stockholder status. The list of Knoll stockholders entitled to vote at the Knoll special meeting will also be made available for inspection during the Knoll special meeting via the Knoll special meeting website at www.meetingcenter.io/228735283.
Voting by Knoll’s Directors and Executive Officers
As of the close of business on June 7, 2021, the most recent practicable date for which such information was available, Knoll directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 10,850,255 shares of Knoll common stock (including shares of Knoll preferred stock on an as-converted basis), or approximately 18.22% of the total voting power of the holders of Knoll capital stock as of June 7, 2021 voting as a single class, with the holders of Knoll preferred stock voting on an as-converted basis. As of such date, Investindustrial owned 169,165 shares of Knoll preferred stock, and was entitled to vote 10,099,402 shares of Knoll common stock on an as-converted basis, or approximately 16.96% of the total voting power of the holders of Knoll capital stock voting as a single class, with the holders of Knoll preferred stock voting on an as-converted basis, as of June 7, 2021. Pursuant to the voting agreement, Investindustrial has agreed to, among other things, vote all of its shares of Knoll preferred stock in favor of the Knoll merger proposal. Excluding Investindustrial’s shares of Knoll preferred stock, the remaining Knoll directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 750,853 shares of Knoll common stock, or approximately 1.23% of the total voting power of the holders of Knoll capital stock voting as a single class, with the holders of Knoll preferred stock voting on an as-converted basis, as of June 7, 2021.
Knoll currently expects that all of its directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the adjournment proposal, although none of them have entered into any agreements obligating them to do so. For information with respect to Knoll stock owned by directors and executive officers of Knoll, please see the section entitled “Knoll Beneficial Ownership Table.”
Quorum
A quorum of Knoll stockholders is necessary to hold a valid meeting. The presence at the Knoll special meeting, via the Knoll special meeting website or by proxy, of the holders of a majority of the outstanding shares of Knoll common stock and the outstanding shares of Knoll preferred stock (voting as a single class with the Knoll common stock, on an as-converted basis) constitutes a quorum. If you submit a properly executed proxy card, even if you do not vote for the proposals or vote to “abstain” in respect of each proposal, your shares will be counted for purposes of calculating whether a quorum is present for the transaction of business at the Knoll special meeting.
Shares of Knoll capital stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee will not be considered present and entitled to vote at the Knoll special meeting for the purpose of determining the presence of a quorum.
A broker non-vote will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. Under the current rules of the NYSE, brokers, banks or other nominees do not have discretionary authority to vote on the Knoll merger proposal, the Knoll non-binding compensation advisory proposal or the Knoll adjournment proposal. Because the only proposals for consideration at the Knoll special meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at the Knoll special meeting. However, if there are any broker non-votes, the shares will not be considered present and entitled to vote at the Knoll special meeting for the purpose of determining the presence of a quorum.
Executed but unvoted proxies will be voted in accordance with the recommendations of the Knoll Board.
Required Vote
The Knoll merger proposal must be approved and adopted by the affirmative vote of a majority of the outstanding shares of Knoll common stock and the outstanding shares of Knoll preferred stock (voting as a single class with the Knoll common stock, on an as-converted basis).
Approval of the Knoll non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the votes entitled to be cast by the stockholders who are present via the Knoll special meeting website or represented by proxy at the Knoll special meeting.
Approval of the Knoll adjournment proposal requires the affirmative vote of holders of a majority of the votes entitled to be cast by the Knoll stockholders who are present via the Knoll special meeting website or represented by proxy at the Knoll special meeting, whether or not a quorum is present.
The Knoll merger proposal, Knoll non-binding compensation advisory proposal and Knoll adjournment proposals are described in the section entitled “Knoll Stockholder Proposals.”
Methods of Voting
Voting of Proxies by Holders of Record
Knoll stockholders, whether holding shares directly as stockholders of record or beneficially in “street name,” may vote on the Internet by going to the web address provided on the enclosed proxy card and following the instructions for Internet voting, by phone using the toll-free phone number listed on the enclosed proxy card, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
If your shares of Knoll common stock are held through a Knoll employee savings plan, you should instruct your plan trustee on how to vote your shares of Knoll common stock using the instructions provided by your trustee.
Voting via the Knoll Special Meeting Website
Shares held directly in your name as stockholder of record may be voted at the Knoll special meeting via the Knoll special meeting website. If you choose to virtually attend the Knoll special meeting website and vote your shares at the meeting via the Knoll special meeting website, you will need the 15-digit control number included on your proxy card. Knoll stockholders who hold shares in “record” form do not need to register to attend the Knoll special meeting. Such stockholders can access the virtual format of the meeting at www.meetingcenter.io/228735283 with the password KNL2021 by entering their 15-digit voting control number. Please follow the instructions on the notice or proxy card that you received.
Knoll stockholders who hold shares in “street name” through a broker or custodian must register in advance with Knoll’s transfer agent, Computershare, in order to obtain a control number and access the virtual format of the meeting. To register, stockholders must submit to Computershare their name, email address and proof of proxy power (legal proxy) reflecting their Knoll holdings, and must also include “KNL Legal Proxy” in the subject or address line of the registration request. Registration requests should be sent to Computershare via email at legalproxy@computershare.com, or via U.S. mail at Computershare, KNL Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be received by Computershare no later than 5:00 p.m. Eastern Time on July 8, 2021 (3 business days prior to the meeting). Stockholders will receive a confirmation of their registration by email from Computershare with a control number to be used to access the meeting. Any questions regarding the virtual format of the meeting, or how to access it, should be directed to Computershare at (877) 373-6374.
Even if you plan to virtually attend the Knoll special meeting, the Knoll Board recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Knoll special meeting.

Voting via the Internet or by Telephone
Knoll stockholders of record may vote their shares via the Knoll special meeting website at the Knoll special meeting (if they hold shares directly in their name or if they have registered with Computershare in advance as described above) or by submitting their proxies:
1.	by phone until 11:59 p.m. Eastern Time on July 12, 2021; or
2.	by the Internet until 11:59 p.m. Eastern Time on July 12, 2021.
Have your Knoll proxy card in hand when you access the website or call and then follow the instructions to vote your shares.
Voting by Mail
As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail by completing, signing and returning your proxy or voting instruction card via mail. If you vote by mail, your proxy card must be received by July 12, 2021.
General
Please be aware that any costs related to voting via the Internet, such as Internet access charges, will be your responsibility.
If you have any questions about how to vote or direct a vote in respect of your shares of Knoll common stock, you may contact Kingsdale, Knoll’s proxy solicitor, by calling 1-866-581-1514 (toll free in North America), 416-867-2272 (collect call outside North America), or via email at contactus@kingsdaleadvisors.com.
Treatment of Abstentions; Failure to Vote
For the Knoll merger proposal, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal. Failure to vote on the Knoll merger proposal will have the same effect as a vote “AGAINST” the merger proposal.
For the Knoll non-binding compensation advisory proposal and the Knoll adjournment proposal, abstentions will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of the vote.
Shares Held in Street Name
Knoll stockholders who hold their shares in “street name” by a broker, bank or other nominee should refer to the proxy card, voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares.
Revocability of Proxies
If you are a stockholder of record of Knoll, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:
•	submit a new proxy card bearing a later date;
•	vote again by phone or the Internet at a later time;
•
give signed written notice before the meeting to the Knoll Secretary at Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041 stating that you are revoking your proxy; or

•
attend the Knoll special meeting and vote your shares via the Knoll special meeting website. Please note that your attendance at the meeting via the Knoll special meeting website will not alone serve to revoke your proxy; instead, you must vote your shares via the Knoll special meeting website.

Solicitation of Proxies; Expenses of Solicitation
The enclosed proxy card is being solicited by Knoll and the Knoll Board. In addition to solicitation by mail, Knoll’s directors, officers and employees may solicit proxies in person, by phone or by electronic means. These persons will not be specifically compensated for conducting such solicitation.

Knoll has retained Kingsdale to assist in the solicitation process. Kingsdale may contact you by mail or phone to encourage you to vote. If you have any questions or need more information about voting your shares, please contact Kingsdale by calling 1 (866) 581-1514 (toll free in North America), (416) 867-2272 (collect call outside North America), or by email at contactus@kingsdaleadvisors.com. Knoll will pay Kingsdale a fee of approximately $12,500, as well as reasonable and documented out-of-pocket expenses. Knoll also has agreed to indemnify Kingsdale against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Knoll will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of Knoll capital stock held of record by such nominee holders. Knoll will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Knoll special meeting, contact:
Kingsdale Advisors
745 Fifth Avenue, 5th Floor, New York, NY 10151
North American Toll Free Phone:
1 (866) 581-1514
Email: contactus@kingsdaleadvisors.com
Call Collect Outside North America: (416) 867-2272
The matter to be considered at the Knoll special meeting is of great importance to the Knoll stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy by phone or the Internet or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy by phone or the Internet, you do not need to return the enclosed proxy card.
Tabulation of Votes
Knoll has appointed Computershare to serve as the Inspector of Election for the Knoll special meeting. Computershare will independently tabulate affirmative and negative votes and abstentions.
Within four business days following the Knoll special meeting, Knoll intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four business day period, Knoll will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four days of the date that the final results are certified.
KNOLL STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE KNOLL MERGER PROPOSAL, THE KNOLL NON-BINDING COMPENSATION ADVISORY PROPOSAL AND THE KNOLL ADJOURNMENT PROPOSAL.
Adjournments
In accordance with the Knoll bylaws, whether or not a quorum is present, the chairman of the Knoll special meeting will have the power to adjourn the Knoll special meeting from time to time for the purpose of, among other things, soliciting additional proxies. If the Knoll special meeting is adjourned, Knoll stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the Knoll special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Knoll special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

In addition, the merger agreement provides that Knoll (i) will be required to adjourn or postpone the Knoll special meeting to the extent necessary to ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to the Knoll stockholders or if, as of the time the Knoll special meeting is scheduled, there are insufficient shares represented to constitute a quorum necessary to conduct business at the Knoll special meeting, and (ii) may adjourn or postpone the Knoll special meeting if, as of the time for which the Knoll special meeting is scheduled, there are insufficient shares represented to obtain approval of the Knoll merger proposal. However, the Knoll special meeting will not be adjourned or postponed to a date that is more than 10 business days after the date for which the Knoll special meeting was previously scheduled (though the Knoll special meeting may be adjourned or postponed every time the circumstances described in (i) exist, and, with Herman Miller’s consent, every time the circumstances described in (ii) exist) or to a date on or after October 15, 2021.

KNOLL STOCKHOLDER PROPOSALS
Knoll Merger Proposal
It is a condition to the completion of the merger that Knoll stockholders approve the Knoll merger proposal. In the merger, each Knoll stockholder will receive, for each eligible share of Knoll common stock that is issued and outstanding as of immediately prior to the effective time of the merger, the merger consideration of $11.00 per share in cash and 0.32 shares of Herman Miller common stock, further described in the section entitled “The Merger Agreement—Merger Consideration.”
The approval by Knoll stockholders of this proposal is required by Section 251 of the DGCL and is a condition to the completion of the merger.
Approval of the Knoll merger proposal requires the affirmative vote of a majority of the outstanding shares of Knoll common stock and the outstanding shares of Knoll preferred stock (voting as a single class with the Knoll common stock, on an as-converted basis). Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Knoll merger proposal. Failure to vote on the Knoll merger proposal will have the same effect as a vote “AGAINST” the merger proposal.
The Knoll Board (other than Mr. Ardagna who recused himself from determinations relating to the transactions contemplated by the merger agreement due to his affiliation with Investindustrial) unanimously recommends a vote “FOR” the Knoll merger proposal.
Knoll Non-Binding Compensation Advisory Proposal
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, Knoll is required to provide its stockholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Knoll’s named executive officers that is based on or otherwise relates to the merger, as described in the section entitled “The Merger—Interests of Knoll’s Directors and Executive Officers in the Merger.” Accordingly, Knoll stockholders are being provided the opportunity to cast an advisory vote on such payments.
As an advisory vote, this proposal is not binding upon Knoll or the Knoll Board or Herman Miller or the Herman Miller Board, and approval of this proposal is not a condition to completion of the merger and is a vote separate and apart from the Knoll merger proposal. Accordingly, you may vote to approve the Knoll merger proposal and vote not to approve the Knoll non-binding compensation advisory proposal and vice versa. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with Knoll’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the Knoll merger proposal is approved (subject only to the contractual conditions applicable thereto). However, Knoll seeks the support of its stockholders and believes that stockholder support is appropriate as the executive compensation programs are designed to incentivize executives to successfully execute a transaction such as that contemplated by the Knoll merger proposal from its early stages until consummation. Accordingly, holders of shares of Knoll capital stock are being asked to vote on the following resolution:
RESOLVED, that the stockholders of Knoll, Inc. approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the named executive officers of Knoll, Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Knoll’s Directors and Executive Officers in the Merger.”
Approval of the Knoll non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the votes entitled to be cast by the stockholders who are present via the Knoll special meeting website or represented by proxy at the Knoll special meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of the vote.
The Knoll Board (other than Mr. Ardagna who recused himself from determinations relating to the transactions contemplated by the merger agreement due to his affiliation with Investindustrial) unanimously recommends a vote “FOR” the Knoll non-binding compensation advisory proposal.

Knoll Adjournment Proposal
The Knoll special meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Knoll merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Knoll stockholders.
Knoll is asking its stockholders to authorize the holder of any proxy solicited by the Knoll Board to vote in favor of any adjournment of the Knoll special meeting to solicit additional proxies if there are not sufficient votes to approve the Knoll merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Knoll stockholders.
Approval of the Knoll adjournment proposal requires the affirmative vote of holders of a majority of the votes entitled to be cast by the Knoll stockholders who are present via the Knoll special meeting website or represented by proxy at the Knoll special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of the vote.
Under Knoll bylaws, the chairman of the Knoll special meeting may adjourn the Knoll special meeting regardless of the outcome of the Knoll adjournment proposal.
The Knoll Board (other than Mr. Ardagna who recused himself from determinations relating to the transactions contemplated by the merger agreement due to his affiliation with Investindustrial) unanimously recommends that Knoll stockholders approve the Knoll adjournment proposal, if necessary.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The accompanying unaudited pro forma combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The historical consolidated financial information in the unaudited pro forma combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the transactions, (2) factually supportable and (3) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results of Herman Miller and Knoll.
The unaudited pro forma combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the transactions or the costs to achieve any synergies.
The unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company.
The unaudited pro forma combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma combined financial information. In many cases, these assumptions were based on preliminary information and estimates.
The unaudited pro forma combined financial information is presented to illustrate the estimated effects of the merger, based on the historical financial position and results of operations of Herman Miller and Knoll, presented as follows:
•	The unaudited pro forma condensed combined statement of operations for the nine months ended February 27, 2021 was prepared based on:
(1)	the historical unaudited condensed consolidated statement of operations of Herman Miller for the nine months ended February 27, 2021; and
(2)	the historical unaudited condensed consolidated statement of operations of Knoll for the nine months ended March 31, 2021.
•	The unaudited pro forma condensed combined statement of operations for the year ended May 30, 2020 was prepared based on:
(1)	the historical audited consolidated statement of operations of Herman Miller for the year ended May 30, 2020; and
(2)	the historical unaudited condensed consolidated statement of operations of Knoll for the year ended June 30, 2020.
•	The unaudited pro forma combined balance sheet as of February 27, 2021 was prepared based on:
(1)	the historical unaudited condensed consolidated balance sheet of Herman Miller as of February 27, 2021; and
(2)	the historical unaudited condensed consolidated balance sheet of Knoll as of March 31, 2021.
The transactions will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification, referred to as ASC, 805, Business Combinations, referred to as ASC 805.
The unaudited pro forma combined financial information set forth below gives effect to the following transactions and circumstances (which we refer to as the “transactions”):
•	Herman Miller’s pending merger with Knoll; and
•	transactions contemplated by the preferred stock purchase agreement.

The unaudited pro forma combined condensed statements of operations for the year ended May 30, 2020 and the nine months ended February 27, 2021 assume the Transactions occurred on June 2, 2019 the first day of Herman Miller’s 2020 fiscal year. The unaudited pro forma combined balance sheet as of February 27, 2021 assumes the Transactions occurred on February 27, 2021.This historical financial information included in the unaudited pro forma combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the following historical consolidated financial statements and related notes of Herman Miller and Knoll that are incorporated by reference into this joint proxy statement/prospectus:
•
Herman Miller’s consolidated financial statements and the notes thereto contained in its Annual Report on Form 10-K for the year ended May 30, 2020 filed with the SEC on July 28, 2020 and Herman Miller’s Quarterly Report on Form 10-Q for the nine months ended February 27, 2021 filed with the SEC on April 6, 2021; and

•
Knoll’s consolidated financial statements and notes thereto contained in its Current Report on Form 8-K filed with the SEC on May 12, 2021 and Knoll’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021 filed with the SEC on May 7, 2021.

For more information regarding such historical consolidated financial statements and related notes, see “Where You Can Find More Information.”

HERMAN MILLER, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of February 27, 2021
(in millions)	Herman Miller, Inc.	Knoll, Inc.	Reclassification Adjustments (Note 3)	Pro Forma Adjustments (Note 4)		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$397.4	$10.8	$—	$(261.3)	A	$146.9
Accounts receivable, net	190.7	77.6	—	(3.9)	B	264.4
Inventories, net	201.0	206.5	—	49.6	C	457.1
Other current assets	79.4	53.1	—	—		132.5
Total current assets	868.5	348.0	—	(215.6)		1,000.9
Property and equipment, net	326.0	236.9	—	74.6	D	637.5
Right-of-use assets	222.9	181.8	—	—		404.7
Goodwill	362.6	341.1	—	704.5	E	1,408.2
Intangible assets, net	207.6	340.1	—	307.9	F	855.6
Other noncurrent assets	67.3	3.4	—	—		70.7
Total Assets	$2,054.9	$1,451.3	$—	$871.4		$4,377.6

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$ 159.4	$103.7	$—	$ (3.9)	B	$ 259.2
Short-term borrowings and current portion of long-term debt	52.1	14.5	—	(14.5)	G	52.1
Other current liabilities	288.4	157.8		(4.7)	G	441.5
Total current liabilities	499.9	276.0	—	(23.1)		752.8
Long-term debt	274.9	269.3	—	681.4	G	1,225.6
Lease liabilities	200.6	173.1	—	—		373.7
Other liabilities	170.3	129.5		98.1	G, H	397.9
Total Liabilities	1,145.7	847.9	—	756.4		2,750.0

Redeemable noncontrolling interests	59.1	—	—	—		59.1
Convertible Preferred stock	—	166.9	—	(166.9)	I	—

Stockholders’ Equity:
Preferred stock	—	—	—	—		—
Common stock	11.8	0.5	—	2.8	I	15.1
Additional paid-in capital	90.8	75.2	—	739.9	I	905.9
Retained earnings	827.5	410.9	—	(510.9)	J	727.5
Accumulated other comprehensive loss	(79.8)	(50.1)	—	50.1	I	(79.8)
Deferred compensation plan	(0.2)	—	—	—		(0.2)
Total Stockholders’ Equity	850.1	436.5	—	281.9		1,568.5
Total Liabilities, Redeemable Noncontrolling Interests, Convertible Preferred Stock, and Stockholders’ Equity	$2,054.9	$1,451.3	$—	$871.4		$4,377.6
The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

HERMAN MILLER, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the twelve months ended May 30, 2020
	Herman Miller, Inc.		Knoll, Inc.	Reclassification Adjustments (Note 3)		Pro Forma Adjustments (Note 5)		Pro Forma Combined
Net sales	$2,486.6		$1,342.1	$—		$(20.0)	A	$3,808.7
Cost of sales	1,575.9		839.6	—		(15.9)	B	2,399.6
Gross margin	910.7		502.5	—		(4.1)		1,409.1
Operating expenses:
Selling, general and administrative	643.3		398.7	(16.8)	A	46.8	C, D, F, G	1,072.0
Impairment charges	205.4		6.5	—		—		211.9
Restructuring expense, net	26.4		16.9	—		—		43.3
Design and research	74.0		—	16.8	A	—		90.8
Loss on fair value measurements	—		12.4	—		—		12.4
Total operating expenses	949.1		434.5	—		46.8		1,430.4
Operating (loss) earnings	(38.4)		68.0	—		(50.9)		(21.3)
Gain on consolidation of equity method investments	36.2		—	—		—		36.2
Pension settlement charges	—		21.9	—		—		21.9
Other expense, net	11.2		17.4	—		7.2	E	35.8
(Loss) earnings before income taxes and equity income	(13.4)		28.7	—		(58.0)		(42.7)
Income tax expense (benefit)	6.0		(0.5)	—		(15.9)	H	(10.4)
Equity income from nonconsolidated affiliates, net of tax	5.0		—	—		—		5.0
Net (loss) earnings	(14.4)		29.2	—		(42.1)		(27.3)
Net loss attributable to redeemable noncontrolling interests	(5.3)		—	—		—		(5.3)
Net (loss) earnings attributable to Herman Miller, Inc.	(9.1)		29.2	—		(42.1)		(22.0)
Net (loss) earnings attributable to Preferred stockholders	—		—	—		—		—
Net (loss) earnings available to common stockholders	$(9.1)		$29.2	$—		$(42.1)		$(22.0)

Loss per share — basic	$(0.15)							$(0.29)
Shares used in basic per share calculations	58,920,653	J						75,180,813	J
Loss per share — diluted	$(0.15)							$(0.29)
Shares used in diluted per share calculations	58,920,653	J						75,180,813	J

HERMAN MILLER, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the nine months ended February 27, 2021
	Herman Miller, Inc.		Knoll, Inc.	Reclassification Adjustments (Note 3)		Pro Forma Adjustments (Note 5)		Pro Forma Combined
Net sales	$1,843.6		$886.5	$—		$(14.7)	A	$2,715.4
Cost of sales	1,118.4		566.1	—		(12.6)	B	1,671.9
Gross margin	725.2		320.4	—		(2.1)		1,043.5
Operating expenses:
Selling, general and administrative	450.2		277.1	(11.5)	A	22.9	C, D, F, G	738.7
Impairment charges	—		1.4	—		—		1.4
Restructuring expense, net	1.5		13.3	—		—		14.8
Design and research	52.0		—	11.5	A	—		63.5
Total operating expenses	503.7		291.8	—		22.9		818.4
Operating earnings	221.5		28.6	—		(25.0)		225.1
Other expense, net	2.2		14.6	—		10.6	E	27.4
Earnings before income taxes and equity income	219.3		14.0	—		(35.6)		197.7
Income tax expense	49.9		9.5	—		(9.5)	H	49.9
Equity income from nonconsolidated affiliates, net of tax	0.1		—	—		—		0.1
Net earnings	169.5		4.5	—		(26.1)		147.9
Net earnings attributable to redeemable noncontrolling interests	3.8		—	—		—		3.8
Net earnings attributable to Herman Miller, Inc.	165.7		4.5	—		(26.1)		144.1
Net earnings attributable to Preferred stockholders	—		5.2	—		(5.2)	I	—
Net earnings (loss) available to common stockholders	$165.7		$(0.7)	$—		$(20.9)		$144.1

Earnings per share — basic	$2.81							$1.92
Shares used in basic per share calculations	58,906,376	J						75,166,536	J
Earnings per share — diluted	$2.80							$1.88
Shares used in diluted per share calculations	59,212,447	J						76,701,235	J

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Description of Transaction and Basis of Presentation
The Transaction
On April 19, 2021, Herman Miller entered into the merger agreement with Merger Sub and Knoll, and the preferred stock purchase agreement with Furniture Investments Acquisitions S.C.S., an Investindustrial entity. The merger agreement provides that, subject to the terms and conditions therein and in accordance with the DGCL, Merger Sub will merge with and into Knoll, with Knoll continuing as the surviving corporation. Subject to the terms and conditions of the preferred stock purchase agreement, immediately prior to the effective time of the merger, Herman Miller will acquire all of the Knoll preferred stock from Investindustrial. As a result of these transactions, Knoll will become a wholly owned subsidiary of Herman Miller. The transactions are expected to be completed within one week from the date of the special meetings, if Herman Miller shareholder approval and Knoll stockholder approval are obtained and subject to the satisfaction or permitted waiver of other closing conditions.
At the completion of the merger, each share of Knoll common stock that is issued and outstanding immediately prior to the completion of the merger (other than excluded shares) will be converted into the right to receive the merger consideration. We estimate that, immediately following completion of the merger, former holders of Knoll common stock will own approximately 22% and pre-merger holders of Herman Miller common stock will own approximately 78% of the common stock of Herman Miller.
Pro Forma Adjustments
The unaudited pro forma condensed combined statements of operations illustrate the effects of the merger as if it had been completed on June 2, 2019, and the unaudited pro forma condensed combined balance sheet reflects the effects of the merger as if it had been completed on February 27, 2021. The historical consolidated financial information has been adjusted to give pro forma effect to events that are: (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact. The pro forma adjustments are preliminary and based on estimates of the purchase consideration, estimates of the fair value and useful lives of the assets acquired and liabilities assumed, and an estimated Transaction close date by the end of the third quarter of the calendar year 2021.
The acquisition of Knoll by Herman Miller will be accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805, with Herman Miller representing the acquiror under this guidance. In the unaudited pro forma condensed combined balance sheet, Herman Miller’s costs to acquire Knoll have been allocated to the assets acquired and liabilities assumed, based upon management’s preliminary estimate of what their respective fair values would be as of the date of the merger. The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes herein. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For purposes of the pro forma information presented herein, the fair value of Knoll’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified tangible and intangible assets acquired and liabilities assumed will be recognized as goodwill. Certain current market based assumptions were used which will be updated upon completion of the combination. Management believes the estimated fair values utilized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and such changes could be material, as certain valuations and other studies have yet to commence or progress to a stage where there is sufficient information for definitive measurement. Following the consummation of the merger, management will conduct a final review. As a result of that review, management may identify differences that, when finalized, could have a material impact on the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined statements of operations also include certain acquisition accounting adjustments, including items expected to have a continuing impact on the results of the combined company, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of operations do not include the impacts of any revenue, cost or other operating synergies that may result from the merger or any related restructuring costs that may be contemplated.
Historical Information
The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of Herman Miller as of February 27, 2021 and Knoll as of March 31, 2021. Herman Miller has a 52-to-53-week fiscal year that ends on the Saturday closest to the last day in May and Knoll has a fiscal year that ends on December 31. To comply with SEC rules and regulations for companies with different fiscal year ends, the pro forma condensed combined financial information has been prepared utilizing periods that differ by less than 93 days. The unaudited pro forma condensed combined statements of operations were prepared using:
•	the historical unaudited Condensed Consolidated Statement of Comprehensive Income of Herman Miller for the nine months ended February 27, 2021;
•	the historical audited Consolidated Statement of Comprehensive Income of Herman Miller for the year ended May 30, 2020;
•	the historical audited Consolidated Statement of Operations and Comprehensive Income of Knoll for the year ended December 31, 2020;
•	the historical unaudited Condensed Consolidated Statement of Operations and Comprehensive Income of Knoll for the six months ended June 30, 2020;
•	the historical unaudited consolidated Condensed Consolidated Statement of Operations and Comprehensive Income of Knoll for the three months ended March 31, 2021;
•	the historical audited Consolidated Statement of Operations and Comprehensive Income of Knoll for the year ended December 31, 2019; and
•	the historical unaudited Condensed Consolidated Statement of Operations and Comprehensive Income of Knoll for the six months ended June 30, 2019.
Both Herman Miller and Knoll’s historical audited and unaudited consolidated financial statements were prepared in accordance with U.S. GAAP. The historical Knoll consolidated financial statements included within the unaudited pro forma condensed combined balance sheet and statements of income include certain reclassifications that were made to conform Knoll’s financial statement presentation to that of Herman Miller. Refer to Note 3—Accounting Policy Alignment and Reclassifications for more details.

2. Estimated Purchase Consideration and Preliminary Purchase Price Allocation
The estimated preliminary purchase price is calculated as follows (in millions, except share amounts):
Assumptions:
Herman Miller stock price as of June 3, 2021	$49.20(a)
Cash consideration per share per merger agreement	$11.00
Equivalent share amount per merger agreement	0.32
Equity award exchange ratio	0.5436
	Knoll Shares	Herman Miller Shares Exchanged	Fair Value	Consideration
Cash Consideration:
Shares of Knoll common stock issued and outstanding at March 31, 2021	50,813,000
Knoll equivalent shares for outstanding option awards, outstanding awards of restricted common stock held by non-employee directors and outstanding awards of performance units held by individuals who are former employees of Knoll and remain eligible to vest at March 31, 2021(b)	209,150
Total number of Knoll shares for cash consideration	51,022,150		$561.2	Cash
Shares of Knoll preferred stock issued and outstanding at March 31, 2021	169,165		253.1	Cash

Share Consideration:
Shares of Knoll common stock issued and outstanding at March 31, 2021	50,813,000
Knoll equivalent shares for outstanding awards of restricted common stock held by non-employee directors and outstanding awards of performance units held by individuals who are former employees of Knoll and remain eligible to vest at March 31, 2021(b)	99,150
Total number of Knoll shares for share consideration	50,912,150	16,291,888	801.6	Herman Miller common stock

Replacement Share-Based Awards:
Outstanding awards of Knoll restricted stock and performance units relating to Knoll common stock at March 31, 2021(c)	2,260,170	1,228,628	16.8	Herman Miller restricted stock and performance unit awards

Other Consideration:
Consideration for payment to settle Knoll’s outstanding debt			287.0
Less: Consideration for settlement of pre-existing payable to Knoll			(3.9)
Total estimated preliminary purchase consideration			$1,915.8
(a)
For the purposes of these unaudited pro forma condensed combined financial statements, the fair value of the share consideration to be transferred is estimated using the closing price of Herman Miller common stock as of June 3, 2021.

(b)
As described within the merger agreement each outstanding and unexercised option award to purchase shares of Knoll common stock will be cancelled in consideration for the right to receive an amount in cash equal to the value of merger consideration over the exercise price. Each outstanding award of restricted common stock of Knoll held by an individual who is a non-employee director of Knoll as of the closing date will fully vest and be converted into the right to receive the merger consideration.

(c)
Each outstanding award of restricted Knoll common stock will be converted into an award in respect of a number of shares of restricted common stock of Herman Miller equal to the product of (i) the number of shares of Knoll common stock subject to the award multiplied by (ii) the sum of (A) the exchange ratio and (B) the quotient of (x) the cash consideration divided by (y) the volume weighted average price per share of Herman Miller common stock on the NASDAQ for the five consecutive trading days ending the two trading days prior to the closing date (such sum, the “equity award exchange ratio”).

Except as provided below, each outstanding award of performance units will be converted into a time-vesting restricted unit award in respect of a number of shares of common stock of Herman Miller equal to the product of (i) the number of shares of Knoll common stock subject to the award (determined by deeming performance goals to be achieved at 100%) multiplied by (ii) the equity award exchange ratio.
Each outstanding award of performance units relating to Knoll common stock with performance conditions that are based on the performance of a specified Knoll subsidiary will be converted into a performance-vesting restricted unit award, in respect of a number of shares of Herman Miller common stock equal to the product of (i) the number of shares of Knoll common stock subject to the award multiplied by (ii) the equity award exchange ratio.
For the purpose of the unaudited pro forma condensed combined financial statements we included the portion of fair-value-based measure of the acquiree award that relates to the pre-combination service period in consideration transferred. We have recorded the excess value of the replacement Herman Miller awards as well as the fair-value-based measure of the acquiree award related to the post combination service period as a post combination compensation cost over the remaining service term.
In accordance with ASC 805, the fair value of the equity securities issued as part of the merger consideration will be measured on the closing date of the merger at Herman Miller’s then-current market price. This requirement will likely result in a purchase consideration amount that is different than the estimated amounts presented in the unaudited pro forma condensed combined financial statements, herein, and that difference may be material. Fluctuations in the price per share of Herman Miller common stock will not impact the number of shares of Herman Miller common stock issued at close of the merger. A change of 10% in the per share price of Herman Miller’s common stock would increase or decrease the consideration paid as follows, with a corresponding increase or decrease in goodwill and other balances recorded in connection with the merger (in millions, except stock price):
	Stock Price	Purchase Price	Goodwill
As presented in the pro forma combined results	$49.20	$1,915.8	$1,045.6
10% increase in the price per share of Herman Miller common stock	$54.12	$1,995.9	$1,125.7
10% decrease in the price per share of Herman Miller common stock	$44.28	$1,835.6	$965.4

The following table sets forth a preliminary allocation of the estimated purchase consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Knoll using Knoll’s unaudited condensed consolidated balance sheet as of March 31, 2021, with the excess recorded to goodwill.
A fair value adjustment was made to inventory, property and equipment and intangible assets. Additional adjustments to Knoll’s remaining assets and liabilities may also be necessary, however at this time Herman Miller has limited knowledge as to the specific details and nature of those assets and liabilities necessary in order to make adjustments to those values. However, Herman Miller believes that the Knoll book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable:
Assets acquired
Cash and cash equivalents	$10.8
Accounts receivable	77.6
Inventories	258.0
Other current assets	53.1
Property and equipment	311.5
Right-of-use assets	181.8
Intangible assets	648.0
Other noncurrent assets	3.4
Total assets acquired	$1,544.2
Liabilities assumed
Accounts payable	$103.7
Other current liabilities	157.8
Lease liabilities	173.1
Other liabilities	129.5
Total liabilities assumed	564.1
Net assets acquired, excluding goodwill	980.1
Deferred tax liability adjustment on the fair value of purchased intangibles, net	(109.9)
Total estimated preliminary purchase consideration	1,915.8
Goodwill	$1.045.6
3. Accounting Policy Alignment and Reclassifications
The unaudited pro forma condensed combined financial information has been prepared using Herman Miller’s significant accounting policies as set forth in Herman Miller’s audited consolidated financial statements for the fiscal year ended May 30, 2020. During the preparation of the unaudited pro forma condensed combined financial information, Herman Miller performed an initial review of the accounting policies of Knoll to determine if differences in accounting policies require reclassification or adjustment to conform to Herman Miller’s accounting policies and classifications. During the preparation of these unaudited pro forma condensed combined financial statements, Herman Miller did not become aware of any material differences between the accounting policies of Herman Miller and Knoll, except for certain reclassifications necessary to conform to Herman Miller’s financial statement presentation.
The following describes the adjustments and reclassifications made in the preparation of the unaudited pro forma condensed combined financial statements:
A.	Reclassification of Design and research from Selling, general and administrative to a separate line item to conform with Herman Miller’s financial statement line item presentation.
Upon completion of the merger, a more comprehensive review of accounting policies of Knoll will be performed, which may identify other differences in the accounting policies of Herman Miller and Knoll that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

4. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments
A.
Represents adjustments to the combined company cash balance to complete and fund the merger, including (i) net proceeds from Herman Miller’s new debt and subsequent Knoll debt payoff (see pro forma footnote Note 4(g) below), (ii) estimated cash consideration to be paid at the closing of the merger, (iii) a settlement of a pre-existing payable to Knoll, and (iv) Herman Miller and Knoll severance and transaction costs anticipated to be paid by each party (in millions):

Net proceeds from Herman Miller’s new debt	$1,224.0
Cash consideration to be paid upon merger	(814.3)
Settlement of Knoll interest rate swap liabilities	(7.6)
Consideration for settlement of pre-existing payable to Knoll	3.9
Pro forma cash payments at merger under severance and retention agreements	(6.4)
Herman Miller transaction costs	(61.0)
Extinguishment of certain existing indebtedness of Herman Miller and Knoll	(575.0)
Knoll transaction costs	(24.9)
Net adjustment to Cash and cash equivalents	$(261.3)
B.	Represents the elimination of Accounts receivable, net and Accounts payable between Herman Miller and Knoll related to historical sales transactions between the two companies.
C.
Represents the reduction of Herman Miller’s inventory held at the end of the period to Knoll cost and the preliminary adjustment to the carrying value of Knoll’s inventories from its recorded value to its preliminary estimated fair value. The estimated fair value is expected to be amortized into cost of goods sold based on historical inventory turnover for Knoll. The estimated fair value and amortization period are preliminary and subject to change once Herman Miller has sufficient information as to the specific types, nature, age, condition, and location of Knoll’s inventory (in millions):

Reduction of Herman Miller inventory held at the end of the period to Knoll cost for inventory purchased from Knoll	$ (1.9)
Elimination of Knoll’s historical Inventories, net book value	(206.5)
Estimated fair value of inventories acquired	258.0
Net adjustment to Inventories, net	$49.6
D.
Represents the preliminary adjustment to the carrying value of Knoll’s property and equipment from its recorded net book value to its preliminary estimated fair value. The estimated fair value is expected to be depreciated over the estimated useful lives of the assets, generally on a straight-line basis. The weighted average useful lives of all property and equipment have been preliminarily estimated to be 10 years. The estimated fair values and estimated useful lives are preliminary and subject to change once Herman Miller has sufficient information as to the specific types, nature, age, condition, and location of Knoll’s property and equipment (in millions):

Elimination of Knoll’s historical Property and equipment, net book value	$ (236.9)
Estimated fair value of property and equipment acquired	311.5
Net adjustment to Property and equipment, net	$74.6
E.	Represents the net adjustment to goodwill, as follows (in millions):
Elimination of Knoll’s historical goodwill	$(341.1)
Goodwill to be recorded based on the estimated preliminary purchase price allocation	1,045.6
Net adjustment to Goodwill	$704.5
F.	Represents the adjustment to record net intangible assets to estimated fair values based on preliminary purchase price allocation, as follows (in millions):

	Estimated Fair Value	Estimated Remaining Useful Life (in years)
Customer relationships	$244.8	9
Trademarks and trade names	302.4	Indefinite
Technology / Product Development/ Designs / Know-how	93.6	9
Other	7.2	3
Estimated fair value of intangible assets acquired	648.0
Elimination of Knoll’s historical intangible assets	(340.1)
Net adjustment to Intangible assets, net	$307.9
G.
The merger is not conditioned on financing. Herman Miller expects to fund the cash portion of the purchase price with a combination of new debt and cash on hand. Herman Miller has obtained lender commitments for $1.75 billion of senior secured revolving and term loan credit facilities, subject to customary conditions. Herman Miller has assumed, for the purposes of the unaudited pro forma condensed combined financial information, that it will issue $1,224.0 million of new debt under these facilities, net of debt issuance costs of $26 million, with an average maturity of 7 years. A portion of the new debt will also be used to extinguish certain existing indebtedness of Herman Miller and Knoll. There can be no assurance that Herman Miller will finance the merger or the preferred stock purchase in the anticipated manner.

Adjustments to Short-term borrowings and current portion of long-term debt and Long-term debt include the following (in millions):
Herman Miller proceeds from issuance of new debt, net of issuance costs	$1,224.0
Extinguishment of certain existing indebtedness of Herman Miller, including recognition of unamortized debt issuance costs	(273.3)
Extinguishment of existing indebtedness of Knoll, including recognition of unamortized debt issuance costs	(283.8)
Net adjustment to debt	$666.9
In addition, the pro forma also reflects the elimination of Knoll’s interest rate swap liability as of March 31, 2021 because the interest rate swap is expected to be settled in connection with the issuance of long-term debt to finance the acquisition. As of March 31, 2021, the fair value of the interest rate swap was $7.6 million, with $4.7 million and $2.9 million included within Other current liabilities and Other liabilities, respectively.
H.	Represents the adjustment to long-term deferred income tax liabilities, as follows (in millions):
Deferred tax liability adjustment on the fair value of purchased intangibles, net	$109.9
Deferred tax asset on the pro forma adjustment for Herman Miller’s transaction costs	(8.9)
Net adjustment to long-term deferred income tax liabilities	$101.0
Goodwill arising from the acquisition is not expected to be deductible for tax reporting purposes and no deferred taxes have been provided. Because Herman Miller has not completed financial or tax due diligence, no additional adjustments to Knoll’s historical deferred tax balances are reflected in the unaudited pro forma condensed combined balance sheet. Additional adjustments to Knoll’s historical deferred tax balances may be necessary and those adjustments may be material.
I.
Represents the elimination of Knoll’s preferred stock and historical stockholder’s equity and the increase of $818.4 million to common stock and additional paid-in capital of the combined company for the estimated fair value of Herman Miller stock consideration.

J.	Represents the net pro forma adjustment to retained earnings, as follows (in millions):
Elimination of Knoll’s historical retained earnings	$(410.9)
Effect of pro forma acquisition related transaction and severance costs	(92.3)
Reduction of Herman Miller inventory held at the end of the period to Knoll cost for inventory purchased from Knoll	(1.9)
Recognition of a tax benefit related to tax-deductible transaction costs	8.9
Recognition of an estimated make whole premium related to the extinguishment of certain existing indebtedness of Herman Miller	(13.0)
Recognition of unamortized debt issuance costs related to the extinguishment of certain existing indebtedness of Herman Miller	(1.7)
Net adjustment to retained earnings	$(510.9)
5. Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments
A.	Represents the elimination of historical sales between Herman Miller and Knoll, primarily related to sales from Knoll to Herman Miller.
B.
Represents cost of sales adjustments related to the sales adjustments described in pro forma footnote Note 5(A) above, the elimination of intercompany profit in Herman Miller and Knoll’s unsold ending inventory, and increased depreciation and amortization of the step-up in property and equipment associated with the preliminary valuation (in millions):

	Twelve Months Ended May 30, 2020	Nine Months Ended February 27, 2021
Eliminate Herman Miller purchases from Knoll	$(20.0)	$(14.7)
Depreciation of property and equipment fair value adjustment	3.6	2.7
Net period change in Herman Miller inventory purchased from Knoll to Knoll cost	0.5	(0.6)
Net pro forma impact to Cost of sales	$(15.9)	$(12.6)
Not included in the table above is inventory fair value amortization of $51.5 million associated with the preliminary valuation that will increase Cost of sales during the twelve months ended May 30, 2020.
C.	Represents increased depreciation expense associated with the step-up in property and equipment fair values associated with the preliminary valuation (in millions):
	Twelve Months Ended May 30, 2020	Nine Months Ended February 27, 2021
Depreciation of property and equipment fair value adjustment	$3.9	$2.9

D.
Represents the elimination of historical amortization expense related to Knoll’s intangible assets and the addition of amortization expense from the acquired intangible assets based on the preliminary estimated fair values and useful lives as discussed in Note 2—Estimated Purchase Consideration and Preliminary Purchase Price Allocation and Note 4—Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments (in millions):

	Twelve Months Ended May 30, 2020	Nine Months Ended February 27, 2021
Elimination of Knoll historical Intangible assets, net amortization expense	$(9.6)	$(8.7)

New amortization expense for newly acquired intangible assets
Amortization of customer relationships	$27.2	$20.4
Amortization of technology / Product Development/ Designs / Know-how	10.4	7.8
Amortization of other acquired intangible assets	2.4	1.8
Total new amortization expense from newly acquired intangible assets	40.0	30.0
Total pro forma amortization expense adjustment	$30.4	$21.3
The fair value and useful lives for the intangible assets set forth above are estimates and subject to change. A 10% change in the fair value of the intangible assets would change amortization expense for the acquired intangible assets on a pro forma basis by $4.0 million and by $3.0 million for the twelve months ended May 30, 2020 and the nine months ended February 27, 2021, respectively.
E.	As described in pro forma footnote Note 4(G) above, Herman Miller expects to fund the cash portion of the merger consideration with a combination of new debt and cash on hand.
The unaudited pro forma condensed combined financial information assumes these new borrowings will bear interest at annual rates between 1.63% and 3.6%. Portions of the new debt are variable and are based on the LIBOR rate plus a fixed percentage. For pro forma purposes, the LIBOR rate used was 0.130755%, which represents the USD 3-month rate as of June 3, 2021. A change of 0.125% in the interest rate would result in an increase or decrease in interest expense of $0.7 million and $0.5 million for the twelve months ended May 30, 2021 and for the nine months ended February 27, 2021, respectively.
Adjustments to interest expense include the following: (in millions):
	Twelve Months Ended May 30, 2020	Nine Months Ended February 27, 2021
Interest expense related to new debt used to finance a portion of the merger	$30.3	$22.7
Amortization of new debt issuance costs to interest expense	3.7	2.8
Pro forma adjustment to reflect repayment of certain Herman Miller debt	(6.3)	(4.0)
Pro forma adjustment to reflect repayment of Knoll debt	(20.5)	(10.9)
Net pro forma impact to interest expense:	$7.2	$10.6
F.
Reflects the adjustments for share-based compensation expense related to outstanding Knoll equity awards that will be converted into an award in respect of a number of shares of Herman Miller as defined within the merger agreement. Knoll’s historical share-based compensation expense was eliminated and replaced with the fair-value-based measure of the replacement award, less the amount attributed to purchase consideration and recognized over the remaining service period. The adjustment to share-based compensation expense is as follows (in millions):

	Twelve Months Ended May 30, 2020	Nine Months Ended February 27, 2021
Selling, general and administrative	$12.5	$(0.8)
The value of the awards included in the share-based compensation expense above are estimates and subject to change based on the market price of Herman Miller’s common stock at close of the merger and the date of the close of the merger. A change of 10% in the per share price of Herman Miller’s common stock would increase or decrease the share-based compensation expense approximately $1 million for both the year ended May 30, 2020 and for the nine months ended February 27, 2021.
G.
Represents adjustments to reverse non-recurring transaction costs which were recorded in Herman Miller and Knoll’s Selling, general and administrative expenses in the historical statements of operations. The adjustment is $0.5 million of transaction costs related to preliminary consultant fees for the nine months ended February 27, 2021.

H.	Represents the impact to income tax expense, as follows (in millions):
	Twelve Months Ended May 30, 2020	Nine Months Ended February 27, 2021
Income tax impact of transaction costs	$—	$0.1
Income tax impact of sales and cost of goods sold adjustments	(1.1)	(0.5)
Income tax impact of the net increase in interest expense	(1.8)	(2.6)
Impact of the net increase in depreciation expense	(1.9)	(1.4)
Income tax impact of the net increase in amortization expense	(7.8)	(5.3)
Income tax impact of the share-based compensation expense adjustment	(3.2)	0.2
Total pro forma adjustments for Income tax expense	$(15.9)	$(9.5)
The net pro forma adjustments to income tax expense reflects the tax effect of the pro forma adjustments using the blended statutory rate of 25.8% for the year ended May 30, 2020 and 24.8% for the nine months ended February 27, 2021. The applicable statutory tax rates used for these unaudited pro forma condensed combined financial statements will likely vary from the actual effective rates in periods as of and subsequent to the completion of the merger.
I.
Represents an adjustment to reverse Net earnings attributable to holders of Knoll preferred stock as Herman Miller is buying out the preferred stock as part of the purchase consideration and explained in the preferred stock purchase agreement.

J.
The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted average shares, after giving effect to the equity exchange ratio. The historical basic and diluted weighted average shares of Knoll are assumed to be replaced by the shares expected to be issued by Herman Miller to effect the Transaction, as follows (in millions, except share and per share amounts):

	Twelve Months Ended May 30, 2020	Nine Months Ended February 27, 2021
Pro Forma Weighted Average Shares (Basic)
Herman Miller historical weighted average shares outstanding (basic)	58,920,653	58,906,376
Shares issued as consideration for outstanding shares of Knoll common stock	16,260,160	16,260,160
Pro Forma Weighted Average Shares (Basic)	75,180,813	75,166,536

Pro Forma Weighted Average Shares (Diluted)
Herman Miller historical weighted average shares outstanding (diluted)	58,920,653	59,212,447
Shares issued as consideration for outstanding shares of Knoll common stock	16,260,160	16,260,160
Dilutive impact of Herman Miller awards issued to Knoll employees vesting post-close	—	1,228,628
Pro Forma Weighted Average Shares (Diluted)	75,180,813	76,701,235

Pro Forma Basic (Loss) Earnings Per Share
Pro forma net (loss) earnings	$(22.0)	$144.1
Pro forma weighted average shares (basic)	75,180,813	76,701,235
Pro Forma Basic (Loss) Earnings Per Share	$(0.29)	$1.92

Pro Forma Diluted (Loss) Earnings Per Share
Pro forma net (loss) earnings	$(22.0)	$144.1
Pro forma weighted average shares (diluted)	75,180,813	76,701,235
Pro Forma Diluted (Loss) Earnings Per Share	$(0.29)	$1.88

HERMAN MILLER BENEFICIAL OWNERSHIP TABLE
The following table sets forth certain information as of June 7, 2021, regarding the beneficial ownership of Herman Miller common stock by (1) each director; (2) each named executive officer; (3) the directors and executive officers as a group; and (4) each stockholder known by Herman Miller to own beneficially more than 5% of the outstanding shares of Herman Miller common stock. Except as indicated in footnotes to this table, Herman Miller believes that the shareholders named in this table have sole voting and investment power with respect to all shares of Herman Miller common stock shown to be beneficially owned by them, subject to community property laws, based on information provided to Herman Miller by these shareholders. Percentage of Ownership is based on 59,029,165 shares of Herman Miller common stock outstanding on June 7, 2021.
	Herman Miller Common Stock Beneficially Owned
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(6)	Percent of Class(4)(7)
Shareholders owning approximately 5% or more:
BlackRock, Inc.(1)	7,460,321	12.64
The Vanguard Group(2)	5,923,409	10.03
AllianceBernstein L.P.(3)	3,235,587	5.48
Directors and Executive Officers
Mary Vermeer Andringa	37,017	*
David A. Brandon(5)	16,809	*
Douglas D. French(5)	12,162	*
John R. Hoke III	31,822	*
Lisa A. Kro	22,236	*
Candace S. Matthews	3,013	*
Heidi J. Manheimer	19,199	*
Andi R. Owen	51,632	*
Michael C. Smith	5,726	*
Michael A. Volkema	125,000	*
Jeffrey M. Stutz	102,958	*
Megan Lyon	1,904	*
Debbie Propst	0	*
B. Ben Watson	87,352	*
All executive officers and directors as a group (22 persons)(8)	574,102.97
*	Represents beneficial ownership of less than one percent of the outstanding shares of Herman Miller common stock
(1)
This information is based solely upon information as of June 7, 2021, contained in filings with the SEC on December 31, 2020 by BlackRock, Inc., including notice that it has, along with certain institutional investment managers for which it is the parent holding company, sole voting power as to 7,203,084 shares and sole dispositive power as to 7,460,321 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2)
This information is based solely upon information as of June 7, 2021, contained in a filing with the SEC on March 31, 2021 by The Vanguard Group Inc., including notice that it has sole dispositive power with respect to 5,811,347 shares, and shared voting power as to 60,530 shares, and shared dispositive power with respect to 112,062 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
This information is based solely upon information as of June 7, 2021, contained in a filing with the SEC on December 31, 2020 by AllianceBernstein L.P., including notice that it has sole voting power as to 2,737,801 shares, and sole dispositive power as to 3,174,151 shares, and shared dispositive power with respect to 61,436 shares. The address of AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, NY 10105.

(4)	Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.
(5)	Excludes 2,240 shares held in Mr. Brandon’s deferred compensation account and 3,952 shares held in Mr. French’s deferred compensation account.
(6)
Includes the following number of shares with respect to which the NEOs have the right to acquire beneficial ownership under stock options exercisable within 60 days: 51,632 shares for Ms. Owen; 72,068 shares for Mr. Stutz; 49,111 shares for Mr. Watson. Includes the following number of deferred equity units; 4,012 units for Mr. Stutz.

(7)	Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.
(8)
Included in this number are 196,376 shares with respect to which executive officers and directors that have the right to acquire beneficial ownership under options exercisable within 60 days. Also includes 11,081 units of deferred equity.

KNOLL BENEFICIAL OWNERSHIP TABLE
The following table sets forth certain information as of June 7, 2021, regarding the beneficial ownership of Knoll common stock by: (1) each director; (2) each named executive officer; (3) the directors and executive officers as a group; and (4) each stockholder known by Knoll to own beneficially more than 5% of the outstanding shares of Knoll common stock. Except as indicated in footnotes to this table, Knoll believes that the stockholders named in this table have sole voting and investment power with respect to all shares of Knoll common stock shown to be beneficially owned by them, subject to community property laws, based on information provided to Knoll by these stockholders. Percentage of ownership is based on 50,841,208 shares of Knoll common stock outstanding on June 7, 2021, which includes 49,440,762 shares of Knoll common stock entitled to vote and 1,400,446 shares of Knoll restricted stock that are not entitled to vote.
	Knoll Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Class(1)
Stockholders owning approximately 5% or more:
Global Furniture Holdings S.à.r.l.(2)	10,099,402	16.57
The Vanguard Group(3)	4,556,576	8.96
BlackRock, Inc.(4)	3,631,848	7.14
Vulcan Value Partners(5)	3,300,736	6.49
Silvercrest Asset Management Group, LLC(6)	2,959,254	5.82
Versor Investments LP(7)	2,586,840	5.09
Directors and Executive Officers:
Andrew B. Cogan(8)	367,929	*
Charles W. Rayfield(9)	11,543	*
Christopher M. Baldwin(10)	—	*
Benjamin A. Pardo(11)	23,115	*
Michael A. Pollner(12)	35,764	*
Roberto Ardagna	—	*
Daniel W. Dienst(13)	18,001	*
Stephen F. Fisher(13)	57,068	*
Jeffrey A. Harris(13)(14)	99,011	*
Jeffrey Alan Henderson(13)	1,469	*
Ronald R. Kass(13)	14,876	*
Christopher G. Kennedy(13)	44,081	*
Sarah E. Nash(13)	32,066	*
Stephanie Stahl(13)	30,048	*
David L. Schutte	—	*
All directors and executive officers as a group (16 persons)(15)	750,853	1.48
*	Represents beneficial ownership of less than one percent of the outstanding shares of Knoll common stock.
(1)
Percentages are calculated pursuant to Rule 13d-3 under the Exchange Act. Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options currently exercisable or that become exercisable within 60 days following June 7, 2021, or shares of Knoll restricted stock which will become vested within 60 days following June 7, 2021, are outstanding for the purpose of computing the percentage of Knoll common stock owned by such person or group. However, those unissued shares of Knoll common stock described above are not deemed to be outstanding for calculating the percentage of Knoll common stock owned by any other person or group. Information provided for Global Furniture Holdings S.à.r.l., The Vanguard Group, Inc., BlackRock, Inc., Silvercrest Asset Management Group, LLC, Vulcan Value Partners and FMR LLC is based on the latest Schedule 13G or Schedule 13D report or amendment thereto that each has filed as of the date of this joint proxy statement/prospectus.

(2)
Investindustrial filed a Schedule 13D/A with the SEC on April 29, 2021 indicating the following regarding certain Investindustrial entities, as of April 27, 2021 (the date of the Schedule 13D/A): (a) Furniture Investments Acquisitions S.C.S beneficially owned 169,165 shares of Knoll preferred stock initially convertible into 10,099,402 shares of Knoll common stock and had shared voting power and shared dispositive power over the Knoll preferred stock; (b) Furniture Investments S.à.r.l. and Furniture Investments Management S.à.r.l. also may be deemed to beneficially own the Knoll preferred stock and had shared voting power and shared dispositive power over the Knoll preferred stock; (c) Global Furniture Holdings S.à.r.l., Investindustrial VII LP and Investindustrial Advisors Limited also may be deemed to beneficially own the Knoll preferred stock and had shared voting power and shared dispositive power over all of these shares of Knoll preferred stock. The address of Global Furniture Holdings S.à.r.l., Furniture Investments S.à.r.l., Furniture Investments Management S.à.r.l. and Furniture Investments Acquisitions S.C.S is Rue Avenue Monterey,

23, 2163 - Luxembourg. The address of Investindustrial VII LP and Investindustrial Advisors Limited is 16 Palace Street, London, SW1E 5JD-United Kingdom. The percentage of ownership for Investindustrial is based on 50,841,208 shares of Knoll common stock outstanding on June 7, 2021 plus 10,099,402 shares of Knoll common stock (which the 169,165 shares of Knoll preferred stock held by Investindustrial are initially convertible into).
(3)
The Vanguard Group, Inc. filed a Schedule 13G/A with the SEC on February 10, 2021, indicating that as of December 31, 2020, (a) it had shared voting power over 49,023 of these shares, and (b) sole dispositive power over 4,468,330 of these shares and shared dispositive power over 88,246 of these shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
BlackRock, Inc. filed a Schedule 13G/A with the SEC on January 29, 2021, indicating that as of December 31, 2020, it had sole voting power over 3,528,119 of these shares and sole dispositive power over all of these shares as a result of being a parent company or control person of the following subsidiaries, each of whom beneficially owns less than 5% of the outstanding shares of Knoll common stock: BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Ltd., BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Fund Advisors, BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(5)
Vulcan Value Partners filed a Schedule 13G with the SEC on February 16, 2021, indicating that as of December 31, 2020, (a) it had sole voting power over 3,236,843 of these shares, and (b) sole dispositive power over all of these shares. The address of Vulcan Value Partners is Three Protective Center, 2801 Highway 280 South, Suite 300, Birmingham, AL 35223.

(6)
Silvercrest Asset Management Group, LLC, Silvercrest L.P. and Silvercrest Asset Management Group Inc. filed a Schedule 13G/A with the SEC on February 16, 2021, indicating that as of December 31, 2020, (a) they had shared voting power over all of these shares, and (b) shared dispositive power over all of these shares. The address of Silvercrest Asset Management Group, LLC, Silvercrest L.P. and Silvercrest Asset Management Group Inc. is 1330 Avenue of the Americas, 38th Floor, New York, NY 10019.

(7)
Versor Investments LP filed a Schedule 13G with the SEC on May 7, 2021, indicating that as of April 30, 2021, Versor Investments LP and Asset Management Exchange Master ICAV had sole voting power and sole dispositive power over all of these shares. The address of Versor Investments LP is 1129 Avenue of the Americas, 15th Floor, New York, NY 10036 and the address of Asset Management Exchange Master ICAV is Riverside One, 37-42 Sir John Rogerson’s Quay, Grand Canal Dock, Dublin 2, DO2 X576 Ireland.

(8)
Includes options to purchase 60,000 shares of Knoll common stock. Excludes 234,388 shares of restricted common stock, 234,388 restricted stock units held and options to purchase 30,000 shares of Knoll common stock held by Mr. Cogan, which (subject to accelerated vesting upon the occurrence of certain events) will not vest within 60 days of June 7, 2021.

(9)
Excludes 31,661 shares of restricted common stock held and 31,661 restricted stock units held by Mr. Rayfield, which (subject to accelerated vesting upon the occurrence of certain events) will not vest within 60 days of June 7, 2021.

(10)
Excludes 44,466 shares of restricted common stock and 39,466 restricted stock units held by Mr. Baldwin, which (subject to accelerated vesting upon the occurrence of certain events) will not vest within 60 days of June 7, 2021.

(11)
Excludes 25,259 shares of restricted common stock and 25,259 restricted stock units held by Mr. Pardo, which (subject to accelerated vesting upon the occurrence of certain events) will not vest within 60 days of June 7, 2021.

(12)
Excludes 30,640 shares of restricted common stock and 30,640 restricted stock units held by Mr. Pollner, which (subject to accelerated vesting upon the occurrence of certain events) will not vest within 60 days of June 7, 2021.

(13)
Excludes 7,555 shares of restricted common stock held by each of these non-employee directors (or 7,469 in the case of Mr. Henderson), which (subject to accelerated vesting upon the occurrence of certain events) will not vest within 60 days of June 7, 2021.

(14)	Includes 10,000 shares owned by the Jeffrey and Jamie Harris Family Foundation Trust, of which Mr. Harris is a Trustee.
(15)
Excludes 30,000 shares of Knoll common stock issuable to all directors and executive officers as a group upon the exercise of options, 474,446 shares of restricted common stock and 390,248 restricted stock units held by all directors and executive officers as a group, all of which (subject to accelerated vesting upon the occurrence of certain events) will not vest within 60 days after June 7, 2021.

COMPARISON OF THE RIGHTS OF
HERMAN MILLER SHAREHOLDERS AND KNOLL STOCKHOLDERS
The following description summarizes the material differences between the rights of Knoll stockholders and the rights of Herman Miller shareholders. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Shareholders and stockholders should read carefully the relevant provisions of the MBCA, the Herman Miller certificate of incorporation and bylaws, the DGCL and the Knoll certificate of incorporation and bylaws. Copies of the documents referred to in this summary may be obtained as described under the section entitled “Where You Can Find More Information.”
	Rights of Herman Miller Shareholders	Rights of Knoll Stockholders
Authorized Capital Stock
The authorized capital stock of Herman Miller consists of 240,000,000 shares of common stock, par value $0.20 per share, and 10,000,000 shares of preferred stock, without par value.

As of June 7, 2021, there were 59,029,165 shares of Herman Miller common stock outstanding and no shares of Herman Miller preferred stock outstanding.

The authorized capital stock of Knoll consists of 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share, 200,000 of which have been designated as shares of Series A Convertible Preferred Stock.

As of June 7, 2021, there were 50,841,208 shares of Knoll common stock outstanding and 169,165 shares of Knoll preferred stock outstanding.

Preferred Stock
Herman Miller’s restated articles of incorporation provide that the Herman Miller Board may authorize the issuance of one or more series of preferred stock and fix by resolution the designations and relative voting, dividend, liquidation, and other rights, preferences and limitations thereof.

Knoll’s amended and restated certificate of incorporation provides that the Knoll Board may authorize the issuance of one or more series of preferred stock for such consideration and with the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations, or restrictions thereof, as will be determined by the Knoll Board and fixed by resolution or resolutions adopted by the Knoll Board, which provide for the number of shares in each series.

Dividends
Herman Miller’s amended and restated bylaws provide that the Herman Miller Board may, in its discretion and subject to certain limitations, from time to time declare and make a distribution to shareholders in respect of Herman Miller’s outstanding shares, payable in cash, Herman Miller’s shares or indebtedness, or Herman Miller’s other property, including the shares or indebtedness of other corporations.

Knoll’s amended and restated certificate of incorporation provides that the holders of Knoll common stock will be entitled to receive cash or non-cash dividends payable as and when the Knoll Board in its sole business judgment so declares, out of assets and funds legally available therefor.

Any such dividend will be payable ratably to all record holders of Knoll

	Rights of Herman Miller Shareholders	Rights of Knoll Stockholders
common stock as of the record date fixed by the Knoll Board in accordance with Knoll’s amended and restated bylaws.

Special Meetings of Stockholders
Under the MBCA, a special meeting of shareholders may be called by the board, or by officers, directors or shareholders as provided in the bylaws. Notwithstanding any such provision, upon application of the holders of not less than 10% of all the shares entitled to vote at a meeting, the circuit court of the county in which the principal place of business or registered office is located, for good cause shown, may order a special meeting of shareholders to be called and held.

Herman Miller’s amended and restated bylaws provide that special meetings of shareholders may be called by the chairman or vice chairman of the Herman Miller Board, the president or secretary and will be called by one of them pursuant to resolution by the Herman Miller Board, or upon receipt by them of a request in writing, stating the purpose or purposes of the special meeting, and signed by more than half of the non-employee directors.

Knoll’s amended and restated bylaws provide that special meetings of the stockholders for any purpose may be called (i) at any time by the Knoll Board, by its chairman, or by the chief executive officer, or (ii) by the secretary at the written request of the holders of a majority of the outstanding Knoll capital stock entitled to vote on any issue proposed to be considered at such special meeting, so long as the stockholders requesting such meeting comply with the terms of the bylaws and applicable law.

Special Meetings of the Board of Directors
Herman Miller’s amended and restated bylaws provide that special meetings of the Herman Miller Board may be called by the chairman or vice chairman of the Herman Miller Board or the president. Special meetings will be called by any one of them in like manner on the written request of any two directors.
Knoll’s amended and restated bylaws provide that special meetings of the Knoll Board may be called by the chairman of the Knoll Board or by Knoll’s chief executive officer.

Quorum and Manner of Acting at Meetings of the Board
A majority of the members of the Herman Miller Board then in office, but not less than two (if there are at least two members of the Herman Miller Board) constitutes a quorum for the transaction of business. The act of a majority of the members present at any meeting at which there is a quorum will be the act of the Herman Miller Board. If a quorum will not be present at any meeting of the Herman Miller Board, the members present may adjourn the

Knoll’s amended and restated bylaws provide that a majority of directors at any time in office will constitute a quorum. At any meeting at which a quorum is present, the vote of a majority of the members present will be the act of the Knoll Board, unless a greater number is specifically required by the Knoll amended and restated certificate of incorporation or amended and restated bylaws.

	Rights of Herman Miller Shareholders	Rights of Knoll Stockholders
meeting from time to time and to another place without notice other than an announcement at the meeting until a quorum will be present.

Stockholder Action by Written Consent
Not permitted. Under the MBCA, a company may include a provision in its articles of incorporation permitting shareholder action by written consent; however, Herman Miller’s restated articles of incorporation do not include such a provision.

Knoll’s amended and restated bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted, so long as the procedures set forth in Knoll’s amended and restated bylaws are complied with. The Knoll Board may also solicit stockholder action by written consent in lieu of a meeting in accordance with applicable law without following the procedures set forth in the bylaws.

Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors
Herman Miller’s amended and restated bylaws allow shareholders entitled to vote to make nominations for the election of directors or submit proposals for other business, only if they give timely written notice to Herman Miller of their intent to do so.

Such proposals and nominations (other than stockholder proposals included in the proxy materials pursuant to the rules and regulations of the SEC, including Rule 14a-8 promulgated under the Exchange Act) may only be made in accordance with the applicable provision of Herman Miller’s bylaws.

In connection with an annual meeting, to be timely, notice of such intent must be given to and received by Herman Miller not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the

Knoll’s amended and restated bylaws provide that stockholders who (i) are record holders on the date of the giving of the notice described below, on the applicable record date and on the date of the annual meeting, (ii) are entitled to vote at the meeting and (iii) timely gave notice in writing to Knoll’s secretary prior to the meeting in accordance with Knoll’s amended and restated bylaws, may nominate candidates for election to the Knoll Board or submit other business before the annual meeting of stockholders.

Such proposals and nominations (other than stockholder proposals included in the proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act) may only be made in accordance with the applicable provision of the bylaws.

Rights of Herman Miller Shareholders	Rights of Knoll Stockholders

preceding year’s annual meeting.

In connection with a special meeting called for such purpose, to be timely, notice of such intent must be given to and received by Herman Miller not later than the close of business on the 10th day following the date on which the date of the meeting was first publicly announced or if there was no public announcement, the 10th day following the date on which notice of the special meeting was first mailed to the shareholders by Herman Miller.

To be timely, such notice must be delivered to, or mailed and received by, Knoll’s secretary at Knoll’s principal executive offices not earlier than 5:00 p.m. Eastern Time on the 120th calendar day, and not later than 5:00 p.m. Eastern Time on the 90th calendar day, prior to the first anniversary of the preceding year’s annual meeting; provided that in the event no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 calendar days earlier or more than 60 calendar days later than such anniversary date, notice must be delivered or received not earlier than 120 days prior to the date of such meeting and not later than 90 days prior to the date of such meeting, or if the first public announcement of the date of such meeting is less than 100 calendar days prior to the date of such meeting, the 10th calendar day following the day on which public disclosure of the date of such meeting is first made by Knoll. In the case of nominations of candidates for election to Knoll’s board, a stockholder’s notice will be considered timely if the number of directors to be elected to Knoll’s board is increased and there is no public disclosure by Knoll naming all of the nominees or specifying the size of the increase at least 90 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting, but only with respect to nominees for any new positions created by such increase, if it is delivered to, or mailed and received by, the Knoll secretary at the principal executive offices of Knoll not later than 5:00 p.m. Eastern Time on the 10th calendar day following the day on which such public announcement is first made by Knoll.

	Rights of Herman Miller Shareholders	Rights of Knoll Stockholders
Number of Directors and Composition of the Board of Directors
The MBCA provides that the board of directors of a Michigan corporation will consist of one or more members, with the number fixed by, or in the manner provided in, the bylaws, unless the articles of incorporation fix the number.

Herman Miller’s restated articles of incorporation provide that the number of directors will be 10 unless otherwise determined by the affirmative vote (i) at least eighty percent (80%) of the Herman Miller Board and (ii) a majority of the “continuing directors” (as defined in the Herman Miller restated articles of incorporation).

The Herman Miller Board currently consists of 10 directors.

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors, each of whom must be a natural person, with the number of directors fixed by or in the manner provided in the corporation’s bylaws, unless the certificate of incorporation fixes the number of directors.

Knoll’s amended and restated bylaws and amended and restated certificate of incorporation provide that the Knoll Board will consist of such number of directors as may be fixed from time to time by resolution of the Knoll Board.

The Knoll corporate governance guidelines require a majority of the Knoll Board to be comprised of “independent” directors, as defined by the listing standards of the NYSE. The Knoll corporate governance guidelines also require the audit, compensation and nominating and corporate governance committees of the Knoll Board to be comprised solely of independent directors, as defined by the listing standards of the NYSE.

There are currently 11 directors serving on the Knoll Board.

Election of Directors
The MBCA provides that at the first annual meeting of shareholders of a Michigan corporation and at each annual meeting thereafter, the shareholders will elect directors to hold office until the succeeding annual meeting, except in case of classified boards as permitted by the MBCA.

The Herman Miller board is classified into three classes, each class to be as nearly equal in number as possible. Each class will serve until the third succeeding annual meeting after their election and until their successors will be duly elected and qualified or their resignation or removal. Notwithstanding the foregoing, and except as otherwise

Knoll’s amended and restated certificate of incorporation and Knoll’s amended and restated bylaws provide that directors will be divided into three classes, with the number of directorships to be apportioned among the classes so as to maintain the classes as nearly equal in number as possible. Directors are to be elected to serve three-year terms, with directors in each respective class being elected at every third annual meeting of Knoll’s stockholders.

Knoll’s directors are elected by a majority of votes cast with respect to that director’s election (which means that the number of votes cast “for” a

Rights of Herman Miller Shareholders	Rights of Knoll Stockholders

required by law, whenever the holders of any one or more series of preferred stock have the right, voting separately as a class, to elect one or more directors, the terms of the director(s) elected by such holders will expire at the next succeeding annual meeting of stockholders and vacancies created with respect to any directorship of the director so elected may be filled in the manner specified by such preferred stock.

Herman Miller’s directors are elected by a majority of the votes cast in an uncontested election of directors at which a quorum is present; provided, that in a contested election (one in which the number of nominees exceeds the number of directors to be elected), the directors must be elected by the vote of a plurality of the votes cast. A “majority of the votes cast” means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast includes votes “for” and “against” that director’s election and direction to withhold authority in each case and excludes abstentions and broker non-votes with respect to that director’s election.

Herman Miller’s amended and restated bylaws provide that, if, in an uncontested election, neither an incumbent director nominee nor any successor to such incumbent is elected, such incumbent director will promptly offer his or her resignation to the Herman Miller Board, promptly after which the Nominating and Governance Committee will make a recommendation to the Herman Miller Board as to whether to accept or reject the tendered resignation, or whether other action is recommended. In reaching its decision, the Herman Miller Board will consider the Nominating and Governance Committee’s recommendation and may consider any other factors it deems relevant. The Herman Miller Board will act on the resignation within 90 days director’s election exceeds the number of votes cast “against” that director’s election, without regard to abstentions or broker non-votes) at any meeting for the election of directors at which a quorum is present; provided, that if the number of nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the votes cast.

	Rights of Herman Miller Shareholders	Rights of Knoll Stockholders
following the certification of the shareholder vote for the meeting and will promptly publicly disclose its decision and rationale.

Removal of Directors
Herman Miller’s amended and restated bylaws provide that any one or more directors of Herman Miller may be removed at any time, with or without cause, by either (a) the affirmative vote of a majority of the continuing directors and at least 80% of the Herman Miller Board, or (b) the affirmative vote, at a meeting of the stockholders called for that purpose, of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of Herman Miller entitled to vote generally in the election of directors voting together as a single class.

Knoll’s amended and restated certificate of incorporation provides that directors may be removed only for cause and only by a vote of the holders of a majority of the outstanding stock entitled to vote in an election of directors.

“Cause” means (a) a final conviction of a felony involving moral turpitude or (b) willful misconduct that is materially and demonstrably injurious economically to Knoll. No act, or failure to act, by a director will be considered “willful” unless committed in bad faith and without a reasonable belief that the act or failure to act was in the best interest of Knoll or any of its affiliates. For cause to exist, Knoll must have given the director written notice of the act or failure to act that constitutes “cause” and, if cure is possible, given the director 90 days to cure the act or omission following delivery of such notice.

Knoll’s amended and restated bylaws provide that any director may resign at any time, and the acceptance of a resignation will not be necessary to make it effective, unless so specified in the resignation.

Vacancies of Directors
Herman Miller’s amended and restated bylaws provide that any vacancies for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Herman Miller Board, acting by vote of a majority of the continuing directors and at least 80% of the Herman Miller Board, and any directors so chosen will hold office until the next annual meeting and until their respective successors will be duly elected and qualified or their resignation or removal.

Knoll’s amended and restated bylaws provide that any vacancy on the Knoll Board, however resulting, and any newly created directorship resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class, is to be filled only by the directors then in office, even if less than a quorum, or by a sole remaining director. If the directors fail to fill any vacancy, Knoll’s stockholders may do so at a special

	Rights of Herman Miller Shareholders	Rights of Knoll Stockholders

meeting called for the purpose of filling the vacancy.

Any director elected to fill a vacancy will hold office for a term that shall coincide with the term of the class to which such director was elected or appointed and until his or her successor is elected and qualified.

Executive Chairman and CEO Positions
Herman Miller’s amended and restated bylaws provide that the Herman Miller Board may elect a chairman from among the directors.

The current CEO of Herman Miller is not the chairman of the Herman Miller Board.

Knoll’s amended and restated bylaws provide that the chairman of the Knoll Board will preside at all meetings of the stockholders and the Knoll Board, be the medium of communication to the Knoll Board and its standing committees of all matters presented for their consideration, and have such other powers and perform such other duties as may from time to time be assigned to the chairman by the Knoll Board.

Andrew Cogan, the current Chief Executive Officer of Knoll, is the chairman of the Knoll Board.

Limitation on Liability of Directors
The MBCA provides that corporations may include provisions in their articles of incorporation eliminating or limiting a director’s liability to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except liability for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551; and (iv) an intentional criminal act.

Herman Miller’s restated articles of incorporation provide that no director will be personally liable to Herman Miller or any of its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability of a director for any breach of duty, act or omission for which the elimination or limitation of liability is not permitted by the MBCA.

The DGCL provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for a breach of fiduciary duty as a director, except for liability for (i) a director’s breach of the duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

In accordance with the DGCL, Knoll’s amended and restated certificate of incorporation provides that no director or officer of Knoll will be personally liable to Knoll or any of its stockholders for monetary

	Rights of Herman Miller Shareholders	Rights of Knoll Stockholders

damages for breach of fiduciary duty as a director, except in the instances noted above in which the DGCL does not permit corporations to limit a director’s personal liability for monetary damages.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of Knoll directors will be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

Indemnification of Directors and Officers
Under the MBCA, to the extent that a director or officer of a Michigan corporation has been successful on the merits or otherwise in defense of an action, suit, or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation, or in defense of a claim, issue, or matter in the action, suit, or proceeding, the corporation must indemnify him or her against actual and reasonable expenses, including attorneys’ fees, incurred by him or her in connection with the action, suit, or proceeding and an action, suit, or proceeding brought to enforce the mandatory indemnification provided in this section.

Michigan law provides that a corporation may indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’

Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. However, no indemnification may be paid for judgments and settlements in actions by or in the right of the corporation.

Under the DGCL, a corporation may not indemnify a current or former

Rights of Herman Miller Shareholders	Rights of Knoll Stockholders

fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

Herman Miller’s organizational documents provide that directors and officers of Herman Miller will be indemnified as of right to the fullest extent permitted by law in the connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of Herman Miller, a subsidiary or otherwise and whether formal or informal) in which a director or officer is a witness or which is brought against a director or officer in his or her capacity as a director, officer, employee, agent or fiduciary of Herman Miller or of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director or officer was serving at the request of Herman Miller. Persons who are not directors or officers of Herman Miller may be similarly indemnified in respect of such service to the extent authorized at any time by the Herman Miller Board.

Herman Miller may purchase and maintain insurance to protect itself and any such director, officer or other person against any liability asserted against him or her and incurred by him or her in respect of such service whether or not Herman Miller would have the power to indemnify him or her against such liability by law or under its organizational documents.

The indemnification provisions will be applicable to actions, suits or proceedings, whether arising from acts director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such.

Knoll’s amended and restated certificate of incorporation provides that Knoll will indemnify to the fullest extent permitted under the laws of Delaware any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than actions by or in the right of Knoll) by reason of the fact that such person is or was a director, officer, incorporator, employee or agent of Knoll, or is or was serving at the request of Knoll as a director, officer, trustee, employee or agent of or in any other similar capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Knoll, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her

Rights of Herman Miller Shareholders	Rights of Knoll Stockholders

or omissions occurring before or after the adoption of Herman Miller’s amended and restated bylaws, and to directors, officers and other persons who have ceased to render such service, and will inure to the benefit of the heirs, executors and administrators of the directors, officers and other persons.

The right of indemnity provided pursuant to Herman Miller’s organizational documents is not to be exclusive and Herman Miller may provide indemnification to any person, by agreement or otherwise, on such terms and conditions as the Herman Miller Board may approve. Any agreement for indemnification of any director, officer, employee or other person may provide indemnification rights which are broader or otherwise different from those set forth in the organizational documents.

Any amendment, alteration, modification, repeal or adoption of any provision in Herman Miller’s organizational documents inconsistent with the indemnification provision will not adversely affect any indemnification right or protection of a director, officer, employee or other person of Herman Miller existing at the time of such amendment, alteration, modification, repeal or adoption. In addition, in connection with an action or suit brought by or in the right of Herman Miller as described in Section 562 of the MBCA, a director will be indemnified as of right to the fullest extent permitted by law for expenses, including attorneys’ fees, actually and reasonably incurred.

conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of Knoll, and, with respect to any criminal action or proceeding, shall not, of itself, create a presumption that the person had reasonable cause to believe that his or her conduct was unlawful.

Knoll’s amended and restated certificate of incorporation also provides that Knoll (i) will pay the expenses (including attorneys’ fees) of a director incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition, as authorized by the Knoll Board upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it should ultimately be determined that he or she is not entitled to be indemnified and (ii) may pay the expenses (including attorneys’ fees) of an officer, trustee, employee or agent of Knoll incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition, as authorized by the Knoll Board upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it should ultimately be determined that he or she is not entitled to be indemnified.

Knoll’s amended and restated certificate of incorporation further provides that Knoll may maintain insurance to protect itself and any person who is or was a director, officer, employee or agent of Knoll, or is or was serving at the request of

Rights of Herman Miller Shareholders	Rights of Knoll Stockholders

Knoll as a director, officer, employee or agent of another entity, against any liability asserted against such people in such capacity, whether or not Knoll would have the power to indemnify such person under the DGCL.

No repeal or amendment of, nor adoption of any provision inconsistent with, the provisions of Knoll’s amended and restated certificate of incorporation described above will eliminate or reduce the effect of any such provisions in respect of any matter occurring before such repeal, amendment or adoption of an inconsistent provision.

Knoll has also entered into substantially identical indemnification agreements with certain of its directors, officers and employees, which, among other things, provide generally for Knoll to indemnify to the fullest extent permitted or required by the laws of Delaware each indemnitee from and against claims and losses arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by the indemnitee in his or her capacity as a director, officer, employee or agent, including as a member of any committee of the board of directors, of Knoll or any other entity or enterprise as to which the indemnitee is or was serving at the request of Knoll, (ii) any actual, alleged or suspected act or failure to act by the indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of Knoll or any other entity or enterprise as to which the indemnitee is or was serving at the request of Knoll, or (iii) the indemnitee’s status as a current or former director, officer, employee or agent of Knoll or any other entity or enterprise as to which the indemnitee is or was serving at the request of Knoll or any actual, alleged or suspected act or

	Rights of Herman Miller Shareholders	Rights of Knoll Stockholders

failure to act by the indemnitee in connection with any obligation or restriction imposed upon the indemnitee by reason of such status. Under such indemnification agreements, the indemnitee will generally be indemnified so long as he or she acted in good faith and had a reasonable belief that his or her action was in, or not opposed to, Knoll’s best interests and, in the case of a criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Amendments to Certificate of Incorporation
Under the MBCA, an amendment to the articles of incorporation generally must be proposed by the board and approved by the shareholders. The board may condition its submission of the amendment to the shareholders on any basis. The proposed amendment is adopted if it receives the affirmative vote of a majority of the outstanding shares entitled to vote on the proposed amendment and, in addition, if any class or series of shares is entitled to vote on the proposed amendment as a class, the affirmative vote of a majority of the outstanding shares of that class or series. The voting requirements of the relevant section of the MBCA are subject to any higher voting requirements provided in the MBCA for specific amendments or provided in the articles of incorporation.

Generally, the MBCA standard for amendment to the certificate of incorporation described above applies. However, Herman Miller’s restated articles of incorporation provide that amendment of certain provisions requires the affirmative vote of more than a majority of the outstanding stock entitled to vote, and generally require approval by the affirmative vote of more than a majority of the outstanding stock entitled to vote in the event that an amendment is not approved by a majority of the continuing directors.

Under the DGCL, an amendment to the certificate of incorporation generally requires (1) the approval of the board of directors, (2) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

Knoll’s amended and restated certificate of incorporation provides that Knoll reserves the right to amend the Knoll amended and restated certificate of incorporation in any manner permitted by the DGCL, as amended from time to time.

	Rights of Herman Miller Shareholders	Rights of Knoll Stockholders
Amendments to Bylaws
Under the MBCA, the shareholders or the board may amend or repeal the bylaws or adopt new bylaws unless the articles of incorporation or bylaws provide that the power to adopt new bylaws is reserved exclusively to the shareholders or that the bylaws or any particular bylaw will not be altered or repealed by the board.

Herman Miller’s amended and restated bylaws provide that the bylaws may be added to, altered, amended or repealed and new and other bylaws may be made, altered or added to by a vote of a majority of the members of the Herman Miller Board, except that neither Section 2 or 3 of Article IV will be amended unless such amendment is adopted by the affirmative vote of a majority of the continuing directors and at least 80% of the Herman Miller Board, and the bylaws may also be added to, altered, amended or repealed and new or other bylaws made and adopted by vote of the holders of a majority of the voting shares of capital stock issued and outstanding at any annual or special meeting, unless a greater plurality is required by law or by the articles of incorporation. Notwithstanding the foregoing, Section 1 of Article IV may not be modified except by the affirmative vote of the holders of the majority of the voting shares of capital stock issued and outstanding at any annual or special meeting.

Knoll’s amended and restated bylaws provide that the Knoll Board will have the power to make, rescind, alter, amend and repeal the Knoll amended and restated bylaws. Knoll’s stockholders will have the power to rescind, alter, amend or repeal any bylaws made by the Knoll Board, and to enact bylaws that will not be rescinded, altered, amended or repealed by the Knoll Board. Notice of the proposal to make, amend or repeal any provision of the Knoll amended and restated bylaws must be included in the notice of any meeting of the stockholders or the Knoll Board at which the action is to be considered.

Certain Business Combinations
Under the MBCA, in addition to any vote otherwise required by law or the articles of the corporation, generally a “business combination” (defined to include certain transactions involving an “interested shareholder,” generally including holders of 10% or more of the voting power of the outstanding shares of the applicable corporation) requires an advisory statement from the board of directors and approval by an affirmative vote of both of the following: (i) not less than 90% of the votes of each class of stock entitled to be cast by the shareholders of the corporation and

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder” (a holder of more than 15% of the corporation’s outstanding shares), unless prior to the date the person becomes an interested stockholder, the board of directors approves either the business combination or the transaction which

	Rights of Herman Miller Shareholders	Rights of Knoll Stockholders

(ii) not less than 2/3 of the votes of each class of stock entitled to be cast by the shareholders of the corporation other than voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination or an affiliate or associate of the interested shareholder.

Herman Miller’s restated articles of incorporation do not otherwise require any additional vote.

resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder, or other specified exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203 of the DGCL.

Knoll’s amended and restated certificate of incorporation does not contain a provision electing to “opt-out” of Section 203 of the DGCL and therefore Knoll remains subject to such provision.

Stockholder Rights Plan	The MBCA permits the use of shareholder rights plans. Herman Miller does not have a shareholder rights plan currently in effect.	Knoll does not have a stockholder rights plan currently in effect.

VALIDITY OF COMMON SHARES
The validity of the shares of Herman Miller common stock offered hereby will be passed upon for Herman Miller by Varnum LLP.

EXPERTS
Herman Miller
KPMG LLP
The consolidated financial statements of Herman Miller as of May 30, 2020, and for the year ended May 30, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of May 30, 2020 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP (which we refer to as “KPMG”), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report on the effectiveness of internal control over financial reporting as of May 30, 2020, contains an explanatory paragraph that states that Herman Miller acquired the remaining 47.5% interest in naughtone (Holdings) Limited and naughtone Manufacturing Ltd. (together, naughtone), and an additional 34% interest in HAY ApS (HAY) during the year ended May 30, 2020, and management excluded from its assessment of the effectiveness of Herman Miller’s internal control over financial reporting as of May 30, 2020, naughtone’s and HAY’s internal control over financial reporting associated with total assets of $95 million and $228 million, respectively, and net sales of $16 million and $76 million, respectively, included in the consolidated financial statements of Herman Miller as of and for the year ended May 30, 2020. KPMG’s audit of internal control over financial reporting of Herman Miller also excluded an evaluation of the internal control over financial reporting of naughtone and HAY.
The audit report covering the May 30, 2020 consolidated financial statements refers to a change in the method of accounting for leases as of June 2, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842).
Ernst & Young LLP
Ernst & Young LLP, independent registered public accounting firm, has audited Herman Miller's consolidated financial statements included in Herman Miller’s Annual Report on Form 10-K for the years ended June 1, 2019 and June 2, 2018, as set forth in their report, which is incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement. Herman Miller’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.
Knoll
Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements included in Knoll’s Current Report on Form 8-K dated May 12, 2021 for the year ended December 31, 2020, and the effectiveness of Knoll’s internal control over financial reporting as of December 31, 2020, as set forth in their reports, which are incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement. Knoll’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

FUTURE HERMAN MILLER SHAREHOLDER PROPOSALS
Under Herman Miller’s bylaws and applicable SEC rules, the deadlines for shareholder proposals to be brought before the Herman Miller 2021 Annual Meeting or to nominate candidates for election as directors are as follows:
Shareholder Proposals. To submit a shareholder proposal to be presented at the Herman Miller 2021 Annual Meeting and to be included in Herman Miller’s Proxy Statement for such meeting, Herman Miller shareholders must satisfy all applicable requirements of SEC Rule 14a-8 and include the information specified by Section 12 of the bylaws, a copy of which is available on Herman Miller’s website at www.hermanmiller.com/bylaws, in its notice. Such proposal must be received by Herman Miller at its principal executive offices at 855 East Main Avenue, PO Box 302, Zeeland, Michigan no earlier than the close of business on the 120th day and not later than then the close of business on the 90th day, prior to the anniversary of the Herman Miller 2020 Annual Meeting.
Director Nominations. Herman Miller’s bylaws require that a shareholder who wishes to nominate a candidate for election as a director at the Herman Miller 2021 Annual Meeting must send advance written notice to the Herman Miller Corporate Secretary, at 855 East Main Avenue, PO Box 302, Zeeland, Michigan, for receipt no earlier than June 14, 2021, and no later than July 14, 2021. This notice must include the information, documents and agreements specified by Section 11 of the bylaws, a copy of which is available on Herman Miller’s website at www.hermanmiller.com/bylaws.

FUTURE KNOLL STOCKHOLDER PROPOSALS
If the merger agreement is not adopted by the requisite vote of the Knoll stockholders or if the merger is not completed for any reason, Knoll intends to hold an annual meeting of its stockholders in 2022 (which we refer to as the “Knoll 2022 annual meeting”). If the Knoll 2022 annual meeting occurs, pursuant to Knoll’s amended and restated bylaws, Knoll stockholders of record may present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on the Knoll Board at such annual meeting.
Any stockholder desiring to present a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act at the Knoll 2022 annual meeting and to have the proposal included in Knoll’s related proxy statement must send the proposal to the Knoll Secretary at Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041, so that it is received no later than November 29, 2021. All such proposals should be in compliance with SEC rules and regulations. Knoll will only include in its proxy materials those stockholder proposals that it receives before the deadline and that are proper for stockholder action, and the submission of a stockholder proposal does not guarantee that it will be included in Knoll’s proxy statement and form of proxy.
In addition, to be considered for presentation at the Knoll 2022 annual meeting, although not included in the proxy statement, proposals, including stockholder nominations of candidates for directors, must be made using the procedures set forth in Knoll’s amended and restated bylaws and received not less than 90 days nor more than 120 days before the first anniversary of the date of Knoll’s 2021 annual meeting of its stockholders. As a result, any proposal given by a stockholder pursuant to the provisions of Knoll’s amended and restated bylaws (other than pursuant to Rule 14a-8 under the Exchange Act) must be received no earlier than January 5, 2022 and no later than February 4, 2022. However, if the date of the Knoll 2022 annual meeting occurs more than 30 days earlier or more than 60 days after May 13, 2022, notice by the stockholder of a proposal must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior the date of such annual meeting, the 10th day following the day on which Knoll first makes a public announcement of the date of the Knoll 2022 annual meeting. Stockholder proposals must include the specified information concerning the proposal or nominee as described in Knoll’s amended and restated bylaws. All stockholder proposals should be sent to the Knoll Secretary at Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041.

HOUSEHOLDING OF PROXY MATERIALS
The SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to Herman Miller shareholders residing at the same address and only one copy of this joint proxy statement/prospectus is being delivered to Knoll stockholders residing at the same address, unless such shareholders or stockholders, as applicable, have notified Herman Miller or Knoll, as applicable, of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact Herman Miller or Knoll, as applicable, at the respective address identified below. Herman Miller or Knoll, as applicable, will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed, as applicable, to:
For Herman Miller Shareholders: Herman Miller, Inc. 855 East Main Avenue Zeeland, Michigan 49464 Attention: Investor Relations (616) 654-3000 investor@hermanmiller.com	For Knoll Stockholders: Knoll, Inc. 1235 Water Street East Greenville, Pennsylvania 18041 Attention: Investor Relations (215) 679-7991 Investor_Relations@knoll.com
A number of brokerage firms have instituted householding for shares held in “street name.” If you and members of your household have multiple accounts holding shares of Herman Miller common stock or Knoll capital stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this joint proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

APPRAISAL RIGHTS
Record holders of Knoll capital stock who comply with the procedures summarized below will be entitled to appraisal rights if the merger is completed. Under Section 262 of the DGCL, which is referred to as “Section 262”, holders of shares of Knoll capital stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the merger consideration, or the consideration under the preferred stock purchase agreement, as applicable, to have the “fair value” of their shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) at the completion of the merger, judicially determined and paid to them in cash by complying with the provisions of Section 262. Knoll is required to send a notice to that effect to each stockholder not less than 20 days prior to the special meeting. This joint proxy statement/prospectus constitutes that notice to the record holders of capital stock.
The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of the applicable requirements, and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached to this proxy statement/prospectus as Annex F. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex F. Failure to comply timely and properly with the requirements of Section 262 may result in the loss of your appraisal rights under the DGCL. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.
Stockholders of record who desire to exercise their appraisal rights must do all of the following: (1) not vote in favor of adopting the merger agreement, (2) deliver in the manner set forth below a written demand for appraisal of the stockholder’s shares to the Secretary of Knoll before the vote on the merger proposal, (3) continuously hold the shares of record from the date of making the demand through completion of the merger and (4) otherwise comply with the requirements of Section 262.
Only a stockholder of record is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal must be executed by or for the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a tenancy or tenancy in common, the demand must be executed by or on behalf of all owners. An authorized agent, including an agent of two or more owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner.
A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.
Beneficial owners who are not record owners and who intend to exercise appraisal rights should consult with the record owner to determine the appropriate procedures for having the record holder make a demand for appraisal with respect to the beneficial owner’s shares. Any holder of shares held in “street name” who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co., The Depository Trust Company’s nominee. A demand for appraisal with respect to such shares must be made by or on behalf of the depository nominee and it must identify the depository nominee as the record owner. Any beneficial holder of shares desiring appraisal rights with respect to such shares which are held through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder.
As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Knoll of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of the holder’s shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041. The written demand for appraisal should specify the stockholder’s name and mailing address. The written demand must reasonably inform Knoll that the stockholder intends thereby to demand an appraisal of his, her or its shares. The written demand must be received by Knoll prior to the vote on the Knoll merger proposal at the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the adoption of the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the stockholder must not vote its shares of Knoll capital stock in favor of adoption of the merger agreement. An executed proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement and will cause the stockholder’s right of appraisal to be lost. Therefore, a stockholder who desires to exercise appraisal rights should either (1) refrain from executing and submitting the enclosed proxy card or (2) vote by proxy against the adoption of the merger agreement or affirmatively register an abstention with respect thereto.
Notwithstanding a stockholder’s compliance with the foregoing requirements, Section 262 provides that, because immediately prior to the merger Knoll common stock was listed on a national securities exchange, the Delaware Chancery Court will dismiss the proceedings as to all holders of shares of Knoll common stock who are otherwise entitled to appraisal rights unless (1) the total number of shares of Knoll common stock entitled to appraisal exceeds 1% of the outstanding shares of Knoll common stock or (2) the value of the consideration provided in the merger for such total number of shares of Knoll common stock entitled to appraisal exceeds $1 million.
Within 120 days after completion of the merger, but not thereafter, either the surviving corporation in the merger or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner for which a demand for appraisal has been properly made by the record holder, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. There is no present intent on the part of Knoll as the surviving corporation to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.
Within 120 days after completion of the merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of capital stock not voting in favor of the merger and with respect to which demands for appraisal were received by the surviving corporation and the number of holders of such shares. A person who is the beneficial owner of shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation for the statement described in the previous sentence. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.
If a petition for appraisal is duly filed by a Knoll stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Knoll stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares of capital stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of

Chancery may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the appraisal proceeding will be conducted, as to the shares of Knoll capital stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.
After a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the date the merger is completed through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the date the merger is completed and the date of payment of the judgment. Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash (which will be treated as an advance against the payment due to such stockholder), in which case interest will accrue after such payment only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, if any, on the amount determined to be fair value, to the stockholders entitled to receive the same upon the surrender by such holders of the certificates representing their shares, if any, or, immediately in the case of any uncertificated shares. The parties have made no determination as to whether such a payment will be made if the merger is completed, and Knoll reserves the right to make such a payment upon the completion of the merger.
In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to fair value under Section 262. Each of Knoll and Herman Miller reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Knoll capital stock is less than the applicable merger consideration or the consideration paid for such share under the preferred stock purchase agreement, as applicable.
The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. The Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

From and after the date of completion of the merger, any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after completion of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to completion of the merger.
Within 10 days after the completion of the merger, the surviving corporation must give notice of the date that the merger became effective to each Knoll stockholder who has properly filed a written demand for appraisal, who did not vote in favor of the proposal to adopt the merger agreement and who has otherwise complied with Section 262. At any time within 60 days after completion of the merger, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the cash and common stock of Herman Miller to which the stockholder is entitled pursuant to the merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the written approval of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after completion of the merger, stockholders’ rights to appraisal will cease and all stockholders will be entitled only to receive the merger consideration as provided for in the merger agreement. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, the preceding sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after completion of the merger.
The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached as Annex F to this proxy statement/prospectus.
Failure to comply strictly with all the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

WHERE YOU CAN FIND MORE INFORMATION
Herman Miller has filed a registration statement on Form S-4 to register with the SEC the shares of Herman Miller common stock to be issued to Knoll stockholders in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Herman Miller in addition to being proxy statements of Herman Miller and Knoll for their respective special meetings. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Herman Miller and Knoll. The rules and regulations of the SEC allow Herman Miller and Knoll to omit certain information included in the registration statement from this joint proxy statement/prospectus.
Herman Miller and Knoll file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy statements and other information about Herman Miller and Knoll. The address of that site is http://www.sec.gov. The reports and other information filed by Herman Miller and Knoll with the SEC are also available at their respective websites, which are http://www.hermanmiller.com and http://www.knoll.com. Information on these websites is not part of this joint proxy statement/prospectus.
The SEC allows Herman Miller and Knoll to “incorporate by reference” information into this joint proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus or in later filed documents incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Herman Miller and Knoll have, respectively, previously filed with the SEC and any additional documents that either company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the respective dates of the Knoll and Herman Miller special meetings (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about Herman Miller and Knoll and their respective financial performance.
Herman Miller SEC Filings (File No. 001-15141)	Period
Annual Report on Form 10-K	Annual report on Form 10-K for the year ended May 30, 2020 (filed with the SEC on July 28, 2020)
Quarterly Reports on Form 10-Q	Quarterly report on Form 10-Q for the quarters ended August 29, 2020, November 28, 2020, and February 27, 2021 (filed with the SEC on October 5, 2020, January 4, 2021, and April 6, 2021, respectively)
Proxy Statement on Schedule 14A	Definitive Proxy Statement for Herman Miller’s 2020 annual meeting (filed with the SEC on September 1, 2020)
Current Reports on Form 8-K
Current reports on Form 8-K filed with the SEC on June 29, 2020, July 9, 2020, July 17, 2020, August 13, 2020, August 24, 2020, September 16, 2020, October 14, 2020, April 19, 2021, April 22, 2021 and June 3, 2021 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act)

Any description of shares of Herman Miller common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description

Knoll SEC Filings (File No. 001-12907)	Period
Annual Report on Form 10-K	Annual report on Form 10-K for the year ended December 31, 2020 (filed with the SEC on March 1, 2021)
Quarterly Report on Form 10-Q	Quarterly report on Form 10-Q for the quarter ended March 31, 2021 (filed with the SEC on May 7, 2021)
Proxy Statement on Schedule 14A	Definitive Proxy Statement for Knoll’s 2021 annual meeting (filed with the SEC on April 1, 2021)
Current Reports on Form 8-K
Current reports on Form 8-K filed with the SEC on February 5, 2021, February 19, 2021, April 19, 2021, April 22, 2021, May 12, 2021, May 14, 2021 and June 3, 2021 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act)

Any description of shares of Knoll common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description
Herman Miller has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Herman Miller, as well as all pro forma financial information, and Knoll has supplied all such information relating to Knoll.
Documents incorporated by reference are available from Herman Miller or Knoll, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this joint proxy statement/prospectus. Knoll stockholders or Herman Miller shareholders, as applicable, may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:
Herman Miller, Inc. 855 East Main Avenue Zeeland, Michigan 49464 Attention: Investor Relations (616) 654-3000	Knoll, Inc. 1235 Water Street East Greenville, Pennsylvania 18041 Attention: Investor Relations (215) 679-7991
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the applicable special meeting. Therefore, if you would like to request documents from Herman Miller, please do so by July 6, 2021 in order to receive them before the Herman Miller special meeting. If you would like to request documents from Knoll, please do so by July 6, 2021 in order to receive them before the Knoll special meeting.
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus to vote on the Knoll merger proposal, the Knoll non-binding compensation advisory proposal, the Knoll adjournment proposal, the Herman Miller share issuance proposal and the Herman Miller adjournment proposal. Neither Herman Miller nor Knoll has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus.
If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you.

This joint proxy statement/prospectus is dated June 11, 2021. You should not assume that the information in it (or incorporated by reference) is accurate as of any date other than that date or the date of such incorporated document, as applicable, and neither its mailing to Knoll stockholders or Herman Miller shareholders nor the issuance of shares of Herman Miller common stock in the merger will create any implication to the contrary.

Annex A
AGREEMENT AND PLAN OF MERGER

among

HERMAN MILLER, INC.,

HEAT MERGER SUB, INC.

and

KNOLL, INC.

Dated as of April 19, 2021

Annex A	Certain Definitions	A-76
Annex B	Form of Certificate of Incorporation of the Surviving Corporation	A-82

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of April 19, 2021 (this “Agreement”), among HERMAN MILLER, INC., a Michigan corporation (“Parent”), HEAT MERGER SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and KNOLL, INC., a Delaware corporation (the “Company”).
WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby, including the issuance of the shares of common stock of Parent, par value $0.20 per share (“Parent Common Stock”), pursuant to this Agreement (the “Parent Stock Issuance”), are fair to, and in the best interests of, the holders of Parent Common Stock, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance, and (iii) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance;
WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub’s sole stockholder and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement promptly following its execution;
WHEREAS, Parent and the Company desire to effect a strategic business combination on the terms and subject to the conditions set forth herein;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, the holder (the “Series A Holder”) of all of the outstanding Company Preferred Stock (as defined in this Agreement) has entered into (i) a voting and support agreement in favor of Parent, pursuant to which the Series A Holder has agreed to vote in favor of, and support the consummation of, the Merger (the “Voting Agreement”), on the terms and conditions set forth in the Voting Agreement and (ii) a stock purchase agreement, pursuant to which the Series A Holder has agreed to sell, and Parent has agreed to purchase, simultaneously with the Closing and immediately prior to the Effective Time, all of the outstanding shares of Company Preferred Stock, for consideration set forth in such agreement (the “Preferred Stock Purchase Agreement”); and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1 Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.
1.2 Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:
Table of Definitions
Agreement	Preamble
Annual Cash Bonus	Section 6.9(d)
Annual Cash Bonus Plan	Section 6.9(d)
Applicable Date	Section 4.5(a)
Book-Entry Shares	Section 3.3(b)(ii)
Burdensome Condition	Section 6.8(d)
Capitalization Date	Section 4.2(a)
Cash Consideration	Section 3.1(b)(i)
Certificate of Merger	Section 2.2(b)
Certificates	Section 3.1(b)(i)
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Code	Section 4.10(c)
Company	Preamble
Company 401(k) Plans	Section 6.9(e)
Company Alternative Transaction	Section 6.3(a)
Company Board	Preamble
Company Board Recommendation	Section 4.3(a)
Company Capital Stock	Section 4.2(a)
Company Common Stock	Section 3.1(b)(i)
Company Contracts	Section 4.17(b)
Company Disclosure Letter	Article IV
Company Employee	Section 6.9(a)
Company Intervening Event	Section 6.3(d)
Company Material Adverse Effect	Section 4.1
Company Material Leased Real Property	Section 4.15(a)
Company Material Real Property Lease	Section 4.15(b)
Company Option	Section 3.2(a)
Company Owned Real Property	Section 4.15(a)
Company Permits	Section 4.9(a)
Company Preferred Stock	Section 4.2(a)
Company PSU Awards	Section 3.2(d)
Company Recommendation Change	Section 6.3(b)
Company Related Party Transaction	Section 4.23
Company Restricted Stock Award	Section 3.2(b)
Company SEC Documents	Section 4.5(a)
Company Stockholders Meeting	Section 4.4
Company Superior Proposal	Section 6.3(a)
Company Third Party	Section 6.3(a)
Confidentiality Agreement	Section 6.7(b)

Table of Definitions
Continuation Period	Section 6.9(a)
Converted Shares	Section 3.1(b)(iii)
Creditors’ Rights	Section 4.3(a)
D&O Insurance	Section 6.10(d)
DGCL	Section 2.1
Dissenting Shares	Section 3.4
Effect	Definition of Material Adverse Effect, Annex A
Effective Time	Section 2.2(b)
Eligible Shares	Section 3.1(b)(i)
e-mail	Section 9.3
End Date	Section 8.1(b)(ii)
Equity Award Exchange Ratio	Section 3.2(b)
Exchange Agent	Section 3.3(a)
Exchange Fund	Section 3.3(a)
Exchange Ratio	Section 3.1(b)(i)
Excluded Shares	Section 3.1(b)(iii)
FCPA	Section 4.9(e)
Financing Indemnitee	Section 6.17(f)
GAAP	Section 4.5(b)
Goldman Sachs	Section 5.16
Government Contract Bid	Section 4.17(c)
HSR Act	Section 4.4
Indemnified Liabilities	Section 6.10(a)
Indemnified Persons	Section 6.10(a)
Investindustrial	Definition of Affiliate, Annex A
Joint Proxy Statement	Section 4.4
Letter of Transmittal	Section 3.3(b)(i)
Material Company Insurance Policies	Section 4.20
Material Parent Insurance Policies	Section 5.15
Merger	Preamble
Merger Consideration	Section 3.1(b)(i)
Merger Sub	Preamble
Merger Sub Board	Preamble
Net Option Payment	Section 3.2(a)
OFAC	Section 4.9(d)
Order	Section 6.8(d)
Parent	Preamble
Parent Alternative Transaction	Section 6.4(a)
Parent Board	Preamble
Parent Board Recommendation	Section 5.3(a)(iii)
Parent Capital Stock	Section 5.3(a)(ii)
Parent Common Stock	Preamble
Parent Contract	Section 5.13
Parent Disclosure Letter	Article V
Parent Intervening Event	Section 6.4(d)
Parent Material Adverse Effect	Section 5.1
Parent Permits	Section 5.9(a)
Parent Preferred Stock	Section 5.2(a)(ii)
Parent PSU Award	Section 3.2(e)
Parent Recommendation Change	Section 6.4(b)

Table of Definitions
Parent Restricted Stock Award	Section 3.2(b)
Parent RSU Award	Section 3.2(d)
Parent SEC Documents	Section 5.5(a)
Parent Share Price	Section 3.3(h)
Parent Stock Issuance	Preamble
Parent Superior Proposal	Section 6.4(a)
Parent Third Party	Section 6.4(a)
Payoff Letter	Section 6.17(a)
PBGC	Section 4.10(g)
Qualifying Termination	Section 6.9(d)
Registration Statement	Section 4.8
Relevant Legal Restraint	Section 7.1(c)
Remedial Actions	Section 6.8(d)
Specified Company PSU Awards	Section 3.2(e)
Surviving Corporation	Section 2.1
Tail Period	Section 6.10(d)
Trade Secrets	Definition of Intellectual Property, Annex A
Transaction Litigation	Section 6.11
Voting Agreement	Preamble
WARN Act	Section 6.1(b)(ix)
ARTICLE II
THE MERGER
2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”).
2.2 Closing.
(a) The closing of the Merger (the “Closing”), shall take place at 8:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz in New York, New York or by the remote exchange of documents and signatures on the later of (i) the date that is four (4) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions in accordance with this Agreement at the Closing) and (ii) the earliest of (A) August 6, 2021, (B) ten (10) Business Days following the termination or expiration of the waiting period (or any agreed upon extension of any waiting period or commitment not to consummate the Merger for any period of time) applicable to the Merger under the HSR Act and (C) four (4) Business Days following the “Successful Syndication” (as defined in the Arranger Fee Letter) of the Financing (subject, in the case of each of subclauses (A), (B) and (C) of this clause (ii), to the satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions set forth in Article VII as of the date determined pursuant to this Section 2.2 (other than any such conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions in accordance with this Agreement at the Closing)), or such other date, time or place as Parent and the Company may agree in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.
(b) As soon as practicable on the Closing Date after the Closing, a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing and acceptance of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).
2.3 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
2.4 Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be in the form set forth in Annex B, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until duly amended, subject to Section 6.10(b), as provided therein or by applicable Law.
2.5 Bylaws of the Surviving Corporation. The Parties shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended, subject to Section 6.10(b), as provided therein or by applicable Law.
2.6 Directors and Officers of the Surviving Corporation. The Parties shall take all necessary action such that from and after the Effective Time, the directors of Merger Sub shall be the directors of the Surviving Corporation and the officers of Merger Sub shall be the officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.
ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY
AND MERGER SUB; EXCHANGE
3.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company:
(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding share of common stock of the Surviving Corporation immediately following the Effective Time.
(b) Capital Stock of the Company.
(i) Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares, any Converted Shares, any Dissenting Shares and Company Restricted Stock Awards, which shall be treated as set forth in Section 3.2(a)) (such shares of Company Common Stock, the “Eligible Shares”) shall be converted into the right to receive, in accordance with the terms of this Agreement, (A) $11.00 per share in cash, without interest, from Parent (such amount of cash, the “Cash Consideration”) and (B) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio from Parent (such shares of Parent Common Stock, together with the Cash Consideration, the “Merger Consideration”). As used in this Agreement, “Exchange Ratio” means 0.32.
(ii) All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Excluded Shares, Converted Shares, Dissenting Shares and Company Restricted Stock Awards, which shall be treated as set forth in Section 3.2(a)) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common

Stock in accordance with Section 3.3(h), in each case to be issued or paid in consideration therefor upon the exchange of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3(a).
(iii) All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub immediately prior to the Effective Time and, in each case, not held on behalf of third parties (collectively, “Excluded Shares”) shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock that is owned by any direct or indirect Subsidiary of the Company or Parent (other than Merger Sub) (collectively, “Converted Shares”) shall automatically be converted into a number of fully paid and nonassessable shares of Parent Common Stock equal to the sum of (A) the Exchange Ratio and (B) the quotient of the Cash Consideration divided by the Parent Share Price (subject to adjustment in accordance with Section 3.1(c)).
(iv) Each share of Company Preferred Stock shall remain outstanding as a share of Company Preferred Stock immediately following the Effective Time, and no consideration shall be delivered in exchange therefor.
(c) Impact of Stock Splits, Etc. In the event of any change in (i) the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or (ii) the number of shares of Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase Parent Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like (excluding, for the avoidance of doubt, conversion of any shares of Company Preferred Stock into Company Common Stock in accordance with the terms of the Company Preferred Stock and as permitted by this Agreement and the Voting Agreement), the Merger Consideration and any similarly dependent items, as the case may be, shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this Section 3.1(c). Nothing in this Section 3.1(c) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.
3.2 Treatment of Equity Compensation Awards.
(a) Company Options. At the Effective Time, each outstanding and unexercised option award to purchase shares of Company Common Stock granted pursuant to the Company Stock Plans (a “Company Option”), whether or not vested, shall be cancelled in consideration for the right to receive, within five Business Days following the Effective Time, an amount in cash, without interest and less applicable withholding Taxes, equal to the Net Option Payment subject to each such Company Option immediately prior to the Effective Time. For purposes of this Agreement, “Net Option Payment” means, with respect to a Company Option, the product obtained by multiplying (i) the excess, if any, of the value of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (ii) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time. For purposes of the preceding sentence, the value of the Merger Consideration shall equal the sum of (I) the Cash Consideration and (II) the product obtained by multiplying (x) the Exchange Ratio by (y) the Parent Share Price.
(b) Company Restricted Stock Awards Generally. At the Effective Time and except as provided in Section 3.2(c), each outstanding award of restricted Company Common Stock (a “Company Restricted Stock Award”) granted pursuant to the Company Stock Plans shall be converted into an award of restricted Parent Common Stock (a “Parent Restricted Stock Award”) in respect of that number of whole shares of Parent Common Stock equal to the product (rounded to the nearest whole number of shares) of (i) the total number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio. Except as otherwise provided in this Section 3.2, each such Parent Restricted Stock Award shall be subject to substantially the same terms and conditions as applied to the corresponding Company Restricted Stock Award immediately prior to the Effective Time (including, for the avoidance of doubt, any performance-based vesting conditions). For purposes of this Agreement, “Equity Award Exchange Ratio” means the sum of (1) the Exchange Ratio, and (2) the quotient (rounded to four decimal places) of (a) the Cash Consideration, divided by (b) the Parent Share Price.
(c) Company Restricted Stock Awards Held by Non-Employee Directors. At the Effective Time, each outstanding Company Restricted Stock Award granted pursuant to the Company Stock Plans and held by an individual who is a non-employee member of the Company Board as of immediately prior to the Effective Time shall fully vest and be converted into the right to receive, in accordance with the terms of this Agreement, the Merger Consideration in respect of each share of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time, together with payment of any dividend equivalents that are accrued but unpaid as of the Effective Time pursuant to the terms of such Company Restricted Stock Award as in effect on the date hereof.
(d) Company PSU Awards Generally. At the Effective Time and except as provided in Section 3.2(e) and Section 3.2(f), each outstanding award of performance-based stock units relating to shares of Company Common Stock (the “Company PSU Awards”) granted pursuant to the Company Stock Plans shall be converted into a Parent restricted stock unit award (a “Parent RSU Award”) in respect of that number of whole shares of Parent Common Stock equal to the product (rounded to the nearest whole number of shares) of (i) the total number of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time (determined by deeming the performance goals to be achieved at 100%) multiplied by (ii) the Equity Award Exchange Ratio. Except as otherwise provided in this Section 3.2, each such Parent RSU Award shall be subject to substantially the same terms and conditions as applied to the corresponding Company PSU Award immediately prior to the Effective Time; provided, that the performance-based vesting conditions shall no longer apply and the Parent RSU Award will be subject only to the applicable service-based vesting conditions.
(e) Specified Company PSU Awards. At the Effective Time, each outstanding Company PSU Award with performance conditions based on the performance of a specified subsidiary of the Company, all of which are set forth on Section 3.2(e) of the Company Disclosure Letter (such Company PSU Awards, the “Specified Company PSU Awards”), granted pursuant to the Company Stock Plans shall be converted into a Parent performance-based stock unit award (a “Parent PSU Award”) in respect of that number of whole shares of Parent Common Stock equal to the product (rounded to the nearest whole number of shares) of (i) the total number of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio. Except as otherwise provided in this Section 3.2(e), each such Parent PSU Award shall be subject to substantially the same terms and conditions as applied to the corresponding Company PSU Award immediately prior to the Effective Time.
(f) Company PSU Awards Held by Former Employees. At the Effective Time, each outstanding Company PSU Award (other than a Specified Company PSU Award) granted pursuant to the Company Stock Plans that is held by an individual who is a former employee of the Company or its Affiliates as of immediately prior to the Effective Time and that remains eligible to vest by its terms shall be canceled and converted into the right to receive, no later than the second regularly scheduled payroll date of the Company following the Effective Time, without interest and less applicable withholding Taxes, (i) the Merger Consideration, in respect of each share of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time (determined by deeming the performance goals to be achieved at 100% and with the number of shares of Company Common Stock to be prorated to the extent contemplated by the applicable award agreement) and (ii) any dividend equivalents that are accrued but unpaid as of the Effective Time pursuant to the terms of such Company PSU Award as in effect on the date hereof.
(g) Qualifying Termination. Notwithstanding anything to the contrary in the applicable award agreements or this Section 3.2, in the event a Company Employee experiences a Qualifying Termination within twelve (12) months following the Effective Time, the Parent Restricted Stock Awards, Parent RSU Awards and Parent PSU Awards shall vest in their entirety (with performance goals applicable to any Parent Restricted Stock Awards and Parent PSU Awards deemed achieved at 100% to the extent that the applicable performance period has not been completed prior to the Qualifying Termination) as of the date upon which the Qualifying Termination occurs.

(h) Administration. Prior to the Effective Time, the Company Board and/or the Compensation Committee of the Company Board shall take such action and adopt such resolutions as are required to (i) effectuate the treatment of the Company Options, the Company Restricted Stock Awards and the Company PSU Awards pursuant to the terms of this Section 3.2, and (ii) if requested by Parent in writing at least five Business Days prior to the Effective Time, cause the Company Stock Plans to terminate at or prior to the Effective Time. As soon as practicable following the Effective Time (but in no event more than five (5) Business Days following the Effective Time), Parent shall file a registration statement on Form S-8 with respect to the issuance of shares of Parent Common Stock pursuant to the Parent Restricted Stock Awards, Parent RSU Awards and Parent PSU Awards. As soon as practicable after the Effective Time, Parent and the Company shall cooperate to deliver the holders of the Parent Restricted Stock Awards, Parent RSU Awards and Parent PSU Awards appropriate notices indicating that the corresponding Company Restricted Stock Awards and Company PSU Awards have been assumed by Parent and shall continue in effect on the same terms and conditions, subject to the adjustments and terms required by this Section 3.2 (which shall be described in such notices) after giving effect to the Merger and the terms of the Company Stock Plans.
3.3 Payment for Securities; Exchange.
(a) Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall enter into an agreement with Parent’s transfer agent or another nationally recognized financial institution or trust company designated by Parent and reasonably acceptable to the Company to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and cash sufficient to pay cash in lieu of fractional shares, pursuant to Section 3.3(h) to which such holders shall become entitled pursuant to this Article III. Prior to or substantially concurrently with the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Eligible Shares, for issuance in accordance with this Article III through the Exchange Agent, (i) the number of shares of Parent Common Stock issuable in respect of Eligible Shares pursuant to Section 3.1 and (ii) cash in an aggregate amount necessary to pay the Cash Consideration portion of the Merger Consideration. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and to make payments in lieu of fractional shares in accordance with Section 3.3(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Eligible Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.3(a) and Sections 3.3(g) and 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall hereinafter be referred to as the “Exchange Fund.” Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Eligible Shares pursuant to this Agreement. The cash portion of the Exchange Fund may be invested by the Exchange Agent as reasonably directed by Parent; provided, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and no such investment (or any loss resulting therefrom) shall affect the cash payable to holders of Company Common Stock pursuant to the provisions of this Article III. To the extent, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash payments contemplated by this Article III, Parent shall promptly replace, restore or supplement the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate cash payments contemplated by this Article III. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund, and any amounts in excess of the amounts payable hereunder shall, at the discretion of Parent, be promptly returned to Parent or the Surviving Corporation.
(b) Payment Procedures.
(i) Certificates. As soon as practicable after the Effective Time, but in any event within five (5) Business Days thereafter, Parent shall cause the Exchange Agent to send to each record holder, as of immediately prior to the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented Eligible Shares (“Certificates”), a notice advising such holders of the effectiveness of the Merger and a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of Certificates for payment of the Merger Consideration set forth in Section 3.1(b)(i). Upon surrender to the Exchange Agent of a Certificate, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder), (B) cash in the amount equal to the Cash Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificates and (C) cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g).
(ii) Non-DTC Book-Entry Shares. As soon as practicable after the Effective Time, but in any event within five (5) Business Days thereafter, Parent shall cause the Exchange Agent to send to each record holder, as of immediately prior to the Effective Time, of Eligible Shares represented by book-entry (“Book-Entry Shares”) not held through DTC, (A) a notice advising such holders of the effectiveness of the Merger, (B) a statement reflecting the number of shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder), (C) cash in the amount equal to the Cash Consideration multiplied by the number of such Book-Entry Shares held by such holder and (D) cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g).
(iii) DTC Book-Entry Shares. With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date but in any event within five (5) Business Days thereafter, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that DTC has the right to receive pursuant to this Article III.
(iv) No interest shall be paid or accrued on any amount payable for Eligible Shares pursuant to this Article III.
(v) With respect to Certificates, if payment of the Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) is to be made to a Person other than the record holder of such Eligible Shares, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. With respect to Book-Entry Shares, payment of the Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company as of the Effective Time. Until surrendered as contemplated by this Section 3.3(b)(v), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).
(c) Termination of Rights. All Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) paid upon the surrender of and in exchange for Eligible Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the Eligible Shares previously represented by such Certificates, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.
(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the nine-month anniversary after the Closing Date shall be delivered to Parent, upon demand, and any former common stockholders of the Company who have not theretofore received the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.3(g), in each case without interest thereon, to which they are entitled under this Article III shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.
(e) No Liability. None of the Surviving Corporation, Parent, Merger Sub or the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(f) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g).
(g) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid in respect of any unsurrendered Certificate with respect to the whole shares of Parent Common Stock that a holder of such Certificate would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid in respect of any unsurrendered Certificate, in each case until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. Following surrender of any such Certificate, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.
(h) No Fractional Shares of Parent Common Stock. No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the exchange of Eligible Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of Eligible Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the volume weighted average price per share of Parent Common Stock on the NASDAQ for the five (5) consecutive trading days ending the two (2) trading days prior to the Closing Date as reported by Bloomberg, L.P. (such price, the “Parent Share Price”). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.
(i) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent such amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
3.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent that holders of Company Common Stock or Company Preferred Stock are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock or Company Preferred Stock, as applicable, issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL and not effectively withdrawn or lost such holder’s rights to appraisal (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist and such holder shall cease to have any rights with respect thereto other than the right to receive the “fair value” of such Dissenting Shares as determined in accordance with Section 262 of the DGCL); provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock or Company Preferred Stock, as applicable, shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give notice to Parent as promptly as reasonably practicable of any demands for appraisal of any shares of Company Common Stock or Company Preferred Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company relating to appraisal demands, and Parent shall have the right to participate in all material discussions with third parties and all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to or settle or compromise or offer to settle or compromise any such demand or Proceeding relating to Dissenting Shares, or agree to do any of the foregoing.
3.5 Further Assurances. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest

Parent or the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company with respect to the Merger, the officers and managers of Parent (in the name of Merger Sub, the Company, the Surviving Corporation and otherwise) are authorized to take such action.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in (x) the applicable section of the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) or (y) the Company SEC Documents filed or furnished by the Company with or to the SEC since January 1, 2019 and publicly available prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward-looking disclosures set forth in any “risk factor,” “forward-looking statements” or similar precautionary section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:
4.1 Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly incorporated or organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than, in the case of the Company’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of the Organizational Documents of the Company and each of its Subsidiaries, each as in effect as of the execution of this Agreement and each as made available to Parent is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.
4.2 Capital Structure.
(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on April 16, 2021 (the “Capitalization Date”): (A) 49,386,179 shares of Company Common Stock were issued and outstanding (not including shares of Company Common Stock subject to Restricted Stock Awards granted under the Company Stock Plans) and 169,165 shares of Company Preferred Stock were issued and outstanding; (B) 1,427,239 shares of Company Common Stock subject to Company Restricted Stock Awards granted under the Company Stock Plans (assuming satisfaction of applicable performance goals at 100%) were issued and outstanding; and (C) 3,214,879 shares of Company Common Stock remained available for issuance pursuant to the Company Stock Plans, of which (x) 820,864 shares (assuming satisfaction of applicable performance goals at 100%) or 933,392 shares (assuming satisfaction of applicable performance goals at the maximum level) of Company Common Stock were available for issuance pursuant to outstanding Company PSU Awards and (y) 110,000 shares of Company Common Stock at a weighted average exercise price of $20.83 per share were available for issuance pursuant to outstanding Company Options. Since the Capitalization Date through the execution of this Agreement, (x) no additional shares of Company Common Stock or shares of Company Preferred Stock have been issued other than the issuance of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards in accordance with the terms of such Company Equity Awards and (y) no Company Equity Awards have been granted.
(b) All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Company Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including the Company Stock Plans). As of the execution of this Agreement, except as set forth in this Section 4.2, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any capital stock of the Company or securities convertible into or exchangeable or exercisable for capital stock of the Company (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, are free and clear of all Encumbrances and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.2, as of the Capitalization Date, there are outstanding: (A) no shares of Company Capital Stock, Voting Debt or other voting securities of the Company, (B) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock, Voting Debt or other voting securities of the Company and (C) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt or other voting securities of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. The Company has sufficient authorized and unissued shares of Company Common Stock to effect the conversion of all outstanding shares of Company Preferred Stock into shares of Company Common Stock. There are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which it or they are bound relating to the voting of any shares of capital stock or other equity interest of the Company or any of its Subsidiaries. No Subsidiary of the Company owns any shares of Company Capital Stock. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any interest in a material joint venture, directly or indirectly, equity securities or other similar equity interests in any Person.
4.3 Authority; No Violations; Consents and Approvals.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance of the Company’s obligations under this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company (including all requisite approvals for purposes of Section 203 of the DGCL), subject, only with respect to consummation of the Merger, to the receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability, now or hereafter in effect, relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the Transactions, including the Merger (such recommendation described in clause (iii), the “Company Board Recommendation”). The Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock necessary to approve and adopt this Agreement and the Merger.
(b) The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company (assuming that the Company Stockholder Approval is obtained) or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, result in a violation or breach of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries or under any provision of any Company Contract, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company or its Subsidiaries to consummate the Transactions.
4.4 Consents. No Consent from any Governmental Entity or self-regulatory organization is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the expiration or termination of any applicable waiting period with respect thereto; (b) the filing with the SEC of (i) a joint proxy statement in preliminary and definitive form (the “Joint Proxy Statement”) relating to the meeting of the stockholders of the Company to consider the adoption of this Agreement (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and the Parent Stockholders Meeting and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws; (f) compliance with any applicable requirements of any other Antitrust Laws in the jurisdictions set forth on Section 4.4(f) of the Company Disclosure Letter; and (g) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company or its Subsidiaries to consummate the Transactions.
4.5 SEC Documents; Financial Statements; Internal Controls.
(a) Since January 1, 2019 (the “Applicable Date”), the Company has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, certifications, schedules, statements and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, collectively, the “Company SEC Documents”). As of their respective dates, each of the Company SEC Documents, as amended, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.
(b) The financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto, complied, or, in the case of Company SEC Documents filed after the date of this Agreement, will comply in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were, or, in the case of Company SEC Documents filed after the date of this Agreement, will be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.
(c) The Company has established and maintains, and at all times since January 1, 2018, has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since the January 1, 2018, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (iii) any written claim or allegation regarding clause (i) or (ii). Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.
4.6 Absence of Certain Changes or Events.
(a) Since December 31, 2020, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
(b) From December 31, 2020 through the date of this Agreement:
(i) the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects, taking into account any changes to such practices as may have occurred prior to the date of this Agreement as a result of the outbreak of COVID-19, including compliance with COVID-19 Measures;
(ii) neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Section 6.1(b)(i), (iv) through (viii), (xii), through (xiv), (xvi) through (xviii), or, solely with respect to the foregoing provisions, (xix).
4.7 No Undisclosed Material Liabilities. Except as set forth on Section 4.7 of the Company Disclosure Letter, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities provided for on the balance sheet of the Company dated as of December 31, 2020 (including the notes thereto) contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020; (b) liabilities incurred in the ordinary course of business consistent with past practice of business subsequent to December 31, 2020; (c) liabilities incurred in connection with the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(x); and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.8 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to stockholders of the Company and to stockholders of Parent and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 5.8, the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.
4.9 Company Permits; Compliance with Applicable Law.
(a) The Company and its Subsidiaries hold and at all times since the Applicable Date held all permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since January 1, 2018 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries have received since January 1, 2018 any written correspondence from any Governmental Entity with respect to any violation or alleged violation of any applicable Law by the Company or any of its Subsidiaries.
(c) The Company is, and since the Applicable Date has been, in compliance in all material respects with (i) the applicable listing and other rules and regulations of the NYSE and (ii) the applicable provisions of the Sarbanes-Oxley Act.
(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2018, the Company and each of its Subsidiaries have at all times conducted all export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) statutes, executives orders and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the United States Department of State, (iii) import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of Treasury, and (v) all applicable sanctions, export and import controls and anti-boycott Laws of all other countries in which the business of the Company or any of its Subsidiaries is conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has been since January 1, 2018 or currently is the subject of a charging letter or penalty notice issued, or, to the knowledge of the Company, an investigation conducted, by a Governmental Entity pertaining to the above statutes or regulations, nor are there any currently pending internal investigations by the Company pertaining to such matters. Neither the Company nor any of its Subsidiaries is currently designated as a sanctioned party under sanctions administered by OFAC, nor are they owned fifty percent (50%) or more by an individual or entity that is so designated. Neither the Company nor any of its Subsidiaries, or, to the Company’s knowledge, any directors, officers, employees, independent contractors, consultants, agents and other representatives thereof, located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions (as of the date of this Agreement, including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).
(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company, its Subsidiaries and, to the knowledge of the Company, their respective Representatives are, and since January 1, 2018 have been, in compliance in all material respects with: (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.) (“FCPA”), as if its foreign payments provisions were fully applicable to the Company, its Subsidiaries and such Representatives, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money-laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries.
4.10 Compensation; Benefits.
(a) Set forth on Section 4.10(a) of the Company Disclosure Letter is a true, correct and complete list of each material Company Plan.
(b) True, correct and complete copies of each material Company Plan (or, in the case of any Company Plan not in writing, a description of the material terms thereof) and related trust documents and favorable determination letters, if applicable, have been furnished or made available to Parent or its Representatives, along with the most recent report filed on Form 5500 and summary plan description with respect to each Company Plan required to file a Form 5500, and all material correspondence to or from any Governmental Entity received in the last year.
(c) Each Company Plan has been maintained in compliance with all applicable Laws, including ERISA and the Internal Revenue Code (the “Code”), except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans, and there are no Proceedings by a Governmental Entity with respect to any of the Company Plans, except for such pending actions, suits, claims or Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e) There are no material unfunded benefit obligations that have not been properly accrued for in the Company’s financial statements, and all material contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP.
(f) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Plan. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material.
(g) Neither the Company nor any of its ERISA Affiliates sponsors, contributes to or is obligated to contribute to, or has in the previous six (6) years sponsored, contributed to or been obligated to contribute to, (i) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or (ii) an ERISA Plan subject to Title IV of ERISA that has two or more contributing sponsors, at least two of whom are not under common control. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to any ERISA Plan that is subject to Title IV of ERISA, (i) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or 302 of ERISA (whether or not waived), (ii) such plan is not in “at-risk” status for purposes of

Section 430 of the Code, (iii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred in the previous two (2) years, (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, and (v) the PBGC has not instituted proceedings to terminate any such plan.
(h) Except as required by applicable Law, no Company Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.
(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Company Employee to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Company Employee, (iii) directly or indirectly cause the Company to transfer or set aside any material amount of assets to fund any material benefits under any Company Plan, (iv) otherwise give rise to any material liability under any Company Plan, (v) limit or restrict the right to materially amend, terminate or transfer the assets of any Company Plan on or following the Effective Time or (vi) result in any “excess parachute payment” within the meaning of Section 280G of the Code.
(j) Neither the Company nor any Subsidiary has any obligation to provide, and no Company Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.
(k) Each Company Plan that is mandated by applicable Law or by a Governmental Entity outside of the United States or that is subject to the laws of a jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) that is intended to qualify for special Tax treatment, meets all the requirements for such treatment, (iii) does not provide defined benefit pension, jubilee or termination indemnity benefits, and (iv) that is required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.11 Labor Matters.
(a) (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with any labor union, (ii) to the knowledge of the Company, there is no pending union representation petition involving employees of the Company or any of its Subsidiaries, and (iii) the Company does not have knowledge of any activity or Proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.
(b) There is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance Proceeding against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) There is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) The Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance in all respects with all applicable Laws respecting employment and employment practices, and there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e) To the knowledge of the Company, no allegations of sexual harassment have been made against any current or former officer or director of the Company, other than any such allegations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the last two years, neither the Company nor any of the Affiliates have been involved in any Proceedings, or entered into any settlement agreements, related to allegations of sexual harassment or misconduct by any current or former officer or director of the Company.
(f) Neither the Company nor any of its Affiliates have utilized or waived the employment tax deferral or employee retention credit relief provided under Sections 2301, 2302 or 3606 of the Coronavirus Aid, Relief, and Economic Security Act, as applicable, or the payroll tax obligation deferral under IRS Notice 2020-65 or any related guidance, executive order or memorandum.
4.12 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) All Tax Returns required to be filed (taking into account extensions of time for filing) by the Company or any of its Subsidiaries have been filed with the appropriate Taxing Authority, and all such filed Tax Returns are true, complete and accurate in all respects. All Taxes that are due and payable by the Company or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Company SEC Documents) have been paid in full or will timely be paid by the due date therefor, taking into account any extensions. All Tax required to be withheld or collected by the Company or any of its Subsidiaries in respect of any amounts payable to or by any shareholder, employee, independent contractor, lender, customer or other third party have been duly withheld and collected and timely remitted to the appropriate Taxing Authority, and the Company and its Subsidiaries have complied in all respects with all information reporting (and related withholding and collection) and record retention requirements.
(b) There is not in force any waiver or agreement for any extension of time for the assessment, payment or collection of any Tax of the Company or any of its Subsidiaries.
(c) There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity and that has not been resolved with respect to any taxable period for which the period of claim, assessment or collection remains open. There are no disputes, audits, examinations, investigations or Proceedings pending or threatened in writing regarding any Taxes or Tax Returns of the Company or any of its Subsidiaries or the assets of the Company and its Subsidiaries.
(d) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (i) an agreement or arrangement solely between or among the Company and/or any of its Subsidiaries, or (ii) any customary Tax sharing or indemnification provisions contained in any commercial agreement entered into in the ordinary course of business consistent with past practice and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). Neither the Company nor any of its Subsidiaries has (x) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (y) any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(e) Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).
(f) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.
(g) No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return of a particular type that it is or may be required to file Tax Returns of such type or subject to Tax of such type in such jurisdiction, nor has any such assertion been threatened or proposed in writing.
(h) Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority that will be binding on it for any taxable period ending after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).
(i) There are no Encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances.
(j) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction entered into on or prior to the Closing Date, any accounting method change or agreement with any Taxing Authority, any prepaid amount received on or prior to the Closing Date, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any similar provision of applicable Tax Law), or any election pursuant to Section 108(i) of the Code (or any similar provision of applicable Tax Law).
4.13 Litigation. As of the date of this Agreement, except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and that would not and would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company or its Subsidiaries to consummate the Transactions, there is no (a) Proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.
4.14 Intellectual Property.
(a) To the knowledge of the Company, the Company and its Subsidiaries own, free and clear of all Encumbrances except for Permitted Encumbrances, or have legally enforceable and sufficient rights to use, all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) To the knowledge of the Company, the conduct of the Company and its Subsidiaries in the operation of the business of each of the Company and its Subsidiaries as presently conducted, and as conducted since January 1, 2018, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No claims are pending or, to the knowledge of the Company, threatened in writing (i) adversely affecting the Company Intellectual Property, or (ii) alleging that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property of any other Person, except for claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and its Subsidiaries have taken commercially reasonable measures consistent with prudent industry practices to protect and maintain any Trade Secrets included in the Company Intellectual Property, and to the knowledge of the Company, there have been no material unauthorized uses or disclosures of any such Trade Secrets, in each case, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the IT Assets owned, used, or held for use by the Company or any of its Subsidiaries are sufficient for the current needs of the businesses of the Company and its Subsidiaries; (ii) since January 1, 2018, there has been no unauthorized use, access, disclosure, or other security incident of or involving any such IT Assets; and (iii) since January 1, 2018, there have been no disruptions in any such IT Assets that adversely affected the operations of the business of the Company or any of its Subsidiaries.
4.15 Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Company Material Leased Real Property”) free and clear of all Encumbrances and defects and imperfections, except Permitted Encumbrances, and (b) each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) to the knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease.
4.16 Environmental Matters.
(a) Except as would not reasonably be expected to have, individually in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries and their respective operations and assets are, and have been since December 31, 2017, in compliance with Environmental Laws; (ii) the Company and its Subsidiaries are not subject to any pending or, to the Company’s knowledge, threatened Proceedings under Environmental Laws; (iii) there have been no Releases of Hazardous Materials at any property currently or, to the knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any of their respective predecessors, that could reasonably be expected to result in liability to the Company or any of its Subsidiaries; and (iv) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by the Company, or at or from any offsite location where Hazardous Materials from the Company’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling.
(b) As of the date of this Agreement, there have been no environmental reports on any investigations, studies, audits, or other similar analyses conducted during the past three (3) years by or on behalf of, and that are in the possession of, the Company or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been made available to Parent prior to the date hereof.
4.17 Material Contracts.
(a) Section 4.17 of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of:
(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice) with respect to which the Company reasonably expects that the Company and its Subsidiaries will make or receive annual payments in excess of $1,500,000 or aggregate payments in excess of $3,000,000, or that includes any ongoing indemnities (except for indemnities entered into the Company’s ordinary course of business consistent with past practice and pursuant to which the Company and its Subsidiaries have not incurred and do not reasonably expect to incur any material liabilities), “earnouts” or other contingent payment obligations;
(iii) each contract relating to outstanding Indebtedness (or commitments in respect thereof) of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000 or that otherwise places an Encumbrance (other than a Permitted Encumbrance) on any portion of the assets of the Company or any of its Subsidiaries;
(iv) each contract for lease of personal property or real property involving payments in excess of $1,000,000 in any calendar year or aggregate payments in excess of $2,000,000 that are not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within sixty (60) days;
(v) each contract that (A) limits or purports to limit in any material respect the freedom of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) to compete or engage in any line of business or geographic location or with any Person or sell, supply or distribute any product or service in any geographic locations, (B) could require the disposition of any material assets or line of business of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries), or (C) prohibits or limits the rights of the Company or any of its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) to (i) solicit, hire or retain any Person as an employee, consultant or independent contractor; or (ii) solicit any customer of any other Person, in each case of (i) and (ii), except that is not material to the business of the Company and its Subsidiaries, taken as a whole;
(vi) each contract involving the pending acquisition or sale of (or option to purchase or sell) any assets or properties of the Company with a purchase price in excess of $1,000,000;
(vii) each material partnership, joint venture or limited liability company agreement or similar contract, other than such contracts solely between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;
(viii) each collective bargaining agreement to which the Company is a party or is subject;
(ix) each agreement under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $500,000;
(x) each contract for any Company Related Party Transaction;
(xi) each agreement to which the Company or any of its Subsidiaries or any of their respective Affiliates is subject that contains any “most favored nation” or most favored customer provision, call or put option, preferential right, minimum purchase commitments or rights of first or last offer, negotiation or refusal, in each case other than (A) those contained in any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries or (B) is not material to the business of the Company and its Subsidiaries, taken as a whole;
(xii) each contract related to a material loyalty rewards program, rebate program or similar programs of the Company;
(xiii) each contract pursuant to which the Company or any of its Subsidiaries (A) has been granted a license or other right to use, any Intellectual Property, which license or other right is material to the businesses of the Company and its Subsidiaries, other than software that is generally commercially available or any other IT Assets, or any nondisclosure agreements, employee invention assignment agreements, customer end user agreements and similar agreements entered into in the ordinary course of business consistent with past practice, or (B) has granted to any third party any license to use any material Company Intellectual Property, other that non-exclusive licenses (including any nondisclosure agreements, employee invention assignment agreements, customer end user agreements and similar agreements) granted in the ordinary course of business consistent with past practice; or
(xiv) each contract relating to any interest rate swap or other derivative or hedging transaction to which any of the Company or any of its Subsidiaries is a party.
(b) Collectively, the contracts of the types set forth in Section 4.17(a) (whether or not set forth on Section 4.17(a) of the Company Disclosure Letter) are herein referred to as the “Company Contracts.” A complete and correct copy of each Company Contract has been made available to Parent or publicly filed with the SEC prior to the execution of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder, and (ii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto. As of the date of this Agreement, there are no disputes pending or, to the knowledge of the Company, threatened with respect to any Company Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the knowledge of the Company, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) each Company Government Contract is binding on the Company or its Subsidiary party thereto and is in full force and effect, subject to Creditors’ Rights, (ii) no Company Government Contract or offer, quotation, bid or proposal to sell products or services made by the Company or any of its Subsidiaries to any Governmental Entity or any prime contractor (a “Government Contract Bid”) is the subject of bid or award protest proceedings resulting from the conduct of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Company Government Contract. The Company and its Subsidiaries are in compliance, and have been in compliance since the Applicable Date, in all material respects with the terms and conditions of each Company Government Contract and Government Contract Bid, including all cases, provisions and requirements incorporated expressly by reference or by operation of Law therein. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date to the Company’s knowledge,(A) all material facts set forth or acknowledged by any representations, certifications or statements made or submitted by an authorized representative of the Company or any of its Subsidiaries in connection with any Company Government Contract or Government Contract Bid were true, accurate and complete as of the date of submission, and (B) neither any Governmental Entity nor any prime contractor or subcontractor has notified the Company or any of its Subsidiaries in writing that the Company or any of its Subsidiaries has, or is alleged to have, breached or violated in any material respect any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Company Government Contract or Government Contract Bid. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date, no material payment due to the Company or any of its Subsidiaries pertaining to any Company Government Contract has been withheld or set off, nor has any claim been made to withhold or set off any such payment.
4.18 Quality and Safety of Products. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has, since January 1, 2018, received written notice in connection with any product sold, produced or distributed by or on behalf of the Company or any of its Subsidiaries of any claim or allegation against the Company or any of its Subsidiaries, or been a party to, subject to or threatened in writing with, any Proceeding against the Company or any of its Subsidiaries as a result of manufacturing, storage, quality, packaging or labeling of any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries. Since January 1, 2018 through the date of this Agreement, there has not been, nor is there under consideration by the Company or any of its Subsidiaries (or, to the knowledge of the Company, any other party) any recall or post-sale warning of a material nature concerning any product sold, produced or distributed by or on behalf of the Company or any of its Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.19 Privacy and Data Security.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have since January 1, 2018, and presently comply, with all applicable Privacy Legal Requirements, and their own respective privacy policies, terms of use and contractual obligations, except where such non-compliance would not result in a liability and (ii) the Company and its Subsidiaries have taken appropriate actions (including reasonable and appropriate administrative, technical and physical safeguards) to protect Personal Information in their possession or under their control against unauthorized or unlawful access, use, modification, disclosure or other misuse.
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) since January 1, 2018, neither the Company nor any of its Subsidiaries has received any written notice from any applicable Governmental Entity alleging a violation of any Privacy Legal Requirements by the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Entity; and (ii) to the knowledge of the Company, since January 1, 2018, there has been no unauthorized use, access, disclosure, or other security incident of or involving Personal Information under the control of the Company or any of its Subsidiaries.
4.20 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the material insurance policies held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Company Insurance Policies”) is in full force and effect on the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Company Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.
4.21 Opinion of Financial Advisor. The Company Board has received the opinion of BofA Securities, Inc. addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Merger Consideration to be received by the holders of Eligible Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion will be provided (solely for informational purposes) by the Company to Parent promptly following the execution of this Agreement.
4.22 Brokers. Except for the fees and expenses payable to BofA Securities, Inc., no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.
4.23 Related Party Transactions. Except as set forth in the Company SEC Documents or Section 4.17(a)(x), there are no transactions, agreements, arrangements or understandings between the Company or any Subsidiary of the Company, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed (each of the foregoing, a “Company Related Party Transaction”).

4.24 Takeover Laws. Assuming the accuracy of the representations and warranties set forth in Section 5.18, the approval of the Company Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions any Takeover Law or any anti-takeover provision in the Company’s Organizational Documents that is applicable to the Company, the shares of Company Common Stock or the Transactions.
4.25 No Additional Representations.
(a) Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 4.25 shall limit Parent’s or Merger Sub’s remedies with respect to claims of Fraud arising from or relating to the express representations and warranties made by the Company in this Article IV.
(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in (x) the applicable section of the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) or (y) the Parent SEC Documents filed or furnished by Parent with or to the SEC since January 1, 2019 and publicly available prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward-looking disclosures set forth in any “risk factor,” “forward-looking statements” or similar precautionary section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Parent and Merger Sub represent and warrant to the Company as follows:
5.1 Organization, Standing and Power. Each of Parent and its Subsidiaries is a corporation, partnership or limited liability company duly incorporated or organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than, in the case of Parent’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”). Each of Parent and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub each has made available to the Company prior to the execution of this Agreement complete and correct copies of its Organizational Documents, each as in effect as of the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither Parent nor Merger Sub is in violation of any of the provisions of such Organizational Documents.
5.2 Capital Structure.
(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 240,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of preferred stock, no par value (“Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on the Capitalization Date: (A) 59,003,174 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding; (B) 6,794,804 shares of Parent Common Stock remained available for issuance pursuant to the Parent Stock Plans (assuming satisfaction of performance goals applicable to outstanding awards at the target level), and 2,547,845 shares (assuming satisfaction of applicable performance goals at the target level) or 2,840,229 shares (assuming satisfaction of applicable performance goals at the maximum level) of Parent Common Stock were subject to outstanding equity awards under the Parent Stock Plans (“Parent Equity Awards”); and (C) 532,559 shares of Parent Common Stock remained available for issuance pursuant to the Parent ESPP, including pursuant to options outstanding under the Parent ESPP. Since the Capitalization Date through the execution of this Agreement, (x) no additional shares of Parent Common Stock or shares of Parent Preferred Stock have been issued other than the issuance of shares of Parent Common Stock upon the exercise or settlement of Parent Equity Awards in accordance with the terms of such Parent Equity Awards, (y) no Parent Equity Awards have been granted and (z) no additional shares of Parent Common Stock have become subject to issuance under the Parent ESPP.
(b) All outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights. All outstanding shares of Parent Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including the Parent Stock Plans). As of the execution of this Agreement, except as set forth in this Section 5.2, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any capital stock of Parent or securities convertible into or exchangeable or exercisable for capital stock of Parent (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly-owned Subsidiary of Parent, are free and clear of all Encumbrances and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 5.2, as of the Capitalization Date, there are outstanding: (1) no shares of Parent Capital Stock, Voting Debt or other voting securities of Parent; (2) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of capital stock, Voting Debt or other voting securities of Parent; and (3) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are no stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of Parent or any of its Subsidiaries. No Subsidiary of Parent owns any shares of Parent Common Stock or any other shares of Parent Capital Stock. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has any interests in a material joint venture, directly or indirectly, equity securities or other similar equity interests in any Person. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. All of the outstanding shares of common stock of Merger Sub are validly issued, fully paid and nonassessable and are owned by Parent.

5.3 Authority; No Violations; Consents and Approvals.
(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations under this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent (subject to obtaining Parent Stockholder Approval) and Merger Sub (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub, which shall occur promptly after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject as to enforceability to Creditors’ Rights. The Parent Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance, are fair to, and in the best interests of, Parent and the holders of Parent Common Stock, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance, and (iii) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance (such recommendation described in clause (iii), the “Parent Board Recommendation”). The Merger Sub Board has by unanimous vote (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub and (B) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger. Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub, will promptly after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of Merger Sub. The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Parent Stock Issuance.
(b) The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of either Parent (assuming that the Parent Stockholder Approval is obtained) or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, result in a violation or breach of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries or under any provision of any Parent Contract or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.
5.4 Consents. No Consent from any Governmental Entity or self-regulatory organization is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for: (a) the filing of a premerger notification report by Parent under the HSR Act, and the expiration or termination of any applicable waiting period with respect thereto; (b) the filing with the SEC of (i) the Joint Proxy Statement and the Registration Statement and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NASDAQ; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws; (f) compliance with any applicable requirements of any other Antitrust Laws in the jurisdictions set forth on Section 4.4 of the Company Disclosure Letter; and (g) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that would not and would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or its Subsidiaries to consummate the Transactions.

5.5 SEC Documents; Financial Statements; Internal Controls.
(a) Since the Applicable Date, Parent has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, certifications, schedules, statements and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, collectively, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Parent, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent SEC Documents (including the financial statements included therein). None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.
(b) The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied, or, in the case of Parent SEC Documents filed after the date of this Agreement, will comply in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were, or, in the case of Parent SEC Documents filed after the date of this Agreement, will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.
(c) Parent has established and maintains, and at all times since January 1, 2018, has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2018, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the Parent Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting and (iii) any written claim or allegation regarding clause (i) or (ii). Since January 1, 2018, neither Parent nor any of its Subsidiaries has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls.
5.6 Absence of Certain Changes or Events.
(a) Since May 30, 2020, there has not been any Parent Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(b) From May 30, 2020 through the date of this Agreement, Parent and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects, taking into account any changes to such practices as may have occurred prior to the date of this Agreement as a result of the outbreak of COVID-19, including compliance with any COVID-19 Measures.
(c) From May 30, 2020 through the date of this Agreement, neither Parent nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding, to take, any action that, if taken after the date of this Agreement, would (without the Company’s prior written consent) have constituted a breach of any of the covenants set forth in Section 6.2(b)(i), (iv) through (vii), or, solely with respect to the foregoing provisions, (ix).
5.7 No Undisclosed Material Liabilities. Except as set forth on Section 5.7 of the Company Disclosure Letter, there are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities provided for on the balance sheet of Parent dated as of November 28, 2020 (including the notes thereto) contained in Parent’s Quarterly Report on Form 10-Q for the quarterly period ended November 28, 2020; (b) liabilities incurred in the ordinary course of business consistent with past practice subsequent to November 28, 2020; (c) liabilities incurred in connection with the Transactions; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.8 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to stockholders of the Company and to stockholders of Parent and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 4.8, the Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.
5.9 Parent Permits; Compliance with Applicable Law.
(a) Parent and its Subsidiaries hold and at all times since the Applicable Date held all permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, orders, and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Parent Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, and Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since January 1, 2018 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries have received since January 1, 2018 any written correspondence from any Governmental Entity with respect to any violation or alleged violation of any applicable Law by Parent or any of its Subsidiaries.
(c) Parent is, and since the Applicable Date has been, in compliance in all material respects with (i) the applicable listing and other rules and regulations of the NASDAQ and (ii) the applicable provisions of the Sarbanes-Oxley Act.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2018, Parent and each of its Subsidiaries have at all times conducted all export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) statutes, executives orders and regulations administered by OFAC and the United States Department of State, (iii) import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of Treasury, and (v) all applicable sanctions, export and import controls and anti-boycott Laws of all other countries in which the business of Parent or any of its Subsidiaries is conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has been since January 1, 2018 or currently is the subject of a charging letter or penalty notice issued, or, to the knowledge of Parent, an investigation conducted, by a Governmental Entity pertaining to the above statutes or regulations, nor are there any currently pending internal investigations by Parent pertaining to such matters. Neither Parent nor any of its Subsidiaries is currently designated as a sanctioned party under sanctions administered by OFAC, nor are they owned fifty percent (50%) or more by an individual or entity that is so designated. Neither Parent nor any of its Subsidiaries, or, to Parent’s knowledge, any directors, officers, employees, independent contractors, consultants, agents and other representatives thereof, located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions (as of the date of this Agreement, including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).
(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent, its Subsidiaries and, to the knowledge of the Parent, their respective Representatives are, and since January 1, 2018 have been, in compliance in all material respects with: (i) the provisions of the FCPA, as if its foreign payments provisions were fully applicable to Parent, its Subsidiaries and such Representatives, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money-laundering Laws of each jurisdiction in which Parent and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving Parent or any of its Subsidiaries.
5.10 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(a) All Tax Returns required to be filed (taking into account extensions of time for filing) by Parent or any of its Subsidiaries have been filed with the appropriate Taxing Authority, and all such filed Tax Returns are true, complete and accurate in all respects. All Taxes that are due and payable by Parent or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Parent SEC Documents) have been paid in full or will timely be paid by the due date therefor, taking into account any extensions. All Tax required to be withheld or collected by Parent or any of its Subsidiaries in respect of any amounts payable to or by any shareholder, employee, independent contractor, lender, customer or other third party have been duly withheld and collected and timely remitted to the appropriate Taxing Authority, and Parent and its Subsidiaries have complied in all respects with all information reporting (and related withholding and collection) and record retention requirements.
(b) There is not in force any waiver or agreement for any extension of time for the assessment, payment or collection of any Tax of Parent or any of its Subsidiaries.
(c) There is no outstanding claim, assessment or deficiency against the Parent or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity and that has not been resolved with respect to any taxable period for which the period of claim, assessment or collection remains open. There are no disputes, audits, examinations, investigations or Proceedings pending or threatened in writing regarding any Taxes or Tax Returns of Parent or any of its Subsidiaries or the assets of Parent and its Subsidiaries.
(d) Neither Parent nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (i) an agreement or arrangement solely between or among Parent and/or any of its Subsidiaries, or (ii) any customary Tax sharing or indemnification provisions contained in any commercial agreement entered into in the ordinary course of business consistent with past practice and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). Neither Parent nor any of its Subsidiaries has (x) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was Parent or any of its Subsidiaries) or (y) any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.
(e) Neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).
(f) Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.
(g) No written claim has been made by any Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not currently file a Tax Return of a particular type that it is or may be required to file Tax Returns of such type or subject to Tax of such type in such jurisdiction, nor has any such assertion been threatened or proposed in writing.
(h) Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority that will be binding on it for any taxable period ending after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).
(i) There are no Encumbrances for Taxes on any of the assets of Parent or any of its Subsidiaries, except for Permitted Encumbrances.
(j) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction entered into on or prior to the Closing Date, any accounting method change or agreement with any Taxing Authority, any prepaid amount received on or prior to the Closing Date, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any similar provision of applicable Tax Law), or any election pursuant to Section 108(i) of the Code (or any similar provision of applicable Tax Law).
5.11 Litigation. As of the date of this Agreement, except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and that would not and would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or its Subsidiaries to consummate the Transactions, there is no (a) Proceeding pending, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.
5.12 Intellectual Property.
(a) To the knowledge of Parent, Parent and its Subsidiaries own, free and clear of all Encumbrances except for Permitted Encumbrances, or have legally enforceable and sufficient rights to use all Intellectual Property used in or necessary for the operation of the businesses of each of Parent and its Subsidiaries as presently conducted, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) To the knowledge of Parent, the conduct of Parent and its Subsidiaries in the operation of the business of each of Parent and its Subsidiaries as presently conducted, and as conducted since January 1, 2018, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No claims are pending or, to the knowledge of Parent, threatened in writing (i) adversely affecting the Parent Intellectual Property, or (ii) alleging that Parent or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property of any other Person, except for claims that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c) Parent and its Subsidiaries have taken commercially reasonable measures consistent with prudent industry practices to protect and maintain any Trade Secrets included in the Parent Intellectual Property, and to the knowledge of Parent, there have been no material unauthorized uses or disclosures of any such Trade Secrets, in each case, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the IT Assets owned, used, or held for use by Parent or any of its Subsidiaries are sufficient for the current needs of the businesses of Parent and its Subsidiaries; (ii) since January 1, 2018, there has been no unauthorized use, access, disclosure, or other security incident of or involving any such IT Assets and (iii) since January 1, 2018, there have been no disruptions in any such IT Assets that adversely affected the operations of the business of Parent or any of its Subsidiaries.
5.13 Material Contracts. Section 5.13 of the Parent Disclosure Letter contains a list as of the date of this Agreement of each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) to which Parent or any of its Subsidiaries is a party or by which it is bound (each, a “Parent Contract”). Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and except for expirations in the ordinary course of business and in accordance with the terms of such Parent Contract, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder, and (ii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or its Subsidiaries, or, to the knowledge of Parent, any other party thereto. There are no disputes pending or, to the knowledge of Parent, threatened with respect to any Parent Contract and, neither Parent nor any of its Subsidiaries has received any written notice of the intention of any other party to any Parent Contract to terminate for default, convenience or otherwise any Parent Contract, nor to the knowledge of Parent, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.14 Privacy and Data Security.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have since January 1, 2018, and presently comply, with all applicable Privacy Legal Requirements, and their own respective privacy policies, terms of use and contractual obligations, except where such non-compliance would not result in a liability and (ii) Parent and its Subsidiaries have taken appropriate actions (including reasonable and appropriate administrative, technical and physical safeguards) to protect Personal Information in their possession or under their control against unauthorized or unlawful access, use, modification, disclosure or other misuse.
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (i) since January 1, 2018, neither Parent nor any of its Subsidiaries has received any written notice from any applicable Governmental Entity alleging a violation of any Privacy Legal Requirements by Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Entity; and (ii) to the knowledge of Parent, since January 1, 2018, there has been no unauthorized use, access, disclosure, or other security incident of or involving Personal Information under the control of Parent or any of its Subsidiaries.

5.15 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of the material insurance policies held by Parent or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Parent Insurance Policies”) is in full force and effect on the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Parent Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.
5.16 Opinion of Financial Advisor. The Parent Board has received the opinion of Goldman Sachs & Co. LLC (“Goldman Sachs”) addressed to the Parent Board to the effect that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Goldman Sachs as set forth therein, the Merger Consideration and the Purchase Price (as defined in the Preferred Stock Purchase Agreement) to be paid by Parent for the shares of Company Common Stock and company Preferred Stock pursuant to this Agreement and the Preferred Stock Purchase Agreement are fair from a financial point of view to Parent. A copy of such opinion will be provided (solely for informational purposes) by Parent to the Company promptly following the execution of this Agreement.
5.17 Brokers. Except for the fees and expenses payable to Goldman Sachs, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.
5.18 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries own any shares of Company Common Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock).
5.19 Business Conduct. Since its incorporation, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no assets or liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.
5.20 Financing.
(a) Parent has delivered to the Company a true and complete copy of (i) the executed Debt Commitment Letter and (ii) the executed Debt Fee Letters (which may be redacted as to fees, yield or interest rate caps, original issue discount amounts, economic terms, flex terms and successful syndication level and other terms that are customarily redacted in connection with transactions of this type and would not adversely affect the conditionality, enforceability, availability, net cash proceeds or principal amount (except, in the case of the principal amount, as a result of increased original issue discount or upfront fees resulting from the exercise of “price flex”) of the Financing). Except as expressly set forth in the Debt Commitment Letter and Debt Fee Letters, there are no conditions precedent to the obligations of the Financing Entities party to the Debt Commitment Letter to provide the Financing or any contingencies that would permit the Financing Entities to reduce the total amount of the Financing, including any condition or other contingency relating to the total amount or availability of the Financing pursuant to any market flex provision. As of the date of this Agreement, neither Parent nor any Subsidiary of Parent has entered into any agreement, side letter or other arrangement relating to the debt financing of the Transactions, in each case, that would reasonably be expected to adversely affect the conditionality, enforceability, availability or principal amount of the Financing, other than as set forth in the Debt Commitment Letter and the Debt Fee Letters. The commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and represents (A) a valid, binding and enforceable obligation of Parent and (B) to Parent’s knowledge, a valid, binding and enforceable obligation of each other party thereto, in the case of each of clauses (A) and (B), except as may be limited by applicable Creditors’ Rights. Parent or a

Subsidiary of Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are required to be paid pursuant to the terms of the Debt Commitment Letter and the Debt Fee Letters on or prior to the date of this Agreement. As of the date of this Agreement, to Parent’s knowledge, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or default on the part of Parent or any other party thereto under the Debt Commitment Letter. As of the date of this Agreement, assuming the satisfaction of all of the conditions in Section 7.1 and Section 7.2 of this Agreement, Parent has no reason to believe that any of the conditions to funding set forth in the Debt Commitment Letter will not be satisfied, nor does Parent have knowledge, as of the date of this Agreement, that the Financing will not be made available to Parent on the Closing Date in accordance with the terms of the Debt Commitment Letter.
(b) Assuming the satisfaction of all of the conditions in Section 7.1 and Section 7.2 of this Agreement, the proceeds of the Financing, if funded in accordance with the Debt Commitment Letter, together with any available cash of the Parties and their respective Subsidiaries, shall constitute sufficient funds for Parent and Merger Sub to make all cash payments they are required to make pursuant to this Agreement and the Preferred Stock Purchase Agreement (such payments, the “Required Uses”). For the avoidance of doubt, in no event shall the receipt or availability of any financing, including the Financing, by Parent or any Subsidiary of Parent be a condition to any of Parent’s or Merger Sub’s obligations hereunder.
(c) Neither Parent nor Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries. Assuming the satisfaction of the conditions set forth in Article VII, the accuracy of the representations and warranties of the Company in Article IV and the estimates, projections or forecasts provided by or on behalf of the Company and its Subsidiaries to Parent prior to the date hereof have been prepared in good faith on assumptions that were, and continue to be, reasonable at and immediately after the Effective Time, then immediately following the consummation of the transactions contemplated by this Agreement, including any repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letter, (i) the present fair saleable value (determined on a going concern basis) and the fair value of the assets of Parent, Merger Sub, the Surviving Corporation and their respective Subsidiaries, taken as a whole on a consolidated basis, will be greater than the total amount of their probable liabilities (including a reasonable estimate of the probable amount of all contingent liabilities), (ii) Parent, Merger Sub, the Surviving Corporation and their respective Subsidiaries, taken as a whole on a consolidated basis, will be able to pay their respective debts and obligations in the ordinary course of business as they mature and become due, and (iii) Parent, Merger Sub, the Surviving Corporation and their respective Subsidiaries, taken as a whole on a consolidated basis, will not have, or have access to, unreasonably small capital to carry on their respective businesses and the businesses in which they are about to engage. For the purposes of this Section 5.20(c), a reasonable estimate of the probable amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
5.21 Related Party Transactions. Except as set forth in the Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any Subsidiary of Parent, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly-owned Subsidiary of Parent, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed.
5.22 Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have good, valid and defensible title to all material real property owned by Parent or any of its Subsidiaries (collectively, the “Parent Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any of its Subsidiaries (collectively, including the improvements thereon, the “Parent Material Leased Real Property”) free and clear of all Encumbrances and defects and imperfections, except Permitted Encumbrances and each agreement under which Parent or any Subsidiary of Parent is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Parent Material Leased Real Property (each, a “Parent Material Real Property Lease”) to the knowledge of Parent is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither Parent nor any of its Subsidiaries, or to the knowledge of Parent, any other party thereto, has received written notice of any default under any Parent Material Real Property Lease, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.23 Environmental Matters. Except as would not reasonably be expected to have, individually in the aggregate, a Parent Material Adverse Effect: (a) Parent and its Subsidiaries and their respective operations and assets are, and have been since December 31, 2017, in compliance with Environmental Laws; (b) Parent and its Subsidiaries are not subject to any pending or, to Parent’s knowledge, threatened Proceedings under Environmental Laws; (c) there have been no Releases of Hazardous Materials at any property currently or, to the knowledge of Parent, formerly owned or operated by Parent or any of its Subsidiaries, or, to the knowledge of Parent, by any of their respective predecessors, that could reasonably be expected to result in liability to Parent or any of its Subsidiaries; and (d) as of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by Parent, or at or from any offsite location where Hazardous Materials from Parent’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling.
5.24 Quality and Safety of Products. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has, since the Applicable Date through the date of this Agreement, received written notice in connection with any product sold, produced or distributed by or on behalf of Parent or any of its Subsidiaries of any claim or allegation against Parent or any of its Subsidiaries, or been a party to, subject to or threatened in writing with, any Proceeding against Parent or any of its Subsidiaries as a result of manufacturing, storage, quality, packaging or labeling of any product produced, sold or distributed by or on behalf of Parent or any of its Subsidiaries. Since the Applicable Date, there has not been, nor is there under consideration by Parent or any of its Subsidiaries (or, to the knowledge of Parent, any other party) any recall or post-sale warning of a material nature concerning any product sold, produced or distributed by or on behalf of Parent or any of its Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.25 Compensation; Benefits. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions would, either alone or in combination with any other event, (i) entitle any employee of Parent or its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of, compensation due to any such employee or (iii) entitle any third party (including any labor organization or Governmental Entity) to any payments under any collective bargaining agreement or other agreement with any labor union or like organization that Parent or any of its Subsidiaries is a party to or otherwise bound by. To the knowledge of Parent, no allegations of sexual harassment have been made against any current or former officer or director of Parent, other than any such allegations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in the last two years, neither Parent nor any of the Affiliates have been involved in any Proceedings, or entered into any settlement agreements, related to allegations of sexual harassment or misconduct by any current or former officer or director of the Parent.
5.26 No Additional Representations.
(a) Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of

Parent, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.26 shall limit the Company’s remedies with respect to claims of Fraud arising from or relating to the express written representations and warranties made by Parent and Merger Sub in this Article V.
(b) Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Representatives and that neither Parent nor Merger Sub has relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE VI
COVENANTS AND AGREEMENTS
6.1 Conduct of Company Business Pending the Merger.
(a) Except as set forth on Section 6.1(a) of the Company Disclosure Letter, as expressly permitted, contemplated or required by this Agreement, as may be required by applicable Law or otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), and except for actions taken (or not taken) in good faith (and following prior consultation with Parent and reasonable consideration of Parent’s comments and recommendations) in order to respond to the COVID-19 pandemic or COVID-19 Measures, the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its businesses in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees, and preserve its existing relationships with its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this Section 6.1(a) unless such action would constitute a breach of such other provision.
(b) Except as set forth on the corresponding subsection of Section 6.1(b) of the Company Disclosure Letter, as expressly permitted, contemplated or required by this Agreement, as may be required by applicable Law or otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), and except for actions taken (or not taken) in good faith in order to respond to the COVID-19 pandemic or COVID-19 Measures, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII the Company shall not, and shall not permit any of its Subsidiaries to:
(i) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries, except for (x) dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company; and (y) cash dividends payable to the holders of Company Preferred Stock pursuant to the Certificate of Designations; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or any Subsidiary of the Company, except (i) any such transaction involving only wholly owned Subsidiaries of the Company, (ii) as required by the terms of any capital stock or equity interest of a Subsidiary existing and set forth on Section 6.1(b)(i) of the Company Disclosure Letter or (iii) to satisfy any applicable Tax withholding in respect of the vesting, exercise or settlement of any Company Restricted Stock Awards, Company Options, or Company PSU Awards outstanding as of the date hereof, in accordance with the terms of the Company Stock Plans and applicable award agreements;
(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, or otherwise permit to become outstanding, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the delivery of Company Common Stock upon the vesting or exercise of any Company Options, Company Restricted Stock Awards or Company PSU Awards outstanding on the date hereof in accordance with the terms of the Company Stock Plans and applicable award agreements; (B) the delivery of Company Common Stock upon the conversion of or dividends payable with respect to the Company Preferred Stock in accordance with the terms of the Company Preferred Stock and as permitted by this Agreement and the Voting Agreement; and (C) issuances by a wholly-owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly-owned Subsidiary of the Company;
(iii) (A) amend or propose to amend the Company’s Organizational Documents or (B) amend or propose to amend the Organizational Documents of any of the Company’s Subsidiaries (other than, in the case of the Company’s Subsidiaries, ministerial or immaterial changes);
(iv) (A) merge, consolidate, combine or amalgamate with any Person other than transactions solely between wholly-owned Subsidiaries of the Company or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets, securities, property or business or any corporation, partnership, association or other business organization or division thereof, in each case, except for (i) acquisitions for which the consideration (including future payment obligations) is less than $1,000,000 individually or $2,000,000 in the aggregate for all such transactions, (ii) acquisitions of inventory, equipment or other goods in the ordinary course of business consistent with past practice or (iii) capital expenditures (which are addressed in Section 6.1(b)(xiv));
(v) sell, lease, transfer, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, or agree to sell, lease, transfer, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, any portion of its assets or properties (in each case, other than Company Intellectual Property, which is addressed in Section 6.1(b)(xvii); other than (i) sales, leases, or dispositions for which the consideration is less than $2,000,000 in the aggregate, (ii) sales of inventory, equipment or other goods in the ordinary course of business consistent with past practice, (iii) sales of obsolete assets in the ordinary course of business consistent with past practice or (iv) discontinuations of products that are not material, individually or in the aggregate, to the Company or its Subsidiaries, taken as a whole;
(vi) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than such transactions among wholly-owned Subsidiaries of the Company or as expressly permitted pursuant to Section 6.3;
(vii) change in any material respect their material financial accounting principles, practices or methods, except as required by changes in GAAP or applicable Law;
(viii) make (other than in the ordinary course of business consistent with past practice), change or revoke any material election relating to Taxes, change an annual Tax accounting period, adopt (other than in the ordinary course of business consistent with past practice) or change any Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to material Taxes, settle or compromise any material Tax claim, audit, assessment or dispute, surrender any right to claim a material refund, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax, or take any action which is reasonably likely to result in a material increase in the Tax liability of the Company or its Subsidiaries;

(ix) except as required by applicable Law or pursuant to the terms of any Company Plan as in effect as of the date hereof, (A) grant any increases in the compensation or benefits payable or to be provided to any of its current or former directors, officers, employees or other service providers, (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits, (C) grant any new equity-based awards or amend or modify the terms of any outstanding equity-based awards, (D) pay or award, or commit to pay or award, any cash bonuses or cash incentive compensation (other than the payment of accrued (to the extent required to be accrued in accordance with GAAP) and unpaid bonuses or other cash incentive compensation pursuant to any Company Plan as in effect on the date hereof and in the ordinary course of business consistent with past practice), (E) pay or agree to pay to any current or former director, officer, employee or other service provider any pension, retirement allowance or other benefit not required by the terms of any Company Plan existing as of the date hereof, (F) enter into any new, or amend any existing, employment or severance or termination agreement with any current or former director, officer, employee or other service provider, (G) establish any Company Plan which was not in existence prior to the date of this Agreement, or amend or terminate any Company Plan in existence on the date of this Agreement, other than de minimis administrative amendments that do not result in increased costs to the Company, (H) hire or promote any employee or engage any other service provider (who is a natural person) who is (or would be) (x) an executive officer, (y) at the level of Senior Vice President or above, and/or (z) chief executive officer, president or chief financial officer of a business unit, (I) terminate the employment of any employee or other service provider (who is a natural person) who is (x) an executive officer, (y) at the level of Senior Vice President or above, and/or (z) chief executive officer, president or chief financial officer of a business unit, other than for cause, (J) enter into, amend or terminate any collective bargaining agreement or other labor agreement or (K) cause or consummate any “plant closing” or “mass layoff” (in each case as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or other terminations of employees that would create any obligations upon or liabilities for the Company or any Subsidiary under the WARN Act or similar state or local Laws;
(x) redeem, repurchase, repay, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), or create any Encumbrances (other than Permitted Encumbrances) on any property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness, except for (A) the incurrence of any Indebtedness solely among the Company and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of the Company, which Indebtedness is incurred in the ordinary course of business consistent with past practice and so long as there is no financial, Tax or other effect of such incurrence that is adverse to the Company and its Subsidiaries, taken as a whole, (B) guarantees by the Company of Indebtedness of wholly owned Subsidiaries of the Company or guarantees by wholly owned Subsidiaries of the Company of Indebtedness of the Company or any other wholly owned Subsidiary of the Company, which Indebtedness is incurred in the ordinary course of business consistent with past practice and in compliance with this clause (x), (C) borrowings and repayments with respect to revolving loans borrowed under the Company Credit Agreement (as in effect as of the date hereof) in the ordinary course of business. provided that the aggregate principal amount of revolving loans outstanding thereunder does not exceed $165,000,000 at any time and (D) borrowings and repayments with respect to any capital leases, Company credit card accounts and other Indebtedness, in each case of this clause (D) in the ordinary course of business consistent with past practice not in excess of an aggregate amount equal to $2,000,000 at any time outstanding for all amounts outstanding under this clause (D) taken together;
(xi) other than in the ordinary course of business consistent with past practice, (A) enter into any contract (including by amendment of any contract that is not a Company Contract such that such contract becomes a Company Contract) that would be a Company Contract if it were in effect on the date of this Agreement or (B) modify, amend, terminate or assign, or waive or assign any material rights under, any Company Contract, except for expirations of any such Company Contracts in the ordinary course of business consistent with past practice in accordance with the terms of such Company Contracts;

(xii) cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries having in each case a value in excess of $1,000,000 in the aggregate;
(xiii) commence, waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceeding (excluding any audit, claim or other proceeding in respect of Taxes) other than (A) the settlement of such proceedings involving only the payment of monetary damages by the Company or any of its Subsidiaries of any amount not exceeding $1,000,000 in the aggregate and (B) such settlements as would not result in any restriction on future activity or conduct or a finding or admission of a violation of Law;
(xiv) make or commit to make any capital expenditures in any calendar quarter that exceed the applicable ratable portion of the annual budgeted amount of capital expenditures scheduled to be made in the Company’s capital expenditure budget set forth in Section 6.1(b)(xiv) of the Company Disclosure Letter (the “Budget”), except any such capital expenditures (A) not to exceed $2,500,000 in the aggregate during any quarter or (B) paid for by any unused portion of the Budget for prior quarters;
(xv) enter into any new line of business, or materially change the types or categories of merchandise sold or offered for sale by the Company or any of its Subsidiaries;
(xvi) materially reduce its amount of insurance coverage or fail to renew or maintain any material existing insurance policies;
(xvii) sell, lease, transfer, assign, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, or agree to sell, lease, transfer, assign, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, or abandon or permit to lapse, any material Company Intellectual Property; other than nonexclusive licenses of Company Intellectual Property entered into in the ordinary course of business consistent with past practice;
(xviii) make any material loans, advances or capital contributions to, or investments in, any other person or entity, other than any wholly-owned Subsidiary of the Company; or
(xix) agree or commit to take any action that is prohibited by this Section 6.1(b).
6.2 Conduct of Parent Business Pending the Merger.
(a) Except as set forth on Section 6.2(a) of the Parent Disclosure Letter, as expressly permitted, contemplated or required by this Agreement, as may be required by applicable Law or otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), and except for actions taken (or not taken) in good faith (and following prior consultation with the Company and reasonable consideration of the Company’s comments and recommendations) in order to respond to the COVID-19 pandemic or COVID-19 Measures, Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its businesses in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it; provided, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this Section 6.2(a) unless such action would constitute a breach of such other provision.
(b) Except as set forth on the corresponding subsection of Section 6.2(b) of the Parent Disclosure Letter, as expressly permitted, contemplated or required by this Agreement, as may be required by applicable Law or otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), and except for actions taken (or not taken) in good faith in order to respond to the COVID-19 pandemic or COVID-19 Measures, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit any of its Subsidiaries to:
(i) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its Subsidiaries, except for

(y) dividends and distributions by a direct or indirect wholly-owned Subsidiary of Parent to Parent or another direct or indirect wholly-owned Subsidiary of Parent; (B) split, combine or reclassify any capital stock of, or other equity interests in Parent; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent or any Subsidiary of Parent, other than (i) any such transaction involving only wholly owned Subsidiaries of Parent, (ii) to satisfy any applicable Tax withholding in connection with the exercise of any options, or the vesting or settlement of any Parent equity awards issued in the ordinary course of business in accordance with the terms of the Parent Stock Plans and applicable award agreements, (iii) any transaction that would require an adjustment to the Merger Agreement pursuant to Section 3.1(c) and for which the proper adjustment is made or (iv) as required by the terms of any capital stock or equity interest of a Subsidiary existing and referenced on Section 6.1(b)(ii) of the Parent Disclosure Letter;
(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, or otherwise permit to become outstanding, any capital stock of, or other equity interests in, Parent or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance of Parent Common Stock upon the vesting, exercise or lapse of any restrictions on any awards granted under Parent Stock Plans and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of awards granted under the Parent Stock Plans in the ordinary course of business consistent with past practice; and (C) the issuance of Parent Common Stock pursuant to the Parent ESPP in the ordinary course of business consistent with past practice;
(iii) amend or propose to amend Parent’s Organizational Documents or the Organizational Documents of any of Parent’s Subsidiaries in any way that would prevent, materially delay or materially impair the ability of the Parties to consummate the Transactions or would discriminate against holders of Company Capital Stock relative to other stockholders of Parent;
(iv) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of Parent’s Subsidiaries, other than, in each case, in connection with a Parent Permitted Acquisition or involving only wholly owned subsidiaries of Parent;
(v) change in any material respect their material financial accounting principles, practices or methods, except as required by changes in GAAP or applicable Law;
(vi) sell, lease, transfer, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, or agree to sell, lease, transfer, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, any portion of its assets or properties, in each case, other than as would not prevent, materially delay or materially impair the ability of the Parties to consummate the Transactions;
(vii) other than in connection with a Parent Permitted Acquisition, (A) merge, consolidate, combine or amalgamate with any Person other than transactions solely between wholly-owned Subsidiaries of Parent or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or assets of any corporation, partnership, association or other business organization or division thereof;
(viii) make any material loans, advances or capital contributions to, or investments in, any other person or entity, other than any wholly-owned Subsidiary of Parent; or
(ix) agree or commit to take any action that is prohibited by this Section 6.2(b).
6.3 No Solicitation by the Company.
(a) Except as expressly permitted by this Section 6.3, the Company shall not, and shall cause its controlled Affiliates and its and their directors and officers not to, and shall use its reasonable best efforts to cause its and their other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Company Alternative Transaction (other than discussions solely to clarify whether any proposal or offer constitutes a Company Alternative Transaction), or (ii) participate in any discussions or negotiations, or knowingly cooperate with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Company Alternative Transaction (other than to state that the terms of this provision prohibit such discussions or negotiations or discussions solely to clarify whether such proposal or offer constitutes an Company Alternative Transaction); provided that, if, at any time prior to obtaining the Company Stockholder Approval, the Company Board determines in good faith (after consultation with its outside counsel and financial advisors) that any such proposal that did not result from a breach of this Section 6.3 (other than any breach that is immaterial in scope and effect) constitutes or would reasonably be expected to lead to a Company Superior Proposal, subject to compliance with Section 6.3(c) (other than any non-compliance that is immaterial in scope and effect), the Company, its controlled Affiliates and its and their Representatives may (A) furnish information with respect to the Company and its Affiliates to the person (or group of persons) making such proposal (and its Representatives) (provided that all such information has previously been made available to Parent or is made available to Parent prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing confidentiality terms no less restrictive in any material respect than the terms of the Confidentiality Agreement and that does not prohibit compliance with the terms of this Section 6.3, and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its Representatives. For purposes of this Agreement, “Company Alternative Transaction” means any of (1) a transaction or series of transactions pursuant to which any person (or group of persons) other than Parent and its Subsidiaries (such person (or group of persons), a “Company Third Party”), or the direct or indirect stockholders of such Company Third Party or the resulting company, acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, or would otherwise own or control, directly or indirectly, more than 20% of the outstanding shares of Company Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities, including, for the avoidance of doubt, shares of Company Preferred Stock) representing more than 20% or more of the equity or voting power of the Company (or the resulting company) (in the case of any such convertible or exchangeable security, on a fully diluted basis), (2) a merger, consolidation, share exchange or similar transaction pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, assets or businesses of Company or any of its Subsidiaries representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and its Subsidiaries taken as a whole, (3) any transaction pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Company and any entity surviving any merger or combination including any of them) of Company or any of its Subsidiaries representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and its Subsidiaries taken as a whole, or (4) any disposition of assets to a Company Third Party representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and its Subsidiaries, taken as a whole. For purposes of this Agreement, a “Company Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Company Third Party after the date of this Agreement to enter into a Company Alternative Transaction (with all references to 20% in the definition of Company Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a breach of this Section 6.3 (other than any breach that is immaterial in scope and effect), (B) is on terms that the Company Board determines in good faith (after consultation with its outside financial advisors and outside legal counsel) to be superior from a financial point of view to the Company’s stockholders than the transactions contemplated by this Agreement, taking into account any changes to this Agreement that may be proposed by Parent in response to such proposal to enter into a Company Alternative Transaction, the identity of the person making such proposal to enter into a Company Alternative Transaction and such other factors as the Company Board considers to be appropriate or relevant, including the timing, likelihood of consummation, financial, regulatory, legal and other aspects of such proposal, and (C) is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal, and is not subject to a diligence or financing condition.

(b) Except as permitted by this Section 6.3(b) or Section 6.3(d), neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to Parent, the Company Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Alternative Transaction, (iii) fail to include in the Joint Proxy Statement the Company Board Recommendation, or (iv) fail to, within ten (10) Business Days after the commencement of a tender or exchange offer relating to shares of Company Capital Stock, recommend rejection of such tender or exchange offer or to reaffirm the Company Board Recommendation (any action or failure to act in clauses (i) through (iv) being referred to as a “Company Recommendation Change”). Notwithstanding the foregoing, in the event that, prior to obtaining the Company Stockholder Approval, the Company Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that it has received a Company Superior Proposal that was not solicited, initiated, knowingly encouraged or knowingly facilitated or otherwise procured in violation of this Section 6.3(a) (other than any violation that is immaterial in scope and effect), the Company Board may effect a Company Recommendation Change or terminate this Agreement pursuant to Section 8.1(g) if (A) the Company Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (B) the Company has notified Parent in writing that it intends to take such action, (C) the Company has provided Parent with a copy of the proposed definitive agreements between the Company and the person making such Company Superior Proposal, and the identity of the person making such Company Superior Proposal, (D) for a period of four (4) Business Days following the notice delivered pursuant to clause (B) of this Section 6.3(b), the Company shall have discussed and negotiated in good faith and made the Company’s Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to negotiate) with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under applicable Law of the Company Board (it being understood and agreed that any amendment to any material term or condition of any Company Superior Proposal shall require a new notice and a new negotiation period that shall expire on the later to occur of (I) two (2) Business Days following delivery of such new notice from the Company to Parent and (II) the expiration of the original four (4)-Business Day period described in clause (D) above), and (E) no earlier than the end of such negotiation period, the Company Board shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement, that (x) the Company Alternative Transaction that is the subject of the notice described in clause (B) above still constitutes a Company Superior Proposal and (y) the failure to take such action would still be inconsistent with its fiduciary duties under applicable Law. Neither the Company Board nor any committee thereof shall cause or permit the Company or any of its controlled affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Company Alternative Transaction (other than a confidentiality agreement referred to in Section 6.3(a)).
(c) In addition to the obligations of the Company set forth in Section 6.3(a) and Section 6.3(b), the Company shall promptly, and in any event within twenty-four (24) hours of receipt thereof, advise Parent in writing of any request for information or proposal relating to a Company Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto within twenty-four (24) hours of any such changes) and the identity of the person making such request or proposal. The Company shall (i) keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a reasonably current basis and (ii) provide to Parent as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between the Company or its subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal or any of its Representatives, on the other hand, in each case that describes or contains any such request or proposal.
(d) Other than in connection with a Company Alternative Transaction or a Company Superior Proposal (which shall be subject to Section 6.3(b) and shall not be subject to this Section 6.3(d)), prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Company Intervening Event, take any action prohibited by clauses (i) or (iii) of Section 6.3(b), only if (i) the Company Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (ii) the Company has notified Parent in writing that it intends to effect such a Company Recommendation Change (under clause (i) or (iii) of Section 6.3(b)) pursuant to this Section 6.3(d) (which notice shall include a description of the Company Intervening Event and the related relevant facts and circumstances in reasonable detail), (iii) for a period of four (4) Business Days following the notice delivered pursuant to clause (ii) of this Section 6.3(d), the Company shall have discussed and negotiated in good faith and made the Company’s Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to negotiate) with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under applicable Law of the Company Board (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period that shall expire on the later to occur of (A) two (2) Business Days following delivery of such new notice from the Company to Parent and (B) the expiration of the original four (4)-Business Day period described above in this clause (iii)), and (iv) no earlier than the end of such negotiation period, the Company Board shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under applicable Law. The term “Company Intervening Event” means an Effect that was not known or reasonably foreseeable to the Company Board on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Company Board on the date of this Agreement), which Effect, becomes known to the Company Board prior to the Company Stockholder Approval being obtained; provided, that in no event shall any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Company Alternative Transaction, or any matter relating thereto or consequence thereof, constitute a Company Intervening Event.
(e) Nothing contained in this Section 6.3 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains a Company Recommendation Change shall be subject to the provisions of Section 6.3(b).
(f) From and after the date of this Agreement, the Company and its officers and directors will, will cause the Company’s Subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted prior to the execution of this Agreement by the Company or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Alternative Transaction (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL). Within one (1) Business Day of the date of this Agreement the Company shall deliver a written notice to each Person that has received non-public information regarding the Company within the twelve (12) months prior to the date of this Agreement pursuant to a confidentiality agreement with the Company for purposes of evaluating any transaction that would constitute a Company Alternative Transaction and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries previously furnished to such Person. The Company will immediately terminate any physical and electronic data access related to any such potential Company Alternative Transaction previously granted to such Persons.
(g) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, the Company shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party; provided, that, notwithstanding any other provision in this Section 6.3, prior to, but not after, the time the Company Stockholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Company Board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, the Company may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Company Alternative Transaction, on a confidential basis, to the Company Board and communicate such waiver to the applicable third party; provided, however, that the Company shall advise Parent at least two (2) Business Days prior to taking such action.
6.4 No Solicitation by Parent.
(a) Except as expressly permitted by this Section 6.4, Parent shall not, and shall cause its controlled Affiliates and its and their directors and officers not to, and shall use its reasonable best efforts to cause its and their other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Parent Alternative Transaction (other than discussions solely to clarify whether any proposal or offer constitutes a Parent Alternative Transaction), or (ii) participate in any discussions or negotiations, or knowingly cooperate with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Parent Alternative Transaction (other than to state that the terms of this provision prohibit such discussions or negotiations or discussions solely to clarify whether such proposal or offer constitutes a Parent Alternative Transaction); provided that, if, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board determines in good faith (after consultation with its outside counsel and financial advisors) that any such proposal that did not result from a breach of this Section 6.4 (other than any breach that is immaterial in scope and effect) constitutes or constitutes or would reasonably be expected to lead to a Parent Superior Proposal, subject to compliance with Section 6.4(c) (other than any non-compliance that is immaterial in scope and effect), Parent, its controlled Affiliates and its and their Representatives may (A) furnish information with respect to Parent and its Affiliates to the person (or group of persons) making such proposal (and its Representatives) (provided that all such information has previously been made available to the Company or is made available to the Company prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing confidentiality terms no less restrictive in any material respect than the terms of the Confidentiality Agreement and that does not prohibit compliance with the terms of this Section 6.4, and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its Representatives. For purposes of this Agreement, “Parent Alternative Transaction” means any of (1) a transaction or series of transactions pursuant to which any person (or group of persons) other than the Company and its Subsidiaries (such person (or group of persons), a “Parent Third Party”), or the direct or indirect stockholders of such Parent Third Party or the resulting company, acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, or would otherwise own or control, directly or indirectly, more than 20% of the outstanding shares of Parent Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% or more of the equity or voting power of Parent (or the resulting company), in each case, on a fully diluted basis, (2) a merger, consolidation, share exchange or similar transaction pursuant to which any Parent Third Party acquires or would acquire, directly or indirectly, assets or businesses of Parent or any of its Subsidiaries representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Parent and its Subsidiaries taken as a whole, (3) any transaction pursuant to which any Parent Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Parent and any entity surviving any merger or combination including any of them) of Parent or any of its Subsidiaries representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Parent and its Subsidiaries taken as a whole, or (4) any disposition of assets to a Parent Third Party representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Parent and its Subsidiaries, taken as a whole. For purposes of this Agreement, a “Parent Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Parent Third Party after the date of this Agreement to enter into a Parent Alternative Transaction (with all references to 20% in the definition of Parent Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a breach of this Section 6.4 (other than any breach that is immaterial in scope and effect), (B) is on terms that the Parent Board determines in good faith (after consultation with its outside financial advisors and outside legal counsel) to be superior from a financial point of view to Parent’s stockholders than the transactions contemplated by this Agreement, taking into account any changes to this Agreement that may be proposed by Parent in response to such proposal to enter into a Parent Alternative Transaction, the identity of the person making such proposal to enter into a Parent Alternative Transaction and such other factors as the Parent Board considers to be appropriate or relevant, including the timing, likelihood of consummation, financial, regulatory, legal and other aspects of such proposal, and (C) is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal, and is not subject to a diligence or financing condition.
(b) Except as permitted by this Section 6.4(b) or Section 6.4(d), neither the Parent Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to the Company, the Parent Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Parent Alternative Transaction, (iii) fail to include in the Joint Proxy Statement the Parent Board Recommendation or (iv) fail to, within ten (10) Business Days after the commencement of a tender or exchange offer relating to shares of Parent Common Stock, recommend rejection of such tender or exchange offer or to reaffirm the Parent Board Recommendation (any action or failure to act in clauses (i) through (iv) being referred to as a “Parent Recommendation Change”). Notwithstanding the foregoing, in the event that, prior to obtaining the Parent Stockholder Approval, the Parent Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that it has received a Parent Superior Proposal that was not solicited, initiated, knowingly encouraged or knowingly facilitated or otherwise procured in violation of this Section 6.4(a) (other than any violation that is immaterial in scope and effect), the Parent Board may effect a Parent Recommendation Change or terminate this Agreement pursuant to Section 8.1(h) if (A) the Parent Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (B) Parent has notified the Company in writing that it intends to take such action, (C) Parent has provided the Company with a copy of the proposed definitive agreements between Parent and the person making such Parent Superior Proposal, and the identity of the person making such Parent Superior Proposal, (D) for a period of four (4) Business Days following the notice delivered pursuant to clause (B) of this Section 6.4(b), Parent shall have discussed and negotiated in good faith and made Parent’s Representatives available to discuss and negotiate in good faith (in each case to the extent the Company desires to negotiate) with the Company’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under applicable Law of the Parent Board (it being understood and agreed that any amendment to any material term or condition of any Parent Superior Proposal shall require a new notice and a new negotiation period that shall expire on the later to occur of (I) two (2) Business Days following delivery of such new notice from Parent to the Company and (II) the expiration of the original four (4)-Business Day period described in clause (D) above), and (E) no earlier than the end of such negotiation period, the Parent Board shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement, that (x) the Parent Alternative Transaction that is the subject of the notice described in clause (B) above still constitutes a Parent Superior Proposal and (y) the failure to take such action would still be inconsistent with its fiduciary duties under applicable Law. Neither the Parent Board nor any committee thereof shall cause or permit Parent or any of its controlled affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Parent Alternative Transaction (other than a confidentiality agreement referred to in Section 6.4(a)).
(c) In addition to the obligations of Parent set forth in Section 6.4(a) and Section 6.4(b), Parent shall promptly, and in any event within twenty-four (24) hours of receipt thereof, advise the Company orally and in writing of any request for information or proposal relating to a Parent Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto within twenty-four (24) hours of any such changes) and the identity of the person making such request or proposal. Parent shall (i) keep the Company reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a reasonably current basis and (ii) provide to the Company as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between Parent or its Subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal or any of its Representatives, on the other hand, in each case that describes or contains any such request or proposal.
(d) Other than in connection with a Parent Alternative Transaction or a Parent Superior Proposal (which shall be subject to Section 6.4(b) and shall not be subject to this Section 6.4(d)), prior to obtaining the Parent Stockholder Approval, the Parent Board may, in response to a Parent Intervening Event, take any action prohibited by clauses (i) or (iii) of Section 6.4(b), only if (i) the Parent Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (ii) Parent has notified the Company in writing that it intends to effect such a Parent Recommendation Change (under clauses (i) or (iii) of Section 6.4(b)) pursuant to this Section 6.4(d) (which notice shall include a description of the Parent Intervening Event and the related relevant facts and circumstances in reasonable detail), (iii) for a period of four (4) Business Days following the notice delivered pursuant to clause (ii) of this Section 6.4(d), Parent shall have discussed and negotiated in good faith and made Parent’s Representatives available to discuss and negotiate in good faith (in each case to the extent the Company desires to negotiate) with the Company’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under applicable Law of the Parent Board (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period that shall expire on the later to occur of (A) two (2) Business Days following delivery of such new notice from Parent to the Company and (B) the expiration of the original four (4)-Business Day period described above in this clause (iii)), and (iv) no earlier than the end of such negotiation period, the Parent Board shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under applicable Law. The term “Parent Intervening Event” means an Effect that was not known or reasonably foreseeable to the Parent Board on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Parent Board on the date of this Agreement), which Effect becomes known to the Parent Board prior to the Parent Stockholder Approval being obtained; provided, that in no event shall any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Parent Alternative Transaction, or any matter relating thereto or consequence thereof, constitute a Parent Intervening Event.
(e) Nothing contained in this Section 6.4 shall prohibit Parent from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; or (ii) issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains a Parent Recommendation Change shall be subject to the provisions of Section 6.4(b).
(f) From and after the date of this Agreement, Parent and its officers and directors will, will cause Parent’s Subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted prior to the execution of this Agreement by Parent or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Alternative Transaction (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL). Within one (1) Business Day of the date of this Agreement Parent shall deliver a written notice to each Person that has received non-public information regarding Parent within the twelve (12) months prior to the date of this Agreement pursuant to a confidentiality agreement with Parent for purposes of evaluating any transaction that would constitute a Parent Alternative Transaction and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning Parent and any of its Subsidiaries previously furnished to such Person. Parent will immediately terminate any physical and electronic data access related to any such potential Parent Alternative Transaction previously granted to such Persons.

(g) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, Parent shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party; provided, that, notwithstanding any other provision in this Section 6.4, prior to, but not after, the time the Parent Stockholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Parent Board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law, Parent may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Parent Alternative Transaction, on a confidential basis, to the Parent Board and communicate such waiver to the applicable third party; provided, however, that Parent shall advise the Company at least two (2) Business Days prior to taking such action.
6.5 Preparation of Joint Proxy Statement and Registration Statement.
(a) Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall use their respective reasonable best efforts to cause to be promptly filed with the SEC (i) a mutually acceptable Joint Proxy Statement relating to the matters to be submitted to the holders of Company Capital Stock at the Company Stockholders Meeting and the holders of Parent Common Stock at the Parent Stockholders Meeting and (ii) the Registration Statement (of which the Joint Proxy Statement will be a part). The Company and Parent shall each use reasonable best efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as reasonably practicable and Parent shall use reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company and Parent shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (i) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably and promptly proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.
(b) Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder. Each Party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
(c) If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company and Parent.
6.6 Stockholders Meetings.
(a) The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold (in person or virtually, in accordance with applicable Law) a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held, subject to Section 6.3, as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC and the date on which the Registration Statement is declared effective by the SEC. Except as permitted by Section 6.3, the Joint Proxy Statement shall include the Company Board Recommendation. Except as permitted by Section 6.3, the Company shall use reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to the Company’s stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than ten (10) Business Days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and, with Parent’s consent, such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the End Date. If requested by Parent, the Company shall promptly provide all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Parent reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the Company’s stockholders with respect thereto. Without the prior written consent of Parent or as required by applicable Law, (i) the adoption of this Agreement shall be the only matter (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger and matters of procedure) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting and the Company shall not submit any other proposal to such stockholders in connection with the Company Stockholders Meeting (including any proposal inconsistent with the adoption of this Agreement or the consummation of the Transactions) and (ii) the Company shall not call any special meeting of the stockholders of the Company other than the Company Stockholders Meeting.
(b) Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold (in person or virtually, in accordance with applicable Law) a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval, to be held, subject to Section 6.4, as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC and the date on which the Registration Statement is declared effective by the SEC. Except as permitted by Section 6.4, the Joint Proxy Statement shall include the Parent Board Recommendation and the Parent Board shall use reasonable best efforts to solicit from stockholders of Parent proxies in favor of the Parent Stock Issuance. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to Parent’s stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders Meeting and (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than ten (10) Business Days after the date for which the meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and, with the Company’s consent, such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the End Date. If requested by the Company, Parent shall promptly provide all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep the Company reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Parent’s stockholders with respect thereto. Without the prior written consent of the Company or as required by applicable Law, (i) approval of the Parent Stock Issuance shall be the only matter (other than matters of procedure) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting and Parent shall not submit any other proposal to such stockholders in connection with the Parent Stockholders Meeting (including any proposal inconsistent with the approval of the Parent Stock Issuance or the consummation of the Transactions) and (ii) Parent shall not call any special meeting of the stockholders of Parent other than the Parent Stockholders Meeting.
(c) The Parties shall cooperate and use their reasonable best efforts to set the record dates for and hold the Company Stockholders Meeting and the Parent Stockholders Meeting, as applicable, on the same day.
(d) Without limiting the generality of the foregoing, each of the Company and Parent agrees that its obligations to hold the Company Stockholders Meeting and the Parent Stockholders Meeting, as applicable, pursuant to this Section 6.6 shall not be affected by the making of a Company Recommendation Change or a Parent Recommendation Change, as applicable, and its obligations pursuant to this Section 6.6 shall not be affected by the commencement, announcement, disclosure, or communication to the Company or Parent, as applicable, of any Company Alternative Transaction or Parent Alternative Transaction or other proposal (including, as applicable, a Company Superior Proposal or Parent Superior Proposal) or the occurrence or disclosure of any Company Intervening Event or Parent Intervening Event.
(e) Promptly after the execution of this Agreement, Parent shall duly approve and adopt this Agreement in its capacity as the sole stockholder of Merger Sub in accordance with applicable Law and the Organizational Documents of Merger Sub.
6.7 Access to Information.
(a) Subject to applicable Law and the other provisions of this Section 6.7, the Company and Parent each shall (and shall cause its Subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors and officers and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Registration Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. The Company and Parent each shall, and shall cause each of its Subsidiaries to, afford to the other Party and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the Company or Parent, as applicable, and their respective Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the requesting Party and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the requesting Party. The requesting Party and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other Party or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other Party and its Subsidiaries of their normal duties. Notwithstanding the foregoing:
(i) no Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to the other Party or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing contract or agreement (provided, however, the Company or Parent, as applicable, shall inform the other Party as to the general nature of what is being withheld and the Company and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information at the requesting Party’s cost and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege);
(ii) no Party shall have access to personnel records of the other Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the other Party’s good faith opinion the disclosure of which could subject the other Party or any of its Subsidiaries to risk of liability;
(iii) the foregoing provisions of this Section 6.7 shall not permit any Party or its Affiliates or Representatives to conduct any environmental sampling in respect of any property owned or leased by the other Party or any of its Affiliates;
(iv) for so long as any applicable COVID-19 Measures are in effect, the Company or Parent, as applicable, shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to provide access to the requesting Party and its Affiliates and Representatives under this Section 6.7 through virtual or other remote means, if physical access is not possible, unsafe, or otherwise prohibited by applicable Law; and
(v) no investigation or information provided pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub herein.
(b) The Confidentiality Agreement dated as of March 14, 2021 between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder; provided that the Parties acknowledge that paragraph seven of the Confidentiality Agreement shall not prohibit the consummation of the Transactions.
6.8 HSR and Other Approvals.
(a) Except for the filings and notifications made pursuant to Antitrust Laws to which Sections 6.8(b) through 6.8(d), and not this Section 6.8(a), shall apply, as promptly as reasonably practicable following the execution of this Agreement, the Parties shall prepare and file with the appropriate Governmental Entities and other third parties and use reasonable best efforts to obtain all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary or advisable in order to consummate the Transactions. Notwithstanding the foregoing, except as required by Sections 6.8(b) through (d) (which shall govern filings, notifications and efforts relating to Antitrust Laws), and any authorizations, consents, notifications, certifications, registrations, declarations and filings that are conditions to the consummation of the Merger, in no event shall either the Company or Parent or any of their respective Affiliates be required to (and the Company shall not, without the prior written consent of Parent) pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees. Parent and the Company shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Joint Proxy Statement). None of Parent, the Company or any of their respective Affiliates shall agree to any timing agreements, actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of the Company or Parent, as applicable (which consent, subject to Sections 6.8(b) and 6.8(d), shall not be unreasonably conditioned, withheld or delayed).
(b) Each of Parent and the Company shall, in consultation with the other Party, use their respective reasonable best efforts to file, as soon as practicable and advisable after the date of this Agreement (and in the case of their respective filings under the HSR Act, within ten (10) Business Days after the date of this Agreement), all notices, reports and other documents required to be filed by such party under the HSR Act or with any Governmental Entity set forth on Section 7.1(b) of the Parent Disclosure Letter with respect to the Merger and the other transactions contemplated by this Agreement and the Preferred Stock Purchase Agreement, and to submit as promptly as reasonably practicable any additional information requested by such Governmental Entity, and will not withdraw any such filings or applications without the prior written consent of the other Party. Each of Parent and the Company shall (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents, (ii) promptly inform the other of any such filing, submission or other document and of any communication with or from any Governmental Entity or any official, representative or staff thereof regarding the transactions contemplated by this Agreement and the Preferred Stock Purchase Agreement, and permit the other to review and discuss in advance, and consider in good faith the views, and secure the participation, of the other in connection with any such filing, submission, document or communication and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Entity or any official, representative or staff thereof or in connection with any Proceeding initiated by a Governmental Entity or private party in respect of any Antitrust Laws, including promptly notifying the other Party of any such investigation, inquiry or Proceeding, and consulting in advance before making any presentations or submissions to a Governmental Entity or any official, representative or staff thereof, or, in connection with any Proceeding initiated by a private party in respect of any Antitrust Laws, to any other person. In addition, each of the Company and Parent shall promptly inform and consult with the other in advance of any meeting, conference or communication with any Governmental Entity or any official, representative or staff thereof, or, in connection with any Proceeding by a private party in respect of any Antitrust Laws, with any other person, and to the extent not prohibited by applicable Law or by the applicable Governmental Entity or other person, not participate or attend any meeting or conference, or engage in any communication, with any Governmental Entity or any official, representative or staff thereof or such other person in respect of the transactions contemplated by this Agreement and/or by the Preferred Stock Purchase Agreement without the other Party unless it reasonably consults with the other Party in advance and gives the other Party a reasonable opportunity to attend and participate therein, and in the event one Party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or communication, keep such Party apprised with respect thereto. Each of the Company and Parent shall promptly furnish to the other copies of all filings, submissions, correspondence and communications between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or any official, representative or staff thereof (or any other person in connection with any Proceeding initiated by a private party in respect of any Antitrust Laws), on the other hand, with respect to the transactions contemplated by this Agreement or the Preferred Stock Purchase Agreement, and in the case of any written communications with any Governmental Entity set forth on Section 7.1(b) of the Parent Disclosure Letter, each Party shall copy the other Party on all such written communications. Each of the Company and Parent may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of a Party and its Subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (C) comply with contractual arrangements, (D) prevent the loss of a legal privilege or (E) comply with applicable Law.

(c) The Parties shall consult and cooperate in all respects with each other, and consider in good faith the views of the other Party with respect to obtaining all consents, approvals, licenses, permits, waivers, orders and authorizations necessary to consummate the transactions contemplated by this Agreement and the Preferred Stock Purchase Agreement, including the Merger.
(d) Each of Parent and, if requested by Parent, the Company, along with their respective Subsidiaries and Affiliates, shall take any and all actions and steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity or private party and otherwise to satisfy any closing conditions relating to any Antitrust Law contained in this Agreement so as to enable the consummation of the Transactions as promptly as practicable, and in any event prior to the End Date, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, giving undertakings in lieu or otherwise, to sell, divest, hold separate, lease, license, transfer, dispose of, otherwise encumber or impair or take any other action with respect to Parent’s or any of its Affiliates’ ability to own or operate any assets, properties, contracts, businesses or product lines of Parent or any of its Affiliates or any assets, properties, contracts, businesses or product lines of the Company or any of its Affiliates (individually or collectively, “Remedial Actions”) and (ii) in the event that any permanent or preliminary injunction or other decree, order, judgment, writ, stipulation, award or temporary restraining order (an “Order”) in any Proceeding by or with any Governmental Entity is entered or becomes reasonably foreseeable to be entered that would make consummation of the Transactions unlawful or that would otherwise prevent or delay consummation of the Transactions, taking any and all steps (including the posting of a bond, commencement, contesting and defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, or the taking of the steps contemplated by clause (i) above) necessary to vacate, modify or suspend such Order; provided that no Party shall be required pursuant to this Section 6.8 to commit to or effect any Remedial Action that is not conditioned upon the consummation of the Merger. The Company and Parent shall use reasonable best efforts to cooperate with each other and work in good faith to develop the strategy relating to any Remedial Actions and in connection with the process of effecting (including negotiating or committing to effect) any Remedial Actions, including any divestiture process and any communications with potential divestiture buyers relating thereto. Notwithstanding anything in this Agreement to the contrary, Parent is not and will not be required to commit to or effect any sale, divestiture, lease, holding separate pending a sale or other transfer or disposal, or any other Remedial Action contemplated by this Section 6.8(d) if any or all such Remedial Actions, in the aggregate would or would reasonably be expected to have a material adverse effect on the business, financial condition or operations of Parent and its Subsidiaries (including the Company and its Subsidiaries) from and after the Effective Time (but, for purposes of determining whether any effect is material, calculated as if Parent and its Subsidiaries from and after the Effective Time were collectively the same size as the Company and its Subsidiaries prior to the Effective Time) (a “Burdensome Condition”).
(e) Each of the Parties agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, it shall not, and shall ensure that none of its Subsidiaries shall, consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture or other business combination that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement.
6.9 Employee Matters.
(a) For the period commencing at the Effective Time and ending on the first anniversary of the Effective Time (the “Continuation Period”), Parent shall provide to each individual who is employed by the Company or its Subsidiaries as of immediately prior to the Effective Time and who remains employed by Parent or its Subsidiaries (a “Company Employee”), for so long as such Company Employee remains employed by Parent or its Subsidiaries, (i) base salary or wage rate that is no less favorable than was provided to the Company Employee immediately prior to the Effective Time, (ii) target annual cash incentive opportunities and target annual equity incentive opportunities that, in the aggregate, are no less favorable than were provided to the Company Employee immediately prior to the Effective Time; provided that Parent may provide cash-based compensation in lieu of equity incentive compensation and (iii) employee benefits (excluding defined benefit pension, retiree medical, severance, retention and change in control benefits) that are no less favorable in the aggregate than the employee benefits (excluding defined benefit pension, retiree medical, severance, retention and change in control benefits) provided to the Company Employee immediately prior to the Effective Time; provided that Parent may reduce any element of such Company Employee’s compensation, compensation opportunity, or benefits to the extent that such reduction applies on a uniform basis to other similarly situated employees of Parent and is implemented as a result of extraordinary circumstances impacting Parent. Without limiting the generality of the foregoing, subject to any applicable release of claims requirements, Parent shall provide each Company Employee whose employment is involuntarily terminated during the Continuation Period, severance benefits that are no less favorable than the severance benefits (if any) that would have been payable to such Company Employee under the Company Plan set forth on Section 6.9(a) of the Company Disclosure Letter as in effect on the date hereof.
(b) From and after the Effective Time, as applicable, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, credit the Company Employees for purposes of vesting, eligibility and benefit accrual under the Parent Plans (other than with respect to any “defined benefit plan” as defined in Section 3(35) of ERISA, retiree medical benefits, frozen or grandfathered plan, or to the extent it would result in a duplication of benefits) in which the Company Employees participate, for such Company Employees’ service with the Company and its Subsidiaries, to the same extent and for the same purposes that such service was taken into account under a corresponding Company Plan immediately prior to the Closing Date.
(c) From and after the Effective Time, as applicable, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, with respect to each Company Employee who becomes eligible to participate in a Parent Plan that is a group health plan, (i) waive any limitation on coverage of such Company Employee and his or her eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements and requirements to show evidence of good health under such Parent Plan to the extent such Company Employee and his or her eligible dependents were covered under a comparable Company Plan immediately prior to the Closing Date, and such conditions, periods or requirements were satisfied or waived under such Company Plan and (ii) to the extent that such eligibility commences during the plan year in which the Closing Date occurs, give such Company Employee credit under such Parent Plan for such plan year towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing Date for which payment has been made under a comparable Company Plan, in each case, to the extent permitted by the applicable insurance plan provider.
(d) If the Effective Time occurs prior to the date in 2022 that annual bonus payments in respect of calendar year 2021 are paid to employees of the Company and its Subsidiaries in the ordinary course of business consistent with past practice pursuant to the Company’s annual cash bonus plans listed on Section 6.9(d) of the Company Disclosure Letter (the “Annual Cash Bonus Plan”) and any such payment, an “Annual Cash Bonus”), then Parent shall pay to each Company Employee who participates in the Annual Cash Bonus Plan and (i) remains actively employed through the last day of calendar year 2021 or (ii) experiences a Qualifying Termination of employment prior to the last day of calendar year 2021, an Annual Cash Bonus in respect of calendar year 2021 pursuant to the Annual Cash Bonus Plan with performance deemed achieved at 100% of the target level. “Qualifying Termination” shall have the meaning set forth on Section 6.9(d) of the Company Disclosure Letter.
(e) Prior to the Effective Time, if requested by Parent in writing at least five Business Days prior to the Effective Time, the Company and each of its Subsidiaries shall adopt resolutions and take all such corporate action as is necessary to terminate each 401(k) plan maintained, sponsored or contributed to by the Company or any of its Subsidiaries (collectively, the “Company 401(k) Plans”), in each case, effective as of the day immediately prior to the Closing Date, and the Company shall provide Parent with evidence that such Company 401(k) Plans have been properly terminated, with the form of such termination documents subject to the prior review and comment of Parent (which comments shall be considered in good faith by the Company). To the extent the Company 401(k) Plans are terminated pursuant to Parent’s request, the Company Employees shall be eligible to participate in a 401(k) plan maintained by Parent or one of its Subsidiaries on the day after the Closing Date, and such Company Employees shall be entitled to effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of the Code), including any outstanding loans, to such 401(k) plan maintained by Parent or its Subsidiaries.

(f) Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.9 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company or any of their respective Affiliates), other than the Parties and their respective permitted successors and assigns, any third-party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Agreement. Nothing in this Agreement is intended to prevent Parent, the Surviving Corporation or any of their Affiliates (i) from amending or terminating any of their respective Employee Benefit Plans or, after the Effective Time, any Company Plan in accordance with their terms or (ii) from terminating the employment of any Company Employee.
6.10 Indemnification; Directors’ and Officers’ Insurance.
(a) Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Plan, in each case, when acting in such capacity (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries, a fiduciary under any Company Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to or at, but not after, the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation shall, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding that constitutes Transaction Litigation is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company’s regularly engaged legal counsel or other counsel satisfactory to them, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) Parent and the Surviving Corporation shall use its reasonable best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.10, upon learning of any such Proceeding, shall notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve the Surviving Corporation from any obligations that it may have under this Section 6.10, except to the extent such failure materially prejudices Parent or the Surviving Corporation’s position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parent or Surviving Corporation under this Section 6.10, such Indemnified Person shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parent or Surviving Corporation, as applicable (which approval shall not be unreasonably conditioned, withheld or delayed), and who has not otherwise performed material services for Parent, Surviving Corporation or the Indemnified Person within the last three (3) years.
(b) For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Corporation or any of its Subsidiaries in any manner that would affect (or manage the Surviving

Corporation or its Subsidiaries, with the intent to or in a manner that would) adversely affect the rights thereunder of any Indemnified Person (or any employee of the Company, with respect to periods prior to the Effective Time) to indemnification, exculpation and advancement, except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Corporation to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors or officers existing and in effect prior to the date of this Agreement and set forth on Schedule 6.10(b) of the Company Disclosure Letter.
(c) In furtherance of and not in limitation of Section 6.10(a) and Section 6.10(b), Parent and the Surviving Corporation shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.10(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.10 or under any charter, bylaw or contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.
(d) Prior to the Closing, the Company shall (and, if the Company is unable to, Parent and the Surviving Corporation will cause to be put in place as of the Closing and shall fully prepay immediately prior to the Closing) “tail” insurance policies with a claims period of at least six (6) years from the Effective Time (the “Tail Period”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) in an amount and scope and containing terms and conditions at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the Effective Time; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(e) In the event that Parent or the Surviving Corporation or any of its successors or assignees (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10. Parent and the Surviving Corporation shall not sell, transfer, distribute or otherwise dispose of any of their assets in a manner that would reasonably be expected to render Parent or Surviving Corporation unable to satisfy their obligations under this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Indemnified Person pursuant to this Section 6.10, and his or her heirs and Representatives. The rights of the Indemnified Persons under this Section 6.10 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Law. Parent or the Surviving Corporation shall pay all expenses, including attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.10.
6.11 Transaction Litigation. In the event any Proceeding by any Governmental Entity or other Person is commenced or, to the knowledge of the Company or Parent, as applicable, threatened, that questions the validity or legality of the Transactions or seeks damages in connection therewith, including stockholder litigation, but excluding any Proceedings relating to (a) appraisal, which shall be governed by Section 3.4 and (b) Antitrust Laws, which shall be governed by Section 6.8 (“Transaction Litigation”), the Company or Parent, as applicable, shall promptly as reasonably practicable notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. The Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation at Parent’s sole expense and shall consult regularly with Parent in good faith and give reasonable consideration to Parent’s advice with respect to such Transaction Litigation; provided, that the Company shall not cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.12 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. No Party shall, and each will cause its directors, officers and employees and direct its other Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the other Party. Notwithstanding the foregoing, a Party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures (a) required by applicable Law, (b) required by the rules of any stock exchange upon which such Party’s or its Subsidiary’s capital stock is traded or (c) consistent with the final form of the joint press release announcing the Merger and the investor presentation given to investors on the day of announcement of the Merger (each of which, for the avoidance of doubt, shall be reasonably agreed upon by the Parties); provided, in each case, such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon; and provided, however, that no provision in this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its employees (provided, that prior to making any written communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication, the Company shall provide Parent a reasonable period of time to review and comment on the communication, and the Company shall consider any timely comments in good faith) and that neither Party shall be required by any provision of this Agreement to consult with or obtain any approval from any other Party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Alternative Transaction or a Parent Alternative Transaction, as applicable, and matters related thereto or a Company Recommendation Change or Parent Recommendation Change, as applicable, other than as set forth in Section 6.3 or Section 6.4, as applicable.
6.13 Control of Business. Except with respect to Antitrust Laws as provided in (and governed by the requirements of) Section 6.8, the Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such Party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.14 Reasonable Best Efforts; Notification.
(a) Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VI (including filings, notifications, required efforts, actions and other matters with respect to Antitrust Laws governed by Section 6.8), upon the terms and subject to the conditions set forth in this Agreement (including Section 6.3 and Section 6.4), each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions.
(b) Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as applicable, or any of its Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions (including those alleging that the approval or consent of such Person is or may be required in connection with the Transactions).
6.15 Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.
6.16 Stock Exchange Listing and Delistings. Parent shall take all action necessary to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ prior to the Effective

Time, subject to official notice of issuance. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the NYSE and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time.
6.17 Financing; Financing Cooperation.
(a) Parent will use reasonable best efforts to obtain the Financing contemplated by the Debt Commitment Letter as of the date hereof in an amount, together with any available cash of the Parties and their respective Subsidiaries, sufficient to satisfy all Required Uses, on or prior to the date upon which the Merger is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter, (ii) negotiate and enter into definitive agreements with respect to the Financing (the “Definitive Agreements”) on the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the flex provisions contained in any related fee letter) or, subject to the Prohibited Financing Modifications, on other terms reasonably acceptable to Parent, and (iii) satisfy on a timely basis all conditions in the Debt Commitment Letter and the Definitive Agreements that are applicable to Parent and within Parent’s control and complying with Parent’s obligations thereunder (or, if necessary or deemed advisable by Parent, seek the waiver of such conditions contained in such Debt Commitment Letter or such Definitive Agreements). Parent shall enforce its rights under the Debt Commitment Letter and the Definitive Agreements in a timely and diligent manner. Without limiting the generality of the foregoing sentence, in the event that all conditions contained in the Debt Commitment Letter or the Definitive Agreements (other than the consummation of the Merger) have been satisfied, Parent shall use its reasonable best efforts to cause the Financing Entities party to the Debt Commitment Letter to comply with their respective obligations thereunder, including to fund the Financing. Parent shall not, and shall not permit Merger Sub to, without the prior written consent of the Company, permit any amendment or modification to, or any waiver of any provision or remedy under, the Debt Commitment Letter or the Definitive Agreements if such amendment, modification or waiver (i) adds new or modifies any existing conditions to the consummation of all or any portion of the Financing, (ii) reduces the aggregate amount of the Financing, (iii) adversely affects the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or the Definitive Agreements as so amended, modified or waived, relative to the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date hereof or (iv) would otherwise reasonably be expected to prevent or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement on the Closing Date pursuant to the terms hereof (the foregoing clauses (i) through (iv), collectively, the “Prohibited Financing Modifications”). Parent shall promptly deliver to the Company copies of any such amendment, modification, waiver or replacement (which may, in the case of fee letters, be redacted as to fees, yield or interest rate caps, original issue discount amounts, economic terms, flex terms and successful syndication level and other terms that are customarily redacted in connection with transactions of this type and would not in any event affect the conditionality, enforceability, availability or principal amount of the Financing). At the Company’s written and reasonable request, Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of Parent’s efforts to arrange such Financing. Parent shall give the Company prompt notice upon becoming aware of, or receiving written notice with respect to, any material breach of or default under, or any event or circumstance that (with or without notice, lapse of time or both) would reasonably be expected to give rise to any material breach of or default under, the Debt Commitment Letter by a party thereto or any termination, withdrawal or rescission of the Debt Commitment Letter; provided that none of Parent or Merger Sub shall be required to disclose or provide any such information, the disclosure of which, in the judgement of Parent upon advice of outside counsel, is subject to attorney-client privilege; provided, further that, subject to not violating attorney-client privilege, Parent or Merger Sub shall notify the Company of the withholding thereof and use reasonable best efforts to provide an alternative means of disclosing or providing such information. In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Parent will (i) use reasonable best efforts to obtain alternative financing (in an amount sufficient, when taken together with the available portion of the Financing and any available cash of the Parties and their respective Subsidiaries, to satisfy the Required Uses) from the same or other sources that does not include any conditions to the consummation of such alternative financing that are more onerous than the conditions set forth in the Debt Commitment Letter (provided, that in no event shall the reasonable best efforts of Parent be deemed or construed to require Parent to pay any fees or any interest rates applicable to the Financing in excess of those contemplated by the Debt Commitment Letter and the Debt Fee Letter (including the flex provisions)) and (ii) promptly notify the Company of such unavailability and the reason therefor. Parent shall provide written notice to the Company no later than one (1) Business Day after the date on which a “Successful Syndication” (as defined in the Arranger Fee Letter) shall have occurred.
(b) The Company shall use its reasonable best efforts, shall cause each of its Subsidiaries to use their reasonable best efforts, and shall use reasonable best efforts to cause its and their respective Representatives, to provide such customary assistance in connection with the arrangement of the Financing (which term, for purposes of this Section, shall include any alternative financing obtained by Parent in the event any portion of the Financing under the Debt Commitment Letter becomes unavailable) as is reasonably requested by Parent in writing and does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, such assistance in any event shall include:
(i) using reasonable best efforts to assist with Parent’s preparation of customary confidential information memoranda and lender presentations;
(ii) upon reasonable prior notice and at times and locations to be reasonably and mutually agreed, using reasonable best efforts to cause senior management of the Company to participate in, and assist with Parent’s preparation of, rating agency presentations, due diligence sessions, drafting sessions and a reasonable number of meetings with prospective lenders and ratings agencies; provided that such participation by senior management of the Company may be conducted by video conference at the Company’s option;
(iii) delivery to Parent and its Financing Entities of all documentation and other information reasonably requested by the Financing Entities required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act (in any case at least four (4) business days prior to the Closing Date, to the extent requested in writing at least nine (9) days prior to the Closing Date);
(iv) (A) delivery to Parent and its Financing Entities of the Required Information and (B) using reasonable best efforts to deliver to Parent and its Financing Entities any other information relating to the Company, its Subsidiaries or their businesses customary or reasonably necessary in connection with the Financing to the extent reasonably requested by Parent;
(v) informing Parent if the Company shall have knowledge (A) of any facts that would likely require the restatement of any financial statements included in the information required by clause (iv) above for such financial statements to comply with GAAP or (B) that the information provided pursuant to clause (iv) above contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein not materially misleading under the circumstances under which such statements were made;
(vi) assisting Parent with Parent’s preparation of pro forma financial information and pro forma financial statements specified in paragraph 6 of Exhibit C of the Debt Commitment Letter as in effect on the date hereof, including providing all historical financial information regarding the Company and its Subsidiaries required by Parent to permit Parent to prepare such pro forma financial statements;
(vii) using reasonable best efforts to provide customary estimate, forecasts, projections and other forward-looking information regarding the future performance of the business of the Company and its Subsidiaries, in each case to the extent reasonably requested by Parent in connection with the Financing;
(viii) using reasonable best efforts to provide customary bank authorization and representation letters;
(ix) using reasonable best efforts to reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Financing;

(x) using reasonable best efforts to cooperate with Parent’s legal counsel in connection with providing customary back-up certificates and factual information regarding any legal opinions that such legal counsel may be required to deliver in connection with the Financing; and
(xi) using reasonable best efforts to cooperate with respect to due diligence in connection with the Financing, to the extent customary and reasonable.
(c) The Company hereby consents to the customary use of all of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.
(d) Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or its Affiliates), the Company agrees that Parent and its Affiliates may share customary projections and other non-public information with respect to the Company and the Subsidiaries of the Company on a customary basis with its Financing Entities, and that Parent, its Affiliates and such Financing Entities may share such information with potential Financing Entities in connection with any marketing efforts in connection with the Financing; provided that the recipients of such written information agree to customary confidentiality arrangements (including through customary “click-through” confidentiality undertakings) which require such recipients to hold such information confidentially.
(e) Notwithstanding any provision in this Section 6.17, the Company and its Subsidiaries shall not be required to take or permit the taking of any action pursuant to this Section 6.17 that: (1) would require the Company, its Subsidiaries or any Persons who are officers or directors of the Company or the any of its Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Financing or enter into, execute or deliver any certificate, document, instrument or agreement (other than customary authorization or representation letters as set forth in clause (b)(viii) above), (2) would cause any representation or warranty in this Agreement to be breached by the Company (unless Parent waives such breach prior to the Company or its Subsidiaries taking such action), (3) would require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing prior to the Closing, in each case for which Parent is not obligated to reimburse or indemnify the Company or its Subsidiaries under this Agreement (or otherwise previously reimbursed), (4) would cause any director, officer or employee or equityholder of the Company or any of its Subsidiaries to incur any personal liability, (5) would conflict with the organizational documents of the Company or any of its Subsidiaries (as in effect on the date hereof) or any applicable Laws, subject to not violating such organizational documents or applicable Law, the Company shall notify Parent of the withholding thereof and use commercially reasonable efforts to provide an alternative means of disclosing or providing such information, (6) would reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any material contract existing as of the date hereof to which the Company or any of its Subsidiaries is a party, subject to not breaching any material existing contract, the Company shall notify Parent of the withholding thereof and use commercially reasonable efforts to provide an alternative means of disclosing or providing such information, (7) would require the Company, any of its Subsidiaries or any of their Representatives to provide access to or disclose information that is legally privileged (provided, however, that, subject to not violating attorney-client privilege, the Company shall notify Parent of the withholding thereof and use commercially reasonable efforts to provide an alternative means of disclosing or providing such information) or (8) would require the Company or any of its representatives to prepare any financial statements (other than the Required Information) that are not prepared in the ordinary course of its financial reporting practice. Nothing in this Section 6.17 shall require the Company’s legal counsel to provide any legal opinions in connection with the transactions contemplated by this Section 6.17.
(f) Parent shall (i) promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses and attorney’s fees incurred by the Company or Subsidiaries of the Company in connection with providing the assistance contemplated by this Section 6.17 and (ii) indemnify and hold harmless the Company and the Subsidiaries of the Company and its and their respective directors, officers and employees (each, a “Financing Indemnitee”) from and against any and all liabilities, losses, damages, claims, costs, expenses, attorney’s fees, interest, awards, judgments and penalties actually suffered or incurred by any of them in connection with the Financing or any assistance provided by them pursuant to this Section 6.17, in each case other than to the extent any of the foregoing arises from (I) the bad faith, gross negligence or willful misconduct of, or breach of this Agreement by, such Financing Indemnitee or (II) any information provided by or on behalf of the Company or any Subsidiaries of the Company that is disclosed and used in a manner consistent with this Agreement or that the Company has otherwise consented to.
(g) Notwithstanding anything to the contrary in this Agreement, the Company’s breach of any of the covenants required to be performed by it under this Section 6.17 shall not be considered in determining the satisfaction of the condition set forth in Section 7.2(b), unless such breach is the primary cause of Parent being unable to obtain the proceeds of the Financing at the Closing.
(h) For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 6.17 represent the sole obligation of the Company (and its Representatives and Affiliates) with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Company Disclosure Letters) shall be deemed to expand or modify such obligations.
6.18 Treatment of Company Indebtedness. The Company shall, and shall cause each of its Subsidiaries to, deliver a customary notice of prepayment (provided that such prepayment shall be contingent upon the occurrence of the Closing unless otherwise agreed in writing by the Company) and otherwise to facilitate at or prior to the Effective Time the termination of all commitments outstanding under the Company Credit Agreement and the repayment in full of all obligations outstanding thereunder. In furtherance and not in limitation of the foregoing, the Company shall (A) use its reasonable best efforts to deliver to Parent at least two (2) business days prior to the Closing Date a draft payoff letter and (B) use its reasonable best efforts to cause the administrative agent under the Company Credit Agreement to deliver to Parent on the Closing Date, a fully executed payoff letter, in each case, with respect to the Company Credit Agreement (the “Payoff Letter”) in form and substance customary for transactions of this type.
6.19 Takeover Laws. None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.
6.20 Coordination of Quarterly Dividends. The Company and Parent shall coordinate to match the record and payment dates for the Company’s regular quarterly dividends (for any quarter in which the Company intends to pay a dividend) to the corresponding dates for Parent’s regular quarterly dividends for the applicable quarter (unless Parent shall not pay a dividend on any shares of Parent Common Stock in respect of such quarter).
ARTICLE VII
CONDITIONS PRECEDENT
7.1 Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each Party to consummate the Merger is subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:
(a) Stockholder Approvals. Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.
(b) Regulatory Approval. Any waiting period (or any agreed upon extension of any waiting period or commitment not to consummate the Merger for any period of time) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any authorization or consent from a Governmental Entity required to be obtained with respect to the Merger as set forth on Section 7.1(b) of the Parent Disclosure Letter shall have been obtained and shall remain in full force and effect, in each case without the imposition, individually or in the aggregate, of a Burdensome Condition.
(c) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have issued, adopted, enacted or promulgated any order, decree, ruling, injunction or Law that is in effect (whether temporary, preliminary or permanent) restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or imposing, individually or in the aggregate, a Burdensome Condition (any such order, decree, ruling, injunction Law or other action, a “Relevant Legal Restraint”).
(d) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or pending or threatened in writing Proceedings seeking a stop order.
(e) NASDAQ Listing. The shares of Parent Common Stock issuable pursuant to the Merger shall have been authorized for listing on the NASDAQ, upon official notice of issuance.
7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:
(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in the first sentence of Section 4.1, Section 4.2, Section 4.3(a), Section 4.6(a) and Section 4.22 shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 4.2, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been so true and correct only as of such date or period of time); and (ii) all other representations and warranties of the Company set forth in Article IV shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been so true and correct only as of such date or period of time), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained in such representations and warranties as to “materiality”, “in all material respects” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.
(c) Compliance Certificate. Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and (b) have been satisfied (in his or her or their capacity as such and not in his or her or their personal capacity and without any personal liability).
7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:
(a) Representations and Warranties of Parent and Merger Sub. (i) The representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 5.1, Section 5.2, Section 5.3(a), Section 5.6(a) and Section 5.17 shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 5.2, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been so true and correct only as of such date or period of time); and (ii) all other representations and warranties of Parent and Merger Sub set forth in Article V shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been so true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained in such representations and warranties as to “materiality”, “in all material respects” or “Parent Material Adverse Effect”) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.
(c) Compliance Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and (b) have been satisfied (in his or her or their capacity as such and not in his or her or their personal capacity and without any personal liability).
7.4 Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.
ARTICLE VIII
TERMINATION
8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained:
(a) by mutual written consent of the Company and Parent;
(b) by either the Company or Parent:
(i) if a Relevant Legal Restraint permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose breach of any obligation under this Agreement in any material respect shall have proximately caused or resulted in the action or event described in this Section 8.1(b)(i) occurring;
(ii) if the Merger shall not have been consummated on or before 5:00 p.m. New York City time, on October 19, 2021 (such date and time, as it may be extended pursuant to the foregoing proviso, being the “End Date”); provided that if as of 5:00 p.m. on the End Date the condition to closing set forth in Section 7.1(b) or Section 7.1(c) (solely as it relates to an Antitrust Law) shall not have been satisfied (or, to the extent permissible, waived) but all conditions to Closing set forth in Article VII other than the conditions set forth in Section 7.1(b) and/or Section 7.1(c) shall have been satisfied or waived (other than any such conditions that by their terms are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the End Date), then the End Date will be automatically extended, without any action on the part of any party to this Agreement, to 5:00 p.m. New York City time on January 19, 2022 (and if so extended, such date and time shall be the “End Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose breach of any obligation under this Agreement in any material respect shall have proximately caused or resulted in the failure of the Merger to occur on or before the End Date; or
(iii) if (A) the Company Stockholder Approval shall not have been obtained upon a vote taken at the Company Stockholders Meeting (or, if the Company Stockholders Meeting has been adjourned or postponed in accordance with this Agreement, at the final adjournment or postponement thereof), or (B) the Parent Stockholder Approval shall not have been obtained upon a vote taken at the Parent Stockholders Meeting (or, if the Parent Stockholders Meeting has been adjourned or postponed in accordance with this Agreement, at the final adjournment or postponement thereof); or
(c) by Parent, if there has been a breach by the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions in Sections 7.2(a) or 7.2(b) would not be satisfied (and such breach is not curable prior to the End Date, or if curable prior to the End Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice of such breach by Parent to the Company or (ii) three (3) Business Days prior to the End Date); provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available if Parent is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions in Sections 7.3(a) or 7.3(b) would not be satisfied);

(d) by the Company, if there has been a breach by Parent of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions in Sections 7.3(a) or 7.3(b) would not be satisfied (and such breach is not curable prior to the End Date, or if curable prior to the End Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice of such breach by the Company to Parent) or (ii) three (3) Business Days prior to the End Date); provided, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions in Sections 7.2(a) or 7.2(b) would not be satisfied;
(e) by Parent, prior to the time the Company Stockholder Approval is obtained, if the Company Board or a committee thereof shall have effected a Company Recommendation Change (whether or not such Company Recommendation Change is permitted by this Agreement);
(f) by the Company, prior to the time the Parent Stockholder Approval is obtained, if the Parent Board or a committee thereof shall have effected a Parent Recommendation Change (whether or not such Parent Recommendation Change is permitted by this Agreement);
(g) by the Company, at any time prior to the receipt of the Company Stockholder Approval, in order for the Company to enter into a definitive agreement with respect to a Company Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 6.3; provided that prior to or substantially concurrently with such termination, the Company pays or causes to be paid to Parent the Company Termination Fee; or
(h) by Parent, at any time prior to the receipt of the Parent Stockholder Approval, in order for Parent to enter into a definitive agreement with respect to a Parent Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 6.4; provided that prior to or substantially concurrently with such termination, Parent pays or causes to be paid to the Company the Parent Termination Fee.
8.2 Notice of Termination; Effect of Termination.
(a) A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and the applicable provision of this Agreement pursuant to which such termination is effected, and any termination shall be effective immediately upon delivery of any such valid written notice to the other Party.
(b) In the event of termination of this Agreement by any Party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party (or any of its Representatives or Affiliates) except to the extent provided in this Section 8.2, Section 6.7(b), and Section 8.3; provided, however, that notwithstanding anything to the contrary in this Agreement, (i) no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of any covenant, agreement or obligation hereunder or fraud, (ii) the provisions set forth in Article I, Section 8.2, Section 8.3 and Article X shall survive the termination of this Agreement and (iii) the Confidentiality Agreement shall not be affected by a termination of this Agreement.
8.3 Expenses and Other Payments.
(a) Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.
(b) If (i) Parent terminates this Agreement pursuant to Section 8.1(e) or (ii) either Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iii)(A) at a time when Parent had the right to terminate this Agreement pursuant to Section 8.1(e), then in each case the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent no later than three (3) Business Days after notice of termination of this Agreement.
(c) If (i) the Company terminates this Agreement pursuant to Section 8.1(f)or (ii) either Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iii)(B) at a time when the Company had the right to terminate this Agreement pursuant to Section 8.1(f), then in each case Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Company no later than three (3) Business Days after notice of termination of this Agreement.
(d) If the Company terminates this Agreement pursuant to Section 8.1(g), then concurrently with and as a condition to the effectiveness of such termination, the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent.
(e) If Parent terminates this Agreement pursuant to Section 8.1(h), then concurrently with and as a condition to the effectiveness of such termination, Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Company.
(f) If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iii)(A), and on or before the date of the Company Stockholders Meeting a Company Alternative Transaction shall have been publicly announced or publicly disclosed and not been publicly withdrawn at least four (4) Business Days prior to the Company Stockholders Meeting or (B) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) and following the execution of this Agreement and on or before the date of any such termination a Company Alternative Transaction shall have been announced or publicly disclosed or otherwise communicated to the Company Board and not withdrawn at least four (4) Business Days prior to the date of such termination and (ii) within twelve (12) months after the date of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to a Company Alternative Transaction or consummates a Company Alternative Transaction (with any reference in the definition of Company Alternative Transaction to “20%” deemed to be a reference to “50%”), then immediately prior to or concurrently with the occurrence of either of the events described in the foregoing clauses, the Company shall pay Parent the Company Termination Fee (less any amount previously paid by the Company pursuant to Section 8.3(h)) in cash by wire transfer of immediately available funds to an account designated by Parent.
(g) If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iii)(B), and on or before the date of the Parent Stockholders Meeting a Parent Alternative Transaction shall have been publicly announced or publicly disclosed and not been publicly withdrawn at least four (4) Business Days prior to the Parent Stockholders Meeting or (B) the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) and following the execution of this Agreement and on or before the date of any such termination a Parent Alternative Transaction shall have been announced or publicly disclosed or otherwise communicated to the Parent Board and not withdrawn at least four (4) Business Days prior to the date of such termination and (ii) within twelve (12) months after the date of such termination, Parent or any of its Subsidiaries enters into a definitive agreement with respect to a Parent Alternative Transaction) or consummates a Parent Alternative Transaction (with any reference in the definition of Parent Alternative Transaction to “20%” deemed to be a reference to “50%”), then immediately prior to or concurrently with the occurrence of either of the events described in the foregoing clauses, Parent shall pay the Company the Parent Termination Fee (less any amount previously paid by Parent pursuant to Section 8.3(i)) in cash by wire transfer of immediately available funds to an account designated by the Company.
(h) If either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(iii)(A) (other than in a circumstance where the Company Termination Fee is payable), then the Company shall pay Parent the Parent Expenses by wire transfer of immediately available funds to an account designated by Parent no later than three (3) Business Days after notice of termination of this Agreement.
(i) If either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(iii)(B) (other than in a circumstance where the Parent Termination Fee is payable), then Parent shall pay the Company the Company Expenses by wire transfer of immediately available funds to an account designated by the Company no later than three (3) Business Days after notice of termination of this Agreement.
(j) In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee or more than one payment of Parent Expenses. If Parent receives the Company Termination Fee, then Parent will not be entitled to also receive a payment of the Parent Expenses. In no event shall the Company be entitled to receive more than one payment of the Parent Termination Fee or more than one payment of Company Expenses. If the Company receives the Parent Termination Fee, then the Company will not be entitled to also receive a payment of the Company Expenses. The Parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. If a Party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal on the date such payment was required to be made. If, in order to obtain such payment, the other Party commences a Proceeding that results in judgment for such Party for such amount, the defaulting Party shall pay the other Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The Parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.10 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of Fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Parent and Merger Sub shall be liable for damages for such Fraud or Willful and Material Breach), and upon payment of such amount set forth in this Section 8.3, none of Parent or Merger Sub or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of Fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of Fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such Fraud or Willful and Material Breach), and upon payment of such amount set forth in this Section 8.3, none of the Company and its Subsidiaries or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of Fraud or a Willful and Material Breach of any covenant, agreement or obligation.
ARTICLE IX
GENERAL PROVISIONS
9.1 Schedule Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.
9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Closing.
9.3 Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that each notice Party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:
(i)	if to Parent or Merger Sub, to:

Herman Miller, Inc.
855 East Main Avenue
Zeeland, Michigan 49464
	Attention:	Jacqueline H. Rice
	E-mail:	jackie_rice@hermanmiller.com

with a required copy to (which copy shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attention:	Adam O. Emmerich Jenna E. Levine
	E-mail:	AOEmmerich@wlrk.com JELevine@wlrk.com

(ii)	if to the Company, to:

Knoll, Inc.
1235 Water Street
East Greenville, Pennsylvania 18041
	Attention:	Michael A. Pollner
	E-mail:	Michael_Pollner@knoll.com

with a required copy to (which copy shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
	Attention:	Stephen M. Kotran
	E-mail:	kotrans@sullcrom.com
9.4 Rules of Construction.
(a) Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.
(b) The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.
(d) All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York City time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
(e) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; (iv) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (v) “made available” means, with respect to any document, that such document was previously made available in the online dataroom relating to the Transactions maintained by the Company or Parent, as applicable, prior to the execution of this Agreement.
9.5 Counterparts. This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format (or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement, the Clean Team Agreement, dated as of March 21, 2021, between Parent and the Company, the Voting Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. Except (a) as provided in Section 6.10 (which from and after the Effective Time is intended for the benefit of, and shall be enforceable by, the Indemnified Persons referred to therein and by their respective heirs and Representatives) but only from and after the Effective Time, (b) Section 9.13, and (c) from and after the Effective Time, for the right of the holders of Company Options, Company Restricted Stock Awards, Company PSU Awards and Specified Company PSU Awards to receive the amounts provided for in Section 3.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties and their stockholders. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with this Agreement and without notice or, subject to Section 9.6(c), liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, subject to Section 9.6(c), persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.7 Governing Law; Venue; Waiver of Jury Trial.
(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
(b) THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.
9.8 Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.
9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.
9.10 Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.10, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.10. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
9.11 Amendment. This Agreement may be amended by the Parties at any time before or after the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, but, after any such stockholder approval, no amendment shall be made which by law would require the further approval by the applicable stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
9.12 Extension; Waiver. At any time prior to the Effective Time, the Company and Parent may, to the extent legally allowed:
(a) extend the time for the performance of any of the obligations or acts of the other Party hereunder;
(b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or
(c) waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party.
9.13 Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Subsidiaries and each of their controlled Affiliates hereby: (a) agrees that any Proceedings, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to this Agreement, the Financing or any of the agreements (including any applicable commitment letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any Federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such Proceedings to the exclusive jurisdiction of such court; (b) agrees that any such Proceeding shall be governed by and construed in accordance with the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable commitment letter or other applicable definitive document relating to the Financing; (c) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal or state court in the Borough of Manhattan, New York, New York; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceedings in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceedings brought against the Financing Parties in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that none of the Financing Parties will have any liability to the Company or any Subsidiaries of the Company or any of their respective controlled Affiliates or Representatives (in each case, other than Parent, Merger Sub and their respective Subsidiaries) relating to or arising out of this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and (g) agrees that (and each other Party hereto agrees that) the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.13, and that such provisions and the definition of “Financing Parties” shall not be amended in any way adverse to the Financing Parties without the prior written consent of the Financing Entities.
[Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.
HERMAN MILLER, INC.

By:	/s/ Andi Owen
	Name:	Andi Owen
	Title:	President & CEO

HEAT MERGER SUB, INC.

By:	/s/ Jacqueline H. Rice
	Name:	Jacqueline H. Rice
	Title:	Corporate Secretary

KNOLL, INC.

By:	/s/ Andrew B. Cogan
	Name:	Andrew B. Cogan
	Title:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

ANNEX A
Certain Definitions
“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise. Notwithstanding anything to the contrary herein, “Affiliates” or “Representatives” of the Company shall not include Investindustrial Investment Holding SARL or Investindustrial VII L.P. (collectively, “Investindustrial”) or any of their respective direct or indirect operating or portfolio companies, including Furniture Investments S.à r.l., or any investment funds or vehicles, investee companies, trustees, sponsors, partners or managers of Investindustrial.
“Aggregated Group” means all entities under common control with any Person within the meaning of Section 414(b), (c), (k), (m) or (o) of the Code or Section 4001 of ERISA.
“Antitrust Laws” means, collectively, any Law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade, lessening of competition or abusing a dominant position.
“Arranger Fee Letter” means the Arranger Fee Letter as defined in the Debt Commitment Letter.
“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Business Day” means a day other than a day on which banks in the State of New York or the State of Delaware are authorized or obligated to be closed.
“Certificate of Designations” means the Certificate of Designations of the Company Preferred Stock, dated as of July 20, 2020.
“Company Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of January 23, 2018, among the Company, the lenders and other parties from time to time party thereto, and Bank of America, N.A., as administrative agent, as in effect on the date of the Agreement.
“Company Equity Awards” means the Company Options, Company Restricted Stock Awards and Company PSU Awards.
“Company Expenses” means a cash amount equal to $15,000,000.
“Company Government Contract” means each contract between (A) the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other, or (B) the Company or any of its Subsidiaries, on the one hand, and any prime contractor, higher tier subcontractor, or resellers to any Governmental Entity, on the other, under which the Company or any of its Subsidiaries agrees to provide goods or services that, to the Company’s knowledge, will ultimately be delivered to such Governmental Entity.
“Company Intellectual Property” means any Intellectual Property owned or purported to be owned by Company or any of its Subsidiaries.
“Company Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to by the Company or its Affiliates or with respect to which the Company or its Affiliates have any liability.
“Company Stock Plans” means the Company’s (a) 2021 Stock Incentive Plan, (b) Amended and Restated 2018 Stock Incentive Plan, (c) Amended and Restated 2013 Stock Incentive Plan, (d) Amended and Restated 2010 Stock Incentive Plan and (e) Amended and Restated Non-Employee Director Compensation Plan.
“Company Stockholder Approval” means the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock and the outstanding shares of Company Preferred Stock (voting as a single class with the Company Common Stock, on an as-converted basis) in accordance with the DGCL and the Organizational Documents of the Company.
“Company Termination Fee” means $43,000,000.
“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods or authorization.

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social or physical distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group, nationally or internationally recognized organization or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.
“Debt Commitment Letter” means the commitment letter, dated as of the date hereof, between Parent and Goldman Sachs Bank USA, including all exhibits, schedules and annexes thereto.
“Debt Fee Letters” means the fee letters referred to in the Debt Commitment Letter.
“DTC” means The Depository Trust Company.
“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any present or former director, employee or contractor of the Person.
“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, rights of first refusal, defects in title, or any agreement or Law to create or grant any of the foregoing (any action of correlative meaning, to “Encumber”).
“Environmental Laws” means any and all applicable Laws pertaining to prevention of pollution or protection of the environment (including any natural resource damages or any generation, use, storage, treatment, disposal or Release of Hazardous Materials into the indoor or outdoor environment) in effect as of the date hereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
“ERISA Plan” means any Company Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934.
“Financing” means, except as otherwise set forth herein, the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.
“Financing Entities” has the meaning ascribed to such term in the definition of “Financing Parties.”
“Financing Parties” means the entities that have committed to or commit to provide or arrange or have otherwise entered into or enter into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans for Parent as part of the Financing, including the parties to any applicable commitment letter, engagement letter, joinder agreements, indentures or credit agreements relating thereto (the “Financing Entities”), and their respective affiliates and their and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Party.

“Fraud” means actual and intentional fraud with respect to the representations and warranties in Article IV or Article V, as applicable that involves a knowing and intentional misrepresentation or omission and does not include claims based on constructive knowledge, negligent misrepresentation, or recklessness.
“Governmental Entity” means any court, governmental, quasi-governmental, supranational, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (including in each case any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal).
“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), per- and polyfluoroalkyl substances (or PFAS), dioxins, dibenzofurans, heavy metals, radon gas, and any regulated levels of mold, mold spores, and mycotoxins.
“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by any Encumbrance on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others, (e) all lease obligations of such Person capitalized on the books and records of such Person (or required to be so capitalized or treated as a finance lease in accordance with GAAP), (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (g) all securitization transactions, (h) all obligations representing the deferred and unpaid purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding accounts payable incurred in the ordinary course of business), (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances, and (j) all obligations of such Person under swaps, options, derivatives and other hedging agreements, transactions or arrangements (assuming they were terminated on the date of determination).
“Intellectual Property” means any and all common law or statutory intellectual property rights anywhere in the world, including any intellectual property rights arising under or associated with: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions; (b) trademarks, service marks, trade dress, trade names, logos, and other designations of origin; (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (d) copyrights and any other equivalent rights in works of authorship (including rights in software as a work of authorship) and any other related rights of authors; and (e) trade secrets and industrial secret rights, and rights in know-how, data, and confidential or proprietary business or technical information, in each case, that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”).
“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.
“knowledge” means the actual knowledge of, (a) in the case of the Company, the individuals listed in Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1 of the Parent Disclosure Letter, in each case after reasonable inquiry of those employees of such Party and its Subsidiaries who would reasonably be expected to have actual knowledge of the matter in question.
“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.
“Material Adverse Effect” means, when used with respect to any Party, any fact, circumstance, effect, change, event, occurrence or development (“Effect”) that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, or operations of such Party and its Subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect” or shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (i) changes in interest rates and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (c) conditions (or changes in such conditions) in the industries or geographical areas in which such Party and its Subsidiaries operate; (d) political conditions (or changes in such conditions) or acts of war (whether or not declared), sabotage, civil disobedience, cyberattacks or terrorism (including any escalation or general worsening of any such acts of war, sabotage, civil disobedience, cyberattacks or terrorism); (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, pandemics (including the COVID-19 pandemic), weather conditions or other force majeure events; (f) the announcement, negotiation, execution and delivery of this Agreement or the pendency or consummation of the Transactions, including any Effect on the relationship of any Party or its Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners, Governmental Entities or similar relationship relating to the execution and delivery of this Agreement or the pendency or consummation of the Transactions (other than with respect to any representation or warranty to the extent the express purpose of such representation or warranty is to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions); (g) the taking of any action expressly required by this Agreement (except for any obligation under this Agreement to operate in the ordinary course of business consistent with past practice (or similar obligation) pursuant to Sections 6.1 or 6.2, as applicable); (h) changes in Law or other legal or regulatory conditions, or any COVID-19 Measures or the interpretation of any such Laws, conditions or COVID-19 Measures, or changes in GAAP or other accounting standards; (i) any changes in such Party’s stock price or the trading volume of such Party’s stock, or any failure by such Party to meet any analysts’ estimates or expectations of such Party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Party or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect, to the extent not otherwise excluded from this definition); (j) any Transaction Litigation; or (k) with respect to a Company Material Adverse Effect or a Parent Material Adverse Effect, the identity of Parent or any of its Affiliates or the Company or any of its Affiliates, respectively; provided, that with respect to the exceptions set forth in clauses (a) through (e), if such Effect has had a disproportionate adverse effect on such Party and its Subsidiaries, taken as a whole, as compared to other companies operating in the office furniture and residential furnishing industries, then only the incremental disproportionate adverse effect of such Effect shall be taken into account when determining whether a “Material Adverse Effect” exists or has occurred.
“NASDAQ” means the Nasdaq Global Select Market.
“NYSE” means the New York Stock Exchange.
“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.
“other Party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.
“Parent ESPP” means Parent’s Employee Stock Purchase Plan.
“Parent Expenses” means a cash amount equal to $7,500,000.
“Parent Intellectual Property” means any Intellectual Property owned or purported to be owned by Parent or any of its Subsidiaries.

“Parent Permitted Acquisition” means any acquisitions (by asset purchase or exchange, stock purchase, merger, or otherwise) that would not reasonably be expected to prevent or materially impair or materially delay consummation of the Transactions.
“Parent Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to by Parent or its Affiliates or with respect to which Parent or its Affiliates have any liability.
“Parent Stockholder Approval” means the approval of the Parent Stock Issuance by the affirmative vote of a majority of shares of Parent Common Stock entitled to vote thereon and present in person and represented by proxy at the Parent Stockholders Meeting in accordance with the rules and regulations of the NASDAQ and the Organizational Documents of Parent.
“Parent Stockholders Meeting” means a meeting of the stockholders of Parent to consider the approval of the Parent Stock Issuance, including any postponement, adjournment or recess thereof.
“Parent Stock Plans” means Parent’s (a) 2020 Long-Term Incentive Plan, (b) 2011 Long-Term Incentive Plan, and (c) 1994 Long-Term Incentive Plan.
“Parent Termination Fee” means $74,000,000.
“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.
“Permitted Encumbrances” means any Encumbrance (a) for Taxes or governmental assessments, charges or claims of payment not yet due or that is being contested in good faith by appropriate proceedings, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Encumbrance arising in the ordinary course of business consistent with past practice, (c) which is a statutory or common law Encumbrance to secure landlords, lessors or renters under leases or rental agreements, (d) which is imposed on the underlying fee interest in real property subject to a real property lease, (e) which is a license, sublicense, covenant not to sue or similar right granted with respect to Intellectual Property, (f) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity, (g) incurred in the ordinary course of business that would not reasonably be expected to interfere adversely in a material way with the use of the properties or assets encumbered thereby and that is discharged at or prior to the Closing.
“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.
“Personal Information” means any information that, alone or in combination with other information, identifies or could reasonably be used to identify an individual, and any other personal information the collection, use, storage, dissemination, processing or disposal of which is governed by privacy Law.
“Privacy Legal Requirement” means all laws that pertain to privacy, the collection, receipt, storage, compilation, transfer, disposal, security (both technical and physical), disclosure, transfer, privacy, processing, protection, sharing, breach or other use of Personal Information.
“Proceeding” means any actual claim (including a claim of a violation of applicable Law or Environmental Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.
“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Required Information” means the financial statements regarding the Company and its Subsidiaries specified in paragraph 5 of Exhibit C of the Debt Commitment Letter as in effect on the date hereof.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.
“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law.
“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any schedule or attachment thereto and any amendment thereof.
“Taxes” means any and all taxes and similar charges, duties, levies or other assessments of any kind, including, but not limited to, income, estimated, business, occupation, corporate, gross receipts, transfer, stamp, employment, occupancy, license, severance, capital, impact fee, production, ad valorem, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity, including interest, penalties, and additions to tax imposed with respect thereto.
“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.
“Transactions” means the Merger and the other transactions contemplated by this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.
“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.
“Willful and Material Breach” including the correlative term “Willfully and Materially Breach,” shall mean a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act by the breaching party that knows (or should know under the circumstances) may constitute a breach of this Agreement; it being understood that “Willful and Material Breach” shall include the failure of a Party to consummate the Transactions when required to do so by this Agreement (and, in the case of Parent, regardless of whether Parent has obtained or received the proceeds of the Financing).

ANNEX B
Form of Certificate of Incorporation of the Surviving Corporation
(see attached)

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

KNOLL, INC.

[•], 202[•]

ARTICLE I
The name of the corporation (which is hereinafter referred to as the “Corporation”) is: Knoll, Inc.
ARTICLE II
The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is [•]; and the name of the registered agent of the Corporation in the State of Delaware at such address is [•].
ARTICLE III
The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”) or any successor statute.
ARTICLE IV
Section 1. The total number of shares of stock which the Corporation shall have authority to issue is 210,000,000 shares, consisting of (i) 200,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, for such consideration (not less than its par value) and with the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations, or restrictions thereof, as shall be determined by the Board of Directors and fixed by resolution or resolutions adopted by the Board of Directors providing for the number of shares in each such series.
Section 2. The Common Stock shall have the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations, or restrictions thereof, as hereinafter set forth in this Article IV.
(a) Dividends. The holders of Common Stock shall be entitled to receive, when and as declared, out of assets and funds legally available therefor, cash or non-cash dividends payable as and when the Board of Directors in its sole business judgment so declares. Any such dividend shall be payable ratably to all record holders of Common Stock as of the record date fixed by the Board of Directors in accordance with the by-laws of the Corporation for the payment thereof.
(b) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (“Liquidation”), the holders of Common Stock then outstanding shall be entitled to be paid ratably out of the assets and funds of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Preferred Stock upon Liquidation, an amount equal to their share (including any declared but unpaid dividends on the Common Stock, subject to proportionate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares) of such assets and funds.
(c) Voting. Except as required by law, or as otherwise provided herein or in any amendment hereof:
(i) the entire voting power of the Corporation shall be vested in the holders of the Common Stock, and

(ii) each holder of Common Stock entitled to vote shall at every meeting of the stockholders of the Corporation be entitled to one vote for each share of Common Stock registered in his or her name on the record of stockholders.
ARTICLE V
Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.
ARTICLE VI
In furtherance and not in limitation of those powers conferred by law, the Board of Directors is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”).
ARTICLE VII
Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.
ARTICLE VIII
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII.
ARTICLE IX
Section 1. The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, incorporator, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other similar capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, shall not, of itself, create a presumption that the person had reasonable cause to believe that his or her conduct was unlawful.
Section 2. Expenses (including attorneys’ fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article IX.

Section 3. The indemnification and other rights set forth in this Article IX shall not be exclusive of any provisions with respect thereto in the by-laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.
Section 4. Neither the amendment nor repeal of this Article IX, subparagraph 1, 2, or 3, nor the adoption of any provision of this Certificate of Incorporation inconsistent with Article IX, subparagraph 1, 2, or 3, shall eliminate or reduce the effect of this Article IX, subparagraphs 1, 2, and 3, in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article IX, subparagraph 1, 2, or 3, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.
Section 5. No director or officer shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director or officer, except for any matter in respect of which such director or officer (A) shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (B) shall be liable by reason that, in addition to any and all other requirements for liability, he or she:
(i) shall have breached his or her duty of loyalty to the Corporation or its stockholders;
(ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;
(iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or
(iv) shall have derived an improper personal benefit
If the DGCL is amended after the Effective Date to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
[Signature Page Follows]

IN WITNESS WHEREOF, Knoll, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by [•], its [•], this [•] day of [•].
Knoll, Inc.

By:
Name:
Title:

CERTIFICATE OF DESIGNATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK,
PAR VALUE $1.00,
OF
KNOLL, INC.
Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), KNOLL, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:
That, the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”), authorizes the issuance of 210,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”);
That, subject to the provisions of the Certificate of Incorporation, the board of directors of the Company (the “Board”) is authorized to fix by resolution or resolutions the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations, or restrictions thereof, of any series of Preferred Stock, and to fix the number of shares constituting any such series.
That, pursuant to the authority conferred upon the Board by the Certificate of Incorporation, the Board, on June 22, 2020, adopted the following resolution designating a new series of Preferred Stock as “Series A Convertible Preferred Stock”:
RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article Fourth of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Company is hereby authorized, and the number of shares to be included in such series, and voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of Preferred Stock included in such series, shall be as follows:
Section 1. Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be 200,000. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by (a) further resolution duly adopted by the Board, or any duly authorized committee thereof and (b) the filing of an amendment to this certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.
Section 2. Ranking. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:
(a) on a parity basis with each other class or series of Capital Stock of the Company now existing or hereafter authorized, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights, redemption rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);
(b) junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights, redemption rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”); and
(c) senior to the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights, redemption rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Junior Stock”).
Section 3. Definitions. As used herein with respect to Series A Preferred Stock:
“Accrued Dividend Record Date” has the meaning set forth in Section 4(d).
“Accrued Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all Dividends that have accrued on such share pursuant to Section 4(b), whether or not declared, but that have not, as of such date, been paid.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Base Amount” means, with respect to any share of Series A Preferred Stock, as of any date of determination, the sum of (a) the Liquidation Preference and (b) the Accrued Dividends, if any, with respect to such share as of such date.
Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person to Common Stock).
“Base Redemption Price” has the meaning set forth in Section 10(a)(i).
“Board” has the meaning set forth in the recitals above.
“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.
“Buyer” has the meaning set forth in the Investment Agreement.
“By-Laws” means the Amended and Restated By-Laws of the Company, as amended and as may be amended from time to time.
“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.
“Cash Dividend” has the meaning set forth in Section 4(c).
“Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.
“Certificate of Incorporation” has the meaning set forth in the recitals above.
“Change of Control” means the occurrence of one of the following:
(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company, or acquires, directly or indirectly, the power to elect (by contract share ownership or otherwise) a majority of the entire Board, in each case, other than as a result of a transaction in which (1) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the Voting Stock of the surviving Person or its Parent Entity immediately following such transaction and (2) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or its Parent Entity in substantially the same proportion to each other as immediately prior to such transaction;
(b) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, transfer, lease, distribution or other disposition of all or substantially all of the assets of the Company (determined on a consolidated basis), or any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, other than a transaction following which (1) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction, and (2) in the case of a sale, transfer, lease, distribution or other disposition of all or substantially all of the assets of the Company, other than to a Subsidiary or a Person that becomes a Subsidiary of the Company; or
(c) shares of Common Stock or shares of any other Capital Stock into which the Series A Preferred Stock is convertible are not listed for trading on any United States national securities exchange or cease to be traded in contemplation of a de-listing (other than as a result of a transaction described in clause (b) above).
“Change of Control Call” has the meaning set forth in Section 9(b).
“Change of Control Effective Date” has the meaning set forth in Section 9(c).
“Change of Control Purchase Date” means, with respect to each share of Series A Preferred Stock, the date on which the Company makes the payment in full of the Change of Control Price for such share to the Holder thereof or to the Transfer Agent, irrevocably, for the benefit of such Holder.
“Change of Control Put” has the meaning set forth in Section 9(a).
“Change of Control Price” has the meaning set forth in Section 9(a).
“close of business” means 5:00 p.m. (New York City time).
“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the NYSE on such date. If the Common Stock is not traded on the NYSE on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.
“Common Stock” has the meaning set forth in the recitals above.
“Company” has the meaning set forth in the recitals above.
“Company Redemption Right” has the meaning set forth in Section 10(a)(i).
“Company Stock Plans” has the meaning set forth in the Investment Agreement.
“Constituent Person” has the meaning set forth in Section 12(a).
“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.

“Conversion Date” has the meaning set forth in Section 8(a).
“Conversion Notice” has the meaning set forth in Section 8(a)(i).
“Conversion Price” means, for each Series A Preferred Share, a dollar amount equal to $16.7500, subject to adjustment as set forth herein.
“Covered Repurchase” has the meaning set forth in Section 11(a)(iii).
“Current Market Price” per share of Common Stock, as of any date of determination, means the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days ending on the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in Section 11.
“Degressive Issuance” has the meaning set forth in Section 11(a)(vii).
“DGCL” has the meaning set forth in the recitals above.
“Distributed Property” has the meaning set forth in Section 11(a)(iv).
“Distribution Transaction” means any distribution of equity securities of a Subsidiary of the Company to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.
“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year; provided that if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.
“Dividend Payment Period” means in respect of any share of Series A Preferred Stock, initially, the period from and including the Issuance Date of such share to but excluding the next Dividend Payment Date and, subsequently, in each case the period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date.
“Dividend Rate” means 4.5%.
“Dividend Record Date” has the meaning set forth in Section 4(d).
“Dividends” has the meaning set forth in Section 4(a).
“Effective Price” has the following meaning with respect to the issuance or sale of any shares of Common Stock or any Equity-Linked Securities:
(a) in the case of the issuance or sale of shares of Common Stock, the value of the consideration received or receivable by (or at the direction of) the Company or any of its Affiliates for such shares, expressed as an amount per share of Common Stock; and
(b) in the case of the issuance or sale of any Equity-Linked Securities, an amount equal to:
(i) the sum, without duplication, of (x) the value of the aggregate consideration received or receivable by (or at the direction of) the Company or any of its Affiliates for the issuance or sale of such Equity-Linked Securities; and (y) the value of the minimum aggregate additional consideration, if any, payable to purchase or otherwise acquire shares of Common Stock pursuant to such Equity-Linked Securities; divided by
(ii) the maximum number of shares of Common Stock underlying such Equity-Linked Securities;
provided, however, that:
(c) for purposes of clauses (a) and (b)(i) above, all underwriting commissions, placement agency commissions or similar commissions paid to any broker-dealer by the Company or any of its Affiliates in connection with such issuance or sale (excluding any other fees or expenses incurred by the Company or any of its Affiliates) will be included in the aggregate consideration referred to in such clause;
(d) for purposes of clause (b) above, if such minimum aggregate consideration, or such maximum number of shares of Common Stock, is not determinable at the time such Equity-Linked Securities are issued or sold, then (1) the initial consideration payable under such Equity-Linked Securities, or the initial number of shares of Common Stock underlying such Equity-Linked Securities, as applicable, will be used; and (2) at each time thereafter when such amount of consideration or number of shares becomes determinable or is otherwise adjusted (including pursuant to “anti-dilution” or similar provisions), there will be deemed to occur, for purposes of Section 11(a)(vi) and without affecting any prior adjustments theretofore made to the Conversion Price, an issuance of additional Equity-Linked Securities;
(e) for purposes of clause (b) above, the surrender, extinguishment, maturity or other expiration of any such Equity-Linked Securities will be deemed not to constitute consideration payable to purchase or otherwise acquire shares of Common Stock pursuant to such Equity-Linked Securities; and
(f) the “value” of any such consideration will be (i) in the case of a broadly distributed public offering of Common Stock or Equity-Linked Securities registered under the Securities Act or offered pursuant to Rule 144A promulgated thereunder, the fair market value thereof, as of the date such shares or Equity-Linked Securities, as applicable, are issued or sold, determined in good faith by the Board (or, in the case of cash denominated in U.S. dollars, the face amount thereof) or (ii) in all other cases, the Fair Market Value thereof, as of the date such shares or Equity-Linked Securities, as applicable, are issued or sold, determined in good faith by the Board (or, in the case of cash denominated in U.S. dollars, the face amount thereof).
“Equity-Linked Securities” means any rights, options or warrants to purchase or otherwise directly or indirectly acquire (whether immediately, during specified times, upon the satisfaction of any conditions or otherwise) any shares of Common Stock, any securities convertible into or exchangeable for any shares of Common Stock, any other derivative securities or contracts or instruments in any way related to the price of shares of Common Stock.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Property” has the meaning set forth in Section 12(a).
“Exempt Issuance” means (a) shares of equity securities issued by the Company as a stock dividend payable in shares of equity securities, or upon any subdivision or split-up of the outstanding shares of capital stock that gives rise to a conversion adjustment under Section 11(a)(i), (b) the issuance of shares of any equity securities (including upon exercise of options) to directors, officers, employees, consultants or other agents of the Company as approved by the Board, (c) the issuance of shares of any equity securities pursuant to the Company Stock Plans, an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock, ownership plan or similar benefit plan, program or agreement, (d) the issuance of shares of equity securities as consideration in any “business combination” (as defined in the rules and regulations promulgated by the Securities and Exchange Commission) or as consideration in bona fide acquisitions of securities or substantially all of the equity securities or assets of another Person, business unit, division or business, (e) securities issued pursuant to the conversion, exercise or exchange of Series A Preferred Stock, (f) shares of a Subsidiary of the Company issued to the Company or a wholly owned Subsidiary of the Company, or (g) securities of a joint venture (provided that no Affiliate (other than any Subsidiary of the Company) of the Company acquires any interest in such securities in connection with such issuance).
“Expiration Date” has the meaning set forth in Section 11(a)(iii).
“Fair Market Value” means, with respect to (i) cash, the amount of such cash; (ii) any security traded on any national securities exchange, the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the ten (10) Trading Days preceding the date of determination; and (iii) any other security or property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof, (A) after consultation with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of less than $200,000,000, or (B) otherwise using an Independent Financial Advisor to provide a valuation opinion.
“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received shares of Series A Preferred Stock in violation of Section 4.6 of the Investment Agreement shall be a Holder, the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.
“Implied Quarterly Dividend Amount” means, with respect to any share of Series A Preferred Stock, as of any date, the product of (a) the Base Amount of such share on the first day of the applicable Dividend Payment Period (or in the case of the first Dividend Payment Period for such share, as of the Issuance Date of such share) multiplied by (b) one fourth of the Dividend Rate.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Company.
“Initial Change of Control Notice” has the meaning set forth in Section 9(c).
“Initial Dividends” means all Dividends the Holders are entitled to receive pursuant to Section 4 with respect to the first eight Dividend Payment Periods following the Original Issuance Date.
“Investment Agreement” means that certain Investment Agreement between the Company and the Buyer dated as of June 22, 2020, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.
“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.
“Junior Stock” has the meaning set forth in Section 2(c).
“Laws” mean all state or federal laws, common law, statutes, ordinances, codes, rules or regulations or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority.
“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, as of any date, $1,000 per share.
“Mandatory Conversion” has the meaning set forth in Section 7(a).
“Mandatory Conversion Date” has the meaning set forth in Section 7(a).
“Mandatory Conversion Price” means 175% of the Conversion Price, as adjusted pursuant to the provisions of Section 11(a). The Mandatory Conversion Price shall initially be $29.3125.
“Market Disruption Event” means any of the following events:
(a) any suspension of, or limitation imposed on, trading of the Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) occurring in whole or in part during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange; or
(b) any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange.

“Notice of Company Redemption” has the meaning set forth in Section 10(a)(ii).
“Notice of Mandatory Conversion” has the meaning set forth in Section 7(b).
“NYSE” means the New York Stock Exchange.
“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company.
“Original Issuance Date” has the meaning set forth in the Investment Agreement.
“Parent Entity” means, with respect to any Person, any other Person of which such first Person is a direct or indirect wholly owned Subsidiary.
“Parity Stock” has the meaning set forth in Section 2(a).
“Participating Dividend” means any cash dividends on shares of Common Stock paid, solely if the aggregate per share dividends paid on shares of Common Stock in any calendar quarter, when declared, exceeds $0.15 per share, as adjusted (i) for any stock split, stock dividend, reverse stock split, reclassification or similar transaction and (ii) consistent with the adjustment of the Conversion Price under Section 11.
“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.
“PIK Dividend” has the meaning set forth in Section 4(b).
“PIK Dividend Ratio” has the meaning set forth in Section 4(c).
“Preferred Stock” has the meaning set forth in the recitals above.
“Record Date” means, with respect to any dividend, distribution or other transaction or event in which holders of Common Stock have the right to receive any cash, securities or other property or in which Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).
“Redemption Date” means, with respect to each share of Series A Preferred Stock, the date on which the Company makes the payment in full of the Redemption Price for each such share either to the Holder of such share or to the Transfer Agent, irrevocably, for the benefit of such Holder.
“Redemption Price” has the meaning set forth in Section 10(a)(i).
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.
“Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event”.
“Reorganization Event” has the meaning set forth in Section 12(a).
“Required Number of Shares” has the meaning set forth in Section 9(h).
“Senior Stock” has the meaning set forth in Section 2(b).
“Series A Preferred Stock” has the meaning set forth in Section 1.
“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (i) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (ii) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.
“Trading Period” has the meaning set forth in Section 7(a).

“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series A Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be Computershare, N.A.
“Trigger Event” has the meaning set forth in Section 11(a)(vii).
“Voting Stock” means (i) with respect to the Company, the Common Stock, the Series A Preferred Stock (subject to the limitations set forth herein) and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (ii) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.
“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “KNL<equity>AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company).
Section 4. Dividends. (a) Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4 (such dividends, “Dividends”).
(b) Accrual of Dividends. Dividends on each share of Series A Preferred Stock (i) shall accrue on a daily basis from and including the Issuance Date of such share, whether or not declared and whether or not the Company has assets legally available to make payment thereof, at a rate equal to the Dividend Rate as further specified below and (ii) shall be payable quarterly in arrears, if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, to the extent not prohibited by law, on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Issuance Date of such share. The amount of Dividends accruing with respect to any share of Series A Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount as of such day by (y) the actual number of days in the Dividend Payment Period in which such day falls; provided that if during any Dividend Payment Period any Accrued Dividends in respect of one or more prior Dividend Payment Periods are paid, then after the date of such payment the amount of Dividends accruing with respect to any share of Series A Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount (recalculated to take into account such payment of Accrued Dividends) by (y) the actual number of days in such Dividend Payment Period. The amount of Dividends payable with respect to any share of Series A Preferred Stock for any Dividend Payment Period shall equal the sum of the daily Dividend amounts accrued in accordance with the prior sentence of this Section 4(b) with respect to such share during such Dividend Payment Period. For the avoidance of doubt, for any share of Series A Preferred Stock with an Issuance Date that is not a Dividend Payment Date, the amount of Dividends payable with respect to the initial Dividend Payment Period for such share shall equal the product of (A) the daily accrual determined as specified in the prior sentence, assuming a full Dividend Payment Period in accordance with the definition of such term, and (B) the number of days from and including such Issuance Date to but excluding the next Dividend Payment Date.
(c) Payment of Dividend. With respect to any Dividend Payment Date, the Company will pay, to the extent permitted by applicable law, or accrue in lieu of payment, Dividends on each share of Series A Preferred Stock in one or more of the following manners as elected by the Company in its sole discretion: (i) pay in cash (any Dividend or portion of a Dividend paid in cash, a “Cash Dividend”), if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, (ii) as a dividend in kind, additional duly authorized, validly issued and fully paid and nonassessable shares of Series A Preferred Stock (any Dividend or portion of a Dividend paid in the manner provided in this clause, a “PIK Dividend”) having value (as determined in accordance with the immediately following sentence) equal to the amount of Accrued Dividends during such Dividend Payment Period or (iii) through a combination of either of the foregoing; provided that (A) the Company may elect the foregoing clause (ii) only with respect to Initial Dividends, (B) Cash Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward), and (C) if the Company pays a PIK

Dividend, no fractional shares of Series A Preferred Stock shall be issued to any Holder (after taking into account all shares of Series A Preferred Stock held by such Holder) and in lieu of any such fractional share, the Company shall pay to such Holder, at the Company’s option, either (1) an amount in cash equal to the applicable fraction of a share of Series A Preferred Stock multiplied by the Base Amount that would have applied in accordance with the following sentence or (2) one additional whole share of Series A Preferred Stock and (D) with respect to any Dividend Payment Date where the Company pays a combination of a PIK Dividend and a Cash Dividend, the proportion of a Dividend paid to any Holder that consists of a PIK Dividend (the “PIK Dividend Ratio”) shall be the same as the PIK Dividend Ratio with respect to each Dividend paid to each other Holder that receives a Dividend on such Dividend Payment Date. In the event that the Company pays a PIK Dividend, each share of Series A Preferred Stock paid in connection therewith shall have a deemed value for such purpose equal to the Base Amount per share of Series A Preferred Stock, and the number of additional shares of Series A Preferred Stock issuable to Holders in connection with the payment of a PIK Dividend will be, with respect to each share of Series A Preferred Stock, and without limiting the proviso above concerning fractional shares, the number (or fraction) obtained from the quotient of (1) the amount of the applicable PIK Dividend per share of Series A Preferred Stock divided by (2) the Base Amount per share of Series A Preferred Stock (excluding the amount of Accrued Dividends during such Dividend Payment Period that are being satisfied by issuance of the PIK Dividend). Each share of Series A Preferred Stock issued in connection with the payment of a PIK Dividend will, upon issuance, be deemed to have an amount of Accrued Dividends and a Base Amount per share equal to the amount of Accrued Dividends and Base Amount, respectively, per share of Series A Preferred Stock in respect of which the PIK Dividend is paid. Accrued Dividends in respect of any prior Dividend Payment Periods may be paid on any date (whether or not such date is a Dividend Payment Date) if, as and when authorized by the Board, or any duly authorized committee thereof as declared by the Company.
(d) Record Date. The record date for payment of Dividends that are declared and paid on any relevant Dividend Payment Date will be the close of business on the fifteenth (15th) day of the calendar month which contains the relevant Dividend Payment Date (each, a “Dividend Record Date”), and the record date for payment of any Accrued Dividends that were not declared and paid on any relevant Dividend Payment Date will be the close of business on the date that is established by the Board, or a duly authorized committee thereof, as such, which will not be more than fifteen (15) days prior to the date on which such Dividends are paid (each, an “Accrued Dividend Record Date”), in each case whether or not such day is a Business Day.
(e) Priority of Dividends. So long as any shares of Series A Preferred Stock remain outstanding, unless full Dividends on all outstanding shares of Series A Preferred Stock have been declared and paid or accrued in lieu of payment in accordance with Section 4(c), or have been or contemporaneously are declared and a sum sufficient for the payment of those Dividends has been or is set aside for the benefit of the Holders or there are no Accrued Dividends at such time, the Company may not declare any dividend on, or make any distributions relating to, Junior Stock or Parity Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock or Parity Stock, other than:
(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of then current or former employees, officers, directors or consultants, including in connection with tax withholding upon vesting or settlement of options;
(ii) purchases of Junior Stock for an amount no greater than the Fair Market Value thereof using the proceeds of a substantially contemporaneous sale of other shares of Junior Stock;
(iii) as a result of an exchange or conversion of any class or series of Parity Stock or Junior Stock that is exchangeable or convertible by the terms of such Parity Stock or Junior Stock for any other class or series of Parity Stock (in the case of Parity Stock) or Junior Stock (in the case of Parity Stock or Junior Stock) pursuant to the terms of the class or series being exchanged or converted;
(iv) purchases of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged;

(v) payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid;
(vi) distributions of Junior Stock or rights to purchase Junior Stock;
(vii) any dividend in connection with the implementation of a stockholders’ rights or similar plan, or the redemption or repurchase of any rights under any such plan; or
(viii) purchases of Parity Stock or Junior Stock pursuant to an agreement existing prior to June 1, 2020, to buy Parity Stock or Junior Stock, or purchases executed through brokers’ transactions on a national securities exchange under a stock repurchase plan approved by the Board.
Notwithstanding the foregoing, for so long as any shares of Series A Preferred Stock remain outstanding, if dividends are not declared and paid in full, or accrued in lieu of payment in accordance with Section 4(c), upon the shares of Series A Preferred Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that all accrued and unpaid dividends as of the end of the most recent Dividend Payment Period per share of Series A Preferred Stock and accrued and unpaid dividends as of the end of the most recent dividend period per share of any Parity Stock bear to each other.
(f) Conversion Prior to or Following a Record Date. If the Conversion Date for any shares of Series A Preferred Stock is prior to the close of business on a Dividend Record Date or an Accrued Dividend Record Date, the Holder of such shares will not be entitled to any dividend in respect of such Dividend Record Date or Accrued Dividend Record Date, as applicable, other than through the inclusion of Accrued Dividends as of the Conversion Date in the calculation under Section 6(a) or Section 7(a), as applicable. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on a Dividend Record Date or an Accrued Dividend Record Date but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Dividend Record Date or Accrued Dividend Record Date, as applicable, shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date; provided that the amount of such Dividend shall not be included for the purpose of determining the amount of Accrued Dividends under Section 6(a) or Section 7(a), as applicable, with respect to such Conversion Date.
(g) Participating Dividends. If and to the extent the Company intends to pay any Participating Dividend, then any such Participating Dividend shall be payable to the holders of shares of Common Stock and Series A Preferred Stock on a pari passu, pro rata basis (treating each Holder of shares of Series A Preferred Stock as being the holder of the number of shares of Common Stock into which such Holder’s shares of Series A Preferred Stock would be converted if such shares were converted pursuant to the provisions of Section 6 hereof as of the Record Date for payment of such Participating Dividend); provided that the amount of the Participating Dividend payable to Holders of Series A Preferred Stock per share of as-converted Common Stock shall be equal to the Participating Dividend minus $0.15, as adjusted (i) for any stock split, stock dividend, reverse stock split, reclassification or similar transaction and (ii) consistent with the adjustment of the Conversion Price under Section 11. The record date for payment of any Participating Dividend to Holders of Series A Preferred Stock will be the same date as the Record Date for payment of the dividend or distribution to holders of Common Stock, whether or not such date is a Business Day. The payment date of any dividend or distribution to Holders of Series A Preferred Stock will be the same date on which payment of such dividend or distribution is made to holders of Common Stock.
Section 5. Liquidation Rights. (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the Base Amount with respect to such share of Series A Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series A Preferred Stock into Common Stock (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.
(b) Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.
(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.
Section 6. Right of the Holders to Convert.
(a) Each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 8, to convert each share of such Holder’s Series A Preferred Stock at any time into the number of shares of Common Stock equal to the quotient of (A) the Base Amount with respect to such share of Series A Preferred Stock as of the applicable Conversion Date divided by (B) the Conversion Price as of the applicable Conversion Date plus (ii) cash in lieu of fractional shares as set out in Section 11(h).
(b) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.
Section 7. Mandatory Conversion by the Company. (a) At any time after the two (2) year anniversary of the Original Issuance Date, if the VWAP per share of Common Stock was greater than the Mandatory Conversion Price for at least twenty (20) Trading Days in any period of thirty (30) consecutive Trading Days (such thirty (30) consecutive Trading Day period, the “Trading Period”), the Company may elect to convert (a “Mandatory Conversion”) all or any portion of the outstanding shares of Series A Preferred Stock into shares of Common Stock (the date selected by the Company for any Mandatory Conversion pursuant to this Section 7(a), the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, each share of Series A Preferred Stock then outstanding shall be converted into (i) the number of shares of Common Stock equal to the quotient of (A) the Base Amount with respect to such share of Series A Preferred Stock as of the Mandatory Conversion Date divided by (B) the Conversion Price of such share in effect as of the Mandatory Conversion Date plus (ii) cash in lieu of fractional shares as set out in Section 11(h).
(b) Notice of Mandatory Conversion. If the Company elects to effect a Mandatory Conversion, the Company shall, within five (5) Business Days following the completion of the applicable thirty (30) day Trading Period referred to in Section 7(a) above, provide irrevocable and binding notice of the Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). For the avoidance of doubt, a Notice of Mandatory Conversion does not limit a Holder’s right to convert on a Conversion Date prior to the Mandatory Conversion Date. The Mandatory Conversion Date selected by the Company shall be no less than five (5) Business Days and no more than ten (10) Business Days after the date on which the Company provides the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall state, as appropriate:
(i) the Mandatory Conversion Date selected by the Company; and

(ii) the Conversion Price as in effect on the Mandatory Conversion Date, the number of shares Series A Preferred Stock to be converted from such Holder, the number of shares of Common Stock to be issued to such Holder upon conversion of each such share of Series A Preferred Stock and, if applicable, the amount of Accrued Dividends as of the Mandatory Conversion Date.
(c) Partial Mandatory Conversion. In the event that the Mandatory Conversion is exercised with respect to shares of Series A Preferred Stock representing less than all the shares of Series A Preferred Stock outstanding at such time, the shares to be converted shall be converted by the Company on a pro rata basis based on the then-outstanding shares of Series A Preferred Stock. If fewer than all the shares of Series A Preferred Stock represented by any certificate are converted, new certificates shall be issued representing the shares of Series A Preferred Stock that remain outstanding without charge to the Holder thereof, to the extent applicable.
Section 8. Conversion Procedures and Effect of Conversion. (a) Conversion Procedure. A Holder must do each of the following in order to convert shares of Series A Preferred Stock pursuant to this Section 8(a):
(i) in the case of a conversion pursuant to Section 6(a), complete and manually sign the conversion notice provided by the Conversion Agent (the “Conversion Notice”), and deliver such notice to the Conversion Agent; provided that a Conversion Notice may be conditional on the completion of a Change of Control or other corporate transaction;
(ii) deliver to the Conversion Agent the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be converted;
(iii) if required, furnish appropriate endorsements and transfer documents; and
(iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 20.
The foregoing clauses (ii), (iii) and (iv) shall be conditions to the issuance of shares of Common Stock to the Holders in the event of a Mandatory Conversion pursuant to Section 7 (but, for the avoidance of doubt, not to the Mandatory Conversion of the shares of Series A Preferred Stock on the Mandatory Conversion Date). The Holder may, in respect of a Mandatory Conversion, deliver a notice to the Conversion Agent specifying, in respect of the deliverable shares of Common Stock, a delivery method of either book-entry basis, through the facilities of The Depositary Trust Company or certificated form. If no such notice is delivered, the Holder shall be deemed to have chosen delivery by book-entry.
The “Conversion Date” means (A) with respect to conversion of any shares of Series A Preferred Stock at the option of any Holder pursuant to Section 6(a), the date on which such Holder complies with the procedures in this Section 8(a) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice) and (B) with respect to Mandatory Conversion pursuant to Section 7(a), the Mandatory Conversion Date.
(b) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.
(c) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and, if applicable, compliance by the applicable Holder with the relevant procedures contained in Section 8(a) (and in any event no later than three (3) Trading Days thereafter; provided however that, if a written notice from the Holder in accordance with Section 8(a)(i) specifies a date of delivery for any shares of Common Stock, such shares shall be delivered on the date so specified, which shall be no earlier than the second (2nd) Business Day immediately following the date of such notice and no later than the seventh (7th) Business Day thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 11(h)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made by book-entry or, at the request of the Holder, by delivering a notice to the Conversion Agent, through the facilities of The Depositary Trust Company or in certificated form. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis, through the facilities of The Depositary Trust Company, or by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 6(a)) or in the records of the Company or as set forth in a notice from the Holder to the Conversion Agent, as applicable (in the case of a Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.
(d) Status of Converted or Reacquired Shares. Shares of Series A Preferred Stock converted in accordance with this Certificate of Designations, or otherwise acquired by the Company in any manner whatsoever, shall be retired promptly after the conversion or acquisition thereof. All such shares shall, upon their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.
(e) Partial Conversion. In case any certificate for shares of Series A Preferred Stock shall be surrendered for partial conversion, the Company shall, at its expense, execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not converted.
Section 9. Change of Control. (a) Holder Rights Upon Change of Control. Upon the occurrence of a Change of Control, each Holder of outstanding shares of Series A Preferred Stock may, at such Holder’s election, require the Company to purchase (a “Change of Control Put”) all or a portion of such Holder’s shares of Series A Preferred Stock that have not been so converted at a purchase price per share of Series A Preferred Stock, payable in cash, equal to the (i) if the Change of Control Effective Date occurs at any time prior to the sixth (6th) anniversary of the Original Issuance Date, the sum of (A) the product of 110% multiplied by the Base Amount of such share of Series A Preferred Stock as of the applicable Change of Control Purchase Date, plus (B) all Dividends that would have accrued on such share pursuant to Section 4(b) from the Change of Control Purchase Date to the sixth (6th) anniversary of the Original Issuance Date, (ii) if the Change of Control Effective Date occurs on or after the sixth (6th) anniversary of the Original Issuance Date and prior to the seventh (7th) anniversary of the Original Issuance Date, the sum of (x) the product of 105% multiplied by the Base Amount of such share of Series A Preferred Stock as of the applicable Change of Control Purchase Date, plus (y) all Dividends that would have accrued on such share pursuant to Section 4(b) from the Change of Control Purchase Date to the seventh (7th) anniversary of the Original Issuance Date, and (iii) if the Change of Control Effective Date occurs on or after the seventh (7th) anniversary of the Original Issuance Date, the Base Amount of such share of Series A Preferred Stock as of the applicable Change of Control Purchase Date (in each case, the “Change of Control Price”); provided that the Company shall only be required to pay the Change of Control Price to the extent such purchase can be made out of funds legally available therefor in accordance with Section 9(h).
(b) Company Rights Upon Change of Control. Upon the occurrence of a Change of Control, the Company may elect to purchase (a “Change of Control Call”), contingent upon and contemporaneously with the consummation of the Change of Control, but subject to the right of the Holders to convert the Series A Preferred Stock pursuant to Section 6(a) prior to any such redemption, all or a portion of the Series A Preferred Stock that have not been so converted at a purchase price per share of Series A Preferred Stock, payable in cash, equal to the Change of Control Price.
(c) Initial Change of Control Notice. The Company shall use commercially reasonable efforts on or before the tenth (10th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice (the “Initial Change of Control Notice”) shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed) and whether the Company intends to exercise its Change of Control Call. To the extent the Change of Control Call has not been previously exercised by the Company, no later than five (5) Business Days after the delivery of the Initial Change of Control Notice, any Holder that desires to exercise its rights pursuant to Section 9(a) shall notify the Company in writing thereof and shall specify (x) that such Holder is electing to exercise its rights pursuant to Section 9(a), and (y) the number of shares of Series A Preferred Stock subject thereto. Each Holder may also exercise its right to convert any or all shares of Series A Preferred Stock pursuant to Section 6(a) until the later of the effective date of the Change of Control (the “Change of Control Effective Date”) or five (5) Business Days after the delivery of the Initial Change of Control Notice.
(d) Final Change of Control Notice. To the extent the Change of Control Call has not been previously exercised by the Company, if a Holder elects to exercise its rights pursuant to Section 9(a), within two (2) days following the Change of Control Effective Date (or if the Company discovers later than such date that a Change of Control has occurred, promptly following the date of such discovery), a final written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company on such Change of Control Effective Date, which notice shall contain:
(i) a statement setting forth in reasonable detail the calculation of the Change of Control Price with respect to such Holder; and
(ii) the Change of Control Purchase Date, which shall be no later than ten (10) Business Days after such notice is sent; provided, that a reasonable amount of time shall be provided between delivery of such notice and the Change of Control Purchase Date to allow such Holder to comply with the instructions delivered pursuant to Section 9(d)(iii) below.
(e) Change of Control Put Procedure. To receive the Change of Control Price, a Holder must surrender to the Transfer Agent the certificates representing the shares of Series A Preferred Stock to be repurchased by the Company or lost stock affidavits therefor, to the extent applicable.
(f) Delivery upon Change of Control Put/Call. Upon a Change of Control Put or, in the case of a Change of Control Call, subject to Section 9(h) below, the Company (or its successor) shall deliver or cause to be delivered to the Holder by wire transfer of immediately available funds, the Change of Control Price for such Holder’s shares of Series A Preferred Stock.
(g) Treatment of Shares. Until a share of Series A Preferred Stock is purchased by the payment or deposit in full of the applicable Change of Control Price as provided in Section 9(j), such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein; provided that no such shares of Series A Preferred Stock may be converted into shares of Common Stock following the Change of Control Effective Date. For clarity, any shares of Series A Preferred Stock that a Holder does not subject to the Change of Control Put and the Company does not subject to the Change of Control Call as set forth above shall remain outstanding.
(h) Sufficient Funds. If the Company (or its successor) shall not have sufficient funds legally available under the DGCL to purchase all shares of Series A Preferred Stock that Holders have requested to be purchased under Section 9(a) (the “Required Number of Shares”), the Company shall (i) purchase, pro rata among the Holders that have requested their shares be purchased pursuant to Section 9(a), a number of shares of Series A Preferred Stock with an aggregate Change of Control Price equal to the amount legally available for the purchase of shares of Series A Preferred Stock under the DGCL and (ii) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Price as soon as practicable after the Company is able to make such purchase out of assets legally available for the purchase of such share of Series A Preferred Stock. The inability of the Company (or its successor) to make a purchase payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. If the Company fails to pay the Change of Control Price in full when due in accordance with this Section 9 in respect of some or all of the shares of Series A Preferred Stock to be repurchased pursuant to the Change of Control Put, the Company will pay Dividends on such shares not repurchased in accordance with Section 4 through but not including the day upon which the Company pays the Change of Control Price in full in accordance with this Section 9. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 9.
(i) Change of Control Agreements. The Company shall not enter into any agreement for a transaction constituting a Change of Control unless the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Change of Control that such Person shall have sufficient funds (which may include cash and cash equivalents on the Company’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and the payment of the Change of Control Price in respect of shares of Series A Preferred Stock that have not been converted into Common Stock prior to the Change of Control Effective Date pursuant to Section 6 or Section 7, as applicable.
(j) With respect to any share of Series A Preferred Stock to be purchased by the Company pursuant to the Change of Control Put or Change of Control Call and which has been purchased in accordance with the provisions of this Section 9, or for which the Company has irrevocably deposited an amount equal to the Change of Control Price in respect of such share with the Transfer Agent, (i) Dividends shall cease to accrue on such share, (ii) such share shall no longer be deemed outstanding and (iii) all rights with respect to such share shall cease and terminate other than the rights of the Holder thereof to receive the Change of Control Price therefor.
Section 10. Redemption. (a) Redemption at the Option of the Company.
(i) At any time on or after the sixth (6th) anniversary of the Original Issuance Date, the Company shall have the right (the “Company Redemption Right”) to redeem, in whole or, from time to time in part, the shares of Series A Preferred Stock of any Holder outstanding at such time at a redemption price equal to (A) the Base Amount with respect to such shares of Series A Preferred Stock as of the applicable Redemption Date (such price, the “Base Redemption Price”), multiplied by (B) (1) if the Redemption Date occurs at any time on or after the sixth (6th) anniversary of the Original Issuance Date and prior to the seventh (7th) anniversary of the Original Issuance Date, 110%, (2) if the Redemption Date occurs at any time on or after the seventh (7th) anniversary of the Original Issuance Date and prior to the eighth (8th) anniversary of the Original Issuance Date, 105%, or (3) if the Redemption Date occurs at any time on or after the eighth (8th) anniversary of the Original Issuance Date, 100% (such price, the “Redemption Price”). Notwithstanding the foregoing, the Company will not exercise the Company Redemption Right, or otherwise send a Notice of Company Redemption in respect of the redemption of, any Series A Preferred Stock pursuant to this Section 10 unless the Company has sufficient funds legally available to fully pay the Redemption Price in respect of all shares of Series A Preferred Stock called for redemption. The Redemption Price shall be payable at the Company’s election in (A) cash, (B) if the VWAP per share of Common Stock was greater than the Conversion Price for at least twenty (20) Trading Days in any period of thirty (30) consecutive Trading Days ending no more than five (5) Business Days prior to the delivery of the Notice of Company Redemption, Common Stock valued at the average VWAP per share of Common Stock for the five (5) Business Days prior to the delivery of the Notice of Company Redemption or (C) through a combination of either of the foregoing. If fewer than all of the shares of Series A Preferred Stock then outstanding are to be redeemed pursuant to this Section 10(a), then such redemption shall occur on a pro rata basis with respect to all Holders based on the total number of shares of Series A Preferred Stock then held by such Holder relative to the total number of shares of Series A Preferred Stock then outstanding.
(ii) To exercise the Company Redemption Right pursuant to this Section 10(a), the Company shall deliver written notice thereof (a “Notice of Company Redemption”) to the Holders and the Transfer Agent at least ten (10) days prior to the Redemption Date designated therein for such redemption. The Notice of Company Redemption shall contain instructions whereby Holders will surrender to the Transfer Agent all shares of Series A Preferred Stock specified in the Notice of Company Redemption to be redeemed by the Company. The Company shall deliver or cause to be delivered to each Holder that has complied with the instructions set forth in such Notice of Company Redemption, cash by wire transfer in an amount equal to the Redemption Price of the shares of Series A Preferred Stock in respect of which such Holder has complied with such instructions in accordance herewith.
(b) Effect of Redemption. With respect to any share of Series A Preferred Stock specified to be redeemed by the Company pursuant to the Company Redemption Right and which has been redeemed in accordance with the provisions of this Section 10, or for which the Company has irrevocably deposited an amount equal to the Redemption Price in respect of such share with the Transfer Agent, then (i) Dividends shall cease to accrue on such share, (ii) such share shall no longer be deemed outstanding and (iii) all rights with respect to such share shall cease and terminate.
(c) Partial Redemption. In the event that the Company Redemption Right is exercised with respect to shares of Series A Preferred Stock representing less than all the shares of Series A Preferred Stock held by a Holder, upon such redemption, the Company shall execute and the Transfer Agent shall countersign and deliver to such Holder, at the expense of the Company, a certificate representing the shares of Series A Preferred Stock held by the Holder as to which a Company Redemption Right was not exercised (or book-entry interests representing such shares).
Section 11. Anti-Dilution Adjustments. (a) Adjustments. The Conversion Price will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Price if Holders of the Series A Preferred Stock participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding Series A Preferred Stock, in any transaction described in this Section 11(a), without having to convert their Series A Preferred Stock, as if they held a number of shares of Common Stock issuable to such Holder at the Conversion Price:
(i) The issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Price shall be adjusted based on the following formula:
CP1 = CP0 x (CS0 / CS1)
CP0 = the Conversion Price in effect immediately prior to the close of business on (A) the Record Date for such dividend or distribution, or (B) if there is no Record Date, the effective date of such subdivision, combination or reclassification
CP1 = the new Conversion Price in effect immediately after the close of business on (A) the Record Date for such dividend or distribution, or (B) if there is no Record Date, the effective date of such subdivision, combination or reclassification
CS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on (A) the Record Date for such dividend or distribution or (B) if there is no Record Date, the effective date of such subdivision, combination or reclassification
CS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such subdivision, combination or reclassification
Any adjustment made pursuant to this clause (i) shall be effective immediately after the close of business on the Record Date for such dividend or distribution, or if there is no Record Date, the effective date of such subdivision, combination or reclassification. If any such event is announced or authorized or declared but does not occur, the Conversion Price shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the Conversion Price that would then be in effect if such event had not been authorized or declared.
(ii) The dividend, distribution or other issuance to all or substantially all holders of Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 11(a)(v) shall apply)), options or warrants entitling them to subscribe for or purchase shares of Common Stock, at a price per share that is less than the

Current Market Price as of immediately prior to the close of business on (A) the Record Date for such dividend, distribution or issuance or (B) if there is no Record Date, on the effective date of such dividend, distribution or issuance, in which event the Conversion Price will be decreased based on the following formula:
CP1 = CP0 x (CS0+Y) / (CS0+X)
CP0 = the Conversion Price in effect immediately prior to the close of business on (1) the Record Date for such dividend, distribution or issuance, or (2) if there is no Record Date, the effective date of such dividend, distribution or issuance
CP1 = the new Conversion Price in effect immediately following the close of business on (1) the Record Date for such dividend, distribution or issuance, or (2) if there is no Record Date, the effective date of such dividend, distribution or issuance
CS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on (1) the Record Date for such dividend, distribution or issuance, or (2) if there is no Record Date, the effective date of such dividend, distribution or issuance
X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants
Y = the number equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of immediately prior to the close of business on (1) the Record Date for such dividend, distribution or issuance, or (2) if there is no Record Date, the effective date of such dividend, distribution or issuance.
For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders to purchase the Common Stock at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.
Any adjustment made pursuant to this clause (ii) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or issuance, or if there is no Record Date, on the effective date of such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Price that would then be in effect if such dividend, distribution or issuance had not been authorized or declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.
(iii) The Company or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to Section 11(a)(v)) by the Company or a Subsidiary of the Company for all or any portion of the Common Stock, or otherwise acquires Common Stock (except (1) in an open market purchase or redemption in compliance with Rule 10b-18 promulgated under the Exchange Act, (2) through an “accelerated share repurchase” on customary terms or (3) in connection with tax withholding upon vesting or settlement of options, restricted stock units, performance share units or other similar equity awards or upon forfeiture or cashless exercise of options or other equity awards) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per share of Common Stock validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) or shares of Common Stock are otherwise acquired through a Covered Repurchase (the “Expiration Date”), in which event the Conversion Price shall be adjusted based on the following formula, provided that in no event will the Conversion Price be increased pursuant to this Section 11(a)(iii):
CP1 = CP0 x (SP1 x CS0) / [(FMV + (SP1 x CS1))]
CP0 = the Conversion Price in effect immediately prior to the close of business on the Expiration Date
CP1 = the new Conversion Price in effect immediately after the close of business on the Expiration Date
FMV = the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through such Covered Repurchase, as of the Expiration Date
CS0 = the number of shares of Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or immediately prior to any shares being otherwise acquired through such Covered Repurchase
CS1 = the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase
SP1 = the arithmetic average of the VWAP per Common Share for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the Expiration Date
Such adjustment shall become effective immediately after the close of business on the Expiration Date. If an adjustment to the Conversion Price is required under this Section 11(a)(iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 11(a)(iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11(a)(iii).
In the event that the Company or any of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer, exchange offer or other commitment to acquire shares of Common Stock through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be the Conversion Price that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.
(iv) The Company shall, by dividend or otherwise, distribute to holders of its Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 11(a)(i) or Section 11(a)(ii) hereof, (B) Distribution Transactions as to which Section 11(a)(v) shall apply and (C) rights, options or warrants distributed in connection with a stockholder rights plan as to which Section 11(a)(vi) shall apply (any of such shares of its Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Price shall be adjusted based on the following formula:
CP1 = CP0 x [(SP0 - FMV) / SP0]
CP0 = the Conversion Price in effect immediately prior to the close of business on (1) the Record Date for such dividend or distribution, or (2) if there is no Record Date, the effective date of such dividend or distribution
CP1 = the new Conversion Price in effect immediately after the close of business on (1) the Record Date for such dividend or distribution, or (2) if there is no Record Date, the effective date of such dividend or distribution
SP0 = the Current Market Price as of the Record Date for such dividend or distribution
FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution; provided that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series A Preferred Stock on the date the applicable Distributed Property is distributed to holders of Common

Stock, but without requiring such holder to convert its Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of Distributed Property such holder would have received had such holder owned the number of shares of Common Stock issuable to such holder at the Conversion Price.
Any adjustment made pursuant to this clause (iv) shall be effective immediately after the close of business on (1) the Record Date for such dividend or distribution, or (2) if there is no Record Date, the effective date of such dividend or distribution. If any such dividend or distribution is authorized or declared but does not occur, the Conversion Price shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur, to the Conversion Price that would then be in effect if such dividend or distribution had not been authorized or declared.
(v) The Company effects a Distribution Transaction, in which case the Conversion Price in effect immediately prior to the effective date of the Distribution Transaction shall be adjusted based on the following formula:
CP1 = CP0 x [MP0 / (FMV + MP0)]
CP0 = the Conversion Price in effect immediately prior to the close of business on the effective date of the Distribution Transaction
CP1 = the new Conversion Price in effect immediately after the close of business on the effective date of the Distribution Transaction
FMV = the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten (10) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction
MP0 = the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction
Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Price is required under this Section 11(a)(v), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 11(a)(v) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11(a)(v).
Notwithstanding the foregoing provisions of this Section 11(a)(v), if the Company effects a Distribution Transaction in which (A) the product of FMV multiplied by the number of outstanding shares of the class of capital stock or other interest distributed to holders of Common Stock, plus the Fair Market Value of any other capital stock or equity interest of the Subsidiary that is the subject of the Distribution Transaction exceeds (B) the product of MP0 and the total number of shares of Common Stock outstanding (on an as-converted basis), the Series A Preferred Stock shall be exchanged, to the extent registration of such exchange is not required, on the eleventh (11th) Trading Day following effective date of the Distribution Transaction, and if registration of such exchange is required, as soon as practicable following the effective date of the Distribution Transaction, for shares of preferred stock of the Subsidiary that is the subject of the Distribution Transaction with terms substantially identical to the terms of the Series A Preferred Stock, including, in the aggregate, an equal Liquidation Preference, amount of Accrued Dividends and Base Amount as the shares of Series A Preferred Stock so exchanged; provided that the conversion price of such preferred stock of such Subsidiary shall initially be determined according to the following formula:
CP1 = CP0 x (FMV / MP0)
(vi) If the Company has a stockholder rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of Series A Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to such Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Price will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of the Common Stock as described in Section 11(a)(ii), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Common Stock or other property or securities, the Conversion Price shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to Section 11(a)(i) or Section 11(a)(iv), as applicable.
To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually issued pursuant to such rights.
Notwithstanding anything to the contrary in this Section 11(a)(vi), no adjustment shall be required to be made to the Conversion Price with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person,” as such terms are customarily used in stockholder rights plans, or with respect to any direct or indirect transferee of such Holder who receives Series A Preferred Stock in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person”.
(vii) If the Company issues or otherwise sells any shares of Common Stock, or any Equity-Linked Securities, in each case at an Effective Price that is less than the Current Market Price as of the date of the issuance or sale of such shares or Equity-Linked Securities (such an issuance or sale, a “Degressive Issuance”), then, effective as of the Close of Business on such date, the Conversion Price shall be adjusted based on the following formula:
CP1 = [(CP0 x CS0) + (EP x X)] / [CS0 + X]
CP0 = the Conversion Price in effect immediately prior to the close of business on the effective date of the Degressive Issuance
CP1 = the new Conversion Price in effect immediately after the close of business on the effective date of the Degressive Issuance
CS0 = the number of shares of Common Stock outstanding immediately prior to the Degressive Issuance
EP = the Effective Price in such Degressive Issuance
X = the sum, without duplication, of (x) the total number of shares of Common Stock issued or sold in such Degressive Issuance; and (y) the maximum number of shares of Common Stock underlying such Equity-Linked Securities issued or sold in such Degressive Issuance (or if not determinable, such other number of shares used in the calculation of the Effective Price in accordance with clause (d) of the definition thereof)
Notwithstanding the forgoing, (A) the Conversion Price will not be adjusted pursuant to this Section 11(a)(vii) solely as a result of an Exempt Issuance; (B) the issuance of shares of Common Stock pursuant to any such Equity-Linked Securities will not constitute an additional issuance or sale of shares of Common Stock for purposes of this Section 11(a)(vii) (it being understood, for the avoidance of doubt, that the issuance or sale of such Equity-Linked Securities, or any re-pricing or amendment thereof, will be subject to this Section 11(a)(vii)); and (C) in no event will the Conversion Price be increased pursuant to this Section 11(a)(vii). For purposes of this Section 11(a)(vii), any re-pricing or amendment of any Equity-Linked Securities (including, for the avoidance of doubt, any Equity-Linked Securities existing as of the Original Issuance Date) will be deemed to be the issuance of additional Equity-Linked Securities, without affecting any prior adjustments theretofore made to the Conversion Price. For the avoidance of doubt, the Company shall not undertake any Degressive Issuance that would cause the adjustment to the Conversion Price set forth in this Section

11(a)(vii) to require a vote or approval of stockholders of the Company, including under the rules of the NYSE if Common Stock remains listed on the NYSE, without either first obtaining (1) such vote or approval or (2) a waiver from such adjustment pursuant to a vote or consent of the Holders of at least a majority of the shares of Series A Preferred Stock outstanding at such time.
(b) Calculation of Adjustments. All adjustments to the Conversion Price shall be calculated by the Company to the nearest 1/100th a cent and all conversions based thereon shall be calculated by the Company to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Price will be required unless such adjustment would require an increase or decrease to the Conversion Price of at least $0.0100; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than $0.0100 that has not been made will be made upon any Conversion Date or redemption or repurchase date.
(c) When No Adjustment Required. (i) Except as otherwise provided in this Section 11, the Conversion Price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.
(ii) Except as otherwise provided in this Section 11, the Conversion Price will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.
(iii) Except as otherwise provided in this Section 11, no adjustment to the Conversion Price will be made:
(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;
(B) upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs;
(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security, including the Series A Preferred Stock; or
(D) or a change in the par value of the Common Stock.
(d) Successive Adjustments. After an adjustment to the Conversion Price under this Section 11, any subsequent event requiring an adjustment under this Section 11 shall cause an adjustment to each such Conversion Price as so adjusted.
(e) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Price pursuant to this Section 11 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 11 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f) Notice of Adjustments. Whenever the Conversion Price is adjusted as provided under this Section 11, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):
(i) compute the adjusted applicable Conversion Price in accordance with this Section 11 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Price, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and
(ii) provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Price was determined and setting forth the adjusted applicable Conversion Price.
(g) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Conversion Price or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to this Section 11(g) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 11.
(h) Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Company’s sole discretion, either (i) an amount in cash equal to the fraction of a share of Common Stock multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date or (ii) one additional whole share of Common Stock. In order to determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted and/or issued on any single Conversion Date or Change of Control Purchase Date.
SECTION 12. Adjustment for Reorganization Events.
(a) Reorganization Events. In the event of:
(i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;
(ii) any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Company, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or
(iii) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities;
other than, in each case, any such transaction that constitutes a Change of Control, with respect to which, for the avoidance of doubt, the provisions of Section 9 shall apply (each of which is referred to as a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to Section 12(d) and Section 13(b), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Price applicable immediately prior to the effective date of the Reorganization Event and the Base Amount applicable at the time of such subsequent conversion; provided that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), to the extent such Reorganization Event provides for different treatment of Common Stock held by such Constituent Persons. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person), then for the purpose of this Section 12(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.
(b) Successive Reorganization Events. The above provisions of this Section 12 shall similarly apply to successive Reorganization Events and the provisions of Section 11 shall apply to any shares of Capital Stock received by the holders of the Common Stock in any such Reorganization Event.
(c) Reorganization Event Notice. The Company (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 12.
(d) Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 12, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.
Section 13. Voting Rights.
(a) General. Except as provided in Section 13(b), Holders of shares of Series A Preferred Stock shall be entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of Capital Stock of the Company then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock (and, if applicable, holders of any other class or series of Capital Stock of the Company). Each Holder shall be entitled to the number of votes equal to the product of (i) the largest number of whole shares of Common Stock into which all shares of Series A Preferred Stock could be converted pursuant to Section 6 multiplied by (ii) a fraction the numerator of which is the number of shares of Series A Preferred Stock held by such Holder and the denominator of which is the aggregate number of issued and outstanding shares of Series A Preferred Stock, in each case at and calculated as of the record date for the determination of stockholders entitled to vote or consent on such matters or, if no such record date is established, at and as of the date such vote or consent is taken or any written consent of stockholders is first executed. The Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the Certificate of Incorporation and By-Laws of the Company.
(b) Adverse Changes. The vote or consent of the Holders of at least a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required pursuant to the DGCL:

(i) any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or By-Laws that would have an adverse effect on the rights, preferences, privileges or voting power of the Series A Preferred Stock or the Holders thereof in any material respect; provided, that for the avoidance of doubt, any merger, consolidation, or similar transaction shall not be deemed to have such an adverse effect so long as (A) the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged or the holders of the Series A Preferred Stock receive equity securities with rights, preferences, privileges and voting power substantially the same as those of the Series A Preferred Stock, and (B) the provisions of the certification of incorporation or bylaws (or equivalent governing documents) of the surviving entity or successor entity in such transaction do not differ from the Certificate of Incorporation or Bylaws in any manner that would have an adverse effect on the rights, preferences, privileges or voting power of the Series A Preferred Stock or such replacement equity securities or the Holders thereof in any material respect; provided, further, to the extent that a Holder elects to exercise its Change of Control Put, or the Company elects to exercise its Change of Control Call, pursuant to Section 9(c), such Holder shall not have voting rights hereunder in respect of any amendment, alteration or repeal relating to such transaction.
(ii) any amendment or alteration (whether by merger, consolidation or otherwise) of, or any supplement (whether by a certificate of designations or otherwise) to, the Certificate of Incorporation or any provision thereof, or any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any Parity Stock or Senior Stock or any other class or series of Capital Stock of the Company ranking senior to, or on a parity basis with, the Series A Preferred Stock as to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; and
(iii) any increase or decrease in the authorized number of shares of Series A Preferred Stock or issuance of shares of Series A Preferred Stock after the Original Issuance Date other than in accordance with Section 4(c) upon the Company’s election to pay PIK Dividends. provided, however, that the authorization or creation of, or the increase in the number of authorized or issued shares of, or the reclassification of any security (other than the Series A Preferred Stock) into, or the issuance of, Junior Stock will not require the vote the holders of the Series A Preferred Stock.
For purposes of this Section 13, the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of stock of the Company shall be deemed an amendment to the Certificate of Incorporation.
(c) Each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.
(d) The vote or consent of the Holders of a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be sufficient to waive or amend the provisions of Section 9(h) of this Certificate of Designations, and any amendment or waiver of any of the provisions of Section 9(h) approved by such percentage of the Holders shall be binding on all of the Holders.
(e) For the avoidance of doubt and notwithstanding anything to the contrary in the Certificate of Incorporation or By-Laws of the Company, the Holders of Series A Preferred Stock shall have the exclusive consent and voting rights set forth in Section 13(b) and may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.
Section 14. Preemptive Rights. Except for the right to participate in any issuance of new equity securities by the Company as set forth in the Investment Agreement, the Holders shall not have any preemptive rights.

Section 15. Term. Except as expressly provided in this Certificate of Designations, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.
Section 16. Creation of Capital Stock. Subject to Section 13(b), the Board, or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Capital Stock of the Company.
Section 17. No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.
Section 18. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred Stock shall be Computershare, N.A. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof to the Holders.
Section 19. Replacement Certificates. (a) Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates evidencing the Series A Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.
(b) Certificates Following Conversion. If physical certificates representing the Series A Preferred Stock are issued, the Company shall not be required to issue replacement certificates representing shares of Series A Preferred Stock on or after the Conversion Date applicable to such shares (except if any certificate for shares of Series A Preferred Stock shall be surrendered for partial conversion, the Company shall, at its expense, execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not converted). In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon receipt of the satisfactory evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock formerly evidenced by the physical certificate.
Section 20. Taxes. (a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, sales and use, registration, recording, stamp and similar taxes (“Transfer Tax”) that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock (including any Series A Preferred Stock paid as a distribution) or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. However the Company shall not be required to pay any Transfer Tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock or other securities to a beneficial owner other than the beneficial owner of the Series A Preferred Stock immediately prior to such conversion, and the Person otherwise entitled to such issuance or delivery of shares of Common Stock upon conversion of the Series A Preferred Stock shall provide the Company with reasonable evidence that such Transfer Tax has been paid or is not payable.
(b) Withholding. Subject to the Investment Agreement, all payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts so withheld, if any, and paid over to the relevant governmental authority shall be treated as received by the Holders.
Section 21. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Company, to its office at Knoll, Inc., 1235 Water Street, East

Greenville, PA 18041 (Attention: Michael A. Pollner, General Counsel), (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.
Section 22. Facts Ascertainable. When the terms of this Certificate of Designations refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.
Section 23. Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the vote or written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding.
Section 24. Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.
Section 25. Interpretation
(a) When a reference is made in this Certificate of Designations to a Section, such reference shall be to a Section of this Certificate of Designations unless otherwise indicated.
(b) Whenever the words “include,” “includes” or “including” are used in this Certificate of Designations, they shall be deemed to be followed by the words “without limitation.”
(c) The words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Certificate of Designations as a whole and not to any particular provision of this Certificate of Designations.
(d) Unless otherwise specified in this Certificate of Designations, the term “dollars” and the symbol “$” mean U.S. dollars for purposes of this Certificate of Designations and all amounts in this Certificate of Designations shall be paid in U.S. dollars.
(e) The definitions contained in this Certificate of Designations are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.
(f) Any agreement, instrument or statute defined or referred to in this Certificate of Designations means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed this 20th day of July 2020.
KNOLL, INC.

By:	/s/ Andrew B. Cogan
Name:	Andrew B. Cogan
Title:	Chairman and CEO
[Signature Page to Certificate of Designations]

Annex B
71 South Wacker Drive | Suite 1200 | Chicago, IL 60606
PERSONAL AND CONFIDENTIAL

April 19, 2021
Board of Directors
Herman Miller, Inc.
855 East Main Avenue
Zeeland, Ml 49464
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to Herman Miller, Inc. (the “Company”) of the Aggregate Consideration (as defined below) to be paid by the Company for (i) the shares of common stock, par value $0.01 per share (the “Knoll Common Stock”), of Knoll, Inc. (“Knoll”) pursuant to the Agreement and Plan of Merger, dated as of April 19, 2021 (the “Agreement”), by and among the Company, Heat Merger Sub, Inc. (“Acquisition Sub”) and Knoll and (ii) the shares of Knoll Preferred Stock (as defined below) pursuant to the Preferred Stock Purchase Agreement (as defined below). Pursuant to the Agreement, Acquisition Sub will be merged with and into Knoll and each Eligible Share (as defined in the Agreement) will be converted into the right to receive $11.00 in cash (the “Cash Consideration”) and 0.32 shares of common stock, par value $0.20 per share (the “Company Common Stock”), of the Company (the “Stock Consideration”; taken in the aggregate with the Cash Consideration, the “Merger Consideration”). In addition, the Company will purchase, simultaneously with the Closing (as defined in the Agreement) and immediately prior to the Effective Time (as defined in the Agreement), the outstanding shares of convertible preferred stock, par value $1.00 per share (the “Knoll Preferred Stock”), of Knoll for the Purchase Price (as defined in the Preferred Stock Purchase Agreement) pursuant to the Stock Purchase Agreement (the “Preferred Stock Purchase Agreement”), dated as of April 19, 2021, by and among the Company and the holders of the Knoll Preferred Stock specified therein. The Merger Consideration and the Purchase Price, taken in the aggregate, to be paid by the Company for all the shares of Knoll Common Stock and Knoll Preferred Stock pursuant to the Agreement and the Preferred Stock Purchase Agreement is referred to herein as the “Aggregate Consideration”; and the transactions contemplated by the Agreement and the Preferred Stock Purchase Agreement are referred to herein as the “Transactions.”
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Knoll and any of their respective affiliates and third parties, including Investindustrial Advisors Limited, an affiliate of significant holders of shares of Knoll Common Stock and Knoll Preferred Stock (“Investindustrial”), and its affiliates and portfolio companies, or any currency or commodity that may be involved in the Transactions. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. At your request, an affiliate of Goldman Sachs & Co. LLC has entered into financing commitments and agreements to provide the Company with bridge financing in connection with the consummation of the Transaction, in each case subject to the terms of such commitments and agreements and pursuant to which such affiliate expects to receive compensation. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We also have provided certain financial advisory
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

71 South Wacker Drive | Suite 1200 | Chicago, IL 60606
Board of Directors Herman Miller, Inc. April 19, 2021 Page Two
and/or underwriting services to Investindustrial and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a bookrunner for an offering by Aston Martin Lagonda Global Holdings plc, a portfolio company of Investindustrial, of Senior Secured Notes Due April 2022 and Senior Delayed Draw Notes Due April 2022 (aggregate principal amount $250,000,000) in September 2019; a bookrunner for private placement by Polynt-Reichhold Group, a portfolio company of Investindustrial, of a Term Loan B (aggregate principal amount $60,000,000) in March 2020; and a bookrunner for the initial public offering of 40,250,000 units of Investindustrial Acquisition Corp., an affiliate of Investindustrial, in November 2020. We may also in the future provide financial advisory and/or underwriting services to the Company, Knoll and Investindustrial and their respective affiliates, and, as applicable, portfolio companies, for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Investindustrial and its affiliates from time to time and may have invested in limited partnership units of affiliates of Investindustrial from time to time and may do so in the future.
In connection with this opinion, we have reviewed, among other things, the Agreement; the Preferred Stock Purchase Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended May 30, 2020 and Knoll for the five fiscal years ended December 31, 2020; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Knoll; certain other communications from the Company and Knoll to their respective stockholders; certain publicly available research analyst reports for the Company and Knoll; certain internal financial analyses and forecasts for Knoll prepared by its management; and certain intemal financial analyses and forecasts for the Company, stand-alone and pro forma for the Transaction, and certain financial analyses and forecasts for Knoll, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Knoll regarding their assessment of the past and current business operations, financial condition and future prospects of Knoll and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Knoll Common Stock; compared certain financial and stock market information for the Company and Knoll with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the office and residential furniture manufacturing industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Knoll or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Knoll or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

71 South Wacker Drive | Suite 1200 | Chicago, IL 60606
Board of Directors Herman Miller, Inc. April 19, 2021 Page Three
consummated on the terms set forth in the Agreement and the Preferred Stock Purchase Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Aggregate Consideration to be paid by the Company for the shares of Knoll Common Stock and Knoll Preferred Stock pursuant to the Agreement and the Preferred Stock Purchase Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the Preferred Stock Purchase Agreement or the Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or Preferred Stock Purchase Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Merger Consideration or the Purchase Price, by itself, to the Company, the allocation of the amount or form of Aggregate Consideration among the shares of Knoll Common Stock and Knoll Preferred Stock, or the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Knoll, or any class of such persons in connection with the Transaction, whether relative to the Aggregate Consideration to be paid by the Company for the shares of Knoll Common Stock and Knoll Preferred Stock pursuant to Agreement and the Preferred Stock Purchase Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Knoll Common Stock, Knoll Preferred Stock or shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or Knoll or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Knoll or the ability of the Company or Knoll to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by the Company for the shares of Knoll Common Stock and Knoll Preferred Stock pursuant to the Agreement and the Preferred Stock Purchase Agreement is fair from a financial point of view to the Company.
Very truly yours, (GOLDMAN SACHS & CO. LLC)
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Annex C
April 19, 2021
The Board of Directors
Knoll, Inc.
1235 Water Street
East Greenville, PA 18041
Members of the Board of Directors:
We understand that Knoll, Inc. (“Knoll”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), among Knoll, Herman Miller, Inc. (“HMI”) and Heat Merger Sub, Inc., a wholly owned subsidiary of HMI (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Knoll (the “Merger”), with Knoll surviving the Merger as a wholly owned subsidiary of HMI. Pursuant to the Merger, each outstanding share of common stock, par value $0.01 per share, of Knoll (the “Knoll Common Stock”) (excluding any (i) shares held in treasury by Knoll or held by HMI or Merger Sub (in each case, other than shares held on behalf of third parties), (ii) shares held by any direct or indirect subsidiary of Knoll or HMI, (iii) shares with respect to which the holders thereof have properly exercised appraisal rights pursuant to Section 262 of the Delaware General Corporation Law and (iv) awards of restricted Knoll Common Stock) (such shares of Knoll Common Stock, the “Knoll Eligible Shares”), will be converted into the right to receive (i) $11.00 in cash (the “Cash Consideration”) and (ii) 0.320 shares (the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”) of common stock, par value $0.20 per share, of HMI (“HMI Common Stock”) as set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to the holders of Knoll Eligible Shares of the Consideration to be received by such holders in the Merger.
In connection with this opinion, we have, among other things:
(1)	reviewed certain publicly available business and financial information relating to Knoll and HMI;
(2)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of Knoll furnished to or discussed with us by the management of Knoll, including certain financial forecasts relating to Knoll prepared by the management of Knoll (such forecasts, the “Knoll Forecasts”);

(3)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of HMI furnished to or discussed with us by the management of HMI, including certain financial forecasts relating to HMI prepared by the management of HMI and approved for our use by the management of Knoll (such forecasts, the “HMI Forecasts”);

(4)	reviewed certain estimates as to the amount and timing of cost savings (collectively, the “Cost Savings”) anticipated by the management of Knoll to result from the Merger;
(5)
discussed the past and current business, operations, financial condition and prospects of Knoll with members of senior managements of Knoll, and discussed the past and current business, operations, financial condition and prospects of HMI with members of senior managements of Knoll and HMI;

(6)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of HMI, including the potential effect on HMI’s estimated earnings per share;
(7)	reviewed the trading histories for Knoll Common Stock and HMI Common Stock and a comparison of such trading histories with the trading histories of other companies we deemed relevant;
(8)	compared certain financial and stock market information of Knoll and HMI with similar information of other companies we deemed relevant;
(9)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

The Board of Directors
Knoll, Inc.

(10)
reviewed a draft dated April 18, 2021 of the Merger Agreement (the “Draft Agreement”), a draft dated April 12, 2021 of the Voting and Support Agreement between HMI and Furniture Investments Acquisitions S.C.S. and drafts dated April 16, 2021 of the commitment letter from certain lenders (collectively, the “Commitment Letter”), and certain related documents; and

(11)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.
In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Knoll and HMI that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Knoll Forecasts and the Cost Savings, we have been advised by Knoll, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Knoll as to the future financial performance of Knoll and other matters covered thereby. With respect to the HMI Forecasts, we have been advised by HMI, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of HMI as to the future financial performance of HMI, and, based on the assessment of the management of Knoll that the HMI Forecasts reflect the best currently available estimates and good faith judgments of the management of Knoll as to the future financial performance of HMI, we have relied, at the direction of Knoll and with its consent, on the HMI Forecasts for purposes of our opinion. We have relied, at the direction of Knoll, on the assessments of the management of Knoll, as to HMI’s ability to achieve the Cost Savings and have been advised by Knoll, and have assumed, with the consent of Knoll, that the Cost Savings will be realized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Knoll or HMI, nor have we made any physical inspection of the properties or assets of Knoll or HMI. We have not evaluated the solvency or fair value of Knoll or HMI under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Knoll, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Knoll, HMI or the contemplated benefits of the Merger in any way material to our analyses. We have also assumed, at the direction of Knoll, that (i) HMI will obtain financing in accordance with the terms set forth in the Commitment Letters, (ii) all of the outstanding shares of the convertible preferred stock, par value $1.00 per share, of Knoll (the “Knoll Preferred Stock”) will be purchased by HMI from Furniture Investments Acquisitions S.C.S. for an aggregate purchase price of $253 million in cash simultaneously with the closing of the Merger, and (iii) the final executed Merger Agreement will not differ in any material respect from the Draft Agreement reviewed by us.
We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Knoll. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of Knoll Eligible Shares and no opinion or view is expressed with respect to any consideration to be received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party, including without limitation the Knoll Preferred Stock. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Knoll or in which Knoll might engage or as to the underlying business decision of Knoll to proceed with or effect the Merger. We are not expressing any opinion as to what the value of HMI Common Stock actually will be when issued or the prices at

The Board of Directors
Knoll, Inc.

which Knoll Common Stock or HMI Common Stock will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.
We have acted as financial advisor to Knoll in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Knoll has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.
We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Knoll, HMI and certain of their respective affiliates.
We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Knoll and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a capital markets advisor to Knoll in connection with a private placement of convertible debt securities, (ii) having acted or acting as administrative agent, co-lead arranger, and joint bookrunner for, and as a lender (including a swing line and letter of credit lender) to, Knoll, and (iii) having provided or providing certain foreign exchange trading and treasury management services to Knoll.
In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to HMI and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under HMI’s revolving credit facility and (ii) having provided or providing certain foreign exchange trading and treasury management services to HMI. It is understood that this letter is for the benefit and use of the Board of Directors of Knoll (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.
Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Knoll, HMI or the Merger. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by the holders of Knoll Eligible Shares is fair, from a financial point of view, to such holders.
Very truly yours,
/s/ BOFA SECURITIES, INC.
BOFA SECURITIES, INC.

Annex D
VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”) is made and entered into as of April 19, 2021, by and among Herman Miller, Inc., a Michigan corporation (“Parent”), and Furniture Investments Acquisitions S.C.S., a common limited partnership (société en commandite simple) (the “Stockholder”).
RECITALS
A. Concurrently with the execution and delivery of this Agreement, Parent, Heat Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Knoll, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth in the Merger Agreement, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger (the “Merger”).
B. As of the date hereof, the Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Series A Convertible Preferred Stock, par value $1.00 per share, of the Company (the “Preferred Stock”) and the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth on Schedule A hereto (including the shares of Common Stock issuable in respect of such shares of Preferred Stock), being all of the outstanding shares of Preferred Stock of the Company owned of record or beneficially by the Stockholder or any Affiliate of the Stockholder as of the date hereof (the “Owned Shares”, together with any additional shares of Preferred Stock or shares of Common Stock issued in respect of such shares of Preferred Stock that the Stockholder may acquire record and/or beneficial ownership of after the date hereof, the “Covered Shares”).
C. As of the date hereof, Global Furniture Investments S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) (the “Common Stockholder”) is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the 2,404,634 shares of Common Stock.
D. As an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement.
D. The Stockholder agreed to enter into a Stock Purchase Agreement with Parent, dated as of the date hereof (the “Stock Purchase Agreement”), pursuant to which the Stockholder has agreed to sell, and Parent has agreed to purchase, all of the shares of Preferred Stock held by the Stockholder, with the consummation of such purchase conditioned upon the simultaneous closing of the transactions contemplated by the Merger Agreement, and to take effect immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.
“Affiliate” of any specified party means any person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified party. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, “Affiliates” of the Stockholder shall not include, and no provision of this Agreement shall be applicable to, the direct or indirect portfolio companies (“Portfolio Companies”) of investment funds advised or managed by the Stockholder or its Affiliates. Notwithstanding anything to the contrary herein, the Company and the Stockholder shall not be deemed to be “Affiliates” or “Representatives” of each other.
“Certificate of Designation” shall mean the Certificate of Designations of Series A Convertible Preferred Stock of the Company.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time, (b) a Company Recommendation Change and (c) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof.
“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, Encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, commitment, obligation, arrangement or understanding with respect to any offer, sale, assignment, Encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, (c) entry into any hedge, swap or other transaction, contract, commitment, obligation, arrangement or understanding which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise, or (d) any contract, commitment, obligation, arrangement or understanding (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), or (c) above.
2. Agreement to Not Transfer the Covered Shares.
2.1 No Transfer of Covered Shares. Until the Expiration Time, the Stockholder agrees not to Transfer or cause or permit the Transfer of any Covered Shares, other than with the prior written consent of Parent. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void ab initio and of no effect whatsoever.
2.2 Update of Beneficial Ownership Information. Promptly following the written request of Parent, or upon the Stockholder’s or any of its Affiliates’ acquisition of beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of additional shares of Preferred Stock or Common Stock after the date hereof, the Stockholder will send to Parent a written notice setting forth the number of Covered Shares beneficially owned by the Stockholder or any of its Affiliates and indicating the capacity in which such Covered Shares are owned. The Stockholder agrees to cause any of its Affiliates that acquires any such shares on or after the date hereof to execute an agreement in a form reasonably acceptable to Parent to be bound with respect to this Agreement with respect to such shares to the same extent such shares would be subject to this Agreement had they been acquired by the Stockholder.
3. Agreement to Vote the Covered Shares and Additional Shares.
3.1 Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Company’s stockholders by written consent with respect to any of the following matters, the Stockholder shall, and shall cause its Affiliates (including the Common Stockholder) to, vote (including via proxy) all of the Covered Shares and any additional Owned Shares or other shares of Common Stock which are then beneficially owned by the Stockholder or any of its Affiliates (including the Common Stockholder) (“Additional Shares”) (or cause the holder of record on any applicable record date to vote (including via proxy) all of the Covered Shares and Additional Shares):
(a) in favor of the adoption of the Merger Agreement; and
(b) against (i) any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement or result in any condition set forth in Article VII of the Merger Agreement not being satisfied on a timely basis and (ii) any proposal related to a Company Alternative Transaction, or any other proposal made in opposition to or in competition with the Merger or the transactions contemplated by the Merger Agreement.
3.2 Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), the Stockholder shall, and shall cause its Affiliates (including the Common Stockholder) to, be represented in person or by proxy at such meeting (or cause the holders of record of any Covered Shares and Additional Shares on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares and Additional Shares to be counted as present for purposes of establishing a quorum.

3.3 The Stockholder shall, and shall cause its Affiliates (including the Common Stockholder) to, promptly (and in any event within 5 Business Days of receipt) execute and deliver (or cause the holders of record of any Covered Shares and Additional Shares to execute and deliver), any proxy card or voting instructions it receives that is sent to stockholders of the Company soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1 and otherwise in accordance with all applicable procedures relating to such vote so as to ensure that it is duly counted for purposes of recording the results of that vote (with Parent to be promptly notified (and provided reasonable evidence of) such execution and delivery of such proxy card or voting instructions). Any attempt to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of) the Covered Shares and Additional Shares in contravention of this Article III shall be null and void ab initio.
3.4 Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time, a Governmental Entity of competent jurisdiction enters an order expressly restraining, enjoining or otherwise prohibiting the Stockholder or its Affiliates from taking any action that would be required pursuant to Section 3.1, Section 3.2 or Section 3.3 of this Agreement, then (i) the applicable obligations of the Stockholder set forth in Section 3.1, Section 3.2 or Section 3.3 of this Agreement shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action, and (ii) the Stockholder shall cause the Covered Shares and/or Additional Shares to not be represented in person or by proxy at any meeting at which a vote of the Stockholder on the Merger Agreement or the transactions contemplated thereby is sought or requested. Notwithstanding anything to the contrary in this Section 3.4, the restrictions set forth in Section 2.1 shall continue to apply with respect to the Covered Shares and Additional Shares until the Expiration Date.
3.5 Without limiting the obligations of the Stockholder under this Agreement, but only in the event and in each case that the Stockholder fails to be counted as present or fails to vote or cause to be voted all of the Covered Shares and Additional Shares in accordance with this Agreement or except as provided in Section 3.4 above, then in such event the Stockholder hereby irrevocably appoints, and shall cause its Affiliates (including the Common Stockholder) to appoint, as its proxy and attorney-in-fact the officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, and any other person designated in writing by Parent (collectively, the “Proxy Holders”), and each of them individually, with full power of substitution, to vote the Covered Shares and Additional Shares in accordance with this Agreement and, in the discretion of the Proxy Holders, with respect to any proposed postponements or adjournments of meetings of the Company’s stockholders at which any of the matters described in this Agreement are to be considered. This proxy is coupled with an interest and shall be irrevocable, and the Stockholder shall, and shall cause its Affiliates (including the Common Stockholder) to, take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder with respect to the Covered Shares and Additional Shares. Notwithstanding anything to the contrary in this Agreement, the proxy granted by this Section 3.5 shall terminate and be of no further force and effect upon the Expiration Time.
3.6 For the avoidance of doubt, notwithstanding anything to the contrary herein, the Stockholder and its Affiliates shall be entitled to, and nothing herein shall constrain the Stockholder or its Affiliates from, any Transfer of the Additional Shares at any time prior to the Expiration Date, and any provisions of this Agreement with respect to Additional Shares shall only apply to such Additional Shares as may be beneficially owned by the Stockholder at the applicable time under this Section 3.
4. Waiver of Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, all appraisal rights under Section 262 of the DGCL (and any other appraisal, dissenters’ or similar rights) related to the transactions contemplated by the Merger Agreement with respect to the Covered Shares and Additional Shares owned or that may be acquired (in each case beneficially or of record, directly or indirectly) by the Stockholder, to the fullest extent permitted by Law.
5. No Solicitation.
5.1 From and after the date of this Agreement until the Expiration Time, the Stockholder (solely in the capacity as a stockholder of the Company) shall, and shall cause its directors, officers, employees and Affiliates to, and shall use reasonable efforts to cause its Representatives who are not its directors, officers, employees or Affiliates to, immediately cease and cause to be terminated any discussions or negotiations being conducted with any persons other than Parent with respect to any proposal related to a Company Alternative Transaction, if any. In addition, the Stockholder (solely in its capacity as a stockholder of the Company) agrees to be subject to Section 6.3 of the Merger Agreement as if it were the “Company” thereunder (including with respect to the obligations to (i) promptly, and in any event within 24 hours of receipt, advise Parent in writing of any request for information or proposal relating to a Company Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto within 24 hours of any such changes) and the identity of the person making such request or proposal, and (ii) keep Parent reasonably informed of the status and details (including amendments and proposed amendments) of any such request or proposal on a reasonably current basis) and (iii) provide to Parent as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and written materials exchanged between the Stockholder or any of its or its Affiliates’ Representatives and any person making such request or proposal or any of its or its Affiliates’ Representatives that describe or contains any such request or proposal.
5.2 Notwithstanding the foregoing, from and after the date of the Merger Agreement until the Expiration Time, if (and only if) the Company is permitted, pursuant to Section 6.3 of the Merger Agreement, to have discussions or negotiations in response to a proposal related to a Company Alternative Transaction, the Stockholder and its Representatives shall be permitted to participate in such discussions or negotiations with such person making such proposal to the same extent as the Company is permitted to do so under Section 6.3 of the Merger Agreement, subject to compliance by such Stockholder with the last sentence of Section 5.1 above.
6. Certain Other Agreements. The Stockholder (a) irrevocably agrees to take all further actions, including delivery of any further documents and instruments, reasonably necessary to implement the agreements set forth in this Section 6(a), in each case reasonably promptly following any request by Parent and (b) irrevocably agrees not to (i) exercise any right of conversion or exchange relating to the shares of Preferred Stock, including any rights pursuant to Section 6 of the Certificate of Designation, prior to the date of valid termination of this Agreement pursuant to Section 12.18 or (ii) make any demand or exercise any right with regard to any Covered Shares pursuant to the Registration Rights Agreement, dated as of July 21, 2020, between the Company and the Stockholder, or any similar agreement with the Company, prior to the Expiration Time.
7. No Legal Action. The Stockholder irrevocably agrees that it shall not, and shall cause its directors, officers, employees and Affiliates not to, and shall use reasonable efforts to cause its Representatives who are not its directors, officers, employees or Affiliates not to, bring, commence, institute, maintain, prosecute, join or voluntarily aid any claim, appeal, or Proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Stock Purchase Agreement, (b) alleges that the execution and delivery of this Agreement or the Stock Purchase Agreement by the Stockholder (or its performance hereunder or thereunder solely in its capacity as a stockholder of the Company) breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that the Stockholder has (or may be alleged to have) to the Company or to the other stockholders of the Company or (c) is otherwise against Parent, Merger Sub, the Company, or any of their respective Affiliates and each of their successors, directors, or officers relating to the negotiation, execution or delivery of the Merger Agreement or the Stock Purchase Agreement or the consummation of the transactions contemplated hereby or thereby, and the Stockholder irrevocably waives any claim or rights whatsoever with respect to any of the foregoing except in the case of actual and intentional fraud; provided, however, that nothing contained herein will affect the right of Stockholder to exercise its rights as a result of any breach under any agreement with Parent to which it is a party.
8. Fiduciary Duties. The Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of the Covered Shares. Nothing in this Agreement shall in any way, or shall require the Stockholder to attempt to, limit or affect any actions taken by the Stockholder’s or its Representative’s designee serving on the Company Board from complying with his or her fiduciary obligations while acting in such designee’s capacity as a director of the Company. No action taken (or omitted to be taken) in any such capacity as director shall be deemed to constitute a breach of this Agreement.
9. Notice of Certain Events. The Stockholder shall notify Parent in writing reasonably promptly of any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach of the representations and warranties of the Stockholder under this Agreement.

10. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent that:
10.1 Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 3.5 hereof. The Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.
10.2 Ownership of the Covered Shares. (a) The Stockholder is, as of the date hereof, the beneficial or record owner of the Covered Shares, free and clear of any and all Encumbrances, other than those (i) created by this Agreement or the Stock Purchase Agreement or (ii) as disclosed on Schedule A hereto, and (b) the Stockholder has sole voting power over all of the Covered Shares. The Stockholder has not entered into any agreement to Transfer any Covered Shares, other than the Stock Purchase Agreement. As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Preferred Stock, Common Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any voting shares of the Company) other than the Owned Shares.
10.3 No Conflict; Consents.
(a) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the compliance by the Stockholder with any provisions hereof does not and will not: (a) conflict with or violate any Laws applicable to the Stockholder, or (b) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on, any of the Covered Shares beneficially owned by the Stockholder pursuant to any contract, commitment, obligation, arrangement or understanding to which the Stockholder is a party or by which the Stockholder is subject.
(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby.
10.4 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against the Stockholder or to which the Stockholder is otherwise a party that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or under the Stock Purchase Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis.
10.5 Reliance by Parent and Merger Sub. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.
11. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:
11.1 Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.
11.2 No Conflict; Consents.
(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with the provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to Parent, or (b) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any contract, commitment, obligation, arrangement or understanding to which Parent is a party or by which Parent is subject.
(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.
11.3 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against Parent that would reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
12. Miscellaneous.
12.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein or in the Stock Purchase Agreement.
12.2 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock and/or Preferred Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, conversion, exchange of shares or the like, the terms “Common Stock,” “Preferred Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
12.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto; provided, that the Company’s prior written consent shall be required with respect to any amendment or waiver of any provision of this Agreement that would reasonably be expected to impede, interfere with, delay, discourage, frustrate, prevent, nullify, adversely affect or inhibit the timely consummation of the Merger, the satisfaction of the conditions under the Merger Agreement or any of the other transactions contemplated by the Merger Agreement. At any time and from time to time prior to the Expiration Time, each party to this Agreement may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party, as applicable, (b) waive any inaccuracies in the representations and warranties made by the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent or the Stockholder to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Stockholder, as applicable. No failure or delay by Parent or the Stockholder in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. The Company shall be a third-party beneficiary of this Section 12.3.
12.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
12.5 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing, shall be sent by e-mail of a .pdf attachment (providing confirmation of transmission), by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however that any notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day:
(i)	if to the Stockholder, to the address for notice set forth on Schedule A hereto, with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
	Attn:	Eric L. Schiele, P.C.; Joshua Ayal joshua.ayal@kirkland.com
	E-mail:	eric.schiele@kirkland.com;

(ii)	if to Parent, to:

Herman Miller, Inc. 855 East Main Avenue Zeeland, Michigan 49464
	Attention:	Jacqueline H. Rice
	Email:	jackie_rice@hermanmiller.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
	Attention:	Adam O. Emmerich; Jenna E. Levine
	Email:	AOEmmerich@wlrk.com; JELevine@wlrk.com
12.6 Venue; Waiver of Jury Trial.
(a) Each of the parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of Delaware, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any Proceeding arising out of or relating to this Agreement, any of the transactions contemplated hereby or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such Proceeding must be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is declined by or unavailable in the Court of Chancery, then such Proceeding will be heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any Proceeding against any other party arising out of or relating to this Agreement, any of the transactions contemplated hereby or any facts and circumstances leading to its execution or performance in any other court and (v) waives any defense of inconvenient forum to the maintenance of any Proceeding so brought. The parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any such Proceeding, including any appeal thereof.
(b) Each of the parties agrees that service of any process, summons, notice or document in accordance with Section 12.4 will be effective service of process for any Proceeding brought against it by the other party in connection with this Section 12.6; provided, however, that nothing contained herein will affect the right of any party to serve legal process in any other manner permitted by applicable Law. Notwithstanding the foregoing, the consents to jurisdiction set forth in this Section 12.6 will not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 12.6 and will not be deemed to confer rights on any person other than the parties.
(c) EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE FACTS OR CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO PARTY OR REPRESENTATIVE OR AFFILIATE THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH.
12.7 Documentation and Information. The Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of the Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement and the Stock Purchase Agreement (including, for the avoidance of doubt, the disclosure of this Agreement and the Stock Purchase Agreement), in any press release, the Joint Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement. Parent consents to and authorizes the publication and disclosure by the Stockholder of the terms of this Agreement and the Stock Purchase Agreement (including, for the avoidance of doubt, the disclosure of this Agreement and the Stock Purchase Agreement) in any Schedule 13D amendment legally required to be filed by the Stockholder. The Company shall be a third-party beneficiary of this Section 12.7.
12.8 Further Assurances. The Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement.
12.9 Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time. The Company shall be a third-party beneficiary of this Section 12.9.
12.10 Enforcement. The parties agree that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon Parent will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent, and the exercise by Parent of any one remedy will not preclude the exercise of any other remedy.
12.11 Entire Agreement. This Agreement, including the Schedules hereto, together with the confidentiality agreement between the parties, dated as of March 29, 2021 and the Stock Purchase Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to such subject matter. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement or the Stock Purchase Agreement.
12.12 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the generality of the foregoing”. When used in this Agreement, the term “or” shall be construed in the inclusive sense of “and/or”. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
12.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
12.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
12.15 Counterparts. This Agreement may be executed in one or more counterparts, manually or by other electronic transmission by the Parties, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format (or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document) shall be sufficient to bind the parties to this Agreement to the terms and conditions of this Agreement.
12.16 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH

THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
12.17 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 12.17 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.
12.18 Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earlier to occur of (a) the Expiration Time and (b) the entry, without the prior written consent of the Stockholder, into any amendment, waiver, modification or other change to any provision of the Merger Agreement (including any exhibits, annexes or schedules thereto) that (A) results in a change in the consideration that would be payable to any holder of equity interests in the Company or changes the mix of the consideration that would be payable in respect of such equity interests or (B) is otherwise adverse in any material respect to the Stockholder; provided that the provisions of this Article XII (other than Section 12.9) shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination. The parties hereto may not terminate this Agreement by mutual consent without the prior written consent of the Company; provided that, for the avoidance of doubt, such consent shall not be required for any automatic termination pursuant to clause (a) or (b) hereof. The Company shall be a third-party beneficiary of this Section 12.18.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
HERMAN MILLER, INC.

By:	/s/ Andi Owen
	Name:	Andi Owen
	Title:	President & CEO

FURNITURE INVESTMENT ACQUISITIONS S.C.S.

By:	Furniture Investments Management S.à r.1.

/s/ Abdelkader Derrouiche
Title: General partner
Itself represented by: Abdelkader Derrouiche
Title: Manager
[Signature page to Voting and Support Agreement]

Schedule A
Name	Owned Shares	Address
Furniture Investments Acquisitions S.C.S.	169,165 Series A Preferred Stock Units* (equivalent to 10,099,402 Common Shares on an as-converted basis)	Furniture Investments Acquisitions S.C.S. 23, avenue Monterey, L - 2163 Luxembourg, R.C.S. Luxembourg: B227103 Attention Board of Directors Anne-Catherine Devaux ADevaux@investindustrial.com
*	Such shares are pledged to Investec pursuant to a Security Agreement dated 25 March 2021 and are further subject to transfer restrictions under applicable securities laws.

Annex E
STOCK PURCHASE AGREEMENT
by and between
FURNITURE INVESTMENTS ACQUISITIONS S.C.S.
and
HERMAN MILLER, INC.
Dated as of April 19, 2021

STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT, dated as of April 19, 2021 (this “Agreement”), by and between Herman Miller, Inc., a Michigan corporation (the “Purchaser”), Furniture Investments Acquisitions S.C.S., a common limited partnership (société en commandite simple) (the “Seller” and, together with the Purchaser, the “Parties” and each a “Party”).
RECITALS
WHEREAS, the Purchaser, Heat Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Knoll, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated the date of this Agreement (the “Merger Agreement”), simultaneously with the execution of this Agreement, pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of the Purchaser;
WHEREAS, the Seller and the Purchaser desire to enter into a transaction (the “Share Purchase”) pursuant to which the Purchaser will acquire all of the shares of Series A Convertible Preferred Stock, par value $1.00 per share (the “Preferred Stock”), of the Company held by the Seller, immediately prior to, and conditioned upon the occurrence of, the Effective Time (as defined in the Merger Agreement) of the Merger, for cash in the amount set forth in this Agreement (the “Purchase”);
WHEREAS, the Purchaser, the Seller and an Affiliate of the Seller have agreed to enter into a Voting and Support Agreement as of the date hereof (the “Voting and Support Agreement”); and
WHEREAS, as of the date of this Agreement, the Seller holds 169,165 shares of Preferred Stock.
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Certain Defined Terms. Capitalized terms used but not defined herein shall have the meaning given to them in the Merger Agreement. For purposes of this Agreement:
“Certificate of Designation” shall mean the Certificate of Designations of Series A Convertible Preferred Stock of the Company.
“Investment Agreement” means that certain Investment Agreement by and between the Company and Furniture Investments S.à r.l., dated as of June 22, 2020.
“Material Adverse Effect” with respect to any Party means a fact, effect, change, event or circumstance which is materially adverse to the ability of such Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
“Liability” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet in accordance with generally accepted accounting principles, as applied in the United States).
“Subject Shares” means all shares of Preferred Stock held by the Seller or any Affiliate of the Seller, as of immediately prior to the Purchase Closing, including any such shares received after the date hereof pursuant to the terms of the Certificate of Designation.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:
Definition	Location
Agreement	Preamble
Bankruptcy and Equity Exception	3.2
Closing Date	2.2(a)
Company	Recitals
e-mail	8.5
HSR Act	3.3(a)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Parties	Preamble
Party	Preamble
Preferred Stock	Recitals
Purchase	Recitals
Purchase Closing	2.2(a)
Purchase Price	2.1
Purchaser	Preamble
Purchaser Material Adverse Effect	4.1
Seller	Preamble
Seller Material Adverse Effect	3.1
Share Purchase	Recitals
ARTICLE II
PURCHASE AND SALE
Section 2.1 Purchase and Sale of the Subject Shares. Upon the terms and subject to the conditions of this Agreement, at the Purchase Closing, the Seller shall sell, assign, transfer, convey and deliver the Subject Shares to the Purchaser, free and clear of all Encumbrances, and the Purchaser shall purchase the Subject Shares from the Seller. In consideration for the Subject Shares, the Purchaser shall pay the Seller $1,496.12 per share of Preferred Stock, in cash, without interest (the “Purchase Price”), which represents an equivalent price per share of $25.06 for each share of Common Stock underlying each share of Preferred Stock as of the date of this Agreement.
Section 2.2 Closing.
(a) The sale and purchase of the Subject Shares under Section 2.1 shall each take place at a closing (the “Purchase Closing”) to be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or remotely through the exchange of documents and signatures, at 10:00 a.m., Eastern time, simultaneously with the Closing (as defined in the Merger Agreement) of the Merger and immediately prior to the Effective Time of the Merger, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Purchase Closing or on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place, at such other time or on such other date as the Parties mutually may agree in writing. The day on which the Purchase Closing takes place is referred to as the “Closing Date.”
(b) At the Purchase Closing:
(i) the Seller shall deliver to the Purchaser an agreement or instrument of conveyance, assignment or assumption to vest in the Purchaser all of the Seller’s rights, title and interest in and to the Subject Shares, in form and substance reasonably agreed by the Parties (but in no event inconsistent with this Agreement), duly executed by the Seller (the “Equity Transfer Agreement”); and
(ii) the Purchaser shall deliver to the Seller, (i) by wire transfer to a bank account designated in writing by the Seller to the Purchaser at least three (3) Business Days prior to the anticipated Closing

Date, an amount equal to the aggregate Purchase Price in immediately available funds in United States dollars and (ii) the Equity Transfer Agreement, duly executed by the Purchaser (if such agreement requires execution by Purchaser).
Section 2.3 Withholding. The Purchaser shall be entitled to deduct and withhold from the aggregate Purchase Price such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Law relating to taxes. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Seller. Prior to the Purchase Closing, the Seller shall (i) exercise its rights pursuant to Section 4.9(c) of the Investment Agreement to obtain from the Company a FIRPTA certificate substantially in the form of Exhibit D to the Investment Agreement and related notification to the Internal Revenue Service substantially in the form of Exhibit E of the Investment Agreement (collectively, the “FIRPTA Certificates”) and (ii) deliver to the Purchaser the FIRPTA Certificates, a properly completed and executed IRS Form W-8IMY (together with underlying IRS Forms W-8 series or W-9, as applicable, and other required attachments and supporting documentation), and any other documentation and certification that the Seller is legally entitled to provide, reasonably satisfactory to the Purchaser, that would permit for the Purchase Price to be paid subject to no or at a reduced rate of withholding (including, without limitation, certification relating to the application of the tests set forth in Section 302 of the Code with respect to the Seller and the sale of the Subject Shares to the Purchaser pursuant to this Agreement) (collectively, the “Withholding Documentation”). The Purchaser shall, to the extent permitted by applicable Law, perform all deduction and withholding (if any) required in respect of the payment of the Purchase Price hereunder in accordance with the final Withholding Documentation that is timely delivered by the Seller and on which the Purchaser is entitled to rely under applicable Law. The Seller shall deliver drafts of the Withholding Documentation to the Purchaser no later than 30 days prior to the Purchase Closing and the Purchaser shall review any such drafts so timely delivered and, if the Purchaser determines that, on the basis of such draft documentation, it would be necessary to withhold on the Purchase Price, the Purchaser shall promptly (and in any event at least 15 days prior to the Purchase Closing) inform the Seller of such determination and the basis therefor so as to provide the Seller with a reasonable opportunity to take any action and/or revise such documentation in order to mitigate any such withholding.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
The Seller hereby makes the representations and warranties set forth in this Article III to the Purchaser.
Section 3.1 Organization. The Seller (i) is duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all necessary power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller (a “Seller Material Adverse Effect”).
Section 3.2 Authority. The Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the Share Purchase and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the Share Purchase and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other action on the part of the Seller and no other proceedings on the part of the Seller or its equityholders are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
Section 3.3 No Conflict; Required Filings and Consents.
(a) The execution and delivery by the Seller of this Agreement does not, the execution and delivery by the Seller of any other instrument required by this Agreement to be executed and delivered by the Seller will not, and the performance by the Seller of its agreements and obligations under this Agreement will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) any filings required to be made or clearances required to be obtained under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (ii) such filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws and (iii) such other consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
(b) The execution and delivery by the Seller of this Agreement does not, the execution and delivery by the Seller of any other instrument required by this Agreement to be executed and delivered by the Seller will not, and the performance by the Seller of its agreements and obligations under this Agreement will not, (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws (or any similar organizational documents) of the Seller, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the Subject Shares under, any of the terms, conditions or provisions of any Contract to which the Seller is a party or by which the Seller is bound or to which any of the Subject Shares is subject or (iii) violate any Order or Law applicable to the Seller or any of its properties or assets, except, in the case of clauses (ii) and (iii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
Section 3.4 Title to Subject Shares. Immediately prior to the consummation of the Share Purchase, (a) the Seller will beneficially own all of the Subject Shares, free and clear of any Encumbrance (other than those set forth on Schedule A to the Voting and Support Agreement, all of which will be terminated upon consummation of the Share Purchase (except for any transfer restrictions under applicable securities laws)) and (b) subject in all respects to applicable Law, the Seller will have the right, authority and power to sell, assign and transfer the Subject Shares to the Purchaser. Upon delivery to the Purchaser of the Subject Shares by electronic transfer or by certificates evidencing the Subject Shares at the Purchase Closing, and the Purchaser’s payment of the aggregate Purchase Price, the Purchaser shall acquire good, valid and marketable title to the Subject Shares, free and clear of any Encumbrance.
Section 3.5 Brokers. Except for Lazard Frères & Co., the fees of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by the Seller or any of its Affiliates.
Section 3.6 No Other Representations or Warranties. Neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Seller of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Agreement or the Voting and Support Agreement, and the Seller hereby disclaims any other such representations or warranties.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby makes the representations and warranties set forth in this Article IV to the Seller.
Section 4.1 Organization. The Purchaser (a) is a corporation duly incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, (b) has all necessary power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (c) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser (a “Purchaser Material Adverse Effect”).
Section 4.2 Authority. The Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the Share Purchase and the other transactions contemplated by this Agreement.

The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Share Purchase and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other action on the part of the Purchaser and no other proceedings on the part of the Purchaser or its equityholders are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the Seller, constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 4.3 No Conflict; Required Filings and Consents.
(a) The execution and delivery by the Purchaser of this Agreement does not, the execution and delivery by the Purchaser of any instrument required by this Agreement to be executed and delivered by the Purchaser will not, and the performance by the Purchaser of its agreements and obligations under this Agreement will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) any filings required to be made or clearances required to be obtained under the HSR Act, (ii) such filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, and (iii) such other consents, licenses, authorizations, approvals, orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
(b) The execution and delivery by the Purchaser of this Agreement does not, the execution and delivery by the Purchaser of any other instrument required by this Agreement to be executed and delivered by the Purchaser will not, and the performance by the Purchaser of its agreements and obligations under this Agreement will not, (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of the Purchaser, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under any of the terms, conditions or provisions of any Contract to which the Purchaser or any of its subsidiaries is a party or otherwise bound or to which any of its properties or assets is subject or (iii) violate any Order or Law applicable to any of the Purchaser or any of its properties or assets, except, in the case of clauses (ii) and (iii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 4.4 Brokers. Except for Goldman Sachs & Co. LLC, the fees of which will be paid by the Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.
Section 4.5 No Other Representations or Warranties. Neither the Purchaser nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Purchaser of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Agreement or the Voting and Support Agreement, and the Purchaser hereby disclaims any other such representations or warranties.
ARTICLE V
COVENANTS
Section 5.1 Consents and Filings; Further Assurances. Each Party agrees to use its commercially reasonable efforts, as requested by the other Party, to obtain all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Share Purchase. Notwithstanding the foregoing, in no event shall either Party be required to pay any consideration to any third parties or give anything of value to obtain any such authorization, approval, consent or waiver, other than filing, recordation or similar fees. Each Party agrees that, from time to time, whether before, at or after the Purchase Closing, it will execute and deliver such further instruments of conveyance and transfer and take such other reasonable actions as may be necessary or reasonably requested by the other Party to carry out the purposes and intents of this Agreement. Notwithstanding anything to the contrary herein, nothing in this Section 5.1 shall limit or otherwise constrain the Purchaser’s rights and obligations pursuant to the Merger Agreement.

Section 5.2 No Transfers. The Seller will not, on and after the date hereof, transfer, sell, dispose of, Encumber, permit to be subject to any Encumbrance, or exercise any conversion rights with respect to, any shares of Preferred Stock held by the Seller, whether held as of the date of this Agreement or subsequently acquired.
ARTICLE VI
CONDITIONS TO CLOSING
Section 6.1 General Conditions. The respective obligations of the Purchaser and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Purchase Closing, of the following conditions, which may, to the extent permitted by applicable Law, be waived in writing by all Parties in their sole discretion:
(a) No Injunction or Prohibition. No Governmental Entity of competent jurisdiction shall have issued, adopted, enacted or promulgated any Order, decree, ruling, injunction or Law that is in effect (whether temporary, preliminary or permanent) restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.
(b) Antitrust Approvals. Any waiting period (and any extension thereof) under the HSR Act or any similar foreign antitrust, competition or similar Laws applicable to the Share Purchase shall have expired or shall have been terminated.
(c) Merger Closing. All conditions to the consummation of the Merger shall have been satisfied or waived in accordance with the Merger Agreement, and the parties to the Merger Agreement shall have irrevocably confirmed that they are prepared to consummate the Merger simultaneously with the consummation of the Share Purchase.
Section 6.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Purchase Closing, of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived in writing by the Seller in its sole discretion:
(a) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of another date, in which case as of such other date).
(b) Performance of Covenants. The Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Purchase Closing.
(c) Certificate. The Seller shall have received from the Purchaser a certificate to the effect set forth in Sections 6.2(a) and 6.2(b) with respect to the representations, warranties and covenants made by the Purchaser, signed by a duly authorized officer thereof.
Section 6.3 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Share Purchase shall be subject to the fulfillment, at or prior to the Purchase Closing, of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived in writing by the Purchaser in its sole discretion:
(a) Representations and Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of another date, in which case as of such other date).
(b) Performance of Covenants. The Seller shall have performed in all material respects all obligations and agreements and complied with in all material respects all covenants required by this Agreement to be performed or complied with by it prior to or at the Purchase Closing.
(c) Certificate. The Purchaser shall have received from the Seller a certificate to the effect set forth in Sections 6.3(a) and 6.3(b) with respect to the representations, warranties and covenants made by the Seller, signed by a duly authorized officer thereof.

ARTICLE VII
TERMINATION
Section 7.1 Termination. This Agreement (a) will automatically terminate, without any action by any Party, upon the termination of the Merger Agreement, (b) may be terminated at any time prior to the Purchase Closing by mutual written consent of each of the Seller, the Purchaser and the Company and (c) may be terminated by the Seller upon the entry, without the prior written consent of the Seller, into any amendment, waiver, modification or other change to any provision of the Merger Agreement (including any exhibits, annexes or schedules thereto) that (A) results in a change in the consideration that would be payable to any holder of equity interests in the Company or changes the mix of the consideration that would be payable in respect of such equity interests or (B) is otherwise adverse in any material respect to the Seller or to the stockholders of the Company. The Company shall be a third-party beneficiary of clause (b) of this Section 7.1.
Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party, except (a) for the provisions of Section 5.2 relating to public announcements, Section 8.2 relating to fees and expenses, and this Section 7.2 and (b) that nothing herein shall relieve either Party from Liability for any fraud or willful and material breach of this Agreement.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1 Non-Survival of Representations and Warranties. None of the representations, warranties and covenants set forth in this Agreement shall survive the Purchase Closing, other than with respect to any covenants that by their terms contemplate performance following the Purchase Closing.
Section 8.2 Fees and Expenses. All fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated; provided, that the Seller shall be responsible for and shall pay any and all stock transfer, documentary, sales and use, registration, recording, stamp and similar Taxes payable in connection with the transactions contemplated hereby; provided further that the Purchaser hereby agrees to reimburse the fees and expenses of the Seller in an amount equal to $1.3 million at the Purchase Closing by wire transfer to the bank account designated by the Seller pursuant to Section 2.2(b)(ii) in immediately available funds in United States dollars.
Section 8.3 Amendment and Modification. This Agreement may be amended by the Parties at any time, subject to the following sentence. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties and, in the event the applicable amendment would (i) change the amount or form of consideration reflected in the Purchase Price or (ii) otherwise be adverse to the Company, the stockholders of the Company or the Merger, the Company. The Company shall be a third-party beneficiary of this Section 8.3.
Section 8.4 Waiver. At any time prior to the Purchase Closing, the Purchaser and the Seller may, to the extent legally allowed and, in the event the applicable extension or waiver would be adverse in any material respect to the Company, the stockholders of the Company or the Merger, with the Company’s prior written consent:
(a) extend the time for the performance of any of the obligations or acts of the other Party hereunder;
(b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or
(c) waive compliance with any of the agreements or conditions of the other Party contained herein.
Notwithstanding the foregoing, no failure or delay by the Seller or the Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party and, if required by the first sentence of this Section 8.4, the Company. The Company shall be a third-party beneficiary of this Section 8.4

Section 8.5 Notices. All notices, claims, demands, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that each notice Party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier (with proof of service), in each case as addressed at the following addresses (or at such other addresses for a Party as shall be specified by like notice); provided, however that any notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.
(i)	if to the Seller, to:

Furniture Investments Acquisitions S.C.S.
23, avenue Monterey, L - 2163 Luxembourg,
R.C.S. Luxembourg: B227103
Represented by its general partner:
Furniture Investments Management S.à r.l.,
23, avenue Monterey, L-2163 Luxembourg,
R.C.S. number B227072

	Attention:	Board of Directors Anne-Catherine Devaux
	E-mail :	ADevaux@investindustrial.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
	Attn:	Eric L. Schiele, P.C.; Joshua Ayal
	E-mail:	eric.schiele@kirkland.com; joshua.ayal@kirkland.com

(ii)	if to the Purchaser, to:

Herman Miller, Inc. 855 East Main Avenue Zeeland, Michigan 49464
	Attention:	Jacqueline H. Rice
	Email:	jackie_rice@hermanmiller.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
	Attention:	Adam O. Emmerich Jenna E. Levine
	Email:	AOEmmerich@wlrk.com JELevine@wlrk.com
Section 8.6 Interpretation; Rules of Construction. All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived. In this Agreement, except as the context may otherwise require, references to: (a) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (b) any Governmental Entity includes any successor to that Governmental Entity; (c) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other Law include any successor to such section; and (d) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
Section 8.7 Entire Agreement. This Agreement (together with the confidentiality agreement between the parties, dated as of March 29, 2021 and the Voting and Support Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.
Section 8.8 No Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
Section 8.9 Governing Law; Venue; Waiver of Jury Trial.
(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.5 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. NOTWITHSTANDING THE FOREGOING, THE CONSENTS TO JURISDICTION SET FORTH IN THIS SECTION 8.9 WILL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF DELAWARE AND SHALL HAVE NO EFFECT FOR ANY PURPOSE EXCEPT AS PROVIDED IN THIS SECTION 8.9 AND WILL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.9.
Section 8.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 8.10 shall be void.
Section 8.11 Enforcement. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 8.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement, all in accordance with the terms of this Section 8.11. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 8.12 Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.
Section 8.13 Counterparts. This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format (or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers or other authorized representatives thereunto duly authorized.
HERMAN MILLER, INC.

By:	/s/ Andi Owen
	Name:	Andi Owen
	Title:	President & CEO
FURNITURE INVESTMENTS ACQUISITIONS S.C.S.

By:	Furniture Investments Management S.à r.1

/s/ Abdelkader Derrouiche
Title: General Partner
Itself represented by: Abdelkader Derrouiche
Title: Manager
[Signature Page to Stock Purchase Agreement]

Annex F
Section 262 of the General Corporation Law of the State of Delaware
SECTION 262 APPRAISAL RIGHTS.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [REPEALED]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Special Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A Proposals — The Board of Directors recommend a vote FOR Proposals 1, 2 and 3.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 5 0 5 3 8 0

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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03GU8B